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INDEX TO FINANCIAL STATEMENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STANDARD PARKING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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August 3, 2012

Dear Stockholder:

        On behalf of the board of directors of Standard Parking Corporation ("Standard Parking", "we", "us" and "our"), we cordially invite you to attend a special meeting of our stockholders, which will be held on September 11, 2012, at 8:30 a.m. local time, at The Talbott Hotel located at 20 East Delaware Place, Chicago, Illinois 60611. At the special meeting, you will be asked to consider and vote upon: (1) a proposal to authorize the issuance of shares of our common stock in connection with our proposed acquisition of KCPC Holdings, Inc. ("KCPC"), the ultimate parent of Central Parking Corporation, by means of a merger of a new wholly-owned subsidiary of our company with and into KCPC and (2) a proposal to adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the issuance of shares of common stock. KCPC and its subsidiaries, including Central Parking Corporation, will hereafter be collectively referred to as "Central Parking." This information is solicited on behalf of our board of directors.

        We are seeking stockholder approval of the issuance of shares of our common stock in connection with the proposed merger to satisfy NASDAQ Listing Rule 5635(a), which requires stockholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of common stock outstanding before the issuance. If the merger is completed, we will issue up to 6,161,334 shares of our common stock to the stockholders of KCPC, which represents approximately 39% of the total number of shares of our common stock issued and outstanding immediately prior to the signing of the merger agreement and approximately 28% of the total number of shares of our common stock issued and outstanding immediately following the consummation of the merger and the issuance of the stock. In addition, the merger may be considered a change of control due to, among other things, the addition of three new directors to our board of directors who are designated for appointment by a representative of KCPC's stockholders and the issuance of over 20% of our common stock in connection with the merger to parties that could be considered an affiliated group (namely, the stockholders of KCPC). Accordingly, we are also seeking stockholder approval to satisfy NASDAQ Listing Rule 5635(b), which requires stockholder approval prior to the issuance of securities in connection with a change of control.

        The issuance of our common stock must be approved by the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter (provided that a quorum is present in person or by proxy at the special meeting). The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter is required for the approval of the adjournment of the special meeting, if necessary and appropriate, for the solicitation of additional proxies if a quorum is present at the special meeting; if less than a quorum is present in person or by proxy at the special meeting, then the affirmative vote of the holders of shares having a majority of the voting power of all shares represented at the special meeting may adjourn the special meeting.

        Stockholders of record at the close of business on July 19, 2012 are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

        AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE PROPOSED MERGER AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

        This proxy statement provides you with detailed information about us, Central Parking and the issuance of shares of our common stock in connection with the proposed merger. You may obtain additional information about us from documents that we have filed with the Securities and Exchange Commission as described under "Where You Can Find More Information" beginning on page 149 of this proxy statement. We strongly encourage you to carefully read this proxy statement and the information incorporated by reference into this proxy statement. Before deciding how to vote on the proposal to authorize the issuance of shares of our common stock in connection with the proposed merger, you should consider the information contained in the section entitled "Risk Factors" beginning on page 14 of this proxy statement.

        It is very important that your vote be represented at the special meeting regardless of the number of shares you own. Even if you plan to attend the special meeting, we urge you to submit your vote promptly. You may vote your shares via a toll-free telephone number, over the Internet, or by marking, signing and dating your proxy card and returning it in the envelope provided, as described in further detail herein. Voting by telephone, over the Internet or by proxy card will not prevent you from voting in person, but will ensure that your vote is counted if, for whatever reason, you are unable to attend the special meeting.

        Thank you for your cooperation and continued support.

On behalf of the Board of Directors,
Robert Roath Chairman of the Board
James Wilhelm Chief Executive Officer

        These proxy materials are being mailed to stockholders of record on or about August 6, 2012.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 11, 2012

Dear Stockholders:

        You are cordially invited to attend a special meeting of the stockholders of Standard Parking Corporation, a Delaware corporation ("Standard Parking"), to be held on September 11, 2012, at 8:30 a.m. local time, at The Talbott Hotel located at 20 East Delaware Place, Chicago, Illinois 60611.

        At the special meeting, you will be asked to consider and vote upon proposals to:

          1.     Approve the issuance of up to 6,161,334 shares of our common stock in connection with our proposed acquisition of KCPC Holdings, Inc. ("KCPC"), the ultimate parent of Central Parking Corporation, by means of a merger of a new wholly-owned subsidiary of our company with and into KCPC, pursuant to an Agreement and Plan of Merger, dated as of February 28, 2012, by and among KCPC, Standard Parking, Hermitage Merger Sub, Inc., and Kohlberg CPC Rep, L.L.C., in its capacity as Stockholders' Representative, attached as Annex A to this proxy statement.

          2.     Adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the issuance of shares of our common stock.

        This proxy statement provides you detailed information about these items of business.

        Stockholders will also transact such other business as may properly come before the special meeting or any adjournment thereof. At this time, our board of directors knows of no other proposals or matters to be presented.

        Only stockholders of record as of the close of business on July 19, 2012 will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection at our headquarters for at least ten days prior to the special meeting and will also be available for inspection at the special meeting.

        AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE PROPOSED MERGER AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

 YOUR VOTE IS IMPORTANT!

        Your vote is important. We cannot issue shares of our common stock in connection with the proposed merger unless such issuance is approved by the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter (provided that a quorum is present in person or by proxy at the special meeting). Additionally, the approval of the adjournment of the special meeting, if necessary and appropriate, for the solicitation of additional proxies requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter if a quorum is present; if less than a quorum is present in person or by proxy at the special meeting, then the affirmative vote of the holders of shares having a majority of the voting power of all shares represented at the special meeting may adjourn the special meeting. Accordingly, we urge you to read this proxy statement and the information incorporated by reference herein carefully and request that you vote your shares promptly either by telephone, by Internet or by mail as described in further detail in this proxy statement. You may revoke your proxy at any time before it is exercised at the special meeting by giving written notice to our corporate Secretary, by attending the meeting and voting in person or by submitting a telephone vote, an Internet vote or a properly executed proxy card bearing a later date.

        This proxy statement is being mailed to stockholders of record on or about August 6, 2012. Thank you very much for your continued support.

On behalf of the Board of Directors,
Robert N. Sacks Executive Vice President, General Counsel and Secretary

Chicago, Illinois
August 3, 2012

ADDITIONAL INFORMATION

        Additional business and financial information about Standard Parking can be found in documents previously filed by us with the Securities and Exchange Commission (the "SEC"). This information is available to you without charge at the SEC's website at http://www.sec.gov. You can also obtain additional copies of this proxy statement, as well as other relevant materials, by visiting our transaction specific website at www.standardparkingevolution.com or by requesting them in writing or by e-mail using the following contact information:

Standard Parking Corporation
Investor Relations
900 North Michigan Avenue
Chicago, IL 60611-1542
investor_relations@standardparking.com

        You may also request additional copies from our proxy solicitor, Morrow & Co, LLC, using the following contact information:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
(800) 662-5200 (toll-free)
stan.info@morrowco.com

        If you would like to request any documents, please do so by September 6, 2012 in order to receive them before the special meeting.

        See "Where You Can Find More Information" beginning on page 149 for more information about the documents previously filed by us with the SEC and incorporated herein by reference.

        In addition, if you have questions about the merger, you may contact our proxy solicitor, Morrow & Co., LLC, by telephone at (800) 662-5200 (toll-free) or via email at stan.info@morrowco.com.

        All information contained in this proxy statement regarding Central Parking was provided by Central Parking.

SUMMARY

        This summary highlights some of the information in this proxy statement, the annexes attached to, and the documents incorporated by reference in, this proxy statement. It does not contain all of the information that is important to you. We urge you to read this proxy statement carefully and in its entirety, as well as the annexes to, and the documents incorporated by reference in, this proxy statement, to understand fully the merger agreement, the merger and the issuance of our common stock in connection with the proposed merger. The parenthetical page references included below direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement by following the instructions set forth in the section entitled "Where You Can Find More Information."

Standard Parking Special Meeting (page 28)

        The special meeting of the stockholders of Standard Parking Corporation ("Standard Parking", "we", "us" and "our") will be held at The Talbott Hotel, located at 20 East Delaware Place, Chicago, Illinois 60611 on September 11, 2012 at 8:30 a.m. local time. The special meeting of our stockholders is being held to consider and vote on:

  •
  a proposal to approve the issuance of up to 6,161,334 shares of our common stock in connection with the merger of our wholly-owned subsidiary, Hermitage Merger Sub, Inc. ("Merger Sub"), and KCPC Holdings, Inc. ("KCPC"), referred to in this proxy statement as the "Stock Issuance"; and

  •
  a proposal to adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the issuance of shares of our common stock.

Completion of the merger is conditioned on the approval of the Stock Issuance by our stockholders.

        Only stockholders of record of our common stock at the close of business on July 19, 2012, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. You are entitled to one vote on each matter submitted to stockholders at the special meeting for each share of our common stock held as of the record date. At the close of business on the record date, 15,668,128 shares of our common stock were issued and outstanding.

        The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter will be required for the approval of the issuance of up to 6,161,334 shares of our common stock in connection with the proposed merger (provided that a quorum is present in person or by proxy at the special meeting). A properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the issuance of our common stock in connection with the proposed merger.

        The approval of the adjournment of the special meeting, if necessary and appropriate, for the solicitation of additional proxies also requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter if a quorum exists; if less than a quorum is present in person or by proxy at the special meeting, then the affirmative vote of the holders of shares having a majority of the voting power of all shares represented at the special meeting may adjourn the special meeting. In both instances, a properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the adjournment of the special meeting.

        If you do not provide voting instructions to your broker with respect to the proposal to approve the Stock Issuance or the proposal to adjourn the special meeting, the broker may not exercise discretion and would be prohibited from voting your shares with respect to those proposals. In such case, if your broker signs and returns a proxy with respect to your shares, but does not vote on such

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proposals, your shares will be reflected as "broker non-votes." Such "broker non-votes" will be included for purposes of determining whether a quorum is present at the special meeting, but would have no effect on the proposal to approve the Stock Issuance. Similarly, if a quorum is present at the special meeting, any such shares reflected as "broker non-votes" would have no effect on the approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. However, if a quorum is not present at the special meeting, any such shares reflected as "broker non-vote" would have the effect of a vote AGAINST the proposal to adjourn the special meeting.

        We will bear the costs of soliciting proxies from the holders of our common stock. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and will pay Morrow & Co., LLC a fee of approximately $11,000, plus reimbursement of out-of-pocket expenses.

The Merger (page 32)

        On February 28, 2012, Standard Parking and Merger Sub entered into an Agreement and Plan of Merger with KCPC, a Delaware corporation and the ultimate parent of Central Parking Corporation, and Kohlberg CPC Rep, L.L.C., in its capacity as the Stockholders' Representative, pursuant to which Merger Sub will merge with and into KCPC, with KCPC surviving as a wholly-owned subsidiary of Standard Parking. KCPC and its subsidiaries, including Central Parking Corporation, are collectively referred to in this proxy statement as "Central Parking." The merger agreement provides for merger consideration consisting of the issuance of an aggregate of 6,161,334 shares (subject to reduction under specified circumstances as provided in the merger agreement) of our common stock to holders of KCPC's common stock and preferred stock to be issued at the closing of the merger and the payment of an aggregate of $27 million (subject to adjustment as provided in the merger agreement) to KCPC's common stockholders on the third anniversary of the closing of the merger, to the extent not used to satisfy indemnification obligations of KCPC's stockholders under the merger agreement.

        The exchange ratio will not be adjusted for changes in the market price of our common stock between the date of signing the merger agreement and completion of the merger, unless the arithmetic average of the volume-weighted average per share price of our common stock of each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing date exceeds $24.27. Therefore, changes in the price of our common stock prior to the closing date of the merger will affect the value of the consideration we pay to KCPC's stockholders on the closing date of the merger. For example, based on the range of closing prices of our common stock during the period from February 28, 2012, the last trading day before public announcement of the merger, through August 2, 2012, the latest practicable trading date before the date of this proxy statement, the exchange ratio represented a value ranging from a high of $22.49 to a low of $17.54 for each share of KCPC common stock.

        The total value of the stock consideration is effectively capped at $149,535,576, however, because the number of shares of our common stock to be issued as consideration in the merger would be reduced in proportion to the amount that the arithmetic average of the volume-weighted average per share price of our common stock on each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing of the merger exceeded $24.27. Additionally, both Standard Parking and KCPC may terminate the merger agreement, in the event the volume-weighted average per share price of our common stock is below $11.69 for a period of ten consecutive trading days, on at least five business days' notice sent no later than ten business days prior to our special meeting.

        The merger may be completed a considerable period of time after the date of the special meeting of the stockholders. Therefore, at the time of the special meeting, our stockholders will not know with certainty the value of the consideration being paid to KCPC's stockholders.

        We anticipate total merger and integration costs of approximately $39 million. Approximately $8 million is expected for transaction costs, $22 million for synergy planning and integration costs and $9 million for financing costs. Approximately $9 million of the total anticipated costs had been incurred as of May 31, 2012.

The Companies (page 35)

Standard Parking Corporation

        We are a leading national provider of parking facility management, ground transportation and other ancillary services. With approximately 12,000 employees, we manage approximately 2,200 facilities, containing over 1.2 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports. We maintain our principal executive offices at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611-1542. Our telephone number is (888) 700-7275.

Hermitage Merger Sub, Inc.

        Merger Sub is a Delaware corporation and our wholly-owned subsidiary. Merger Sub was incorporated on February 23, 2012, solely for the purpose of effecting the proposed merger with Central Parking. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

KCPC Holdings, Inc.

        KCPC is a holding company and the ultimate parent of Central Parking Corporation. Central Parking is a national leader in parking management serving large and small property owners, infrastructure funds and governmental clients to maximize service, revenue and value creation. With operations in 38 states, the District of Columbia and Puerto Rico, Central Parking's locations include: mixed-use developments, office buildings, hotels, stadiums and arenas, airports, hospitals, universities, municipalities and toll roads. In addition, through its USA Parking subsidiary, Central Parking provides valet services throughout the nation. Central Parking operates approximately 2,250 locations and over one million parking spaces under many brands, including Central Parking System, CPS Parking, New South Parking and USA Parking. KCPC is primarily owned by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Versa Capital Management, LLC. The principal executive offices of Central Parking are located at 2401 21st Avenue South, Nashville, Tennessee 37212. Central Parking's telephone number is (615) 297-4255.

Board Recommendation (page 39)

        After discussion and deliberation based on the information considered during its evaluation of the proposed merger, our Board, by unanimous vote, determined that the merger agreement and related transaction documents and the transactions contemplated thereby are advisable, in our best interests and in the best interest of our stockholders. For more information regarding the factors considered by our Board in reaching its decision, see the section entitled "The Merger—Reasons for the Merger" beginning on page 40. Our Board recommends that you vote FOR the proposal to authorize the issuance of shares of our common stock in connection with the proposed merger and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

 Reasons for the Merger (page 40)

        In developing its recommendation to the stockholders to vote in favor of the Stock Issuance, our board of directors ("Board") considered many factors, including the benefits described in this proxy statement and the positive and negative factors described in the section of this proxy statement entitled "The Merger—Reasons for the Merger" beginning on page 40, and concluded that the Stock Issuance is advisable, is in our best interest and is in the best interests of our stockholders. Our Board believes that the merger will be beneficial because it will expand our location footprint, increase our opportunities to sell to clients and customers of each company those services that are currently only offered by the other company and provide significant cost synergies. Moreover, our Board believes that the free cash flow that the combined company is expected to generate will enable us to achieve within two years a funded debt to adjusted EBITDA (determined in accordance with our proposed new credit facility) ratio of approximately 2.5x, despite the fact that we will assume approximately $210 million of Central Parking's debt, net of cash acquired, in connection with the merger.

Opinion of Standard Parking's Financial Advisor (page 47)

        In connection with the merger, Standard Parking's financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to in this proxy statement as "BofA Merrill Lynch", delivered a written opinion, dated February 28, 2012, to Standard Parking's Board as to the fairness, from a financial point of view and as of the date of the opinion, to Standard Parking of the consideration to be paid by Standard Parking in the merger. The full text of BofA Merrill Lynch's written opinion, dated February 28, 2012, is attached as Annex D to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. BofA Merrill Lynch delivered its opinion to Standard Parking's Board for the benefit and use of Standard Parking's Board (in its capacity as such) in connection with and for purposes of its evaluation of the consideration from a financial point of view to Standard Parking. BofA Merrill Lynch's opinion did not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Standard Parking or in which Standard Parking might engage or as to Standard Parking's underlying business decision to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

 Material Agreements and Relationships between Standard Parking and Central Parking (page 59)

        Standard Parking and Central Parking are founding members of Parking Data Ventures, LLC, a limited liability company formed on November 4, 2008 to sell licenses to use a database, compiled from more than 20 of the largest parking companies operating more than 10,000 parking facilities in North America, that provides parking information to consumers via the Internet and mobile data devices. The company is currently inactive.

Interests of Directors and Executive Officers in the Merger (page 59)

Standard Parking

        As of the date of this proxy statement, none of our directors or executive officers have any interests in the merger that are different from, or in addition to, the interests of Standard Parking's stockholders generally. However, prior to the consummation of the merger, a bonus program may be approved granting certain of our directors, executive officers or members of our management team bonuses upon the successful completion of the merger. As of the date of this proxy statement, no determination has been made as to whether such bonus program will be established, and we have not identified any potential bonus recipients or developed any criteria to determine the amount of any potential bonuses.

Central Parking

        Certain directors and executive officers of Central Parking have the following interests that are different from, or in addition to, the interests of Central Parking's stockholders generally:

  •
  James Bond, an executive vice president of Central Parking, holds approximately 602,224 options each entitling him to purchase one share of Central Parking's common stock (the "Rollover Options"). The options are fully vested and have an exercise price of $0.25. Pursuant to the merger agreement, Mr. Bond may, at his election, exercise some or all of his Rollover Options prior to the closing of the merger. If Mr. Bond elects to exercise any of his Rollover Options prior to the closing of the merger, he will receive one share of Central Parking's common stock for each Rollover Option exercised, which, upon the closing of the merger, would entitle Mr. Bond to a portion of the consideration payable to all Central Parking stockholders in connection with the merger. Any Rollover Options not exercised prior to the merger will be cancelled and of no further force or effect.

  •
  Central Parking's executive officers have employment agreements with Central Parking that provide for certain severance payments and benefits, including, among other things, payment of salary and bonus multiples, continuation of welfare or medical benefits and outplacement assistance payments, in the event of termination of the executive officers' employment following a change in control under specific circumstances. Based on the executive officers' compensation levels as of March 31, 2012, and assuming the merger is completed on September 30, 2012 and the termination of employment occurs immediately thereafter, Central Parking estimates that the aggregate maximum amount of the obligation for such severance payments and benefits will be approximately $7.2 million. In addition, William Bodenhamer, will be entitled to receive annual consulting fees equal to 5% of Central Parking's valet vertical business unit profits in excess of $2.4 million for the three-year period following a termination of his employment agreement.

  •
  James Marcum, KCPC's current Chief Executive Officer, is expected to become Chief Operating Officer of Standard Parking following the merger. No determination has yet been as to which, if any, of the other executive officers of Central Parking will become officers of Standard Parking or the surviving corporation following the closing of the merger. Mr. Marcum and some of the other executive officers of Central Parking may enter into new employment agreements with Standard Parking or the surviving corporation following the closing of the merger. However, Standard Parking has not yet engaged in any discussion with any such person regarding the terms of any such employment agreement.

  •
  Central Parking has adopted a cash bonus retention program for members of management in an aggregate amount of approximately $5 million.

  •
  The merger agreement provides for insurance coverage for each of Central Parking's current and former directors and officers and provides that the organizational documents of the surviving corporation will include indemnification provisions for such directors and officers no less advantageous to those directors and officers than the corresponding provisions in Central Parking's current organizational documents.

Impact of the Stock Issuance on our Existing Stockholders (page 66)

        The Stock Issuance will dilute the ownership and voting interests of our existing stockholders. Based on 15,668,128 shares of our common stock issued and outstanding as of August 2, 2012 and assuming the issuance of 6,161,334 shares of common stock in connection with the merger and no other issuances of shares of our common stock after August 2, 2012, the stockholders of Central Parking would own 28.2% of the outstanding shares of our common stock and would own 27.9% of our common stock on a diluted basis (in other words, giving effect not only to the number of outstanding shares of common stock, but also the value, in terms of a number of shares of common stock, of the outstanding "in-the-money" options and restricted stock awards), in each case, immediately after the

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consummation of the merger and the related issuance of shares of our common stock. Therefore, the ownership and voting interests of our existing stockholders will be proportionately reduced.

Material United States Federal Income Tax Consequences of the Merger to Standard Parking and its Stockholders (page 67)

        The United States federal income tax treatment of the merger is unclear at this stage, as the merger may or may not qualify as a tax-free reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), dependent on, among other things, the value of the shares of our common stock issued in connection with the merger and the amount of the cash consideration payable pursuant to the merger. In any event, because our stockholders do not participate in the merger, our stockholders will not recognize gain or loss in connection with the merger with respect to their stock in Standard Parking. In the case of Standard Parking, if the merger does not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, the merger may be considered a taxable acquisition of the stock of Central Parking. The parties agreed that for U.S. federal income tax purposes, the merger shall be treated and reported as may be reasonably determined by Standard Parking. Standard Parking expects to make a determination regarding the U.S. federal income tax treatment of the merger for its U.S. federal income tax reporting purposes as soon as practicable following the consummation of the merger.

Accounting Treatment of the Merger (page 68)

        We prepare our financial statements in accordance with U.S. generally accepted accounting principals ("GAAP"). Under GAAP, the merger will be accounted for by applying the acquisition method with Standard Parking treated as the accounting acquirer.

Appraisal Rights (page 68)

        None of our stockholders will be entitled to exercise appraisal rights or to demand payment for his, her or its shares of our common stock in connection with the proposed merger.

Regulatory Approvals and Clearances (page 68)

        The parties cannot close the merger until each party files a pre-merger notification form with the U.S. Federal Trade Commission and the U.S. Department of Justice and the statutory 30-calendar day waiting period following the parties' filing of their respective notification forms has expired or been terminated. The merger is currently anticipated to close prior to September 30, 2012.

Financing of the Merger (page 69)

        Bank of America, N.A., Wells Fargo Bank, N.A., and JPMorgan Chase Bank, N.A., together with other financial institutions, have provided a senior debt commitment letter dated February 28, 2012 and related joinders to provide us with $450 million in senior secured credit facilities consisting of (1) a $200 million five year revolving credit facility and (2) a $250 million term loan facility. In conjunction with the merger, we will assume approximately $210 million of Central Parking's debt, net of cash acquired, which will be repaid at closing using proceeds of the $450 million senior credit facilities. In addition, the proceeds from these borrowings will be used by us to finance in part the merger, the costs and expenses related to the merger and our ongoing working capital and other general corporate purposes. The obligations of the lenders to provide the debt financing under the senior debt commitment letter is subject to a number of conditions which we believe are customary for financings of this type.

 The Merger Agreement (page 72)

        On February 28, 2012, Standard Parking, KCPC, Merger Sub and Kohlberg CPC Rep, L.L.C., in its capacity as the Stockholders' Representative, entered into an Agreement and Plan of Merger, providing for the merger of Merger Sub with and into KCPC, with KCPC surviving as a wholly-owned subsidiary of Standard Parking.

        Pursuant to the merger agreement, and subject to the terms and conditions thereof, at the effective time of the merger, the stockholders of KCPC will be entitled to receive 6,161,334 shares in the aggregate of our common stock, subject to reduction under specified circumstances as provided in the merger agreement. In addition, each holder of KCPC common stock will be entitled to receive a pro rata portion of $27 million of total cash consideration (subject to adjustment as provided in the merger agreement) to be paid on the third anniversary of the closing of the merger, to the extent not used to satisfy the indemnification obligations of KCPC's stockholders that may arise under the merger agreement.

        The merger agreement contains customary representations, warranties and covenants of Standard Parking and KCPC, including, among others, covenants of each of Standard Parking and KCPC not to engage in certain significant actions without the prior written consent of the other party (e.g., declaring dividends and incurring additional indebtedness).

        Pursuant to the merger agreement, KCPC's stockholders have agreed to indemnify us for a number of items, including, among others, adverse consequences resulting from breaches of representations, warranties and covenants and various identified liabilities. These indemnification obligations are in certain cases limited to claims that, in the aggregate, exceed a deductible amount of $1.5 million and, in the aggregate, do not exceed a cap amount of $27 million. Similarly, we have agreed to indemnify KCPC's stockholders for certain adverse consequences resulting from breaches of representations, warranties and covenants by us. These indemnification obligations are in certain cases limited to claims that, in the aggregate, exceed a deductible amount of $1.5 million and, in the aggregate, do not exceed a cap amount of $15 million.

        Additionally, the merger agreement provides that, immediately after the closing of the merger, we will increase the size of our Board from five to eight members and will appoint individuals designated by the representative of KCPC's stockholders to fill those vacancies. Following the merger, the representative of KCPC's stockholders will continue to have the right to designate the following number of members to our Board, subject to limitations imposed by the NASDAQ Marketplace Rules:

  •
  three, so long as the former stockholders of KCPC collectively own greater than or equal to 5,444,678 shares of our common stock;

  •
  two, so long as the former stockholders of KCPC collectively own greater than or equal to 4,355,742 shares of our common stock and less than 5,444,678 shares of our common stock;

  •
  one, so long as the former stockholders of KCPC collectively own greater than or equal to 2,177,871 shares of our common stock and less than 4,355,742 shares of our common stock; and

  •
  none if the former stockholders of KCPC collectively own less than 2,177,871 shares of our common stock.

        Each such designee (1) is required to furnish a completed director and officer questionnaire with respect to the background and qualifications of such designee, (2) is subject to a background check in a manner consistent with background checks customarily engaged in by us for prospective new members of our Board, (3) must make himself or herself available for interviews by our Board, (4) must qualify as an independent director under our corporate governance policies and the NASDAQ Marketplace Rules and (5) may be denied appointment if our Board determines in good faith, after consideration by the Nominating and Governance Committee of our Board and consultation with outside legal counsel, that such individuals' appointment would constitute a breach of its fiduciary duties.

        The representative of KCPC's stockholders has designated Gordon Woodward, a current member of the boards of directors of KCPC and Central Parking Corporation and the current Chief Investment Officer of Kohlberg & Co., L.L.C., an affiliate of certain of KCPC's stockholders; Jonathan Ward, the current chairman of the boards of directors of KCPC and Central Parking Corporation and Operating Partner of Kohlberg & Co., L.L.C.; and Paul Halpern, a current member of the boards of directors of KCPC and Central Parking Corporation and the current Chief Investment Officer of Versa Capital Management, LLC, an affiliate of certain of KCPC's stockholders, for appointment to our Board, and our Board, upon the recommendation of its Nominating and Governance Committee, has appointed Messrs. Woodward, Ward and Halpern to our Board subject to, and effective immediately following, the consummation of the merger.

        The merger agreement and the other transactions contemplated by the merger agreement have been approved by each of our Board, the board of directors of KCPC and the stockholders of KCPC. Our stockholders must approve the Stock Issuance pursuant to NASDAQ listing standards, as discussed in this proxy statement. If our stockholders do not approve the Stock Issuance, the merger will not be completed.

        In addition to obtaining the approval of our stockholders as described above, the consummation of the merger is subject to various closing conditions, including, among others, antitrust clearance and the consummation of the financing contemplated by the commitment letter discussed in this proxy statement.

        The merger agreement also contains certain termination rights for both Standard Parking and KCPC. If either party terminates the merger agreement on at least five business days' notice sent no later than ten business days prior to our special meeting because the arithmetic average of the volume average weighted price of shares of our common stock for a period of ten consecutive trading days falls below $11.69, the terminating party will be required to reimburse the other party for its fees and expenses in an amount not to exceed $6 million. Furthermore, we will be required to reimburse KCPC for its fees and expenses in an amount not to exceed $6 million if either party terminates the merger agreement because our stockholders do not approve the Stock Issuance. Additionally, we will be required to pay KCPC $7.5 million if KCPC terminates the merger agreement as a result of our Board changing its recommendation that our stockholders vote to approve the Stock Issuance.

The Closing Agreements (page 90)

        On February 28, 2012, we entered into closing agreements with certain stockholders of KCPC representing over 90% of the outstanding shares of voting stock of KCPC. Under the closing agreements, the applicable stockholders of KCPC have agreed, among other things, for a three year period following the closing of the merger, to vote their shares of our common stock in accordance with the recommendation of our Board or, in specified cases, in proportion to the votes made by all of our stockholders.

        Additionally, the closing agreements provide that the applicable stockholders of KCPC will be subject to a four-year "standstill period" following the closing of the merger, during which each such stockholder of KCPC will not, among other things, (1) acquire any additional voting securities of Standard Parking, (2) seek or propose a merger, acquisition, tender offer or other extraordinary transaction with respect to Standard Parking, (3) call a meeting of our stockholders or initiate a stockholder proposal, or (4) form a "group" with any person with respect to the acquisition or voting of our voting securities.

        The closing agreements also impose certain restrictive covenants on certain stockholders of KCPC following the closing of the merger, including, among others, (1) non-compete covenants, (2) non-solicitation covenants, (3) confidentiality obligations and (4) non-disparagement requirements.

        The other stockholders of KCPC will also be required to execute closing agreements in connection with the closing of the merger; however, such agreements will not contain some of the covenants discussed above.

Registration Rights Agreement (page 94)

        The merger agreement provides that, on the closing date of the merger, we will enter into a registration rights agreement with the stockholders of KCPC which will require us to file a shelf registration statement, registering for public sale by the former stockholders of KCPC the shares of our common stock acquired by them in the merger. The registration rights agreement will also provide the former stockholders of KCPC with piggyback registration rights with respect to underwritten public offerings that we may effect for our own account or for the benefit of other selling stockholders. Former stockholders of KCPC will also have the right to demand up to four underwritten public offerings of the shares of our common stock acquired by such stockholders in the merger. Such demand registrations may not be requested prior to the first anniversary of the closing of the merger and no more than one demand may be made during any six month period.

Summary Historical Consolidated Financial Data

Selected Historical Consolidated Financial Data of Standard Parking

        The following table presents selected historical consolidated financial data for the years ended December 31, 2011, 2010 and 2009 and as of December 31, 2011 and 2010, derived from our audited consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2011 and incorporated by reference in this proxy statement. The table also presents selected historical consolidated financial data for the years ended, and as of, December 31, 2008 and 2007 derived from audited consolidated financial statements that are not included or incorporated by reference in this proxy statement. Additionally, the table presents selected historical consolidated financial data for the three months ended March 31, 2012 and 2011 and as of March 31, 2012, derived from our unaudited consolidated financial statements, which are included in our quarterly report on Form 10-Q for the three months ended March 31, 2012 and incorporated by reference in this proxy statement. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes thereto for 2011, 2010 and 2009, which are included in our annual report on Form 10-K for the year ended December 31, 2011, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes thereto for the three months ended March 31, 2012 and March 31, 2011 which are included in our quarterly report on Form 10-Q for the three months ended March 31, 2012, and, in each case, are incorporated by reference in this proxy statement. The historical results do not necessarily indicate results expected for any future period.

  (Amounts in thousands except for per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Statement of Operations Data:
Parking services revenue:
Lease contracts	$37,544	$35,205	$147,510	$138,664	$140,441	$154,311	$145,327
Management contracts	47,964	45,954	173,725	171,331	153,382	145,828	119,612
Reimbursed management contract revenue	103,937	101,124	408,427	411,148	401,671	400,621	356,782

Total revenue	189,445	182,283	729,662	721,143	695,494	700,760	621,721
Cost of parking services:
Lease contracts	35,387	33,499	136,494	128,613	130,897	140,058	129,550
Management contracts	28,492	27,492	96,159	94,481	84,167	69,285	49,726
Reimbursed management contract expense	103,937	101,124	408,427	411,148	401,671	400,621	356,782

Total cost of parking services	167,816	162,115	641,080	634,242	616,735	609,964	536,058
Gross profit:
Lease contracts	2,157	1,706	11,016	10,051	9,544	14,253	15,777
Management contracts	19,472	18,462	77,566	76,850	69,215	76,543	69,886

Total gross profit	21,629	20,168	88,582	86,901	78,759	90,796	85,663
General and administrative expenses	15,045	11,182	48,297	47,878	44,707	47,619	44,796
Depreciation and amortization	1,728	1,533	6,618	6,074	5,828	6,059	5,335

Operating income	4,856	7,453	33,667	32,949	28,224	37,118	35,532
Interest expense	1,130	1,169	4,691	5,335	6,012	6,476	7,056
Interest income	(70)	(60)	(537)	(249)	(268)	(173)	(610)

	1,060	1,109	4,154	5,086	5,744	6,303	6,446

Income before income taxes	3,796	6,344	29,513	27,863	22,480	30,815	29,086
Income tax expense	1,528	2,479	11,235	10,755	8,265	11,622	11,267

Net income	2,268	3,865	18,278	17,108	14,215	19,193	17,819
Less: Net income attributable to noncontrolling interest(1)	72	86	378	268	123	148	446

Net income attributable to Standard Parking Corporation	$2,196	$3,779	$17,900	$16,840	$14,092	$19,045	$17,373

Net income per share:
Basic	0.14	0.24	1.14	1.08	0.92	1.10	0.92
Diluted	0.14	0.23	1.12	1.06	0.90	1.07	0.90
Common stock dividends declared	—	—	—	—	—	—	—

		December 31,
	March 31, 2012
		2011	2010	2009	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$9,047	$13,220	$7,305	$8,256	$8,301	$8,466
Total assets	262,562	257,073	255,632	242,754	229,241	215,388
Total debt	88,542	82,013	97,902	113,211	125,064	80,363
Total Standard Parking Corporation stockholders' equity	52,705	49,727	36,878	14,749	1,017	39,339

(1)
Reflects the retrospective adoption, effective January 1, 2009, of Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160) ("ASC 810"). Upon adoption of ASC 810, we reclassified minority interests in our consolidated balance sheet from accrued expenses to noncontrolling interests in the equity section. Additionally, we changed the way noncontrolling interests are presented within the consolidated statement of income such that the statement of income reflects results attributable to both our interests and noncontrolling interests. While the accounting provisions of ASC 810 are being applied prospectively beginning January 1, 2009, the presentation and disclosure requirements have been applied retrospectively. The results attributable to our interests did not change upon the adoption of ASC 810.

x

Selected Historical Consolidated Financial Data of Central Parking

        The following table sets forth selected historical consolidated statement of operations data of KCPC for the fiscal years ended September 30, 2011, 2010, 2009, 2008 and 2007 and for the six months ended March 31, 2012 and 2011, and consolidated balance sheet data of KCPC as of September 30, 2011, 2010, 2009, 2008 and 2007 and as of March 31, 2012. The selected consolidated statements of operations data of KCPC for the fiscal years ended September 30, 2011, 2010 and 2009 and consolidated balance sheet data of KCPC as of September 30, 2011 and 2010 have been derived from the audited consolidated financial statements of KCPC for such fiscal years and as of such dates included in this proxy statement beginning on page F-18 and ending on page F-48. The selected consolidated statements of operations data of KCPC for the fiscal years ended September 30, 2008 and 2007 and consolidated balance sheet data of KCPC as of September 30, 2009, 2008 and 2007 have been derived from previously audited consolidated financial statements of KCPC for such fiscal years and as of such dates that are not included in this proxy statement. The consolidated statements of operations for the fiscal years ended September 30, 2008 and 2007, and the consolidated balance sheet as of September 30, 2008 and 2007, were audited by other firms and have been adjusted by management for discontinued operations and for adjustments required for consistent presentation with the other periods presented. The selected consolidated statements of operations data of KCPC for the six months ended March 31, 2012 and 2011 and consolidated balance sheet data of KCPC as of March 31, 2012 have been derived from the unaudited consolidated financial statements of KCPC for such periods and as of such date included in this proxy statement beginning on page F-2 and ending on page F-17. The selected historical consolidated financial data of KCPC should be read in conjunction with "Central Parking Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement and the "Consolidated Financial Statements of KCPC Holdings, Inc. and Subsidiaries" and the related notes and other financial information included elsewhere in this proxy statement.

  (Amounts in thousands)

			Periods ended
	Six Months ended March 31,
			September 30,
							Successor September 30, 2007	Predecessor May 21, 2007
Statement of Operations Data	2012	2011	2011	2010	2009	2008
Revenues before reimbursements	$269,829	270,583	557,882	537,967	546,365	511,555	196,452	359,642
Total revenues including reimbursements	$393,833	401,752	824,862	799,902	845,490	874,408	331,586	564,763
Loss from continuing operations	$(16,253)	(9,641)	(63,137)	(100,014)	(5,048)	(5,418)	(14,529)	(30,454)

		September 30,
	March 31, 2012
Balance Sheet Data		2011	2010	2009	2008	2007
Total assets	$483,097	701,139	827,496	932,948	1,023,075	1,348,074
Long term obligations	$216,848	402,792	408,714	396,270	448,682	659,706

 Selected Unaudited Pro Forma Condensed Combined Financial Information

        The following selected pro forma condensed combined financial information is based on the historical financial statements of Standard Parking and Central Parking after giving effect to the proposed merger transaction described below and elsewhere in this proxy statement and the assumptions and adjustments described in the section entitled "Unaudited Pro Forma Combined Financial Information" beginning on page 130. Standard Parking's fiscal year ends on December 31 while Central Parking's fiscal year ends on September 30. The selected pro forma combined balance sheet dated as of March 31, 2012 is based on the historical balance sheet of Standard Parking as of March 31, 2012 and of Central Parking as of March 31, 2012 and has been prepared to reflect the merger as if it occurred March 31, 2012. The selected pro forma combined statement of operations data for the year ended December 31, 2011 combines the results of operations of Standard Parking for the year ended December 31, 2011 and of Central Parking for the year ended September 30, 2011 (in each case, the most recently completed fiscal year), as though the merger had occurred on January 1, 2011 and October 1, 2010, the first days of Standard Parking's and Central Parking's 2011 fiscal year, respectively. The selected pro forma combined statement of operations data for the three months ended March 31, 2012 combines the results of operations of Standard Parking for the three months ended March 31, 2012 and of Central Parking for the three months ended March 31, 2012, as though the merger had occurred on January 1, 2011. Certain reclassification adjustments to the pro forma financial information were made to the Central Parking pro forma financial information to conform to Standard Parking's financial statement presentation.

        The following should be read in connection with the section of this proxy statement entitled "Unaudited Pro Forma Combined Financial Information" beginning on page 130, and the other information included or incorporated by reference into this proxy statement.

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
Selected unaudited pro forma condensed combined statement of operations data (in thousands except share and per share data):
Net Revenue	$382,309	$1,540,901
Cost of parking services	341,460	1,370,388
Gross profit	40,849	170,513
Other operating expense	38,727	157,745
Total operating expenses	380,187	1,528,133
Operating income (loss)	2,122	12,768
Interest expense, net	4,424	19,510
Other expense (income)	1,513	(2,811)
Income (loss) before income from continuing operations	(3,815)	(3,931)
Provision (benefit) from income taxes	674	1,946
Net income (loss) from continuing operations attributable to controlling interest	(5,179)	(8,621)
Net income (loss) from continuing operations per common share:
Basic	(0.24)	(0.39)
Diluted	$(0.24)	$(0.39)

March 31, 2012
Selected unaudited pro forma combined balance sheet data:
Cash and cash equivalents	$22,422
Total assets	936,872
Long-term debt and capital leases, including current portion	325,447
Total stockholders' equity	$159,163

QUESTIONS AND ANSWERS

        The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed merger and the proposed issuance of shares of our common stock in connection with the merger. These questions and answers, as well as the summary beginning on page i, are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. Stockholders are urged to carefully read this entire proxy statement, including the attached annexes. You should pay special attention to "Special Note Concerning Forward-Looking Statements" beginning on page 12 and "Risk Factors" beginning on page 14.

Q:
Why am I receiving this document?

A:
We are using this document to solicit proxies of our stockholders in connection with the issuance of up to 6,161,334 shares of our common stock in connection with the proposed merger of a new wholly-owned subsidiary of our company with and into KCPC, pursuant to the Agreement and Plan of Merger, dated as of February 28, 2012, by and among KCPC, Standard Parking, Merger Sub and Kohlberg CPC Rep, L.L.C., in its capacity as Stockholders' Representative. Following the completion of the merger, KCPC will be a wholly-owned subsidiary of Standard Parking.

  In order to complete the merger, our stockholders must vote to approve the issuance of the shares of our common stock to be issued in connection with the proposed merger. We are holding a special meeting of stockholders in order to obtain the necessary stockholders' approval for the issuance of such shares of our common stock. Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the issuance of shares of common stock.

  This document contains important information about the merger, the merger agreement, the other agreements entered into in connection with the merger and the special meeting of our stockholders, and you should read it, and the documents incorporated by reference into this proxy statement, carefully and in their entirety.

Q:
When is the special meeting of the stockholders and where will it be held?

A:
The special meeting will be held on September 11, 2012, at The Talbott Hotel located at 20 East Delaware Place, Chicago, Illinois 60611, at 8:30 a.m. local time.

  We provide additional information relating to the special meeting in the section below entitled "Standard Parking Special Meeting" beginning on page 28.

Q:
Who is eligible to vote at the special meeting?

A:
If you are a Standard Parking stockholder of record as of the close of business on July 19, 2012, the record date for the special meeting, you are entitled to receive notice of, and are eligible to vote at, the special meeting.

  At the close of business on the record date, we had 15,668,128 shares of common stock outstanding entitled to cast a vote on the proposals presented in this proxy statement. Each outstanding share of our common stock entitles its holder to one vote.

Q:
What matters are Standard Parking's stockholders being asked to approve at the Standard Parking special meeting?

A:
You are being asked to vote on the following matters:

1.
A proposal to approve the issuance of up to 6,161,334 shares of our common stock in connection with the proposed merger of our wholly-owned subsidiary, Merger Sub, and Central Parking, referred to in this proxy statement as the "Stock Issuance."

2.
A proposal to adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the issuance of shares of common stock.

Q:
Why is stockholder approval of the Stock Issuance required?

A:
We are seeking stockholder approval of the issuance of shares of our common stock in connection with the proposed merger to satisfy NASDAQ Listing Rule 5635(a), which requires stockholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of common stock outstanding before the issuance. If the merger is completed, we will issue up to 6,161,334 shares of our common stock to the stockholders of KCPC, which represents approximately 39% of the total number of shares of our common stock issued and outstanding immediately prior to the signing of the merger agreement and approximately 28% of the total number of shares of our common stock issued and outstanding immediately following the consummation of the merger and the related issuance of stock. In addition, the merger may be considered a change of control due to, among other things, the addition of three new directors to our Board who are designated for appointment by a representative of KCPC's stockholders and the issuance of over 20% of our common stock in connection with the merger to parties that could be considered an affiliated group (namely, the stockholders of KCPC). Accordingly, we are also seeking stockholder approval to satisfy NASDAQ Listing Rule 5635(b), which requires stockholder approval prior to the issuance of securities in connection with a change of control.

Q:
What will happen if Standard Parking's stockholders vote to approve the Stock Issuance?

A:
If the Stock Issuance is approved, all required authorizations, clearances, consents and governmental approvals are obtained and, subject to the satisfaction or waiver of the other closing conditions, we expect the merger to be completed prior to September 30, 2012.

Q:
What will happen if Standard Parking's stockholders do not vote to approve the Stock Issuance?

A:
If the Stock Issuance is not approved, we will not be able to complete the merger.

Q:
Why is Standard Parking proposing to engage in the merger and the Stock Issuance?

A:
We believe that the merger will provide substantial strategic and financial benefits to our stockholders, clients and customers. We believe the combination would, among other anticipated benefits:

•
allow the expansion of our operations to over 4,400 locations, effectively doubling our location footprint;

•
promote revenue growth by enabling us to sell our current products and services to potentially 2,200 new locations;

•
strengthen our ability to serve clients and customers by integrating Central Parking's customer-facing products and services;

  •
  allow us to take advantage of scale efficiencies by consolidating back-office processes and eliminating duplicate infrastructure (while reducing the combined headcount by less than 2%);

  •
  allow us to leverage increased purchasing volume;

  •
  create a combined company that generates free cash flows, enabling us to make additional investments in parking-related technology to accelerate development of new products and services that improve our customers' parking experience and drive client value; and

  •
  enable the sharing of complementary capabilities, particularly in the technology area.

  Given what we believe, despite the recent financial losses incurred by Central Parking, are the strong underlying businesses of both companies, the favorable strategic fit and the significant cost synergies, we expect the merger to be accretive to our earnings per share within three years of its closing.

Q:
Why does Standard Parking's Board recommend that I vote FOR the Stock Issuance?

A:
In developing its recommendation to the stockholders to vote in favor of the Stock Issuance, our Board considered many factors, including the benefits described above and the positive and negative factors described in the section of this proxy statement entitled "The Merger—Reasons for the Merger" beginning on page 40, and concluded that the issuance of shares of our common stock in connection with the proposed merger is advisable, is in our best interest and is in the best interests of our stockholders. Our Board believes that the merger will be beneficial because it will expand our location footprint, increase our opportunities to sell to clients and customers of each company those services that are currently only offered by the other company and provide significant cost synergies. Moreover, our Board believes that the free cash flow that the combined company is expected to generate will enable us to achieve within two years a funded debt to adjusted EBITDA (determined in accordance with our proposed new credit facility) ratio of approximately 2.5x, despite the fact that we will assume approximately $210 million of Central Parking's debt, net of cash acquired, in connection with the merger. Ultimately, our Board believes that our business will be strengthened as a result of the merger and the Stock Issuance. After careful consideration, our Board recommends that our stockholders vote FOR the Stock Issuance.

Q:
Are there risks associated with the merger?

A:
Yes. The material risks associated with the merger that are known to us are discussed in the section entitled "Risk Factors" beginning on page 14.

Q:
What will KCPC's stockholders receive as consideration in the merger?

A:
Upon the closing of the merger, all of the shares of common stock and preferred stock of KCPC issued and outstanding immediately prior to the consummation of the merger will be converted into the right to receive up to an aggregate of 6,161,334 shares of our common stock. In addition, each holder of KCPC common stock will be entitled to receive a pro rata portion of $27 million of total cash consideration to be paid on the third anniversary of the closing date, to the extent not used or claimed to satisfy the indemnity obligations of the stockholders of KCPC that may arise under the merger agreement.

  The exchange ratio will not be adjusted for changes in the market price of our common stock between the date of signing the merger agreement and completion of the merger, unless the arithmetic average of the volume-weighted average per share price of our common stock of each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing date exceeds $24.27.

  Therefore, changes in the price of our common stock prior to the closing date of the merger will affect the value of the consideration we pay to KCPC's stockholders on the closing date of the merger. For example, based on the range of closing prices of our common stock during the period from February 28, 2012, the last trading day before public announcement of the merger, through August 2, 2012, the latest practicable trading date before the date of this proxy statement, the exchange ratio represented a value ranging from a high of $22.49 to a low of $17.54 for each share of KCPC common stock.

  The total value of the stock consideration is effectively capped at $149,535,576, however, because the number of shares of our common stock to be issued as consideration in the merger would be reduced in proportion to the amount that the arithmetic average of the volume-weighted average per share price of our common stock on each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing of the merger exceeded $24.27. Additionally, both Standard Parking and KCPC may terminate the merger agreement, in the event the volume-weighted average per share price of our common stock is below $11.69 for a period of ten consecutive trading days, on at least five business days' notice sent no later than ten business days prior to our special meeting.

Q:
What will happen to my common stock upon completion of the merger?

A:
Each outstanding share of our common stock will be unaffected by the merger and will remain outstanding. Holders of our common stock will continue to hold the shares that they currently hold.

Q:
Will the Stock Issuance dilute the existing stockholders' percentage of ownership in Standard Parking?

A:
Yes. The Stock Issuance will dilute your existing holdings of our common stock. Assuming the issuance of 6,161,334 shares of our common stock and no other issuances of shares of our common stock after August 2, 2012, the stockholders of KCPC would own approximately 28% of our common stock issued and outstanding immediately after the consummation of the merger and the related issuance of the common stock. Therefore, your ownership and voting interest in Standard Parking will be proportionately reduced.

Q:
Do I, as a stockholder of Standard Parking, have dissenters' or appraisal rights if I object to the Stock Issuance?

A:
No. Our existing stockholders do not have rights of appraisal or similar rights of dissenters with respect to the Stock Issuance.

Q:
Do KCPC's stockholders have appraisal rights and, if so, what effect would the exercise of those rights have on the merger?

A:
Under Delaware law, stockholders of the acquired company generally have the right to dissent to the merger and to receive, in lieu of the consideration provided in the merger, payment in cash for the fair value of their shares of stock. Those stockholders that elect to exercise appraisal rights must not vote in favor of, nor consent to, the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Holders of over 90% of the KCPC's voting stock have consented to the proposal to approve the merger agreement between KCPC and us and thus may not assert appraisal rights. Only those KCPC stockholders that have yet to consent to the proposal to approve the merger agreement, which represents a small minority of the stockholders of KCPC, may assert such rights. Additionally, under the merger agreement the KCPC stockholders have agreed to indemnify us for any obligations which result from, arise out of or otherwise relate to the exercise of appraisal rights by any of the stockholders of KCPC. Thus, the exercise of appraisal rights by any of the stockholders of KCPC would have no effect on the completion of the merger nor should it increase the aggregate consideration paid by us in connection with the merger.

Q:
How does Standard Parking's Board recommend I vote for the proposal to adjourn the special meeting?

A:
Our Board recommends a vote FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the Stock Issuance.

Q:
What other matters may arise at Standard Parking's special meeting?

A:
Other than the two proposals described in this proxy statement, we do not expect any other matters to be presented for a vote at the special meeting. If any other matter is properly brought before the special meeting, your proxy gives authority to the individuals named in the proxy to vote on such matters in their discretion.

Q:
Other than the merger agreement, what other agreements have been or will be entered into in connection with the proposed merger?

A:
At the same time we executed the merger agreement, we also entered into closing agreements with certain stockholders of KCPC representing over 90% of the outstanding shares of voting stock of KCPC. Under the closing agreements, the applicable stockholders of KCPC have agreed to, among other things, for a three year period following the closing of the merger, vote their shares of our common stock in accordance with our Board's recommendations or, in specified cases, in proportion to the votes made by our stockholders. These provisions are ultimately designed to provide protection to our Board and the holders of the majority of our outstanding common stock against potential actions by the former stockholders of KCPC. Additionally, the closing agreements provide that the former stockholders of KCPC will generally be subject to a four-year "standstill period" following the closing of the merger, during which each such stockholder will not, among other things, (1) acquire any additional voting securities of Standard Parking, (2) seek or propose a merger, acquisition, tender offer or other extraordinary transaction with respect to Standard Parking, (3) call a meeting of the stockholders of Standard Parking or initiate a stockholder proposal or (4) form a "group" with any person with respect to the acquisition or voting of voting securities of Standard Parking. Finally, the closing agreements impose certain restrictive covenants on some of the stockholders of KCPC following the closing of the merger, including, among others, (1) non-compete covenants, (2) non-solicitation covenants, (3) confidentiality obligations and (4) non-disparagement requirements. The other stockholders of KCPC will also be required to execute closing agreements in connection with the closing of the merger which will not be required to contain such restrictive covenants. The agreements are described more fully below in the section entitled "The Closing Agreements" beginning on page 90.

  Additionally, on the closing date of the merger, we will enter into a registration rights agreement with the former stockholders of KCPC which will require us to file a shelf registration statement, registering for public sale by the former stockholders of KCPC our common stock acquired by them at the closing of the merger. The registration rights agreement also provides, however, that (1) we are not obligated to file a registration statement until six months after the merger is completed, (2) pursuant to a registration statement, prior to the third anniversary of the closing of the merger, the former KCPC stockholders may only sell their stock in an underwritten public offering and (3) we are not obligated to effect an underwritten public offering for the former KCPC stockholders prior to the first anniversary of the closing of the merger. The registration rights agreement further provides the former KCPC stockholders with piggyback registration rights with respect to underwritten public offerings that we may effect for our own account or for the benefit of other selling stockholders. The agreement is described more fully below in the section entitled "Registration Rights Agreement" beginning on page 94.

  We have also entered into a senior debt commitment letter with Bank of America, N.A., Wells Fargo Bank, N.A., and JPMorgan Chase Bank, N.A., together with certain other financial institutions. The commitment letter is described more fully below under the question titled, "Are Standard Parking's and KCPC's obligations to complete the merger subject to Standard Parking receiving financing?" and in the section entitled "The Merger—Financing of the Merger" beginning on page 69. As contemplated by the commitment letter, we expect, at the closing of the merger, to enter into a credit agreement with Bank of America, N.A., Wells Fargo Bank, N.A., and JPMorgan Chase Bank, N.A., together with other financial institutions, upon the terms and conditions described in the commitment letter.

Q:
Are there other restrictions on the resale of stock issued to the former KCPC stockholders in connection with the merger?

A:
Yes. The shares issued in connection with the merger will be considered "restricted securities" under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). Therefore, the former KCPC stockholders will be prohibited from publicly reselling their shares of our common stock during the first six months following the merger and, even after such period, volume limitations and additional restrictions on resales of our common stock will be applicable to those former KCPC stockholders who become our affiliates (for example those former KCPC stockholders who have representatives on our Board).

Q:
Are Standard Parking's and KCPC's obligations to complete the merger subject to Standard Parking receiving financing?

A:
Yes. Bank of America, N.A., Wells Fargo Bank, N.A., and JPMorgan Chase Bank, N.A., together with certain other financial institutions, have provided a senior debt commitment letter dated February 28, 2012 and related joinders to provide us with $450 million in senior secured credit facilities consisting of (1) a $200 million five year revolving credit facility and (2) a $250 million term loan facility. In conjunction with the merger, we will assume approximately $210 million of Central Parking's debt, net of cash acquired, which will be repaid at closing using the proceeds of the $450 million senior credit facilities. In addition, the proceeds from these borrowings will be used by us to finance in part the merger, the costs and expenses related to the merger and our ongoing working capital and other general corporate purposes. The obligations of the lenders to provide the debt financing under the senior debt commitment letter are subject to a number of conditions that we believe are customary for financings of this type.

Q:
Will Standard Parking's management team change following the completion of the merger?

A:
James Wilhelm, our Chief Executive Officer, and Marc Baumann, our Chief Financial Officer and Treasurer, will continue in the same capacities upon the completion of the merger. James Marcum, Central Parking's current Chief Executive Officer, is expected to become our Chief Operating Officer upon completion of the merger. In such case, Tom Hagerman, our current Chief Operating Officer, will assume a new role with chief responsibility for all of the combined company's business development efforts throughout North America.

Q:
Will Standard Parking's Board change following the completion of the merger?

A:
The merger agreement provides that, immediately after the closing of the merger, we will increase the size of our Board from five to eight members and will appoint individuals designated for appointment by the representative of KCPC's stockholders to fill those vacancies. Following the merger, such representative, on behalf of the stockholders of KCPC, will continue to have rights to designate members for appointment to our Board. Each such designee (1) is required to furnish a completed director and officer questionnaire with respect to the background and qualifications of such designee, (2) is subject to a background check in a manner consistent with background checks customarily engaged in by us for prospective new members of our Board, (3) must make himself or herself available for interviews by our Board, (4) must qualify as an independent director under our corporate governance policies and the NASDAQ Marketplace Rules and (5) may be denied appointment if our Board determines in good faith, after consideration by the Nominating and Governance Committee of our Board and consultation with outside legal counsel, that such individuals' appointment would constitute a breach of its fiduciary duties.

  The representative of KCPC's stockholders has designated Gordon Woodward, a current member of the boards of directors of KCPC and Central Parking Corporation and the current Chief Investment Officer of Kohlberg & Co., L.L.C., an affiliate of certain of KCPC's stockholders; Jonathan Ward, the current chairman of the boards of directors of KCPC and Central Parking Corporation and Operating Partner of Kohlberg & Co., L.L.C.; and Paul Halpern, a current member of the boards of directors of KCPC and Central Parking Corporation and the current Chief Investment Officer of Versa Capital Management, LLC, an affiliate of certain of KCPC's stockholders, for appointment to our Board, and our Board, upon the recommendation of its Nominating and Governance Committee, has appointed Messrs. Woodward, Ward and Halpern to our Board subject to, and effective immediately following, the consummation of the merger.

  A more detailed explanation of the composition of our Board following the completion of the merger, as well as additional information on members Woodward, Ward and Halpern, can be found in the section below entitled "The Merger Agreement—Standard Parking Board Designees" beginning on page 81.

Q:
What expenses is Standard Parking incurring in connection with the merger?

A:
We anticipate total merger and integration costs of approximately $39 million. Approximately $8 million is expected for transaction costs, $22 million for synergy planning and integration costs and $9 million for financing costs. Approximately $9 million of the total anticipated costs had been incurred as of May 31, 2012.

Q:
What are the material U.S. federal income tax consequences of the merger?

A:
The U.S. federal income tax treatment of the merger is unclear at this stage, as the merger may or may not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, dependent on, among other things, the value of the shares of our common stock issued in connection with the merger and the amount of the cash consideration payable in the merger. In any event, because our stockholders do not participate in the merger, our stockholders will not recognize gain or loss in connection with the merger with respect to their shares of our common stock. In the case of Standard Parking, if the merger does not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, the merger may be considered a taxable acquisition of the stock of KCPC. A more detailed explanation of the material U.S. federal income tax consequences of the merger can be found in the section below entitled "The Merger—Material United States Federal Income Tax Consequences of the Merger to Standard Parking and its Stockholders" beginning on page 67.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Stockholder of Record

  If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares of our common stock.

  Beneficial Owners

  If shares of our common stock are held by a broker, bank or other institution, serving as nominee, on your behalf, you are considered the beneficial owner of those shares (sometimes referred to as being held in "street name"). If you are a beneficial owner but not a stockholder of record, your broker or other nominee that is considered the stockholder of record of those shares is making these proxy materials available to you with a request for your voting instructions. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares using the voting methods which the broker or other nominee offers as options.

Q:
How do Standard Parking's stockholders of record vote?

A:
Our stockholders may vote in person at the special meeting or by proxy. There are three ways to vote by proxy:

•
By Telephone—by calling the toll free telephone number (866) 894-0537;

•
By Internet—by visiting www.cstproxyvote.com and following the on-screen instructions; or

•
By Mail—by marking, signing and dating your proxy card and returning it to us in the envelope provided.

  In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive the mailed proxy card prior to the start of the special meeting. Additionally, telephone and Internet voting for stockholders will close at 7 p.m. Eastern time, on September 10, 2012.

  If you vote by proxy, the proxy will instruct the persons named in the proxy to vote your shares of our common stock at the special meeting as you direct in the proxy. However, if you submit a proxy that does not indicate how you wish to vote with respect to the proposals, your shares will be voted as our Board recommends with respect to those proposals and in the proxy's discretion with respect to any other matter that may properly be considered at the special meeting.

  If you plan to attend the special meeting, you must present identification containing a photograph, such as a driver's license or passport. If you are the stockholder of record, your name will be verified against a list of stockholders of record on the record date prior to being admitted to the special meeting.

Q:
How do I vote if I am a beneficial owner of shares and my broker, bank or other institution holds my shares in "street name"?

A:
If your shares are held in "street name," your broker or other institution serving as nominee will send you a request for directions for voting those shares. Many brokers, banks and other institutions serving as nominees (but not all) participate in a program that offers Internet voting options and may provide you with a Notice of Internet Availability of Proxy Materials. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these proxy materials in paper form, the materials included a voting instruction card so you can instruct your broker or other nominee how to vote your shares.

  If you plan to attend the special meeting and you are not a stockholder of record, but you hold shares in "street name" through a nominee, you must provide a letter or account statement showing that you beneficially own the shares held by the nominee to be able to attend the special meeting. Note that even if you attend the special meeting, you cannot vote the shares that are held by your nominee.

  For a discussion of rules regarding the voting of shares held by beneficial owners, please see the question titled "What is a 'broker non-vote'?"

Q:
How do the stockholders of Standard Parking revoke their vote?

A:
You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke a proxy, you must either (1) deliver written notice of such revocation to our Secretary prior to the special meeting at the address listed below, (2) submit a telephone vote, an Internet vote or a properly executed proxy card bearing a later date than the date of the proxy you wish to revoke or (3) attend the special meeting and vote your shares in person. Attendance at the special meeting will not revoke a proxy unless you actually vote in person at the meeting.

  If you hold your shares in "street name," you may revoke a previous vote only by following the procedures established by your broker, bank or other institution.

  You may provide written notice of revocation to our Secretary at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

Q:
What quorum requirement applies?

A:
There must be a quorum for our special meeting to be held. The holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Your shares will be counted for purposes of determining a quorum if you attend the special meeting and vote in person or if you vote by telephone, by Internet or by submitting a properly executed proxy card by mail. Abstentions will be counted for determining whether a quorum is present at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a least 7,834,065 shares of our common stock will be required to establish a quorum.

Q:
What vote is required to approve the proposals?

A:
Under our Bylaws, if a quorum exists at the meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter will be required for the approval of the Stock Issuance. A properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the Stock Issuance.

  The approval of the adjournment of the special meeting, if necessary and appropriate, for the solicitation of additional proxies also requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter if a quorum exists; if less than a quorum is present in person or by proxy at the special meeting, then the affirmative vote of the holders of shares having a majority of the voting power of all shares represented at the special meeting may adjourn the special meeting. In both instances, a properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the adjournment of the special meeting.

Q:
What is a "broker non-vote"?

A:
Brokers holding shares of stock for beneficial owners have the authority to vote on certain "routine" matters, in their discretion, in the event they have not received instructions from the beneficial owners. However, when a proposal is not a "routine" matter and a broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the broker may not vote the shares for that proposal. A "broker non-vote" occurs when a broker holding shares for a beneficial owner signs and returns a proxy with respect to those shares of stock held in a fiduciary capacity, but does not vote on a particular matter because the broker does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner.

  The approval of the Stock Issuance and the approval of the adjournment of the special meeting are not considered "routine" matters. Accordingly, if you do not provide voting instructions to your broker with respect to the proposal to approve the Stock Issuance or the proposal to adjourn the special meeting, the broker may not exercise discretion and is prohibited from giving a proxy to vote your shares with respect to those proposals. Shares reflected as "broker non-votes" will be included for purposes of determining whether a quorum is present at the special meeting, but will have no effect on the proposal to approve the Stock Issuance. Similarly, if a quorum is present at the special meeting, a "broker non-vote" will have no effect on the approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. However, if a quorum is not present at the special meeting, a "broker non-vote" would have the effect of a vote AGAINST the proposal to adjourn the special meeting.

Q:
Who will solicit and pay the cost of soliciting proxies from Standard Parking's stockholders?

A:
We will bear the costs of soliciting proxies from the holders of our common stock. In addition to the solicitation of proxies by mail, solicitation may be made by certain of its directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

  We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and will pay Morrow & Co., LLC a fee of approximately $11,000, plus reimbursement of out-of-pocket expenses. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, CT 06902.

Q:
Where can I obtain copies of these proxy materials?

A:
Copies of these proxy materials are available at our transaction specific website at: www.standardparkingevolution.com.

Q:
When is this proxy statement being mailed?

A:
This proxy statement is being mailed to stockholders of record on or about August 6, 2012.

Q:
What do I need to do now?

A:
Please read this proxy statement carefully and vote either in person by attending the special meeting or by proxy. To vote by proxy, you may vote your shares via a toll-free telephone number, over the Internet, or by marking, signing and dating your proxy card and returning it to us in the envelope provided. If you vote by proxy, the proxy will instruct the persons named in the proxy to vote your shares of our common stock at the special meeting as you direct. If you submit a proxy that does not indicate how you wish to vote, the proxy will be voted FOR each of the special meeting proposals. We encourage you to vote your shares of common stock as soon as possible so that your shares may be represented at the special meeting.

Q:
Who can help answer my questions?

A:
If you have any questions about the matters described in this proxy statement, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Morrow & Co., LLC, our proxy solicitor, by telephone at (800) 662-5200 (toll-free) or via email at stan.info@morrowco.com.

Q:
Where can I find more information about Standard Parking?

A:
You can find more information about us from the documents that we have filed with the SEC described in the section entitled "Where You Can Find More Information" beginning on page 149.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expected cost synergies and other anticipated benefits of the proposed merger between us and Central Parking, the expected future operating results of the combined company, the expected timing of the completion of the merger and other of our expectations, beliefs, plans, intentions and strategies. We have tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "predict," "project" and "will" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including the following:

Relating to the Merger and Stock Issuance

  •
  the risk that the proposed business combination transaction is not completed on a timely basis or at all;

  •
  the ability to integrate Central Parking into our business successfully and the amount of time and expense spent and incurred in connection with the integration;

  •
  the risk that the economic benefits, cost savings and other synergies that we anticipate as a result of the transaction are not fully realized or take longer to realize than expected;

  •
  the risk that certain risks and liabilities associated with the transaction have not been discovered;

  •
  the risk that we or Central Parking may be unable to obtain antitrust or other regulatory clearance required for the transaction, or that required antitrust or other regulatory clearance may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction;

  •
  the risk that any necessary third party consents may not be obtained, that the financing may not be consummated or that other conditions of the acquisition are not satisfied;

  •
  limitations imposed by our credit facility;

  •
  the impact of the issuance of our common stock as consideration for the acquisition on our current holders of common stock, including dilution of their ownership and voting interests;

  •
  adverse effects on the market price of our common stock caused by the sale of such stock held by Central Parking stockholders following the merger;

  •
  the effect of the acquisition on our and Central Parking's relationship with their respective clients, customers, vendors and personnel; and

  •
  adverse effects on the market price of our common stock and on our operating results because of a failure to complete the transaction.

Relating to our Business Generally

  •
  intense competition;

  •
  the loss, or renewal on less favorable terms, of management contracts and leases;

  •
  adverse litigation judgments or settlements;

  •
  changes in general economic and business conditions or demographic trends;

  •
  the impact of public and private regulations;

  •
  the financial difficulties or bankruptcy of our major clients;

  •
  insurance losses that are worse than expected or adverse events not covered by insurance;

  •
  labor disputes;

  •
  extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters;

  •
  state and municipal government clients that sell or enter into long-term leases of parking-related assets;

  •
  uncertainty in the credit markets;

  •
  availability, terms and deployment of capital; and

  •
  our ability to obtain performance bonds or letters of credit on acceptable terms.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the section below entitled "Risk Factors" beginning on page 14 and in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and other reports we have filed with the SEC since December 31, 2011, which are incorporated by reference herein. See the section entitled "Where You Can Find More Information" beginning on page 149 for more information about the documents incorporated by reference in this proxy statement.

        All of our forward-looking statements should be considered in light of these factors. All of our forward-looking statements speak only as of the date they were made, and we undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise, except as may be required under applicable securities laws and regulations. Any forward-looking statements in this proxy statement are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. Accordingly, you should not place undue reliance on any such forward-looking statements.

RISK FACTORS

        In addition to the other information included or incorporated by reference in this proxy statement, including the matters addressed in the section of the proxy statement entitled "Special Note Concerning Forward-Looking Statements," you should carefully consider the following risks before deciding how to vote on the proposals presented at the special meeting. The risk factors related to the merger present the material risks directly related to the merger and the integration of the two companies presently known to us. We have also included the material risks associated with each of the businesses of Standard Parking and Central Parking presently known to us, because these risks will also affect the combined company. The risks below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See "Special Note Concerning Forward-Looking Statements" beginning on page 12.

 Risk Factors Related to the Merger

Subject to limited exceptions, the exchange ratio is fixed and will not be adjusted in the event of any change in our stock price.

        Upon closing of the merger, each share of KCPC common stock will be converted into the right to receive a pro rata portion of 6,161,334 shares of our common stock (unless reduced under the circumstances described below). This exchange ratio will not be adjusted for changes in the market price of our common stock between the date of signing the merger agreement and completion of the merger, unless the arithmetic average of the volume-weighted average per share price of our common stock of each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing date exceeds $24.27. Both Standard Parking and KCPC may terminate the merger agreement in the event the volume-weighted average per share price of our common stock is below $11.69 for a period of ten consecutive trading days, on at least five business days' notice sent no later than ten business days prior to our special meeting.

        Changes in the price of our common stock prior to the closing date of the merger will affect the value of the consideration we pay to KCPC's stockholders on the closing date of the merger. For example, based on the range of closing prices of our common stock during the period from February 28, 2012, the last trading day before public announcement of the merger, through August 2, 2012, the latest practicable trading date before the date of this proxy statement, the exchange ratio represented a value ranging from a high of $22.49 to a low of $17.54 for each share of KCPC common stock. The total value of the stock consideration is effectively capped at $149,535,576, because the number of shares of our common stock to be issued as consideration in the merger would be reduced in proportion to the amount that the arithmetic average of the volume-weighted average per share price of our common stock on each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing of the merger exceeded $24.27.

        These variations in the price of our common stock could result from changes in our business, operations or prospects prior to or following the merger, our stockholders perceptions of the merger and Central Parking, regulatory considerations, general market and economic conditions and other factors both within and beyond our control. The merger may be completed a considerable period of time after the date of the special meeting of the stockholders. Therefore, at the time of the special stockholders' meeting, our stockholders will not know with certainty the value of the consideration being paid to KCPC's stockholders.

Current stockholders will have reduced ownership and voting interests after the merger.

        We will issue up to 6,161,334 shares of our common stock to KCPC stockholders in the merger. Based on the number of shares of common stock of Standard Parking outstanding on July 19, 2012, the record date for our special meeting, upon the completion of the merger, current Standard Parking stockholders and former KCPC stockholders would own approximately 72% and 28% of our common stock, respectively.

        Our stockholders currently have the right to vote for the directors of Standard Parking and on other matters affecting Standard Parking. When the merger occurs, each KCPC stockholder who receives shares of our common stock will become a stockholder of Standard Parking. As a result, the percentage ownership of Standard Parking held by each of our current stockholders will be smaller than such stockholder's percentage ownership of Standard Parking prior to the merger. Our current stockholders will, therefore, have proportionately less ownership and voting interests in Standard Parking following the merger than they have now.

The market price of our common stock may decline as a result of the merger or the issuance of shares of our common stock.

        We currently anticipate that the merger will be accretive to earnings per share by the third full year following the completion of the merger, after factoring in synergies and excluding costs to achieve synergies and other one-time costs related to the merger. This expectation is based on preliminary estimates that are subject to change. We could also encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the merger or be subject to other factors that affect preliminary estimates. Any of these factors could cause a decrease in our adjusted earnings per share or decrease or delay the expected accretive effect of the merger and contribute to a decrease in the price of our common stock.

        In addition, we are unable to predict the potential effects of the issuance of shares of our common stock in connection with the merger on the trading activity and market price of our common stock. We have granted registration rights to KCPC's stockholders for the resale of the shares of our common stock issued in connection with the merger. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our common stock available for public trading. Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

The merger will result in changes to our Board and management that may affect the strategy and operations of the combined company as compared to that of Standard Parking and Central Parking.

        If we complete the merger, the composition of our Board and management team will change. Following the completion of the merger, our Board will increase from five to eight directors and three new directors designated for appointment to our Board by the representative of KCPC's stockholders will become members of our Board. In addition, James Marcum, KCPC's current Chief Executive Officer, is expected to become the Chief Operating Officer of Standard Parking. In such case, Tom Hagerman, Standard Parking's current Chief Operating Officer, will assume a new role with chief responsibility for all of the combined company's business development efforts throughout North America. This new composition of our Board and management team may affect our business strategy and operating decisions following completion of the merger. In addition, there can be no assurances that the new board will function effectively as a team and that there will not be any adverse effects on our business as a result.

The merger is subject to a number of conditions, including the receipt of consents and clearances from domestic regulatory authorities that may not be obtained, may not be completed on a timely basis or may impose conditions that could have an adverse effect on us.

        Completion of the merger is conditioned upon, among other matters, the receipt of certain governmental authorizations, consents, orders, clearances or other approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and such other consents, approvals and clearances necessary to permit all parties to perform their obligations under the agreement and complete the merger. In deciding whether to grant antitrust or other regulatory clearances, the relevant governmental entities will consider the effect of the merger within their relevant jurisdictions. The governmental agencies from which we will seek the approvals and clearances have broad discretion in administering the governing regulations. The terms and conditions of the approvals or clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of our business after the merger, potentially including the requirement that we divest some of our current assets or operations. Depending on their nature and extent, any objections, conditions or restrictions of regulatory authorities may jeopardize or delay completion of the merger or may lessen the anticipated potential benefits of the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on, or materially reducing the revenues of, Standard Parking following the merger. In addition, such conditions, terms, obligations or restrictions may result in the delay or abandonment of the merger.

        Under the merger agreement, we are obligated to use commercially reasonable efforts to resolve any such objections, conditions or restrictions to permit the merger, and we have agreed to (1) divest, terminate, assign or otherwise dispose of certain contracts and/or (2) agree to behavioral or operating restrictions; provided that such actions will not, collectively, reduce gross profit, or be reasonably expected to cause a loss of opportunity that would generate gross profit, by more than $4 million per year in the aggregate. We may waive our rights and take actions that we are not otherwise required to take in connection with receipt of the necessary regulatory approvals and clearances in order to proceed with the completion of the merger, including divesting, terminating, assigning or otherwise disposing of contracts and assets that reduce gross profit, or cause a loss of opportunity that would generate gross profit, by more than $4 million per year in the aggregate. If we were to proceed with the merger despite the imposition of regulatory conditions or restrictions, our business, operating and financial results and the price of our common stock following completion of the merger could be adversely affected.

        For a more detailed description of the regulatory review process, see the section entitled "The Merger—Regulatory Approvals and Clearances" beginning on page 68.

We may be unable to obtain the financing necessary to consummate the merger.

        Bank of America, N.A., Wells Fargo Bank, N.A., and JPMorgan Chase Bank, N.A., together with certain other financial institutions, have provided a senior debt commitment letter and related joinders to provide us with $450 million in senior secured credit facilities consisting of (1) a $200 million five year revolving credit facility and (2) a $250 million term loan facility. In conjunction with the merger, we will assume approximately $210 million of Central Parking's debt, net of cash acquired, which will be repaid at closing using the proceeds of the $450 million senior credit facilities. In addition, the proceeds from these borrowings will be used by us to finance in part the merger, the costs and expenses related to the merger and our ongoing working capital and other general corporate purposes. The obligations of the lenders to provide the debt financing under the senior debt commitment letter are subject to a number of conditions which may not be achieved. If any of the conditions are not satisfied and we fail to receive this financing, we may be unable to consummate the merger.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved thereunder.

        In addition to the required regulatory approvals and clearances, the merger is subject to a number of other conditions beyond our control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied.

Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause us not to realize some or all of the synergies and other benefits that we expect to achieve if the merger is successfully completed within its expected time frame.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect our future business and operations following the merger.

        We are dependent on the experience and industry knowledge of our officers and other key employees to execute our business plans. Our success after the merger will depend in part upon our ability to retain key management personnel and other key employees. As we have announced plans to reduce headcount by approximately 2% of the combined workforce of Standard Parking and Central Parking in order to realize run rate cost synergies, our current and prospective employees may experience uncertainty about their roles within Standard Parking following the merger or other concerns regarding our operations following the merger, any of which may have an adverse effect on our ability to attract or retain key management and other key personnel. Accordingly, no assurance can be given that we will be able to attract or retain key management personnel and other key employees until the merger is consummated or following the merger to the same extent that we have previously been able to attract or retain such employees.

Failure to complete the merger could negatively impact our business, financial condition, results of operations or stock prices.

        Completion of the merger is conditioned upon the satisfaction of certain closing conditions, including the approval of the Stock Issuance by our stockholders, as set forth in the merger agreement. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived. If the merger is not consummated for these or any other reasons, our ongoing business may be adversely affected and will be subject to a number of risks and consequences, including the following:

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  we may be required, under certain circumstances, to pay KCPC a termination fee of $7.5 million or to reimburse KCPC for its expenses in an amount not to exceed $6 million;

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  we must pay the substantial fees and expenses we incurred related to the merger, such as legal, accounting, printing and synergy planning fees and expenses, even if the merger is not completed and, except in certain circumstances, we may not be able to recover such fees and expenses from KCPC;

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  under the merger agreement, we are subject to certain restrictions on the conduct of our business prior to completing the merger, which restrictions could adversely affect our ability to realize certain of our business strategies, including our ability to enter into acquisitions collectively involving an aggregate purchase price in excess of $10 million;

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  matters relating to the merger may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

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  the market price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

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  we may experience negative reactions to the termination of the merger from customers, clients, business partners, lenders and employees; and

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  we would not realize any of the anticipated benefits of having completed the merger.

        In addition, any delay in the consummation of the merger, or any uncertainty about the consummation of the merger, may adversely affect our future business, growth, revenue and results of operations.

The expected benefits of the merger may not be realized.

        To be successful after the merger, we will need to combine and integrate the operations of Standard Parking and Central Parking into one company. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. We could encounter difficulties in the integration process, such as difficulties offering products and services across the increased facility portfolio, the need to revisit assumptions about reserves, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or customers or the need to address unanticipated liabilities. If we cannot integrate our business and Central Parking's business successfully, we may fail to realize the expected benefits of the merger, including the net annual run-rate cost synergies in excess of $20 million expected by the end of the second year following the closing of the merger. In addition, we cannot be assured that all of the goals and anticipated benefits of the merger will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts.

Our future results following the merger may differ materially from the unaudited pro forma financial information included in this document.

        The unaudited pro forma combined financial information contained in this document is presented for purposes of presenting our historical consolidated financial statements with KCPC's historical consolidated financial statements as adjusted to give effect to the contemplated merger and is not necessarily indicative of the financial condition or results of operations of the combined company following the merger. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to KCPC's acquired assets and liabilities. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of KCPC as of the date of the completion of the merger. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the merger. Any change in our financial condition or results of operations may cause significant variations in the price of our common stock. See the section entitled "Unaudited Pro Forma Combined Financial Information" beginning on page 130 for more information.

In its evaluation of the merger, our Board considered, among other factors, the purchase price as a function of Adjusted EBITDA (as determined by us as set forth in this proxy statement). Adjusted EBITDA is not a recognized term under generally accepted accounting principles, and Adjusted EBITDA is not directly comparable to EBITDA as reflected in other transaction multiples.

        In evaluating the merger, our Board considered, among many factors, the purchase price as a multiple of Adjusted EBITDA (as determined by us as set forth in this proxy statement), which is not a GAAP measure of operating results or liquidity. Adjusted EBITDA excludes certain costs that our management does not believe will be representative of the business going forward, but there can be no assurance that all of these costs will in fact be eliminated. Additionally, the purchase price was expressed as a multiple of Adjusted EBITDA and was calculated by us with and without reflecting the net cost synergies that we anticipate achieving. As discussed under the risk factor under the sub-heading "The expected benefits of the merger may not be realized" above, we may not realize these anticipated cost synergies. Moreover, Adjusted EBITDA, as used in the analysis of the merger by our Board, is not directly comparable to EBITDA or Adjusted EBITDA in transaction multiples used in evaluating business combination transactions involving other companies.

We expect to incur substantial expenses related to the merger and our integration with Central Parking.

        We expect to incur approximately $39 million in total merger and integration costs, including $8 million in transaction costs, $22 million for synergy planning and integration costs and $9 million for financing costs. While we have assumed that this level of expense will be incurred, there are many factors beyond our control that could affect the total amount or the timing of the merger and integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent these merger and integration expenses are higher than anticipated, our future operating results and financial condition may be materially adversely affected and our ability to meet the leverage ratio and fixed charged ratio mandated by our credit facilities may be impaired.

The deferred cash consideration may not be sufficient to cover all of the indemnification obligations owed to Standard Parking under the merger agreement.

        Under the merger agreement, the stockholders of KCPC are required to indemnify us for certain liabilities, costs and expenses, including liabilities, costs and expenses related to certain tax and litigation matters and a breach of the representations and warranties set forth in the merger agreement. In certain circumstances, KCPC's stockholders are not required to indemnify us for losses or expenses until such losses or expenses are in excess of $1.5 million in the aggregate and, subject to certain adjustments, are not obligated to indemnify us for any losses or expenses in excess of $27 million in the aggregate. The indemnification obligations may not provide adequate protection for any losses or expenses related to these matters. In addition, there may be unknown liabilities that are not covered by the indemnification provisions of the merger agreement for which we would not be entitled to indemnification. Finally, the indemnification obligations of KCPC's stockholders are largely expected to be funded out of the deferred cash consideration which may not be sufficient to cover all losses and expenses related to these indemnified matters.

We may be unable to integrate Central Parking's business with our own successfully.

        The merger involves the combination of two companies that currently operate as independent companies. Following the merger, we will be required to devote significant management attention and resources to integrating Central Parking's business practices and operations with our own. Potential difficulties we may encounter as part of the integration process include the following:

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  the potential inability to successfully combine Central Parking's business with our own in a manner that permits us to achieve the cost synergies expected to be achieved within two years of the completion of the merger and other benefits anticipated to result from the merger;

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  the potential inability to integrate Central Parking's customer-facing products and services, such as its centralized customer service centers, direct-to-consumer marketing programs, various web-based applications and enhanced technology applications such as those used by its Focus Point remote management division;

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  challenges leveraging the customer information and technology of the two companies;

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  challenges effectuating the diversification strategy, including challenges achieving revenue growth from sales of each company's products and services to the clients and customers of the other company;

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  complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, clients, employees, lenders and other constituencies; and

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  potential unknown liabilities and unforeseen increased expenses or delays associated with the merger.

        In addition, Standard Parking and Central Parking have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in diversion of the attention of each company's management which could adversely affect each company's ability to maintain relationships with customers, clients, employees and other constituencies or our ability to achieve the anticipated benefits of the merger, or could reduce each company's earnings or otherwise adversely affect our business and financial results following the merger.

We will incur substantial additional indebtedness in connection with the merger.

        In connection with the merger, we will enter into a credit agreement providing for $450 million in senior secured credit facilities consisting of (1) a $200 million five year revolving credit facility and (2) a $250 million term loan facility with Bank of America, N.A., Wells Fargo Bank, N.A., and JPMorgan Chase Bank, N.A. and certain other financial institutions, pursuant to a commitment letter provided by the lenders to us on February 28, 2012. In conjunction with the merger, we will assume approximately $210 million of Central Parking's debt, net of cash acquired, which will be repaid at closing using the proceeds of the $450 million senior credit facilities. In addition, the proceeds from these borrowings will be used by us to finance in part the merger, the costs and expenses related to the merger and the ongoing working capital and other general corporate purposes of Standard Parking. As a result, following the merger we will have indebtedness that is substantially greater than our indebtedness prior to the merger. This higher level of indebtedness may:

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  require us to dedicate a greater percentage of our cash flow from operations to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, pursue other acquisitions or investments in new technologies, make stock repurchases, pay dividends and for general corporate purposes;

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  increase our vulnerability to general adverse economic conditions, including increases in interest rates if the borrowings bear interest at variable rates or if such indebtedness is refinanced at a time when interest rates are higher; and

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  limit our flexibility in planning for, or reacting to, changes in or challenges relating to our business and industry, creating competitive disadvantages compared to other competitors with lower debt levels and borrowing costs.

        We cannot assure you that cash flow from operations, combined with additional borrowings under the credit facility and any future credit facility, will be available in an amount sufficient to enable us to repay our indebtedness, or to fund other liquidity needs. As discussed in "The Merger—Financing of the Merger," based upon the terms of the commitment letter, if the consolidated leverage ratio exceeds certain thresholds, the interest rate on indebtedness outstanding under our credit facility would be higher. In addition, if the consolidated leverage ratio exceeds certain other thresholds, we would be required to make mandatory prepayments of our outstanding indebtedness using excess free cash flow.

        We and our subsidiaries may incur substantial additional indebtedness in the future, which could cause the related risks to intensify. We may need to refinance all or a portion of our indebtedness on or before their respective maturities. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all. If we are unable to refinance our debt, we may default under the terms of our indebtedness, which could lead to an acceleration of the debt. We do not expect that we could repay all of our outstanding indebtedness if the repayment of such indebtedness was accelerated.

Our future results will suffer if we do not effectively manage our expanded operations following the merger.

        Following the merger, the size of our business will effectively double, adding more than 2,200 locations and approximately one million parking spaces to our portfolio. Following the merger, we expect to have more than 4,400 parking facilities containing approximately 2.2 million parking spaces in hundreds of cities. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that we will be successful following the merger.

The merger may result in a loss of customers, clients and strategic alliances.

        As a result of the merger, some of the customers, clients, potential customers or clients or strategic partners of Standard Parking or Central Parking may terminate their business relationship with Standard Parking following the merger. Potential clients or strategic partners may delay entering into, or decide not to enter into, a business relationship with us because of the merger. If customer or client relationships or strategic alliances are adversely affected by the merger, our business and financial performance following the merger would suffer.

Third parties may terminate or alter existing contracts with Central Parking.

        Central Parking has management contracts and leases with parking facility owners that have "change of control" or similar clauses that allow the counterparty to terminate or change the terms of their contract upon the closing of the transactions contemplated by the merger agreement. Central Parking reviewed its top 50 leases based on amounts derived from Central Parking's EBITDA for the fiscal year ended September 30, 2011 (which leases represented approximately 24% of Central Parking's parking revenue and approximately 11% of Central Parking's revenue for such fiscal year) for change of control provisions. Of such leases, approximately 15% had change of control provisions requiring third-party consent that would be triggered by the merger. Neither Central Parking nor Standard Parking has yet reviewed the other Central Parking leases or the Central Parking management contracts because of the expense and time commitment associated with any such review. As a result, we cannot quantify the percentage of the remaining contracts with change of control provisions requiring third party consent that would be triggered by the merger. Standard Parking and Central Parking have agreed to work together to identify any such material contracts and to obtain necessary consents from such third parties, but if these third party consents cannot be obtained, or are obtained on unfavorable terms, we may lose the benefit of such contracts going forward, including benefits that may be material to our business following the merger. Central Parking's management contracts typically can be terminated by the parking facility owner in its discretion upon 30 days' notice. Thus, pursuant to management contracts containing such a termination provision, facility owners may terminate at any time with 30 days' notice either prior to or after the effective date of the merger, whether or not the specific management contract has a change of control provision. We do not anticipate that we will know whether any management contracts or leases will be terminated by parking facility owners, or whether any such contracts will be renegotiated, until the merger has been completed and, accordingly, we cannot currently quantify the financial impact, if any, of the loss of any benefits of such contracts.

Risk Factors Related to the Business of Standard Parking and Central Parking

        For purposes of this discussion of the general risk factors related to the business of Standard Parking and Central Parking, references to "we", "our" and similar shall be to both Standard Parking and Central Parking unless otherwise indicated.

We are subject to intense competition that could constrain our ability to gain business, as well as our profitability.

        We believe that competition in parking facility management and ancillary services is intense. The low cost of entry into the parking facility management business has led to a strongly competitive, fragmented market consisting primarily of a variety of entities ranging from single lot operators to large regional and national multi-facility operators, as well as municipal and other governmental entities that choose not to outsource their parking operations. Competitors may be able to adapt more quickly to changes in customer requirements, or devote greater resources to the promotion and sale of their services. We provide nearly all of our services under contracts, many of which are obtained through competitive bidding, and many of our competitors also have long-standing relationships with our clients. Providers of parking facility management services have traditionally competed on the basis of cost and quality of service. As we have worked to establish ourselves as principal members of the industry, we compete predominately on the basis of high levels of service and strong relationships. We may not be able to, or may choose not to, compete with certain competitors on the basis of price. As a result, a greater proportion of our clients may switch to other service providers or self-manage. Furthermore, these strong competitive pressures could impede our success in bidding for profitable business and our ability to increase prices even as costs rise, thereby reducing margins.

Our management contracts and leases expose us to certain risks.

        The loss or renewal on less favorable terms of a substantial number of management contracts or leases could have a material adverse effect on our business, financial condition and results of operations. A material reduction in the operating income associated with the integrated services we provide under management contracts and leases could have a material adverse effect on our business, financial condition and results of operations. Standard Parking's management contracts are typically for a term of one to three years, although the contracts may often be terminated, without cause, on 30 days' notice or less, giving clients regular opportunities to attempt to negotiate a reduction in fees or other allocated costs. Any loss of a significant number of clients could in the aggregate materially adversely affect our operating results.

        In addition, we are particularly exposed to increases in costs for locations that we operate under leases because we are generally responsible for all the operating expenses of our leased locations. Additionally, certain of the leases to which Central Parking is party include provisions allocating responsibility for all structural repairs required on the property to Central Parking, including repairs arising as a result of ordinary wear and tear. The number of leases under which Central Parking may have responsibility for structural repairs is difficult to quantify, mainly due to the large number of leases to which Central Parking is a party, unclear language in many of Central Parking's leases regarding repairs and the parties responsible for such repairs, and the uncertainty as to the interpretation of such language under the laws of the states governing those leases. Furthermore, the potential liability associated with any structural repair obligations is currently unknown and difficult to estimate. We may not have sufficient reserves, and the applicable indemnity under the merger agreement may be inadequate, to cover such obligations. An increase in the cost of parking services could reduce our gross profit derived from locations that we operate under leases. For the year ended December 31, 2011, Standard Parking operated 9% of its locations under leases; for the year ended September 30, 2011, Central Parking operated approximately 36% of its locations under leases.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved in the normal course of business could affect our operations and financial condition.

        In the normal course of business, we are from time to time involved in various legal proceedings. The outcome of these legal proceedings cannot be predicted. It is possible that an unfavorable outcome of some or all of the matters could cause us to incur substantial liabilities that may have a material adverse effect upon our financial condition and results of operations. Any significant adverse litigation, judgments or settlements could have a negative effect on our business, financial condition and results of operations. In addition, Central Parking is subject to a number of ongoing legal proceedings. Following the merger, we will incur substantial expenses defending such matters and may have judgments levied against us that are substantial and may not be covered by reserves.

Deterioration in economic conditions in general could reduce the demand for parking and ancillary services and, as a result, reduce our earnings and adversely affect our financial condition.

        Adverse changes in global, national and local economic conditions could have a negative impact on our business. High domestic unemployment has contributed to reduced discretionary spending by consumers and slowed or reduced economic activity by businesses in the U.S. and most major global economies compared to 2007 levels. In addition, our business operations tend to be concentrated in large urban areas. Many of our customers are workers who commute by car to their places of employment in these urban centers. Our business could be materially adversely affected to the extent that weak economic conditions or demographic factors have resulted in the elimination of jobs and high unemployment in these large urban areas. In addition, increased unemployment levels, the movement of white-collar jobs from urban centers to suburbs or out of North America entirely, increased office vacancies in urban areas, movement toward home office alternatives or lower consumer spending could reduce consumer demand for our services.

        Adverse changes in economic conditions could also lead to a decline in parking at airports and commercial facilities, including facilities owned by retail operators and hotels. In particular, reductions in parking at leased facilities can lower our profit because a decrease in revenue would be exacerbated by fixed costs that we must pay under our leases.

        If adverse economic conditions reduce discretionary spending, business travel or other economic activity that fuels demand for our services, our earnings could be reduced. Adverse changes in local and national economic conditions could also depress prices for our services or cause clients to cancel their agreements to purchase our services.

We must comply with public and private regulations that may impose significant costs on us.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. These laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. We may be potentially liable for such costs as a result of our operation of parking facilities. Additionally, Central Parking previously owned a large number of real properties and may be liable for such costs as a result of such previous ownership. In addition, from time to time we are involved in environmental issues at certain locations or in connection with our operations. The cost of defending against claims of liability, or remediation of a contaminated property, could have a material adverse effect on our business, financial condition and results of operations. In addition, several state and local laws have been passed in recent years that encourage car pooling and the use of mass transit. Laws and regulations that reduce the number of cars and vehicles being driven could adversely impact our business.

        In connection with certain transportation services provided to our clients, including shuttle bus operations, we provide the vehicles and the drivers to operate these transportation services. The U.S. Department of Transportation and various state agencies exercise broad powers over these transportation services, including, licensing and authorizations, safety and insurance requirements. Our employee drivers must also comply with the safety and fitness regulations promulgated by the Department of Transportation, including those related to drug and alcohol testing and service hours. We may become subject to new and more restrictive federal and state regulations. Compliance with such regulations could hamper our ability to provide qualified drivers and increase our operating costs.

        We are also subject to consumer credit laws and credit card industry rules and regulations relating to the processing of credit card transactions, including the Fair and Accurate Credit Transactions Act and the Payment Card Data Security Standard. This law and these industry rules impose substantial financial penalties for non-compliance.

        In addition, we are subject to laws generally applicable to businesses, including but not limited to federal, state and local regulations relating to wage and hour matters, employee classification, mandatory healthcare benefits, unlawful workplace discrimination and whistle blowing. Any actual or alleged failure to comply with any regulation applicable to our business or any whistle-blowing claim, even if without merit, could result in costly litigation, regulatory action or otherwise harm our business, financial condition and results of operations.

        We collect and remit sales/parking taxes and file tax returns for and on behalf of ourselves and our clients. We are affected by laws and regulations that may impose a direct assessment on us for failure to remit sales/parking taxes and filing of tax returns for ourselves and on behalf of our clients.

The financial difficulties or bankruptcy of one or more of our major clients could adversely affect our results.

        Future revenue and our ability to collect accounts receivable depend, in part, on the financial strength of our clients. We estimate an allowance for accounts we do not consider collectible, and this allowance adversely impacts profitability. In the event that our clients experience financial difficulty, become unable to obtain financing or seek bankruptcy protection, our profitability would be further impacted by our failure to collect accounts receivable in excess of the estimated allowance. Additionally, our future revenue would be reduced by the loss of these clients or by the cancellation of leases or management contracts by clients in bankruptcy.

Additional funds would need to be reserved for future insurance losses if such losses are worse than expected.

        We provide liability and worker's compensation insurance coverage consistent with our obligations to our clients under our various management contracts and leases. We are obligated to reimburse our insurance carriers for each loss incurred in the current policy's year up to the amount of a specified deductible. The per-occurrence deductible for Standard Parking's various liability and workers' compensation policies is $250,000. The per-occurrence deductible (or in some cases self-insured retention) for Central Parking's various liability and workers' compensation policies is $250,000, except for the garagekeeper's legal liability policy, which has a $50,000 self-insured retention and a $1 million deductible per occurrence. We also purchase property insurance that provides coverage for loss or damage to our property, and in some cases our clients' property, as well as business interruption coverage for lost operating income and certain associated expenses. The deductible applicable to any given loss under the property insurance policies varies based upon the insured values and the peril that causes the loss. Our financial statements reflect our funding of all such obligations based upon guidance and evaluation received from third-party insurance professionals. There can be no assurance, however, that the ultimate amount of our obligations will not exceed the amount presently funded or accrued, in which case we would need to set aside additional funds to reserve for any such excess. Changes in insurance reserves as a result of periodic evaluations of the liabilities can cause swings in operating results that may not be indicative of the operations of our ongoing business. Additionally, our obligations could increase if we receive a greater number of insurance claims, or if the severity of, or the administrative costs associated with, those claims generally increases. A material increase in insurance costs due to a change in the number or severity of claims, claim costs or premiums paid by us could have a material adverse effect on our operating income.

Labor disputes could lead to loss of revenues or expense variations.

        At December 31, 2011, approximately 31% of Standard Parking's employees were represented by labor unions and approximately 22% of Standard Parking's collective bargaining contracts were up for renewal in 2012, representing approximately 5% of Standard Parking's employees. At September 30, 2011, approximately 30% of Central Parking's employees were represented by labor unions and approximately 30% of Central Parking's collective bargaining contracts were up for renewal in 2012, representing approximately 6% of their employees. In addition, at any given time, we may face a number of union organizing drives.

        When one or more of our major collective bargaining agreements becomes subject to renegotiation or when we face union organizing drives, we may disagree with the union on important issues that, in turn, could lead to a strike, work slowdown or other job actions. There can be no assurance that we will be able to renew existing labor union contracts on acceptable terms. In such cases, there are no assurances that we would be able to staff sufficient employees for our short-term needs. A strike, work slowdown or other job action could in some cases disrupt us from providing services, resulting in reduced revenues. If declines in client service occur or if our clients are targeted for sympathy strikes by other unionized workers, contract cancellations could result. The result of negotiating a first time agreement or renegotiating an existing collective bargaining agreement could result in a substantial increase in labor and benefits expenses that we may be unable to pass through to clients. In addition, potential legislation could make it significantly easier for union organizing drives to be successful and could give third-party arbitrators the ability to impose terms of collective bargaining agreements upon us and a labor union if we are unable to agree with such union on the terms of a collective bargaining agreement.

        In addition, we make contributions to multiemployer benefit plans on behalf of certain employees covered by collective bargaining agreements and could be responsible for paying unfunded liabilities incurred by such benefit plans, which amount could be material.

Natural disasters or acts of terrorism, including cyber terrorism, could disrupt services.

        Storms, earthquakes, drought, floods or other natural disasters or acts of terrorism may result in reduced revenues. Disasters may also cause economic dislocations throughout the country. Acts of cyber terrorism involve the premeditated use of disruptive activities, or the threat thereof, involving computers and/or networks, with the intention to cause harm or further social, ideological, religious, political or similar objectives. The occurrence of acts of cyber terrorism such as website defacement, denial of automated payment services, sabotage of our proprietary on-demand technology or the use of electronic social media to disseminate unfounded or otherwise harmful allegations to our reputation, could have a material adverse effect on our business. In addition, terrorist attacks have resulted in, and may continue to result in, increased government regulation of airlines and airport facilities, including imposition of minimum distances between parking facilities and terminals, resulting in the elimination of currently managed parking facilities. We derive a significant percentage of our gross profit from parking facilities and parking related services in and around airports. The Federal Aviation Administration generally prohibits parking within 300 feet of airport terminals during periods of heightened security. While the prohibition is not currently in effect, there can be no assurance that this governmental prohibition will not again be reinstated. The existing regulations governing parking within 300 feet of airport terminals or future regulations may prevent us from using certain parking spaces. Reductions in the number of parking spaces and air travelers may reduce our revenue and cash flow for both our leased facilities and those facilities we operate under management contracts.

State and municipal government clients may sell or enter into long-term leases of parking-related assets to our competitors.

        In order to raise additional revenue, a number of state and municipal governments have either sold or entered into long-term leases of public assets or may be contemplating such transactions. The assets that are the subject of such transactions have included government-owned parking garages located in downtown commercial districts and parking operations at airports. The sale or long-term leasing of such government-owned parking assets to our competitors or clients of our competitors could have a material adverse effect on our business, financial condition and results of operations.

Uncertainty in the credit markets may negatively impact our ability to collect receivables on a timely basis and our cash flow.

        The U.S. and global economies and the financial and credit markets continue to experience slow growth, and there continues to be diminished liquidity and credit availability in certain sectors. In addition, the tightening of credit in financial markets may adversely affect the ability of our clients to obtain financing, which could adversely impact our ability to collect amounts due from such clients or result in a decrease, or cancellation, of our services under our client contracts. Declines in our ability to collect receivables or in the level of client spending could adversely affect the results of our operations and our liquidity.

Our ability to expand our business will be dependent upon the availability of adequate capital.

        The rate of our expansion will depend in part on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt capital. In addition, the credit facilities Standard Parking anticipates entering into in conjunction with the merger contain provisions that restrict our ability to incur additional indebtedness and/or make substantial investments or acquisitions. As a result, we cannot assure you that we will be able to finance our current growth strategy.

The sureties for our performance bond program may elect not to provide us with new or renewal performance bonds for any reason.

        As is customary in the industry, a surety provider can refuse to provide a bond principal with new or renewal surety bonds. If any existing or future surety provider refuses to provide us with surety bonds, either generally or because we are unwilling or unable to post collateral at levels sufficient to satisfy the surety's requirements, there can be no assurance that we would be able to find alternate providers on acceptable terms, or at all. Our inability to provide surety bonds could also result in the loss of existing contracts. Failure to find a provider of surety bonds, and our resulting inability to bid for new contracts or renew existing contracts, could have a material adverse effect on our business and financial condition.

Federal health care reform legislation may adversely affect our business and results of operations.

        In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law in the U.S. (collectively, the "Health Care Reform Laws"). The Health Care Reform Laws include a large number of health-related provisions that become effective over the next four years, including requiring most individuals to have health insurance and establishing new regulations on health plans. Although the Health Care Reform Laws do not mandate that employers offer health insurance, beginning in 2014, penalties will be assessed on large employers who do not offer health insurance that meets certain affordability or benefit requirements. Providing such additional health insurance benefits to our employees, or the payment of penalties if such coverage is not provided, would increase our expenses. If we are unable to raise the rates we charge our clients to cover this expense, such increases in expense could reduce our operating profit.

        In addition, under the Health Care Reform Laws, employers will have to file a significant amount of additional information with the Internal Revenue Service and will have to develop systems and processes to track requisite information. We will have to modify our current systems, which could increase our general and administrative expense.

We do not maintain insurance coverage for all possible risks.

        We maintain a comprehensive portfolio of insurance policies to help protect us against loss or damage incurred from a wide variety of insurable risks. Each year, we review with our professional insurance advisers whether the insurance policies and associated coverages that we maintain are sufficient to adequately protect us from the various types of risk to which we are exposed in the ordinary course of business. That analysis takes into account various pertinent factors such as the likelihood that we would incur a material loss from any given risk, as well as the cost of obtaining insurance coverage against any such risk. While we believe that we maintain a comprehensive portfolio of insurance that is consistent with customary business practices and adequately protects us from the risks that we typically face in the ordinary course of business, there can be no assurance that we may not sustain a material loss for which we do not maintain any, or adequate, insurance coverage.

STANDARD PARKING SPECIAL MEETING

        We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board for use at the special meeting of stockholders to be held on September 11, 2012, and at any adjournment, postponement or continuation thereof. This document is first being furnished to our stockholders on or about August 6, 2012.

Date, Time and Place

        The special meeting of our stockholders will be held at The Talbott Hotel, located at 20 East Delaware Place, Chicago, Illinois 60611 on September 11, 2012 at 8:30 a.m. local time.

Purpose of the Special Meeting

        At the special meeting, our stockholders will be asked to approve the issuance of up to 6,161,334 shares of our common stock in exchange for 100% of the outstanding shares of KCPC. In addition, you are also being asked to approve any adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the issuance of shares of our common stock.

        We are seeking stockholder approval of the issuance of shares of our common stock in connection with the proposed merger to satisfy NASDAQ Listing Rule 5635(a), which requires stockholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of common stock outstanding before the issuance. If the merger is completed, we will issue up to 6,161,334 shares of our common stock to the stockholders of KCPC, which represents approximately 39% of the total number of shares of our common stock issued and outstanding immediately prior to the signing of the merger agreement and approximately 28% of the total number of shares of our common stock issued and outstanding immediately following the consummation of the merger and the related issuance of stock. In addition, the merger may be considered a change of control due to, among other things, the addition of three new directors to our Board who are designated for appointment by a representative of KCPC's stockholders and the issuance of over 20% of our common stock in connection with the merger to parties that could be considered an affiliated group (namely, the stockholders of KCPC). Accordingly, we are also seeking stockholder approval to satisfy NASDAQ Listing Rule 5635(b), which requires stockholder approval prior to the issuance of securities in connection with a change of control.

        We do not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their judgment.

Record Date; Shares of Common Stock Outstanding and Entitled to Vote

        The record date for the special meeting is July 19, 2012. If you were a stockholder of record of our common stock at the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, 15,668,128 shares of our common stock were outstanding and entitled to vote. Stockholders are entitled to one vote on each matter submitted to stockholders at the special meeting for each share of our common stock held as of the record date.

Vote Required

        The proposal to approve the issuance of our common stock in connection with the merger must be approved by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter (provided that a quorum is present in person or by proxy at the special meeting). A properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the issuance of our common stock in connection with the proposed merger.

        The approval of the adjournment of the special meeting, if necessary and appropriate, for the solicitation of additional proxies also requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the matter; provided, however, that if less than a quorum is present in person or by proxy at said special meeting, then the holders of shares having a majority of the voting power of all shares so represented may adjourn the special meeting. In both instances, a properly executed proxy marked "Abstain" with respect to such matter will be counted for purposes of determining whether there is a quorum and will have the effect of a vote AGAINST the adjournment of the special meeting.

Quorum

        A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting.

Voting Your Shares

        You may vote your shares by voting in person at the special meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The proxy designates James Wilhelm, our Chief Executive Officer, and Robert Sacks, our Executive Vice President, General Counsel and Secretary, to vote your shares in accordance with the voting instructions you indicate in your proxy.

        If you submit your proxy designating James Wilhelm and Robert Sacks as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with our Board's recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the special meeting (other than the proposals contained in this proxy statement), then James Wilhelm and Robert Sacks will have the authority to vote your shares on those matters in accordance with their discretion and judgment. Our Board currently does not know of any matters to be raised at the special meeting other than the proposals contained in this proxy statement.

        There are three ways to vote by proxy:

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  By Telephone—by calling the toll free telephone number (866) 894-0537;

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  By Internet—by visiting www.cstproxyvote.com and following the on-screen instructions; or

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  By Mail—by marking, signing and dating your proxy card and returning it to us in the envelope provided.

        In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy prior to the start of the special meeting. Additionally, telephone and Internet voting for stockholders will close at 7 p.m. Eastern time, on September 10, 2012.

        You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke a proxy, you must either (1) deliver written notice of such revocation to our Secretary prior to the special meeting, (2) submit a telephone vote, an Internet vote or a properly executed proxy card bearing a later date than the date of the proxy you wish to revoke or (3) attend the special meeting and vote your shares in person. Attendance at the special meeting will not revoke a proxy unless you actually vote in person at the meeting.

        Your vote is very important to us. Even if you plan to attend the special meeting, we encourage you to read this proxy statement and the documents incorporated by reference in this proxy statement and submit your vote promptly so that your shares will be represented and voted in accordance with your instructions. Voting by telephone, over the Internet or by proxy card will not prevent you from voting in person, but will ensure that your vote is counted, if, for whatever reason, you are unable to attend the special meeting.

        If your shares are not registered in your name but in the "street name" of a bank, broker or other institution, then your name will not appear in our register of stockholders. Those shares are held in the name of your bank, broker or other institution, on your behalf, and your bank, broker or other institution will be entitled to vote your shares. In such event, in order for you to attend the special meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the bank, broker or other institution. Note that even if you attend the special meeting, you cannot vote the shares that are held by your bank, broker or other institution. Rather, you should instruct your bank, broker or other institution how to vote those shares on your behalf.

Broker Non-Votes

        Brokers holding shares of stock for beneficial owners have the authority to vote on certain "routine" matters, in their discretion, in the event they have not received instructions from the beneficial owners. However, when a proposal is not a "routine" matter and a broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the broker may not vote the shares for that proposal. A "broker non-vote" occurs when a broker holding shares for a beneficial owner signs and returns a proxy with respect to those shares of stock held in a fiduciary capacity, but does not vote on a particular matter because the broker does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner.

        The approval of the Stock Issuance and the approval of the adjournment of the special meeting are not considered "routine" matters. Accordingly, if you do not provide voting instructions to your broker with respect to the proposal to approve the Stock Issuance or the proposal to adjourn the special meeting, the broker may not exercise discretion and is prohibited from giving a proxy to vote your shares with respect to those proposals. Shares reflected as "broker non-votes" will be included for purposes of determining whether a quorum is present at the special meeting, but will have no effect on the proposal to approve the Stock Issuance. Similarly, if a quorum is present at the special meeting, a "broker non-vote" will have no effect on the approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. However, if a quorum is not present at the special meeting, a "broker non-vote" would have the effect of a vote AGAINST the proposal to adjourn the special meeting.

Proxy Solicitation Costs

        We will bear the costs of soliciting proxies from the holders of our common stock. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

        We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and will pay Morrow & Co., LLC a fee of approximately $11,000, plus reimbursement of out-of-pocket expenses. The address of Morrow & Co., LLC is 470 West Avenue, Stamford, CT 06902.

Recommendation of our Board

        AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE PROPOSED MERGER AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

THE MERGER

        At the Standard Parking special meeting, our stockholders will be asked to consider and vote upon a proposal to approve the issuance of up to 6,161,334 shares of our common stock in connection with the proposed merger with Central Parking. Set forth below in this section, and in the section entitled "The Merger Agreement" beginning on page 72, is a discussion of the proposed merger, including a description of the terms and conditions of the merger agreement. You should review these sections carefully in connection with your consideration of the proposal.

 General Description of the Merger

        On February 28, 2012, Standard Parking, KCPC, Merger Sub and Kohlberg CPC Rep, L.L.C., in its capacity as the Stockholders' Representative, entered into the Agreement and Plan of Merger, providing for the merger of Merger Sub with and into KCPC, with KCPC surviving as a wholly-owned subsidiary of Standard Parking.

        Pursuant to the merger agreement, and subject to the terms and conditions thereof, at the effective time of the merger, the stockholders of KCPC will, in aggregate, be entitled to receive 6,161,334 shares of our common stock, subject to reduction under specified circumstances as provided in the merger agreement. In addition, each common stockholder of KCPC will be entitled to receive a pro rata portion of $27 million of total cash consideration (subject to adjustment as provided in the merger agreement) to be paid on the third anniversary of the closing of the merger, to the extent not used to satisfy the indemnification obligations of KCPC's stockholders that may arise under the merger agreement.

        The exchange ratio will not be adjusted for changes in the market price of our common stock between the date of signing the merger agreement and completion of the merger (unless the arithmetic average of the volume-weighted average per share price of our common stock of each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing date exceeds $24.27). Therefore, changes in the price of our common stock prior to the closing date of the merger will affect the value of the consideration we pay to KCPC's stockholders on the closing date of the merger. For example, based on the range of closing prices of our common stock during the period from February 28, 2012, the last trading day before public announcement of the merger, through August 2, 2012, the latest practicable trading date before the date of this proxy statement, the exchange ratio represented a value ranging from a high of $22.49 to a low of $17.54 for each share of KCPC common stock.

        The total value of the stock consideration is effectively capped at $149,535,576, however, because the number of shares of our common stock to be issued as consideration in the merger would be reduced in proportion to the amount that the arithmetic average of the volume-weighted average per share price of our common stock on each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing of the merger exceeded $24.27. In addition, both Standard Parking and KCPC may terminate the merger agreement, in the event the volume-weighted average per share price of our common stock is below $11.69 for a period of ten consecutive trading days, on at least five business days' notice sent no later than ten business days prior to our special meeting.

        The merger agreement contains customary representations, warranties and covenants of Standard Parking and KCPC, including, among others, covenants of each of Standard Parking and KCPC not to engage in certain significant actions without the prior written consent of the other party (e.g., declaring dividends and incurring additional indebtedness).

        Pursuant to the merger agreement, KCPC's stockholders have agreed to indemnify us for a number of items, including, among others, adverse consequences resulting from breaches of representations, warranties and covenants and various identified liabilities. These indemnification obligations are in certain cases limited to claims that, in the aggregate, exceed a deductible amount of $1.5 million and, in the aggregate, do not exceed a cap amount of $27 million. Similarly, we have agreed to indemnify KCPC's stockholders for certain adverse consequences resulting from breaches of representations, warranties and covenants by us. These indemnification obligations are in certain cases limited to claims that, in the aggregate, exceed a deductible amount of $1.5 million and, in the aggregate, do not exceed a cap amount of $15 million.

        Additionally, the merger agreement provides that, immediately after the closing of the merger, we will increase the size of our Board from five to eight members and will appoint individuals designated by the representative of KCPC's stockholders to fill those vacancies. Following the merger, the representative of KCPC's stockholders will continue to have the right to designate the following number of members to our Board, subject to limitations imposed by the NASDAQ Marketplace Rules:

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  three, so long as the former stockholders of KCPC collectively own greater than or equal to 5,444,678 shares of our common stock;

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  two, so long as the former stockholders of KCPC collectively own greater than or equal to 4,355,742 shares of our common stock and less than 5,444,678 shares of our common stock;

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  one, so long as the former stockholders of KCPC collectively own greater than or equal to 2,177,871 shares of our common stock and less than 4,355,742 shares of our common stock; and

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  none if the former stockholders of KCPC collectively own less than 2,177,871 shares of our common stock.

        Each such designee (1) is required to furnish a completed director and officer questionnaire with respect to the background and qualifications of such designee, (2) is subject to a background check in a manner consistent with background checks customarily engaged in by us for prospective new members of our Board, (3) must make himself or herself available for interviews by our Board, (4) must qualify as an independent director under our corporate governance policies and the NASDAQ Marketplace Rules and (5) may be denied appointment if our Board determines in good faith, after consideration by the Nominating and Governance Committee of our Board and consultation with outside legal counsel, that such individuals' appointment would constitute a breach of its fiduciary duties.

        The representative of KCPC's stockholders has designated Gordon Woodward, a current member of the boards of directors of KCPC and Central Parking Corporation and the current Chief Investment Officer of Kohlberg & Co., L.L.C., an affiliate of certain of KCPC's stockholders; Jonathan Ward, the current chairman of the boards of directors of KCPC and Central Parking Corporation and Operating Partner of Kohlberg & Co., L.L.C.; and Paul Halpern, a current member of the boards of directors of KCPC and Central Parking Corporation and the current Chief Investment Officer of Versa Capital Management, LLC, an affiliate of certain of KCPC's stockholders, for appointment to our Board, and our Board, upon the recommendation of its Nominating and Governance Committee, has appointed Messrs. Woodward, Ward and Halpern to our Board subject to, and effective immediately following, the consummation of the merger.

        The merger agreement and the other transactions contemplated by the merger agreement have been approved by each of our Board, the board of directors of KCPC and the stockholders of KCPC. Our stockholders must approve the issuance of shares of our common stock in connection with the merger to satisfy NASDAQ Listing Rule 5635(a), which requires stockholder approval prior to the issuance of securities in connection with the acquisition of stock or assets of another company if the issuance would constitute more than 20% of the total number of shares of common stock outstanding before the issuance. If the merger is completed, we will issue up to 6,161,334 shares of our common stock to the stockholders of KCPC, which represents approximately 39% of the total number of shares of our common stock issued and outstanding immediately prior to the signing of the merger agreement and also represents 28.2% of our common stock based on 15,668,128 shares of our common stock issued and outstanding as of August 2, 2012 and 27.9% of our common stock on a diluted basis (in other words, giving effect not only to the number of outstanding shares of common stock, but also the value, in terms of a number of shares of common stock, of the outstanding "in-the-money" options and restricted stock awards), in each case, immediately following the consummation of the merger and the related issuance of stock. In addition, the merger may be considered a change of control due to, among other things, the addition of three new directors to our Board who are designated for appointment by a representative of KCPC's stockholders and the issuance of over 20% of our common stock in connection with the merger to parties that could be considered an affiliated group (namely, the stockholders of KCPC). Accordingly, we are also seeking stockholder approval to satisfy NASDAQ Listing Rule 5635(b), which requires stockholder approval prior to the issuance of securities in connection with a change of control.

        In addition to obtaining the approval of our stockholders as described above, the consummation of the merger is subject to various closing conditions, including, among others, antitrust clearance and the consummation of the financing as discussed below.

        The merger agreement also contains certain termination rights for both Standard Parking and KCPC. If either party terminates the merger agreement because the arithmetic average of the volume average weighted price of shares of our common stock for a period of ten consecutive trading days falls below $11.69, the terminating party will be required to reimburse the other party for its fees and expenses in an amount not to exceed $6 million. Furthermore, we will be required to reimburse KCPC for its fees and expenses in an amount not to exceed $6 million if either party terminates the merger agreement because our stockholders do not approve the Stock Issuance. Additionally, we will be required to pay KCPC $7.5 million if KCPC terminates the merger agreement as a result of our Board changing its recommendation that our stockholders vote to approve the Stock Issuance.

        See the section below entitled "The Merger Agreement" beginning on page 72 for more information about the merger agreement.

        At the same time we executed the merger agreement, we also entered into closing agreements with certain stockholders of KCPC representing a substantial majority of the outstanding shares of KCPC. Under the closing agreements, the applicable stockholders of KCPC have agreed, among other things, for a three year period following the closing of the merger, to vote their shares of our common stock in accordance with the recommendation of our Board or, in specified cases, in proportion to the votes made by our stockholders. Additionally, the closing agreements provide that the applicable stockholders of KCPC will be subject to a four-year "standstill period" following the closing of the merger, during which each such stockholder of KCPC will not, among other things, (1) acquire any additional voting securities of Standard Parking, (2) seek or propose a merger, acquisition, tender offer or other extraordinary transaction with respect to Standard Parking, (3) call a meeting of our stockholders or initiate a stockholder proposal, or (4) form a "group" with any person with respect to the acquisition or voting of our voting securities. The closing agreements also impose certain restrictive covenants on some of the stockholders of KCPC following the closing of the merger, including, among others, (1) non-compete covenants, (2) non-solicitation covenants, (3) confidentiality obligations and (4) non-disparagement requirements. The other stockholders of KCPC will also be required to execute closing agreements in connection with the closing of the merger; however, such agreements will not contain some of the foregoing restrictions. See the section below entitled "The Closing Agreements" beginning on page 90 for more information about the closing agreements.

        The merger agreement provides that, on the closing date of the merger, we will enter into a registration rights agreement with the stockholders of KCPC which will require us to file a shelf registration statement, registering for public sale by the former stockholders of KCPC the shares of our common stock acquired by them in the merger. The registration rights agreement will also provide the former stockholders of KCPC with piggyback registration rights with respect to underwritten public offerings that we may effect for our own account or for the benefit of other selling stockholders. Former stockholders of KCPC will also have the right to demand up to four underwritten public offerings of the shares of our common stock acquired by such stockholders in the merger. Such demand registrations may not be requested prior to the first anniversary of the closing of the merger and no more than one demand may be made during any six month period. See the section below entitled "Registration Rights Agreement" beginning on page 94 for more information about the registration rights agreement.

        As soon as practicable after satisfaction or waiver, to the extent permitted in the merger agreement, of all of the conditions to the merger, KCPC and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the merger. At the effective time, Merger Sub will merge with and into KCPC, and KCPC will be the surviving company in the merger and will become our wholly-owned subsidiary.

        We anticipate total merger and integration costs of approximately $39 million. Approximately $8 million is expected for transaction costs, $22 million for synergy planning and integration costs and $9 million for financing costs. Approximately $9 million of the total anticipated costs had been incurred as of May 31, 2012. The merger is currently anticipated to close prior to September 30, 2012.

The Companies

Standard Parking Corporation

        Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. With approximately 12,000 employees, Standard Parking manages approximately 2,200 facilities, containing over 1.2 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports. We maintain our principal executive offices at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611-1542. Our telephone number is (888) 700-7275.

Hermitage Merger Sub, Inc.

        Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Standard Parking. Merger Sub was incorporated on February 23, 2012, solely for the purpose of effecting the merger with KCPC. It has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

KCPC Holdings, Inc.

        KCPC is a holding company and the ultimate parent of Central Parking Corporation. Central Parking is a national leader in parking management serving large and small property owners, infrastructure funds and governmental clients to maximize service, revenue and value creation. With operations in 38 states, the District of Columbia and Puerto Rico, Central Parking's locations include: mixed-use developments, office buildings, hotels, stadiums and arenas, airports, hospitals, universities, municipalities and toll roads. In addition, through its USA Parking subsidiary, Central Parking provides valet services throughout the nation. Central Parking operates approximately 2,250 locations and over one million parking spaces under many brands, including Central Parking System, CPS Parking, New South Parking and USA Parking. KCPC is primarily owned by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Versa Capital Management, LLC. The principal executive offices of Central Parking are located at 2401 21st Avenue South, Nashville, Tennessee 37212. Central Parking's telephone number is (615) 297-4255.

 Background of the Merger

        Our Board and management periodically review and evaluate potential strategic opportunities to enhance stockholder value.

        In January 2011, James Marcum, the Chief Executive Officer of KCPC, and James Wilhelm, our Chief Executive Officer, met to discuss business unrelated to the proposed merger. During the course of the discussion, Messrs. Marcum and Wilhelm discovered that they shared a vision on the future of the parking industry. Messrs. Wilhelm and Marcum met several times in January 2011 to discuss a possible business transaction which would involve combining Standard Parking and Central Parking.

        On February 5, 2011, our Board held a meeting at which our Board discussed a possible transaction with Central Parking. Marc Baumann, our Chief Financial Officer and Treasurer, and Robert Sacks, our Executive Vice President, General Counsel and Secretary, were present at this and all meetings of our Board discussed in this background of the merger section at the request of our Board. At the meeting, Mr. Wilhelm provided our Board with an overview of the previously described discussions with Mr. Marcum. Based on the information presented to our Board, our Board indicated that they endorsed the idea of continuing preliminary discussions with Central Parking. In addition, our Board authorized the engagement of BofA Merrill Lynch to act as our financial advisor in connection with the discussions with Central Parking.

        On February 17, 2011, Mr. Wilhelm and Robert Roath, the Chairman of our Board, held a teleconference with representatives of Central Parking to discuss a potential business transaction between the entities. The discussions focused on Central Parking's capital structure and real estate portfolio.

        On February 22, 2011, we entered into a confidentiality agreement with Central Parking providing for a 30-day exclusivity period.

        On March 3, 2011, our Board held a meeting at which our Board discussed the status of the possible business transaction with Central Parking. Messrs. Wilhelm and Roath reported on their February 17, 2011 teleconference, and our Board discussed, among other things, deal structure, issues discovered during preliminary diligence and valuation methodologies.

        On March 8, 2011, Mr. Wilhelm and Mr. Baumann, together with representatives of BofA Merrill Lynch, met with Gordon Woodward, a member of the board of directors of KCPC and Chief Investment Officer of Kohlberg & Company L.L.C., and other representatives of Central Parking. Mr. Wilhelm informed the group that, based on his limited information, especially the 2010 EBITDA reconciliation and 2011 projections, Standard Parking's estimate of the enterprise value of Central Parking equated to an approximate 23% to 30% equity interest in a combined entity. Mr. Woodward, acting as a representative of the investors of Central Parking, explained that his valuation of Central Parking equated to an approximate 50% equity interest in the combined company. Although the valuation discrepancy was great and discussions between the parties ceased for a time following this discussion, our management continued to evaluate the potential transaction.

        On March 10, 2011, our Board held a special meeting at which our Board discussed the status of the potential transaction with Central Parking. Mr. Wilhelm also reported on the March 8, 2011 meeting discussed above.

        On April 15, 2011, Mr. Baumann met with Lucinda Baier, Chief Financial Officer of KCPC, and Seth Hollander, a member of the board of directors of KCPC and partner at Kohlberg & Company, L.L.C., to discuss valuation-related matters.

        On April 28 and 29, 2011, our Board held meetings at which the status of the potential transaction with Central Parking was discussed. Our Board also discussed whether debt financing would be necessary to fund the transaction.

        On May 30, 2011, Mr. Woodward contacted Mr. Wilhelm and expressed Central Parking's continued interest in a business combination transaction between Central Parking and Standard Parking. Following that discussion, on June 3, 2011, Central Parking provided Standard Parking with an initial merger proposal. In the letter, Central Parking proposed a merger transaction between the two companies that would result in KCPC's stockholders owning 40% of Standard Parking's common stock following the closing of the transaction. The letter also outlined certain synergies and cost-savings mechanisms that Central Parking envisioned would result from the proposed merger.

        On June 16, 2011, Messrs. Wilhelm and Woodward held a teleconference to discuss Central Parking's initial merger proposal.

        Also on June 16, 2011, at a special meeting of our Board, our Board reviewed Central Parking's merger proposal contained in the June 3, 2011 letter. Mr. Baumann discussed Central Parking's valuation rationale.

        On June 22, 2011, our Board held a meeting at which Mr. Wilhelm provided an update on the status of discussions with Central Parking. Our Board discussed with our management and financial advisor projections for Central Parking prepared by our management that were lower than those projections provided by Central Parking. Mr. Baumann noted that the difference may be resolved by taking into account lease "burn-offs" and including an earnout component to any deal structure. Our Board also discussed how the transaction could create stockholder value by increasing our annual growth rate.

        Throughout July, August and September 2011, our management had a number of discussions with Mr. Woodward and other representatives of Central Parking and its stockholders regarding the potential merger transaction. During this same period, Standard Parking and Central Parking, and their respective representatives and advisors, conducted preliminary due diligence on the other party.

        On July 14, 2011, Messrs. Wilhelm and Baumann of Standard Parking and Mr. Marcum and Ms. Baier of Central Parking met to discuss the proposed transaction.

        On July 21, 2011, our Board met to discuss management's preliminary proposal regarding the merger with Central Parking. The contemplated deal structure would entitle Central Parking to a 30% ownership interest in Standard Parking at the closing of the transaction with the opportunity to earn an additional 10% in ownership interest. Our Board also discussed expectations and strategy for future meetings with representatives of Central Parking.

        On July 22, 2011, Messrs. Woodward, Hollander and Marcum and Ms. Baier, together with certain other representatives of Central Parking, met with our Board to discuss the proposed transaction.

        On August 2, 2011, the Audit Committee of our Board held a meeting at which Mr. Baumann updated the committee on the status of discussions with Central Parking. The committee also discussed the proposed time-line and the focus of proposed diligence to be conducted. The committee unanimously approved the retention of a professional services firm to undertake and perform certain due diligence and advisory services in connection with the contemplated transaction with Central Parking.

        In early September 2011, we asked Katten Muchin Rosenman LLP, our outside legal counsel, to prepare a letter of intent regarding the proposed merger. The initial letter of intent was reviewed and discussed by our Board at a meeting held on September 8, 2011. At the meeting, our Board discussed a number of open diligence points, including several potential liabilities and cost-savings mechanisms of Central Parking. Finally, our Board discussed potential funding sources for the transaction.

        On September 19, 2011, the Audit Committee of our Board held a meeting to discuss the results of preliminary diligence efforts. Mr. Baumann reported that additional work would be required to verify the adjusted EBITDA reported by Central Parking. The committee adopted resolutions approving a second phase of diligence.

        During September 2011, we negotiated the terms of a letter of intent with Central Parking.

        On October 6, 2011, we entered into a non-binding letter of intent with Central Parking. The letter of intent provided for consideration equal to 30% of the diluted common shares of Standard Parking outstanding immediately after giving effect to the merger. In addition, KCPC's stockholders would have the opportunity to increase the aggregate ownership percentage by up to 10% of the diluted common shares of Standard Parking outstanding immediately after giving effect to the merger based upon the expiration of lease contracts operating at a loss. The letter of intent also provided for the expansion of our Board from five to eight directors, with up to three directors being designated for appointment by the representative of the KCPC stockholders. The letter of intent addressed a number of additional deal points, including indemnification obligations of the stockholders of KCPC, closing conditions, the sale of KCPC's interest in, or all of the assets and liabilities of, CPC PropCo, LLC and its subsidiaries relating to owned real property (collectively, "CPC PropCo"), registration rights to be provided to the stockholders of KCPC, financing of the transaction and termination fees.

        On October 19, 2011, our Board held a special telephonic meeting. Our Board discussed the status of the transaction, and Mr. Baumann provided our Board with an update on the status of financing discussions.

        On November 11, 2011, the Audit Committee of our Board held a meeting. The committee discussed the possible timetable for the Central Parking transaction. The committee also discussed the status and timing of potential bank financing to be arranged in connection with the Central Parking transaction.

        On November 18, 2011, representatives from Standard Parking, Central Parking and Booz & Company, our integration advisor (which has analyzed potential short-term and long-term synergies that could result from the merger and has advised Standard Parking regarding integration planning, including steps to realize synergies and cost savings following the closing of the merger), met for a field organization and synergy workshop.

        On December 6 and 7, 2011, our Board held a series of meetings to discuss the status of negotiations with Central Parking and to review diligence findings. In addition, at the meeting, Katten Muchin Rosenman LLP, BofA Merrill Lynch and Booz & Company discussed with our Board various matters relating to the proposed transaction. Based on further discussion, our Board determined that the valuation reflected in the letter of intent did not appropriately reflect management's assessment of the value of Central Parking and that the transaction could not proceed unless the consideration to be paid was decreased to reflect our Board's assessment of the value of Central Parking. It was decided that Mr. Wilhelm would contact representatives of Central Parking with a revised valuation and to discuss the other major open deal points, including matters relating to Central Parking's 2011 audited financial statements, the sale of Central Parking's interest in, or all of the assets and liabilities of, CPC PropCo, structural repair obligations and lease accounting.

        On December 12, 2011, Messrs. Wilhelm and Baumann met with Messrs. Woodward and Hollander in New York to provide an updated valuation of Central Parking. On December 20, 2011, Central Parking provided us with a letter outlining Central Parking's proposed revised deal points, including consideration to be paid in the merger.

        On January 4, 2012, we sent Central Parking a letter in response to their letter dated December 20, 2011 indicating our willingness to continue pursuing the merger transaction.

        On January 12, 2012, Mr. Baumann, together with other representatives and advisors of Standard Parking, met with Ms. Baier and Mr. Hollander on behalf of Central Parking. The parties discussed a number of financial matters, the PropCo Sales (as defined below) and next steps for the transaction.

        On January 22, 2012, our Board held a meeting. Representatives of management, Booz & Company and BofA Merrill Lynch were present at the request of our Board. Our Board discussed with management and BofA Merrill Lynch Central Parking's 2011 results and 2012 projections, and discussed with management and Booz & Company the stability of Central Parking's business and synergies that could be achieved in the contemplated transaction.

        On January 24, 2012, Mr. Wilhelm met with representatives of Central Parking to negotiate final deal points.

        Beginning in late January 2012 and throughout February 2012, representatives and advisors of Standard Parking and Central Parking met several times to discuss the revised valuation and related consideration to be paid in the transaction, the merger agreement and other outstanding transaction matters.

        On February 26, 2012, our Board held a meeting at which our Board reviewed the proposed terms and financial aspects of the merger. The meeting began with an overview of the transaction, including a discussion of the background of the transaction, a brief summary of the history of negotiations and a review of the proposed synergies and benefits of the transaction. Our Board then reviewed the terms of the primary transaction documents and outstanding issues. BofA Merrill Lynch reviewed with our Board certain financial aspects of the proposed transaction. Our Board also discussed antitrust filing matters, financing of the transaction and a proposed communication plan.

        On February 28, 2012, our Board held a meeting at which our Board reviewed the proposed final terms and financial aspects of the merger. Prior to the meeting, our Board was furnished with written summaries of the principal terms of the primary merger documents, with the proposed final drafts of all such documents and with a description of the resolution of terms that were open as of the February 26th meeting. Also at this meeting, BofA Merrill Lynch reviewed with our Board its financial analyses of the consideration payable by Standard Parking in the merger and delivered to our Board an oral opinion, confirmed by delivery of a written opinion dated February 28, 2012, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the consideration to be paid by Standard Parking in the merger was fair, from a financial point of view, to Standard Parking. After discussion and deliberation based upon the information considered during its evaluation of the proposed merger, our Board, by unanimous vote, determined that the merger agreement and related transaction documents and the transactions contemplated thereby are advisable and in the best interests of Standard Parking and determined to recommend that the stockholders of Standard Parking approve the Stock Issuance.

        On February 28, 2012, Standard Parking entered into the Agreement and Plan of Merger with Central Parking.

Board Recommendation

        Our Board has unanimously adopted and approved the merger agreement and believes that our merger with Central Parking pursuant to the terms of the merger agreement, including the proposed issuance of up to 6,161,334 shares of our common stock in connection with the merger, is in our best interest and in our stockholders' best interests. Accordingly, our Board recommends that you vote FOR the proposal to authorize the issuance of shares of our common stock in connection with the proposed merger and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Reasons for the Merger

        As described above in the section entitled "The Merger—Background of the Merger," our Board, in evaluating the merger, the merger agreement and the related Stock Issuance, consulted with our management and legal and financial advisors, and, in reaching its decision to approve the merger and the merger agreement, our Board discussed and considered a variety of factors weighing positively in favor of the merger, including but not limited to, the following:

        Strategic Benefits.    Our Board considered management's belief that our merger with Central Parking would result in a combined company founded on a significantly broader scope and scale of operations than we have on a standalone basis. In this regard, our Board took into account management's belief that the merger would result in a combined company offering a broader range of services, with greater quality and cost effectiveness, than either company on a stand-alone basis, which we believe will enable us to become a vendor of choice for outsourced parking facility management, maintenance, ground transportation and security services. More specifically, our Board took into account management's belief that the merger would result in the following anticipated benefits, among others:

  •
  effectively double our location footprint by adding more than 2,200 locations and approximately one million parking spaces to our portfolio; following the merger we expect to have more than 4,400 parking facilities containing approximately 2.2 million parking spaces in hundreds of cities;

  •
  promote revenue growth by enabling us to sell our current products and services, such as our SP Plus® transportation, maintenance and security service lines, and our Click and Park® and Click and Ride™ online reservation tools to potentially 2,200 new locations;

  •
  strengthen our ability to serve our customers and clients by integrating Central Parking's customer-facing products and services, such as its centralized customer service centers, direct-to-consumer marketing programs, various web-based applications (including iPhone and Android apps) and enhanced technology applications such as those used by its Focus Point remote management division, as well as its USA Parking valet expertise;

  •
  allow us to take advantage of scale efficiencies by consolidating back-office processes and eliminating duplicate infrastructure (while reducing the combined headcount by less than 2%) and to leverage increased purchasing volume, which are collectively expected to (1) generate net annual run-rate cost synergies of at least $20 million by the end of the second year after the closing of the merger, with $5 million of cost synergies expected to be realized during the first 12 months, and (2) enable us to expand our client base and grow the business from a lower cost platform;

  •
  create a combined company that generates free cash flow, enabling us to make additional investments in parking-related technology to accelerate development of new products and services that further improves our customers' parking experience and drives client value;

  •
  enable the sharing of complementary capabilities, particularly technology, including Central Parking's customer-driven and our client-focused strategies, allowing the combined company to leverage customer information and technology to deliver services to our customers more effectively and better understand customer preferences while also providing client-focused services, such as:

  •
  automated and web-based transportation, security, maintenance, parking enforcement and meter collection products and services;

  •
  Customer relationship management systems (a technology model for managing interaction with customers, clients and sales prospects) and the capability to capture parking data on a large scale; and

    •
    enhanced property management technology, including electronic marketing services, billing systems and automated reporting; and

    •
    bolster our ability to build upon existing relationships with, and attract, employees, clients and customers.

        Furthermore, our Board considered management's belief that, given the favorable strategic fit, the potential cost synergies and the deal price, the merger is expected to be accretive to our earnings per share within three years after the closing of the merger.

        Central Parking's Businesses, Operating Results, Financial Condition and Management.    Our Board considered information with respect to the businesses, operating results and financial condition of Central Parking, on both a historical and prospective basis, and the quality, breadth and experience of Central Parking's senior management. Our Board considered the following factors, among others:

  •
  Central Parking's operating resources, consumer-facing technologies, innovative product portfolio and skilled employee and management base, which we believe enables it to compete effectively;

  •
  our belief that Central Parking has undergone a significant transformation since its 2007 acquisition by affiliates of Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Versa Capital Management, LLC, by (1) divesting its material owned real estate and its international parking operations, (2) strengthening its senior management team, including a new chief executive officer, chief financial officer and several other senior executives, (3) focusing on customer experience improvements, (4) centralizing back-office functions and (5) investing substantially in technology, including parking revenue equipment and remote facility monitoring capabilities;

  •
  Central Parking's renewal rates;

  •
  our belief in the strength of Central Parking's senior management team, including that of James Marcum, who is Central Parking's President and Chief Executive Officer and is expected to become our Chief Operating Officer upon the completion of the merger, and the insight they have gained from a focus on the development and integration of advanced customer-centric products and technologies;

  •
  Central Parking's market presence in locations across the country, which we believe would complement our current operations; and

  •
  our belief that Central Parking shares our strategic vision concerning the importance of delivering effective customer service, pursuing revenue expansion through product innovation, penetration of existing markets and addition of new markets, and supplementing internal growth with a disciplined acquisition program.

        Merger Consideration.    Our Board evaluated the merger consideration taking into account its total value. In doing so, our Board considered the fact that the merger consideration represents a multiple of 10.4 times Central Parking's Adjusted EBITDA (as defined below) for its fiscal year ended September 30, 2011, and 6.5 times its Adjusted EBITDA, plus $20 million in anticipated net annual run-rate cost synergies, with the adjustments to net income for PropCo, restructuring charges, estimated full year effect of centralization, sponsor fees, non-cash property related losses, other non-cash items affecting earnings and stock based compensation meant to eliminate expenses that are not believed by us to be representative of the ongoing business. Our Board also considered that, for the 12 months ended September 30, 2011, the two companies, on an as if combined basis, would have had aggregate revenue (excluding reimbursed management contract revenue) of approximately $858 million, as compared to our standalone revenue (excluding reimbursed management contract revenue) of approximately $322 million, and aggregate Adjusted EBITDA of approximately $95 million, after considering $20 million in anticipated net annual run-rate cost synergies (despite an aggregate net loss from continuing operations attributable to the companies of approximately $47 million), more than double our standalone Adjusted EBITDA of approximately $42 million (from our net income of approximately $19 million).

        Set forth below is a reconciliation of the Adjusted EBITDA to net (loss) income attributable to the company from continuing operations for us and Central Parking, on an individual and as if combined basis, for the 12 months ended September 30, 2011. See the table below for adjustments.

Adjusted EBITDA Reconciliation

	Twelve months ended September 30, 2011
(amounts in millions)	KCPC	Standard Parking	Combined
Net income (loss) from continuing operations	$(63.1)	$19.3	$(43.8)
less: Net income attributable to noncontrolling interests	$(2.4)	$(0.3)	$(2.7)

Net income (loss) from continuing operations attributable to the Companies	$(65.5)	$19.0	$(46.5)
Add (subtract):
Income tax (benefit) expense	$(39.5)	$12.1	$(27.4)
Interest expense, net	$19.3	$4.1	$23.4
Depreciation and amortization	$26.2	$6.4	$32.6
Long-lived asset impairment	$62.0	$0.0	$62.0
Goodwill and indefinite-lived asset impairment	$20.6	$0.0	$20.6
Adjustment for Propco(1)	$(10.5)	$0.0	$(10.5)
Restructuring charges(2)	$10.1	$0.0	$10.1
Estimated full year effect of centralization(3)	$6.1	$0.0	$6.1
Sponsor fees(4)	$1.5	$0.0	$1.5
Non-cash property related losses(5)	$1.5	$0.0	$1.5
Other non-cash items affecting earnings(6)	$1.1	$0.0	$1.1
Stock based compensation(7)	$0.5	$0.0	$0.5
Adjusted EBITDA(8)	$33.4	$41.6	$75.0
Plus: Estimated net annual run-rate cost synergies(9)			$20.0
Adjusted EBITDA with estimated net annual run-rate cost synergies(10)			$95.0

(1)
To eliminate the results of CPC PropCo from KCPC. Per the merger agreement, it is expected that the sale or disposition of the assets and liabilities of CPC PropCo shall have occurred prior to the consummation of the merger.

(2)
Charges incurred in connection with KCPC's centralization activities that are not expected to continue.

(3)
Expected full-year benefit of savings realized from KCPC's centralization activities not otherwise reflected in the reported results.

(4)
Fees paid to KCPC's current financial sponsors that are not expected to continue post merger.

(5)
Non-cash property related losses on disposals of garage and lot equipment as well as leasehold improvements. As these losses represent non-cash impairments and are not routine, they have been excluded from the calculation of Adjusted EBITDA.

(6)
Other non-cash items affecting earnings related to litigation, end of lease costs and insurance recoveries that are not expected to recur.

(7)
Non-cash stock based compensation expense of KCPC not expected to continue post merger.

(8)
Adjusted EBITDA (including Adjusted EBITDA on an as if combined basis) does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by GAAP, and our calculations thereof may not be comparable to that reported by other companies. We believe that the presentation of Adjusted EBITDA (including Adjusted EBITDA on an as if combined basis) provides a basis for assessing the liquidity position of the combined company. We further believe that the presentation of Adjusted EBITDA (including Adjusted EBITDA on an as if combined basis) provides useful information to our stockholders regarding our ability to service our indebtedness (assuming that anticipated cost synergies are not realized). This belief is based upon negotiations with our lenders, which have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on measures similar to Adjusted EBITDA and Adjusted EBITDA on an as if combined basis. Additionally, our Board considered the presentation of Adjusted EBITDA on an as if combined basis in connection with its evaluation of the merger and the Stock Issuance for the foregoing reasons and for the reasons discussed in the first paragraph in the section entitled "The Merger—Reasons for the Merger—Merger Consideration."

(9)
We, along with Booz & Company, our integration advisor, identified at least $20 million in net annual run-rate cost savings that we anticipate by the end of the second year following the closing of the merger, including savings for professional service costs, office rent and related expenses resulting from the integration of back office functions, information technology expenses, travel expenses, advertising and publicity expenses, property taxes and state and local franchise taxes and other general and administrative expenses.

(10)
We believe that Adjusted EBITDA with estimated net annual run-rate cost synergies presented on an as if combined basis provides useful information to our stockholders regarding our ability to service and/or incur indebtedness (assuming the anticipated cost synergies are realized). Our Board considered the presentation of Adjusted EBITDA with estimated net annual run-rate cost synergies on an as if combined basis in connection with its evaluation of the merger and the Stock Issuance for the foregoing reasons and for the reasons discussed in the first paragraph in the section entitled "The Merger—Reasons for the Merger—Merger Consideration."

        In evaluating the merger consideration, our Board took into account the fact that, although there is a fixed conversion ratio, the total value of the stock consideration is effectively capped at $149,535,576, because the number of shares of our common stock to be issued as consideration in the merger would be reduced in proportion to the amount that the arithmetic average of the volume-weighted average per share price of our common stock on each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing of the merger exceeded $24.27. Our Board also considered that the merger consideration consisted of both our common stock and deferred cash consideration and that such cash consideration would only be payable to the extent it was not used to satisfy the KCPC stockholders' indemnification obligations under the merger agreement. Additionally, our Board considered that either party may terminate the merger agreement, on at least five business days' notice sent no later than ten business days prior to our special meeting, if the arithmetic average of the volume-weighted average per share price of our common stock for a period of ten consecutive trading days falls below $11.69, allowing us (or Central Parking) to walk away from the transaction if the market price were to reflect a strong negative perception of the merger.

        Financing of the Merger.    Our Board considered management's belief that we can finance the transaction and the combined company on favorable terms and create a capital structure for the combined company following the completion of the merger that will allow us to achieve the strategic benefits referred to in "The Merger—Reasons for the Merger—Strategic Benefits." Specifically, our Board noted the terms of the senior debt commitment letter with Bank of America, N.A., Wells Fargo Bank, N.A., and JPMorgan Chase Bank, N.A., together with certain other financial institutions, pursuant to which we expect to obtain a $450 million senior secured credit facility, as well as the fact that our obligation to close the merger is conditioned on our obtaining the financing on the terms set forth in the commitment letter.

        Terms of the Merger Agreement and the Closing Agreements.    In addition to evaluating the reasonableness of the merger consideration, our Board considered the overall terms of the merger agreement, including the parties' respective representations, warranties, covenants and conditions to their respective obligations in such agreement. In particular, our Board noted the fact that KCPC's stockholders are obligated to indemnify us for a number of items, including, among others, adverse consequences resulting from breaches of representations, warranties and covenants and certain identified liabilities. Our Board also noted that the merger agreement provides that, following the merger, a representative of the stockholders of KCPC will have the ability to designate three individuals for nomination and appointment to our Board. Our Board considered that each such designee (1) will be required to furnish a completed director and officer questionnaire with respect to the background and qualifications of such designee, (2) will be subject to a background check in a manner consistent with background checks customarily engaged in by us for prospective new members of our Board, (3) will be required to make himself or herself available for interviews by our Board, (4) must qualify as an independent director under our corporate governance policies and the NASDAQ Marketplace Rules and (5) may be denied appointment if our Board determines in good faith, after consideration by the Nominating and Governance Committee of our Board and consultation with outside legal counsel, that such individuals' appointment would constitute a breach of its fiduciary duties. Our Board also considered its ability under the merger agreement to withdraw its recommendation that our stockholders vote in favor of the issuance of shares of our common stock in connection with the proposed merger if it determines that the failure to change its recommendation would result in a breach of its fiduciary duties.

        Additionally, our Board considered the reasonableness of the termination fee or expense reimbursement payable by us in the event that certain termination events occur.

        Our Board also considered the overall terms of the closing agreements entered into by the stockholders of KCPC, including the provisions in those agreements designed to provide protection to our Board and the holders of the majority of outstanding common stock against potential actions by the former stockholders of KCPC. In particular, our Board took into account the manner in which the former stockholders of KCPC will be required to vote their shares of our common stock in the first three years following the closing of the merger. Our Board also noted that the former stockholders of KCPC will generally be subject to "standstill" provisions for a period of four years. Additionally, our Board noted that some of the former KCPC stockholders, including any with representatives on our Board, will be subject to restrictive covenants, including non-compete, non-solicitation, confidentiality and non-disparagement covenants, following the merger for a number of years.

        Restrictions on Resales of Stock Issued in the Merger; Terms of the Registration Rights Agreement.    Another important consideration for our Board was the fact that the shares issued in connection with the merger will be "restricted securities" under Rule 144 of the Securities Act. Specifically, our Board noted that the KCPC stockholders will be prohibited from publicly reselling their shares of our common stock during the first six months following the merger and that, even after such period, volume limitations and additional restrictions on resales of our common stock will be applicable to those former KCPC stockholders who become our affiliates (for example, those former KCPC stockholders who have representatives on our Board). Additionally, our Board considered the provisions of the registration rights agreement as they relate to potential resales of our common stock by a former KCPC stockholder, including the provisions providing that (1) we are not obligated to file a registration statement until six months after the merger is completed, (2) pursuant to a registration statement, prior to the third anniversary of the closing of the merger, the former KCPC stockholders may only sell their stock in an underwritten public offering and (3) we are not obligated to effect an underwritten public offering for the former KCPC stockholders prior to the first anniversary of the closing of the merger. Our Board considered management's assessment that the restrictions on resales of our common stock and the provisions of the registration rights agreement would help minimize the risk of adverse effects on the market price of our common stock caused by the sale of such stock held by the former KCPC stockholders following the merger or by the perception that such sales could occur.

        Likelihood of Completion of Merger.    Our Board considered the likelihood of the merger being completed, including the terms of the merger agreement and other factors that, taken as a whole, provide a significant degree of assurance that the merger will be completed. In particular, our Board noted that (1) the conditions required to be satisfied prior to completion of the merger are expected to be fulfilled, (2) we have obtained committed debt financing for the transactions contemplated by the merger agreement with customary conditions to financing from reputable financing sources and (3) both parties have made commitments in the merger agreement with respect to obtaining regulatory clearances, including clearances under the HSR Act.

        Success with Prior Acquisitions.    Our Board also took into account our management's track record of successfully acquiring and integrating other parking operators into our business, including the successful integration of nine companies since 2004. Our Board believes that we have successfully integrated the acquired companies without increasing our indebtedness, while simultaneously increasing our cash flow.

        Strategic Alternatives.    Our Board considered management's review of potential strategic alternatives and determined that the value offered in connection with the merger was more favorable to our stockholders than the potential value that might have resulted from any other strategic opportunity reasonably available to us, including not pursuing any acquisition or other strategic transaction, instituting a stock repurchase program, declaring special dividends, seeking negotiated investments by third party investors and deleveraging our balance sheet.

        Opinion of Financial Advisor.    Our Board considered the opinion and financial presentation of BofA Merrill Lynch, dated February 28, 2012, to our Board as to the fairness, from a financial point of view and as of that date, to Standard Parking of the consideration to be paid by Standard Parking in the merger, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled "The Merger—Opinion of Standard Parking's Financial Advisor" beginning on page 47. BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. Subsequent developments may affect BofA Merrill Lynch's opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. In evaluating the opinion and financial presentation of BofA Merrill Lynch, our Board considered the results of all of the analyses undertaken by BofA Merrill Lynch, as a whole, and did not rely on any one analysis in particular. Our Board recognized that BofA Merrill Lynch's Selected Public Companies Analysis summarized below in "Opinion of Standard Parking's Financial Advisor—Central Parking Financial Analyses—Selected Public Companies Analysis" implied an equity value reference range below that of the implied transaction value of the merger, but did not find that analysis to be determinative in light of all of the other financial analyses and the other reasons for the merger described in this proxy statement.

        Other Reasons in Favor of the Merger.    The reasons in favor of the merger considered by our Board also include, but are not limited to, the following:

  •
  our Board's knowledge of the current and future environment in which we have operated and will continue to operate, including national and local economic conditions and the competitive environment of the parking industry and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

  •
  the review by our Board, with the assistance of our advisors, regarding the structure of the merger, the tax consequences of the merger and the financial and other terms of the merger agreement;

  •
  the anticipated increase in interest from new investors because of the combined company's larger size, efficiencies and scope of operations; and

  •
  the potential for increased trading liquidity for our stockholders due to the expanded public stockholder base and increased number of outstanding shares of our common stock.

        Additionally, our Board took into account a number of potentially negative factors in its deliberations concerning the merger with Central Parking, including the following considerations:

  •
  the possible effect of a public announcement of the merger agreement on our and Central Parking's operations, clients, customers, business partners, lenders and employees and on our and Central Parking's ability to attract and retain key management and personnel;

  •
  the possible effect of the merger on our stock price, including any effect on the stock price caused by the public announcement of the merger agreement and the potential decline in the stock price caused by the issuance of shares of our common stock in connection with the proposed merger;

  •
  the fact that, if the merger is not completed (1) the trading price of our shares of common stock could be adversely affected, (2) we will have incurred significant transaction and opportunity costs attempting to consummate the merger, (3) we may lose clients, customers, business partners, lenders and employees, (4) our business may be disrupted and (5) the market's perceptions of our prospects could be adversely affected;

  •
  the fact that the merger agreement restricts the conduct of our business prior to the consummation of the merger, requiring us to operate our business in the ordinary course and limiting our ability to undertake other acquisitions, declare dividends or to incur additional indebtedness, which may delay or prevent us from taking advantage of business opportunities that could arise prior to the consummation of the merger;

  •
  the possibility that litigation might be initiated in regard to the merger that could be potentially expensive and burdensome for us to defend;

  •
  our obligations under the merger agreement to pay KCPC, under specified circumstances, a termination fee of $7.5 million or to reimburse KCPC for its expenses in an amount not to exceed $6 million if the merger agreement were terminated;

  •
  the challenges inherent in the combination of two businesses of the size and scope of our company and Central Parking and the size of the companies relative to each other, including, the following:

  •
  the possibility that integration costs may be greater that anticipated;

  •
  the possible diversion of management's attention for an extended period of time;

  •
  the potential disruption of, or the loss of momentum in, each company's ongoing businesses before the consummation of the merger; and

  •
  complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a manner that minimizes any adverse impact on clients, customers, employees and other constituencies;

  •
  the risk that the economic benefits, cost savings and other synergies that we anticipate as a result of the transaction are not fully realized or take longer to realize than expected;

  •
  the risk that we or KCPC may be unable to obtain antitrust or other regulatory clearances required for the transaction, or that required antitrust or other regulatory clearances may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction;

  •
  the impact of the issuance of shares of our common stock as consideration for the merger on our existing stockholders, including dilution of their ownership and voting interests;

  •
  our incurrence of substantial additional indebtedness in connection with the merger;

  •
  the risk that certain liabilities associated with the transaction, including potential liabilities associated with Central Parking's end-of-lease structural and repair obligations and ongoing litigation, have not been discovered or will be greater than anticipated; and

  •
  other risks of the type and nature described in the section entitled "Risk Factors" beginning on page 14.

        After consideration of these factors, our Board determined that the potential negative factors were significantly outweighed by the potential benefits of the merger to our stockholders.

        The foregoing discussion of information and factors considered by our Board is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, our Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Rather, our Board viewed its determinations and recommendations as being based on the totality of information and factors presented to and considered by our Board. Moreover, each member of our Board applied his or her own personal business judgment to the process and may have given different weight to different factors.

        For the reasons set forth above, our Board approved the merger agreement, determined that the merger was advisable and in the best interest of our stockholders and recommends that our stockholders vote FOR the proposal to authorize the issuance of shares of our common stock in connection with the proposed merger. Additionally, in support of the merger, our Board also recommends that our stockholders vote FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the issuance of shares of common stock in connection with the proposed merger.

        This explanation of our Board's reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section entitled "Special Note Concerning Forward-Looking Statements" beginning on page 12.

Opinion of Standard Parking's Financial Advisor

        Standard Parking has retained BofA Merrill Lynch to act as Standard Parking's financial advisor in connection with the merger. At a meeting of Standard Parking's Board held on February 28, 2012 to evaluate the merger, BofA Merrill Lynch rendered to Standard Parking's Board an oral opinion, confirmed by delivery of a written opinion dated February 28, 2012, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the consideration to be paid by Standard Parking in the merger was fair, from a financial point of view, to Standard Parking.

        The full text of BofA Merrill Lynch's written opinion, dated February 28, 2012, is attached as Annex D to this proxy statement and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Standard Parking's Board for the benefit and use of Standard Parking's Board (in its capacity as such) in connection with and for purposes of its evaluation of the consideration from a financial point of view to Standard Parking. BofA Merrill Lynch's opinion did not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Standard Parking or in which Standard Parking might engage or as to the underlying business decision of Standard Parking to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

        In connection with its opinion, BofA Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to Standard Parking;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Central Parking furnished to or discussed with BofA Merrill Lynch by Central Parking's management, including certain historical financial information and financial forecasts relating to Central Parking prepared by Central Parking's management, referred to as the "Central Parking financial information";

  •
  reviewed certain adjusted historical financial information and financial forecasts relating to Central Parking prepared by Standard Parking's management, referred to as the "Standard Parking-Central Parking financial information," and discussed with Standard Parking's management its assessments as to the historical and adjusted historical financial information and the relative likelihood of achieving the future financial results reflected in the Central Parking financial information and the Standard Parking-Central Parking financial information;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Standard Parking furnished to or discussed with BofA Merrill Lynch by Standard Parking's management, including certain financial forecasts relating to Standard Parking prepared by Standard Parking's management, referred to as the "Standard Parking forecasts";

  •
  reviewed certain estimates as to the amount and timing of cost savings, referred to as "potential cost savings," anticipated by Standard Parking's management to result from the merger;

  •
  discussed the past and current business, operations, financial condition and prospects of Central Parking with members of Standard Parking's and Central Parking's senior managements, and discussed the past and current business, operations, financial condition and prospects of Standard Parking with members of Standard Parking's senior management;

  •
  reviewed the trading history of Standard Parking common stock;

  •
  compared certain financial information of Central Parking and certain financial and stock market information of Standard Parking with similar information of other companies BofA Merrill Lynch deemed relevant;

  •
  compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

  •
  reviewed the merger agreement; and

  •
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of Standard Parking's and Central Parking's managements that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Standard Parking-Central Parking financial information, Standard Parking forecasts and potential cost savings, BofA Merrill Lynch assumed, at Standard Parking's direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Standard Parking's management as to the historical and future financial performance of Central Parking, the future financial performance of Standard Parking and the other matters covered thereby and, based on the assessments of Standard Parking's management as to the historical and adjusted historical financial information and the relative likelihood of achieving the future financial results reflected in the Central Parking financial information and the Standard Parking-Central Parking financial information, BofA Merrill Lynch relied, at Standard Parking's direction, on the Standard Parking-Central Parking financial information for purposes of its opinion. BofA Merrill Lynch also relied, at Standard Parking's direction, on the assessments of Standard Parking's management as to Standard Parking's ability to achieve potential cost savings and was advised by Standard Parking that Standard Parking expects, and BofA Merrill Lynch assumed, that such potential cost savings would be realized in the amounts and at the times projected thereby. To the extent reflected in the Standard Parking-Central Parking financial information, BofA Merrill Lynch also assumed that the Central Parking financial information was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Central Parking's management as to Central Parking's historical and future financial performance. BofA Merrill Lynch further assumed, at Standard Parking's direction, that the consolidated balance sheets and financial statements relating to Central Parking to be delivered to Standard Parking in connection with the merger would not reflect any financial information that would adversely impact its analyses or opinion in any material respect. In addition, BofA Merrill Lynch assumed, at Standard Parking's direction, that any adjustments to the consideration would not have an adverse impact on its analyses or opinion in any material respect.

        BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Central Parking or Standard Parking, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of Central Parking or Standard Parking and it assumed, with Standard Parking's consent, that there were no material undisclosed liabilities of or relating to Central Parking for which appropriate reserves, indemnification arrangements or other provisions had not been made. BofA Merrill Lynch did not evaluate the solvency or fair value of Central Parking or Standard Parking under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at Standard Parking's direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Central Parking, Standard Parking or the contemplated benefits of the merger. At Standard Parking's direction, BofA Merrill Lynch assumed that, prior to closing, KCPC would complete an internal restructuring and sell or transfer all assets and liabilities of CPC PropCo to a third party, collectively referred to as the "pre-closing transactions," and that Standard Parking would not directly or indirectly acquire, assume or incur any assets, liabilities or other obligations related to CPC PropCo or that are contemplated to be excluded from the merger as a result of the pre-closing transactions or otherwise.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, the form or structure of, or any adjustments to, the consideration or any terms, aspects or implications of the pre-closing transactions or any other arrangements, agreements or understandings entered into in connection with the merger or otherwise. BofA Merrill Lynch's opinion was limited to the fairness, from a financial point of view, to Standard Parking of the consideration to be paid in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the consideration or otherwise. BofA Merrill Lynch expressed no view or opinion with respect to, and relied, with Standard Parking's consent, upon the assessments of Standard Parking's representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Central Parking, Standard Parking and the merger (including the contemplated benefits thereof) as to which BofA Merrill Lynch understood that Standard Parking obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch further did not express any opinion as to what the value of Standard Parking common stock actually would be when issued or the prices at which Standard Parking common stock would trade at any time, including following announcement or consummation of the merger.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on Standard Parking, Central Parking or the merger. It should be understood that subsequent developments may affect BofA Merrill Lynch's opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by BofA Merrill Lynch's Americas Fairness Opinion Review Committee. Except as described in this summary, Standard Parking imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to Standard Parking's Board in connection with its opinion, dated February 28, 2012. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. For purposes of the financial analyses summarized below, the term "implied transaction value" refers to $138 million calculated as (1) the $27 million cash consideration and (2) the implied value of the stock consideration based on 6,161,334 shares of Standard Parking common stock issuable in the merger and Standard Parking's closing stock price of $18.03 per share on February 27, 2012.

Central Parking Financial Analyses

        Selected Public Companies Analysis.    BofA Merrill Lynch reviewed financial information of Central Parking and financial and stock market information of Standard Parking and the following six selected publicly traded companies, which companies generally were selected because, as is the case with Central Parking, they provide on-site management services for clients and property owners, derive revenue predominantly in North America and have annual gross revenue of less than $5.0 billion, referred to as the "selected companies":

  •
  ABM Industries Incorporated
  •
  Cintas Corporation
  •
  Coinstar, Inc.
  •
  Corrections Corporation of America
  •
  FirstService Corporation
  •
  Healthcare Services Group, Inc.

        BofA Merrill Lynch reviewed enterprise values of Standard Parking and the selected companies, calculated as equity values based on closing stock prices on February 27, 2012, plus debt, less cash and other adjustments, as a multiple, to the extent publicly available, of calendar years 2011 and 2012 estimated EBITDA. The overall observed low to high calendar years 2011 and 2012 estimated EBITDA multiples for the selected companies (excluding such observed multiples for Healthcare Services Group, Inc., which multiples were greater than 15.0x and considered not meaningful for comparative purposes) were 5.2x to 9.8x and 4.5x to 8.4x, respectively. Based on its professional judgment and after taking into consideration the observed multiples for the selected companies, BofA Merrill Lynch applied selected ranges of calendar years 2011 and 2012 estimated EBITDA multiples of 8.0x to 9.0x and 7.5x to 8.0x, respectively, derived from Standard Parking and the selected companies to corresponding data of Central Parking. Central Parking's implied equity values derived from such selected EBITDA multiples were calculated as total enterprise value less net debt. Financial data of Standard Parking and the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of Central Parking were based on the Standard Parking-Central Parking financial information. This analysis indicated the following approximate implied equity value reference range for Central Parking, as compared to the implied transaction value:

Implied Equity Value Reference Range	Implied Transaction Value
$65 million - $99 million	$138 million

        No company used in this analysis is identical to Central Parking nor were individual multiples derived from the selected companies independently determinative of BofA Merrill Lynch's opinion. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Central Parking was compared.

        Selected Precedent Transactions Analysis.    BofA Merrill Lynch reviewed publicly available financial information relating to the following 11 selected transactions announced between January 1, 2004 and February 27, 2012, which transactions generally were selected because, as is the case with the merger, they involved companies that provide on-site management services (including in many cases parking management services) for clients and property owners and had transaction values of less than $1.0 billion:

Announcement Date	Acquirer	Target
11/2011	• Green Courte Real Estate Partners III, LLC	• The Parking Spot
7/2011	• Ontario Teachers' Pension Fund	• Imperial Parking Corporation
5/2011	• EQT Infrastructure, L.P.	• Acciona S.A. (Acciona Aparcamientos business)
9/2010	• ABM Industries Incorporated	• L&R Group of Companies, Inc.
7/2008	• The Blackstone Group L.P.	• Allied Security Holdings LLC
6/2008	• Stanley Black & Decker, Inc.	• Sonitrol Corporation
5/2007	• Kohlberg & Company, L.L.C.	• Central Parking Corporation
2/2007	• Garda World Security Corporation	• Acoustic Technology, Inc.
6/2006	• AlliedBarton Security Services LLC	• Rentokil Initial plc (Initial Security business)
11/2005	• Garda World Security Corporation	• Vance International, Inc.
1/2004	• The Gates Group, LLC	• Imperial Parking Corporation

        BofA Merrill Lynch reviewed enterprise values of the selected transactions, calculated as the purchase prices paid for the target companies plus debt, less cash and other adjustments, as a multiple, to the extent publicly available, of the target company's latest 12 months EBITDA. The overall observed low to high latest 12 months EBITDA multiples for the selected transactions were 7.7x to 14.8x. Based on its professional judgment and after taking into consideration the observed multiples for the selected transactions, BofA Merrill Lynch applied a selected range of latest 12 months EBITDA multiples of 9.0x to 11.0x derived from the selected transactions to Central Parking's calendar year 2011 EBITDA. Central Parking's implied equity values derived from such selected EBITDA multiples were calculated as total enterprise value less net debt. Financial data of the selected transactions were based on publicly available information. Financial data of Central Parking were based on the Standard Parking-Central Parking financial information. This analysis indicated the following approximate implied equity value reference range for Central Parking, as compared to the implied transaction value:

Implied Equity Value Reference Range	Implied Transaction Value
$99 million - $168 million	$138 million

        No company, business or transaction used in this analysis is identical to Central Parking or the merger nor were individual multiples derived from the selected transactions independently determinative of BofA Merrill Lynch's opinion. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Central Parking and the merger were compared.

        Discounted Cash Flow Analysis.    BofA Merrill Lynch performed a discounted cash flow analysis of Central Parking, both with and without giving effect to potential cost savings anticipated by Standard Parking's management to result from the merger, by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Central Parking was forecasted to generate during calendar years ending December 31, 2012 through 2016 based on the Standard Parking-Central Parking financial information. BofA Merrill Lynch calculated terminal values for Central Parking by applying to Central Parking's fiscal year 2016 estimated EBITDA a range of terminal value multiples of 8.0x to 9.0x, which range was selected after taking into consideration, among other things, estimated EBITDA trading multiples of the selected companies referred to above under the section "Opinion of Standard

Parking's Financial Advisor—Central Parking Financial Analyses—Selected Public Companies Analysis." The cash flows and terminal values were then discounted to present value as of December 31, 2011 using discount rates ranging from 8.5% to 10.5%, which range was selected after taking into consideration, among other things, a weighted average cost of capital calculation. This analysis indicated the following approximate implied equity value reference ranges, both with and without potential cost savings, for Central Parking, as compared to the implied transaction value:

Implied Equity Value Reference Ranges
With Potential Cost Savings	Without Potential Cost Savings	Implied Transaction Value
$229 million - $316 million	$120 million - $182 million	$138 million

Standard Parking Financial Analyses.

        Selected Public Companies Analysis.    BofA Merrill Lynch reviewed financial and stock market information of Standard Parking and the selected companies listed above in the section, "Opinion of Standard Parking's Financial Advisor—Central Parking Financial Analyses—Selected Public Companies Analysis." BofA Merrill Lynch reviewed enterprise values of the selected companies, calculated as equity values based on closing stock prices on February 27, 2012, plus debt, less cash and other adjustments, as a multiple, to the extent publicly available, of calendar years 2011 and 2012 estimated EBITDA. The overall observed low to high calendar years 2011 and 2012 estimated EBITDA multiples for the selected companies (excluding such observed multiples for Healthcare Services Group, Inc., which multiples were greater than 15.0x and considered not meaningful for comparative purposes) were 5.2x to 9.8x and 4.5x to 8.4x, respectively. Based on its professional judgment and after taking into consideration the observed multiples for the selected companies, BofA Merrill Lynch applied selected ranges of calendar years 2011 and 2012 estimated EBITDA multiples of 8.0x to 9.0x and 7.5x to 8.0x, respectively, derived from the selected companies to corresponding data of Standard Parking. Standard Parking's implied per share equity values derived from such selected EBITDA multiples were calculated as total enterprise value less net debt, divided by the number of fully diluted shares of Standard Parking common stock. Financial data of Standard Parking and the selected companies were based on publicly available research analyst estimates, public filings and other publicly available information. This analysis indicated the following approximate implied per share equity value reference range for Standard Parking, as compared to Standard Parking's closing stock price on February 27, 2012:

Implied Per Share Equity Value Reference Range	Standard Parking Closing Stock Price on February 27, 2012
$15.30 - $17.85	$18.03

        No company used in this analysis is identical to Standard Parking nor were individual multiples derived from the selected companies independently determinative of BofA Merrill Lynch's opinion. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Standard Parking was compared.

        Discounted Cash Flow Analysis.    BofA Merrill Lynch performed a discounted cash flow analysis of Standard Parking by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Standard Parking was forecasted to generate during calendar years ending December 31, 2012 through 2016 based on the Standard Parking forecasts. BofA Merrill Lynch calculated terminal values for Standard Parking by applying to Standard Parking's fiscal year 2016 estimated EBITDA a range of terminal value multiples of 8.0x to 9.0x, which range was selected after taking into consideration, among other things, estimated EBITDA trading multiples of the selected companies referred to above under the section "Opinion of Standard Parking's Financial Advisor—Central Parking Financial Analyses—Selected Public Companies Analysis." The cash flows and terminal values were then discounted to present value as of December 31, 2011 using discount rates ranging from 8.5% to 10.5%, which range was selected after taking into consideration, among other things, a weighted average cost of capital calculation. This analysis indicated the following approximate implied per share equity value reference range for Standard Parking, as compared to Standard Parking's closing stock price on February 27, 2012:

Implied Per Share Equity Value Reference Range	Standard Parking Closing Stock Price on February 27, 2012
$20.15 - $24.70	$18.03

        Other Factors.    BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch's financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

  •
  historical trading performance of Standard Parking common stock during the 52-week period ended February 27, 2012, which reflected low and high closing prices for Standard Parking common stock during such period of approximately $14.50 to $19.30 per share;

  •
  publicly available Wall Street research analyst one-year forward stock price targets for Standard Parking discounted to present value as of February 27, 2012, which indicated a range of one-year forward stock price targets of approximately $16.35 to $21.80 per share; and

  •
  relative contributions of Standard Parking and Central Parking to the pro forma combined company based on calendar years 2011 to 2013 adjusted EBITDA, both with and without giving effect to potential cost savings, based on the Standard Parking-Central Parking financial information and the Standard Parking forecasts, which indicated a range of implied aggregate equity ownership percentages for Standard Parking's stockholders in the combined company upon consummation of the merger of approximately 60.1% to 64.4% (with potential cost savings) and approximately 77.6% to 84.7% (without potential cost savings).

  Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to Standard Parking's Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. In addition, no single result or method of analysis, including whether or not a specific result or analysis compared favorably to the implied transaction value of the merger, was dispositive of BofA Merrill Lynch's opinion. Rather, BofA Merrill Lynch arrived at its ultimate opinion based on the results of all analyses and factors considered in their entirety.

        In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Standard Parking and Central Parking. The estimates of the future performance of Standard Parking and Central Parking in or underlying BofA Merrill Lynch's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch's analyses. These analyses were prepared solely as part of BofA Merrill Lynch's analysis of the fairness, from a financial point of view, to Standard Parking of the consideration to be paid by Standard Parking in the merger and were provided to Standard Parking's Board in connection with the delivery of BofA Merrill Lynch's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch's view of the actual value of Standard Parking or Central Parking.

        The type and amount of consideration payable in the merger was determined through negotiations between Standard Parking and Central Parking, rather than by any financial advisor, and was approved by Standard Parking's Board. The decision to enter into the merger agreement was solely that of Standard Parking's Board. As described above, BofA Merrill Lynch's opinion and analyses were only one of many factors considered by Standard Parking's Board in its evaluation of the merger and should not be viewed as determinative of the views of Standard Parking's Board, management or any other party with respect to the merger or the consideration payable in the merger.

        In connection with BofA Merrill Lynch's services as Standard Parking's financial advisor, Standard Parking has agreed to pay BofA Merrill Lynch an aggregate fee of up to $3.5 million, of which a portion was payable upon delivery of its opinion, $2.5 million is contingent upon consummation of the merger and up to $500,000 may be payable in the discretion of Standard Parking upon consummation of the merger. BofA Merrill Lynch and certain of its affiliates are participating in the financing for the merger, including acting as joint lead arranger, joint book manager and administrative agent for, and as a lender under, the senior secured credit facilities for the merger, for which services BofA Merrill Lynch and such affiliates expect to receive an aggregate fee currently estimated to be approximately $2.7 million. Standard Parking also has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of BofA Merrill Lynch's legal counsel, incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch and related persons against liabilities, including liabilities under the federal securities laws, arising out of BofA Merrill Lynch's engagement.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Standard Parking, Central Parking and certain of their respective affiliates.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Standard Parking and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (1) having acted or acting as administrative agent, book manager and joint lead arranger for, and/or as a lender under, certain term loans, letters of credit and credit and leasing facilities of Standard Parking and certain of its affiliates and (2) having provided or providing certain cash, treasury management and credit card services and products to Standard Parking and certain of its affiliates. From January 1, 2010 through on or about February 28, 2012 (the date on which Standard Parking's Board approved the merger), BofA Merrill Lynch and its affiliates received aggregate revenues from Standard Parking and its affiliates for corporate, commercial and investment banking services of approximately $7.5 million.

        In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Central Parking and certain of its affiliates, including Kohlberg & Company, L.L.C. and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (1) having acted or acting as administrative agent, lead arranger or bookrunner for, and/or as a lender under, certain term loans, letters of credit and credit and leasing facilities (certain of which may be repaid in connection with the merger) of Central Parking, Kohlberg & Company, L.L.C., certain of their respective affiliates and certain portfolio companies of Kohlberg & Company, L.L.C., (2) having provided or providing certain cash, treasury management and credit card services and products to Central Parking, Kohlberg & Company, L.L.C., certain of their respective affiliates and certain portfolio companies of Kohlberg & Company, L.L.C., (3) having provided or providing certain commodity, derivatives and foreign exchange trading services to Central Parking, Kohlberg & Company, L.L.C., certain of their respective affiliates and certain portfolio companies of Kohlberg & Company, L.L.C. and (4) having acted as a bookrunner for a debt offering of a portfolio company of Kohlberg & Company, L.L.C.

        BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Standard Parking selected BofA Merrill Lynch to act as its financial advisor in connection with the merger on the basis of BofA Merrill Lynch's experience in similar transactions, its reputation in the investment community and its familiarity with Standard Parking and its business.

Certain Financial Projections

        Neither Standard Parking nor Central Parking makes public any projections as to future performance, earnings or other prospective financial information, other than limited short-term guidance regarding Standard Parking's anticipated earnings per share and free cash flows for the then current fiscal year and, in certain cases, general and administrative expenses and capital expenditures for the then current fiscal year. Central Parking does, however, prepare projections for its then current fiscal year for internal purposes, such as budgeting and other management decisions, and to provide to Central Parking's lenders. The summary of the projections set forth below is included in this proxy statement because such information was part of the information considered by our Board in evaluating the merger. The projections were also provided to Standard Parking's financial advisor for purposes of its financial analyses.

        The projections were not prepared for use in this proxy statement or with a view to public disclosure of any kind. The projections also were not prepared in accordance with GAAP or in compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and financial forecasts. Neither Standard Parking's independent registered public accounting firm nor Central Parking's independent registered public accounting firm has examined, compiled or otherwise applied procedures to the projections and neither such firm assumes any responsibility for them. EBIT and EBITDA measurements exclude interest, taxes and, in the case of EBITDA, depreciation and amortization expense. These measurements have not, however, been adjusted to eliminate net income attributable to non-controlling interests.

        While presented with numerical specificity, the summary of the projections set forth below reflects numerous assumptions and estimates made by the management of each of Central Parking and Standard Parking regarding industry performance and competition, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to

Central Parking's business (including its ability to achieve strategic goals, objectives and targets) and, as discussed below, Standard Parking's business. Such assumptions and estimates were based on information available at the time the projections were prepared. Such assumptions and estimates are uncertain and difficult to predict and many are beyond the control of Standard Parking and Central Parking. The projections also reflect subjective judgments of Central Parking's management and Standard Parking's management that are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, there can be no assurance that the assumptions, estimates and judgments made in preparing the projections will prove accurate or that any of the projections will be realized. In addition, the projections cover multiple years, and such information by its nature becomes less predictive with each successive year.

        The inclusion of a summary of the projections in this proxy statement should not be regarded as an indication that any of Standard Parking, Central Parking or their respective affiliates or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. The projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the transactions contemplated by the merger agreement. None of Standard Parking, Central Parking or any of their respective affiliates or representatives intends to update or otherwise revise the projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions, estimates and judgments underlying the projections are shown to be in error.

        The following summary of the projections set forth below are subject to substantial risks and uncertainties that could cause actual results to differ materially from the projected results. All projections contained in this proxy are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and other factors described or referred to above in "Risk Factors" and "Special Note Concerning Forward-Looking Statements."

  Projections Relating to Central Parking's Business

        Central Parking's management prepared certain financial projections regarding Central Parking's anticipated future operating results for its fiscal year ending September 30, 2012 and provided such projections to Standard Parking's management (the "Central Parking 2012 Projections"). Standard Parking's management adjusted the Central Parking 2012 Projections downward based on various assumptions and estimates of Standard Parking's management, including with respect to certain identified parking facility leases, and assessments of Standard Parking's management regarding the risks associated with Central Parking's business and operations and the potential impact of such risks on Central Parking's ability to achieve its projected results for its fiscal year ending September 30, 2012 (such adjusted projections, the "Adjusted Central Parking 2012 Projections").

        For transaction modeling purposes, Standard Parking's management prepared its own projections of Central Parking's future operating results for the fiscal years ending September 30, 2013 through September 30, 2016, based upon the Adjusted Central Parking 2012 Projections (such projections, together with the Adjusted Central Parking 2012 Projections, the "Five-Year Projections"). In preparing the projections for the fiscal years ending September 30, 2013 through September 30, 2016, Standard Parking's management applied Standard Parking's historical growth rates to the Adjusted Central Parking 2012 Projections, using an estimated annual increase in gross profit of approximately 5% and an estimated annual increase in general and administrative expenses of approximately 3% to determine projected EBITDA and EBIT. Such estimated annual increases are not reflective of the historical growth rates for Central Parking, nor were they considered by Standard Parking's management to be necessarily reflective of the future growth rates that could be expected for the Central Parking business on a stand-alone basis. Additionally, Standard Parking's management assumed that there would be no increase in projected capital expenditures after Central Parking's fiscal year ending September 30, 2012 based on current plans for Central Parking's business.

        The Five-Year Projections are summarized in the following table:

	Fiscal Year Ending September 30,
(In millions)	2012E	2013E	2014E	2015E	2016E
EBITDA	$38.0	$40.8	$43.8	$47.0	$50.4
EBIT	$9.0	$11.8	$14.8	$18.0	$21.4
Capital Expenditures	$9.0	$9.0	$9.0	$9.0	$9.0

  Unlevered Free Cash Flow Projections (Without Giving Effect to Cost Savings)

        Based on the Five-Year Projections, Central Parking's unlevered free cash flows were calculated without giving effect to any anticipated cost savings from synergies (the "Unlevered Free Cash Flow Projections Without Cost Savings"). Because Central Parking has a September 30 fiscal year-end, the Unlevered Free Cash Flow Projections Without Cost Savings were calendarized to conform to Standard Parking's fiscal year ending December 31. The Unlevered Free Cash Flow Projections Without Cost Savings are summarized in the following table:

	Calendar Year Ending December 31,
(In millions)	2012E	2013E	2014E	2015E	2016E
EBITDA	$38.7	$41.6	$44.6	$47.8	$51.3
EBIT	$9.7	$12.6	$15.6	$18.8	$22.3
Cash Taxes (40%)	$(12.3)	$(13.4)	$(14.6)	$(15.9)	$(17.3)
Tax Adjusted EBIT	$(2.6)	$(0.9)	$1.0	$2.9	$5.0
Depreciation	$8.0	$8.0	$8.0	$8.0	$8.0
Amortization	$21.0	$21.0	$21.0	$21.0	$21.0
Capital Expenditures	$(9.0)	$(9.0)	$(9.0)	$(9.0)	$(9.0)
(Increase)/Decrease in Working Capital	$(2.1)	$0.6	$2.1	$2.2	$2.2
Unlevered Free Cash Flows	$15.3	$19.7	$23.1	$25.1	$27.2

  Unlevered Free Cash Flow Projections (Giving Effect to Cost Savings)

        Standard Parking's management, together with Booz & Company, Standard Parking's integration advisor, identified approximately $20 million in net annual run-rate cost synergies that are anticipated to be realized by the end of the second year following the closing of the merger. Based on the Five-Year Projections, Central Parking's unlevered free cash also was calculated after giving effect to these anticipated cost savings from synergies and after-tax transaction expenses of approximately $12.3 million (the "Unlevered Free Cash Flow Projections With Cost Savings"). Because Central Parking has a September 30 fiscal year-end, the Unlevered Free Cash Flow Projections With Cost Savings were calendarized to conform to Standard Parking's fiscal year ending December 31. The Unlevered Free Cash Flow Projections With Cost Savings are summarized in the following table:

	Calendar Year Ending December 31,
(In millions)	2012E	2013E	2014E	2015E	2016E
EBITDA	$38.7	$41.6	$44.6	$47.8	$51.3
Projected Cost Savings	$5.7	$17.2	$20.0	$20.0	$20.0
EBITDA (with Projected Cost Savings)	$44.4	$58.8	$64.6	$67.8	$71.3
EBIT	$13.7	$28.0	$33.9	$37.1	$40.6
Cash Taxes (40%)	$(13.9)	$(19.6)	$(22.0)	$(23.3)	$(24.6)
Tax Adjusted EBIT	$(0.2)	$8.4	$11.9	$13.9	$15.9
Depreciation	$8.0	$8.0	$8.0	$8.0	$8.0
Amortization	$22.7	$22.7	$22.7	$22.7	$22.7
Capital Expenditures	$(9.0)	$(9.0)	$(9.0)	$(9.0)	$(9.0)
After Tax Cost to Achieve Cost Savings	$(15.0)	$0.0	$0.0	$0.0	$0.0
(Increase)/Decrease in Working Capital	$(2.1)	$0.6	$2.1	$2.2	$2.2
Unlevered Free Cash Flows	$4.4	$30.7	$35.8	$37.8	$39.9

Material Agreements and Relationships between Standard Parking and Central Parking

        Standard Parking and Central Parking are founding members of Parking Data Ventures, LLC, a limited liability company formed on November 4, 2008 to sell licenses to use a database, compiled from more than 20 of the largest parking companies operating more than 10,000 parking facilities in North America, that provides parking information to consumers via the Internet and mobile data devices. Standard Parking and Central Parking had matching capital contributions in the company and are entitled to equal representation on the board of managers of the company. The company is currently inactive.

Interests of Directors and Executive Officers in the Merger

Standard Parking

        As of the date of this proxy statement, none of our directors or executive officers have any interests in the merger that are different from, or in addition to, the interests of Standard Parking's stockholders generally. However, prior to the consummation of the merger, a bonus program may be approved granting certain of our directors, executive officers or members of our management team bonuses upon the successful completion of the merger. As of the date of this proxy statement, no determination has been made as to whether such bonus program will be established, and we have not identified any potential bonus recipients or developed any criteria to determine the amount of any potential bonuses.

Central Parking

        Certain directors and executive officers of KCPC have interests that are different from, or in addition to, the interests of KCPC's stockholders generally.

  Directors

        KCPC's board of directors is currently comprised of nine directors. Of the nine directors, eight directors are investment professionals affiliated with Kohlberg & Company, L.L.C., Lubert-Adler Partners, L.P. and Versa Capital Management, LLC, which are affiliates of certain stockholders of KCPC. These include: (i) five directors, namely George Bowman DeHuff III, Samuel Frieder, Mr. Hollander, Mr. Woodward and Jonathan Ward, who are professionals affiliated with

Kohlberg & Company, L.L.C., (ii) two directors, namely Paul Halpern and Gregory Segall, who are professionals affiliated with Versa Capital Management, LLC, and (iii) one director, Michael Trachtenberg who is a professional affiliated with Lubert-Adler Partners, L.P. The ninth director is James Marcum, the current Chief Executive Officer of KCPC. As a result of their affiliation with affiliates of certain stockholders of KCPC, eight of the directors may receive indirect benefits as a result of the merger.

  Treatment of Stock Options

        As of March 31, 2012, exclusive of Rollover Options, there were approximately 11,784,402 shares of KCPC common stock subject to outstanding stock options granted to Central Parking's current executive officers and directors. Pursuant to the merger agreement, these options will be cancelled prior to the consummation of the merger.

        As of March 31, 2012, Mr. Bond had approximately 602,224 options entitling him to purchase one share of KCPC common stock per option. The options are fully vested and have an exercise price of $0.25. Pursuant to the merger agreement, Mr. Bond may, at his election, exercise some or all of his Rollover Options prior to the closing of the merger. If Mr. Bond elects to exercise any of his Rollover Options prior to the closing of the merger, he will receive one share of Central Parking's common stock for each Rollover Option exercised, which upon the closing of the merger, would entitle Mr. Bond to a portion of the consideration payable to all Central Parking stockholders in connection with the merger. Any Rollover Options not exercised prior to the merger will be cancelled and of no further force or effect.

  Arrangements with Standard Parking

        James Marcum, KCPC's current Chief Executive Officer, is expected to become Standard Parking's Chief Operating Officer upon completion of the merger, subject to the mutual agreement on the terms and conditions of the continued employment. At this time, Mr. Marcum has not entered into any agreement, arrangement or understanding with Standard Parking or its affiliates regarding the terms of employment or the right to purchase or participate in the equity of Standard Parking. There can be no assurance that the parties will reach an agreement. Any new arrangement is currently expected to be entered into at or prior to the completion of the merger and would not become effective until after the merger is completed.

        As of the date of this proxy statement, except with respect to Mr. Marcum, no member of Central Parking's management team has entered into any agreement, arrangement or understanding with Standard Parking or its affiliates regarding employment with, or the right to purchase or participate in the equity of Standard Parking. In addition, except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding, or relationship between Standard Parking or any of its respective officers or directors and Central Parking or any of its respective executive officers or directors.

        Pursuant to the merger agreement, Standard Parking will be required to increase the size of its Board from five to eight members, up to three of which will be nominated by the representative of KCPC's stockholders. The representative of KCPC's stockholders has designated Gordon Woodward, a current member of the boards of directors of KCPC and Central Parking Corporation and the current Chief Investment Officer of Kohlberg & Co., L.L.C., an affiliate of certain of KCPC's stockholders; Jonathan Ward, current chairman of the boards of directors of KCPC and Central Parking Corporation and Operating Partner of Kohlberg & Co., L.L.C.; and Paul Halpern, a current member of the boards of directors of KCPC and Central Parking Corporation and the current Chief Investment Officer of Versa Capital Management, LLC, an affiliate of certain of KCPC's stockholders, for appointment to our Board, and our Board, upon the recommendation of its Nominating and Governance Committee, has appointed Messrs. Woodward, Ward and Halpern subject to, and effective immediately following, the consummation of the merger.

        For additional information on the post-closing composition of the Board of Standard Parking, see the section entitled "The Merger Agreement—Standard Parking Board Designees" beginning on page 81.

  Employment Agreements

        Central Parking has entered into employment agreements with Ms. Baier, Mr. Marcum, Mr. Bond, William Bodenhamer and Richard West. Each of the employment agreements includes provisions providing for the payment by Central Parking to the applicable executive of certain severance payments if such executive is terminated as described more fully below. However, none of these executives are entitled to any payments under his or her employment agreement based solely upon the consummation of the merger. Further, the employment agreements impose restrictive covenants on the applicable executive, including, among others, (1) non-compete covenants, (2) non-solicitation covenants and (3) confidentiality obligations, and such executive will no longer be entitled to his or her severance payments if such covenants are breached.

        Lucinda Baier and James Marcum.    Central Parking has entered into employment agreements with Ms. Baier and Mr. Marcum. These employment agreements provide that, if the respective executive terminates his or her employment for "Good Reason" or is terminated by Central Parking without "Cause" (collectively, a "Qualifying Termination"), such executive will be entitled to the items set forth below.

        The following will constitute a "Good Reason" for termination by such executive:

  •
  material diminution in the nature or scope of such executive's responsibilities, duties, authority or reporting relationships; provided, however, that neither (a) Central Parking's failure to continue such executive's appointment or election as a director or officer nor (b) a change in such executive's reporting relationships resulting from the transfer of equity, property or assets of Central Parking will constitute Good Reason;

  •
  material breach by Central Parking of its obligations to provide such executive with specified work condition rights or benefits; or

  •
  reduction in such executive's base salary or annual bonus.

        Central Parking will have 30 days following notice of a Good Reason for such executive's termination to remedy the situation before the termination for Good Reason will be effective.

        The following shall constitute "Cause" for terminating such executive:

  •
  such executive's chronic alcoholism or drug addiction;

  •
  fraud, embezzlement, theft, dishonesty or any deliberate misappropriation of assets of Central Parking by such executive;

  •
  willful failure to perform, or gross negligence in the performance of, such executive's duties or responsibilities (which remain uncured for 15 business days after notice);

  •
  such Executive's material breach of the terms of his or her employment agreement (except for breaches caused by disability or incapacity and unintentional breaches which are remedied within 15 business days after notice);

  •
  conviction of, or plea of nolo contendre by, such executive of or to a felony or other crime involving moral turpitude;

  •
  such executive's material breach of his or her fiduciary duties (except where such breach is unintentional and is remedied within 15 business days of notice);

  •
  such executive's willful failure or refusal to carry out a lawful, reasonable directive of the board of directors (which does not cease within 15 days of notice); or

  •
  such executive's willful and deliberate misconduct which has, or could be reasonably expected to have, an adverse effect upon the business of Central Parking.

        In the event of a Qualifying Termination, Ms. Baier would be entitled to receive, in addition to all accrued but unpaid base salary, vacation pay and unreimbursed expenses: (1) any earned, but unpaid annual bonus for the fiscal year prior to the fiscal year in which the termination occurs; plus (2) a pro-rated annual bonus for the fiscal year in which termination occurs, if targeted EBITDA is achieved; plus (3) her base salary for the 12-month period following her termination. Additionally, provided she elects to continue coverage under COBRA, and subject to any employee contribution requirements, Central Parking will be obligated to continue contributing to the cost of Ms. Baier's participation, and the participation of her dependents, in Central Parking's group medical and dental plans for the 12-month period following termination.

        Based on Ms. Baier's compensation levels as of March 31, 2012, and assuming the merger is completed on September 30, 2012 and Ms. Baier experiences a Qualifying Termination immediately thereafter, the amount of the termination payment payable to Ms. Baier would be approximately $500,000 and the estimated value of the medical and dental coverage that she would receive would be approximately $10,311 (according to the figures provided by Central Parking). As of the date of this proxy statement, no discussions have occurred between Ms. Baier and Central Parking indicating that any such Qualifying Termination will occur.

        In the event of a Qualifying Termination, Mr. Marcum would be entitled to receive, in addition to all accrued but unpaid base salary, vacation pay and unreimbursed expenses, his base salary for the 12-month period following termination. Additionally, provided he elects to continue coverage under COBRA, and subject to any employee contribution requirements, Central Parking will be obligated to continue contributing to the cost of Mr. Marcum's participation, and the participation of his dependents, in Central Parking's group medical and dental plans for the 12-month period following termination.

        Based on Mr. Marcum's compensation levels as of March 31, 2012, and assuming the merger is completed on September 30, 2012 and Mr. Marcum experiences a Qualifying Termination immediately thereafter, the amount of the termination payment payable to Mr. Marcum would be approximately $750,000 and the estimated value of the medical and dental coverage that he would receive would be approximately $14,434 (according to the figures provided by Central Parking). As of the date of this proxy statement, no discussions have occurred between Mr. Marcum and Central Parking indicating that any such Qualifying Termination will occur.

        James Bond, William Bodenhamer and Richard West.    Central Parking has entered into employment agreements with Messrs. Bond, Bodenhamer and West, which, unlike the employment agreements for Ms. Baier and Mr. Marcum, contain termination obligations relating to a change in control. These employment agreements provide that, if the respective executive terminates his employment for "Good Reason" or is terminated by Central Parking "Without Cause" within the 24 month period following a "Change in Control" (collectively, a "Qualifying Termination"), such executive will be entitled to a lump sum payment of the items set forth below. A termination Without Cause or for Good Reason made prior to a Change in Control will also entitle the executive to such payments if such termination arises in connection with or in anticipation of the Change in Control. The completion of the merger between Standard Parking and Central Parking will constitute a Change in Control under each executive's employment agreement.

        Each executive would have "Good Reason" to terminate his employment for the following reasons:

  •
  (1) a material adverse change to such executive's status, title, position or responsibilities that were in effect at any time within 180 days preceding the Change in Control, (2) assignment to such executive of duties or responsibilities which are materially inconsistent with such executive's status, title, position or responsibilities as in effect at any time within 180 days preceding the Change in Control or (3) removal of such executive from or failure to reappoint or reelect such executive to any office or position;

  •
  a reduction in such executive's base salary or target annual incentive award or any failure to pay such executive any compensation or benefit to which he is entitled within 10 days after the date when due;

  •
  requiring such executive to be based at any place outside a 50-mile radius of Central Parking's current principal office (except for reasonably required travel which is not materially greater in frequency or duration than prior to the Change in Control);

  •
  failure to (1) continue any material compensation or employee benefit plan in which such executive was participating at any time within 180 days preceding the Change in Control (unless a replacement plan with substantially equivalent benefits is put in place) or (2) provide such executive with compensation and benefits, in the aggregate, at least equal to those provided for under each employee benefit program in which such executive was participating at any time within 180 days preceding the Change in Control;

  •
  the insolvency or the filing of a petition for bankruptcy with respect to Central Parking, which petition is not dismissed within 60 days;

  •
  any material breach of such executive's employment agreement by Central Parking; or

  •
  any purported termination for "Cause" that does not comply with the terms of such executive's employment agreement;

provided, however, with respect to Mr. Bodenhamer, Central Parking will have 30 days to remedy any of the foregoing before his termination for Good Reason will be effective.

        Under each executive's employment agreement, a termination "Without Cause" means (1) a termination of such executive's employment other than a termination for "Cause" or a termination due to death or disability, (2) a "Constructive Discharge" or (iii) a failure to renew such executive's employment agreement.

  •
  "Cause" means (1) such executive's embezzlement, intentional mishandling of Central Parking's funds, or theft or fraud with respect to the business of Central Parking; (2) such executive's conviction of a felony or other crime involving moral turpitude which adversely affects such executive's job-related responsibilities; (3) a violation of such executive's covenants in his employment agreement; or (4) such executive's deliberate and willful refusal to substantially perform the duties and obligations of his position.

  •
  "Constructive Discharge" means termination of such executive's employment by such executive due to a failure of Central Parking to fulfill its obligations under such executive's employment agreement in any material respect, including (1) any reduction of such executive's base salary, target annual incentive award or any other incentive plan target (except that the target can be reduced by 25% if it is similarly reduced for all similarly situated executives); (2) a substantial reduction of benefits (except for reductions applicable to all employees); or (3) the material reduction in the title, authority or duties of such executive other than isolated, insubstantial or inadvertent action that is remedied by Central Parking. Central Parking will have 30 days following notice of a Constructive Discharge to remedy the situation before the termination for Constructive Discharge will be effective.

        In the event of a Qualifying Termination, Mr. Bond would be entitled to receive the sum of: (1) three times his base salary; plus (2) an amount equal to three times his target annual incentive award for the fiscal year in which the Change in Control took place; plus (3) the welfare benefits and perquisites of employment (including 401(k) contributions) that he would have received over a three-year period; plus (4) up to $25,000 in outplacement assistance; plus (5) an amount equal to the greater of (a) the target annual incentive award or (b) the actual earned annual incentive award, each calculated as follows:

  •
  for a termination in the same fiscal year as a Change in Control, such amounts will be calculated on a pro rated basis for the period commencing on the Change in Control and ending on the date of termination; or

  •
  for a termination in a fiscal year following the fiscal year in which there is a Change in Control, such amounts will be calculated on a pro rated basis for the period commencing with the beginning of the fiscal year in which the termination occurred and ending on the date of termination.

        Further, Central Parking is required to pay Mr. Bond an amount equal to the greater of (1) the target annual incentive award or (2) the actual earned annual incentive award, each calculated on a pro rated basis for the period commencing with the beginning of the fiscal year in which the Change in Control occurred and ending on the date of the Change in Control. Finally, if Mr. Bond terminates his employment for Good Reason or voluntarily resigns following the Change in Control, Central Parking, as the surviving corporation, may request that Mr. Bond remain with the company for a period not to exceed three months from the date of such termination or resignation. Mr. Bond will be entitled to a transition payment equal to the sum of three months base salary, plus three months of employment benefits and perquisites, plus a pro rated annual incentive award for such period. In the event that Central Parking, as the surviving corporation, does not request Mr. Bond to remain with the company after Mr. Bond's termination for Good Reason or his voluntary resignation, Central Parking, as the surviving corporation, will be obligated to pay such transition payment upon his departure.

        Based on Mr. Bond's compensation levels as of March 31, 2012, and assuming the merger is completed on September 30, 2012 and Mr. Bond experiences a Qualifying Termination immediately thereafter, the maximum amount payable to Mr. Bond would be approximately $2,614,334 (according to the figures provided by Central Parking). As of the date of this proxy statement, no discussions have occurred between Mr. Bond and Central Parking indicating that any such Qualifying Termination will occur.

        In the event of a Qualifying Termination, Mr. Bodenhamer would be entitled to receive the sum of: (1) two times his base salary; plus (2) an amount equal to two times his target annual incentive for the fiscal year in which the Change in Control took place; plus (3) the medical benefits that he would have received over a two-year period; plus (4) up to $25,000 in outplacement assistance; plus (5) an amount equal to the greater of (a) the target annual incentive award or (b) the actual earned annual incentive award, calculated for the fiscal year preceding the fiscal year in which the termination of employment occurred. Further, if Mr. Bodenhamer terminates his employment for Good Reason or voluntarily resigns following the Change in Control, Central Parking, as the surviving corporation, may request that Mr. Bodenhamer remain with the company for a period not to exceed three months from the date of such termination or resignation. Mr. Bodenhamer will be entitled to a transition payment equal to the sum of three months base salary, plus three months of employment benefits and perquisites, plus a pro rated annual incentive award for such period. In the event that Central Parking, as the surviving corporation, does not request Mr. Bodenhamer to remain with the company after Mr. Bodenhamer's termination for Good Reason or his voluntary resignation, Central Parking, as the surviving corporation, will be obligated to pay such transition payment upon his departure.

        Based on Mr. Bodenhamer's compensation levels as of March 31, 2012, and assuming the merger is completed on September 30, 2012 and Mr. Bodenhamer experiences a Qualifying Termination immediately thereafter, the maximum amount payable to Mr. Bodenhamer would be approximately $1,687,911 (according to the figures provided by Central Parking). As of the date of this proxy statement, no discussions have occurred between Mr. Bodenhamer and Central Parking indicating that any such Qualifying Termination will occur.

        In the event of a Qualifying Termination, Mr. West would be entitled to receive the sum of: (1) two times his base salary; plus (2) an amount equal to two times his target annual incentive award for the fiscal year in which the Change in Control took place; plus (3) the welfare benefits and perquisites of employment (including 401(k) contributions) that he would have received over a two-year period; plus (4) up to $25,000 in outplacement assistance; plus (5) an amount equal to the greater of (a) the target annual incentive award or (b) the actual earned annual incentive award, each calculated as follows:

  •
  for a termination in the same fiscal year as a Change in Control, such amounts will be calculated on a pro rated basis for the period commencing on the Change in Control and ending on the date of termination or

  •
  for a termination in a fiscal year following the fiscal year in which there is a Change in Control, such amounts will be calculated on a pro rated basis for the period commencing with the beginning of the fiscal year in which the termination occurred and ending on the date of termination.

        Further, Central Parking will pay Mr. West an amount equal to the greater of (1) the target annual incentive award or (2) the actual earned annual incentive award, each calculated on a pro rated basis for the period commencing with the beginning of the fiscal year in which the Change in Control occurred and ending on the date of the Change in Control. Finally, if Mr. West terminates his employment for Good Reason or voluntarily resigns following the Change in Control, Central Parking, as the surviving corporation, may request that Mr. West remain with the company for a period not to exceed three months from the date of such termination or resignation. Mr. West will be entitled to a transition payment equal to the sum of three months base salary, plus three months of employment benefits and perquisites, plus a pro rated annual incentive award for such period. In the event that Central Parking, as the surviving corporation, does not request Mr. West to remain with the company after Mr. West's termination for Good Reason or his voluntary resignation, Central Parking, as the surviving corporation, will be obligated to pay such transition payment upon his departure.

        Based on Mr. West's compensation levels as of March 31, 2012, and assuming the merger is completed on September 30, 2012 and Mr. West experiences a Qualifying Termination immediately thereafter, the maximum amount payable to Mr. West would be approximately $1,627,970 (according to the figures provided by Central Parking). As of the date of this proxy statement, no discussions have occurred between Mr. West and Central Parking indicating that any such Qualifying Termination will occur.

        Mr. Bodenhamer's Consulting Services Payment.    Mr. Bodenhamer's employment agreement also provides that upon termination of Mr. Bodenhamer's employment agreement and for a period of three years following such termination (the "Consulting Period"), Central Parking has agreed to cause Mr. Bodenhamer to provide certain consulting services. During such Consulting Period, Central Parking will pay Mr. Bodenhamer an annual fee equal to 5% of Central Parking's valet vertical business unit profits in excess of $2.4 million.

        Tax Indemnity Payment.    The respective employment agreements of Messrs. Bond, Bodenhamer and West provide that, if any payment in the nature of compensation to, or for the benefit of, each such executive, from Central Parking (or any successors in interest) constitutes an "excess parachute payment" under section 280G of the Code, Central Parking will pay to such executive cash sufficient (on a grossed-up basis) to indemnify such executive for the following:

  •
  the amount of excise tax on the entire amount of excess parachute payments and all tax indemnity payments to such executive;

  •
  the amount of all local, state, and federal income tax and FICA taxes on all tax indemnity payments; and

  •
  the amount of any fines, penalties and interest that have been or potentially will be, assessed in respect of any excise or income tax described above.

        The calculations of the severance payments payable to Messrs. Bond, Bodenhamer and West set forth above do not reflect any such potential tax indemnity payments.

  Cash Bonus Retention Program

        Central Parking has adopted a cash bonus retention program for members of management up to $5 million in the aggregate. Bonuses paid pursuant to the plan will be paid by Central Parking at the closing in connection with the consummation of the merger.

  Indemnification of Officers and Directors

        Standard Parking and KCPC have agreed that Standard Parking will maintain for not less than six years from the effective time of the merger the current policies of directors' and officers' fiduciary and liability insurance ("D&O Insurance") maintained by KCPC or comparable policies that are not less favorable than such current policies; provided, however, that Standard Parking will not be required to expend in the aggregate an annual amount in excess of 200% of the annual premiums currently paid by KCPC for such insurance. In lieu of maintaining the current D&O Insurance, Standard Parking may purchase a policy providing "tail coverage" with scope, policy limits and retained coverage not less favorable than those of the current D&O Insurance.

        After the closing of the merger, the surviving corporation will also include and maintain in effect in its organizational documents, for a period of six years after the closing of the merger, provisions regarding the elimination of director liability, indemnification of officers and directors and advancement of expenses which are, with respect to each such KCPC entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such entities' current organizational documents.

Impact of the Stock Issuance on our Existing Stockholders

        The Stock Issuance will dilute the ownership and voting interests of our existing stockholders. Based on 15,668,128 shares of our common stock issued and outstanding as of August 2, 2012 and assuming the issuance of 6,161,334 shares of common stock in connection with the merger and no other issuances of shares after August 2, 2012, the stockholders of KCPC would own 28.2% of the outstanding shares of our common stock and would own 27.9% of our common stock on a diluted basis (in other words, giving effect not only to the number of outstanding shares of common stock, but also the value, in terms of a number of shares of common stock, of the outstanding "in-the-money" options and restricted stock awards), in each case, immediately after the consummation of the merger and the related issuance of shares of our common stock. Therefore, the ownership and voting interests of our existing stockholders will be proportionately reduced.

 Material United States Federal Income Tax Consequences of the Merger to Standard Parking and its Stockholders

        The following discussion summarizes certain material U.S. federal income tax consequences of the merger that generally are applicable to us and our stockholders, assuming that the merger is consummated as contemplated by the merger agreement. The following discussion does not address the tax consequences, if any, of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger). Furthermore, no U.S. state or local, or non-U.S., tax considerations are addressed herein. The discussion is based on U.S. federal income tax law in effect as of the date of this proxy statement, which could change at any time, possibly with retroactive effect.

        Stockholders are encouraged to consult their own tax advisors as to the specific U.S. federal, state and local, and non-U.S. tax consequences to them of the merger and their ownership of our stock.

        Neither Standard Parking nor Central Parking intends to seek or obtain a ruling from the U.S. Internal Revenue Service ("IRS") as to the tax consequences of the merger, and, as a result, there can be no assurance that the IRS will agree with any of the conclusions described herein.

        The U.S. federal income tax treatment of the merger is unclear at this stage, as the merger may or may not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, dependent on, among other things, the value of the shares of our common stock issued in connection with the merger and the extent of the additional cash consideration payable pursuant to the merger. The merger will not qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code if, among other things, the total consideration, other than shares of our common stock, received (or deemed received) by KCPC stockholders in exchange for their shares of KCPC common stock exceeds 20% of the total merger consideration. Accordingly, there may be uncertainty as to whether the merger may qualify as a tax-free reorganization prior to the closing of the merger and for as long as the total cash consideration paid by us to KCPC's stockholders is undetermined. Standard Parking expects to make a determination regarding the U.S. federal income tax treatment of the merger for its U.S. federal income tax reporting purposes as soon as practicable following the consummation of the merger.

        Assuming that the merger will qualify as a tax-free reorganization, the following U.S. federal income tax consequences generally will result:

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  no gain or loss will be recognized by us or our stockholders in connection with the Stock Issuance; and

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  no gain or loss will be recognized by us or our stockholders in connection with the exchange of shares of our common stock for shares of common stock of KCPC in connection with the merger, or from the cash consideration paid, if any, by us in connection with the merger.

        If more than 20% of the total merger consideration consists of cash or consideration other than our common stock, or if the merger otherwise does not qualify as a tax-free reorganization within the meaning of Section 368(a), we would be treated as acquiring the common stock of KCPC in a fully taxable transaction. In such an event, we would have a basis in the common stock of KCPC that we acquired in the merger equal to the total merger consideration, and our holding period for such stock would begin the day after the merger. In any event, whether the merger qualifies as a tax-free reorganization under Section 368(a) of the Code or as a full taxable transaction to us, because our stockholders do not participate in the merger, our stockholders will not recognize gain or loss in connection with the merger with respect to their shares of our common stock. The parties agreed that for U.S. federal income tax purposes, the merger shall be treated and reported as may be reasonably determined by us.

 Accounting Treatment of the Merger

        We prepare our financial statements in accordance with GAAP. The merger will be accounted for by applying the acquisition method, which requires the determination of the accounting acquirer, the acquisition date, the fair value of the identifiable assets and liabilities of the acquiree and the measurement of goodwill. The accounting guidance for business combinations, referred to as Accounting Standards Codification 805, provides that, in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

        Based on (1) the terms of the merger agreement, which (a) entitles the stockholders of KCPC to receive up to an aggregate of 6,161,334 shares of our common stock (approximately 28% of our issued and outstanding shares immediately following the consummation of the merger and the related issuance of shares), and (b) provides that we will increase the size of our Board from five to eight members and will appoint individuals designated by the representative of the stockholders of KCPC to fill those vacancies, and (2) the fact that our Chief Executive Officer will continue in the role of Chief Executive Officer of the combined company, we are considered to be the acquirer of KCPC for accounting purposes. This means that we will allocate the purchase price to the fair value of KCPC's assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill.

Appraisal Rights

        No stockholder of Standard Parking will be entitled to exercise appraisal rights or to demand payment for their shares of our common stock in connection with our merger with Central Parking.

Regulatory Approvals and Clearances

        To complete the merger, we must obtain approvals, consents or clearances from, or make filings with antitrust and other regulatory authorities. We describe the material consents and filings below. We are not currently aware of any other material governmental clearances, consents, approvals or filings that are required prior to the parties' completion of the merger other than those we describe below. If additional approvals, consents or filings are required to complete the merger, Standard Parking and Central Parking contemplate seeking or making such consents, approvals and filings.

        Standard Parking and Central Parking expect to complete the merger by September 30, 2012. Although we believe that we will receive the required clearances, consents and approvals described below to complete the merger, we cannot give any assurance as to the timing of these clearances, consents and approvals or as to our ultimate ability to obtain such clearances, consents or approvals (or any additional clearances, consents or approvals which may otherwise become necessary) or that we will obtain such clearances, consents or approvals on terms and subject to conditions satisfactory to us.

United States Antitrust Laws

        Under the HSR Act, and the rules and regulations promulgated thereunder, the parties cannot close the merger until each party files a pre-merger notification form with the U.S. Federal Trade Commission (the "FTC") and the U.S. Department of Justice (the "DOJ") and the statutory 30-calendar-day waiting period following the parties' filing of their respective HSR Act notification forms has expired or been terminated. If the DOJ or the FTC issues a "Request for Additional Information and Documentary Material" (a "Second Request") prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have certified substantial compliance with the Second Request, unless the waiting period is terminated earlier. We do not believe that the merger will violate federal antitrust laws, but we cannot guarantee that the DOJ or the FTC will not take a different position.

        At any time before the merger is completed, either the DOJ or the FTC could take any action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin completion of the merger, conditioning completion of the merger upon the divestiture of assets of Standard Parking, KCPC or their respective subsidiaries or imposing restrictions on Standard Parking's post-merger operations. In addition, U.S. state attorneys general and private parties may bring legal action under federal or state antitrust laws under certain circumstances. After the merger is completed, the DOJ or FTC can bring an action against the parties claiming the merger was illegal and forcing all or part of the merger to be unwound.

Securities Laws and Stock Exchange Requirements

        We must also comply with applicable federal and state securities laws and the NASDAQ Listing Rules in connection with the issuance of shares of our common stock in the merger and the filing of this proxy statement with the SEC.

Commitment to Obtain Approvals

        Standard Parking and KCPC have agreed to use their commercially reasonable efforts to obtain all authorizations, consents, orders, clearances and approvals of all governmental authorities that are necessary for the consummation of the merger and the other transactions contemplated by the merger agreement (including an appropriate filing of notification and report form pursuant to the HSR Act). Regulators could object to the merger and/or impose conditions or restrictions on their approval that are materially adverse to Standard Parking and KCPC. Under the terms of the merger agreement, Standard Parking and KCPC are obligated to take all commercially reasonable actions as may be reasonably necessary to obtain any governmental approvals, including such actions as are necessary to resolve any objections to the merger raised by such regulators. We have also agreed to (1) divest, terminate, assign or otherwise dispose of certain contracts and/or (2) agree to behavioral or operating restrictions, provided that such actions will not, collectively, reduce gross profit, or be reasonably expected to cause a loss of opportunity that would generate gross profit, by more than $4 million per year in the aggregate.

Timing

        We cannot assure you that all of the regulatory approvals and clearances described above will be obtained and, if obtained, we cannot assure you as to the timing of any approvals or clearances, the ability to obtain the approvals or clearances on satisfactory terms or the absence of any litigation challenging such approvals or clearances. We also cannot assure you that the DOJ, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Financing of the Merger

        The following is a summary of selected material provisions of the commitment letter, a copy of which is attached as Annex E to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the commitment letter and not by this summary or any other information in this proxy statement. This discussion is qualified in its entirety by reference to the complete text of the commitment letter. We urge all stockholders to read the commitment letter carefully and in its entirety before making any decisions regarding the issuance of shares of our common stock in connection with the proposed merger.

        Bank of America, N.A., Wells Fargo Bank, N.A., and JPMorgan Chase Bank, N.A., together with other financial institutions, have provided a senior debt commitment letter dated February 28, 2012 and related joinders to provide us with $450 million in senior secured credit facilities consisting of (1) a $200 million five year revolving credit facility and (2) a $250 million term loan facility. In conjunction with the merger, we will assume approximately $210 million of Central Parking's debt, net of cash acquired, which will be repaid at closing using the proceeds of the $450 million senior credit facilities. In addition, the proceeds from these borrowings will be used by us to finance in part the merger, the costs and expenses related to the merger and our ongoing working capital and other general corporate purposes.

        The term of each of the revolving credit facility and the term loan facility will be five years, and each facility is subject to interest rates equal to, at our option, (1) a rate per annum based on the consolidated leverage ratio for the 12 month period ending as of the last day of the immediately preceding fiscal quarter and determined in accordance with the pricing levels set forth in the commitment letter (the "Applicable Margin"), plus LIBOR or (2) the Applicable Margin plus the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) a daily rate equal to one-month LIBOR plus 1.0%. The term loan portion of the credit facility will be drawn on the closing date of the merger, and will be subject to quarterly amortization of principal based on the following annual amounts: (a) $22.5 million in the first year, (b) $22.5 million in the second year, (c) $30 million in the third year, (d) $30 million in the fourth year and (e) $37.5 million in the fifth year. We will be required to make mandatory prepayments equal to (subject to certain exceptions and thresholds): (1) 100% of all net proceeds from sales of property and assets; (2) 100% of all net cash proceeds from the issuance of additional equity interests; (3) 100% of all net cash proceeds from the issuance or incurrence of additional debt; and (4) (A) 75% of excess cash flow if the consolidated leverage ratio is greater than or equal to 3.0x as of the end of the relevant period, (B) 50% of the excess cash flow if the consolidated leverage ratio is greater than or equal to 2.5x but less than 3.0x as of the end of the relevant period and (C) 0% of the excess cash flow if the consolidated leverage ratio is less than 2.5x as of the end of the relevant period. Any such mandatory prepayments shall be applied first to the term loan facility and then to the revolving credit facility. We may prepay the senior credit facility in whole or in part at any time without penalty or premium.

        The obligations of the lenders to provide the debt financing under the senior debt commitment letter expire on October 31, 2012 and are subject to a number of conditions which we believe are customary for financings of this type, including, without limitation, the following:

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  the negotiation, execution and delivery of definitive documentation in customary form;

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  the consummation of the merger substantially contemporaneously with the funding of the senior credit facility;

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  the administrative agent having a valid and perfected first priority lien and security interest in the collateral described in the commitment letter;

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  the non-occurrence of a material adverse effect regarding KCPC and its subsidiaries since December 31, 2010;

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  the ratio of consolidated total funded debt (excluding certain items as set forth in the commitment letter) of Standard Parking and its subsidiaries at the closing of the financing to the consolidated EBITDA of Standard Parking and its subsidiaries for the four fiscal quarter period ended at least 30 days prior to the closing of the financing is not greater than 4.0:1.0, calculated giving effect to the merger and the financing;

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  immediately after the closing of the merger, we have at least $50 million of unrestricted cash and/or availability under the revolving credit facility;

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  a consolidated EBITDA for the four fiscal quarter period ended at least 30 days prior to the closing date of the financing, calculated giving effect to the merger and the financing, is not less than $82 million; and

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  other customary financing conditions more fully set forth in the debt commitment letter.

        The loan documentation will include customary covenants regarding, among other things, delivery of financial statements; maintenance of books and records, property and existence; compliance with laws; limitations on incurrence of debt, liens, mergers, consolidations, sales of assets, and burdensome agreements; limitations on dividends and stock redemptions; limitations on the prepayment of debt; and limitations on new lines of business. In addition, the loan documentation will contain the following financial covenants:

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  maintenance on a rolling four quarter basis of a maximum leverage ratio (total funded debt (with certain exclusions) to EBITDA) of not greater than 4.5:1.0, with certain step-downs; and

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  maintenance on a rolling four quarter basis of a minimum fixed charge coverage ratio ((1) EBITDA less unfinanced capital expenditures less cash taxes less cash restricted payments divided by (2) cash interest expense plus scheduled principal repayments) of not less than 1.25:1, with certain step-ups.

        The commitment letter is governed by the laws of the State of Illinois without regard to its choice or conflict of laws principles, except with respect to the determination of a material adverse effect (as defined in the commitment letter) on the closing date of the credit facility (which shall be governed by the laws of the State of Delaware).

        Pursuant to the merger agreement, we have agreed to use commercially reasonable efforts to obtain the financing as promptly as reasonably practicable on the terms and conditions described in the commitment letter, and Central Parking has agreed to cooperate with us to obtain such financing. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letter, we have agreed to promptly notify Central Parking and to use commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to us than those in the commitment letter as promptly as practicable.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information in this proxy statement. This discussion is qualified in its entirety by reference to the complete text of the merger agreement. We urge all stockholders to read the merger agreement, as well as this proxy statement, carefully and in their entirety before making any decision regarding the merger and the Stock Issuance.

 Explanatory Note Regarding the Merger Agreement

        The merger agreement and the summary set forth below have been included to provide all stockholders with information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about us in our public reports filed with the SEC. In particular, the merger agreement and the following summary of its terms are not intended to be, and should not be relied upon as, disclosures regarding any facts or circumstances relating to us, KCPC, our or their subsidiaries and affiliates or any other party. The representations and warranties contained in the merger agreement have been negotiated only for the purpose of the merger agreement and are intended solely for the benefit of the parties thereto. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain supplemental disclosures provided by the parties to one another in connection with the execution of the merger agreement. Furthermore, many of the representations and warranties in the merger agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about us, KCPC, our or their subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, and these changes may not be fully reflected in our public disclosures.

The Merger

        If our stockholders approve the issuance of shares of our common stock and all other conditions to the merger are satisfied or waived in accordance with the terms and conditions of the merger agreement and the Delaware General Corporation Law (the "DGCL"), Merger Sub will merge with and into KCPC with KCPC surviving as a wholly-owned subsidiary of Standard Parking (the "Surviving Corporation").

Closing and Effective Time of Merger

        The closing of the merger will occur at 10:00 a.m. local time on the second business day after the conditions to the completion of the merger (described below in the section entitled "The Merger Agreement—Conditions to the Merger") have been satisfied or waived or at such other time as the parties may mutually agree in writing. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time").

Management and Organizational Documents After the Merger

        The directors and officers of Merger Sub immediately prior to the consummation of the merger will be the initial directors and officers of the Surviving Corporation immediately following the merger. Each such individual will hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

        At the Effective Time, the certificate of incorporation of KCPC will be amended in accordance with the terms of the merger agreement and will be the certificate of incorporation of the Surviving Corporation. The bylaws of Merger Sub will be the bylaws of the Surviving Corporation.

Consideration to be Received in the Merger

Capital Stock

        The merger agreement provides that all of the shares of common stock, par value $0.01 per share, and preferred stock, par value $0.01 per share, of KCPC issued and outstanding immediately prior to the consummation of the merger (other than treasury stock, shares held by KCPC's wholly-owned subsidiaries and dissenting shares) will be converted into the right to receive an aggregate of 6,161,334 shares of our common stock (the "Stock Consideration"), which will be reduced in proportion to the amount that the arithmetic average of the volume-weighted average per share price of our common stock on each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing of the merger exceeded $24.27. In addition, each holder of KCPC common stock will be entitled to receive a pro rata portion of $27 million of total cash consideration to be paid on the third anniversary of the closing date, to the extent not used or claimed to satisfy the indemnity obligations of the stockholders of KCPC that may arise under the merger agreement (the "Cash Consideration" and together with the Stock Consideration, the "Merger Consideration"). Upon the consummation of the merger, each share of stock of KCPC that is owned by KCPC (treasury or otherwise) or any of its wholly-owned subsidiaries will automatically be cancelled and retired without payment of any consideration. As a result of the conversion and cancellation, after the merger is complete all shares of KCPC stock will be cancelled and retired and will cease to exist, and each holder of a certificate formerly representing any such shares (other than the holders of dissenting shares, who will be treated as described immediately below) will cease to have any rights with respect to such shares, except the right to receive a pro rata portion of the Merger Consideration.

        The merger agreement provides that each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the consummation of the merger will be converted into one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation at the closing.

Dissenting Shares

        Under Delaware law, stockholders of the acquired company generally have the right to dissent to the merger and to receive, in lieu of the consideration provided in the merger, payment in cash for the fair value of their shares of stock. Those stockholders that elect to exercise appraisal rights must not vote in favor of, nor consent to, the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Holders of over 90% of the KCPC voting stock, including, Lubert-Adler Real Estate Fund V, L.P., Lubert-Adler Real Estate Parallel Fund V, L.P. (together the "Lubert-Adler Funds"), Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., KOCO Investors V, L.P. (together the "Kohlberg Funds"), Versa Capital Fund I, L.P. and Versa Capital Fund I Parallel, L.P. (together the "Versa Funds"), have consented to the proposal to approve the merger agreement between KCPC and Standard Parking and thus may not assert appraisal rights. Only those KCPC stockholders that have yet to consent to the proposal to approve the merger agreement, which represents a small minority of the stockholders of KCPC, may assert such rights. Additionally, the merger agreement provides that each KCPC stockholder has agreed to indemnify us for any obligations which result from, arise out of or otherwise relate to the exercise of appraisal rights by any of the stockholders of KCPC.

 Surrender and Payment Procedures

        No later than five business days prior to the consummation of the merger, each record holder of shares of KCPC will be sent a letter of transmittal with instructions on how to surrender his, her or its certificates representing shares of KCPC in exchange for the Merger Consideration. The letter of transmittal will also contain (1) an acknowledgement and agreement to be bound by a closing agreement and (2) instructions on how a holder of shares of KCPC can redeem Merger Consideration if such holder has lost his, her or its certificates representing shares of KCPC. Upon surrender by a KCPC stockholder of all of his, her or its stock certificates representing shares of KCPC to us, together with a duly completed and validly executed letter of transmittal and such other documents as may be reasonably requested by the exchange agent, each such holder will be entitled to receive such holder's portion of the Merger Consideration.

        Each certificate representing shares of KCPC prior to the consummation of the merger and each book-entry share of KCPC stock will represent only the right to receive Merger Consideration following the closing. The shares of Standard Parking common stock issued as consideration in the merger will be issued in reliance upon an exemption from registration under federal securities laws provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and exemptions from registration under applicable state securities laws. We will not issue any fractional shares of common stock. Instead, any stockholder of KCPC who would otherwise be entitled to receive a fraction of a share of Standard Parking common stock will be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying (1) such fraction, by (2) an amount equal to the arithmetic average of the volume-weighted average per share price of our common stock on NASDAQ during the period beginning at the official opening of trading and ending at the official close of trading as reported by Bloomberg LP for each of the 20 consecutive trading days immediately preceding the third day prior to the closing date.

        Each of Standard Parking, Merger Sub and the Surviving Corporation will be entitled to deduct and withhold any applicable taxes from the Merger Consideration.

Treatment of KCPC Options

        The merger agreement provides that each option, warrant or other right exercisable or exchangeable for shares of KCPC that is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or unexercisable) will be cancelled and of no further force or effect.

Payment of Cash Consideration

        Promptly after the third anniversary of the consummation of the merger, each holder of KCPC common stock will be entitled to receive a pro rata portion of: (1) $27 million of total cash consideration; plus (2) the amount by which the combined net debt and the absolute value of net working capital of KCPC and its subsidiaries as of the consummation of the merger is less than $275 million; plus (3) the lesser of (a) the amount of tax refunds KCPC has actually received after the consummation of the merger and before the third anniversary thereof on account of certain specified tax receivables, and (b) the amount paid to us by KCPC's stockholders for adverse consequences incurred on account of certain specified uncertain tax positions, known tax exposures and contingent tax liabilities; plus (4) any refund of tax KCPC or its subsidiaries actually received after the consummation of the merger and before the third anniversary thereof (except to the extent set forth in the merger agreement); and minus (5) any amounts owed to us by the KCPC stockholders for indemnification obligations that may arise under the merger agreement.

 Representations and Warranties

        In the merger agreement, KCPC, on behalf of itself and its subsidiaries, made a number of representations and warranties to us and Merger Sub, and Standard Parking and Merger Sub made a number of representations and warranties to KCPC. The parties' reciprocal representations and warranties relate to, among other things:

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  authority to enter into the merger agreement, the closing agreements, the registration rights agreement and the other documents to be delivered in connection with the merger agreement, and to consummate the merger and the transactions contemplated thereby;

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  governmental consents, authorizations, approvals, notices or filings;

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  absence of any conflict with, violation or breach of or default under the organizational documents of such party, applicable law or agreements to which such party is a party or otherwise bound or subject as a result of entering into and performing under the merger agreement;

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  qualification and organization;

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  absence of liens or encumbrances;

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  capitalization;

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  absence of undisclosed liabilities;

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  material contracts;

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  litigation, legal proceedings and investigations;

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  permits and compliance with laws;

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  intellectual property, data collection and privacy policies;

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  conduct of business;

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  employee benefit plans;

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  environmental matters;

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  filing of tax returns, payment of taxes and other tax matters;

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  absence of undisclosed finders' or brokers' fees;

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  absence of material misstatements or omissions with respect to information supplied by such party for inclusion in this proxy statement;

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  actions taken by the board of directors of such party to render inapplicable to the merger all potentially applicable state anti-takeover statutes or regulations; and

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  acknowledgment as to the absence of any representation or warranties, other than the specific representations and warranties of each such party contained in the merger agreement.

        In addition to the foregoing, the merger agreement contains representations and warranties made by KCPC, on behalf of itself and its subsidiaries, to Standard Parking and Merger Sub that relate to, among other things:

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  consolidated financial statements;

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  internal control over financial reporting;

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  properties and assets;

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  absence of condemnation or other government taking of any facility, impairment of presently available access to any part of any facility and any special or general assessments;

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  real property;

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  insurance matters;

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  absence of undisclosed affiliate transactions;

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  worker's compensation, labor relation and employment matters;

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  accounts receivable and accounts payable;

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  absence of adverse changes in relationships with vendors;

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  absence of undisclosed bank accounts, corporate names or business locations; and

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  compliance with anti-corruption laws.

        In addition, the merger agreement contains representations and warranties made by Standard Parking and Merger Sub to KCPC that relate to, among other things:

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  compliance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Sarbanes-Oxley Act of 2002;

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  preparation of financial statements included in our SEC filings since January 1, 2007 in accordance with GAAP;

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  compliance with the applicable listing and corporate governance rules and regulations of NASDAQ;

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  absence of complaints regarding accounting, internal control or auditing practices, procedures, methodologies or methods;

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  disclosure controls and procedures and internal control over financial reporting;

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  the financing commitment letter;

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  the solvency of Standard Parking and the Surviving Corporation;

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  the receipt of an opinion from Standard Parking's financial advisor; and

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  the validity of the issuance of shares of our common stock in connection with the merger.

        Certain of the representations and warranties contained in the merger agreement are qualified as to materiality or "Material Adverse Effect." "Material Adverse Effect" means any event, circumstance, development, change or effect that, individually or in the aggregate, (1) would reasonably be expected to materially adversely affect the ability of the applicable party to consummate the merger, or to perform its obligations under the merger agreement, in a timely manner or (2) has had, or would reasonably be expected to have, a material adverse affect on the business, operations, assets, liabilities, financial condition or results of operations of such party and its subsidiaries, taken as a whole.

        However, events, facts, circumstances, developments, changes or effects will not constitute "Material Adverse Effects" if they directly result from:

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  changes in general economic, regulatory or political conditions or changes affecting the economy or securities or financial markets in general;

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  a material worsening of current conditions caused by an act of terrorism or war occurring after the date of the merger agreement, or any natural disasters or any national or international calamity affecting the U.S. occurring after the date of the merger agreement;

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  any general downturn in the industry in which such party or any of its subsidiaries operates;

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  any change in the market price or trading volume of a party's securities in and of itself;

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  any changes after the date hereof in GAAP or any change in laws or the interpretation thereof;

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  the public announcement of the merger agreement and the transactions contemplated thereby; or

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  any communication by or on behalf of us (1) made publicly in violation of the merger agreement or (2) made to employees of KCPC or any of its subsidiaries generally without the prior written consent of KCPC, in each case regarding our plans or intentions with respect to KCPC or any of its subsidiaries or their respective businesses or employees;

provided, however, that the exceptions provided in the first, second and third bullet points above will not apply to the extent that such changes or developments have disproportionate impacts on the business, assets, liabilities, condition or results of operations of such party and its subsidiaries, taken as a whole, relative to other participants in the industry in which such party and its subsidiaries conduct business.

Conduct of KCPC's Business Pending the Merger

        KCPC has agreed that, until the consummation of the merger, KCPC will, and will cause its subsidiaries to, conduct business only in the ordinary course consistent with past practice. However, under the merger agreement, KCPC is obligated to effectuate the sale of all real property and assets and liabilities related to such real property of CPC PropCo and its subsidiaries (collectively, the "PropCo Sales"). Following the completion of the PropCo Sales and upon the consummation of the merger, KCPC and its subsidiaries will not own any real property other than certain real property owned by joint ventures of KCPC and its subsidiaries.

        In addition, prior to the consummation of the merger, KCPC will not, and will cause its subsidiaries to not, without our prior written consent (which, in specified cases, cannot be unreasonably withheld, conditioned or delayed), take any of the following actions (each as more fully described in, and subject to the exceptions set forth in, the merger agreement):

  •
  except in connection with the PropCo Sales, sell, assign, transfer, dispose of or abandon any material property, rights or assets, or mortgage, pledge or subject any material property, right or assets to any lien (other than permitted liens), charge or other restriction;

  •
  except in connection with the PropCo Sales, sell, assign, transfer, dispose of, abandon or permit to lapse any permits, any material intellectual property or any other material intangible assets, or disclose any confidential or proprietary information or grant any license or sublicense of any rights under or with respect to any material intellectual property, other than non-exclusive licenses entered into in the ordinary course of business;

  •
  make or grant, or make any promise to make or grant, any increase in the compensation of any employee with annual compensation of $150,000 or more, or amend or terminate any existing employee plan, program, policy or arrangement, or adopt any new employee benefit plan, in each case other than immaterial changes in salary or bonus compensation in the ordinary course of business, or hire or engage any employee or independent contractor with annual compensation of $150,000 or more (provided that KCPC may create a cash bonus retention program for management up to an aggregate amount of approximately $5 million);

  •
  conduct cash management customs and practices and maintain books and records other than in the ordinary course of business consistent with past practice;

  •
  make any loans or advances to, or guarantees for the benefit of, or enter into any transaction or contract with, any affiliate, other than in the ordinary course of business;

  •
  suffer any extraordinary loss, damage, destruction or casualty loss to the business or property or assets, or cancel, compromise, release or waive any rights or claims of material value;

  •
  adopt or change any financial reporting, tax or accounting policy, period, method or practice that would be material, other than changes required by law;

  •
  declare, set aside or pay any dividend or distribution of cash, capital stock or other property or securities in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or other securities;

  •
  amend, cancel, terminate, modify or waive any material contract, except in the ordinary course of business consistent with past practice;

  •
  issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into or exchangeable for such shares or any options, warrants, calls or rights to acquire or receive any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the KCPC stock or the value of KCPC;

  •
  amend or take any action to amend its organizational documents, or engage in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

  •
  acquire by merger or consolidation, or by purchasing a substantial portion of the assets of, or by purchasing a substantial equity or voting interest in, all or a substantial portion of any business or entity or division thereof;

  •
  commence, waive, pay, discharge or settle any material claim or lawsuit;

  •
  adopt or enter into any collective bargaining agreement or other labor union contract;

  •
  make or incur the obligation to make any capital expenditure or commitment in excess of $2 million per quarter;

  •
  incur any indebtedness other than indebtedness incurred under the existing credit facilities of KCPC and its subsidiaries;

  •
  make, change or rescind any material election relating to taxes;

  •
  enter into any closing agreement or similar arrangement with respect to taxes or any settlement of any material audit, examination or other claim or liability for taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment (other than in connection with ordinary course extensions for the filing of any tax returns);

  •
  file any tax return in a manner inconsistent with past practice, amend any tax return, file any claim for a material tax refund or surrender any right to claim a refund of taxes;

  •
  have letters of credit with a face amount outstanding in excess of $55 million in the aggregate;

  •
  enter into any contract to do or engage in any of the foregoing; or

  •
  take or permit any action that would reasonably be expected to result in any of KCPC's representations and warranties set forth in the merger agreement becoming materially untrue or any condition to the merger not being satisfied.

Conduct of Our Business Pending the Merger

        Until the consummation of the merger, we have agreed to, and will cause our subsidiaries to, conduct business only in the ordinary course consistent with past practice; provided that we will be permitted to consummate acquisition transactions and/or combinations collectively involving an aggregate purchase price of less than $10 million.

        In addition, until the merger is consummated, we will not, and we will cause our subsidiaries to not, without the prior written consent of KCPC, take any of the following actions:

  •
  incur more than $10 million of indebtedness other than the indebtedness that is the financing for the merger;

  •
  declare, set aside or pay any dividend or distribute cash, capital stock or other property or securities in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or other securities (provided this restriction will only apply to us);

  •
  issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of our common stock, except upon the exercise of any options, warrants or other rights exercisable or exchangeable for our common stock which were issued prior to the signing of the merger agreement;

  •
  sell, assign, transfer, dispose of or abandon any material property, rights or assets, or mortgage, pledge or subject any material property, rights or assets to any lien (other than permitted liens), charge or other restriction;

  •
  enter into any contract to do or engage in any of the foregoing actions; or

  •
  otherwise take or permit any action that would reasonably be expected to result in any of our representations and warranties set forth in the merger agreement becoming materially untrue or any of the conditions to closing the merger not being satisfied.

Access

        Until the consummation of the merger, or the termination of the merger agreement, we have the right to (1) inspect all operational, environmental, legal, regulatory and financial matters relating to KCPC and its subsidiaries; (2) reasonably access all documents and information regarding KCPC's determination and calculations of the amount of taxes relating to any of the PropCo Sales or any other disposition of real property by KCPC prior to the consummation of the merger; (3) reasonably access the officers and employees of KCPC and its subsidiaries; and (4) request additional information concerning all of the foregoing. Additionally, prior to the consummation of the merger or the termination of the merger agreement, KCPC and its representatives will have the right to: (1) inspect our operational, environmental, legal, regulatory and financial matters; (2) reasonably access our officers and employees; and (3) request additional information concerning all of the foregoing.

        Each party's right to access information of the other party is subject to: (1) any prohibitions or limitations of applicable law; (2) the terms of any contract entered into prior to February 28, 2012, to the extent that the disclosure of such contract would violate the terms of that contract; and (3) any restriction reasonably necessary to preserve attorney-client privilege.

Preparation of Proxy Statement; Stockholder Meetings

        The merger agreement and the transactions contemplated by the merger agreement have been approved by our Board, the board of directors of KCPC, the KCPC stockholders, the board of directors of Merger Sub and the Merger Sub stockholder. The merger cannot be consummated until, among other things, our stockholders approve the issuance of up to 6,161,334 shares of our common stock as consideration for the merger as required by NASDAQ listing standards.

        We have agreed to prepare and file this proxy statement with the SEC; to use reasonable best efforts to respond as promptly as practicable to any SEC comments related to this proxy statement; and

to mail this proxy statement and any amendments or supplements to this proxy statement to our stockholders as promptly as reasonably practicable after the later of (1) the tenth day after the filing of this proxy statement or (2) the day we are notified that the SEC has no further comments to this proxy statement. If, prior to the consummation of the merger, any information relating to us or Central Parking is discovered which should be set forth in an amendment of or supplement to this proxy statement, we have agreed to cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, this proxy statement and in the dissemination of such information to the parties' stockholders.

        Pursuant to the merger agreement, we have agreed to mail this proxy statement to our stockholders and to hold a special meeting at which our stockholders will be asked to consider and vote upon the proposal to approve the issuance of our common stock as consideration for the merger. We are required to hold the stockholder meeting as promptly as reasonably practicable but in no event earlier than the 45th day following the mailing of this proxy statement. Additionally, we may adjourn the meeting of our stockholders for up to 20 additional days to the extent necessary to solicit additional proxies if the required stockholder vote is not obtained. Our Board has unanimously recommended that our stockholders vote to approve the issuance of our common stock as consideration in the proposed merger.

        At any time prior to the approval of the issuance of shares of our common stock by our stockholders, our Board may amend or withdraw its recommendation if it determines in good faith that the failure to amend or withdraw such recommendation would result in a breach of its fiduciary duties.

Affiliate Transactions

        Under the merger agreement, KCPC will, and will cause its subsidiaries and their respective affiliates to, on or prior to the closing date, terminate, cancel and discharge all affiliate transactions, except for salary or other compensation or benefits paid or payable to employees in the ordinary course of business consistent with past practices and certain other specified affiliated transactions.

        For purposes of the merger agreement, an affiliate transaction means any contract, agreement, arrangement, commitment or transaction between KCPC or its subsidiaries, on the one hand, and (1) any present or former officer, director, employee, or stockholder of KCPC or any of its subsidiaries or their respective affiliates, (2) any KCPC stockholder's (a) funds managed by the same investment manager as such KCPC stockholder and (b) portfolio companies of such KCPC stockholders or (3) to KCPC's knowledge, any family member thereof or any trust for the benefit of any such person or entity or any entity in which any officer, director, employee or stockholder of KCPC or its subsidiaries or any family member thereof is an owner of more than 10% of the voting equity securities of such entity (other than a public company), on the other.

No Solicitation of Alternative Proposals

        Pursuant to the merger agreement, KCPC is prohibited from initiating, soliciting, negotiating, discussing and entering into any agreement with respect to a potential sale of KCPC or its subsidiaries (other than the PropCo Sales), or a substantial interest therein or providing any information to a third party in connection with any such potential transaction. KCPC and its representatives are also required to (1) immediately terminate any existing activities or discussions with all parties other than Standard Parking with respect to any such transaction and (2) disclose to us any offers or inquiries received regarding any such proposal or offer prior to the closing of the merger.

        The merger agreement precludes us from initiating, soliciting, negotiating, discussing and entering into any agreement with respect to a material acquisition transaction or combination or providing any information to any third party in connection with any such potential transaction. Additionally, we are required to immediately terminate any existing activities or discussions with all parties other than

KCPC with respect to any material acquisition transaction or combination. A "material acquisition transaction or combination" means an acquisition transaction and/or combination collectively involving an aggregate purchase price in excess of $10 million.

Efforts to Close; Regulatory and Other Authorization; Consents

        KCPC, Standard Parking and Merger Sub have each agreed to use their commercially reasonable efforts to take all necessary actions to consummate the merger as promptly as practicable. Standard Parking and KCPC have further agreed to use their commercially reasonable efforts, to cooperate with the others' reasonable requests and take all commercially reasonably actions to obtain all authorizations, consents, orders and approvals of all governmental authorities that are necessary for the consummation of the merger and the other transactions contemplated by the merger agreement (including an appropriate filing of notification and report form pursuant to the HSR Act). In connection with obtaining such governmental approvals, we have agreed to (1) divest, terminate, assign or otherwise dispose of certain contracts and/or (2) agree to behavioral or operating restrictions; provided that such actions will not, collectively, reduce gross profit, or be reasonably expected to cause a loss of opportunity that would generate gross profit, by more than $4 million per year in the aggregate. However, we and KCPC are not required to litigate or oppose any governmental authority in court or administrative proceedings concerning the parties' entitlement to governmental approvals or regulatory clearances for the transactions contemplated by the merger agreement.

        KCPC and Standard Parking have also each agreed to use commercially reasonable efforts to take such action as is necessary to ensure that any material contract or permit will continue in full force and effect after the consummation of the transactions contemplated by the merger agreement.

Standard Parking Board Designees

        Prior to the closing of the merger, we are required to take all actions necessary to (1) increase the size of our Board from five to eight members and (2) appoint three individuals designated by the representative of KCPC's stockholders on behalf of KCPC's stockholders (the "Board Designees") to fill those vacancies. After the closing, our Board is required to nominate for election to our Board, unanimously recommend that our stockholders vote in favor of election to our Board and solicit proxies in favor of the election of any Board Designee whose term of office expires at any stockholders' meeting at which directors are to be elected (or a replacement designated by the representative of KCPC's stockholders). The representative of KCPC's stockholders will have the right to designate an individual to fill any vacancy on the Board created by a Board Designee. The representative of KCPC's stockholders does not have the right to designate a Board Designee that is an affiliate, director, employee, professional or agent of a KCPC stockholder unless such KCPC stockholder is bound by the non-competition and non-solicitation covenants contained in the closing agreements.

        The representative of KCPC's stockholders will be entitled to designate the following number of Board Designees:

  •
  three, so long as the former stockholders of KCPC collectively own greater than or equal to 5,444,678 shares of our common stock;

  •
  two, so long as the former stockholders of KCPC collectively own greater than or equal to 4,355,742 shares of our common stock and less than 5,444,678 shares of our common stock;

  •
  one, so long as the former stockholders of KCPC collectively own greater than or equal to 2,177,871 shares of our common stock and less than 4,355,742 shares of our common stock; and

  •
  none if the former stockholders of KCPC collectively own less than 2,177,871 shares of our common stock;

provided, however, that our Board will not be obligated to nominate, appoint or elect a number of Board Designees in excess of the product of the total number of directors on our Board multiplied by the percentage that the aggregate number of shares of our common stock then owned of record and beneficially by former stockholders of KCPC collectively represents of the total number of shares of our common stock then outstanding (rounded up to the nearest whole number). Additionally, each such potential Board Designee (1) is required to furnish a completed director and officer questionnaire with respect to the background and qualifications of such designee, (2) is subject to a background check in a manner consistent with background checks customarily engaged in by us for prospective new members of our Board, (3) must make himself or herself available for interviews by our Board, (4) must qualify as an independent director under our corporate governance policies and the NASDAQ Marketplace Rules and (5) may be denied appointment if our Board determines in good faith, after consideration by the Nominating and Governance Committee of our Board and consultation with outside legal counsel, that such individuals' appointment would constitute a breach of its fiduciary duties. If such appointment is denied, our Board has agreed to nominate another individual designated by the representative of KCPC's stockholders subject to the foregoing conditions.

        The representative of KCPC's stockholders has designated Gordon Woodward, Jonathan Ward and Paul Halpern for appointment to our Board, and our Board, upon the recommendation of its Nominating and Governance Committee, appointed Messrs. Woodward, Ward and Halpern to our Board subject to, and effective immediately following, the consummation of the merger.

        Mr. Halpern is the Chief Investment Officer of Versa Capital Management, LLC, a private investment firm based in Philadelphia, Pennsylvania, and an affiliate of certain of KCPC's stockholders. Mr. Halpern has served Versa Capital Management, LLC and its predecessors in various capacities since 1995, including as a member of Versa Capital Management, LLC's investment and management committees. Prior to joining Versa Capital Management, LLC, Mr. Halpern was the Executive Vice President, General Counsel and Secretary of Consolidated Vision Group. Mr. Halpern is a member of the boards of directors of KCPC and Central Parking Corporation and various other privately-held companies. Mr. Halpern earned his bachelor's degree from Reed College, B.A., Phi Beta Kappa, and his juris doctor (with distinction and Order of the Coif) from Stanford Law School.

        Mr. Ward has been an Operating Partner of Kohlberg & Co., L.L.C., a private investment firm based in Mount Kisco, New York, and an affiliate of certain of KCPC's stockholders, since 2009. From 2006 to 2009, Mr. Ward served as a managing director and chairman of the Chicago office of Lazard Freres & Co. Prior to joining Lazard Freres & Co., Mr. Ward served as the President, Chief Executive Officer and Chairman of The ServiceMaster Company from 2001 to 2006. From 1997 to 2001, Mr. Ward was President and Chief Operating Officer of R.R. Donnelley & Sons Company. Mr. Ward is the chairman of the boards of directors of KCPC and Central Parking Corporation and is a member of the boards of directors of publicly-held Sara Lee Corporation, KAR Auction Services, Inc., Hub Group, Inc. and United Stationers, Inc., as well as various privately-held companies. Mr. Ward earned his bachelor's degree in Chemical Engineering from the University of New Hampshire and has completed the Harvard Business School Advanced Management Program.

        Mr. Woodward has been the Chief Investment Officer of Kohlberg & Co., L.L.C. since 2010, and has served Kohlberg & Co., L.L.C. in various other capacities since 1996. Prior to joining Kohlberg & Co., L.L.C., Mr. Woodward was with James D. Wolfensohn Inc. Mr. Woodward is a member of the boards of directors of KCPC and Central Parking Corporation and publicly-held Bauer Performance Sports Ltd. and BioScrip, Inc. as well as various privately-held companies. Mr. Woodward received an A.B. from Harvard College.

 Financing

        Under the merger agreement, Standard Parking and Merger Sub have agreed to use commercially reasonable efforts to obtain the financing as promptly as reasonably practicable on the terms and conditions described in the commitment letter and KCPC has agreed to cooperate with us to obtain such financing. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letter, Standard Parking and Merger Sub have agreed to promptly notify KCPC and to use commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Standard Parking and/or Merger Sub as promptly as practicable.

Conditions to the Merger

        Each party's obligation to complete the transactions contemplated by the merger agreement is subject to the satisfaction of the following conditions:

  •
  NASDAQ has approved the listing of our common stock issuable to the stockholders of KCPC pursuant to the merger agreement, subject to official notice of issuance;

  •
  no suit, action or proceeding by any third party or governmental authority with respect to the transactions contemplated by the merger agreement is pending or threatened and no order has been entered in any such suit, action or proceeding that would have the effect of (1) making any of the transactions contemplated by the merger agreement or the other transaction documents illegal, (2) otherwise preventing the consummation of such transactions or (3) imposing limitations on such transactions and/or the ability of any party to perform its obligations under the merger agreement or under any other transaction document;

  •
  any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by the merger agreement has expired or has been terminated;

  •
  our stockholders have approved the issuance of the Stock Consideration; and

  •
  the conditions precedent to the Lender's obligations to make available the financing under the commitment letter have been satisfied or waived and the financing thereunder is available to Standard Parking.

        Our obligation to complete the transactions contemplated by the merger agreement is subject to the satisfaction or waiver of the following conditions:

  •
  KCPC has complied with and performed all of its obligations, covenants and agreements under the merger agreement or any other transaction document in all material respects;

  •
  the representations and warranties of KCPC contained in the merger agreement and each other transaction document that are qualified as to their materiality are true and correct in all respects as of the date of the merger agreement and as of the closing date as if made at and as of such time, and any such representations and warranties that are not so qualified are true and correct in all respects as of the date of the merger agreement and in all material respects as of the closing date as if made at and as of such time, subject to certain exceptions;

  •
  no event, change or circumstance has occurred or arisen or exists which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on KCPC or any of its subsidiaries;

  •
  the combined amount of net debt and the absolute value of net working capital of KCPC and its subsidiaries as of the Effective Time is not in excess of $295 million (as adjusted for certain indemnification obligations set forth in the merger agreement);

  •
  KCPC has delivered to us a certificate, certifying that all of the above conditions have been satisfied;

  •
  all required consents, notices and all other approvals, authorizations and actions of, filings with and notices to any governmental authority necessary to permit KCPC to perform its obligations under the merger agreement and the other transaction documents have been duly obtained, made or given;

  •
  the PropCo Sales have occurred;

  •
  each of the Kohlberg Funds, the Lubert-Adler Funds and the Versa Funds have formed a new Delaware limited liability company to serve as their respective holding vehicles for the purpose of holding and facilitating the monetization of any non-cash consideration received in connection with merger, with each holding company preserving a pro rata portion of the priorities and preferences of KCPC's Series A Preferred Stock (the "Restructuring");

  •
  each of KCPC's stockholders is a party to a closing agreement;

  •
  the stockholders' equity as of September 30, 2011 set forth in the financial statements that KCPC is required to deliver to us prior to the closing of the merger is equal to the stockholders' equity set forth in the draft financial statements of KCPC and its subsidiaries delivered at the signing of the merger agreement and the amounts set forth in the financial statements delivered after the signing of the merger agreement are not materially different from the corresponding amounts set forth in the draft financial statements delivered to us at the time the merger agreement was signed; and

  •
  KCPC has either paid or has deposited sufficient cash in an escrow account to pay any taxes resulting from, arising out of or otherwise relating to any of the PropCo Sales or any other disposition of real property by KCPC prior to the Effective Time.

        KCPC's obligation to complete the transactions contemplated by the merger agreement is subject to the satisfaction or waiver of the following conditions:

  •
  Standard Parking and Merger Sub have complied with and performed all of their respective obligations, covenants and agreements under the merger agreement or any other transaction document in all material respects;

  •
  the representations and warranties of Standard Parking and Merger Sub contained in the merger agreement and each other transaction document that are qualified as to their materiality are true and correct in all respects as of the date of the merger agreement and as of the closing date as if made at and as of such time, and any such representations and warranties that are not so qualified are true and correct in all respects as of the date of the merger agreement and in all material respects as of the closing date as if made at and as of such time, subject to exceptions set forth in the merger agreement;

  •
  no event, change or circumstance has occurred or arisen or exists which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Standard Parking;

  •
  we have delivered to KCPC a certificate, certifying that all of the above conditions have been satisfied; and

  •
  all approvals, authorizations and actions of, filings with and notices to any governmental authority necessary to permit Standard Parking and/or Merger Sub to perform their obligations under the merger agreement and the other transaction documents have been duly obtained, made or given.

 Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the closing date under the following circumstances:

  •
  by mutual written consent of KCPC and Standard Parking;

  •
  by either KCPC or Standard Parking if:

  •
  any law or governmental authority prohibits consummation of the merger or any order of a governmental authority restrains, enjoins or otherwise prohibits consummation of the merger and such order has become final and non-appealable; or

  •
  the approval of our stockholders is not obtained at the meeting of our stockholders or any adjournment thereof;

  •
  by us, if:

  •
  the mutual conditions to the merger are not satisfied, KCPC fails to satisfy its conditions to the merger or the closing of the merger fails to have occurred in each case on or before October 31, 2012 (the "Outside Date") (unless such failure resulted from Standard Parking or Merger Sub breaching any representation, warranty, covenant or agreement contained in the merger agreement); provided, however, that the Outside Date may be extended by 45 days by KCPC upon written notice to us if the closing of the merger failed to occur because the applicable waiting period under the HSR Act has not expired or been terminated and KCPC reasonably believes in good faith that the relevant approvals will be obtained during the extension period;

  •
  KCPC breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach (1) would result in the failure of a condition to the merger and (2) cannot be or has not been cured within 30 days after the giving of written notice by Standard Parking to KCPC of such breach; or

  •
  the arithmetic average of the volume average weighted price ("VWAP") of our common stock for any period of ten consecutive trading days is below $11.69; provided that we provide written notice of termination to KCPC within five business days following such period, in which case termination will be effective five business days thereafter, and such notice is sent no later than ten business days prior to the special meeting of our stockholders.

  •
  by KCPC, if:

  •
  the mutual conditions to the merger are not satisfied, we fail to satisfy our conditions to the merger or the closing of the merger fails to have occurred in each case on or before the Outside Date (unless such failure resulted from KCPC breaching any representation, warranty, covenant or agreement contained in the merger agreement); provided, however, that the Outside Date may be extended by 45 days by us upon written notice to KCPC if the closing of the merger failed to occur because the applicable waiting period under the HSR Act has not expired or been terminated and we reasonably believe in good faith that the relevant approvals will be obtained during the extension period;

  •
  we breach any representation, warranty, covenant or agreement contained in the merger agreement, which breach (1) would result in the failure of a condition to the merger and (2) cannot be or has not been cured within 30 days after the giving of written notice by KCPC to us of such breach;

    •
    our Board changes its recommendation with respect to the merger; provided that KCPC may not terminate the merger agreement on this basis at any time after the vote is called at the meeting of our stockholders; or

    •
    the arithmetic average of the VWAP of our common stock for any period of ten consecutive trading days is below $11.69; provided that KCPC provides written notice of termination to us within five business days following such period, in which case termination will be effective five business days thereafter, and such notice is sent no later than ten business days prior to the special meeting of our stockholders.

Reimbursement of Expenses; Termination Fee

        If either party terminates the merger agreement because the arithmetic average of the VWAP of shares of our common stock for any period of ten consecutive trading days falls below $11.69, the terminating party will be required to reimburse the other party for its fees and expenses (up to a cap ranging from $3 million to $6 million, depending on when the merger agreement is terminated). Furthermore, we will be required to reimburse KCPC for its fees and expenses (up to a cap ranging from $3 million to $6 million, depending on when our stockholder meeting occurs) if either party terminates the merger agreement because our stockholders do not approve the issuance of the Stock Consideration. Additionally, we will be required to pay KCPC $7.5 million if KCPC terminates the merger agreement as a result of our Board changing its recommendation that our stockholders vote to approve the Stock Issuance.

Indemnification

        Each stockholder of KCPC (pursuant to such stockholder's agreement to be bound by these indemnification obligations in the closing agreement) has agreed, or will agree when it executes a closing agreement, to (severally and not jointly) indemnify each of Standard Parking, the Surviving Corporation, their affiliates and their respective directors, members, officers, equity holders, partners, employees, agents, subsidiaries, representatives and successors and assigns (collectively, the "Standard Parking Indemnified Parties"), for such KCPC stockholder's pro rata share of:

  •
  any adverse consequences which any Standard Parking Indemnified Party may sustain in connection with any inaccuracy in, breach of or nonfulfillment of any representation, warranty, covenant or agreement of KCPC contained in the merger agreement;

  •
  the amount (if any) by which the amount paid or payable by Standard Parking or KCPC or their subsidiaries with respect to certain indemnified items (the "Indemnified Items"), such as (1) the fees and expenses incurred on account of existing litigation matters, (2) the obligations incurred on account of non-routine repairs and maintenance, (3) the obligations incurred on account of all open or pending union audits and (4) the adverse consequences incurred on account of contracts to provide for indemnification of a third party in connection with the disposition of any business of KCPC, exceeds the amount of the deductible associated with that Indemnified Item established as of the date of the merger agreement;

  •
  certain taxes incurred by KCPC prior to the closing date, including income taxes, transfer taxes for which KCPC's stockholders are responsible, transferee or successor tax, taxes of any member of any "group" of which KCPC is also a member, taxes arising out of the PropCo Sales and any other real estate dispositions prior to the Effective Time and any taxes relating to the merger and the transactions contemplated by the merger agreement;

  •
  the amount by which the combined net debt and the absolute value of net working capital of KCPC and its subsidiaries outstanding as of the Effective Time is greater than $285 million;

  •
  any adverse consequences resulting from, arising out of, relating to or owed by CPC PropCo or any of its subsidiaries, the PropCo Sales or any other sale or disposition of real property by KCPC or its subsidiaries prior to the Effective Time; and

  •
  any adverse consequences resulting from, arising out of or relating to the exercise of appraisal rights by any of KCPC's stockholders;

provided that KCPC's stockholders will not be liable to the Standard Parking Indemnified Parties for (1) any adverse consequences sustained in connection with any inaccuracy in or breach of any representation or warranty of KCPC contained in the merger agreement; (2) an adverse consequences resulting from the failure of KCPC to notify Standard Parking about (a) any material inaccuracies in or breaches of any representation, warranty or covenant or (b) any fact that would materially hinder the satisfaction of the closing conditions; and (3) any adverse consequences sustained in connection with certain Indemnified Items, unless and until such adverse consequences incurred by the Standard Parking Indemnified Parties exceed in the aggregate, $1.5 million, in which case KCPC's stockholders will be liable for the full amount of the adverse consequences in excess of $1.5 million. The aggregate amount required to be paid by the KCPC stockholder for (1) any adverse consequences sustained in connection with any inaccuracy in or breach of any representation or warranty of KCPC contained in the merger agreement; (2) an adverse consequences resulting from the failure of KCPC to notify Standard Parking about (a) any material inaccuracies in or breach of any representation, warranty or covenant or (b) any fact that would materially hinder the satisfaction of the closing conditions; (3) any adverse consequences sustained in connection with the Indemnified Items; and (4) any taxes (other than income taxes) of KCPC or its subsidiaries for the period prior to the closing and any transferee or successor tax will not exceed an amount equal to $27 million (subject to adjustment as provided in the merger agreement) (the "Capped Items").

        In addition, we have agreed to indemnify KCPC's stockholders, their affiliates and their respective directors, members, officers, equity holders, partners, employees, agents, subsidiaries, representatives, successors and permitted assigns (the "KCPC Indemnified Parties") for any and all adverse consequences which any KCPC Indemnified Party may sustain in connection with any inaccuracy in, breach of or nonfulfillment of any of our representations, warranties, covenants or agreements contained in the merger agreement. However, we will not be liable to the KCPC Indemnified Parties for (1) any adverse consequences sustained in connection with any inaccuracy in or breach of any representation or warranty of KCPC contained in the merger agreement; (2) an adverse consequences resulting from the failure of KCPC to notify Standard Parking about (a) any material inaccuracies in or breach of any representation, warranty or covenant or (b) any fact that would materially hinder the satisfaction of the closing conditions, unless and until such adverse consequences incurred by the KCPC Indemnified Parties exceed $1.5 million, in which case we will be liable for the full amount of adverse consequences in excess of $1.5 million up to $15 million.

        The caps and deductibles described above will also not apply to adverse consequences arising from a breach of fundamental representations or fraud, and the deductibles will not apply to adverse consequences arising from a breach of the representations related to tax matters set forth in the merger agreement, including, but not limited to, (1) the timely filing of tax returns and payment of taxes, (2) absence of any tax deficiencies, tax audits, tax liens or tax related agreements and (3) compliance with applicable tax laws. Further, in no event will any stockholder of KCPC be required to pay any indemnification amount in excess of the value of Merger Consideration received by that stockholder.

Survival

        The representations and warranties of the parties to the merger agreement related to, among other things, authorization, organization, subsidiaries, capitalization and brokers' fees will remain in full force and effect indefinitely. The representations and warranties of the parties to the merger agreement related to employee benefit plans, environmental matters, tax matters and foreign corrupt practices will remain in full force and effect until 60 days following the applicable statute of limitations with respect to the subject matter of such representations and warranties. All other representations and warranties contained in the merger agreement will remain in full force and effect for 18 months following the closing date.

Payment of Indemnification

        Any indemnification obligation under the merger agreement for any adverse consequences will be net of tax savings attributable to such adverse consequences and any insurance proceeds or similar payment received by the indemnified party. Additionally, the indemnified party will reimburse the indemnifying party for any indemnification payment made by such indemnifying party if such indemnified party receives an insurance payment or other recovery after receiving such indemnification payment. Payment of amounts owing by the indemnifying party will be made promptly upon a final settlement between the indemnifying party and the indemnified party or upon a final adjudication by a court of competent jurisdiction. Any payment that is not made within ten business days after a determination that such obligation is owing will bear interest at a rate of 10%. Any amount to be paid by KCPC's stockholders to satisfy the Capped Items will be deemed to be paid by reducing the amount of Cash Consideration that would otherwise be payable to such stockholder. If this causes the Cash Consideration to be reduced below $17 million (the "Shortfall"), KCPC's stockholders will pay us (a "Replenishment") an amount in cash equal to the lesser of (1) the Shortfall amount or (2) the aggregate amount of Deduction Elections (as described below) reduced by other replenishments payment previously made.

        Any amount to be paid by KCPC's stockholders to satisfy their indemnification obligations for claims made for (1) any adverse consequences resulting from the nonfulfillment or breach of any covenant or agreement (other than the failure of KCPC to notify Standard Parking about any material inaccuracies in any representation or warranty or any fact that would materially hinder the satisfaction of the closing conditions), (2) any income taxes, transfer taxes, taxes arising out of the PropCo Sales or any other real estate dispositions, "group" related taxes or merger related taxes incurred by Central Parking prior to the closing date, (3) the amount by which Central Parking's combined net debt and absolute value of net working capital is greater than $285 million, (4) any adverse consequences resulting from the disposition of real property by Central Parking, and (5) any adverse consequences relating to the appraisal rights of KCPC's stockholders (the "Uncapped Items"), will be payable upon the election of the representative of KCPC's stockholders, either (1) with cash or with shares of our common stock, valued at a price calculated at closing (each, a "Cash or Stock Election") or (2) by reducing the amount of Cash Consideration that would otherwise be payable to such KCPC stockholder ("Deduction Election"), but only to the extent the Cash Consideration that remains payable to KCPC's stockholders is at least $17 million. After such limit is reached, KCPC's stockholders must satisfy their obligations for Uncapped Items with cash or shares of our common stock, valued at the price calculated at closing. However, if the representative of KCPC's stockholders makes a Cash or Stock Election, Standard Parking will have the right to reject such election, and instead require that the indemnification obligations owed by the KCPC stockholders be paid by reducing the amount of Cash Consideration that would otherwise be payable to such stockholders.

        We are entitled to satisfy our indemnification obligations with cash or by issuing additional shares of our common stock, valued at a price calculated at closing.

Specific Performance

        The parties are entitled to an injunction, specific performance or other equitable relief to specifically enforce and to prevent breaches of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

 Governing Law; Jurisdiction

        The merger agreement is governed by the laws of the State of Delaware without regard to its choice or conflict of laws principles. Prior to the Effective Time, all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of the merger agreement must be brought exclusively in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any federal court of the U.S. located in the State of Delaware or, if neither the Court of Chancery of the State of Delaware nor any such federal court has jurisdiction, any other state court located in the State of Delaware.

        On or after the Effective Time, all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of the merger agreement must be exclusively resolved by final and binding arbitration before Judicial Arbitration and Mediation Services. All arbitration proceedings shall be conducted pursuant to JAMS' Streamlined Arbitration Rules and Procedures (the "JAMS Rules"). Arbitration shall be conducted exclusively in Chicago, Illinois before three neutral arbitrators appointed by agreement of the parties. If the parties are unable to agree on three arbitrators, such arbitrators will be determined in accordance with JAMS Rule 12.

        Under the merger agreement, any action, suit, proceeding, cause of action or claim brought against any of the financing sources in any way relating to the merger agreement or the commitment letter must be brought exclusively in the federal and New York State courts located in the Borough of Manhattan within the City of New York. In addition, any disputes regarding the calculation of KCPC's net debt and/or its net working capital will be subject to certain dispute resolution procedures set forth in the merger agreement.

Expenses

        The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement. Additionally, Standard Parking and KCPC will each pay 50% of the expenses incurred in connection with the HSR Act.

Stockholders' Representative

        Pursuant to the merger agreement, each stockholder of KCPC has appointed Kohlberg CPC Rep., L.L.C. as its lawful agent and attorney-in-fact to act on behalf of KCPC's stockholders in connection with the transactions contemplated by the merger agreement and in any proceeding involving the merger agreement. The Stockholders' Representative will have the power to, among others:

  •
  act for KCPC's stockholders with regard to indemnification matters, including the power to compromise or settle any indemnity claim on behalf of KCPC's stockholders and to transact matters of litigation or other proceedings;

  •
  execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Stockholders' Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the merger agreement;

  •
  do or refrain from doing any further act or deed on behalf of KCPC's stockholders that the Stockholders' Representative deems necessary or appropriate relating to the merger and the merger agreement as fully and completely as KCPC's stockholders could do if personally present; and

  •
  receive service of process on behalf of any of KCPC's stockholders in connection with any claims under the merger agreement.

THE CLOSING AGREEMENTS

        Concurrently with the execution of the merger agreement, on February 28, 2012, Standard Parking entered into a closing agreement with each of the following stockholders of KCPC: Lubert-Adler Real Estate Fund V, L.P., Lubert-Adler Real Estate Parallel Fund V, L.P. (collectively, the "Lubert-Adler Funds"), Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., KOCO Investors V, L.P. (collectively, the "Kohlberg Funds"), Versa Capital Fund I, L.P. and Versa Capital Fund I Parallel, L.P. (collectively, the "Versa Funds").

        The following is a summary of the material provisions of each closing agreement. The rights and obligations of Standard Parking and the stockholder party to each closing agreement are governed by the express terms and conditions of each such closing agreement and not by this summary or any other information contained in this proxy statement. We urge you to read the attached form closing agreement carefully and in its entirety. This summary is qualified in its entirety by reference to such closing agreement. A copy of the form of the closing agreement executed by the Kohlberg Funds is attached as Annex B to this proxy statement and is incorporated by reference herein.

        For purposes of this summary, "Permitted Transferee" means with respect to a stockholder party to a closing agreement, any other stockholder of KCPC, any immediate family member of such stockholder, any trust or other entity of which the beneficiaries or beneficial owners are stockholders of KCPC or Permitted Transferees, a trust or other entity for the benefit of any person that is qualified as a charitable organization, or a family foundation established by or on behalf of one or more of the stockholders of KCPC for the purpose of making charitable gifts or donations to charitable organizations. "Acquired Shares" means the number of shares of our common stock such stockholder party to the closing agreement is entitled to receive as Merger Consideration (together with (1) any other shares of our common stock acquired by such stockholder after the date of the closing agreement, (2) any securities convertible into or exercisable or exchangeable for shares of our common stock held by such stockholder or (3) any shares of our common stock issuable to such stockholder upon conversion, exercise or exchange of the securities described in clause (2)).

Voting

        Each stockholder party to a closing agreement has agreed that, for a period of three years after the Effective Time and for so long as such stockholder owns in the aggregate (together with its affiliates, all other stockholders executing closing agreements with us, their affiliates and other persons with which any of the foregoing form a "group" (as defined in the Exchange Act)) beneficially or of record more than 10% of the issued and outstanding common stock of Standard Parking, such stockholder will attend any meeting of our stockholders or otherwise cause the Acquired Shares to be counted as present at any meeting of our stockholders for purposes of calculating a quorum and to vote, in person or by proxy, all of the Acquired Shares held by such stockholder and entitled to be voted at the time of any vote, as follows:

        For the two years following the closing date,

  •
  with respect to the election of directors to our Board, "for" any and all nominees recommended by our Board; and

  •
  with respect to all other matters submitted for a vote of our stockholders, in accordance with the recommendation of our Board with respect to such matters.

  For the period beginning the day after the second anniversary of the closing date and ending on the third anniversary of the closing date,

  •
  with respect to the election of directors to our Board, "for" any and all nominees recommended by our Board; and

  •
  with respect to all other matters submitted for a vote of our stockholders (other than the election of directors), in proportion to the votes made by all other holders of our common stock.

Market Activities by the Stockholders

        Each stockholder who is a party to a closing agreement has agreed that, for a period of four years after the Effective Time and for so long as such stockholder owns in the aggregate (together with its affiliates, all other stockholders executing closing agreements with us, their affiliates and other persons with which any of the foregoing form a "group") beneficially or of record more than 5% of the issued and outstanding common stock of Standard Parking, such stockholder and its affiliates and their respective directors, officers, members, managers, partners and equity holders will not in any manner:

  •
  acquire or agree to acquire, or publicly offer or propose to acquire any voting securities or any rights or options to acquire any of our voting securities;

  •
  make any announcement with respect to, or publicly offer to effect, any merger, acquisition, consolidation, other business combination, restructuring, recapitalization, tender offer, exchange offer or other extraordinary transaction with or involving us or any of our subsidiaries or any of our or their securities or assets; provided that such stockholder may file or amend its Schedule 13D regarding our common stock or make other securities or tax filings as required by law;

  •
  other than in connection with the designation of the Board Designees by the representative of the former stockholders of KCPC pursuant to the merger agreement, (1) initiate, propose, induce or attempt to induce any other person to initiate any stockholder proposal, nominate any director to our Board or make any attempt to call a special meeting of our stockholders; (2) submit any proposal for consideration at, or bring any other business before, any meeting of our stockholders, or request that we include any proposals or director nominees in any proxy statement; (3) engage, or in any way participate, directly or indirectly, in any solicitations of proxies or consents or seek to advise, encourage or influence any person with respect to the voting of any of our securities (except in support of proposals approved by our Board); or (4) otherwise communicate with our stockholders or others through various forms of public communications regarding how such stockholder intends to vote his, her or its shares;

  •
  (1) participate in a "group" with any other person or enter into any negotiation, contract or relationship with any third party, other than an affiliate of such stockholder, with respect to the acquisition or voting of any of our voting securities or (2) otherwise deposit any of our voting securities in any voting trust or subject any of our voting securities to any voting agreement;

  •
  publicly seek or publicly request permission to take any action that would violate any of the foregoing, amend or waive any of the requirements listed above or make any public announcement with respect to any of the requirements listed above; or

  •
  take, or cause others to take, any actions that would otherwise violate any of the requirements listed above.

Restrictive Covenants

Non-Competition

        The Kohlberg Funds have agreed that, for four years after the Effective Time, they will not consult with or participate in any business or business unit (1) that is engaged in owning, leasing, managing or operating for a third party any motor vehicle parking lot, parking garage or other parking facility, or (2) that is engaged as a principal part of such business or business unit in providing parking related services, and is located in either case anywhere in the U.S.

        The closing agreements executed by the Versa Funds provided that this non-compete covenant will apply to the Versa Funds for a period of three and one-half years after the Effective Time if the Board Designees named by the representative of KCPC's stockholders pursuant to the merger agreement include any person who is an affiliate, director, employee, professional or agent of the Versa Funds. The representative of KCPC's stockholders has designated Paul Halpern, the Chief Investment Officer of Versa Capital Management, LLC, an affiliate of the Versa Funds, for appointment to our Board, and our Board, upon the recommendation of its Nominating and Governance Committee, appointed Mr. Halpern to our Board subject to, and effective immediately following, the consummation of the merger. Accordingly, this non-compete covenant will also apply to the Versa Funds. The Lubert-Adler Funds are not subject to this restrictive covenant.

Non-Solicitation

        For a period of four years after the Effective Time, the Kohlberg Funds and the Versa Funds have agreed generally not to (1) hire, solicit or encourage any person employed by us or our subsidiaries in a senior executive or manager capacity to leave the employ of Standard Parking or its subsidiaries or (2) hire any such person who has left the employ of us or our subsidiaries within one year after the departure of such person.

        In addition, the Kohlberg Funds have agreed not to (1) induce or attempt to induce any of our clients or customers or of any of our subsidiaries or any owner, lessor, manager or operator of a parking facility managed or leased by us or any of our subsidiaries or any of their affiliates to terminate or reduce the parking services business it conducts with us or any of our subsidiaries or affiliates or change the terms of its relationship with us or any of our subsidiaries or affiliates to terms that are less favorable to us; (2) provide parking services to any of our customers; or (3) solicit any of our customers at any time to provide parking services to such customer.

        The closing agreements executed by the Versa Funds provided that the customer-related non-solicitation covenant will apply to the Versa Funds for a period of three and one-half years after the Effective Time if the Board Designees named by the representative of KCPC's stockholders pursuant to the merger agreement include any person who is an affiliate, director, employee, professional or agent of the Versa Funds. The representative of KCPC's stockholders has designated Paul Halpern, the Chief Investment Officer of Versa Capital Management, LLC, an affiliate of the Versa Funds, for appointment to our Board, and our Board, upon the recommendation of its Nominating and Governance Committee, appointed Mr. Halpern to our Board subject to, and effective immediately after, the consummation of the merger. Accordingly, the customer-related non-solicitation covenant will also apply to the Versa Funds. The Lubert-Adler Funds are not subject to either of the employee-related or customer-related non-solicitation covenants.

Confidentiality

        Each KCPC stockholder party to a closing agreement has agreed that, for a period of four years after the Effective Time, such stockholder will, and will cause its affiliates and representatives to, maintain the confidentiality of, and refrain from using or disclosing to any person, all of our confidential information and all confidential information of our subsidiaries.

Non-Disparagement

        The Kohlberg Funds and the Versa Funds have agreed that, for a period of four years after the Effective Time, such stockholders will not make any statement or any other expression on television, radio, the Internet or other media or to any third person which is in any way disparaging of us, our subsidiaries, their respective affiliates or our products and services or the products and services of our subsidiaries. The Lubert-Adler Funds are not subject to this non-disparagement covenant.

 Release

        Each KCPC stockholder party to a closing agreement, on behalf of itself and its affiliates, heirs, beneficiaries, family members, successors and assigns, has agreed to release us and our current and former affiliates, officers, directors and agents from any claims of any kind or nature that such releasing party now has, has ever had or will ever have against the released parties arising contemporaneously with or prior to the effective date of the closing agreement or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the closing date of the merger in connection with KCPC or its subsidiaries, subject to the exceptions set forth in the closing agreements.

Restrictions on Transfer

        Each KCPC stockholder party to a closing agreement has agreed, subject to certain exceptions, that from the date of the closing agreement to the Effective Time, such stockholder would not, directly or indirectly, (1) grant any proxy or enter into any voting agreement, voting trust, power of attorney, consent or other agreement or arrangement with respect to the voting of any KCPC securities; (2) sell, assign, transfer, hypothecate, pledge, encumber, permit the creation of a lien upon or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) any KCPC securities; (3) tender any KCPC securities in connection with any tender or exchange offer or otherwise; or (4) otherwise restrict the ability of such stockholder to freely exercise all voting rights with respect to the KCPC securities.

Indemnification Obligations

        Each KCPC stockholder party to a closing agreement has agreed to be bound by the indemnification provisions of the merger agreement.

Governing Law; Specific Performance

        The closing agreements are governed by the laws of the State of Delaware without regard to its choice or conflict of laws principles. The parties are entitled to injunctions or other equitable relief to specifically enforce and prevent breaches of the closing agreement in addition to any other remedy to which they are entitled at law or in equity.

Additional Closing Agreements

        In the merger agreement, KCPC has agreed to use its commercially reasonable efforts to cause each of the remaining stockholders of KCPC to enter into closing agreements with us as soon as reasonably possible after February 28, 2012 and in any event prior to the Effective Time. As of the date of this proxy statement, the remaining stockholders of KCPC have not entered into closing agreements with us. Once executed, these closing agreements will provide that the remaining stockholders (1) will be bound by the indemnification provisions of the merger agreement, (2) will agree to release Standard Parking from any claims arising contemporaneously with or prior to the effective date of the closing agreement or arising out of any matter, cause or event occurring contemporaneously with or prior to the closing date of the merger in connection with KCPC or its subsidiaries and (3) will be subject to the same restrictions on the transfer of their KCPC securities as the Kohlberg Funds, the Lubert-Adler Funds and the Versa Funds as set forth above under the section entitled "The Closing Agreements—Restrictions on Transfer." The remaining stockholders will not be subject to the voting covenants, the market activity covenants or the restrictive covenants discussed above.

REGISTRATION RIGHTS AGREEMENT

        On the closing date, we will enter into a registration rights agreement with all of the stockholders of KCPC.

        The following is a summary of the material provisions of the registration rights agreement. The rights and obligations of Standard Parking and the former stockholders of KCPC are governed by the express terms and conditions of the registration rights agreement and not by this summary or any other information contained in this proxy statement. We urge you to read the registration rights agreement carefully and in its entirety. This summary is qualified in its entirety by reference to the registration rights agreement, a form of which is attached as Annex C to this proxy statement and is incorporated by reference herein.

        For purposes of this summary, "Registrable Securities" means (1) the shares of our common stock issued to the stockholders of KCPC in the merger and (2) any shares of our common stock issued or issuable with respect to such shares acquired in the merger as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise; provided, however, that any Registrable Securities will cease to be Registrable Securities upon the earliest to occur of (1) the date upon which such Registrable Securities are sold or exchanged by a person pursuant to an effective registration statement or in compliance with Rule 144 under the Securities Act, (2) the date upon which reputable U.S. counsel will have delivered a written opinion stating that all remaining registrable securities beneficially held by such stockholder may be freely sold without restriction under Rule 144 or (3) the date upon which such Registrable Securities will otherwise have ceased to be outstanding.

Shelf Registration

        The registration rights agreement provides that we will prepare and file with the SEC, no later than six months after the closing of the merger, a "shelf" registration statement on Form S-3 (or any comparable or successor form) relating to the offer and sale of the Registrable Securities by the former stockholders of KCPC (the "Initial Shelf Registration"). If we are not eligible to use Form S-3 at the time of filing, we are required to use Form S-1 (or any comparable or successor form) to effect such registration (to be effective for a period of no more than 180 days) and will undertake to register the Registrable Securities on Form S-3 promptly after such form is available for use by us. If, however, we continue to not be eligible to use Form S-3 after the 180 day Form S-1 effective period has expired, we are required, upon the written request of one or more former stockholders of KCPC, to file another registration statement on Form S-1 (subject to certain limitations set forth in the registration rights agreement). We are required to use commercially reasonable efforts to, among other thing, (1) cause the applicable registration statement to be declared effective by the SEC and (2) address any comments from the SEC regarding the registration statement.

        Except for registration statements on Form S-1, we are required to use commercially reasonable efforts to satisfy certain customary obligations in connection with the shelf registration statement, including, maintaining the effectiveness of the registration statement, re-filing such registration statement upon its expiration and reasonably cooperating in any shelf take down. These obligations will continue until the earlier of (1) the date upon which the Registrable Securities held by a former stockholder of KCPC cease to be Registrable Securities, (2) the date that all Registrable Securities held by a former stockholder of KCPC have been sold or (3) the seventh anniversary of the date on which the Initial Shelf Registration is first declared effective (the "Registration Period").

Piggyback Registration

        If, during the Registration Period, we propose to register any of shares of our common stock in connection with a firm commitment underwritten public offering and the registration form to be used may also be used for the registration of the Registrable Securities (a "Piggyback Registration"), we must provide prior written notice to the holders of Registrable Securities of our intention to effect such a registration and include in such registration all Registrable Securities with respect to which we have received written request for inclusion within ten days after we give such notice. Our obligation to register a Piggyback Registration is subject to customary underwriting cutbacks in the event the managing underwriter determines that inclusion of the number of securities requested to be included in such Piggyback Registration would adversely affect the marketability of such offering.

Underwritten Offering

        The registration rights agreement provides that, at any time that a registration statement is effective, if the holders of a majority of the outstanding Registrable Securities notify us of their intent to effect an underwritten offering of all or part of such Registrable Securities (the "Demand Underwritten Offering"), we will amend the registration statement or related prospectus to enable such Registrable Securities to be distributed pursuant to the underwritten offering. Our obligation to effect a Demand Underwritten Offering is subject to customary underwriting cutbacks in the event the managing underwriter determines that inclusion of the number of securities requested to be included in such offering would adversely affect the marketability of such offering.

        To participate in an underwritten offering, each holder of Registrable Securities must (1) enter into a customary underwriting agreement, (2) make customary representations and warranties and (3) comply with the managing underwriters' reasonable requests.

        The registration rights agreement further provides that (1) no Demand Underwritten Offering may be requested prior to the first anniversary of the closing of the merger; (2) we may delay the commencement of any Demand Underwritten Offering for up to 60 days for a valid business reason prior to the commencement of marketing efforts; and (3) the former stockholders of KCPC have the right to request up to four Demand Underwritten Offerings (with no more than one Demand Underwritten Offering being requested in any six-month period).

Indemnification

        Pursuant to the registration rights agreement, we will indemnify each former stockholder of KCPC and its related parties for any and all losses relating to: (1) any untrue statement of a material fact contained in, or any omission of a material fact from, any registration statement, prospectus or any amendment or supplement thereto except to the extent that such untrue statements or omissions are based upon information furnished by such former stockholder of KCPC expressly for inclusion in such registration statement or prospectus); or (2) any violation or alleged violation by us of the Securities Act, the Exchange Act or any state securities laws in connection with any registration required under the registration rights agreement.

        Similarly, each former stockholder of KCPC will severally, pro rata based on and limited by each stockholders' relative ownership of Registrable Securities, and not jointly with each other, indemnify us and our related parties from and against any and all losses for any untrue statement of a material fact contained in, or any omission of a material fact from, any registration statement, prospectus or any amendment or supplement thereto to the extent that such untrue statements or omissions are based upon information regarding such former stockholder of KCPC furnished by such former stockholder expressly for inclusion in such registration statement or prospectus.

Reports Under the Exchange Act

        To make available the benefits of Rule 144 to the KCPC stockholders, we are obligated to (1) make and keep public information about us available until the expiration of the Registration Period and (2) furnish to each holder of Registrable Securities, a written statement that we have complied with such public information requirements, a copy of our most recent annual and quarterly reports and such information as may be reasonably requested to permit the holders of Registrable Securities to sell securities without registration.

Assignment of Registration Rights

        The rights under the registration rights agreement, subject to certain conditions, will be automatically assignable by any of the holders of Registrable Securities to any transferee or assignee of all or any portion of the Registrable Securities.

Specific Performance

        The parties are entitled to an injunction or other equitable relief to specifically enforce and prevent breaches of the registration rights agreement in addition to any other remedy to which they are entitled at law or in equity.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF STANDARD PARKING

Beneficial Ownership of Directors and Executive Officers

        The following table sets forth information regarding the beneficial ownership of our common stock as of close of business on August 2, 2012 by:

  •
  our chief executive officer, chief financial officer and the other three most highly compensated executive officers;

  •
  each of our directors; and

  •
  all current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 2, 2012, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

        Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholders. This table also includes shares owned by spouses.

        Percentage beneficially owned is based on 15,668,128 shares of common stock outstanding on August 2, 2012, and is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Beneficially Owned (%)
James A. Wilhelm	108,990		*
G. Marc Baumann	13,000	(1)	*
Thomas L. Hagerman	1,581	(2)	*
Steven A. Warshauer	9,587		*
Michael K. Wolf	36,042		*
Charles L. Biggs	40,656	(3)	*
Karen M. Garrison	48,656	(4)	*
Robert S. Roath	72,368	(5)	*
Michael J. Roberts	9,285		*
All directors and executive officers as a group (13 persons)	418,428	(6)	2.7

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes 13,000 shares of common stock held jointly with Mr. Baumann's wife.

(2)
Includes 160 shares of common stock held by Mr. Hagerman's wife. Mr. Hagerman disclaims beneficial ownership of the shares held by his wife.

(3)
Includes 3,178 shares currently issuable pursuant to options.

(4)
Includes 15,952 shares currently issuable pursuant to options.

(5)
Includes 3,178 shares currently issuable pursuant to options.

(6)
Includes 24,909 shares currently issuable pursuant to options.

Beneficial Ownership of More than Five Percent of Common Stock

        The following table sets forth information regarding the beneficial ownership of our common stock as of August 2, 2012, by each person (or group of affiliated persons) that is known by us to be the beneficial owner of more than 5% of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Beneficially Owned (%)*
Capital Research Global Investors
333 South Hope Street
Los Angeles, CA 90071	1,478,800	(1)	9.5
Investment Counselors of Maryland, LLC
803 Cathedral Street
Baltimore, Maryland 21201-5297	907,650	(2)	5.8
Janus Capital Management LLC
151 Detroit Street
Denver, Colorado 80206	2,056,484	(3)	13.2
Schroder Investment Management North America Inc.
875 Third Avenue, 21st Floor
New York, NY 10022	1,098,400	(4)	7.0
TimesSquare Capital Management, LLC
1177 Avenue of the Americas, 39th Floor
New York, NY 10036	1,304,650	(5)	8.4
Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210	1,325,977	(6)	8.5

*
Percentages based on 15,668,128 shares of common stock outstanding on August 2, 2012.

(1)
Based solely on information obtained from a Schedule 13G/A filed by Capital Research Global Investors with the SEC on February 8, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Capital Research Global Investors' Schedule 13G.

(2)
Based solely on information obtained from a Schedule 13G filed by Investment Counselors of Maryland, LLC with the SEC on January 25, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Investment Counselors of Maryland, LLC's Schedule 13G.

(3)
Janus Capital Management LLC has a direct 94.8% ownership stake in INTECH Investment Management ("INTECH") and a direct 77.8% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of their Schedule 13G filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, "Managed Portfolios").

As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 2,056,484 shares or 13.2% of the shares outstanding of Standard Parking common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.
  Based solely on information obtained from a Schedule 13G/A filed by Janus Capital Management LLC and Janus Venture Fund with the SEC on February 14, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A of Janus Capital Management LLC and Janus Venture Fund.

(4)
Based solely on information obtained from a Schedule 13G/A filed by Schroder Investment Management North America Inc. with the SEC on February 16, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Schroder Investment Management North America Inc.'s Schedule 13G/A.

(5)
Based solely on information obtained from a Schedule 13G/A filed by TimesSquare Capital Management, LLC with the SEC on February 8, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in TimesSquare Capital Management, LLC's Schedule 13G/A.

(6)
Based solely on information obtained from a Schedule 13G filed by Wellington Management Co., LLP with the SEC on February 14, 2012. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Wellington Management Co.'s Schedule 13G.

Change in Control

        We are unaware of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control of our company.

COMPARATIVE PER SHARE DATA

        Presented below are Standard Parking's historical per share data for the year ended December 31, 2011 and the three months ended March 31, 2012 and Central Parking's historical per share data for the year ended September 30, 2011 and the three months ended March 31, 2012. This information should be read together with the consolidated financial statements and related notes of Standard Parking that are incorporated by reference in this proxy statement and of Central Parking which are included in the section below entitled "Consolidated Financial Statements of KCPC Holdings, Inc. and Subsidiaries" beginning on page F-2. It should also be read in conjunction with the data included in the section entitled "Unaudited Pro Forma Combined Financial Information." The pro forma equivalent data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

        Neither Standard Parking nor Central Parking paid dividends on common stock during 2011 or the three months ended March 31, 2012, and neither entity has any current intention of doing so.

(Amounts in thousands except for per share data)

	Three months ended March 31, 2012	Year ended December 31, 2011 (Standard Parking) and September 30, 2011 (Central Parking)
Standard Parking historical data:
Earnings per share:
Basic	$0.14	$1.14
Diluted	0.14	1.12
Book value per share(1):	3.37	3.21
Central Parking historical data:
Loss per share(2):
Basic	(0.05)	(0.31)
Diluted	(0.05)	(0.31)
Book value per share(1):	0.09	0.11
Standard Parking unaudited pro forma equivalent data:
Loss per share(3):
Basic	(0.24)	(0.39)
Diluted	(0.24)	(0.39)
Book value per share(4):	$7.31	—

(1)
The historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of the period.

(2)
The historical loss per share basic and diluted for Central Parking were calculated based on the net earnings divided by the weighted average outstanding shares of common stock.

(3)
The pro forma loss per share of Standard Parking following the consummation of the merger is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding.

(4)
The unaudited pro forma equivalent book value per share as of March 31, 2012 was calculated based on the total pro forma equity of the combined company at the balance sheet date of $159,163 (see "Unaudited Pro Forma Combined Balance Sheet" on page 133), divided by 21,778,711 shares of common stock (calculated based on the outstanding shares of common stock of Standard Parking at March 31, 2012 of 15,617,377 plus the 6,161,334 shares to be issued at connection with the merger).

CENTRAL PARKING'S BUSINESS

General

        Central Parking is a leading provider of parking and related services. As of March 31, 2012, Central Parking operated 2,242 parking facilities containing over one million spaces in 38 states, the District of Columbia and Puerto Rico.

        Central Parking operates or manages multi-level parking facilities and surface lots. It also provides ancillary services, including remote management, parking consulting, shuttle bus, valet, parking meter collection and enforcement, and billing services. Central Parking operates parking facilities under three general types of arrangements: management contracts, leases and fee ownership. As of March 31, 2012, Central Parking operated 1,437 parking facilities under management contracts (including three facilities owned through a joint venture) and 802 parking facilities under leases. Central Parking owned six parking facilities (three of which are independently owned by Central Parking, and three of which are owned through a joint venture and are operated by Central Parking under a management contract), and one residential parcel owned independently by Central Parking. It is a condition of the closing of the merger that Central Parking sells the three facilities owned by it independently.

Holders of Central Parking's Securities

        As of June 1, 2012, there were 14 holders of KCPC common stock.

Parking Industry

        The commercial parking services business is very fragmented, consisting of numerous national companies and numerous small, privately-held local and regional operators, and is highly competitive. Central Parking believes it has certain competitive advantages over some of its competitors based on its efficient operation and experience.

        Management continues to view privatization of certain governmental operations and facilities and public-private partnerships ("P3s") as opportunities for the parking industry. In the U.S., several cities have awarded on-street parking fee collection and enforcement and parking meter service contracts to private sector parking companies such as Central Parking. Central Parking had nine such contracts as of March 31, 2012.

Strategic Plan

        Since 2007, when Central Parking was taken private, Central Parking has strategically streamlined its operations and focused on core competencies and what it believes to be key areas of operations. Central Parking has divested operations in several U.S. cities and in all foreign markets and U.S. territories except Puerto Rico. Most of the operations divested in the last six years are in small to medium-sized markets that Central Parking's management believes have limited growth potential. Central Parking continues to maintain a strong presence and focus its growth efforts in the major metropolitan areas throughout the U.S. In its remaining markets, Central Parking is continuing to improve profit margins by reducing the number of marginal and unprofitable operating agreements and focusing on fewer but more profitable locations. Central Parking has also divested the vast majority of its owned real estate to allow it to focus on the operation and management of parking facilities. Central Parking's strategic plan includes the following components:

  •
  Grow the hospitality business.  USA Parking Associates ("USA Parking"), one of Central Parking's subsidiaries, is a leader in the valet industry, and Central Parking's management believes that there is a significant opportunity to use USA Parking's capability to develop a national valet business. The top three members of the executive team of USA Parking have 34 years, 24 years and 22 years of experience, respectively, with USA Parking. Today, Central Parking operates 160 valet locations, including operations for both Central Parking and USA Parking. Central Parking's objective is to focus on the most important aspects of the valet business, from the first contact with a potential customer to the execution of service, upon obtaining a new location. Given the importance of neat, clean and polite service, the success of Central Parking's valet business is dependent upon ensuring that its valet associates deliver service every day. To accomplish this objective, USA University, a subsidiary of USA Parking, provides training to its valet associates. USA University, which began operating in 1995, trained approximately 1,500 employees over the past year to become an integrated extension of Central Parking's client's staff and blend seamlessly into the overall hospitality experience. USA University faculty includes hospitality specialists and customer service experts. These USA University faculty members have a variety of qualifications and certifications, including Professional in Human Resources certification, Certified Mediator, Talent Plus certification, Disney Institute training, membership in the Society for Human Resources Management & American Society of Training and Development, Certified Hospitality Trainer, Certified Controlling Alcohol Risk Effectively Instructor and Ritz-Carlton Certified Leadership Center Speaker. Central Parking is expanding USA University to train a growing number of employees in Central Parking's valet operations who serve other parking operations, including Class A office buildings and residences, municipalities, airports and stadiums and entertainment complexes, to provide high-quality service. Central Parking also relies on a manager-in-training program that allows it to staff new valet locations with experienced managers.

  •
  Drive revenue with a strong sales organization.  Central Parking is re-emphasizing the importance of developing and maintaining strong client relationships through its client services department. The primary goal of client services is to improve Central Parking's management contract retention rates and increase its share of managed contracts.

  •
  Increase revenue through loss prevention.  Through its loss prevention initiative, Central Parking seeks to maintain a culture of integrity and to improve revenues, margins and profits at the location level. Central Parking is dedicating resources, systems and people to its loss prevention initiative to reduce revenue losses from customers paying less for the use of a parking space than they are obligated to pay and employee errors resulting in the loss of revenue related to parking transactions or misappropriating parking revenue. Central Parking's centralized loss prevention group, modeled after similar loss prevention groups in the retail industry, utilizes technology such as tracking programs that analyze transaction patterns and leverage dashboards, web-based operating and financial reporting tools, to alert field staff to errors or issues.

  •
  Increase profitability by lowering costs.  Since 2007, Central Parking has been deploying additional technology at the lot level, including automated pay stations and other revenue collection technology. In addition, Central Parking has recently completed a centralization initiative, which involved creating new operating platforms to drive revenues, making significant investments in the latest technologies to streamline operations and implementing new systems and processes to reduce costs. Central Parking has centralized tasks such as accounting, accounts payable, cash management, management client reporting, payroll, repairs and maintenance, sales audit and monthly parking. Centralization allows Central Parking to leverage all of the benefits that come with operating over a million parking spaces and bring those benefits to the clients. Central Parking believes this investment improves customer and client service, streamlines payment processing, improves timeliness of reporting and drives operational efficiencies. In addition, Central Parking's management believes that its application of technology allows it to operate more efficiently and offer its clients a better value proposition. As an example, by centralizing revenue reporting and implementing tools and practices such as sales audit, Central Parking believes it has increased capabilities for the efficient monitoring of transaction data, helping to increase revenue at individual parking facilities by allowing management to see detailed transaction data or unusual activity. Central Parking's operational dashboards allow for certain key operating metrics to be reviewed each day by the operating managers at the location, as well as Central Parking's executive management. These dashboards contain items, such as revenue, volume and rate of transient parkers, number and average price of monthly parkers added and lost, and payroll costs, that Central Parking's management believes are the most important items to focus on to operate effectively. By reviewing these metrics in a disciplined fashion, Central Parking is able to ensure that management is focused on the most important items at every location. Centralizing the call center allows Central Parking to extend the call center's hours of operation, enabling Central Parking to interact with its customers at the times that are most convenient for them. Central Parking has also launched a Focus Point initiative which allows it to perform remote management of parking operations. This initiative allows Central Parking to deliver a more consistent service level across the nation in a cost-effective manner. In addition, Central Parking has implemented an automated labor capturing process that allows its management to track real-time labor expenses for the parking facilities.

  •
  Improve liquidity and financial strength.  Central Parking has reduced its leverage through the disposition of a significant portion of its owned real estate and by improving its working capital management. The improvement in working capital management is the result of focusing on, and reducing, the days outstanding on Central Parking's accounts receivables while increasing its days payable outstanding. Central Parking has also reduced investment in its working capital by restructuring management client relationships to reduce Central Parking's cash used to fund management clients' expenses.

        Central Parking's strategic plan is designed to capitalize on Central Parking's brand, experience and relationships to grow the profits of Central Parking. There is, however, no guarantee that Central Parking's brand, experience and relationships will lead to growth in Central Parking's profits.

Operating Strategy

        In addition to the strategic plan described above, Central Parking's management seeks to increase the revenues and profitability of its parking facilities through a variety of operating strategies, including those described below:

Emphasize Sales and Marketing Efforts

        Central Parking's management is actively involved in developing and maintaining business relationships and exploring opportunities for growth. Central Parking's management believes that its performance-based compensation system, which is designed to reward managers for increasing profitability in their respective areas of responsibility, is an important element of this strategy.

        Central Parking has maintained a strategic focus on tracking and maintaining a new business pipeline. Central Parking recently completed the development of a fully integrated sales tracking tool where all current prospects, opportunities and proposals in process are logged. This tool allows its senior management to forecast prospective sales and closing dates. Central Parking's national sales team is charged with growing its business organically, and through the use of this new sales tracking tool, Central Parking's management is able to effectively monitor and help its regional teams identify and close new opportunities expeditiously.

        Central Parking and its regional teams are active in various associations throughout the parking industry. It maintains two seats on the National Parking Association Board and is active in the International Parking Institute, Airports Council International, American Association of Airport Executives, the Stadium Managers Association, the Urban Land Institute, the Building Owners and Managers Association and various regional parking associations. Through these associations, Central

Parking maintains direct relationships with its clients and potential clients by participating in on-going seminars, workshops and trade shows.

        Central Parking's marketing efforts are designed to expand its operations by developing lasting relationships with real estate developers and asset managers, business and government leaders and other clients. Marketing efforts are focusing on building business-to-business relationships and programs, as well as business-to-customer programs. Direct-to-business efforts are managed through coordinated initiatives at the national and local levels. Direct-to-consumer efforts also are managed through national and local collaboration and are focused at the city level. Understanding that parking is not the destination but rather supports consumer activities, Central Parking has worked with city destinations including area attraction, retail, dining and entertainment to drive consumers to its parking facilities. Leveraging key relationships with entities that offer marketing, web-based or coupon related programs at the national and local level, including AAA, American Express, Open Table, ZipCar, NYC & Co. and Theatermania, provides Central Parking with direct access to consumers at the time they are engaged in planning their activities. Central Parking typically pays a fee to these entities for their marketing related services. Central Parking has also implemented, as part of these programs, its "go-mobile" initiative by releasing mobile applications that are downloadable from the Apple App Store or Android Market, or directly from Central Parking's website.

Manage Costs

        Central Parking's managers analyze staffing and cost control issues, and each location is monitored on a monthly basis to determine whether financial results are within expected ranges. Because of the substantial performance based components of their compensation, Central Parking aims to motivate its managers at the city level and above to contain the costs of their operations.

Efficiencies From Broad Operations

        Central Parking operates in many different areas from which it can build. Specifically, Central Parking has operations, such as multilevel parking facilities, surface lots, parking consultation, shuttle services, valet services, parking meter collection and billing services in cities located in 38 states, the District of Columbia and Puerto Rico. Because of the relatively fixed nature of certain overhead at the city level and the administrative and other resources that can be shared across multiple facilities, Central Parking's management believes it has the opportunity to increase profit margins as Central Parking grows.

Pursue Privatization Opportunities and Airports

        Central Parking continues to pursue privatization opportunities, including on-street parking fee collection and enforcement, shuttle services and airport parking management. Central Parking currently has contracts for parking meter collection and enforcement in nine areas, including Mobile, Alabama; Charlotte, North Carolina; Howard County, Maryland; Newport, Rhode Island; Lowell, Massachusetts; Newport Beach, California; Riverside, California; Virginia Beach, Virginia; and Fort Meyers Beach, Florida. Central Parking currently provides airport parking management services to 18 airports, including airports in the following cities: Ft. Lauderdale, Florida; Houston, Texas; Los Angeles, California; Miami, Florida; Nashville, Tennessee; New Orleans, Louisiana; Palm Beach, Florida; San Francisco, California; and Salt Lake City, Utah.

Centralization; Provide Corporate Support

        Through its corporate support center, Central Parking seeks to provide a differentiated level of services that drives revenues and controls costs. Central Parking has assembled a team with expertise in the areas of accounting, treasury, risk management, tax, loss prevention, legal and customer support, including call center management, to support Central Parking's clients. Central Parking provides proprietary support solutions that include: a centralized revenue control service order system, a comprehensive system of management dashboards to allow management to review key operating metrics at any level of detail from an individual lot to the total company, a sales audit program to review transaction level detail at an individual location level and customized on-demand web-based financial reporting. Its support center services include monthly parker account management, customer services, client billing and management reporting, accounts payable, cash management, financial and accounting functions, human resources, legal services, policy and procedure development, risk management, systems design and real estate management and development.

Utilize Performance-Based Compensation

        Central Parking's performance based compensation system typically rewards managers at the general (city) manager level and above for the profitability of their respective areas of responsibility. To promote management teamwork, Central Parking normally sets a threshold for overall company performance that must be satisfied before any performance-based compensation is granted. Generally speaking, performance-based compensation payments are not made until after year end, when the financial results have been audited, and require that a manager is still actively employed and performing at an acceptable level to receive payment.

Maintain Well Defined Professional Management Organization

        To promote professionalism and consistency in Central Parking's operations, provide a career path opportunity for its managers and achieve a balance between autonomy and accountability, Central Parking has established a structured management organization.

        For its managerial positions, Central Parking seeks to recruit college graduates or people with previous parking services or hospitality industry experience. With a focus on providing excellent customer service nationwide, Central Parking has begun to leverage its training programs and the competency of its USA Parking subsidiary by training its area managers and project managers nationwide through training programs developed by USA University. New managers typically are assigned to a particular facility, where they are supervised as they manage one to five employees. Central Parking's management trainee program teaches a wide variety of organizational and management skills and techniques. As managers develop and gain experience, they have the opportunity to assume expanded responsibilities, and they may be promoted to higher management positions and increase the performance-based component of their compensation. This well defined structure provides a career path that is designed to be an attractive opportunity for prospective new hires.

Focus on Retention of Patrons

        Central Parking endeavors to provide its parking patrons with a positive experience at its facilities and, accordingly, seeks to have well lit, clean facilities and cordial employees. Each facility manager has primary responsibility for the environment at the facility and is evaluated on his or her ability to retain parking patrons. Central Parking also monitors customer satisfaction through customer surveys.

Maintain Disciplined Facility Site Selection Analysis

        Central Parking's facility site selection process for properties subject to both management contracts and leases begins with the identification of a potential facility site and the analysis of projected revenues and costs at such site by both general managers and regional managers. The managers then typically conduct an examination of a location's potential demand based on traffic patterns and counts, area demographics and possible competitors. Pro forma financial statements are then developed and the details of each potential new facility are reviewed by a committee consisting of members of Central Parking's executive, finance and legal teams and regional and city managers. Renewals of existing managed and leased locations are handled in the same way. Upon approval by Central Parking's management, a company representative will meet with the property owner to discuss the terms and structure of the agreement.

        Central Parking's clients include some of the nation's largest owners, developers and managers of mixed-use projects, Class A office buildings and hotels, as well as municipalities and other governmental agencies and airport authorities. Parking facilities operated by Central Parking include, among others, the Prudential Center (Boston), Time Warner Center (New York), The Beverly Center (Los Angeles), Wilshire Courtyard (Los Angeles), Citizens Bank Park (Philadelphia), Meadowlands (East Rutherford, NJ), Coors Field (Denver), the Pointe (Orlando), Rockefeller Center (New York), Crown Center (Kansas City) and various parking facilities owned by the Hyatt, Ritz Carlton and Westin hotel chains, Brookfield Properties, Beacon Properties, CBRE, Jones Lang LaSalle, Shorenstein, Thomas Properties and Transwestern. None of Central Parking's clients accounted for more than 5% of Central Parking's total revenues in any completed fiscal year since 2007.

Acquisitions

        Central Parking's acquisition strategy has been selective and focused primarily on acquisitions that Central Parking has believed will enable it to become a more efficient and cost-effective provider in selected markets. Central Parking has looked for businesses that have the potential to enhance future cash flows and can be acquired at reasonable valuations. In 2010, Central Parking completed the acquisition of Focus Point Parking, a remote parking management company located in Austin, Texas. From its Austin office, Focus Point personnel are able to monitor revenue at a parking operation and provide 24-hour-a-day customer assistance (including remedying equipment malfunctions). Central Parking has begun expanding the locations where its Focus Point technology is installed. Focus Point has been installed in 25 locations with several other locations in the process of implementing Focus Point. Central Parking's management expects this business to grow as clients focus on improving the profitability of their parking operations by decreasing labor costs at their locations through remote management.

Business Development

        Central Parking's business development efforts are designed to expand operations by developing and maintaining relationships with real estate developers and asset managers, business and government leaders, and other clients.

        Central Parking's business development efforts are decentralized and directed towards identifying new expansion opportunities within a particular city or region. Central Parking provides its managers with a significant degree of autonomy in order to encourage prompt and effective responses to local market demands, which is complemented by management support and marketing training through Central Parking's corporate offices. By developing business contacts locally, Central Parking's managers often have the opportunity to bid on projects when asset managers and property owners are dissatisfied with other operators and also to learn of possible new projects in advance of other potential bidders.

        Central Parking also undertakes business development efforts at an upper-management level, targeting developers, governmental entities, the hospitality industry, mixed-use projects and medical facilities. For example, Central Parking's current clients include, among other real estate companies and hotel chains, Boston Properties, Tishman-Speyer, Millennium Partners, Faison Associates, Shorenstein, Brookfield Properties, Jones Lang LaSalle, Westin Hotels, Ritz Carlton Hotels and Hyatt Hotels. Central Parking's management believes that providing high quality, efficient services to such companies can lead to additional opportunities as those clients expand their operations. Further, Central Parking's management believes that outsourcing by parking facility owners will continue to aid in the development of additional facilities and that its experience and reputation with large real estate asset managers can help it capture some of these opportunities.

        Central Parking's international operations began in the early 1990s with the formation of an international division. Since 2007, Central Parking has sold all of its international parking operations, including operations in the United Kingdom, Italy, Canada, Spain, Chile, Colombia, Peru, Poland, the Republic of Ireland and Greece to focus on operations in the continental U.S. and Puerto Rico.

Operating Arrangements

        Central Parking operates parking facilities under three general types of arrangements: management contracts, leases and fee ownership. The following table sets forth certain information regarding the number of managed, leased or owned parking facilities as of the specified dates:

	March 31, 2012	September 30, 2011	September 30, 2010	September 30, 2009
Managed	1,437	1,427	1,359	1,390
Leased	802	801	838	865
Independently owned	3	26	32	32

Total	2,242	2,254	2,229	2,287

        The general terms and benefits of these types of arrangements are discussed below. Financial information regarding these types of arrangements is set forth in the section entitled "Central Parking Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 112.

Management Contracts

        Central Parking's responsibilities as a facility manager under a management contract generally include hiring, training and staffing parking personnel, and providing collections, accounting, record keeping, custodial (non-structural) maintenance and insurance. Central Parking is generally not responsible under its management contracts for structural, mechanical or electrical maintenance or repairs, or for providing security or guard services or for paying property taxes. Management contract revenues consist of management fees (both fixed and performance based) and fees for ancillary services such as insurance, accounting, benefits administration, equipment leasing and consulting. The cost of management contracts includes insurance premiums and claims and other indirect overhead. Central Parking is reimbursed for out-of-pocket operating expenses under most management contracts. In general, Central Parking's clients (the owners of the facilities) determine the parking rates and other prices charged to customers at the facilities that are under management contracts. Management contracts are typically for terms of one to three years and are renewable for successive one-year terms, but are typically terminable by the property owner on 30 days' notice. Central Parking's clients have the option of obtaining liability insurance on their own or having Central Parking provide insurance as part of the services provided under the management contract. Because of Central Parking's size and claims experience, Central Parking's management believes it can purchase such insurance at lower rates than Central Parking's clients can generally obtain on their own.

Leases

        Central Parking's leases generally require the payment of a fixed amount of rent, regardless of the amount of revenues or profitability generated by the parking facility. In addition, many leases also require the payment of a percentage of gross revenues above specified threshold levels. In general, leased facilities require a longer commitment and larger capital investment for Central Parking and represent a greater risk than managed facilities due to the relatively fixed nature of expenses. However, leased facilities often provide a greater opportunity for long-term growth in revenues and profits. The cost of parking includes rent, payroll and related benefits, depreciation, maintenance, insurance and general operating expenses. Under its leases, Central Parking is typically responsible for all facets of the parking operations, including pricing, utilities and routine maintenance. In short-to-medium-term leases, Central Parking is generally not responsible for structural, mechanical or electrical maintenance or repairs, or property taxes. However, Central Parking does often have these responsibilities in longer-term leases. Lease arrangements are typically for terms of three to ten years and generally provide for increases in base rent that are either pre-determined and recognized on a straight-line basis or have contingent payments based on changes in indices, such as the consumer price index, and are recognized when incurred.

Joint Ventures

        Central Parking has historically sought joint venture partners that are established local or regional real estate developers. Joint ventures typically involve a 50% interest in a development where the parking facility is a part of a larger multi-use project, allowing Central Parking's joint venture partners to benefit from a capital infusion to the project. Joint ventures can offer the revenue growth potential of owned lots with lower capital requirements, as major property investments can be shared with Central Parking's partners.

Disadvantaged Business Enterprise Partnerships

        Central Parking is a party to a number of disadvantaged business enterprise partnerships. These are generally partnerships formed by Central Parking and a disadvantaged business entity (defined as a for-profit small business concern majority owned by socially or economically disadvantaged individuals) to manage a facility. Central Parking generally owns 60% to 75% of the partnership interests in each partnership and typically receives management fees before partnership distributions are made to the partners.

Competition

        The parking industry is fragmented and highly competitive with relatively low barriers to entry. Central Parking competes with a variety of other companies to manage, lease and own parking facilities and faces competition for clients and employees to operate those facilities. Numerous companies, including real estate developers, hotel and property management companies and national financial services companies are either current or potential competitors of parking companies. Municipalities and other governmental entities also operate parking facilities that compete with Central Parking. Central Parking faces competition from numerous national, regional and local parking companies and from owner-operators of facilities that are potential clients for Central Parking's management services. Construction of new parking facilities near Central Parking's existing facilities increases the competition for customers and employees and can adversely affect Central Parking's business where it operates the facility under a lease or under a management contract if the fees owing to Central Parking under such management contract are variable based on the revenue or profitability of the applicable parking facility.

        Central Parking's management believes that it competes for management clients based on a variety of factors, including fees charged for services, ability to generate revenues and control expenses for clients, accurate and timely reporting of operational results, quality of customer service, and ability to anticipate and respond to industry changes. Factors that affect Central Parking's ability to compete for leased and owned locations include the ability to make financial commitments, long-term financial stability, and the ability to generate revenues and control expenses. Factors affecting Central Parking's ability to compete for employees include wages, benefits and working conditions.

 Seasonality

        Central Parking's business is subject to a modest amount of seasonality. Historically, Central Parking's results have been higher during the quarters that end on December 31 and June 30. Central Parking's management attributes the relatively lower results of the quarters that end on March 31 and September 30 to, among other factors, winter weather and summer vacations. There can be no assurance that this trend will continue in future years.

Insurance

        Central Parking has comprehensive liability insurance to cover certain claims that occur at parking facilities it leases or manages. The primary amount of such coverage is $2 million per occurrence and $2 million in the aggregate per facility. In addition, Central Parking purchases umbrella/excess liability coverage. Central Parking's various liability insurance policies have retentions of up to $250,000 that must be met before the insurance companies are required to reimburse Central Parking for costs and liabilities relating to covered claims. Central Parking has a worker's compensation policy with a per claim retention of $250,000 and a garagekeeper's legal liability policy, which has a $50,000 self-insured retention and a $1 million deductible per occurrence. Central Parking utilizes a third party administrator to process and pay filed worker's compensation claims. Central Parking also provides health insurance for many of its employees and purchases a stop-loss policy with a retention of $175,000 per claim. As a result, Central Parking is, in effect, self-insured for all claims up to the retention levels.

        Because of its experience, the size of the operations covered and its claims experience, Central Parking purchases liability insurance policies at prices that management believes represent a discount to the prices that would typically be charged to parking facility owners on a stand-alone basis. Pursuant to its management contracts, Central Parking charges its management clients for risk management at rates it believes are competitive. Typically management clients pay $2,500 for each liability claim and $5,000 for each claim of a stolen vehicle. In each case, Central Parking's management clients have the option of purchasing their own policies, provided Central Parking is protected to the same extent as it would have been under the liability policies purchased by Central Parking. A reduction in the number of clients that utilize Central Parking for risk management services could have a material adverse effect on the operating earnings of Central Parking. In addition, a material increase in insurance costs due to an increase in the number of claims, higher claims costs or higher premiums paid by Central Parking could have a material adverse effect on the operating earnings of Central Parking.

Regulation

        Central Parking's business is subject to numerous federal, state and local laws and regulations, and in some cases, municipal and state authorities directly regulate parking facilities. The facilities in New York City are, for example, subject to extensive governmental restrictions concerning automobile capacity, pricing, structural integrity and certain prohibited practices. Many cities impose a tax or surcharge on parking services, which generally range from 10% to 50% of revenues collected. Several state and local laws have been passed in recent years that encourage car-pooling and the use of mass transit or impose certain restrictions on automobile usage. These types of laws have adversely affected Central Parking's revenues and could continue to do so in the future. For example, the City of New York imposed restrictions in the wake of the September 11 terrorist attacks, which included street closures, traffic flow restrictions and a requirement for passenger cars entering certain bridges and tunnels to have more than one occupant during the morning rush hour. It is possible that cities could enact additional measures such as higher tolls, increased taxes and vehicle occupancy requirements in certain circumstances, which could adversely impact Central Parking. Central Parking is also affected by zoning and use restrictions, increases in real estate taxes, and other laws and regulations that are common to any business that owns real estate.

        Central Parking is subject to numerous federal, state and local employment and labor laws and regulations, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Family Medical Leave Act, wage and hour laws, and various state and local employment discrimination and human rights laws. Several cities in which Central Parking has operations either have adopted or are considering the adoption of so-called "living wage" ordinances, which could adversely impact Central Parking's profitability by requiring companies that contract with local governmental authorities and other employers to increase wages to levels substantially above the federal minimum wage. In addition, Central Parking is subject to provisions of the Occupational Safety and Health Act of 1970, as amended ("OSHA"), and related regulations. Various other governmental regulations affect Central Parking's operation of parking facilities, both directly and indirectly, including the Americans with Disabilities Act ("ADA"). Under the ADA, public accommodations, including many parking facilities, are required to meet certain federal requirements related to access and use by disabled persons. For example, the ADA generally requires garages to include handicapped spaces, headroom for wheelchair vans and elevators that are operable by disabled persons.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with the ownership or operation of parking facilities, Central Parking may be liable for any such costs. Although Central Parking is currently not aware of any material environmental claims pending or threatened against it, there can be no assurance that a material environmental claim will not be asserted against Central Parking. The cost of defending against claims of liability, or remediating a contaminated property, could have a material adverse effect on Central Parking's financial condition or results of operations.

Employees

        As of March 31, 2012, Central Parking employed approximately 14,000 individuals, including approximately 9,100 full-time and approximately 4,800 part-time employees. Approximately 4,100 of Central Parking's U.S. employees are represented by labor unions. Various union locals represent parking attendants and cashiers at the New York City facilities. Some of Central Parking's employees are also represented by labor unions in the following cities: Washington, D.C., Miami, Detroit, Philadelphia, San Francisco, Jersey City, Newark, Atlantic City, Pittsburgh, Los Angeles, Long Beach (CA), Chicago, Rochester, Syracuse, Manchester (NH) and San Juan (Puerto Rico). Central Parking frequently is engaged in collective bargaining negotiations with various union locals. Management believes that Central Parking's employee relations are generally good.

Service Marks and Trademarks

        Central Parking has registered the names CPC, Central Parking System, Central Parking Corporation and USA Parking and its logo with the U.S. Patent and Trademark Office and has the right to use them throughout the U.S. except in certain areas, including Chicago and the Atlantic City area, where other companies have the exclusive right to use the name "Central Parking." Central Parking also owns registered trademarks relating to USA Parking, Kinney System, Focus Point Parking and Allright Parking and operates various parking locations under those names. Central Parking uses the name "CPS Parking" in Seattle and Milwaukee.

Foreign and Domestic Operations

        Central Parking currently operates in 38 states in the U.S., the District of Columbia and in Puerto Rico. It does not currently have any non-U.S. operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTRAL PARKING

        The following table sets forth selected historical consolidated statement of operations data of KCPC for the fiscal years ended September 30, 2011, 2010, 2009, 2008 and 2007 and for the six months ended March 31, 2012 and 2011, and consolidated balance sheet data of KCPC as of September 30, 2011, 2010, 2009, 2008 and 2007 and as of March 31, 2012. The selected consolidated statements of operations data of KCPC for the fiscal years ended September 30, 2011, 2010 and 2009 and consolidated balance sheet data of KCPC as of September 30, 2011 and 2010 have been derived from the audited consolidated financial statements of KCPC for such fiscal years and as of such dates included in this proxy statement beginning on page F-18 and ending on page F-48. The selected consolidated statements of operations data of KCPC for the fiscal years ended September 30, 2008 and 2007 and consolidated balance sheet data of KCPC as of September 30, 2009, 2008 and 2007 have been derived from previously audited consolidated financial statements of KCPC for such fiscal years and as of such dates that are not included in this proxy statement. The consolidated statements of operations for the fiscal years ended September 30, 2008 and 2007, and the consolidated balance sheet as of September 30, 2008 and 2007, were audited by other firms and have been adjusted by management for discontinued operations and for adjustments required for consistent presentation with the other periods presented. The selected consolidated statements of operations data of KCPC for the six months ended March 31, 2012 and 2011 and consolidated balance sheet data of KCPC as of March 31, 2012 have been derived from the unaudited consolidated financial statements of KCPC for such periods and as of such dates included in this proxy statement beginning on page F-2 and ending on page F-17. The selected historical consolidated financial data of KCPC should be read in conjunction with "Central Parking Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement and the "Consolidated Financial Statements of KCPC Holdings, Inc. and Subsidiaries" and the related notes and other financial information included elsewhere in this proxy statement.

  (Amounts in thousands)

			Periods ended
	Six Months ended March 31,
			September 30,
							Successor September 30, 2007	Predecessor May 21, 2007
Statement of Operations Data	2012	2011	2011	2010	2009	2008
Revenues before reimbursements	$269,829	270,583	557,882	537,967	546,365	511,555	196,452	359,642
Total revenues including reimbursements	$393,833	401,752	824,862	799,902	845,490	874,408	331,586	564,763
Loss from continuing operations	$(16,253)	(9,641)	(63,137)	(100,014)	(5,048)	(5,418)	(14,529)	(30,454)

		September 30,
	March 31, 2012
Balance Sheet Data		2011	2010	2009	2008	2007
Total assets	$483,097	701,139	827,496	932,948	1,023,075	1,348,074
Long term obligations	$216,848	402,792	408,714	396,270	448,682	659,706

CENTRAL PARKING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        Central Parking is a leading provider of parking and related services. Central Parking operates parking facilities in 38 states, the District of Columbia and Puerto Rico and provides ancillary products and services, including parking consulting, shuttle, valet, on-street and parking meter enforcement and billing and collection services. Central Parking operates facilities under management contracts, property leases and at Central Parking-owned locations. A breakdown of Central Parking's parking facilities is presented in the table below:

	March 31, 2012	September 30, 2011	September 30, 2010	September 30, 2009

Managed facilities	1,437	1,427	1,359	1,390

Leased facilities	802	801	838	865

Independently owned facilities	3	26	32	32

Total	2,242	2,254	2,229	2,287

        Parking revenues primarily relate to Central Parking's activities on leased and owned facilities. Central Parking collects all revenues related to these facilities and is responsible for most expenses. Parking revenues from transient parking are recognized as cash is received. Parking revenues from monthly parking customers are recognized on a monthly basis as earned. Cost of parking relates to these leased and owned facilities and includes rent, payroll and related benefits, depreciation (if applicable), maintenance, claims and general operating expenses.

        Management contract revenues consist of management fees (both fixed and performance-based) and fees for ancillary services such as risk management, accounting and consulting. The revenue from fixed fee management contracts and other miscellaneous management fees are recognized on a monthly basis as earned. Management contract revenues related to performance-based arrangements are recognized when the performance measures have been met. Cost of management contracts includes insurance premiums, claims and other direct overhead.

        The reimbursement of costs related to management contracts that are paid by Central Parking on its clients' behalf are included in equal amounts within revenues and costs of services. As such, they do not impact gross margins.

        For those locations where Central Parking's compensation is based on the actual income of the facility it operates, Central Parking's revenues are driven by many factors, including the ability to attract transient and monthly parkers to its locations, the number and capacity of the facilities that it operates, pricing, weather and general economic conditions such as unemployment and fuel costs. Central Parking seeks to deliver a quality parking experience at all of its locations, including those operated under management contracts. Central Parking's ability to operate effectively improves its ability to win new contracts and retain existing locations. Central Parking's location retention rate for each of the 12-month periods ended December 31, 2011 and September 30, 2011 was 88%.

        Central Parking's fiscal year runs from October 1 to September 30. The fiscal years ended September 30, 2011, 2010 and 2009 are referenced within this section as "fiscal year 2011, 2010 and 2009," respectively. The quarters and six-month periods ended March 31, 2012 and 2011 are referenced within this section as the second quarter and first six months of fiscal years 2012 and 2011, respectively.

 Second Quarter and First Six Months of Fiscal Year 2012 Overview and Items of Significance

        For the second quarter ended March 31, 2012, Central Parking's revenues, excluding reimbursements, were consistent with those of the same quarter in the prior year, while costs of services measured on the same basis decreased by 2% over the same period. Operating losses were $9.3 million for the quarter ended March 31, 2012, compared to $8.0 million for the quarter ended March 31, 2011.

        For the six months ended March 31, 2012, Central Parking's revenues, excluding reimbursements, were consistent with those of the same period in the prior year, while costs of services measured on the same basis decreased by 2% over the same period. Operating losses were $25.0 million for the six months ended March 31, 2012, compared to $7.6 million for the six months ended March 31, 2011. The change in operating loss was primarily driven by $11.2 million in losses related to the sale of several of Central Parking's properties in December 2011.

Merger Agreement

        In February 2012, Central Parking entered into an Agreement and Plan of Merger with Standard Parking. Upon consummation of the merger, Central Parking will be a wholly-owned subsidiary of Standard Parking. Pursuant to the merger agreement, and subject to the terms and conditions thereof, at the Effective Time, the stockholders of Central Parking will be entitled to receive 6,161,334 shares in the aggregate of the common stock of Standard Parking, subject to reduction under specified circumstances as provided in the merger agreement. In addition, each holder of Central Parking common stock will be entitled to receive a pro rata portion of $27.0 million of total cash consideration (subject to adjustment as provided in the merger agreement) to be paid on the third anniversary of the closing of the merger, to the extent not used to satisfy the indemnification obligations of Central Parking's stockholders that may arise under the merger agreement. The merger agreement contains customary representations, warranties, and covenants of Central Parking and Standard Parking, including, among others, covenants of the companies not to engage in certain significant actions without the prior written consent of the other party. The merger agreement includes indemnifications for certain items, as well as provisions for termination payments should the merger agreement be terminated. The consummation of the merger is contingent on the approval of the stockholders of Standard Parking and other regulatory clearances.

Property Sales and Preferred Stock Issuance

        In March 2012, Central Parking sold 14 of its owned locations for net proceeds of $49.0 million and signed lease agreements for the parking-related portions of 13 of these properties. During December 2011, Central Parking sold six properties in New York for proceeds of $150.5 million and subsequently entered into management agreements for five of these properties. All of these properties had been included in assets held for sale as of September 30, 2011 and had been adjusted to their estimated fair value less costs to sell during the fiscal year ended September 30, 2011.

        As of March 31, 2012, Central Parking included its four remaining owned properties (including three independently owned parking facilities and one independently owned residential parcel) in assets held for sale at their estimated fair value less costs to sell.

        Central Parking paid all outstanding balances on its mortgage and mezzanine debt following the sale of the New York properties in December 2011, and recorded a prepayment penalty of $0.9 million in its fiscal first quarter as a result of the early repayment of these debts. The prepayment penalty was recorded within interest expense on the statement of operations.

        Central Parking also reached an agreement with a stockholder to retire its purchase option on one of the sold properties. The purchase option was recorded in 2007, in exchange for a guaranty related to a property's debt, as a liability at fair value and a related guaranty by this stockholder as an asset in the same amount. In consideration for the termination of the purchase option, the Central Parking Board of Directors authorized the issuance of one million shares of preferred stock to this stockholder. As this issuance was related to the transaction, this equity was recorded at its fair value of $11.2 million and recorded as a charge within property losses during the first quarter of fiscal year 2012.

Joint Venture Judgment

        In May 2012, Central Parking received notification of a decision by an arbitration panel related to litigation in process as of March 31, 2012. Under the terms of the arbitration, Central Parking must relinquish its ownership interests in one of its joint ventures and pay damages in the amount of $0.2 million. In addition, Central Parking may be liable for plaintiff's attorney fees, but the amount of such fees is not currently estimable. Accordingly, Central Parking has recorded a liability equal to the book value of the investment of $2.0 million within other liabilities and $0.2 million within accrued expenses in the consolidated balance sheets as of March 31, 2012 included elsewhere in this proxy statement. Central Parking recorded this charge within equity in earnings of partnerships and joint ventures in the accompanying consolidated statements of operations for the three and six months ended March 31, 2012 included elsewhere in this proxy statement. The facility owned by the joint venture whose equity Central Parking must relinquish pursuant to the arbitration described above has been excluded from the number of facilities owned through joint ventures as of March 31, 2012 disclosed in the "General" section of the description of Central Parking's business.

Results of Operations

        Unless otherwise indicated, the following discussions relate to continuing operations. Central Parking defines "same location" as locations that were open for all of both periods presented.

Fiscal Second Quarter Ended March 31, 2012 Compared to Fiscal Second Quarter Ended March 31, 2011

Revenue

        Parking revenues for the second quarter of fiscal year 2012 decreased to $86.0 million from $88.8 million for the second quarter of fiscal year 2011, a decrease of $2.8 million, or 3%. The decrease is partially due to a decrease of $13.3 million from closed locations offset by increases of $6.6 million for locations open for only a portion of the prior year. New locations contributed $0.7 million in revenue and same location revenues increased by $3.2 million in the first quarter of fiscal year 2012 over the same period in the prior year.

        The significant components of parking revenues are provided below (amounts in $ millions):

	Quarter ended* March 31, 2012	Quarter ended* March 31, 2011

Transient parking	$53.9	$53.0

Monthly parking	32.4	34.9

Special event parking	4.5	4.0

*
These represent the largest sources of parking revenue for the periods presented. Central Parking's parking revenues within the accompanying consolidated statements of operations include these items plus other revenue sources and also reflect a reduction for sales and parking taxes incurred. The other revenue sources and the reduction for sales and parking taxes incurred amounted to $6.2 million and $11.0 million, respectively, for the second quarter ended March 31, 2012 and $8.0 million and $11.1 million, respectively, for the second quarter ended March 31,

  2011. None of the components of other revenue exceeded 5% of total parking revenue for either period presented.

  •
  Transient parking increased for the second quarter of fiscal year 2012 compared to the second quarter of fiscal year 2011, primarily due to the combined increases from same locations, locations opened only a portion of the prior year, and new locations of $3.1 million, $5.2 million, and $0.6 million respectively. These increases were offset by the impact of closed locations of $8.2 million.

  •
  Monthly parking for the second quarter of fiscal year 2012 decreased due partially to closed locations of $3.2 million. New locations and locations opened only a portion of the prior year contributed a combined increase over the comparable quarter of $0.5 million. Same location monthly parking increased by $0.2 million in the first quarter of fiscal year 2012 compared to the first quarter of fiscal year 2011.

        Management contract and other revenues for the second quarter of fiscal year 2012 increased to $46.3 million from $44.0 million for the second quarter of fiscal year 2011, an increase of $2.2 million or 5%. The increase was primarily due to new locations and combined increases in management and administrative fees charged to Central Parking's clients of $0.8 million.

Reimbursement of Management Contract Expenses

        Reimbursement of management contract expenses for the second quarter of fiscal year 2012 decreased to $60.9 million from $66.3 million for the second quarter of fiscal year 2011. This decrease was due to reduced reimbursements for costs incurred on behalf of Central Parking's clients during the current quarter. This amount is included within parking revenues and costs of parking in equal amounts for the periods presented.

Cost of Services

        Cost of parking for the second quarter of fiscal year 2012 decreased to $84.6 million from $87.7 million for the second quarter of fiscal year 2011, a decrease of $3.1 million or 4%. The decrease was due primarily to a $1.6 million decline in rent expense, a $0.5 million decline in payroll and benefits expense, and a $0.4 million decline in property tax expense. Each of these declines was generally due more to the impact from closed locations than from new locations.

        Overall, cost of parking as a percentage of parking revenues was 98% for the quarter, down from 99% in the comparable period in fiscal year 2011.

        Cost of management contracts for the second quarter of fiscal year 2012 increased to $32.0 million from $31.8 million in the comparable period in fiscal year 2011, an increase of only $0.2 million or 1%. Cost of management contracts as a percentage of management contract revenue decreased to 69% for the second quarter of fiscal year 2012 from 72% for the same period in fiscal year 2011.

General and Administrative and Property-related Items

        General and administrative expenses increased to $23.6 million for the second quarter of fiscal year 2012 from $20.0 million for the second quarter of fiscal year 2011, an increase of $3.6 million or 18%. This increase was primarily caused by increased professional fees related to the pending merger with Standard Parking. These costs increased $3.4 million over the comparable quarter.

        Net property-related losses for the second quarter of fiscal year 2012 of $1.4 million were $0.2 million higher than the losses for the second quarter of fiscal year 2011 of $1.2 million. No impairment charges were recorded during the fiscal quarters ended March 31, 2012 or 2011.

Other Income and Expenses, Income Taxes, and Discontinued Operations

        Interest expense decreased to $3.6 million for the second quarter of fiscal year 2012 compared to $5.2 million for the second quarter of fiscal year 2011, a decrease of $1.6 million or 31%. The decrease was due to lower levels of overall borrowing. The prior quarter included interest costs related to Central Parking's property-related mortgage and mezzanine loans that were repaid in full during December 2011. Central Parking's weighted average borrowings during the second quarter of fiscal year 2012 were $229.2 million compared to $422.6 million for the same period in fiscal year 2011.

        Central Parking recorded an income tax benefit on earnings from continuing operations of $3.7 million for the second quarter of fiscal year 2012, as compared to a benefit of $5.6 million for the second quarter of fiscal year 2011, a change of $1.9 million. There were no changes in the valuation allowances during the second quarter of fiscal year 2012.

        During the quarter ended March 31, 2012, Central Parking had a loss related to its equity in partnerships of $1.7 million compared to income from these investments of $0.4 in the quarter ended March 31, 2011. This change was driven by a $2.2 million charge during the quarter related to an adverse legal judgment on one of Central Parking's joint ventures. This item is discussed under "Central Parking Management's Discussion and Analysis of Financial Condition and Results of Operations—Second Quarter and First Six Months of Fiscal Year 2012 Overview and Items of Significance" above.

        For the quarter ended March 31, 2012, Central Parking had either disposed of, or designated as held-for-sale, certain of its locations, resulting in a loss from discontinued operations of $15,000, net of tax. The discontinued operations for the quarter included revenues of $0.5 million less expenses of approximately $0.5 million. Central Parking's prior period results were reclassified to reflect those locations classified as discontinued operations in the current period.

Significant Contracts

        During the fourth quarter of fiscal year 2011, Central Parking renegotiated a significant contract at one of its locations that was retroactive to the first day of that fiscal year. Under the agreement, the facility changed from three managed locations and one leased location to one leased location. While Central Parking will not revise the results of its second quarter of fiscal year 2011, as the agreement was not in place at the time, the impact of this change had it been applied to this quarter would have been to increase parking revenue by $0.9 million and increase cost of parking by $1.3 million. Management revenue would have decreased by $0.2 million during the quarter.

Six Months Ended March 31, 2012 Compared to Six Months Ended March 31, 2011

Revenue

        Parking revenues for the six months ended March 31, 2012 decreased to $176.2 million from $180.4 million for the six months ended March 31, 2011, a decrease of $4.2 million or 2%. This change was partially due to a decrease of $23.6 million from closed locations, offset by increases of $13.5 million for locations open for only a portion of the prior year. New locations contributed $0.9 million in revenue, and same location revenues increased by $5.0 million in the first quarter of fiscal year 2012 over the same period in the prior year. There were no significant weather related impacts for either period presented, but the delayed start of the NBA season due to labor issues had an estimated negative impact of $1.3 million during the quarter ended December 31, 2011.

        The significant components of parking revenues for the six-month periods are provided below (amounts in $ millions):

	Six months ended* March 31, 2012	Six months ended* March 31, 2011

Transient parking	$111.0	$109.3

Monthly parking	66.6	70.6

Special event parking	8.6	8.7

*
These represent the largest sources of parking revenue for the periods presented. Central Parking's parking revenues within the accompanying consolidated statements of operations include these items plus other revenue sources and also reflect a reduction for sales and parking taxes incurred. The other revenue sources and the reduction for sales and parking taxes incurred amounted to $12.6 million and $22.6 million, respectively, for the six months ended March 31, 2012 and $14.2 million and $22.4 million, respectively, for the six months ended March 31, 2011. None of the components of other revenues exceeded 5% of total parking revenue for either period presented.
  •
  Transient parking increased for the first six months of fiscal year 2012 compared to the same period in fiscal year 2011 primarily due to the combined increases from same locations, new locations and locations opened only a portion of the prior year of $4.8 million, $0.8 million and $11.0 million, respectively. These increases were offset by the impact of closed locations of $14.9 million.

  •
  Monthly parking for the six months ended March 31, 2012 decreased due partially to closed locations of $6.5 million. New locations and locations opened only a portion of the prior year contributed a combined increase over the comparable quarter of $1.4 million. Same location monthly parking increased by $0.9 million in the first six months of fiscal year 2012 compared to the first six months of fiscal year 2011.

        Management contract and other revenues for the first six months of fiscal year 2012 increased to $93.6 million from $90.2 million for the first six months of fiscal year 2011, an increase of $3.4 million or 4%. The increase was primarily due to new locations and combined increases in management and administrative fees charged to Central Parking's clients of $1.5 million.

Reimbursement of Management Contract Expenses

        Reimbursement of management contract expenses for the six months ended March 31, 2012 decreased to $124.0 million from $131.2 million for the six months ended March 31, 2011. This decrease was due to reduced reimbursements for costs incurred on behalf of Central Parking's clients during the current quarter. This amount is included within parking revenues and costs of parking in equal amounts for the periods presented.

Cost of Services

        Cost of parking for the first six months of fiscal year 2012 decreased to $171.2 million from $175.7 million for the same period for fiscal year 2011, a decrease of $4.5 million or 3%. The decrease was due primarily to a $2.4 million decline in rent expense, a $0.8 million decline in payroll and benefits expense, and a $0.6 million decline in snow removal expenses. These declines were offset by an increase in repairs and maintenance of $1.1 million over the prior period.

        Overall, cost of parking as a percentage of parking revenues remained constant at 97% for the six-month periods ended March 31, 2012 and 2011.

        Cost of management contracts for the six months ended March 31, 2012 decreased to $63.6 million from $64.2 million in the comparable period in the prior fiscal year, a decrease of $0.6 million or 1%. The decrease was primarily caused by a decline in the costs related to group and liability insurance and bad debts over the comparable period in the prior year. Cost of management contracts as a percentage of management contract revenue decreased to 68% for the six-month period of fiscal year 2012 from 71% for the same period in fiscal year 2011.

General and Administrative and Property-related Items

        General and administrative expenses increased to $47.7 million for the six months ended March 31, 2012 from $37.1 million for the six months ended March 31, 2011, an increase of $10.6 million or 29%. This increase was primarily due to increases in payroll expenses of $4.7 million, increases in professional fees, primarily related to the pending merger, of $4.6 million, and severance costs of $0.7 million. The payroll expenses included one-time bonus payments in the amount of $3.1 million during the first quarter of fiscal year 2012.

        Net property-related losses for the first six months of fiscal year 2012 of $12.4 million were primarily comprised of losses on the sale of certain New York properties in December 2011. The property-related loss for the first six months of fiscal year 2011 was $1.2 million. No impairment charges were recorded during the six-month periods ended March 31, 2012 or 2011.

Other Income and Expenses, Income Taxes, and Discontinued Operations

        Interest expense decreased to $9.0 million for the six months ended March 31, 2012 compared to $10.1 million for the six months ended March 31, 2011, a decrease of $1.1 million or 11%. Central Parking's weighted average borrowings during the first six months of fiscal year 2012 were $285.9 million compared to $418.3 million for the same period in fiscal year 2011. As noted above, Central Parking repaid all of its outstanding property and mezzanine loans during December 2011.

        For the six months ended March 31, 2012, Central Parking recognized an income tax benefit from continuing operations inclusive of noncontrolling interests of $18.7 million on pre-tax losses of $35.0 million compared to $7.0 million income tax benefit on pre-tax losses of $16.6 million for the six months ended March 31, 2011. The effective tax rate was approximately 51.5% for the six months ended March 31, 2012 compared to approximately 40.1% for the six months ended March 31, 2011.

        During the first quarter ended December 31, 2011, Central Parking restructured certain of its legal entities through a series of legal entity conversions and mergers. The restructuring reduced the number of legal entities and eliminated the need for various intercompany transactions. The restructuring was initiated upon the approval of Central Parking's board of directors in the first quarter. These activities resulted in a reduction in state tax return filings and a change in overall state apportionment factors, resulting in an increase to the effective tax rate for fiscal year 2012.

        During the quarter ended March 31, 2012, Central Parking was evaluating alternative acceptable filing positions for certain prior state income tax returns. Central Parking performed a quantitative analysis during the quarter ended March 31, 2012 in order to determine the cumulative effect of consistently applying the alternative filing positions on open tax years. While Central Parking believes there is more than one acceptable filing position, it is common practice that positions taken on tax returns be consistently applied. The change in estimated income tax was recorded in the quarter ended March 31, 2012, concurrent with the timing of Central Parking making the decision to change its historical filing positions. Although the alternative filing position increases taxable income for the open tax years, Central Parking expects an overall current and future benefit from this filing position.

        During the six months ended March 31, 2012, Central Parking had a loss related to its equity in partnerships of $1.3 million compared to income from these investments of $0.7 in the six months ended March 31, 2011. This change was driven by a $2.2 million charge during the second quarter of fiscal year 2012 related to an adverse judgment on one of Central Parking's joint ventures. This item was discussed under "Central Parking Management's Discussion and Analysis of Financial Condition and Results of Operations—Second Quarter and First Six Months of Fiscal Year 2012 Overview and Items of Significance" above.

        For the six months ended March 31, 2012, Central Parking had either disposed of, or designated as held-for-sale, certain of its locations, resulting in income from discontinued operations of $0.2 million, net of tax. The discontinued operations for the period included revenues of $2.4 million less expenses of $2.2 million. Central Parking's prior period results were reclassified to reflect those locations classified as discontinued operations in the current period.

Year Ended September 30, 2011 Compared to Year Ended September 30, 2010

Revenues

        Central Parking's revenues in fiscal year 2011 increased to $371.3 million from $359.7 million in fiscal year 2010, an increase of $11.6 million, or 3.2%. The increase was primarily due to increases in same location revenues of $13.6 million over the comparable period. The impact of new locations and locations opened for only a portion of the prior period increased by $4.1 million and $31.7 million, respectively. These increases were offset by lower revenues due to closed locations of $37.6 million.

        Management contract and other revenues increased in fiscal year 2011 to $186.5 million from $178.2 million in fiscal year 2010, an increase of $8.3 million or 4.7%. The increase was primarily due to higher management and administrative fees.

Cost of Services

        Cost of parking in fiscal year 2011 decreased to $359.1 million or 96.7% of parking revenues from $361.8 million or 100.5% of parking revenues in fiscal year 2010, a decrease of $2.7 million or 0.7%. The decrease was due primarily to decreases of $1.4 million in payroll expenses, $2.9 million in repairs and maintenance and $2.0 million in depreciation expense. These decreases were offset by increases of $5.1 million in rent expense in 2011 over the prior period.

        Cost of management contracts in fiscal year 2011 increased to $126.3 million from $121.4 million in fiscal year 2010, an increase of $4.9 million or 4.0%. The increase was primarily caused by increases of $2.9 million in commercial/employment expenses and administrative costs. The cost of management contracts, as a percentage of management contract and other revenues, was 67.7% in fiscal year 2011 compared to 68.1% in fiscal year 2010.

Reimbursement of Management Contract Expenses

        Reimbursement of management contract expenses for fiscal year 2011 increased to $266.9 million from $261.9 million for fiscal year 2010. This increase was due to higher reimbursements for costs incurred on behalf of Central Parking's clients during 2011. This amount is included separately within parking revenues and cost of services in equal amounts for the periods presented. It has no impact on Central Parking's margins or earnings.

General and Administrative and Other Operating Items

        General and administrative expenses increased to $73.1 million in 2011 from $68.5 million in 2010, an increase of $4.6 million or 6.8%. This increase was due to increases of $2.4 million in payroll related expenses, $2.2 million in professional services and $0.9 million in other expenses; partially offset by a decrease in severance costs of $2.4 million. General and administrative expenses as a percentage of total revenues (excluding reimbursement of management contract expenses) increased to 13.1% for fiscal year 2011 compared to 12.7% for fiscal year 2010.

        Net property-related losses for fiscal year 2011 were $1.5 million compared to $0.5 million in fiscal year 2010.

        As discussed in the section below entitled "Central Parking Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies," Central Parking recorded impairment charges of $61.9 million and $3.9 million for long-lived assets and definite-lived intangible assets during fiscal years 2011 and 2010, respectively. The majority of the long-lived asset impairment in 2011 was related to the movement of all of Central Parking's owned locations to assets held for sale during 2011. Upon this change in classification, these assets were adjusted to their fair values, less cost to sell. Central Parking recorded impairment charges of $20.6 million and $81.6 million for goodwill and indefinite-lived intangible assets during fiscal years 2011 and 2010, respectively.

Other Income and Expenses, Income Taxes, and Discontinued Operations

        Interest income in fiscal year 2011 decreased to $0.7 million from $1.1 million in fiscal year 2010. Interest expense increased in fiscal year 2011 to $20.0 million from $17.1 million in fiscal year 2010 due primarily to increased amortization of deferred financing costs compared to the prior period and higher interest rates. The weighted average balance outstanding for Central Parking's debt obligations was $410.5 million during fiscal year 2011, at a weighted average interest rate of 4.89% compared to a weighted average balance outstanding of $414.2 million at a weighted average rate of 4.12% during fiscal year 2010.

        Equity in partnership and joint venture earnings was $1.5 million in fiscal year 2011 compared to $1.3 million in fiscal year 2010. The partnerships and joint ventures included in these two periods were generally consistent.

        Central Parking's effective income tax rate on earnings from continuing operations before income taxes was 37.6% in fiscal year 2011 compared to 12.4% in fiscal year 2010. See note 12 to the consolidated financial statements of Central Parking, included elsewhere in this proxy statement, for further discussion.

        For fiscal year 2011, Central Parking either disposed of or designated as held-for-sale certain locations, resulting in a loss from discontinued operations of $3.3 million, net of an income tax benefit of $2.6 million. Included in discontinued operations in 2011 is $7.0 million of property-related losses related to impairment charges on one of the properties sold by Central Parking in 2011.

 Year Ended September 30, 2010 Compared to Year Ended September 30, 2009

Revenues

        Parking revenues in fiscal year 2010 decreased to $359.7 million from $376.8 million in fiscal year 2009, a decrease of $17.1 million or 4.5%. The decrease resulted from the impact of closed locations of $35.8 million and a decrease in same location revenues of $0.5 million. Offsetting these losses were increases from new locations and those locations open for only a portion of the prior period of $14.4 million and $4.7 million, respectively.

        Management contract and other revenues increased in fiscal year 2010 to $178.2 million from $169.6 million in fiscal year 2009, an increase of $8.6 million or 5.1%. The majority of this increase was due to increased fees for services and new locations.

Cost of Services

        Cost of parking in fiscal year 2010 decreased to $361.8 million, or 100.5%, of parking revenues from $366.8 million or 97.4% of parking revenues in fiscal year 2009, a decrease of $5.0 million or 1.3%. The decrease was primarily due to decreases of $6.0 million in rent expense and $3.6 million in payroll over the comparable period. Much of these decreases were due to closed locations. These decreases were offset by increased repairs and maintenance costs of $3.3 million.

        Cost of management contracts in fiscal year 2010 increased to $121.4 million from $106.9 million in fiscal year 2009, an increase of $14.5 million or 13.5%. The cost of management contracts, as a percentage of management contract and other revenues, was 68.1% in fiscal year 2010 compared to 63.0% in fiscal year 2009. The increase was primarily due to new contracts in 2010 as well as higher bad debt and commercial/employment claim costs totaling $2.9 million over the prior fiscal year.

Reimbursement of Management Contract Expenses

        Reimbursement of management contract expenses for fiscal year 2010 decreased to $261.9 million, from $299.1 million for fiscal year 2009. This decrease was due to lower reimbursements for costs incurred on behalf of Central Parking's clients during 2010. This amount is included separately within parking revenues and cost of services in equal amounts for the periods presented. It has no impact on Central Parking's margins or earnings.

General and Administrative and Other Operating Items

        General and administrative expenses increased to $68.5 million in fiscal year 2010 from $63.5 million in 2009, an increase of $5.0 million or 7.9%. This increase was due to higher expenses for severance and professional services of $2.8 million and $2.1 million, respectively. General and administrative expenses increased as a percentage of total revenue (excluding reimbursement of management contract expenses) to 12.7% in 2010 from 11.6% in 2009.

        Net property-related activities for fiscal year 2010 resulted in $0.5 million in losses compared to $5.1 million of gains in fiscal year 2009.

        Central Parking recorded impairment charges of $4.0 million and $6.9 million for long-lived assets and definite-lived intangible assets during fiscal years 2010 and 2009, respectively. Central Parking recorded impairment charges of $81.6 million for goodwill and indefinite-lived intangible assets during fiscal year 2010. There were no goodwill or indefinite-lived intangible assets impairment charges in 2009.

Other Income and Expenses and Income Taxes

        Interest income in fiscal year 2010 decreased to $1.1 million from $1.4 million in fiscal year 2009. Interest expense decreased in fiscal year 2010 to $17.1 million from $23.2 million in fiscal year 2009 due primarily to a decrease in the average balance outstanding, as well as lower interest rates. The weighted average balance outstanding for Central Parking's debt obligations and subordinated convertible debentures was $414.2 million during fiscal year 2010, at a weighted average interest rate of 4.12% compared to a weighted average balance outstanding of $423.2 million at a weighted average rate of 5.48% during fiscal year 2009.

        Central Parking's effective income tax rate on earnings from continuing operations before income taxes was 12.4% in fiscal year 2010 compared to 51.5% in fiscal year 2009. See note 12 to the consolidated financial statements of Central Parking included elsewhere in this proxy statement for further discussion.

Recent Accounting Pronouncements

        A listing of recent relevant accounting pronouncements is included in the accompanying consolidated financial statements for the quarter and six months ended March 31, 2012.

Liquidity and Capital Resources

Cash Flows—Six Months Ended March 31, 2012 and 2011

        Cash and cash equivalents increased to $38.9 million at March 31, 2012, an increase of $12.9 million from $26.0 million at September 30, 2011. This increase is discussed below. All of Central Parking's cash was held in the U.S. or U.S. territories at March 31, 2012, September 30, 2011, and March 31, 2011.

        Net cash used by operating activities for the first six months of fiscal year 2012 was $15.8 million, driven primarily by cash used in operations of $40.6 million, offset by cash provided by working capital during the quarter of $24.8 million. The working capital changes were primarily driven by the increase in Central Parking's tax liabilities of $24.0 million, mostly as a result of the property sale.

        Net cash provided by operating activities was $20.6 million during the first six months of fiscal year 2011, comprised of cash provided from operations of $0.3 million and changes in working capital of $20.3 million.

        Net cash provided by investing activities for the first six months of fiscal year 2012 was $216.1 million. This activity was comprised primarily of the proceeds from the property sales of $199.9 million and the release of $15.2 million of restricted cash associated with that transaction. Central Parking also collected a related party note receivable of $4.4 million during December 2011. These sources of cash were offset by cash paid for equipment and improvements of $3.9 million during the six months ended March 31, 2012.

        Net cash used in investing activities of $2.4 million in the first six months of fiscal year 2011 was primarily comprised of cash paid for equipment and improvements of $3.6 million, partially offset by a change in restricted cash of $1.0 million.

        Net cash used in financing activities for the first six months of fiscal year 2012 was $187.6 million. The largest driver of this change was the payment of the mortgage and mezzanine borrowings during December 2011. These payments of $173.0 million were made from the proceeds of the property sale and restricted cash associated with those properties. Central Parking also made net payments on its revolver during the six-month period of $10.0 million.

        Net cash provided by financing activities of $12.7 million in the first six months of fiscal year 2011 was comprised primarily by net revolver borrowings of $16.0 million offset by payments on other borrowings of $2.4 million.

Cash Flows—Years Ended September 30, 2011, 2010, and 2009

        Cash and cash equivalents increased to $26.0 million at September 30, 2011, an increase of $10.0 million from $16.0 million at September 30, 2010. All of Central Parking's cash is held in the U.S. or U.S. territories at September 30, 2011 and 2010.

        Net cash provided by operating activities for fiscal year 2011 was $21.1 million, driven primarily by $14.8 million provided by operations and changes in working capital. Changes in working capital during the period of $6.3 million were primarily driven by improvements in collections of Central Parking's accounts receivable and improved cash management with regard to Central Parking's payables.

        Net cash used in operating activities was $8.8 million during fiscal year 2010, comprised of cash provided from operations of $7.1 million and changes in working capital of $15.9 million. The changes in working capital were driven by cash flows related to trade payables and tax accounts.

        Net cash provided by operating activities amounted to $23.1 million during fiscal year 2009, comprised of cash provided by operations of $13.5 million and changes in working capital of $9.6 million.

        Net cash used in investing activities for fiscal year 2011 was $5.5 million. This activity was comprised primarily of cash paid for equipment and improvements of $6.5 million during the period, offset by a change in restricted cash of $1.4 million.

        Net cash used in investing activities for fiscal year 2010 was $13.1 million, primarily comprised of cash paid for equipment and improvements of $10.8 million and changes in restricted cash of $1.6 million.

        Net cash provided by investing activities for fiscal year 2009 was $7.6 million, comprised of proceeds from the sale of property and equipment of $14.1 million and changes in restricted cash of $5.4 million, offset by cash paid for equipment and improvements of $11.2 million.

        Net cash used in financing activities for fiscal year 2011 was $10.1 million, driven by net payments on the revolver of $3.0 million, debt issuance costs of $1.1 million and $3.6 million in scheduled debt payments.

        Net cash provided by financing activities of $4.7 million in fiscal year 2010 was comprised primarily of net revolver borrowings of $21.0 million offset by scheduled debt payments of $8.5 million and debt issuance costs of $5.4 million.

        Net cash used in financing activities of $26.9 million in fiscal year 2009 was driven by net payments on Central Parking's revolver of $6.0 million and $19.8 million in other debt repayments.

Borrowings

        On May 22, 2007, Central Parking entered into the First Lien Credit Facility, initially providing for an aggregate availability of up to $370 million, consisting of a six-year $80 million revolving loan, $55 million funded letters of credit and a $235 million seven-year term loan. The facility is secured by a first priority lien on substantially all of Central Parking's assets, including a pledge of all of the equity interests of each of its domestic subsidiaries (other than unrestricted subsidiaries) and 65% of all the equity interests of each of its first-tier foreign subsidiaries. The First Lien Credit Facility bears interest at a base rate or LIBOR Rate plus a tier-based margin dependent upon certain financial ratios. The weighted average margin as of September 30, 2011 was 2.19% (base rate plus 1.25% or LIBOR Rate plus 2.25%). The amount outstanding under Central Parking's First Lien Credit Facility at September 30, 2011 and 2010 was $178.1 million and $182.7 million, respectively, of which $29.0 million and $32.0 million were related to the revolving loan facility and $149.1 million and $150.7 million were related to the term loan, with an overall weighted average interest rate of 2.73%, and 2.75%. The aggregate availability under the revolving loan component of the First Lien Credit Facility was $21.0 million and $22.5 million at September 30, 2011 and 2010, respectively. The revolving loan is due May 22, 2013. The term loan is required to be repaid in quarterly payments of $389,334 on the last day of March, June, September and December, commencing June 30, 2010, through and including March 31, 2014, with the balance due May 22, 2014. Amounts repaid cannot be reborrowed. Letters of credit outstanding at September 30, 2011 and 2010 totaled $51.9 million and $54.9 million, respectively. On December 21, 2009 and August 13, 2010, the First Lien Credit Facility was amended to change certain financial leverage ratios Central Parking is required to meet. The amendments also reduced the maximum revolver commitment from $80.0 million to $60.0 million and $60.0 million to $55.0 million, respectively. As of March 31, 2012, the August 13, 2010 amendment reduced the maximum revolver commitment to $45.0 million. The commitment will be further reduced at September 30, 2012 to $40.0 million.

        On May 22, 2007, Central Parking also entered into the Second Lien Credit Facility providing for a $50 million, seven and one-half-year term loan. The facility is secured by a second priority lien on substantially all of Central Parking's assets, including a pledge of all of the equity interests of each of its domestic subsidiaries (other than unrestricted subsidiaries) and 65% of all the equity interests of each of its first-tier foreign subsidiaries. The Second Lien Credit Facility bears interest at a base rate or LIBOR Rate plus a tier-based margin dependent upon certain financial ratios. The weighted average margin at both September 30, 2011 and 2010 was 4.5%. The amount outstanding under Central Parking's Second Lien Credit Facility was $50 million at both September 30, 2011 and 2010 with an overall weighted average interest rate of 4.8% and 5.1%, respectively. The term loan does not require scheduled principal repayments, but is required to be repaid in full on or before November 22, 2014.

        Both the First and Second Lien Credit Facilities require mandatory prepayments in various situations, including in the event of asset sales, the receipt of insurance or condemnation proceeds and the issuance of new indebtedness. The Second Lien Credit Facility also provides for mandatory prepayments based on annual excess cash flow triggers. Central Parking made a payment of $1.6 million in January 2012 related to excess cash flow. No payments were required for previous years. Both facilities contain provisions which, among other things, limit Central Parking's ability to (i) incur additional indebtedness, (ii) make acquisitions and capital expenditures, (iii) sell assets, (iv) create liens or other encumbrances, (v) make certain payments and dividends and (vi) merge or consolidate. In addition, both facilities contain borrower representations and warranties provisions, including material adverse change clauses. Finally, Central Parking is required to maintain certain specified financial ratios and tests under the facilities.

        On May 22, 2007, Central Parking entered into a Mortgage Loan Agreement in the amount of $310 million. The Mortgage Loan is secured by the pledge of certain owned real properties and improvements thereon contributed by special-purpose entities formed by Central Parking (the "Real Estate SPEs"), which are fully consolidated in the accompanying consolidated financial statements. The Mortgage Loan bears interest at LIBOR plus 2.30% payable monthly in advance. The initial term of the loan was 24 months ended June 1, 2009 with Central Parking having the option to extend for up to three 12-month periods under certain conditions, including maintaining certain financial statement ratios in connection with the second and third extensions. Central Parking exercised the first extension in May 2009 to extend the maturity date to June 1, 2010. Central Parking did not meet the requirements for the second extension on June 1, 2010 and entered into a forbearance agreement with the lenders in June 2010 until an extension could be agreed upon. In July 2010, Central Parking amended the debt agreement and extended the maturity date to June 1, 2012. The mortgage loan was paid in full in December 2011.

        On May 22, 2007, Central Parking entered into a Mezzanine Loan Agreement in the amount of $105 million. The Mezzanine Loan is secured by the pledge of 100% of the equity interests in the Real Estate SPEs and certain other collateral customary for similar real estate financings. The Mezzanine Loan bears interest at LIBOR plus 4.68% payable monthly in advance. The initial term of the loan was 24 months ended June 1, 2009, with Central Parking having the option to extend for up to three 12-month periods under certain conditions, including maintaining certain financial statement ratios in connection with the second and third extensions. Central Parking exercised the first extension in May 2009 to extend the maturity date to June 1, 2010. Central Parking did not meet the requirements for the second extension on June 1, 2010 and entered into a forbearance agreement with the lenders in June 2010 until an extension could be agreed upon. In July 2010, Central Parking amended the debt agreement and extended the maturity date to June 1, 2012. The Mezzanine Loan was paid in full in December 2011.

        Central Parking also had other notes payable and capital lease obligations outstanding, which totaled $0.8 million and $0.2 million at September 30, 2011 and 2010, respectively. These notes are secured by real estate and equipment and bear interest at fixed rates ranging from 6.3% to 7.0%.

Covenant Compliance

        Central Parking's historical operating results have been adversely affected as a result of economic changes in the markets in which Central Parking competes and the overall deterioration in the economy. Central Parking's management also believes it is possible that operating results could continue to be adversely affected. Accordingly, management continually manages its working capital in order to meet short term liquidity needs and monitors its debt covenant compliance with respect to future periods.

        Central Parking has been in compliance with its covenants historically. However, the First Lien Credit Facility was amended on December 31, 2009 and August 13, 2010 to change the financial leverage ratio that Central Parking was required to meet because Central Parking anticipated it might fail the covenant at that time. In evaluating Central Parking's debt covenant compliance, Central Parking's management evaluates various events that could impact its ability to comply with its covenant. The events considered by management include the possibility of revenue shortfalls or expense increases as well as an increase in net debt levels. In the event that Central Parking does not achieve its expected performance, Central Parking has identified various actions that could be taken to help ensure that Central Parking will remain in compliance with its debt covenant. Actions within Central Parking's control include the reduction of certain discretionary expenses (including items such as advertising, marketing, repairs and maintenance and general and administrative expenses), elimination of expenses that are tied to either revenue or adjusted EBITDA as determined by the Central Parking board of directors' performance (including items like percentage rent and management incentives), reduction in capital expenditures and changes to its working capital management techniques (including increasing days payables outstanding). In making its evaluation, Central Parking considers practices that it has previously taken successfully.

        The First Lien Credit Facility contains a "Borrower's Right to Cure" an event of default under the credit agreement by issuing equity interests to Central Parking' sponsors within specified time frames. The "Borrower's Right to Cure" can be exercised no more than two quarters within a four-quarter period. Executing any or all of these actions will require Central Parking to monitor its performance and to take corrective action on a timely basis. Based on the analysis that Central Parking has performed, Central Parking expects to be in compliance with its debt covenant for fiscal year 2012. However, should there be deterioration in the economy, an increase in competition or other factors such as increased costs, Central Parking could experience decreased operating results that could adversely impact Central Parking's ability to comply with its debt covenant and obtain or maintain financing at levels and rates sufficient to achieve management's objectives. Should Central Parking fail to comply with its covenant, the outstanding debt would become callable resulting in material adverse consequences to Central Parking.

        Central Parking was in compliance with its debt covenant for the periods ended March 31, 2012 and September 30, 2011, 2010 and 2009.

Future Cash Commitments

        Central Parking routinely makes capital expenditures to maintain or enhance parking facilities under its control. Central Parking expects such capital expenditures for fiscal year 2012 to be approximately $8 million.

        The following table summarizes Central Parking's total contractual obligations and commercial commitments as of September 30, 2011:

	Payments due by period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
Debt and capital lease obligations(1)	$402.8	$177.3	$225.3	$0.1	$0.1
Subordinated convertible debentures(2)	1.3	—	—	—	1.3
Other long-term liabilities(3)	8.1	3.1	5.0	—	—
Operating leases(4)	830.4	158.5	229.1	149.3	293.5

Total contractual cash obligations	$1,242.6	$338.9	$459.4	$149.4	$294.9

(1)
Includes principal amounts only.

(2)
Subordinated convertible debentures are reflected at their redeemable price of $19.18 each.

(3)
Other long-term liabilities includes payments due for deferred finance costs in relation to Central Parking's August 2010 debt amendment and principal payments on a payment plan related to a tax liability that was settled in 2010. Central Parking has a liability of $6.9 million for uncertain tax positions at September 30, 2011; however, those liabilities are not reflected in the table above as it is uncertain as to when and if cash settlement may occur.

(4)
Includes minimum rental commitments, excluding contingent rent provisions under all non-cancelable leases.

Impact of Inflation and Changing Prices

        The primary sources of revenues to Central Parking are parking revenues from owned and leased locations and management contract revenue on managed parking facilities. Central Parking believes that inflation has had a limited impact on its overall operations for the six months ended March 31, 2012 and the three fiscal years ended September 30, 2011, and does not expect inflation to have a material effect on its overall operations in fiscal year 2012.

Stockholders' Equity

        Central Parking had 225.1 million shares of its common stock outstanding at both March 31, 2012 and September 30, 2011. Central Parking authorized 100 million shares of preferred stock and issued one million shares of preferred stock at a fair value of $11.2 million in connection with the sale during the fiscal first quarter ended December 31, 2011.

 Off Balance Sheet Arrangements

        Central Parking's off-balance sheet arrangements relate primarily to various operating leases at March 31, 2012. Central Parking enters into such leases for ordinary business purposes. These operating leases are further described in Central Parking's consolidated financial statements. Central Parking had no unconsolidated variable interest entities or special purpose entities as of March 31, 2012 or September 30, 2011.

        In addition, Central Parking's First Lien Credit Facility provides for $55 million in funded letters of credit. These letters of credit are fully funded by $55 million in cash that are held in escrow. The cash backstops a synthetic LC "term loan" of an equal amount. Neither the cash nor the loan are on Central Parking's books, as the escrow defeases the loan. Upon repayment of the entire credit facility, the cash in escrow will be returned to the holders of the LC term loan as repayment of that loan.

Qualitative and Quantitative Risk

        Central Parking is exposed to market risk from potential changes in interest rates. At September 30, 2011, all of Central Parking's revolving and First and Second Lien debt had variable interest rates. The associated cash flow exposure on this debt could result in interest expense fluctuating approximately $2.4 million related to these borrowings for the fiscal year ended September 30, 2011 given a 1% change in the underlying rates. Central Parking did not have any significant derivative instruments outstanding at March 31, 2012 or September 30, 2011.

Critical Accounting Policies

        This section discusses Central Parking's consolidated financial statements, which have been prepared in accordance with GAAP. Accounting estimates are an integral part of the preparation of the financial statements and the financial reporting process and are based upon current judgments. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Certain accounting policies and estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from Central Parking's current judgments and estimates.

        The following listing of critical accounting policies is not intended to be a comprehensive list of all of Central Parking's accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP, with no need for management's judgment regarding accounting policy. Central Parking believes that, of its significant accounting policies, as discussed in note 2 to the consolidated financial statements, included elsewhere herein, for the year ended September 30, 2011, the following involve a higher degree of judgment and complexity:

Impairment of Long-Lived Assets and Goodwill

        As of September 30, 2011, Central Parking's long-lived assets included $20.5 million of property, equipment and leasehold improvements and $83.9 million of definite-lived intangible assets. In accounting for Central Parking's long-lived assets, Central Parking applies the provisions of ASC 360, Property, Plant, and Equipment.

        As of September 30, 2011, Central Parking had $18.0 million of indefinite-lived intangible assets and $195.3 million of goodwill. Central Parking accounts for these assets under the provisions of ASC 350, Intangibles—Goodwill and Other.

        Central Parking recorded impairment charges of $19.6 million related to its goodwill during the fiscal year ended September 30, 2011. Central Parking recorded $61.9 million of impairment charges related to long-lived assets and definite-lived intangible assets and $1.0 million of impairment charges related to indefinite-lived intangible assets during the fiscal year ended September 30, 2011.

        For the purposes of the goodwill analysis, Central Parking's estimates of fair value were based on a combination of the income approach, which estimates the fair value of the reporting units based on the future discounted cash flows, and the market approach, which estimates the fair value of the reporting units based on comparable market prices. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. For long-lived assets, the recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. Central Parking used the relief-from-royalty method for the determination of the fair value of the tradename. Central Parking uses internal forecasts to estimate future cash flows and includes an estimate of long-term future growth rates based on the most recent views of the long-term outlook for each reporting unit.

        The determination and measurement of an impairment loss under these accounting standards require the significant use of judgment and estimates. The determination of fair value of the assets includes cash flow projections that assume certain future revenue and cost levels, assume discount rates based upon current market conditions and other valuation factors, all of which involve the use of significant judgment and estimation. Future events may indicate that management's judgments and estimates were incorrect which could, in turn, result in increased impairment charges in the future. Future events that may result in increased impairment charges include changes in interest rates, which could impact discount rates, unfavorable economic conditions or other factors which could decrease revenues and profitability of existing locations, and changes in the cost structure of existing facilities.

Allowance for Doubtful Accounts

        As of September 30, 2011, Central Parking had $53.2 million of trade receivables. Central Parking reports receivables net of an allowance for doubtful accounts to represent its estimate of the amount that ultimately will be realized in cash. Central Parking reviews the adequacy of its allowance for doubtful accounts on an ongoing basis using historical collection trends, analyses of receivable portfolios by region and by source and aging of receivables, as well as reviewing of specific accounts, and makes adjustments in the allowance as necessary. Changes in economic conditions, particularly in the Northeast and Mid-Atlantic areas of the U.S., could have an impact on the collection of existing receivable balances or future allowance considerations. At September 30, 2011, Central Parking had a recorded allowance for doubtful accounts of $2.1 million, including $0.4 million related to notes receivable.

Self-Insurance Liabilities

        Central Parking utilizes a combination of indemnity and self-insurance coverages, up to certain maximum losses for liability, health and workers' compensation claims. The accompanying consolidated balance sheets reflect the estimated losses related to such risks. The primary general liability coverage is $2 million per occurrence, $2 million in the aggregate per location and $15 million in the aggregate. Central Parking's various liability insurance policies have deductibles or self-insured retentions of up to $250,000 per occurrence, which must be met before the insurance companies are required to reimburse Central Parking for costs related to covered claims. Central Parking's workers' compensation program has a deductible of $250,000, except for in workers' compensation monopolistic states of Ohio, North Dakota, Washington and Wyoming, where there is no deductible. In addition, Central Parking has self-insured retentions of $1.0 million for costs related to garagekeepers legal liability claims. Central Parking also provides health insurance for many of its employees and purchases a stop-loss policy with a deductible of $175,000 annually per participant. As a result, Central Parking is, in effect, self-insured for all claims up to the retention levels. The recognition of liabilities is based upon management's determination of an unfavorable outcome of a claim being deemed as probable and reasonably estimable. This determination requires the use of judgment in both the estimation of probability and the amount to be recognized as a liability. Central Parking engages an actuary to assist in determining the estimated liabilities for general liability claims, automobile liability claims, employee medical costs and workers' compensation claims. Management utilizes historical experience with similar claims along with input from legal counsel in determining the likelihood and extent of an unfavorable outcome for certain general litigation. Future events may indicate differences from these judgments and estimates and result in increased expense recognition in future periods. The undiscounted liability related to these self-insured obligations at September 30, 2011 was $40.3 million and is included in accrued expenses.

Income Taxes

        Central Parking files a consolidated federal income tax return. Central Parking uses the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Central Parking accounts for uncertain tax positions in accordance with guidance issued by the Financial Accounting Standards Board ("FASB"). This guidance applies broadly to all tax positions taken by a company, including decisions to not report income in a tax return or to classify a transaction as tax exempt. The approach is a two-step benefit recognition model. The amount of benefit to recognize is measured as the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained.

        Central Parking records a valuation allowance against certain of its deferred income tax assets if it is more likely than not that those assets will not be realized. In evaluating Central Parking's ability to realize its deferred income tax assets, Central Parking considers all available positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction by jurisdiction basis. In the event Central Parking were to determine that it would be able to realize these deferred income tax assets in the future, it would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

        There have been no material changes in these policies with respect to the quarter and six months ended March 31, 2012, and these policies have been consistently applied in all material respects.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(Amounts in thousands except for share and per share data)

        The following pro forma combined financial information is based on the historical financial statements of Standard Parking and Central Parking after giving effect to (i) the proposed merger transaction described below and elsewhere in this proxy statement, (ii) the disposition of CPC PropCo owned real property prior to the close of the merger, (iii) the financing of the senior secured credit facilities in conjunction with the merger, (iv) the repayment of certain Standard Parking and Central Parking existing debt and (v) the assumptions and adjustments described in the accompanying notes to the pro forma combined financial information. Standard Parking is required to repay its existing credit facility prior to the closing of the merger, pursuant to the terms of its senior debt commitment letter described below. The adjustments give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined company.

        Standard Parking's fiscal year ends on December 31 while Central Parking's fiscal year ends on September 30. The pro forma combined balance sheet as of March 31, 2012 is based on the historical balance sheet of Standard Parking as of March 31, 2012 and of Central Parking as of March 31, 2012 and has been prepared to reflect the merger as if it had occurred on March 31, 2012. The pro forma combined statement of operations for the year ended December 31, 2011 combines the results of operations of Standard Parking for the year ended December 31, 2011 and of Central Parking for the year ended September 30, 2011 (in each case, the most recently completed fiscal year), as though the merger had occurred on January 1, 2011 (incorporating Central Parking's year beginning on October 1, 2010), the first days of the beginning of Standard Parking's and Central Parking's 2011 fiscal year, respectively. As a result of the different fiscal year ends, and in order to present results for comparable periods, the unaudited pro forma interim combined statement of operations for the three-month period ended March 31, 2012 combines Standard Parking's historical consolidated statement of operations for the three-month period ended March 31, 2012 with Central Parking's historical consolidated statement of operations for the three-month period ended March 31, 2012. Central Parking's historical consolidated statement of operations for the three-month period ended December 31, 2011 has been excluded from the interim results in order to present the most current results with Standard Parking's three-month period ended March 31, 2012. See the conforming interim periods, in the notes to the unaudited pro forma combined financial information.

        In preparing the pro forma financial information, certain pro forma reclassification adjustments were made to the Central Parking pro forma financial information to conform to Standard Parking's financial statement presentation.

        On February 28, 2012, Standard Parking and Merger Sub, our wholly-owned subsidiary, entered into an Agreement and Plan of Merger with KCPC pursuant to which Merger Sub will merge with and into KCPC, with KCPC surviving as a wholly-owned subsidiary of Standard Parking. The merger agreement provides for merger consideration consisting of the issuance of an aggregate of 6,161,334 shares (subject to reduction under specified circumstances as set forth in the merger agreement) of our common stock to KCPC's stockholders to be issued at the closing of the merger and the payment of an aggregate of $27,000 in cash consideration (subject to adjustment as provided in the merger agreement) to KCPC's common stockholders on the third anniversary of the closing of the merger, to the extent not used to satisfy certain indemnification obligations of KCPC's stockholders under the merger agreement.

        The determination of the total cash consideration is disclosed under "Notes to the Unaudited Pro Forma Combined Financial Information—Preliminary Purchase Price Consideration" in footnote (c). In addition, under the merger agreement, the stockholders of KCPC are required to indemnify Standard

Parking for certain liabilities, costs and expenses, including liabilities, costs and expenses related to certain tax and litigation matters and breaches of the representations and warranties set forth in the merger agreement. In certain circumstances, KCPC's stockholders are not required to indemnify Standard Parking for losses or expenses until such losses or expenses are in excess of $1,500 in the aggregate and, subject to certain adjustments, are not obligated to indemnify Standard Parking for any losses or expenses in excess of $27,000 in the aggregate. The indemnification obligations may not provide adequate protection for any losses or expenses related to these matters. In addition, there may be unknown liabilities that are not covered by the indemnification provisions of the merger agreement for which Standard Parking would not be entitled to indemnification. Finally, the indemnification obligations of KCPC's stockholders are largely expected to be funded out of the deferred cash consideration, which may not be sufficient to cover all losses and expenses related to these indemnified matters.

        Bank of America, N.A., Wells Fargo Bank, N.A., and JPMorgan Chase Bank, N.A., together with certain other financial institutions, have provided a senior debt commitment letter dated February 28, 2012 and related joinders to provide us with $450,000 in senior secured credit facilities consisting of (1) a $200,000 five-year revolving credit facility and (2) a $250,000 term loan facility. Of the available $200,000 five-year revolving credit facility, we expect to draw $72,900 as of the date of the merger. We expect that Central Parking's cash will be applied to its outstanding debt as of the date of the merger. Central Parking's remaining debt of $206,530 will be assumed by Standard Parking and of that amount, $205,825 is expected to be repaid at closing using the proceeds of the senior credit facilities noted above. In addition, the proceeds from these borrowings will be used by us to finance in part the merger, the costs and expenses related to the merger and our ongoing working capital and other general corporate purposes. In conjunction with the aforementioned financing of the senior secured credit facility, Standard Parking is required to replace the existing letters of credit for Standard Parking and Central Parking in the amounts of $17,823 and $51,300, respectively, with new letters of credit expected to total $69,123. Central Parking's existing letters of credit are fully funded by $55,000 in cash that is held in escrow. The costs of the letters of credit (existing and new) have been reflected in the pro forma combined statement of operations in interest expense. The obligations of the lenders to provide the debt financing under the senior debt commitment letter is subject to a number of conditions which we believe are customary for financings of this type. For details on this financing, see the section entitled "The Merger—Financing of the Merger."

        The merger will be accounted for as a business combination using the acquisition method of accounting and, accordingly, will result in the recognition of assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the pro forma combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the consummation of the merger, will be revised as additional information becomes available upon consummation of the merger and finalization of the valuation of Central Parking's assets and liabilities. The final determination of the allocation of the purchase price will be based on the fair values of assets and liabilities of Central Parking as of the closing date of the merger.

        The pro forma combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the merger, including but not limited to, those associated with potential (1) reductions of corporate overhead, (2) elimination of duplicate functions and (3) increased operational efficiencies through the adoption of best practices and capabilities from each company. The pro forma combined financial information is not intended to represent what Standard Parking's financial position or results of operations would actually have been if the merger had occurred on the dates assumed. The pro forma combined statement of operations has not been adjusted for the charges related to transaction costs or write-off of Standard Parking's historical deferred financing charges of $8,790 as these costs are attributable to the merger but will not have a continuing impact. The charges related to transaction costs and the write-off of historical deferred financing charges of Standard Parking are reflected in the pro forma combined balance sheet. Management of Standard Parking is in the process of assessing the costs associated with integration. Prior to the merger, all of Central Parking's outstanding stock options (vested and unvested, exercisable or unexercisable) will be cancelled. The historical stock compensation expense for Central Parking has not been eliminated from the pro forma combined statement of operations as no new compensation agreement has been reached with Central Parking's employees who hold stock based awards. We have assumed there will not be an impact in purchase accounting related to straight line rent, as a result, an adjustment has not been made for such an impact in the pro forma combined statement of operations. However, Standard Parking continues to evaluate the impact of acquisition accounting on Central Parking's lease expense. Central Parking has employment agreements with its executive officers, which require certain severance payments and benefits upon the termination of employment. However, as of the date of this proxy statement, no determinations have yet been made as to the termination of any Central Parking executive officers or other employees. Because the severance payments and benefits are not probable or factually supportable the severance payments and benefits have not been reflected in the pro forma combined balance sheet or statement of operations. See the section entitled "The Merger—Interests of Directors and Executive Officers in the Merger—Employment Agreements." Pursuant to the merger agreement, Central Parking has adopted a cash bonus retention program for members of management in an aggregate amount of approximately $5,000. Bonuses paid pursuant to the plan will be paid by Central Parking at the closing in connection with the consummation of the merger. The estimated amount of the bonus payouts that will be made to members of Central Parking's management is non-recurring and therefore has not been included in the pro forma statements of operations. Because the cash bonus retention program has been adopted by Central Parking, such program is probable and factually supportable. Therefore, the pro forma combined balance sheet has been adjusted to reflect payment of the bonuses under the cash bonus retention program upon the closing of the merger. See the section entitled, "The Merger—Interests of Directors and Executive Officers in the Merger—Cash Bonus Retention Program."

        In connection with the proposed merger, Central Parking disposed of virtually all owned real property and the assets and liabilities related to such real property of CPC PropCo, a subsidiary which generates revenues and incurs expenses through its owned real property and whose assets and liabilities are not anticipated to be included in the merger. The pro forma combined statement of operations has been adjusted to eliminate the impact of the operations attributable to the sale of owned real property by CPC PropCo.

        The pro forma combined financial information should be read in conjunction with (i) Standard Parking's historical consolidated financial statements and related notes contained in Standard Parking's annual report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this proxy statement, (ii) Central Parking's historical audited consolidated financial statements and related notes for the year ended September 30, 2011, which are included elsewhere in this proxy statement, (iii) Standard Parking's historical unaudited consolidated financial statements and related notes contained in Standard Parking's quarterly report on Form 10-Q for the three months ended March 31, 2012, which is incorporated by reference into this proxy statement, and (iv) Central Parking's historical unaudited consolidated financial statements and related notes for the three and six months ended March 31, 2012, which are included elsewhere in this proxy statement.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

		Central Parking
	Standard Parking 31-Mar-12	31-Mar-12	Reclassifications	Disposition of CPC PropCo owned real property		After giving effect to the disposition of CPC PropCo owned real property prior to the close of the merger	Pro Forma Adjustments		Pro Forma Combined 31-Mar-12
Current assets:
Cash and cash equivalents	$9,047	$38,905		$(23,587)	L	$15,318	$(1,943)	F	$22,422
Restricted cash	—	6,418				6,418			6,418
Management accounts receivable	—	48,555	(48,555)			—			—
Notes and accounts receivable, net	55,964	9,125	48,555			57,680			113,644
Current portion of notes receivable	—	1,384				1,384			1,384
Current portion of management leases	—	—				—	4,545	H	4,545
Prepaid expenses and supplies	2,770	15,494				15,494			18,264
Receivable from Central Parking stockholders	—	—				—	7,798	M	7,798
Assets held for sale	—	347		(347)	L	—			—
Refundable income taxes	—	5,750				5,750	(5,750)	I	—
Deferred income taxes	2,745	13,266				13,266	(10,373)	J	5,638

Total current assets	70,526	139,244	—	(23,934)		115,310	(5,723)		180,113
Property, equipment, leasehold improvements and construction in progress, net	16,297	20,859				20,859			37,156
Other assets:
Advances and deposits	4,404	—				—			4,404
Long term notes receivable	14,956	2,971				2,971			17,927
Investment in and advances to partnerships and joint ventures	—	3,363				3,363			3,363
Deferred income taxes	—	19,479				19,479			19,479
Intangible and other assets	9,935	—	101,917			101,917	114,815	C	226,667
Cost of contracts, net	13,914	—				—			13,914
Intangible assets, net	—	90,163	(90,163)			—			—
Other assets	—	11,754	(11,754)			—			—
Goodwill	132,530	195,264				195,264	106,055	B	433,849

	175,739	322,994	—	—		322,994	220,870		719,603

Total Assets	$262,562	$483,097	—	$(23,934)		$459,163	$215,147		$936,872

		Central Parking
	Standard Parking 31-Mar-12	31-Mar-12	Reclassifications	Disposition of CPC PropCo owned real property		After giving effect to the disposition of CPC PropCo owned real property prior to the close of the merger	Pro Forma Adjustments		Pro Forma Combined 31-Mar-12
Current Liabilities:
Accounts payable	$48,690	$27,314	$51,266			$78,580	$(7,889)	I	$119,381
Management accounts payable	—	31,613	(31,613)			—			—
Book overdrafts	—	19,653	(19,653)			—			—
Accrued rent	5,595	—				—			5,595
Compensation & payroll withholdings	7,072	21,806				21,806			28,878
Property, payroll and other taxes	3,216	—				—			3,216
Accrued insurance	7,218	—				—			7,218
Accrued expenses	7,143	69,809				69,809	11,778	E	88,730
Subordinated convertible debentures	—	1,254				1,254	(1,254)	I	—
Income taxes payable	—	23,934		(23,934)	L	—			—
Current portion long-term borrowings	707	1,778				1,778	(1,557)	D	928

Total current liabilities	79,641	197,161	—	(23,934)		173,227	1,078		253,946
Deferred income taxes	13,496	—				—	13,775	K	27,271
Senior Credit Facility	86,700	—	214,586			214,586	21,614	D	322,900
Long-term debt and capital lease obligations, less current portion	—	215,070	(215,070)			—			—
Other debt	1,135	—	484			484			1,619

	87,835	215,070	—	—		215,070	21,614		324,519
Other long term liabilities	28,971	52,300				52,300	90,702	E	171,973
Common stock	15	2,251				2,251	(2,245)	A	21
Preferred stock	—	10				10	(10)	A	—
Additional paid-in capital	93,358	238,741				238,741	(123,962)	A	208,137
Accumulated other comprehensive income	(232)	—				—	374	G	142
Accumulated deficit	(40,436)	(222,985)				(222,985)	213,821	A	(49,600)

Stockholders' equity	52,705	18,017	—	—		18,017	87,978		158,700
Noncontrolling interest	(86)	549				549			463

Total equity	52,619	18,566	—	—		18,566	87,978		159,163

Total Liabilities & Equity	$262,562	$483,097	—	$(23,934)		$459,163	215,147		$936,872

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

		Central Parking
	Standard Parking Year ended 31-Dec-11	Year ended 30-Sep-11	Reclassifications	Disposition of CPC PropCo owned real property		After giving effect to the disposition of CPC PropCo owned real property prior to the close of the merger	Pro Forma Adjustments		Pro Forma Combined year ended 31-Dec-11
Parking services revenue:
Lease contracts	$147,510	$371,314		$(13,786)	6	$357,528			$505,038
Management contracts	173,725	186,568		163	7	186,731			360,456
Reimbursed revenue	408,427	266,980				266,980			675,407

	729,662	824,862	—	(13,623)		811,239	—		1,540,901
Cost of parking services:
Lease contracts	136,494	359,165	(4,209)	(4,349)	13	350,607	(22,169)	2	464,932
Management contracts	96,159	126,312		(17)	14	126,295	7,595	3	230,049
Reimbursed expense	408,427	266,980				266,980			675,407

	641,080	752,457	(4,209)	(4,366)		743,882	(14,574)		1,370,388
Gross Profit:
Gross Profit—Lease Contracts	11,016	12,149	4,209	(9,437)		6,921	22,169		40,106
Gross Profit—Mgmt Contracts	77,566	60,256		180		60,436	(7,595)		130,407

Total gross profit	88,582	72,405	4,209	(9,257)		67,357	14,574		170,513
General and administrative	48,297	73,157	(6,314)			66,843	(2,658)	12	112,482
Property-related losses, net	—	1,510				1,510			1,510
Long-lived asset impairment	—	61,956		(59,357)	8	2,599			2,599
Goodwill and indefinite-lived asset impairment	—	20,588				20,588			20,588
Depreciation & amortization	6,618	—	10,523			10,523	3,425	1	20,566

Total costs and expenses	695,995	909,668	—	(63,723)		845,945	(13,807)		1,528,133
Operating income (loss)	33,667	(84,806)	—	50,100		(34,706)	13,807		12,768
Other expense (income):
Interest expense	4,691	20,064		(6,210)	10	13,854	965	4	19,510
Interest income	(537)	(761)				(761)			(1,298)
Equity in earnings of partnerships and joint ventures	—	(1,513)				(1,513)			(1,513)

	4,154	17,790	—	(6,210)		11,580	965		16,669
Income (loss) before income taxes	29,513	(102,596)	—	56,310		(46,286)	12,842		(3,931)
Income tax expense (benefit)	11,235	(39,459)		24,776	9	(14,683)	5,394	5	1,946

Net income (loss) from continuing operations	18,278	(63,137)	—	31,534		(31,603)	7,448		(5,877)
Net income from continuing operations attributable to noncontrolling interest	378	2,366				2,366			2,744

Net income (loss) from continuing operations attributable to controlling interest	$17,900	$(65,503)	$—	$31,534		$(33,969)	$7,448		$(8,621)

Common stock data:
Net income (loss) from continuing operations per share:
Basic	$1.14	N/A				N/A			$(0.39)
Diluted	$1.12	N/A				N/A			$(0.39)
Weighted average shares outstanding:
Basic	15,703,595	N/A				N/A			21,864,929
Diluted	16,047,879	N/A				N/A			21,864,929

 UNAUDITED PRO FORMA INTERIM COMBINED STATEMENT OF OPERATIONS

		Central Parking
	Standard Parking Three months ended 31-Mar-12	Three months ended 31-Mar-12	Reclassifications	Disposition of CPC PropCo owned real property		After giving effect to the disposition of CPC PropCo owned real property prior to the close of the merger	Pro Forma Adjustments		Pro Forma Combined three months ended 31-Mar-12
Parking services revenue:
Lease contracts	$37,544	$86,001		$(301)	15	$85,700			$123,244
Management contracts	47,964	46,277		5	16	46,282			94,246
Reimbursed revenue	103,937	60,882				60,882			164,819

	189,445	193,160	—	(296)		192,864			382,309
Cost of parking services:
Lease contracts	35,387	84,581	(736)	647	17	84,492	(5,731)	2	114,148
Management contracts	28,492	32,092		10	18	32,102	1,899	3	62,493
Reimbursed expense	103,937	60,882				60,882			164,819

	167,816	177,555	(736)	657		177,476	(3,832)		341,460
Gross Profit:
Gross Profit—Lease Contracts	2,157	1,420	736	(948)		1,208	5,731		9,096
Gross Profit—Mgmt Contracts	19,472	14,185		(5)		14,180	(1,899)		31,753

Total gross profit	21,629	15,605	736	(953)		15,388	3,832		40,849
General and administrative	15,045	23,550	(1,717)			21,833	(3,208)	12	33,670
Property-related (gains) losses, net	—	1,367		(1,347)	11	20			20
Depreciation & amortization	1,728	—	2,453			2,453	856	1	5,037

Total costs and expenses	184,589	202,472	—	(690)		201,782	(6,184)		380,187
Operating income (loss)	4,856	(9,312)	—	394		(8,918)	6,184		2,122
Other expense (income):
Interest expense	1,130	3,589				3,589	(295)	4	4,424
Interest income	(70)	(103)				(103)			(173)
Equity in loss of partnerships and joint ventures	—	1,686				1,686			1,686

	1,060	5,172	—	—		5,172	(295)		5,937
Income (loss) before income taxes	3,796	(14,484)	—	394		(14,090)	6,479		(3,815)
Income tax expense (benefit)	1,528	(3,748)		173	9	(3,575)	2,721	5	674

Net income (loss) from continuing operations	2,268	(10,736)	—	221		(10,515)	3,758		(4,489)
Net income from continuing operations attributable to noncontrolling interest	72	618				618			690

Net income (loss) from continuing operations attributable to controlling interest	$2,196	$(11,354)	$—	$221		$(11,133)	$3,758		$(5,179)

Common stock data:
Net income (loss) from continuing operations per share:
Basic	$0.14	N/A				N/A			$(0.24)
Diluted	$0.14	N/A				N/A			$(0.24)
Weighted average shares outstanding:
Basic	15,563,914	N/A				N/A			21,725,248
Diluted	15,820,118	N/A				N/A			21,725,248

Notes to the Unaudited Pro Forma Combined Financial Information

Conforming interim periods

        Standard Parking's fiscal year end is December 31, while Central Parking's fiscal year end is September 30. The latest interim period for Standard Parking is its first quarter results for the three-month period ended March 31, 2012 while Central Parking's latest interim period is its second quarter results for the three and six-month period ended March 31, 2012. In order for the unaudited interim pro forma results of Central Parking to be most current, the interim results of Central Parking included in the unaudited pro forma interim combined statement of operations reflect the three-months ended March 31, 2012. Accordingly, Central Parking's historical unaudited financial information included in the statement of operations covering the three-month period ended December 31, 2011 has been excluded, as follows:

	Central Parking six months ended 31-Mar-12	Central Parking three months ended 31-Mar-12	Central Parking three months ended 31-Dec-11
Revenues:
Parking	$176,216	$86,001	$90,215
Management contract and other	93,613	46,277	47,336
Reimbursement of management contracts	124,004	60,882	63,122

Total revenues	393,833	193,160	200,673
Costs and expenses:
Cost of parking	171,236	84,581	86,655
Cost of management contracts	63,594	32,092	31,502
Reimbursed management contract expenses	124,004	60,882	63,122

	358,834	177,555	181,279
General and administrative	47,664	23,550	24,114
Property-related losses, net	12,361	1,367	10,994

Total costs and expenses	418,859	202,472	216,387
Operating loss	(25,026)	(9,312)	(15,714)
Other income (expenses):
Interest income	278	103	175
Interest expense	(8,976)	(3,589)	(5,387)
Equity in (loss) earnings of partnerships and joint ventures	(1,260)	(1,686)	426

Total other income (expense)	(9,958)	(5,172)	(4,786)
Loss from continuing operations before income taxes	(34,984)	(14,484)	(20,500)
Income tax benefit	18,731	3,748	14,983

Loss from continuing operations	(16,253)	(10,736)	(5,517)
Income (loss) from discontinued operations, net of tax	238	(15)	253

Net loss	(16,015)	(10,751)	(5,264)
Less: Net income attributable to the non controlling interests	(1,402)	(618)	(784)

Net loss attributable to KCPC Intermediate Holdings, Inc.	$(17,417)	$(11,369)	$(6,048)

Preliminary Purchase Price Consideration

        The following table summarizes the total cash payment calculated based on the formula discussed in the introduction:

		March 31, 2012
Current assets of Central Parking		$139,244
Less:
Cash and cash equivalents		(38,905)
Assets held for sale		(347)
Refundable income taxes		(5,750)
Deferred income taxes (current)		(13,266)
Plus:
Notes receivables, less current portion		2,971
Vendor deposits		3,033

Adjusted current assets		86,980

Current liabilities of Central Parking		197,161
Less:
Current portion of long term debt and capital lease obligations		(1,778)
Stale-dated checks		(479)
Interest payable		(1,605)
Book overdrafts greater than six months		(1,280)
Severance		(856)
Current portion of FIN 48 reserve		(3,669)
Subordinated convertible debentures		(1,254)
Income taxes payable		(23,934)
Plus:
Deferred rent		10,942

Adjusted current liabilities		173,248

Net negative working capital(a)		(86,268)

Total Central Parking debt		216,848
Cash and cash equivalents	38,905
Payment pursuant to cash bonus retention program(b)	(5,000)
Cash payment for CPC PropCo income taxes payable $23,934, net of cash received of $347 related to assets held for sale	(23,587)

Less: cash acquired		10,318

Central Parking debt, net of cash acquired		206,530
Absolute value of net negative working capital(a)		86,268
Less: Maximum threshold to determine purchase consideration		(285,000)

Receivable from Central Parking Stockholders(c)		$7,798

Cash consideration(c)		$27,000

Total present value of cash consideration		$24,579

(a)
The net working capital is defined in Schedule B (Company Net Working Capital) to the merger agreement, attached as Annex F to this proxy statement.

(b)
Represents payment of the estimated amount of $5,000 pursuant to the cash bonus retention program as described under "The Merger—Interests of Directors and Executive Officers in the Merger—Cash Bonus Retention Program" section of this proxy statement.

(c)
Receivable from Central Parking stockholders as calculated pursuant to the terms outlined in the section 3.7, section 7.2(d), section 9.1(f) and 9.1(c) the merger agreement as follows:

(i)
If the amount of the combined net debt and absolute value of net working capital is less than $275,000, the difference will be added to the $27,000 cash consideration.

  (ii)
  If the amount of the combined net debt and absolute value of net working capital is greater than $285,000, the difference will be paid by the Central Parking stockholders to Standard Parking as follows (provided that, Standard Parking reserves the right to reject the cash and stock alternatives and choose to reduce the indemnity bucket):

  •
  The Central stockholders can elect to pay such amount with cash;

  •
  The Central stockholders can elect to pay such amount with Standard Parking common stock (valued at the closing date or the merger); or

  •
  The Central stockholders can elect to reduce the $27,000 cash consideration by such amount subject to the condition that the cash consideration remains at least $17,000 to cover indemnities.

  (iii)
  If the combined net debt and absolute value of net working capital is between $275,000 and $285,000, no adjustments are required.

  (iv)
  If the combined net debt and absolute value of net working capital is greater than $295,000, Standard Parking reserves the right to terminate the merger.

        Because Central Parking's combined net debt and absolute value of net working capital exceed the threshold of $285,000 by $7,798 as of March 31, 2012, its stockholders are assumed to be required to settle their obligation with Standard Parking as described above in (ii). It is unknown which settlement method would be agreed upon. Therefore, for the purpose of the pro forma combined balance sheet, a receivable from Central Parking stockholders has been assumed and recognized for the excess amount.

        The pro forma combined financial information reflects the effects of Standard Parking acquiring Central Parking for an aggregate preliminary purchase price consideration of $139,365 as calculated below (in thousands):

Value of common stock to be issued by Standard Parking for Central Parking common stock	$114,786
Add: present value of $27,000 cash payment to be settled at the 3rd anniversary of acquisition date	24,579

Total preliminary purchase price consideration	$139,365

        The preliminary estimated consideration is calculated with the following significant assumptions:

  •
  Central Parking stockholders will receive 6,161,334 shares of Standard Parking common stock issuable in the transaction at the commencement of the merger.

  •
  The value is calculated using Standard Parking's stock price of $18.63 per share as of close of business on June 1, 2012. The preliminary purchase price will fluctuate with changes in the trading price of Standard Parking shares until the measurement becomes fixed at transaction consummation. A 10% increase or decrease in the $18.63 price of Standard Parking shares used in the preliminary purchase price calculation above would increase or decrease the purchase price by approximately $11,500.

        The final purchase price consideration at closing is expected to change due to expected changes in the market price of Standard Parking's common stock and in the level of working capital and debt of Central Parking.

Basis of Preliminary Purchase Price Allocation

        The following preliminary allocation of the Central Parking purchase price is based on Standard Parking's preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Central Parking as of March 31, 2012. The final determination of the allocation of the purchase price will be based on the fair values of assets and liabilities acquired as of the actual consummation date of the acquisition and will be completed after the acquisition is consummated. Such final determination of the purchase price allocation may be different than the preliminary allocation used in these pro forma combined financial statements.

        The estimated purchase price of Central Parking (as calculated in the manner described above) is allocated to the assets to be acquired and liabilities to be assumed based on the following preliminary basis (in thousands):

Total preliminary estimated consideration	$139,365

Current assets	$96,212
Fixed assets	20,859
Long term notes receivable	2,971
Investment in and advances to partnerships and joint ventures	3,363
Deferred income taxes	19,479
Other assets	6,068
Management contracts intangible assets	120,000
Favorable lease contracts intangible assets (non-current)	45,455
Trademark and trade names intangible assets	16,000
Existing technology intangible assets	17,000
Non competition agreements intangible assets	4,000
Current liabilities	(175,862)
Unfavorable lease contracts liabilities (non-current)	(94,222)
Debt to be assumed at closing (non-current)	(204,752)
Deferred income taxes (non-current)	(13,775)
Other liabilities	(24,201)
Noncontrolling interest	(549)
Goodwill	301,319

Total estimated purchase price	$139,365

Pro Forma Combined Adjustments

        The following pro forma combined adjustments have been reflected in the pro forma combined financial information. All adjustments are based on current assumptions and are subject to change upon completion of the final purchase price allocation following the merger closing date. Standard Parking's and Central Parking's consolidated financial statements are prepared in conformity with accounting principles generally accepted in the U.S., based on Standard Parking's preliminary analysis, the accounting policies of Standard Parking and Central Parking appear to be substantially comparable. Thus, no accounting policy conformance adjustments have been made to the pro forma combined financial information.

 Notes to Unaudited Pro Forma Combined Balance Sheet

        (A)  To adjust the net assets for the merger and related transaction costs in the following amounts:

To reflect the fair value of the common shares issued to Central Parking stockholders by Standard Parking	$114,785
Elimination of Central Parking's stockholders' net equity balance, after giving effect to the disposition of CPC PropCo owned real property prior to the close of merger	(18,017)
To adjust the other comprehensive income for Standard Parking related to an interest rate cap reflected to a debt instrument that will be settled (Note (G))	(374)
Elimination of the unamortized deferred financing costs (Note (C))	(790)
Transaction costs associated with the merger (Note (F))	(8,000)

Net pro forma combined adjustment	$87,604

        (B)  To reflect the elimination of the carrying value of Central Parking's existing goodwill of $195,264 and the establishment of goodwill of $301,319 estimated as a result of the preliminary purchase price allocation.

        (C)  To reflect (i) the elimination of Central Parking's historical intangible assets and recording of the acquired intangible assets as a result of the preliminary acquisition accounting and (ii) the write-off of Standard Parking's debt issuance costs and recording of new debt issuance costs, in the following amounts:

Management contracts intangible assets	$120,000
Favorable lease contracts intangible assets (non-current)	45,455
Trade name and trademarks intangible assets	16,000
Existing technology intangible assets	17,000
Non-competition agreements intangible assets	4,000
Transaction costs as a direct result of financing debt issuance	9,000
Write-off of Standard Parking's unamortized debt issuance costs	(790)
Write-off of Central Parking's unamortized debt issuance costs	(5,687)
Elimination of intangible assets from prior Central Parking acquisitions	(90,163)

Net pro forma combined adjustment	$114,815

        (D)  In conjunction with the merger, we expect to assume $206,530 of Central Parking's debt as discussed in the subsection above entitled "Notes to the Unaudited Pro Forma Combined Financial Information—Preliminary Purchase Price Consideration." The total Central Parking debt of $216,848 will be reduced by the balance of the cash acquired as of the acquisition date. For the purposes of the pro forma combined balance sheet Central Parking's cash balance of $38,905 as of March 31, 2012 is (i) reduced by $23,934 to reflect the cash payment for CPC PropCo income taxes payable, (ii) increased by $347 to reflect the cash received related to assets held for sale, as a result of the disposition of CPC PropCo owned real property prior to the merger, and (iii) reduced by $5,000 for payment of the cash bonus retention program. The remaining cash and cash equivalents of Central Parking of $10,318 will be applied to the total Central Parking debt of $216,848 for a Central Parking debt, net of cash acquired, of $206,530. The following table reflects the assumed debt by Standard Parking as part of the merger after giving effect to (i) the issuance of new debt under the term loan facility and revolving credit facility upon consummation of the merger and (ii) the use of proceeds for the repayment of outstanding debt.

Current portion long-term borrowings of Central Parking	$1,778
Long-term portion of senior credit facility of Central Parking	214,586
Other debt of Central Parking	484

Total debt of Central Parking	216,848
Less: cash acquired as of the acquisition date	(10,318)

Net debt assumed from Central Parking	$206,530

	Current portion of long-term borrowings	Senior credit facility	Other debt	Total
Standard Parking's debt as of March 31, 2012	$707	$86,700	$1,135	$88,542
Central Parking's debt as of March 31, 2012	1,778	214,586	484	216,848
Pro forma adjustments:
Application of cash from Central Parking	(1,557)	(8,761)	—	(10,318)
Proceeds from borrowings	—	322,900	—	322,900
Repayment of Standard Parking and Central Parking debt	—	(292,525)	—	(292,525)

Net pro forma adjustments	(1,557)	21,614	—	20,057

Total combined debt	$928	$322,900	$1,619	$325,447

        (E)  To establish an accrual for unfavorable lease contracts at fair value of $106,000 as determined by a preliminary fair value calculation, less the current portion of $11,778 as described in footnote (2), offset by the elimination of Central Parking's unfavorable lease liability of $17,157 and the elimination of Central Parking's deferred rent liability of $10,942. The adjustment also includes a $24,579 liability due to Central Parking's stockholders to be paid on the third anniversary of the closing of the merger, to the extent not used to satisfy the indemnification obligations of Central Parking's stockholders under the merger agreement.

        (F)  The adjustment relates to the cash impact of (i) proceeds from borrowings; partially offset by (ii) repayment of Central Parking's debt; (iii) repayment of Standard Parking's debt; (iv) payment pursuant to cash bonus retention program; (v) financing costs; and (vi) transaction costs.

Standard Parking's cash at March 31, 2012		$9,047
Central Parking's cash at March 31, 2012		38,905
Cash payment for CPC PropCo income taxes payable $23,934, net of cash received of $347 related to assets held for sale (Note L)		(23,587)

Pro forma adjustments after giving effect to the disposition of CPC PropCo owned real property prior to the close of the merger:
Payment pursuant to cash bonus retention program(a)		(5,000)
Revolving credit facility	72,900
Term loan facility	250,000

Cash borrowings of combined company		322,900
Repayment of Central Parking's debt (b)		(216,143)
Repayment of Standard Parking's debt (non-current)		(86,700)
Financing costs		(9,000)
Transaction costs		(8,000)

Net pro forma combined adjustment		(1,943)

Total combined cash		$22,422

(a)
Cash bonus retention program must be settled by Central Parking immediately prior to the merger and the cash will not be acquired by Standard Parking.

(b)
Total debt assumed by Standard Parking is $216,848 (see "Notes to Unaudited Pro Forma Combined Financial Information—Preliminary Purchase Price Consideration"), of which $216,143 will be repaid. The remaining debt of $705 represents capital leases and other notes.

        (G)  To adjust the other comprehensive income of $374 for Standard Parking related to an interest rate cap related to a debt instrument that will be settled as a result of the debt refinancing, with an offsetting adjustment to retained earnings.

        (H)  To reflect the current portion of favorable lease contracts intangible asset of $4,545.

        (I)   To eliminate the refundable income taxes, certain accounts payable and subordinated convertible debentures that will not be acquired or assumed.

        (J)   To adjust the deferred tax impact related to the acquired intangible assets (current) as follows:

Fair value of unfavorable lease contracts intangible assets (current) as of the acquisition	$(11,778)
Fair value of favorable leases contracts intangible assets (current) as of the acquisition date	4,545

Net fair value of lease contracts intangible assets (current) as of the acquisition date	(7,233)
Assumed effective tax rate of the combined company	40%

Deferred income taxes to be recognized based on the net fair value of lease contracts intangible assets (current) as of the acquisition date	2,893
Elimination of historical Central Parking deferred income taxes on intangible assets not acquired as part of the merger	(13,266)

Net pro forma combined adjustment	$(10,373)

        (K)  To adjust the deferred tax impact related to the acquired intangible assets (non-current).

Management contracts intangible assets	$120,000
Favorable lease contracts intangible assets	45,455
Trademark and trade name intangible assets	16,000
Existing technology intangible assets	17,000
Non competition lease contracts liabilities	4,000
Unfavorable lease contracts liabilities	(94,222)

108,233
Elimination of intangible assets from prior Central Parking acquisition	(90,163)
Historical unamortized debt issuance costs for Standard Parking	(790)
Elimination of unfavorable lease contracts liabilities from prior Central Parking acquisition	17,157

34,437
Assumed effective tax rate of the combined company	40%

Deferred income taxes to be recognized based on the net fair value of the acquired intangible assets (non-current) as of the acquisition date	$13,775

        (L)  To reflect the disposition of CPC PropCo owned real property prior to the closing of the merger. Central Parking's cash balance and income taxes payable are reduced by $23,934 to reflect the cash payment for CPC PropCo income taxes payable. Additionally, Central Parking's cash balance is increased by $347 to reflect the cash received related to assets held for sale as a result of the disposition of CPC PropCo owned real property prior to the merger.

        (M) To reflect the receivable from Central Parking stockholders (see description in the section entitled "Notes to the Unaudited Pro Forma Combined Financial Information—Preliminary Purchase Price Consideration").

 Notes to Unaudited Pro Forma Combined Statement of Operations

        (1)   To reflect amortization expense associated with the trade names and trademarks, existing technology and non-competition agreements in Note (C) above, assuming an estimated life of seven years, six years and two years, respectively. These expenses are partially offset by the elimination of the amortization expense associated with Central Parking's intangibles of pre merger basis.

	Year ended 31-Dec-11	Three months ended 31-Mar-12
Amortization of trade name / trademarks	$2,286	$572
Amortization of existing technology	2,833	708
Amortization of non-competition agreements	2,000	500
Elimination of historical amortization expense on intangibles for Central Parking	(3,694)	(924)

Net pro forma combined adjustment	$3,425	$856

        (2)   To reflect amortization expense associated with the favorable lease contracts in Note (C) above, assuming an estimated life of 11 years, more than offset by the elimination of the amortization expense associated with Central Parking's favorable lease contracts of pre merger basis and the amortization benefit of the unfavorable lease contracts in Note (E) assuming an estimated life of nine years.

	Year ended 31-Dec-11	Three months ended 31-Mar-12
Amortization of favorable lease contracts	$4,545	$1,136
Amortization of unfavorable lease contracts	(11,778)	(2,944)
Elimination of historical amortization expense on favorable and unfavorable lease contracts for Central Parking	(14,936)	(3,923)

Net pro forma combined adjustment	$(22,169)	$(5,731)

        (3)   To reflect amortization expense associated with the management contracts in Note (C) above, assuming an estimated life of 15.8 years of $7,595 and $1,899 for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively.

        (4)   To reflect (i) reversal of Standard Parking's amortization of debt issuance costs and interest expense related to the $86,700 senior credit facility; and (ii) reversal of Central Parking's amortization of debt issuance costs and virtually all of the interest expense related to long term debt, partially offset by (A) the accretion of the present value of the liability related to the cash payment due on the third anniversary of the merger date; (B) interest expense on the combined company's new debt; and

(C) amortization of estimated new debt issuance costs for the combined company over the term of the agreement of five years.

	Year ended 31-Dec-11	Three months ended 31-Mar-12
Standard Parking amortization of debt issuance costs	$(638)	$(156)
Historical interest expense recognized by Standard Parking	(2,766)	(654)
Elimination of historical amortization of debt issuance costs by Central Parking	(4,254)	(860)
Elimination of historical interest expense recognized by Central Parking	(8,487)	(2,705)
Accretion of the present value of the liability of the cash payment due on the third anniversary of the merger date(a)	801	202
Interest expense on the senior credit facility(b)	14,509	3,428
Amortization of estimated debt issuance costs for senior credit facility(c)	1,800	450

Net pro forma combined adjustment	$965	$(295)

(a)

	Discount Rate(i)	Settled at	Accretion for the Year ended 31-Dec-11	Three months ended 31-Mar-12
$24,579 present value of cash consideration of $27,000	3.18%	Third anniversary of the acquisition date	$801	$202

(i)
based on the three year term loan rate.

(b)

		Assumed interest	Interest for the Year ended 31-Dec-11	Interest for the three months ended 31-Mar-12
$200,000 revolving credit facility (based on utilization of $72,900)	LIBOR plus 325 bps (based on January 1, 2012)	3.79%	$2,763	$691
Commitment fee on the $200,000 revolving credit facility (based on the unused portion of $52,142)	Fixed rate of 40 bps	0.40%	200	50
$250,000 Term loan facility(i) (based on an average balance of $238,750 and $224,688 for year ended December 31, 2011 and three months ended March 31, 2012, respectively)	LIBOR plus 325 bps (based on January 1, 2012)	3.79%	9,100	2,100
Letters of credit (based on the outstanding amount of $69,123)	Varies with LIBOR margin	3.25%	2,246	562
Capital lease obligations (based on average obligation of $2,500)	Fixed	7.00%	200	25

Total interest expense			$14,509	$3,428

(i)
The term loan is subject to quarterly amortization of principal.

	Amortization method	Term of the senior credit facilities	Amortization for the Year ended 31-Dec-11	Amortization for the three months ended 31-Mar-12
(c) Debt issuance costs of $9,000	Straight line	5 years	$1,800	$450

        (5)   To reflect the provision for income taxes related to pro forma adjustments included in the pro forma combined statement of operations using the combined company's pro forma statutory tax rate of 42%.

        (6)   To eliminate the historical revenue of $13,786 related to owned real properties that have been sold prior to the close of the merger and converted to agreements to operate for a management fee.

        (7)   To eliminate the historical revenue of $5 related to owned real properties that have been sold prior to the close of the merger and to record revenue of $168 primarily related to the properties referred to in Note (6) that have been converted to agreements to operate for a management fee as if they had operated under these management agreements during the period.

        (8)   To eliminate the long-lived asset impairment loss recognized during the year ended September 30, 2011 on the owned real property sold by CPC PropCo.

        (9)   To record additional income tax expense due to the disposition of CPC PropCo owned real property prior to the close of the merger. Central Parking's statutory tax rate of 44% was used to calculate the tax expense for the pro forma statement of operations for the year ended December 31, 2011 and the three months ended March 31, 2012.

        (10)   To eliminate the interest expense related to CPC PropCo.

        (11)   To eliminate the loss that was recognized on sale of CPC PropCo owned real property during the three-month period ended March 31, 2012.

        (12)   To eliminate the transaction costs of $2,658 and $3,208 recognized in the historical statements of operations for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively, as these amounts are non-recurring charges directly attributable to the merger.

        (13)   To eliminate the historical cost of parking services of $7,378 related to owned real properties that have been sold prior to the close of the merger and converted to agreements to operate for a management fee, and to record the cost of parking services of $3,029 related primarily to rental costs for those properties that have been converted to leased real property as if they had operated under the lease agreements during the period.

        (14)   To eliminate the historical cost of parking services of $17 related to owned real properties that have been sold prior to the close of the merger and converted to agreements to operate for a management fee where these costs will not be incurred.

        (15)   To eliminate the historical revenue of $301 related to an owned real property that has been sold prior to the close of the merger and converted to an agreement to operate for a management fee.

        (16)   To record revenue of $5 related to an owned real property that has been sold prior to the close of the merger and converted to an agreement to operate for a management fee as if it had operated under this agreement during the period.

        (17)   To eliminate the historical cost of parking services of $110 related to owned real properties that have been sold prior to the close of the merger and converted to agreements to operate for a management fee, and to record the cost of parking services of $757 related primarily to rental costs for those owned properties that have been converted to leased real property as if they had operated under the lease agreements during the period.

        (18)   To eliminate the historical reduction to cost of parking services (resulting from recovery of bad debt expense) of $10 related to an owned real property that has been sold prior to the close of the merger and converted to an agreement to operate for a management fee where the related costs will not be incurred.

WHERE YOU CAN FIND MORE INFORMATION

        Standard Parking files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Standard Parking, who file electronically with the SEC. The address of that site is www.sec.gov.

        The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. This proxy statement incorporates by reference the documents set forth below that have been previously filed by us with the SEC:

  •
  Annual Report on Form 10-K, filed on March 15, 2012, for the fiscal year ended December 31, 2011;

  •
  Quarterly Report on Form 10-Q filed on May 10, 2012, for the fiscal quarter ended March 31, 2012; and

  •
  Current Reports on Form 8-K filed on February 29, 2012, March 1, 2012, March 2, 2012, March 9, 2012, March 30, 2012, April 30, 2012, May 16, 2012, June 6, 2012 and June 22, 2012.

        We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting (excluding any information "furnished" but not "filed"). These include reports such as quarterly reports on Form 10-Q and current reports on Form 8-K.

        A copy of all documents incorporated into this proxy statement by reference will be provided, without charge, upon written or oral request, by first class mail and within one business day of our receipt of such request. Requests for such documents should be directed to Standard Parking Corporation, Investor Relations, 900 North Michigan Avenue, Chicago, IL 60611-1542, investor_relations@standardparking.com.

        You may also consult Standard Parking's website for more information concerning the merger described in this document. Standard Parking's website is www.standardparking.com. We do not incorporate by reference into this document information included on the website.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of KCPC Holdings, Inc. and Subsidiaries

Consolidated Financial Statements as of and for the Quarter Ended March 31, 2012
Unaudited Consolidated Balance Sheets as of March 31, 2012 and September 30, 2011	F-2
Unaudited Consolidated Statements of Operations for the three months ended March 31, 2012 and 2011 and for the six months ended March 31, 2012 and 2011	F-3
Unaudited Consolidated Statements of Cash Flows for the six months ended March 31, 2012 and 2011	F-4
Notes to Consolidated Interim Financial Statements	F-5
Consolidated Financial Statements as of and for the Years Ended September 30, 2011, 2010 and 2009
Report of Independent Auditors	F-18
Consolidated Balance Sheets as of September 30, 2011 and 2010	F-19
Consolidated Statements of Operations for the years ended September 30, 2011, 2010 and 2009	F-20
Consolidated Statements of Shareholders' Equity and Comprehensive Loss as of September 30, 2011, 2010, 2009 and 2008	F-21
Consolidated Statements of Cash Flow for the years ended September 30, 2011, 2010 and 2009	F-22
Notes to Consolidated Financial Statements	F-23

KCPC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

UNAUDITED

Amounts in thousands, except for share and per share data	March 31, 2012	September 30, 2011
		(see Note)
ASSETS
Current assets:
Cash and cash equivalents	$38,905	$25,972
Restricted cash	6,418	21,608
Management accounts receivable, net of allowance for doubtful accounts $819 and $976, respectively	48,555	44,341
Accounts receivable, net of allowance for doubtful accounts of $496 and $715, respectively	9,125	8,829
Current portion of notes receivable	1,384	5,753
Prepaid expenses and other assets	15,494	21,043
Assets held for sale	347	201,540
Refundable income taxes	5,750	5,789
Deferred income taxes	13,266	19,113

Total current assets	139,244	353,988
Notes receivable, less current portion	2,971	3,659
Property, equipment, and leasehold improvements, net	20,859	20,490
Intangible assets, net	90,163	101,858
Goodwill	195,264	195,264
Investment in and advances to partnerships and joint ventures	3,363	3,141
Deferred income taxes	19,479	—
Other assets	11,754	22,739

Total assets	$483,097	$701,139

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,778	$177,251
Trade accounts payable	27,314	26,907
Book overdrafts	19,653	22,823
Accrued payroll and related costs	21,806	19,810
Accrued expenses	69,809	72,056
Management accounts payable	31,613	27,168
Subordinated convertible debentures	1,254	1,254
Income taxes payable	23,934	—

Total current liabilities	197,161	347,269
Long-term debt and capital lease obligations, less current portion	215,070	225,541
Deferred income taxes	—	40,189
Other liabilities	52,300	63,410

Total liabilities	464,531	676,409
Contingencies (Note 15)
Shareholder's equity:
Common stock, $0.01 par value; 300 million shares authorized, 225.1 million shares issued and outstanding at March 31, 2012 and September 30, 2011, respectively	2,251	2,251
Preferred stock, $0.01 par value; 100 million shares authorized, 1 million share issued and outstanding at March 31, 2012	10	—
Additional paid-in capital	238,741	227,379
Accumulated deficit	(222,985)	(205,568)

Total shareholder's equity of KCPC Intermediate Holdings, Inc.	18,017	24,062
Noncontrolling interest	549	668

Total shareholder's equity	18,566	24,730

Total liabilities and shareholder's equity	$483,097	$701,139

Note:
The balance sheet at September 30, 2011 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

See accompanying notes to consolidated interim financial statements

KCPC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended March 31,		Six Months Ended March 31,
Amounts in thousands	2012	2011	2012	2011
Revenues:
Parking	$86,001	$88,748	$176,216	$180,400
Management contract and other	46,277	44,032	93,613	90,183

	132,278	132,780	269,829	270,583
Reimbursement of management contracts	60,882	66,356	124,004	131,169

Total revenues	193,160	199,136	393,833	401,752
Costs and expenses:
Cost of parking	84,581	87,685	171,236	175,715
Cost of management contracts	32,092	31,822	63,594	64,175

	116,673	119,507	234,830	239,890
Reimbursed management contract expenses	60,882	66,356	124,004	131,169

Total costs of services	177,555	185,863	358,834	371,059
General and administrative	23,550	20,040	47,664	37,051
Property-related losses, net	1,367	1,212	12,361	1,217

Total costs and expenses	202,472	207,115	418,859	409,327

Operating loss	(9,312)	(7,979)	(25,026)	(7,575)
Other income (expense):
Interest income	103	169	278	393
Interest expense	(3,589)	(5,208)	(8,976)	(10,123)
Equity in (loss) earnings of partnerships and joint ventures	(1,686)	428	(1,260)	708

Total other income (expense)	(5,172)	(4,611)	(9,958)	(9,022)

Loss from continuing operations before income taxes	(14,484)	(12,590)	(34,984)	(16,597)
Income tax benefit	3,748	5,599	18,731	6,956

Loss from continuing operations	(10,736)	(6,991)	(16,253)	(9,641)
(Loss) income from discontinued operations, net of tax	(15)	420	238	1,019

Net loss	(10,751)	(6,571)	(16,015)	(8,622)
Less: Net income attributable to the noncontrolling interests	(618)	(146)	(1,402)	(768)

Net loss attributable to KCPC Intermediate Holdings, Inc.	$(11,369)	$(6,717)	$(17,417)	$(9,390)

See accompanying notes to consolidated interim financial statements

KCPC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	Six Months Ended March 31,
Amounts in thousands	2012	2011
Cash flows from operating activities:
Net loss	$(16,015)	$(8,622)
Income from discontinued operations	(238)	(1,019)

Loss from continuing operations	(16,253)	(9,641)
Adjustments to reconcile loss from continuing operations to net cash (used in) provided by operating activities—continuing operations:
Depreciation and amortization	15,001	15,184
Bad debt expense	(106)	605
Equity in loss (earnings) of partnerships and joint ventures	1,260	(708)
Distributions from partnerships and joint ventures	632	1,593
Property-related losses, net	12,361	1,147
Stock-based compensation	290	257
Deferred income taxes	(53,821)	(8,112)
Changes in operating assets and liabilities:
Management accounts receivable	(4,035)	58
Accounts receivable	(240)	540
Prepaid expenses and other assets	5,456	793
Accounts payable, accrued expenses and other liabilities	(4,805)	5,443
Management accounts payable	4,445	6,688
Refundable income taxes	39	6,335
Income taxes payable	23,934	386

Net cash (used in) provided by operating activities—continuing operations	(15,842)	20,568
Net cash provided by (used in) operating activities—discontinued operations	215	1,170

Net cash (used in) provided by operating activities	(15,627)	21,738

Cash flows from investing activities:
Proceeds from disposal of property and equipment	199,867	—
Change in restricted cash	15,190	974
Purchase of equipment and leasehold improvements	(3,885)	(3,648)
Collections of notes receivable	4,956	256

Net cash provided by (used in) investing activities—continuing operations	216,128	(2,418)
Net cash provided by investing activities—discontinued operations	15	3

Net cash provided by (used in) investing activities	216,143	(2,415)

Cash flows from financing activities:
Borrowings under revolving credit agreement	92,000	71,000
Repayments under revolving credit agreement	(102,000)	(55,000)
Principal repayments on long-term debt and capital lease obligations	(175,944)	(2,382)
Repurchase of rollover options	(118)	—
Repurchase of common stock	—	(150)
Redemption of subordinated debentures	—	(286)
Payment to noncontrolling interests	(1,521)	(476)

Net cash (used in) provided by financing activities	(187,583)	12,706

Net increase in cash and cash equivalents	12,933	32,029
Cash and cash equivalents at beginning of the period	25,972	15,946

Cash and cash equivalents at end of the period	$38,905	$47,975

Supplemental disclosures:
Non-cash transactions
Issuance of preferred stock	$11,200	$—
Cash paid during the period for:
Interest	$5,607	$7,756
Income taxes, net of refunds	$11,113	$6,155

See accompanying notes to consolidated interim financial statements

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(In thousands except for share and per share data, unaudited)

(1) Basis of Presentation

        Central Parking Corporation (the "Company") is a United States company incorporated in the State of Tennessee. The Company owns, operates and manages parking facilities and provides parking consulting services, primarily in the United States.

        On May 22, 2007, KCPC Holdings ("Holdings"), Inc., a new company formed by Kohlberg & Co., L.L.C. ("Kohlberg"), Lubert-Adler Real Estate Parallel Fund V, L.P. ("Lubert-Adler"), and Chrysalis Capital Partners, Inc. ("Versa"), entered into a stock purchase agreement to purchase all of the outstanding shares of capital stock of the Company (the "Acquisition"). Substantially all of the Company's business is conducted through either CPC PropCo, LLC ("PropCo") or the non-PropCo legal entities of the Company ("OpCo").

        The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

        In the opinion of management, all adjustments (consisting only of adjustments of a normal or recurring nature) considered necessary for a fair presentation of the financial position and results of operations have been included. All significant inter-company transactions have been eliminated in consolidation. Operating results for the three months ended and six months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2012. The financial statements presented in this report should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company consolidated financial statements for the year ended September 30, 2011.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are controlled by the Company through majority voting control. All significant intercompany accounts and transactions have been eliminated. Certain of the subsidiaries have noncontrolling stockholders. The amount of noncontrolling interest in equity is disclosed separately on the consolidated balance sheets and noncontrolling interest in earnings is disclosed separately on the consolidated statements of operations.

Investment in Partnerships and Joint Ventures

        The Company has ownership interests in various other partnerships, joint ventures or similar arrangements which operate parking facilities. The Company's ownership in such entities ranges from 12-50%. Such entities are accounted for using the equity method of accounting. The Company accounts for the 12% investment using the equity method due to its ability to exercise significant influence over the investee.

Reclassifications

        The Company disposed of, or designated as held-for-sale, certain properties during the quarter ended March 31, 2012. The operating results of those locations have been classified as discontinued operations on the consolidated statements of income for all periods presented. There is no effect on net income for all periods presented related to the reclassifications made for the discontinued

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(1) Basis of Presentation (Continued)

operations. Certain prior year amounts within this report have been reclassified to conform to the presentation adopted in the current year.

(2) Recently Issued Accounting Pronouncements

Accounting Standards Not Yet Adopted

        In May 2011, the FASB issued a new accounting standard related to amendments to achieve common fair value measurement and disclosure requirements. This guidance is effective for fiscal years beginning after December 15, 2011. The Company is currently evaluating how it will adopt this new guidance and the impact, if any, the adoption will have on future results of operations and financial condition.

        In June 2011, the FASB issued a new accounting standard on the presentation of comprehensive income. Under this guidance, entities have the option to present the components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance is effective for fiscal years beginning after December 15, 2011. The Company is currently evaluating how it will adopt this new guidance and the impact, if any, the adoption will have on future results of operations and financial condition. In December 2011, the FASB issued a related amendment which defers indefinitely the requirement to present components of reclassifications of other comprehensive income on the face of the income statement.

        In September 2011, the FASB issued a new accounting standard related to testing goodwill for impairment. The amendments provide entities with the option of performing a qualitative assessment before performing the first step of the two-step impairment test. If entities determine, on the basis of qualitative factors, it is not more likely that the fair value of the reporting unit is less than the carrying amount, then performing the two-step impairment test would be unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any. The amendment also provides entities with the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to the first step of the two-step impairment test. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, but early adoption is permitted. The Company is currently evaluating how it will adopt this new guidance and the impact, if any, the adoption will have on future results of operations and financial condition.

(3) Notes Receivable

        At March 31, 2012 and September 30, 2011, the Company had notes receivable totaling $2.2 million and $2.3 million, respectively, secured by an assignment of rents from the properties being leased. The notes are payable monthly, bear interest at a fixed rate of 7.0%, and mature September 2017. The Company also has equipment notes totaling $1.3 million and $1.6 million at March 31, 2012 and September 30, 2011, respectively, which bear interest at rates up to 10.0% and are due between 2011 and 2016. The remainder of the notes receivable consist of notes totaling $1.3 million and

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(3) Notes Receivable (Continued)

$1.5 million at March 31, 2012 and September 30, 2011, respectively, which bear interest at rates up to 6.0% and are due between 2013 and 2021.

        The Company had a combined note, originally from two additional notes receivable with related parties, of $4.4 million at September 30, 2011, which was secured by property that is adjacent to certain properties that the Company operates. This note was repaid in December 2011.

        Notes receivable are presented net of an allowance for doubtful accounts of $0.5 million and $0.4 million at March 31, 2012 and September 30, 2011, respectively in the accompanying consolidated balance sheets.

(4) Property, Equipment and Leasehold Improvements

        A summary of property, equipment and leasehold improvements and related accumulated depreciation and amortization is as follows (in thousands):

	March 31, 2012	September 30, 2011
	(Unaudited)
Leasehold improvements	$16,944	$15,380
Buildings and garages	67	75
Operating equipment	29,441	28,079
Furniture and fixtures	568	574
Equipment operated under capital lease	699	699

	47,719	44,807
Less accumulated depreciation and amortization	(28,963)	(26,420)

	18,756	18,387
Land	2,103	2,103

Property, plant and leasehold improvements, net	$20,859	$20,490

        Depreciation expense related to property, equipment and leasehold improvements included in continuing operations was $1.6 million and $3.2 million for the three months and six months ended March 31, 2012, respectively. Depreciation expense related to property, equipment and leasehold improvements included in continuing operations was $1.8 million and $3.8 million for the three months and six months ended March 31, 2011, respectively.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(5) Goodwill and Intangible Assets

        As March 31, 2012, the Company had the following goodwill and intangible assets (unaudited):

(in thousands)	Gross Carrying Amount	Accumulated Amortization / Impairment	Net Carrying Amount
Goodwill	$292,686	$97,422	$195,264

Management contracts—favorable	$130,554	$78,965	$51,589
Leasehold rights—favorable	34,166	17,990	16,176
Developed technology	22,164	17,766	4,398
Trade names	24,000	6,000	18,000

Total intangible assets	$210,884	$120,721	$90,163

        Goodwill and indefinite-life intangible assets are tested annually for impairment (June 30 testing date), and are tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. There was no change in the goodwill and indefinite-lived intangible asset balances during the three months and six months ended March 31, 2012.

        Amortization expense recognized in the three months and six months ended March 31, 2012 related to the above intangible assets totaled $5.8 million and $11.7 million, respectively. Amortization expense recognized in the three months and six months ended March 31, 2011 related to the above intangible assets totaled $5.8 million and $12.1 million, respectively. All definite-life intangible assets are amortized based on the pattern in which the asset is consumed.

        Unfavorable management and leasehold rights arising from the Acquisition are reflected in other liabilities on the accompanying consolidated balance sheets. The unamortized balance at March 31, 2012 and September 30, 2011 totaled $17.2 million and $19.2 million, respectively. Amortization of the unfavorable management and leasehold liabilities for the three months and six months ended March 31, 2012 were $1.0 million and $2.0 million, respectively. Amortization of the unfavorable management and leasehold liabilities for the three months and six months ended March 31, 2011 were $1.3 million and $2.7 million, respectively.

(6) Assets Held for Sale, Property-Related Gains, Net and Discontinued Operations

        (a)   Assets Held for Sale

        Long-lived assets meeting the criteria to be classified as held for sale are presented separately in the asset section of the consolidated balance sheet. At March 31, 2012, Assets held for sale included certain land and buildings at their fair value less cost to sell of $0.3 million.

        (b)   Property-Related Gains (Losses), Net

        The Company periodically disposes of or recognizes impairment related to owned properties, leasehold improvements, contract rights, lease rights and other long-term deferred expenses due to various factors, including economic considerations, unsolicited offers from third parties, loss of contracts and condemnation proceedings initiated by local government authorities. Leased and managed properties are also periodically evaluated and determinations may be made to sell or exit a lease obligation.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(6) Assets Held for Sale, Property-Related Gains, Net and Discontinued Operations (Continued)

        During the six months ended March 31, 2012, the Company disposed of 20 PropCo properties for net proceeds of $199.5 million. These properties were included in assets held for sale at September 30, 2011 and had been adjusted to their fair value less costs to sell as of that date. The Company entered into management agreements with five of these properties and signed lease agreements for the parking-related portions of 13 of these properties.

        In connection with this transaction, the Company authorized 100 million shares of Preferred Stock and issued 1 million shares to Lubert-Adler for a fair value of $11.2 million. This fair value was determined using the discounted cash flow method based on the present value of the expected future cash flows associated with the preferred stock using a discount rate based on market data on similar equity yields and a holding period commensurate with an estimated closing date of the merger. These shares are non-voting, non-priority shares that can receive up to $11.2 million of consideration in the event of a future transaction, liquidation, or dividend and were issued in consideration for the retirement of Lubert-Adler's purchase option as part of the transaction. As such, the Company recorded this $11.2 million as a charge related to the transaction and included in property-related losses for the six months ended March 31, 2012. Additionally, the Company removed the unamortized portion of the purchase option of $9.0 million from its consolidated balance sheet as of December 31, 2011, as well as a related guarantee in the same amount that was retired upon repayment of the debt.

        The net property-related losses for the three months ended March 31, 2012 consisted of $1.8 million of losses, offset by $0.4 million of gains. The net property-related losses for the six months ended March 31, 2012 consisted of $12.8 million of losses, offset by $0.4 million of gains. The net property-related losses for the three months ended March 31, 2011 consisted of $1.2 million of losses, offset by $1 thousand of gains. The net property-related losses for the six months ended March 31, 2011 consisted of $1.2 million of losses, offset by $7 thousand of gains.

        (c)   Discontinued Operations

        The Company has either disposed of, or designated as held-for-sale, certain locations which meet the classification as discontinued operations.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(6) Assets Held for Sale, Property-Related Gains, Net and Discontinued Operations (Continued)

        The components of discontinued operations reflected on the accompanying consolidated statements of operations are as follows (in thousands):

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Discontinued operations:
Total revenues	$502	$4,007	$2,390	$9,046

Total expenses excluding property-related losses, net and income taxes	(418)	(3,540)	(1,962)	(7,761)
Property-related (losses) gains, net	(6)	(6)	(6)	35
Income tax expense	(93)	(41)	(184)	(301)

Income from discontinued operations, net of tax	$(15)	$420	$238	$1,019

        The net property-related gains consisted of $15 thousand of gains, offset by $21 thousand of losses for both the three months and six months ended March 31, 2012. The net property-related gains consisted of $33 thousand of gains, offset by $39 thousand of losses for the three months ended March 31, 2011. The net property-related gains consisted of $79 thousand of gains, offset by $44 thousand of losses for the six months ended March 31, 2011.

(7) Long-Term Debt and Capital Lease Obligations

        Long-term debt and capital lease obligations consisted of the following (in thousands):

	March 31, 2012	September 30, 2011
	(Unaudited)
Senior credit facilities:
First lien credit facility term note payable	$147,144	$149,115
Second lien credit facility term note payable	50,000	50,000
Revolving credit facility	19,000	29,000
Mortgage loan agreement	—	127,695
Mezzanine loan agreement	—	46,188
Other notes payable	80	128
Capital lease obligations	624	666

Total obligations	216,848	402,792
Less current portion	(1,778)	(177,251)

Total long-term obligations, less current portion	$215,070	$225,541

        On May 22, 2007, the Company entered into the First Lien Credit Facility initially providing for an aggregate availability of up to $370 million consisting of a six-year $80 million revolving loan,

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(7) Long-Term Debt and Capital Lease Obligations (Continued)

$55 million for funded letters of credit, and a $235 million seven-year term loan. The facility is secured by a first priority lien on substantially all of the Company's assets, including a pledge of all of the equity interests of each of its domestic subsidiaries (other than unrestricted subsidiaries) and 65% of all the equity interests of each of its first-tier foreign subsidiaries. The First Lien Credit Facility bears interest at a base rate or LIBOR Rate plus a tier-based margin dependent upon certain financial ratios. The weighted average margin as of March 31, 2012 was 2.24% (base rate plus 1.25% or LIBOR Rate plus 2.25%). The amount outstanding under the Company's First Lien Credit Facility at March 30, 2012 and September 30, 2011 was $166.1 million and $178.1 million, respectively, of which $19.0 million and $29.0 million was related to the revolving loan facility and $147.1 million and $149.1 million related to the term loan, with an overall weighted average interest rate of 2.73%, and 2.73%. The aggregate availability under the revolving loan component of the First Lien Credit Facility was $26.0 million and $21.0 million at March 31, 2012 and September 30, 2011, respectively. The revolving loan is due May 22, 2013. The term loan is required to be repaid in quarterly payments of $389,334 on the last day of March, June, September, and March, commencing June 30, 2010, through and including March 31, 2014 with the balance due May 22, 2014. Amounts repaid cannot be reborrowed. Letters of credit outstanding at March 31, 2012 and September 30, 2011 totaled $51.3 million and $51.9 million, respectively. On March 21, 2009 and August 13, 2010, the First Lien Credit Facility was amended, to change certain financial leverage ratios the Company is required to meet. The amendments also reduced the maximum revolver commitment from $80.0 million to $60.0 million and $60.0 million to $55.0 million, respectively. As of September 30, 2011, the August 13, 2010 amendment reduced the maximum revolver commitment to $50.0 million. The commitment will be further reduced at March 31, 2012 to $45.0 million and at September 30, 2012 to $40.0 million.

        On May 22, 2007, the Company also entered into the Second Lien Credit Facility providing for a $50 million, seven and one-half-year term loan. The facility is secured by a second priority lien on substantially all of its assets, including a pledge of all of the equity interests of each of its domestic subsidiaries (other than unrestricted subsidiaries) and 65% of all the equity interests of each of its first-tier foreign subsidiaries. The Second Lien Credit Facility bears interest at a base rate or LIBOR Rate plus a tier-based margin dependent upon certain financial ratios. The weighted average margin at both March 31, 2012 and September 30, 2011 was 4.5%. The amount outstanding under the Company's Second Lien Credit Facility was $50 million at both March 31, 2012 and September 30, 2011 with an overall weighted average interest rate of 4.8% and 4.8%, respectively. The term loan does not require scheduled principal repayments, but is required to be repaid in full on or before November 22, 2014.

        Both the First and Second Lien Credit Facilities require mandatory prepayments in various situations, including in the event of asset sales, the receipt of insurance or condemnation proceeds, and the issuance of new indebtedness. The Second Lien Credit Facility also provides for mandatory prepayments based on annual excess cash flow triggers. The Company made a payment of $1.6 million in fiscal year 2012 related to excess cash flow. No payments were required for previous years. Both facilities contain provisions which, among other things, limit the Company's ability to (i) incur additional indebtedness, (ii) make acquisitions and capital expenditures, (iii) sell assets, (iv) create liens or other encumbrances, (v) make certain payments and dividends, and (vi) merge or consolidate. In addition, both facilities contain borrower representations and warranties provisions, including material adverse change clauses. Finally, the Company is required to maintain certain specified financial ratios and tests under the facilities.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(7) Long-Term Debt and Capital Lease Obligations (Continued)

        In connection with the sale of the PropCo properties, the Company paid off all the outstanding balances related to the Mortgage and Mezzanine loans.

        The Company is in compliance with its financial covenant as of March 31, 2012.

        The Company also has other notes payable and capital lease obligations outstanding totaling $0.7 million and $0.8 million at March 31, 2012 and September 30, 2011, respectively. These notes are secured by real estate and equipment and bear interest at fixed rates ranging from 6.3% to 7.0%.

        The terms of the First Lien Credit Facility require the proceeds from asset dispositions be used to permanently reduce either the term note borrowings or the revolver capacity unless net proceeds (as defined) are reinvested in similar assets within 360 days. In any event, the Company is required to repay the revolver outstanding indebtedness pending the Company's decision to reinvest such sale proceeds in qualifying assets.

(8) Subordinated Convertible Debentures

        The Company has Subordinated Convertible Debentures ("Convertible Debentures") that prior to the Acquisition, were convertible at the option of the holder thereof into shares of Company common stock. As a result of the Acquisition, the subordinated debenture holders no longer have the right to convert the Convertible Debentures to common stock of the Company, but do have the right to redeem the Convertible Debentures for $19.18 cash per share upon their stated maturity (April 1, 2028) or upon acceleration or earlier repayment of the Convertible Debentures. During the three months and six months ended March 31, 2011, redemptions totaling $0.2 million and $0.3 million occurred, respectively. There were no redemptions during the three months or six months ended March 31, 2012. Approximately $1.3 million (redemption value) Convertible Debentures remain outstanding at March 31, 2012.

(9) Income Taxes

        For the three months ended March 31, 2012, the Company recognized an income tax benefit from continuing operations inclusive of noncontrolling interests of $3.7 million on pre-tax losses of $14.5 million compared to $5.5 million income tax benefit on pre-tax losses of $12.6 million for the three months ended March 31, 2011. For the six months ended March 31, 2012, the Company recognized an income tax benefit from continuing operations inclusive of noncontrolling interests of $18.7 million on pre-tax losses of $35.0 million compared to $7.0 million income tax benefit on pre-tax losses of $16.6 million for the six months ended March 31, 2011. The effective tax rate was approximately 51.5% for the six months ended March 31, 2012 compared to approximately 40.1% for the six months ended March 31, 2011.

        During the first quarter ended December 31, 2011, the Company restructured certain of its legal entities through a series of legal entity conversions and mergers. The restructuring reduced the number of legal entities and eliminated the need for various intercompany transactions. The restructuring was initiated upon Board approval in the first quarter. These activities resulted in a reduction in state tax return filings and a change in overall state apportionment factors, resulting in an increase to the effective tax rate for fiscal year 2012.

        During the quarter ended March 31, 2012, the Company was evaluating alternative acceptable filing positions for certain prior state income tax returns. The Company performed a quantitative

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(9) Income Taxes (Continued)

analysis during the quarter ended March 31, 2012 in order to determine the cumulative effect of consistently applying the alternative filing positions on open tax years. While the Company believes there is more than one acceptable filing position, it is common practice that positions taken on tax returns be consistently applied. The change in estimated income tax was recorded in the quarter ended March 31, 2012, concurrent with the timing of the Company making the decision to change its historical filing positions. Although the alternative filing position increases taxable income for the open tax years, the Company expects an overall current and future benefit from this filing position.

(10) Shareholders' Equity

	Number of Common Shares	Number of Preferred Shares	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Non- controlling Interest	Total
Balance at September 30, 2011	225,100	—	$2,251	$—	$227,379	$(205,568)	$668	$24,730

Stock-based compsensation expense	—	—	—	—	290	—	—	290
Issuance of preferred stock	—	1,000	—	10	11,190	—	—	11,200
Repurchase of rollover options	—	—	—		(118)	—	—	(118)
Net income from noncontrolling interests, net of distributions	—	—	—	—	—	—	(119)	(119)
Comprehensive loss:
Net loss	—	—	—	—	—	(17,417)	—	(17,417)

Total comprehensive loss	—	—	—	—	—	—	—	(17,417)

Balance March 31, 2012	225,100	1,000	$2,251	$10	$238,741	$(222,985)	$549	$18,566

(11) Stock-Based Compensation

  (a)
  2007 Equity Incentive Plan

        In May 2007, Holdings approved the 2007 Equity Incentive Plan (the "Plan"). Under the Plan, options to purchase shares of Holdings may be granted to officers, employees and directors and non-employees of the Company. A total of 22,627,463 common shares had been reserved for issuance under the Plan. On May 22, 2007, Holdings granted 1.5 million stock options to non-employees for services rendered to the Company over the vesting period.

        Under the Plan, Holdings has granted three types of options: (1) time-based options, (2) performance-based options, and (3) options that vest upon a change of control event, subject to having achieved certain performance targets. The time-based options generally vest over a one to four year period based on continued service during the vesting period. The performance-based awards vest over a four year period based on continued service during the vesting period and upon the Company's operating results meeting certain pre-established targets. Compensation expense on performance based option awards is recorded based on the probability of achieving the performance targets. All options generally expire ten years after the original date of grant.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(11) Stock-Based Compensation (Continued)

        During the three months ended March 31, 2012, the Company recognized $0.2 million of compensation expense related to the stock options and recognized a deferred tax expense of $57 thousand. During the three months ended March 31, 2011, the Company recognized $0.2 million of compensation expense related to the stock options and recognized a deferred tax expense of $58 thousand. During the six months ended March 31, 2012, the Company recognized $0.3 million of compensation expense related to the stock options and recognized a deferred tax expense of $0.1 million. During the six months ended March 31, 2011, the Company recognized $0.3 million of compensation expense related to the stock options and recognized a deferred tax expense of $0.1 million. As of March 31, 2012 and March 31, 2011, there was approximately $0.8 million and $1.2 million, respectively, of unrecognized compensation costs related to stock options which are expected to be recognized over a period of approximately 3 years.

        There were no options granted during the three months and six months ended March 31, 2012. During the three months ended March 31, 2011, 0.3 million options were granted. During the six months ended March 31, 2011, 7.2 million options were granted.

  (b)
  Rollover Options

        In May 2007, Holdings approved a plan for certain senior executives to rollover options from the Company prior to the Acquisition to Holdings. Certain options to acquire common stock of the Company were converted into 2,712,809 options in Holdings at the Acquisition date ("Rollover Options"). As of March 31, 2012 and September 30, 2011, 602,224 and 837,424 of the Rollover Options granted are outstanding, respectively. Such options were fully vested at grant date and carry the same contractual term as the exchanged options. All Rollover Options have an exercise price of $0.25 and a weighted average remaining contractual term of 3.8 years. As the Rollover Options were fully vested at the grant date, no compensation expense will be recognized by the Company related to such options. The fair value of such options was included as a component of the Acquisition purchase price.

        The estimated weighted average grant date fair value of the Rollover Options granted was $0.62. The fair value of the options was estimated using the Black-Scholes-Merton option pricing model with the following assumptions: weighted average volatility of 47%, weighted average risk free rate of 4.77%, and a weighted average expected term of 6.6 years. The expected volatility was based on the Company's historic volatility for a period equal to the expected term of the options as of the grant date with consideration given to the impact of the change in the financial leverage of the Company. The risk free rate represents an amount equal to the rate of a U.S. treasury note with a maturity date corresponding to the expected term of the options. The fair value of the options also considered a 21% discount to the fair value of the underlying shares resulting from post-vesting restrictions. This discount was estimated by using the Black-Scholes-Merton model to estimate the fair value of protective put options with similar characteristics and then reducing the fair value of the underlying shares accordingly.

        Upon termination of employment, common stock which had been acquired by exercise of any stock options is subject to a call option of Holdings at the fair value of such common stock, except in the instance that a termination for cause occurs, in which case the call option price is the lower of fair value or original exercise price. Furthermore, any common shares issued upon exercise of stock options may not be transferred in the absence of an effective registration statement. During the six months ended March 31, 2012, the Company repurchased $0.1 million in rollover stock options from a severed employee.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(12) Employee Benefit Plans

        The Company has a Profit-Sharing and 401(k) Savings Plan that allows eligible participants to make pretax contributions, receive Company 401(k) match contributions, and participate in discretionary Company profit-sharing contributions. Employees 20 years or older may participate in the Plan after one year of continuous service, if the employee was employed prior to reaching age 65. Participants' contributions, Company 401(k) match contributions, and earnings thereon immediately vest. Company profit-sharing contributions are 100% vested after five years of continuous service. Company expense associated with this plan was $0.5 million and $0.5 million for the three months ended March 31, 2012 and 2011, respectively. Company expense associated with this plan was $1.0 million and $1.1 million for the six months ended March 31, 2012 and 2011, respectively.

        The Company has incentive compensation agreements with certain key employees. Participating employees receive an annual bonus based on profitability of the operations and other factors for which they are responsible. Incentive compensation expense is accrued during the year based upon management's estimate of amounts earned under the related agreements. Incentive compensation under all such agreements was approximately $(0.1) million and $0.8 million for the three months and six months ended March 31, 2011. During the three months and six months ended March 31, 2012, no incentive compensation under all such agreements was paid.

(13) Related Parties

        The Company entered into a Management Agreement in 2007 with Kohlberg, Lubert-Adler, and Versa, (the "Managers"), whereby the Managers will provide certain ongoing management and advisory services to Holdings, their affiliates and any other subsidiary which the Company may directly or indirectly acquire subsequent to the Acquisition.

        Management fees incurred by the Company, exclusive of out-of-pocket expenses during the three months and six months ended March 31, 2012 and 2011 totaled $0.4 million for both quarters, and $0.8 million for both six month periods, and are included in general and administrative expenses in the accompanying consolidated statements of operations. Also see Note 3 for a discussion on the Company's notes receivable to related parties.

        The Company has various operating contracts with a related party. These contracts, which are believed to be at market values, totaled $0.2 million and $0.4 million for the three months and six months ended March 31, 2012, respectively and $0.6 million and $0.9 million for the three months and six months ended March 31, 2011, respectively, and are included in cost of parking in the accompanying consolidated statements of operations.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(14) Fair Value of Financial Instruments

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, a three level hierarchy for inputs is used. These levels are:

•	Level 1—quoted prices (unadjusted) for an identical asset or liability in an active market.
•

Level 2—quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

•	Level 3—unobservable and significant to the fair value measurement of the asset or liability.

        The Company categorizes methods used in its goodwill and intangible assets impairment tests as Level 3. The Company discloses the fair values of financial instruments for which it is practical to estimate the value. Fair value disclosures exclude certain financial instruments such as trade receivables and payables when carrying values approximate the fair value. The fair values of the financial instruments are estimates based upon current market conditions and quoted market prices for the same or similar instruments as of March 31. The Company has variable rate long-term debt (a revolving line of credit and term loans) with varying base rates plus a credit spread. The fair value of this long-term debt, determined by using a discounted cash flow approach, was $196.4 million as of March 31, 2012. The Company considers this a Level 3 instrument.

(15) Contingencies

        The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to those proceedings and claims will not have a material adverse effect on the financial position or liquidity of the Company, but could have a material effect on the results of operations in a given reporting period. Where the Company believes that a loss is both probable and estimable, such amounts have been recorded in the consolidated financial statements. For other pending or threatened lawsuits, management has determined that it is at least reasonably possible that the Company will incur additional losses of up to $1.4 million upon resolution of certain matters. The Company does not consider losses from its remaining litigation to be estimable due to the early stages of those matters.

        The Company has employment and severance agreements with certain employees which require payments by the Company upon the occurrence of certain events. These payments could potentially be material to the financial statements; however, the Company believes the likelihood of such events occurring, other than those related to the merger described below, is remote.

(16) Merger

        In February 2012, the Company entered into an Agreement and Plan of Merger with Standard Parking Corporation ("Standard"). Upon consummation of the Agreement, the Company will be a wholly owned subsidiary of Standard. The Agreement calls for the Company's shareholders to receive up to 6,161,334 shares of the common stock of Standard upon closing and up to $27.0 million in cash on the third anniversary of closing. This consideration is subject to adjustments under the terms of the Agreement. The Agreement contains customary representations, warranties, and covenants of the Company and Standard, including, among others, covenants of the companies not to engage in certain significant actions without the prior written consent of the other party. The Agreement includes

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

(In thousands except for share and per share data, unaudited)

(16) Merger (Continued)

indemnifications for certain items as well as provisions for termination rights should the Agreement be terminated. The merger will be contingent on the approval of the shareholders of Standard and other regulatory clearances. A proxy describing the transaction was filed with the Securities Exchange Commission on April 27, 2012.

(17) Subsequent Events

        In May 2012, the Company received notification of a decision by an arbitration panel related to litigation in process as of March 31, 2012. Under the terms of the arbitration, the Company must relinquish its ownership interests in one of its joint ventures and pay damages in the amount of $0.2 million. In addition, the Company may be liable for plaintiff's attorney fees, but the amount of such fees is not currently estimable. Accordingly, the Company has recorded a liability equal to the book value of the investment of $2.0 million within other liabilities and $0.2 million within accrued expenses in the accompanying consolidated balance sheets as of March 31, 2012. The Company recorded this charge within equity in earnings of partnerships and joint ventures in the accompanying consolidated statements of operations for the three and six months ended March 31, 2012.

Report of Independent Auditors

To the Board of Directors and Shareholders of
KCPC Holdings, Inc. and Subsidiaries

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of KCPC Holdings, Inc. and its subsidiaries at September 30, 2011 and September 30, 2010 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Nashville, Tennessee
March 29, 2012

KCPC HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
(Amounts in thousands, except for share and per share data)	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$25,972	$15,946
Restricted cash	21,608	23,070
Management accounts receivable, net of allowance for doubtful accounts of $976 and $1,041, respectively	44,341	49,474
Accounts receivable, net of allowance for doubtful accounts of $715 and $925, respectively	8,829	9,895
Current portion of notes receivable	5,753	990
Prepaid expenses and other assets	21,043	16,702
Assets held for sale	201,540	—
Refundable income taxes	5,789	13,723
Deferred income taxes	19,113	24,016

Total current assets	353,988	153,816
Notes receivable, less current portion	3,659	8,525
Property, equipment, and leasehold improvements, net	20,490	283,046
Intangible assets, net	101,858	136,235
Goodwill	195,264	214,852
Investment in and advances to partnerships and joint ventures	3,141	2,900
Other assets	22,739	28,122

Total assets	$701,139	$827,496

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$177,251	$1,620
Trade accounts payable	26,907	26,591
Book overdrafts	22,823	22,834
Accrued payroll and related costs	19,810	24,753
Accrued expenses	72,056	66,408
Management accounts payable	27,168	25,653
Subordinated convertible debentures	1,254	1,641

Total current liabilities	347,269	169,500
Long-term debt and capital lease obligations, less current portion	225,541	407,094
Deferred income taxes	40,189	86,000
Other liabilities	63,410	71,729

Total liabilities	676,409	734,323
Commitments and contingencies (Notes 11 and 16)
Shareholders' equity:
Common stock, $0.01 par value; 300 million shares authorized, 225.1 million, and 225.3 million shares issued and outstanding at September 30, 2011 and 2010, respectively	2,251	2,253
Additional paid-in capital	227,379	226,996
Accumulated deficit	(205,568)	(136,798)

Total shareholders' equity of KCPC Holdings, Inc.	24,062	92,451
Noncontrolling interest	668	722

Total shareholders' equity	24,730	93,173

Total liabilities and shareholders' equity	$701,139	$827,496

See accompanying notes to consolidated financial statements.

KCPC HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)	Year Ended September 30, 2011	Year Ended September 30, 2010	Year Ended September 30, 2009
Revenues:
Parking	$371,314	$359,726	$376,780
Management contract and other	186,568	178,241	169,585

	557,882	537,967	546,365
Reimbursement of management contract expenses	266,980	261,935	299,125

Total revenues	824,862	799,902	845,490
Costs and expenses:
Cost of parking	359,165	361,790	366,809
Cost of management contracts	126,312	121,392	106,879

	485,477	483,182	473,688
Reimbursed management contract expenses	266,980	261,935	299,125

Total cost of services	752,457	745,117	772,813
General and administrative	73,157	68,489	63,486
Property-related losses (gains), net	1,510	506	(5,114)
Long-lived asset impairment	61,956	3,982	6,922
Goodwill and indefinite-lived asset impairment	20,588	81,580	—

Total costs and expenses	909,668	899,674	838,107

Operating (loss) income	(84,806)	(99,772)	7,383
Other income (expense):
Interest income	761	1,131	1,364
Interest expense	(20,064)	(17,065)	(23,211)
Equity in earnings of partnerships and joint ventures	1,513	1,257	1,264

Total other income (expense):	(17,790)	(14,677)	(20,583)

Loss from continuing operations before income taxes	(102,596)	(114,449)	(13,200)
Income tax benefit	39,459	14,435	8,152

Loss from continuing operations	(63,137)	(100,014)	(5,048)
Loss from discontinued operations, net of tax	(3,267)	(377)	(1,431)

Net loss	(66,404)	(100,391)	(6,479)
Less: Net income attributable to the noncontrolling interests	(2,366)	(1,881)	(2,254)

Net loss attributable to KCPC Holdings, Inc.	$(68,770)	$(102,272)	$(8,733)

See accompanying notes to consolidated financial statements.

KCPC HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

and COMPREHENSIVE LOSS

(Amounts in thousands)	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss), net	Accumulated Deficit	Noncontrolling Interest	Total
Balance at September 30, 2008	225,300	$2,253	$228,643	$56	$(22,049)	$572	$209,475
Stock-based compensation expense	—	—	(553)	—	—	—	(553)
Net income from noncontrolling Interests, net of distributions	—	—	—	—	—	(96)	(96)
Noncontrolling interests held for sale	—	—	—	—	—	(49)	(49)
Comprehensive loss:
Net loss	—	—	—	—	(8,733)	—	(8,733)
Foreign currency translation adjustment	—	—	—	(4)	—	—	(4)
Total comprehensive loss	—	—	—	—	—	—	(8,737)

Balance at September 30, 2009	225,300	2,253	228,090	52	(30,782)	427	200,040
Stock-based compensation expense	—	—	262	—	—	—	262
Repurchase of rollover options	—	—	(1,356)	—	—	—	(1,356)
Net income from noncontrolling Interests, net of distributions	—	—	—	—	—	776	776
Noncontrolling interests held for sale	—	—	—	—	—	(481)	(481)
Comprehensive loss:
Net loss	—	—	—	—	(102,272)	—	(102,272)
Adoption of accounting for uncertain tax positions	—	—	—	—	(3,744)	—	(3,744)
Foreign currency translation adjustment	—	—	—	(52)	—	—	(52)
Total comprehensive loss	—	—	—	—	—	—	(106,068)

Balance at September 30, 2010	225,300	2,253	226,996	—	(136,798)	722	93,173

Stock-based compensation expense	—	—	531	—	—	—	531
Repurchase and retirement of common Stock	(200)	(2)	(148)	—	—	—	(150)
Net income from noncontrolling interests, net of distributions	—	—	—	—	—	(54)	(54)
Comprehensive loss:
Net loss	—	—	—	—	(68,770)	—	(68,770)
Total comprehensive loss	—	—	—	—	—	—	(68,770)

Balance at September 30, 2011	225,100	$2,251	$227,379	$—	$(205,568)	$668	$24,730

See accompanying notes to consolidated financial statements.

KCPC HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)	September 30, 2011	September 30, 2010	September 30, 2009
Cash flows from operating activities:
Net loss	$(66,404)	$(100,391)	$(6,479)
Loss from discontinued operations	3,267	377	1,431

Loss from continuing operations	(63,137)	(100,014)	(5,048)
Adjustments to reconcile loss from continuing operations to net cash (used in) provided by operating activities—continuing operations:
Depreciation and amortization	30,472	30,256	35,274
Settlement of notes receivable	—	1,235	—
Bad debt expense	708	2,031	501
Equity in earnings of partnerships and joint ventures	(1,513)	(1,257)	(1,264)
Distributions from partnerships and joint ventures	2,254	1,081	1,207
Property-related losses (gains), net	1,510	506	(5,114)
Long-lived asset impairment	61,956	3,982	6,922
Goodwill and indefinite-lived asset impairment	20,588	81,580	—
Stock-based compensation	531	262	(553)
Deferred income taxes	(38,540)	(12,589)	(18,407)
Changes in operating assets and liabilities:
Management accounts receivable	4,764	(2,664)	689
Accounts receivable	970	183	7,476
Prepaid expenses and other assets	(3,945)	968	1,096
Accounts payable, accrued expenses and other liabilities	(2,608)	16,722	202
Management accounts payable	1,515	(2,046)	12,333
Refundable income taxes	7,934	(12,756)	(4,504)
Income taxes payable	(2,368)	(16,287)	(7,740)

Net cash provided by (used in) operating activities—continuing Operations	21,091	(8,807)	23,070
Net cash provided by operating activities—discontinued operations	3,940	2,159	4,046

Net cash provided by (used in) operating activities	25,031	(6,648)	27,116

Cash flows from investing activities:
(Payments) proceeds from disposal of property and equipment	(214)	167	14,109
Change in restricted cash	1,462	(1,643)	5,377
Purchases of equipment and leasehold improvements	(6,531)	(10,798)	(11,235)
Purchases of contract rights and developed technology	—	(391)	—
Advances under notes receivable	(255)	(473)	(628)
Other investing activities	17	66	(63)

Net cash (used in) provided by investing activities—continuing Operations	(5,521)	(13,072)	7,560
Net cash provided by investing activities—discontinued operations	655	3	14,151

Net cash (used in) provided by investing activities	(4,866)	(13,069)	21,711

Cash flows from financing activities:
Borrowings under revolving credit agreement	123,000	152,000	95,000
Repayments under revolving credit agreement	(126,000)	(131,000)	(101,000)
Proceeds from issuance of notes payable	—	—	271
Debt issuance costs	(1,100)	(5,371)	—
Principal repayments on long-term debt	(3,621)	(8,556)	(19,799)
Repurchase of common stock	(150)	—	—
Repurchase of rollover options	—	(1,356)	—
Redemption of subordinated debentures	(387)	(336)	(677)
Payment to noncontrolling interests	(1,881)	(675)	(732)

Net cash (used in) provided by financing activities—continuing operations	(10,139)	4,706	(26,937)
Net cash used in financing activities—discontinued operations	—	—	(24,541)

Net cash (used in) provided by financing activities	(10,139)	4,706	(51,478)

Effect of exchange rate changes on cash	—	(52)	58

Net increase (decrease) in cash and cash equivalents	10,026	(15,063)	(2,593)
Cash and cash equivalents at beginning of period	15,946	31,009	33,602

Cash and cash equivalents at end of period	$25,972	$15,946	$31,009

Non-cash transactions:
Receipt of land and building for settlement of note receivable	$—	$1,250	$—
Capital expenditures funded by capital lease obligation	$699	$—	$—
Asset retirement obligation included in property, plant and equipment	$905	$—	$—
Cash payments for:
Interest	$15,882	$15,081	$19,197
Income taxes, net of refunds	$(6,532)	$5,957	$19,195

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except for share and per share data)

(1) Description of the Business

        Central Parking Corporation (the "Company") is a United States company incorporated in the State of Tennessee. The Company owns, operates and manages parking facilities and provides parking consulting services, primarily in the United States.

        On May 22, 2007, KCPC Holdings ("Holdings"), Inc., a new company formed by Kohlberg & Company, L.L.C. ("Kohlberg"), Lubert-Adler Real Estate Parallel Fund V, L.P. ("Lubert-Adler"), and Chrysalis Capital Partners, Inc. ("Versa"), entered into a stock purchase agreement to purchase all of the outstanding shares of capital stock of the Company (the "Acquisition"). In connection with the Acquisition, and effective May 22, 2007, the Company repaid all of its outstanding 2003 Senior Credit Facility, the $12.7 million note of a limited liability company of which the Company is the sole shareholder, and made certain payments related to the Acquisition. These payments were financed with the equity proceeds of $225 million, proceeds of a $370 million First Lien Credit Facility, a $50 million Second Lien Credit Facility, a $310 million Mortgage Loan and a $105 million Mezzanine Loan. See Notes 4 and 9 for additional information related to the Acquisition and the financing thereof.

        Pursuant to the aforementioned loan agreements dated May 22, 2007, substantially all of the Company's business is conducted through either CPC PropCo, LLC ("PropCo") or the non-PropCo legal entities of the Company ("OpCo"). Borrowings under the Mortgage Loan Agreement and the Mezzanine Loan Agreement are obligations of the individual subsidiaries of PropCo. Borrowings under the First Lien Credit Facility and the Second Lien Credit Facility are the obligations of OpCo. The loan agreements restrict the payment of distributions between the entities.

        As of September 30, 2011, 2010 and 2009, the Company managed 1,427, 1,359, and 1,390 locations, leased 801, 838 and 865 locations and owned 26, 32, and 32 locations, respectively. The operations of these locations are included in these consolidated financial statements.

(2) Summary of Significant Accounting Policies

        A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:

  (a)
  Revenues

        Parking revenues include the parking revenues from leased and owned locations. Management contract and other revenues primarily represent revenues (both fixed and performance-based fees) from facilities managed for other parties and miscellaneous fees for accounting, insurance and other ancillary services such as consulting and transportation management services. Parking revenues from transient parking are recognized as cash is received. Parking revenues from monthly parking customers, fixed fee management contract revenues and miscellaneous management fees are recognized on a monthly basis as earned. Management contract revenues related to performance-based arrangements are recognized when the performance measures have been met.

        The Company recognizes as both revenues and expenses, in equal amounts, costs incurred by the Company that are directly reimbursed from its management clients. The Company has determined it is the principal in these transactions based on the collective weight of the indicators for gross revenue reporting. Such indicators include providing its own employees to staff managed locations, reasonable latitude in many instances in establishing pricing, discretion in supplier selection and also assumes full credit risk for amounts due from its customers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

  (b)
  Cash and Cash Equivalents

        The Company considers cash and cash equivalents to include cash on hand, in banks, and short-term, highly liquid investments with original maturities of three months or less. The Company anticipates no losses as a result of counterparty risk on these instruments. Book overdraft balances resulting from zero balance type accounts at both September 30, 2011 and 2010 totaled $22.8 million and are reflected separately on the accompanying consolidated balance sheets. The Company accounts for the change in book overdraft positions as operating cash flows in the accompanying consolidated statements of cash flows.

  (c)
  Restricted Cash

        Restricted cash is primarily comprised of monies required to be maintained in separate Company-owned bank accounts pursuant to the loan agreements discussed in Note 9. The Mortgage and Mezzanine loan agreements require the Company to establish various cash management accounts into which all cash inflows associated with parking facilities owned by PropCo are required to be deposited. Such funds are transferred to various Company-owned bank accounts which are controlled by the lenders, with the Company having no discretion over the use of the funds. At September 30, 2011 and 2010, such restricted cash totaled $16.1 million and $16.4 million, respectively, and is classified as current or noncurrent on the accompanying consolidated balance sheet based on the nature of the restriction, when the funds are expected to be utilized by the Company and for what purpose. Such monies are pledged to the lenders to secure the Company's performance under the loan agreements. In addition, approximately $5.5 million and $6.7 million of the restricted cash at September 30, 2011 and 2010, respectively, relates to monies required to be maintained in separate Company-owned bank accounts pursuant to certain parking management contracts and used solely for the operation of such facilities. The monies from these separate Company-owned bank accounts related to management clients also include amounts due from credit card transactions due to the requirement to separate all funds from the Company. These monies are classified as a current asset on the accompanying consolidated balance sheet as they are expected to be used within one year.

  (d)
  Management Accounts Receivable

        Management accounts receivable are recorded at the amount earned from third parties for management fees and reimbursements of expenses paid on behalf of clients. The Company reports management accounts receivable net of an allowance for doubtful accounts to represent its estimate of the amount that ultimately will be realized in cash. The Company reviews the adequacy of its allowance for doubtful accounts on an ongoing basis using historical collection trends, analyses of receivable portfolios by region and by source, aging of receivables, as well as review of specific accounts, and makes adjustments in the allowance as necessary. Changes in economic conditions, particularly in the Northeast and Mid-Atlantic United States, could have an impact on the collection of existing receivable balances or future allowance considerations.

  (e)
  Management Accounts Payable

        Management accounts payable are recorded at the amount owed to third parties for revenue collections in excess of management fees and expenses paid on behalf of clients.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

  (f)
  Accounts Receivable

        Accounts receivable are recorded at the amount earned from monthly parking customers, credit card transactions from parking revenue or other entities that contract with the company for parking at our owned and leased locations. The Company reports accounts receivable net of an allowance for doubtful accounts to represent its estimate of the amount that ultimately will be realized in cash. The Company reviews the adequacy of its allowance for doubtful accounts on an ongoing basis using historical collection trends, analyses of receivable portfolios by region and by source, aging of receivables, as well as review of specific accounts, and makes adjustments in the allowance as necessary. Changes in economic conditions, particularly in the Northeast and Mid-Atlantic United States, could have an impact on the collection of existing receivable balances or future allowance considerations.

  (g)
  Prepaid Expenses and Other assets

        As of September 30, 2011, prepaid expenses and other assets consist primarily of prepaid rent of $9.5 million and insurance receivables of $7.7 million. As of September 30, 2010, prepaid expenses and other assets consist primarily of prepaid rent of $9.6 million and insurance receivables of $2.0 million.

  (h)
  Notes Receivable

        Notes receivable consists of various notes due from related parties and customers.

  (i)
  Property, Equipment, and Leasehold Improvements

        Property, equipment and leasehold improvements, including computer hardware and software, are recorded at cost. Depreciation is provided principally on a straight-line basis over the estimated useful life of the asset, which is generally one to fifteen years for furniture, fixtures, and equipment, three to six years for computer software, five years for computer hardware, and 30 to 40 years for buildings and garages. Leasehold improvements are amortized over the original lease term or the estimated useful life of the asset, whichever is shorter. Additions and improvements to property and equipment that extend their economic life are capitalized. Repair and maintenance costs are charged to operating expense as incurred. A liability for the fair value of required asset retirement obligations ("ARO") is recorded when such obligations are incurred. The AROs are primarily related to future facility repairs we are contractually obligated to make under the terms of lease agreements. At the inception of a lease with such conditions, an ARO liability is recorded and a corresponding capital asset in an amount equal to the estimated fair value of the obligation. As of September 30, 2011, the net ARO asset included in property, plant and equipment was $0.9 million. The ARO liability included in accrued expenses and other liabilities was $1.2 million and $0.8 million for the years ended September 30, 2011 and 2010, respectively. Accretion expense related to the ARO for the year ended September 30, 2011 was $7,000. There was no accretion expense for the years ended September 30, 2010 and 2009.

  (j)
  Investment in Partnerships and Joint Ventures

        The Company has ownership interests in various other partnerships, joint ventures or similar arrangements which operate parking facilities. The Company's ownership in such entities ranges from 12-50%. Such entities are accounted for using the equity method of accounting. The Company accounts for the 12% investment using the equity method due to its ability to exercise significant influence over the investee.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

  (k)
  Other Assets

        Other assets are comprised of the cash surrender value of life insurance policies, security deposits, deferred debt issuance costs and other miscellaneous assets. Deferred debt issuance costs are amortized over the contractual term of the related debt using the effective interest method. Unamortized debt issuance costs at September 30, 2011 and 2010 were $7.2 million and $12.0 million, respectively. Amortization of such costs during the years ended September 30, 2011, 2010 and 2009 was $4.3 million, $2.3 million and $4.9 million, respectively. At September 30, 2009, $4.3 million of the amortization costs is included in interest expense and the remaining $0.6 million is included in discontinued operations. The Company provided a purchase option to a shareholder to purchase a PropCo real estate property in exchange for the shareholder providing an additional guarantee to the Company's lenders on the same real estate property. The Company recorded an asset for the guarantee received equal to the fair value of the purchase option at the time of issuance with a corresponding liability for the purchase option granted. This amount was $9.0 million and $9.6 million at September 30, 2011 and 2010, respectively.

  (l)
  Lease Transactions and Related Balances

        The Company accounts for operating lease obligations and sublease income on a straight-line basis. Contingent or percentage rent obligations of the Company are recognized when operations indicate such amounts will be paid. Contingent sublease income is recognized when the performance measures have been met. Lease obligations paid in advance are included in prepaid rent. The difference between actual lease payments and straight-line lease expense over the original lease term, excluding optional renewal periods, is included in deferred rent. Assets and liabilities related to favorable and unfavorable lease rate differentials arising from the Acquisition are amortized to rent expense over the remaining terms of the respective leases. Rent expense for all operating leases is reflected in cost of parking or general and administrative expenses.

        In the event the Company ceases to use a property the Company leases under an operating lease, it determines whether it has a loss to record related to its operating lease obligations. If the cease-use date criteria have not been met, no loss is recognized by the Company unless it has entered into a sublease on such property and the Company has determined it has a loss on such sublease which would then be accrued.

  (m)
  Impairment of Long-Lived Assets, Goodwill and Indefinite-Lived Assets

        Long-lived assets such as property, equipment, leasehold improvements, and definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset, including in certain instances amounts estimated to be received upon disposition of the related assets. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Goodwill and indefinite-life intangible assets are tested annually for impairment (June 30 testing date), and are tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. If an indication of impairment exists, the Company compares the carrying

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

amount of the reporting unit to its estimated fair value. If the reporting unit's carrying value exceeds its fair value, the Company allocates the fair value to all of the assets and liabilities of the reporting unit and determines the implied fair value of the goodwill. An impairment loss is recognized to the extent that the carrying amount of goodwill or other indefinite-life intangible assets exceed the implied fair value.

  (n)
  Assets Held for Sale

        Long-lived assets are classified as held for sale upon meeting certain criteria. The assets must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales and the sale must be probable, and its transfer expected to qualify for recognition as a completed sale, within one year, with certain exceptions. The Company evaluates assets held for sale at each reporting date to ensure that the established criteria have been met. See Note 8 for a description of assets held for sale at September 30, 2011.

  (o)
  Income Taxes

        The Company files a consolidated federal income tax return. The Company uses the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company accounts for uncertain tax positions in accordance with guidance issued by the Financial Accounting Standards Board ("FASB"). This guidance applies broadly to all tax positions taken by a company, including decisions to not report income in a tax return or to classify a transaction as tax exempt. The approach is a two-step benefit recognition model. The amount of benefit to recognize is measured as the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained.

        We record a valuation allowance against certain of our deferred income tax assets if it is more likely than not that those assets will not be realized. In evaluating our ability to realize our deferred income tax assets we consider all available positive and negative evidence, including our operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction by jurisdiction basis. In the event we were to determine that we would be able to realize these deferred income tax assets in the future, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

  (p)
  Pre-opening Expense

        The direct and incremental costs of hiring and training personnel associated with the opening of new parking facilities, and the associated internal development costs, are expensed as incurred. Such costs are included in cost of parking on the accompanying consolidated statements of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

  (q)
  Foreign Currency Translation

        The financial position and results of operations of the Company's foreign subsidiaries and equity method joint ventures are measured using local currency as the functional currency. Translation adjustments arising from the differences in exchange rates from period to period are included in the currency translation adjustment as a component of accumulated other comprehensive loss in shareholders' equity. The Company disposed of its last remaining foreign operations, other than Puerto Rico, during the year ended September 30, 2010.

  (r)
  Fair Value

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, a three level hierarchy for inputs is used. These levels are:

•	Level 1—quoted prices (unadjusted) for an identical asset or liability in an active market.
•

Level 2—quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

•	Level 3—unobservable and significant to the fair value measurement of the asset or liability.

        The Company discloses the fair values of financial instruments for which it is practical to estimate the value. Fair value disclosures exclude certain financial instruments such as trade receivables and payables when carrying values approximate the fair value. The fair values of the financial instruments are estimates based upon current market conditions and quoted market prices for the same or similar instruments as of September 30. The Company has variable rate long-term debt (a revolving line of credit and term loans) with varying base rates plus a credit spread. The fair value of this long-term debt, determined by using a discounted cash flow approach, was $365.3 million as of September 30, 2011. The Company's nonrecurring fair value measurements are included in the table below:

	Year Ended 9/30/11	Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
Goodwill	$195,264			$195,264	$(19,588)
Definite-lived intangibles	83,858			83,858	(2,173)
Indefinite-lived intangibles	18,000			18,000	(1,000)
Long-lived assets held for sale	201,540		$201,540		(66,527)
Long-lived assets held and used	5,868		5,868		(426)

        In accordance with the provisions of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, goodwill with a carrying amount of $214.9 million was written down to its implied fair value of $195.3 million, resulting in an impairment charge of $19.6 million, which was included in earnings for the period.

        In accordance with the provisions of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, definite-lived intangibles with a carrying amount of $86.1 million was written down

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

to its implied fair value of $83.9 million, resulting in an impairment charge of $2.2 million, which was included in earnings for the period.

        In accordance with the provisions of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, indefinite-lived intangibles with a carrying amount of $19.0 million was written down to its implied fair value of $18.0 million, resulting in an impairment charge of $1.0 million, which was included in earnings for the period.

        In accordance with the provisions of the Impairment or Disposal of Long-Lived Assets Subsections of Accounting Standards Codification Subtopic 360-10, long-lived assets held for sale with a carrying amount of $268.0 million were written down to their fair value of $209.9 million, less cost to sell of $8.4 million (or $201.5 million), resulting in a loss of $66.5 million, which was included in earnings for the period.

        In accordance with the provisions of the Impairment or Disposal of Long-Lived Assets Subsections of Accounting Standards Codification Subtopic 360-10, long-lived assets held and used with a carrying amount of $6.3 million were written down to their fair value of $5.9 million, resulting in an impairment charge of $0.4 million, which was included in earnings for the period.

  (s)
  Stock Option Plans

        Generally accepted accounting principles require entities to recognize compensation costs for share-based payments using the fair value method. Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. As stock-based compensation expense recognized in the accompanying statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are required to be estimated at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation cost for awards is recognized on a straight-line basis. See Note 13 for further information.

  (t)
  Business Concentrations

        Approximately 52%, 51% and 51% of the Company's total revenues from continuing operations for the years ended September 30, 2011, 2010 and 2009, respectively, excluding reimbursement of management contract expenses, were attributable to parking and management contract operations geographically located in the Northeastern area of the United States. Revenues from operations in New York City and surrounding areas accounted for approximately 29%, 31% and 30% of total revenues from continuing operations for the years ended September 30, 2011, 2010 and 2009, respectively, excluding reimbursement of management expenses.

  (u)
  Risk Management

        The Company utilizes a combination of indemnity and self-insurance coverages, up to certain maximum losses for liability, health, and workers' compensation claims. The accompanying consolidated balance sheets reflect the estimated losses related to such risks. The primary general liability coverage is $2 million per occurrence, $2 million in the aggregate per location, and $15 million policy in the aggregate. The Company's various liability insurance policies have deductibles or self-insured retentions of up to $250,000 per occurrence, which must be met before the insurance companies are required to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

reimburse the Company for costs related to covered claims. The Company's workers' compensation program has a deductible of $250,000, except for workers' compensation monopolistic states of Ohio, North Dakota, Washington, and Wyoming, where there is no deductible. In addition, the Company has self-insured retentions of $1 million for costs related to garagekeepers legal liability claims. The Company also provides health insurance for many of its employees and purchases a stop-loss policy with a deductible of $175,000 annually per participant. As a result, the Company is, in effect, self-insured for all claims up to the retention levels. The recognition of liabilities is based upon management's determination of an unfavorable outcome of a claim being deemed as probable and reasonably estimable. This determination requires the use of judgment in both the estimation of probability and the amount to be recognized as a liability. The Company engages an actuary to assist in determining the estimated liabilities for general liability claims, automobile liability claims, employee medical costs, and workers' compensation claims. Management utilizes historical experience with similar claims along with input from legal counsel in determining the likelihood and extent of an unfavorable outcome for certain general litigation. Future events may indicate differences from these judgments and estimates and result in increased expense recognition in future periods. The undiscounted liabilities related to these self-insured obligations at September 30, 2011 and 2010 were $40.3 million and $33.3 million, respectively, and are included in accrued expenses.

  (v)
  Derivative Financial Instruments

        The Company periodically enters into various types of derivative instruments to manage fluctuations in cash flows resulting from interest rate risk. These instruments include interest rate collars and caps. Under interest rate collar agreements, the Company has the right to receive cash if interest rates increase above a specified level and is obligated to pay cash if interest rates fall below a specified level. Under interest rate cap agreements, the Company has the right to receive cash if interest rates increase above a specified level. See Note 9 for further information.

  (w)
  Advertising Costs

        Advertising costs are expensed as incurred and included in cost of parking and general and administrative expenses. Advertising costs included in continuing operations were $4.1 million, $3.4 million and $2.3 million for the years ended September 30, 2011, 2010 and 2009, respectively.

  (x)
  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company, its subsidiaries, all of which are controlled by the Company through majority voting control. All significant intercompany accounts and transactions have been eliminated. Certain of the subsidiaries have noncontrolling stockholders. The amount of noncontrolling interest in equity is disclosed separately on the consolidated balance sheets and noncontrolling interest in earnings is disclosed separately on the consolidated statements of operations. See Note 1.

  (y)
  Reclassifications

        The Company disposed of certain properties during the year ended September 30, 2011. The operating results of those locations have been classified as discontinued operations on the consolidated statements of income for all periods presented. There is no effect on net income for all periods

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(2) Summary of Significant Accounting Policies (Continued)

presented related to the reclassifications made for the discontinued operations. Certain prior fiscal year amounts within this report have been reclassified to conform to the presentation adopted in the current year.

  (z)
  Use of Estimates

        The preparation of these consolidated financial statements requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reported period. Significant items subject to such estimates and assumptions include the determination of the estimated useful life of intangible assets and property and equipment, the valuation of property and equipment, valuation of accounts and notes receivable, recoverability of goodwill and intangible assets, accrued expenses, deferred income taxes, share-based compensation, litigation and self-insurance liabilities. Actual results could differ from those estimates.

(3) Recent Accounting Pronouncements

        A summary of the recent accounting pronouncements and their effects on the Company are as follows:

        In June 2009, the FASB issued a new accounting standard, which amends the consolidation guidance applicable to variable interest entities. This standard is effective as of the beginning of the first fiscal year that begins after November 15, 2009. The Company adopted this standard in October 2010 and its adoption did not have a significant impact on the Company's consolidated financial statements.

        In December 2010, the FASB issued a new accounting standard related to modify Step 1 of the goodwill impairment test; requiring companies with reporting units with zero or negative carrying amounts to perform Step 2 of the goodwill impairment analysis if it is more likely than not that a goodwill impairment exists. This guidance is effective for fiscal years beginning after December 15, 2010. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption and does not expect the adoption to have a significant impact on the Company's consolidated financial statements.

        In May 2011, the FASB issued a new accounting standard related to amendments to achieve common fair value measurement and disclosure requirements. This guidance is effective for fiscal years beginning after December 15, 2011. The Company is currently evaluating how it will adopt this new guidance and the impact, if any, the adoption will have on future results of operations and financial condition.

        In June 2011, the FASB issued a new accounting standard on the presentation of comprehensive income. Under this guidance, entities have the option to present the components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance is effective for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company is currently evaluating how it will adopt this new guidance and the impact, if any, the adoption will have on future results of operations and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(3) Recent Accounting Pronouncements (Continued)

financial condition. In January 2012, the effective date of this guidance was deferred until fiscal years beginning after December 15, 2012.

        In September 2011, the FASB issued a new accounting standard related to testing goodwill for impairment. The amendments provide entities with the option of performing a qualitative assessment before performing the first step of the two-step impairment test. If entities determine, on the basis of qualitative factors, it is not more likely that the fair value of the reporting unit is less than the carrying amount, then performing the two-step impairment test would be unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any. The amendment also provides entities with the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to the first step of the two-step impairment test. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011, but early adoption is permitted. The Company is currently evaluating how it will adopt this new guidance and the impact, if any, the adoption will have on future results of operations and financial condition.

(4) Goodwill

        A summary of the changes in the carrying amount of goodwill is as follows (in thousands):

	Year Ended September 30,
	2011	2010
Balance, beginning of year	$214,852	$292,686
Impairment of goodwill	(19,588)	(77,834)

Balance, end of year	$195,264	$214,852

        The Company performed its annual goodwill impairment analysis as of June 30, 2011, noting an indication that impairment existed as the net book value of certain reporting units exceeded their fair value. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment, if any, by determining an implied fair value of goodwill. As a result, the Company recorded an impairment charge of $19.6 million for the year ended September 30, 2011. The Company recorded an impairment charge of $77.8 million for the year ended September 30, 2010, of which $76.6 million is included in goodwill and indefinite-lived asset impairment on the accompanying consolidated statements of operations and $1.2 million is included in discontinued operations. There was no impairment in 2009. Accumulated impairment was $97.4 million, $77.8 million and $0.0 million at September 30, 2011, 2010 and 2009, respectively.

        For the purposes of this analysis, the Company's estimates of fair value were based on a combination of the income approach, which estimates the fair value of the reporting units based on the future discounted cash flows, and the market approach, which estimates the fair value of the reporting units based on comparable market prices. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. The Company uses internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on the most recent views of the long-term outlook for each segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(5) Notes Receivable

        At September 30, 2011 and 2010, the Company had notes receivable totaling $2.3 million and $2.6 million, respectively, secured by an assignment of rents from the properties being leased. The notes are payable monthly, bear interest at a fixed rate of 7.0%, and mature September 2017. The Company also has equipment notes totaling $1.6 million and $1.2 million at September 30, 2011 and 2010, respectively, which bear interest at rates up to 10.0% and are due between 2011 and 2016. The remainder of the notes receivable consist of notes totaling $1.5 million at both September 30, 2011 and 2010, which bear interest at rates up to 6.0% and are due between 2013 and 2021.

        The Company also has a combined note, originally from two additional notes receivable with related parties, of $4.4 million and $4.2 million at September 30, 2011 and September 30, 2010, respectively, which is secured by property that is adjacent to certain properties that the Company operates. This note bears interest at a fixed rate of 7.0% and matures in 2017. Subsequent to year end, this note was repaid.

        Notes receivable are presented net of an allowance for doubtful accounts of $0.4 million at September 30, 2011 in the accompanying consolidated balance sheets.

(6) Property, Equipment and Leasehold Improvements

        A summary of property, equipment and leasehold improvements and related accumulated depreciation and amortization is as follows (in thousands):

	September 30,
	2011	2010
Leasehold improvements	$15,380	$16,124
Buildings and garages	75	50,680
Operating equipment	28,079	25,609
Furniture and fixtures	574	577
Equipment operated under capital leases	699	—

	44,807	92,990
Less accumulated depreciation and amortization	(26,420)	(26,935)

	18,387	66,055
Land	2,103	216,991

Property, equipment and leasehold improvements, net	$20,490	$283,046

        Depreciation expense related to property, equipment and leasehold improvements included in continuing operations was $7.4 million, $8.5 million and $9.5 million for the years ended September 30, 2011, 2010 and 2009, respectively. Amortization expense related to the capital lease was $58,000 for the year ended September 30, 2011. Depreciation expense incurred prior to classifying properties to discontinued operations and included in discontinued operations for such years was $94,000, $199,000 and $434,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(7) Intangible Assets

        As of September 30, 2011, the Company had the following intangible assets (in thousands):

	Gross Carrying Amount	Weighted Average Amortization Period	Accumulated Amortization	Net Carrying Amount
Management contracts—favorable	$130,554	8.0 Years	$70,775	$59,779
Leasehold rights—favorable	34,166	7.5 Years	16,332	17,834
Developed technology	22,164	6.0 Years	15,919	6,245
Trade names	18,000	Indefinite Life	—	18,000

Total intangible assets	$204,884		$103,026	$101,858

        As of September 30, 2010, the Company had the following intangible assets (in thousands):

	Gross Carrying Amount	Weighted Average Amortization Period	Accumulated Amortization	Net Carrying Amount
Management contracts—favorable	$134,079	8.0 Years	$55,780	$78,299
Leasehold rights—favorable	44,309	7.5 Years	15,312	28,997
Developed technology	22,164	6.0 Years	12,225	9,939
Trade names	19,000	Indefinite Life	—	19,000

Total intangible assets	$219,552		$83,317	$136,235

        The Company reviewed the definite-lived intangibles above for impairment due to indicators that the carrying amount of the assets may not be recoverable. If the estimated fair value is less than the carrying value, the Company adjusts the assets to their fair value. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the assets exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value exceeds the fair value of the asset. The Company recognized $2.2 million and $1.7 million of impairment related to the definite-lived intangibles for the years ended September 30, 2011 and 2010, respectively, which are included in long-lived asset impairment on the accompanying consolidated statements of operations. In addition, the Company performed its annual indefinite-lived impairment testing and recognized $1.0 million and $5.0 million of impairment related to the indefinite-lived intangibles for the years ended September 30, 2011 and 2010, respectively, which are included in goodwill and indefinite-lived asset impairment on the accompanying consolidated statements of operations. The Company used the relief-from-royalty method for the determination of the fair value of the tradename. There were no impairments recorded for intangible assets in 2009.

        Amortization expense recognized in the years ended September 30, 2011, 2010 and 2009 related to the above intangible assets totaled $23.9 million, $25.8 million and $28.8 million, respectively. All definite-life intangible assets are amortized based on the pattern in which the asset is consumed.

        Unfavorable management and leasehold rights arising from the Acquisition are reflected in other liabilities on the accompanying consolidated balance sheets. The unamortized balance at September 30, 2011 and 2010 totaled $19.2 million and $24.7 million, respectively. Amortization of the unfavorable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(7) Intangible Assets (Continued)

management and leasehold liabilities for the years ended September 30, 2011, 2010 and 2009 were $5.3 million, $6.6 million and $7.3 million, respectively.

        The expected future amortization of intangible assets and unfavorable leasehold liabilities by fiscal year is as follows (in thousands):

	Intangible Assets	Leasehold Liabilities
2012	$23,377	$3,979
2013	21,639	3,325
2014	18,892	2,267
2015	13,204	1,907
2016	1,859	1,815
Thereafter	4,887	5,912

Total future amortization	$83,858	$19,205

(8) Assets Held for Sale, Property-Related Gains, Net and Discontinued Operations

  (a)
  Assets Held for Sale

        Long-lived assets meeting the criteria to be classified as held for sale are presented separately in the asset section of the consolidated balance sheet. At September 30, 2011, the Company had classified certain land and buildings with a book value of $201.5 million as assets held for sale in the accompanying consolidated balance sheet. In connection with this reclassification, the Company recorded $59.4 million of impairment charges to reflect the assets at their fair value less costs to sell.

  (b)
  Property-Related Gains (Losses), Net

        The Company periodically disposes of or recognizes impairment related to owned properties, leasehold improvements, contract rights, lease rights and other long-term deferred expenses due to various factors, including economic considerations, unsolicited offers from third parties, loss of contracts and condemnation proceedings initiated by local government authorities. Leased and managed properties are also periodically evaluated and determinations may be made to sell or exit a lease obligation.

        The net property-related losses for the year ended September 30, 2011 consisted of $1.6 million of losses, offset by $0.1 million of gains. The net property-related losses for the year ended September 30, 2010 consisted of $0.8 million of losses, offset by $0.3 million of gains. The net property-related gains for the year ended September 30, 2009 consisted of $6.9 million of gains, offset by $1.8 million of losses. Impairment related to leasehold improvements for the years ended September 30, 2011, 2010 and 2009 totaled $0.4 million, $2.3 million and $6.9 million, respectively, and are included in long-lived asset impairment on the accompanying consolidated statements of operations.

        The results of operations (including the gain or loss on sale and any recognized asset impairment) of long-lived assets which qualify as a component of an entity that either have been disposed of or are classified as held for sale are reported in discontinued operations if (i) the operations and cash flows of the component have been, or will be, eliminated from operations of the Company as a result of the disposal transaction and (ii) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The net property-related gains (losses)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(8) Assets Held for Sale, Property-Related Gains, Net and Discontinued Operations (Continued)

noted above have been classified in continuing operations as the individual disposal transactions did not meet the criteria for classification as discontinued operations, primarily due to the expected retention of certain cash flows from assets disposed. In general, the Company classifies properties as held for sale (and the related revenues and expenses as discontinued operations) when the Company enters into a contract for the sale of the property. Expected continuing cash flows result from arrangements whereby the Company continues to operate the parking facilities under an operating lease or a management contract, or expects to do so in the future under the Company's right of first refusal agreements with the purchaser of the properties. It is not practicable to quantify the specific amount of such continuing cash flows or the period of time over which they will be generated. At the date the specific timing and amount of such retained cash flows becomes known, the net property gain (loss) recognized in continuing operations, along with the results of operations related to such assets, may need to be reclassified to discontinued operations.

  (c)
  Discontinued Operations

        The Company has either disposed of, or designated as held-for-sale, certain locations which meet the aforementioned criteria for classification as discontinued operations. As the Company's Mortgage Loan and Mezzanine Loan agreements (see Note 9) require borrowings to be repaid upon the sale of properties securing such indebtedness, the Company allocates interest expense related to such assets to discontinued operations in the accompanying consolidated statements of operations, and allocates the payment of such interest and of principal to discontinued operations in the accompany consolidated statements of cash flows.

        The components of discontinued operations reflected on the accompanying consolidated statements of operations are as follows (in thousands):

	Year Ended September 30,
	2011	2010	2009
Discontinued Operations:
Total revenues	$7,505	$17,476	$44,687

Total expenses excluding property-related losses, net and income taxes	(6,350)	(16,394)	(42,133)
Property-related losses, net	(7,006)	(1,818)	(4,357)
Income tax benefit	2,584	359	372

Loss from discontinued operations, net of tax	$(3,267)	$(377)	$(1,431)

        The net property-related losses consisted of $0.2 million of gains, offset by $7.2 million of losses for the year ended September 30, 2011. The net property-related losses consisted of $0.1 million of gains, offset by $1.9 million of losses for the year ended September 30, 2010. The net property-related losses consisted of $0.3 million of gains, offset by $4.7 million of losses for the year ended September 30, 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(9) Long-Term Debt and Capital Lease Obligations

        Long-term debt and capital lease obligations consisted of the following (in thousands):

	September 30,
	2011	2010
Senior credit facilities:
First lien credit facility term note payable	$149,115	$150,672
Second lien credit facility term note payable	50,000	50,000
Revolving credit facility	29,000	32,000
Mortgage loan agreement	127,695	129,663
Mezzanine loan agreement	46,188	46,188
Other notes payable	128	191
Capital lease obligations	666	—

Total long-term obligations	402,792	408,714
Less current portion	(177,251)	(1,620)

Total long-term obligations, less current portion	$225,541	$407,094

        On May 22, 2007, the Company entered into the First Lien Credit Facility initially providing for an aggregate availability of up to $370 million consisting of a six-year $80 million revolving loan, $55 million for funded letters of credit, and a $235 million seven-year term loan. The facility is secured by a first priority lien on substantially all of the Company's assets, including a pledge of all of the equity interests of each of its domestic subsidiaries (other than unrestricted subsidiaries) and 65% of all the equity interests of each of its first-tier foreign subsidiaries. The First Lien Credit Facility bears interest at a base rate or LIBOR Rate plus a tier-based margin dependent upon certain financial ratios. The weighted average margin as of September 30, 2011 was 2.19% (base rate plus 1.25% or LIBOR Rate plus 2.25%). The amount outstanding under the Company's First Lien Credit Facility at September 30, 2011 and 2010 was $178.1 million and $182.7 million, respectively, of which $29.0 million and $32.0 million was related to the revolving loan facility and $149.1 million and $150.7 million related to the term loan, with an overall weighted average interest rate of 2.73%, and 2.75%. The aggregate availability under the revolving loan component of the First Lien Credit Facility was $21.0 million and $22.5 million at September 30, 2011 and 2010, respectively. The revolving loan is due May 22, 2013. The term loan is required to be repaid in quarterly payments of $389,334 on the last day of March, June, September, and December, commencing June 30, 2010, through and including March 31, 2014 with the balance due May 22, 2014. Amounts repaid cannot be reborrowed. Letters of credit outstanding at September 30, 2011 and 2010 totaled $51.9 million and $54.9 million, respectively. On December 21, 2009 and August 13, 2010, the First Lien Credit Facility was amended, to change certain financial leverage ratios the Company is required to meet. The amendments also reduced the maximum revolver commitment from $80.0 million to $60.0 million and $60.0 million to $55.0 million, respectively. As of September 30, 2011, the August 13, 2010 amendment reduced the maximum revolver commitment to $50.0 million. The commitment will be further reduced at March 31, 2012 to $45.0 million and at September 30, 2012 to $40.0 million.

        On May 22, 2007, the Company also entered into the Second Lien Credit Facility providing for a $50 million, seven and one-half-year term loan. The facility is secured by a second priority lien on substantially all of its assets, including a pledge of all of the equity interests of each of its domestic subsidiaries (other than unrestricted subsidiaries) and 65% of all the equity interests of each of its first-tier foreign subsidiaries. The Second Lien Credit Facility bears interest at a base rate or LIBOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(9) Long-Term Debt and Capital Lease Obligations (Continued)

Rate plus a tier-based margin dependent upon certain financial ratios. The weighted average margin at both September 30, 2011 and 2010 was 4.5%. The amount outstanding under the Company's Second Lien Credit Facility was $50 million at both September 30, 2011 and 2010 with an overall weighted average interest rate of 4.8% and 5.1%, respectively. The term loan does not require scheduled principal repayments, but is required to be repaid in full on or before November 22, 2014.

        Both the First and Second Lien Credit Facilities require mandatory prepayments in various situations, including in the event of asset sales, the receipt of insurance or condemnation proceeds, and the issuance of new indebtedness. The Second Lien Credit Facility also provides for mandatory prepayments based on annual excess cash flow triggers. The Company expects to make a payment of $1.6 million in fiscal year 2012 related to excess cash flow. No payments were required for previous years. Both facilities contain provisions which, among other things, limit the Company's ability to (i) incur additional indebtedness, (ii) make acquisitions and capital expenditures, (iii) sell assets, (iv) create liens or other encumbrances, (v) make certain payments and dividends, and (vi) merge or consolidate. In addition, both facilities contain borrower representations and warranties provisions, including material adverse change clauses. Finally, the Company is required to maintain certain specified financial ratios and tests under the facilities.

        On May 22, 2007, the Company entered into a Mortgage Loan Agreement in the amount of $310 million. The Mortgage Loan is secured by the pledge of certain owned real properties and improvements thereon contributed by special-purpose entities formed by the Company (the "Real Estate SPE's"), which are fully consolidated in the accompanying consolidated financial statements. The Mortgage Loan bears interest at LIBOR plus 2.30% payable monthly in advance. The initial term of the loan was 24 months ended June 1, 2009 with the Company having the option to extend for up to three 12-month periods under certain conditions, including maintaining certain financial statement ratios in connection with the second and third extensions. The Company exercised the first extension in May 2009 to extend the maturity date to June 1, 2010. The Company did not meet the requirements for the second extension on June 1, 2010 and entered into a forbearance agreement with the lenders in June 2010 until an extension could be agreed upon. In July 2010, the Company amended the debt agreement and extended the maturity date to June 1, 2012.

        On May 22, 2007, the Company entered into a Mezzanine Loan Agreement in the amount of $105 million. The Mezzanine Loan is secured by the pledge of 100% of the equity interests in the Real Estate SPE's and certain other collateral customary for similar real estate financings. The Mezzanine Loan bears interest at LIBOR plus 4.68% payable monthly in advance. The initial term of the loan was 24 months ended June 1, 2009 with the Company having the option to extend for up to three 12-month periods under certain conditions, including maintaining certain financial statement ratios in connection with the second and third extensions. The Company exercised the first extension in May 2009 to extend the maturity date to June 1, 2010. The Company did not meet the requirements for the second extension on June 1, 2010 and entered into a forbearance agreement with the lenders in June 2010 until an extension could be agreed upon. In July 2010, the Company amended the debt agreement and extended the maturity date to June 1, 2012.

        In accordance with the terms of the July 2010 amendment for the Mortgage and Mezzanine Loan Agreement, the Company paid $7.0 million to reduce the principal of the Mortgage Loan. Total fees paid related to the amendment were $1.8 million, of which $1.7 million and $0.5 million are included in other assets on the consolidated balance sheets as of September 30, 2011 and 2010, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(9) Long-Term Debt and Capital Lease Obligations (Continued)

        Both the Mortgage and Mezzanine Loan Agreements require mandatory prepayments in various situations, including in the event of asset sales, the receipt of insurance or condemnation proceeds, and the issuance of new indebtedness. Both agreements contain provisions which, among other things, limit the Company's ability to (i) incur additional indebtedness, (ii) make acquisitions and capital expenditures, (iii) sell assets, (iv) create liens or other encumbrances, (v) make certain payments and dividends, and (vi) merge or consolidate. The amount of mandatory debt payment in the event of an asset sale is stipulated in the agreements. As a result of the amendment in July 2010, any excess funds of the Company remaining each month after all required payments set forth in the agreements are made will be used to reduce the outstanding principal. The total mandatory prepayments for the years ended September 30, 2011 and 2010 were $2.0 million and $7.6 million, respectively.

        The outstanding aggregate loan balance for the Mortgage and Mezzanine Loans as of September 30, 2011 and 2010 was $173.9 million and $175.9 million, respectively, with an overall weighted average interest rate of 3.15% as of September 30, 2011 and 3.18% as of September 30, 2010. The Company is required under the Mortgage and Mezzanine Loan Agreements to enter into and maintain interest rate protection agreements designed to limit the Company's exposure to increases in interest rates. As of September 30, 2011, the Company has two interest rate protection agreements for a total notional value of $176.3 million. Both transactions have the effect of capping the Company's floating LIBOR interest rate at 4.247% per annum through June 1, 2012. The fair value of these agreements at September 30, 2011 and 2010 were insignificant and not included in the accompanying consolidated balance sheet. The Company did not elect to use hedge accounting for these derivatives and accounted for them at fair value. Therefore, the nominal gain or loss was included in earnings from continuing operations. In December 2011, the Company sold six properties. As a result of this sale, the Company paid off the Mortgage Loan and the Mezzanine Loan.

  Covenant Compliance

        The Company's historical operating results have been adversely affected as a result of economic changes in the markets in which the Company competes and the overall deterioration in the economy. The Company's management also believes it is possible that operating results could continue to be adversely affected. Accordingly, management continually manages its working capital in order to meet short term liquidity needs and monitors its debt covenant compliance with respect to future periods.

        The Company has been in compliance with its covenant historically. However, the First Lien Credit Facility was amended on December 31, 2009 and August 13, 2010 to change certain financial leverage ratios that the Company was required to meet because the Company anticipated it might fail the covenants at that time. In evaluating the Company's debt covenant compliance, management evaluated various events that could impact its ability to comply with its covenant. The events considered by management included the possibility of revenue shortfalls or expense increases as well as an increase in net debt levels. In the event that the Company does not achieve its expected performance, the Company has identified various actions that could be taken to help ensure that the Company will remain in compliance with its debt covenant. Actions within the Company's control include the reduction of certain discretionary expenses (including items such as advertising, marketing, repairs and maintenance, and general and administrative expenses), elimination of expenses that are tied to either revenue or EBITDA performance (including items like percentage rent and management incentives), reduction in capital expenditures, and changes to its working capital management techniques (including

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(9) Long-Term Debt and Capital Lease Obligations (Continued)

increasing days payables outstanding). In making its evaluation, the Company considered practices that it has previously taken successfully.

        In addition, the First Lien Credit agreement contains a "Borrower's Right to Cure" an Event of Default under the Credit Agreement by issuing Equity Interests to the Company's Sponsors within specified time frames. The "Borrower's Right to Cure" can be exercised no more than two quarters within a four quarter period. Executing any or all of these actions will require the Company to monitor its performance and to take corrective action on a timely basis. Based on the analysis that the Company has performed, the Company expects to be in compliance with its debt covenant for fiscal year 2012. However, should there be deterioration in the economy, an increase in competition or other factors such as increased costs, the Company could experience decreased operating results that could adversely impact the Company's ability to comply with its debt covenant and obtain or maintain financing at levels and rates sufficient to achieve management's objectives. Should the Company fail to comply with its covenant, the outstanding debt would become callable resulting in material adverse consequences to the Company.

        As the Company's operating results might be adversely affected by changes in the markets in which the Company competes and the overall economy, the Company has evaluated its debt covenant compliance with respect to fiscal year 2012. Based on actual results to February 2012, plus the Company's forecasts for the remainder of the year, the Company expects to be in compliance with these debt covenants for fiscal year 2012. However, should there be deterioration in the economy, or other factors such as increased costs, the Company could experience decreased operating results that could adversely impact the Company's ability to comply with its debt covenants and obtain or maintain financing at levels and rates sufficient to achieve management's objectives.

        The Company also has other notes payable and capital lease obligations outstanding totaling $0.8 million and $0.2 million at September 30, 2011 and 2010, respectively. These notes are secured by real estate and equipment and bear interest at fixed rates ranging from 6.3% to 7.0%. The future minimum lease payments under capital leases for each of the five fiscal years subsequent to September 30, 2011 are $181,000 in 2012, $181,000 in 2013, $181,000 in 2014, $181,000 in 2015 and $245,000 in 2016. Of the total minimum lease payments listed above, $303,000 is attributable to interest.

        The aggregate scheduled maturities of long-term debt, excluding capital leases, for each of the five fiscal years subsequent to September 30, 2011 are $177.1 million in 2012, $30.6 million in 2013, $144.4 million in 2014, $50.0 million in 2015 and $0.0 million in 2016. The terms of the First Lien Credit Facility require the proceeds from asset dispositions be used to permanently reduce either the term note borrowings or the revolver capacity unless net proceeds (as defined) are reinvested in similar assets within 360 days. In any event, the Company is required to repay the revolver outstanding indebtedness pending the Company's decision to reinvest such sale proceeds in qualifying assets.

(10) Subordinated Convertible Debentures

        The Company has Subordinated Convertible Debentures ("Convertible Debentures") that prior to the Acquisition, were convertible at the option of the holder thereof into shares of Company common stock. As a result of the Acquisition, the subordinated debenture holders no longer have the right to convert the Convertible Debentures to common stock of the Company, but do have the right to redeem the Convertible Debentures for $19.18 cash per share upon their stated maturity (April 1, 2028) or

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(10) Subordinated Convertible Debentures (Continued)

upon acceleration or earlier repayment of the Convertible Debentures. During the years ended September 30, 2011 and 2010, redemptions totaling $0.4 million and $0.3 million, respectively, occurred. Approximately $1.3 and $1.6 million (redemption value) Convertible Debentures remain outstanding at September 30, 2011 and 2010, respectively.

(11) Operating Leases

        The Company and its subsidiaries conduct a significant portion of their operations on leased premises under operating leases which expire at various dates through December 2103. Lease agreements provide for minimum payments or contingent payments based upon a percentage of revenue or, in some cases, a combination of both types of arrangements. Certain locations additionally require the Company and its subsidiaries to pay real estate taxes and other occupancy expenses.

        Rental expense for all operating leases, along with offsetting rental income from subleases was as follows (in thousands):

	Year Ended September 30,
	2011	2010	2009
Rentals:
Minimum	$180,299	$187,283	$201,306
Contingent	45,083	37,570	37,641

Total rent expense	225,382	224,853	238,947
Less sub-lease income	13,014	12,686	14,708

Total rent expense, net	$212,368	$212,167	$224,239

        Future minimum rental commitments under operating leases and subleases are as follows (in thousands):

Year Ended September 30,	Fixed Rent	Sub-Rental Income	Net Rent
2012	$158,496	$6,516	$151,980
2013	129,647	4,668	124,979
2014	99,539	3,018	96,521
2015	80,478	2,007	78,471
2016	68,840	1,336	67,504
Thereafter	293,425	16,764	276,661

Total future operating lease commitments	$830,425	$34,309	$796,116

(12) Income Taxes

        The Company adopted the provisions of Accounting Standards Codification (ASC) Topic 740, Income Taxes, related to uncertain tax positions on October 1, 2009. As a result of the adoption, the Company recognized a $10.9 million increase in the liability for unrecognized tax benefits and related interest and penalties. The Company accounted for this liability as a $3.7 million reduction to accumulated deficit, which is net of offsetting deferred tax assets associated with these liabilities. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(12) Income Taxes (Continued)

total amount of unrecognized tax benefits for the years ended September 30, 2011 and 2010 is $6.9 million, $14.8 million, respectively.

        As of the years ended September 30, 2011 and 2010, the Company recognized $0.3 million and $0.8 million, respectively, of interest and penalties related to the unrecognized tax benefits within the income tax expense line item in the accompanying consolidated statements of operations. A total of $5.2 million and $7.2 million of interest and penalties are included in the Company's liability for uncertain tax positions as of September 30, 2011 and 2010, respectively.

        The Company believes that it is reasonably possible that approximately $98,000 of its unrecognized tax benefit may be recognized within the next 12 months as a result of the lapse of a state statute of limitations.

        The Company is subject to U.S. federal income tax as well as income tax of various state, local and foreign taxing authorities. As of September 30, 2011, the Company's tax years 2007 through 2010 are subject to examination by the tax authorities. With few exceptions, as of September 30, 2011, the Company is no longer subject to U.S., federal, state, local, or foreign examinations by tax authorities for years prior to 2007. However, the federal taxing authorities still have the ability to examine the 2007 tax year as a result of a net operating loss carryback claim filed by the Company in the current year. Any tax assessments made by the federal taxing authorities would be limited to the amount of refund generated from the carryback claim. The tax year 2007 was open as of September 30, 2011.

        Income tax benefit from continuing operations consists of the following (in thousands):

	Year Ended September 30,
	2011	2010	2009
Current:
Federal	$(4,346)	$(4,495)	$4,426
State	2,501	2,469	3,331
Non-U.S	926	180	2,498

Total current tax (benefit) expense	(919)	(1,846)	10,255

Deferred:
Federal	(27,940)	(9,706)	(13,803)
State	(10,600)	(2,883)	(3,631)
Non-U.S.	—	—	(973)

Total deferred tax (benefit)	(38,540)	(12,589)	(18,407)

Total income tax (benefit) from continuing operations	$(39,459)	$(14,435)	$(8,152)

Total income taxes are allocated as follows (in thousands):
Income tax (benefit) from continuing operations	$(39,459)	$(14,435)	$(8,152)
Income tax (benefit) from discontinued operations	(2,584)	(359)	(372)

Total comprehensive income tax (benefit)	$(42,043)	$(14,794)	$(8,524)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(12) Income Taxes (Continued)

        A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to (loss) from continuing operations before income taxes is summarized as follows (in thousands):

	Year Ended September 30,
	2011		2010		2009
U.S. Federal statutory rate on (loss) from continuing operations before income taxes	$(36,731)	35.0%	$(40,686)	35.0%	$(5,537)	35.0%
State income taxes, including changes in valuation allowance, net of federal tax effect	(5,036)	4.8%	(904)	0.8%	(195)	1.2%
Uncertain tax positions	(4,094)	3.9%	93	(0.1)%	—	—
Federal credits	(839)	0.8%	—	—	(4,257)	26.9%
Foreign versus U.S. rate differences	—	—	—	—	1,502	(9.5)%
Goodwill impairment and other permanent items	7,397	(7.0)%	27,880	(24.0)%	662	(4.2)%
Other	(156)	0.1%	(818)	0.7%	(327)	2.1%

Income tax (benefit) from continuing operations	$(39,459)	37.6%	$(14,435)	12.4%	$(8,152)	51.5%

        Sources of deferred tax assets and deferred tax liabilities are as follows (in thousands):

	September 30,
	2011	2010
Deferred tax assets:
Accrued expenses	$18,739	$16,831
Allowance for doubtful accounts	427	566
Deferred income	3,791	2,790
Property, equipment and leasehold improvements	3,580	6,086
Deferred compensation expense	2,013	1,642
Net operating losses	13,427	9,816
Tax credits	2,755	1,922
Deferred tax asset related to uncertain tax positions	6,701	7,310
Intangible assets	2,045	—
Other	876	995

Total gross deferred tax assets	54,354	47,958
Deferred tax liabilities:
Intangible liabilities	—	(10,467)
Deferred tax liabilities associated with partnership interest	(64,805)	(88,363)

Total gross deferred tax liabilities	(64,805)	(98,830)
Valuation allowance on deferred tax assets	(10,625)	(11,112)

Net deferred tax liabilities	$(21,076)	$(61,984)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(12) Income Taxes (Continued)

        Amounts recognized on the balance sheet consist of:

	2011	2010
Deferred tax asset, current	$19,113	$24,016
Deferred tax (liability), long term	(40,189)	(86,000)

Net deferred tax liability	$(21,076)	$(61,984)

        As of September 30, 2011, the Company has state and city net operating loss carry forwards of approximately $268 million which expire between 2011 and 2027. Based on prior taxable income, and expected future taxable income, management believes that it is more likely than not that the Company will generate sufficient taxable income to realize deferred tax assets after giving consideration to the valuation allowance. The valuation allowance has been provided for state net operating loss and credit carry forwards for which recoverability is deemed to be uncertain. The Company is looking to the reversal of a sufficient portion of the deferred tax liability related to the partnership interest basis difference to support the Company's deferred tax assets, excluding NOLs and credits. The deferred tax liability associated with the partnership interest relates to properties owned by the partnership that were expected to be sold. The Company sold these properties in separate transactions during December 2011 and March 2012.

(13) Stock-Based Compensation

  (a)
  2007 Equity Incentive Plan

        In May 2007, Holdings approved the 2007 Equity Incentive Plan (the "Plan"). Under the Plan, options to purchase shares of Holdings may be granted to officers, employees and directors and non-employees of the Company. A total of 22,627,463 common shares had been reserved for issuance under the Plan. On May 22, 2007, Holdings granted 1.5 million stock options to non-employees for services rendered to the Company over the vesting period.

        Under the Plan, Holdings has granted three types of options: (1) time-based options, (2) performance-based options, and (3) options that vest upon a change of control event, subject to having achieved certain performance targets. The time-based options generally vest over a one to four year period based on continued service during the vesting period. The performance-based awards vest over a four year period based on continued service during the vesting period and upon the Company's operating results meeting certain pre-established targets. Compensation expense on performance based option awards is recorded based on the probability of achieving the performance targets. All options generally expire ten years after the original date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(13) Stock-Based Compensation (Continued)

        A summary of the stock option activity, exclusive of the Rollover Options discussed below, for the three-year period ended September 30, 2011 is as follows:

	Number Of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at September 30, 2008	20,036,621	$1.01
Granted	—	$—
Exercised	—	$—
Forfeited	(570,423)	$1.00
Expired	—	$—

Outstanding at September 30, 2009	19,466,198	$1.01	7.7
Granted	3,179,000	$0.90
Exercised	—	$—
Forfeited	(6,521,541)	$1.00
Expired	—	$—

Outstanding at September 30, 2010	16,123,657	$0.98	7.3
Granted	7,872,500	$0.75
Exercised	—	$—
Forfeited	(4,613,384)	$0.97

Outstanding at September 30, 2011	19,382,773	$0.87	7.7

Vested or expected to vest at September 30, 2011	16,201,310	$0.97	7.7

Exercisable at September 30, 2011	7,316,375	$0.85	7.7

        The estimated weighted average grant date fair value of the options granted is $0.26, $0.32, and $0.35 at September 30, 2011, 2010 and 2009, respectively. The fair value of the options was estimated using the Black-Scholes-Merton option pricing model with the following assumptions: weighted average volatility of 49.5% at September 30, 2011, 47.0% at both September 30, 2010 and 2009, weighted average risk free rate of 3.13%, 4.13%, and $4.7% at September 30, 2011, 2010 and 2009, respectively, and a weighted average expected term of 7.7 years, 7.3 years, and 7.7 years at September 30, 2011, 2010 and 2009, respectively. The expected volatility was based on CPC's historic volatility for a period equal to the expected term of the options as of the grant date with consideration given to the impact of the change in the financial leverage of the Company. The risk free rate represents an amount equal to the rate of a U.S. treasury note with a maturity date corresponding to the expected term of the options. The fair value of the options also considered a 26.4%, 23.0%, and 21.0% discount to the fair value of the underlying shares resulting from post-vesting restrictions at September 30, 2011, 2010 and 2009, respectively. This discount was estimated by using the Black-Scholes model to estimate the fair value of protective put options with similar characteristics and then reducing the fair value of the underlying shares accordingly. At September 30, 2011, options to purchase 7,316,375 shares of common stock were exercisable at a weighted average exercise price of $0.85.

        During the year ended September 30, 2011, the Company recognized $0.5 million of compensation expense related to the stock options and recognized a deferred tax expense of $0.2 million. During the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(13) Stock-Based Compensation (Continued)

year ended September 30, 2010, the Company recognized $0.3 million of compensation expense related to the stock options and recognized a deferred tax expense of $0.1 million. During the year ended September 30, 2009, the Company recognized ($0.6) million of compensation expense related to the stock options and recognized a deferred tax benefit of $0.4 million as the Company determined that certain performance targets were no longer probable of being achieved. This expense is presented as a component of general and administrative expense. As of September 30, 2011, 2010 and 2009, there was approximately $1.1 million, $0.6 million and $0.9 million, respectively, of unrecognized compensation costs related to stock options which are expected to be recognized over a period of 3.0 years.

  (b)
  Rollover Options

        In May 2007, Holdings approved a plan for certain senior executives to rollover options from the Company prior to the Acquisition to Holdings. Certain options to acquire common stock of the Company were converted into 2,712,809 options in Holdings at the Acquisition date ("Rollover Options"). As of September 30, 2011, 837,424 of the Rollover Options granted are outstanding. Such options were fully vested at grant date and carry the same contractual term as the exchanged options. All Rollover Options have an exercise price of $0.25 and a weighted average remaining contractual term of 3.8 years. As the Rollover Options were fully vested at the grant date, no compensation expense will be recognized by the Company related to such options. The fair value of such options was included as a component of the Acquisition purchase price.

        The estimated weighted average grant date fair value of the Rollover Options granted was $0.62. The fair value of the options was estimated using the Black-Scholes-Merton option pricing model with the following assumptions: weighted average volatility of 47%, weighted average risk free rate of 4.77%, and a weighted average expected term of 6.6 years. The expected volatility was based on the Company's historic volatility for a period equal to the expected term of the options as of the grant date with consideration given to the impact of the change in the financial leverage of the Company. The risk free rate represents an amount equal to the rate of a U.S. treasury note with a maturity date corresponding to the expected term of the options. The fair value of the options also considered a 21% discount to the fair value of the underlying shares resulting from post-vesting restrictions. This discount was estimated by using the Black-Scholes-Merton model to estimate the fair value of protective put options with similar characteristics and then reducing the fair value of the underlying shares accordingly.

        Upon termination of employment, common stock which had been acquired by exercise of any stock options is subject to a call option of Holdings at the fair value of such common stock, except in the instance that a termination for cause occurs, in which case the call option price is the lower of fair value or original exercise price. Furthermore, any common shares issued upon exercise of stock options may not be transferred in the absence of an effective registration statement. During the year ended September 30, 2010, the Company repurchased $1.4 million in rollover stock options from severed employees. In October 2011, the Company repurchased $0.1 million in rollover stock options from a severed employee.

(14) Employee Benefit Plans

        The Company has a Profit-Sharing and 401(k) Savings Plan that allows eligible participants to make pretax contributions, receive Company 401(k) match contributions, and participate in discretionary Company profit-sharing contributions. Employees 20 years or older may participate in the Plan after one year of continuous service, if the employee was employed prior to reaching age 65.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(14) Employee Benefit Plans (Continued)

Participants' contributions, Company 401(k) match contributions, and earnings thereon immediately vest. Company profit-sharing contributions are 100% vested after five years of continuous service. Company expense associated with this plan was $2.3 million, $2.4 million and $2.7 million for the years ended September 30, 2011, 2010 and 2009, respectively.

        The Company has incentive compensation agreements with certain key employees. Participating employees receive an annual bonus based on profitability of the operations and other factors for which they are responsible. Incentive compensation expense is accrued during the year based upon management's estimate of amounts earned under the related agreements. Incentive compensation under all such agreements was approximately $0.6 million, $1.7 million and $3.6 million, for the years ended September 30, 2011, 2010 and 2009, respectively.

        The Company has agreements with certain former key executives of a previously acquired entity that provide for aggregate annual payments ranging from $32,000 to $144,000 per year for periods ranging from 10 years to life, beginning when the executive retires or upon death or disability. Under certain conditions, the amount of deferred benefits can be reduced. Life insurance contracts with a face value of approximately $7.5 million have been purchased to fund, as necessary, the benefits under these agreements. The cash surrender value of the life insurance contracts is approximately $0.7 million and $0.9 million at September 30, 2011 and 2010, respectively, and is included in other non-current assets. The plan is a non-qualified plan and is not subject to ERISA funding requirements. Compensation costs for the years ended September 30, 2011, 2010 and 2009 were $565,000, $577,000 and $644,000, respectively. At September 30, 2011 and 2010, the Company had recorded a liability in other liabilities of $4.1 million and $4.2 million, respectively, associated with these agreements.

(15) Related Parties

        The Company entered into a Management Agreement with Kohlberg, Lubert-Adler, and Versa, (the "Managers"), whereby the Managers will provide certain ongoing management and advisory services to Holdings, their affiliates and any other subsidiary which the Company may directly or indirectly acquire subsequent to the Acquisition. The Managers will provide advisory and management services which include (1) assisting in developing and implementing corporate and business strategy and planning, (2) arranging debt and equity financings and refinancings; and (3) establishing and maintaining and evaluating banking, legal and other business relationships. Pursuant to the Management Agreement, a transaction fee of $12.0 million was paid by the Company to the Managers at the closing of the Acquisition, of which approximately $2.4 million was allocated to debt issuance costs of the Company.

        The Management Agreement includes an annual fee of $1.5 million, as well as out-of-pocket expenses. The Management Agreement will continue in effect until the earlier of May 22, 2017 or the end of the fiscal year in which the percentage interest in the outstanding common stock of the company which is indirectly or directly beneficially owned by the Managers and their affiliates falls below 25%. Management fees incurred by the Company, exclusive of out-of-pocket expenses during the years ended September 30, 2011, 2010 and 2009 totaled $1.5 million for all years, and are included in general and administrative expenses in the accompanying consolidated statements of operations. Also see Note 5 for a discussion on the Company's notes receivable to related parties.

        The Company has various operating contracts with a related party. These contracts, which are believed to be at market values, totaled $0.9 million, $0.9 million and $1.0 million for the years ended

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands except for share and per share data)

(15) Related Parties (Continued)

September 30, 2011, 2010 and 2009, respectively and are included in cost of parking in the accompanying consolidated statements of operations.

(16) Contingencies

        The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to those proceedings and claims will not have a material adverse effect on the financial position or liquidity of the Company, but could have a material effect on the results of operations in a given reporting period. Where the Company believes that a loss is both probable and estimable, such amounts have been recorded in the consolidated financial statements. For other pending or threatened lawsuits, management has determined that it is at least reasonably possible that the Company will incur additional losses of up to $1.0 million upon resolution of certain matters. The Company does not consider losses from its remaining litigation to be estimable due to the early stages of those matters.

        The Company has employment and severance agreements with certain employees which require payments by the Company upon the occurrence of certain events. These payments could potentially be material to the financial statements, however, the Company believes the likelihood of such events occurring is remote.

(17) Subsequent Events

        In November 2011, the Company lost litigation which resulted in a judgment of $1.2 million for the plaintiff related to a lawsuit that was ongoing at September 30, 2011. This amount is included in accrued expenses in the accompanying consolidated balance sheets as of September 30, 2011. In March 2012, the Company's motion to dismiss related litigation involving the payment of plaintiff's legal fees was overruled. The plaintiff has requested legal fees up to $700,000 in this matter. The Company has determined that, while the loss is estimable, it is not probable and has accordingly not recorded this loss in the accompanying consolidated financial statements as of September 30, 2011.

        In connection with PropCo's sale of properties in December 2011, 100 million shares of Preferred Stock were authorized and 1 million shares were issued to Lubert-Adler with a fair value of $11.2 million. In connection with this transaction, the Company removed the purchase option held by Lubert-Adler and the related guarantee from its consolidated balance sheet in December 2011.

        In February 2012, the Company entered into an Agreement and Plan of Merger with Standard Parking Corporation ("Standard"). Upon consummation of the Agreement, the Company will be a wholly owned subsidiary of Standard. The Agreement calls for the Company's shareholders to receive up to 6,161,334 shares of the common stock of Standard upon closing and up to $27.0 million in cash on the third anniversary of closing. This consideration is subject to adjustments under the terms of the Agreement. The Agreement contains customary representations, warranties, and covenants of the Company and Standard, including, among others, covenants of the companies not to engage in certain significant actions without the prior written consent of the other party. The Agreement includes indemnifications for certain items as well as provisions for termination rights should the Agreement be terminated. The merger will be contingent on the approval of the shareholders of Standard and other regulatory clearances.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER,

DATED AS OF

FEBRUARY 28, 2012,

BY AND AMONG

KCPC HOLDINGS, INC.,

STANDARD PARKING CORPORATION,

HERMITAGE MERGER SUB, INC.

AND

THE STOCKHOLDERS' REPRESENTATIVE

A-i

A-ii

A-iii

EXHIBITS

Exhibit A-1	Form Closing Agreement (Kohlberg)
Exhibit A-2	Form Closing Agreement (Versa)
Exhibit A-3	Form Closing Agreement (Lubert-Adler)
Exhibit A-4	Form Closing Agreement (Other Stockholders)
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form Company Closing Schedule
Exhibit D	Financial Statements
Exhibit E	Financing Letter
Exhibit F	Form Registration Rights Agreement

SCHEDULES

Schedule A	Closing Agreement Parties
Schedule B	Company Net Working Capital
Schedule C	Divestitures
Schedule D	Board Designees
Schedule E	Description of Propco Sales
Schedule F	Description Restructuring
Schedule G	Company Indemnified Items
Schedule G-1	Indemnified Item #6
Schedule H	Tax Restructuring
Schedule I	Covered Refunds

A-iv

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of February 28, 2012, by and among (i) KCPC Holdings, Inc., a Delaware corporation (the "Company"), (ii) Standard Parking Corporation, a Delaware corporation (the "Parent"), (iii) Hermitage Merger Sub, Inc., a Delaware corporation ("Merger Sub"), and (iv) Kohlberg CPC Rep, L.L.C., a Delaware limited liability company, solely in its capacity as the Stockholders' Representative hereunder.

RECITALS

        A.    The parties hereto intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth herein.

        B.    In the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") and preferred stock, par value $0.01 per share, of the Company (the "Company Preferred Stock") will be converted into the right to receive shares of Parent Common Stock in accordance with Article 3.

        C.    The Board of Directors of the Company (the "Company Board") has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the Company Stockholders.

        D.    The Company will promptly after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern Time) on the date of this Agreement, submit this Agreement to the Company Stockholders for the purpose of approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

        E.    No later than 11:59 p.m. (Eastern Time) on the date of this Agreement, the Company shall deliver to Parent the Company Stockholder Written Consent (as defined herein) from Company Stockholders holding at least 94% of the outstanding shares of Company Common Stock as of the time of such delivery.

        F.     The Board of Directors of Parent (the "Parent Board") has unanimously (i) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Parent Stockholders.

        G.    The Board of Directors of Merger Sub (the "Merger Sub Board") has unanimously (i) determined that it is in the best interests of Merger Sub and the Merger Sub Stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the Merger Sub Stockholder.

        H.    Merger Sub will promptly after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern Time) on the date of this Agreement, submit this Agreement to the Merger Sub Stockholder for the purpose of approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

        I.     No later than 11:59 p.m. (Eastern Time) on the date of this Agreement, Merger Sub shall deliver to the Company the Merger Sub Stockholder Written Consent (as defined herein) from the Merger Sub Stockholder holding 100% of the outstanding shares of Merger Sub Common Stock as of the time of such delivery.

        J.     In order to induce Parent to enter into this Agreement and to cause the Merger to be consummated, the Company Stockholders listed on Schedule A are executing closing agreements substantially in the applicable form included in Exhibits A-1, A-2, A-3 and A-4 attached hereto concurrently with the execution and delivery of this Agreement (each, a "Closing Agreement").

        K.    The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

AGREEMENT

        In consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

        In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.

        "Accounting Firm" has the meaning set forth in Section 6.10(i).

        "Additional Cash Consideration" has the meaning set forth in Section 3.7(b).

        "Adverse Consequences" means any and all Liabilities, obligations, assessments, losses, costs, damages, deficiencies, judgments, Taxes, fines or expenses (whether or not arising out of third party claims), including interest, penalties, reasonable fees and expenses of attorneys, accountants and other consultants and experts and commercially reasonable amounts paid in investigation, defense or settlement of any of the foregoing and excluding (i) any punitive or special damages, except to the extent such damages are payable to a third party, and (ii) any consequential damages or damages for lost profits, in either case, which were not reasonably foreseeable as of the date hereof by the party required to pay such damages.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, the term "control" means the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained herein, the term "Affiliate" with respect to any Company Stockholder shall not include (i) funds managed by the same investment manager as such Company Stockholder and (ii) portfolio companies of such Company Stockholder.

        "Affiliate Transaction" has the meaning set forth in Section 4.17.

        "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax law).

        "Agreement" has the meaning set forth in the preamble.

        "Aggregate Number of Company Common Shares Currently Outstanding" means the number of shares of Company Common Stock held by all Company Stockholders immediately prior to the Effective Time.

        "Aggregate Number of Company Preferred Shares Currently Outstanding" means the number of shares of Company Preferred Stock held by all Company Stockholders immediately prior to the Effective Time.

        "Aggregate Number of Parent Shares Being Issued in Total" means 6,161,334 shares of Parent Common Stock; provided, that if the Closing Share Value is greater than $24.27 per share at the Closing, then the Aggregate Number of Parent Shares Being Issued in Total shall mean a number of shares of Parent Common Stock equal to (i) $149,535,576, divided by (ii) the Closing Share Value.

        "Aggregate Number of Parent Shares Being Issued to Common Holders" means a number of shares of Parent Common Stock equal to (i) the Aggregate Number of Parent Shares Being Issued in Total, minus (ii) the Aggregate Number of Parent Shares Being Issued to Preferred Holders.

        "Aggregate Number of Parent Shares Being Issued to Preferred Holders" means a number of shares of Parent Common Stock equal to (i) $11,200,000, divided by (ii) the Closing Share Value.

        "Annual Holding Company Financial Statements" has the meaning set forth in Section 6.15.

        "Base Cash Amount" means Twenty Seven Million Dollars ($27,000,000.00), as adjusted pursuant to Section 9.10.

        "Board Designee" has the meaning set forth in Section 6.12(a).

        "Books and Records" means all books and records of the Target Companies, including all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form.

        "Breaching Party" has the meaning set forth in Section 9.6.

        "Business" means the business of the Target Companies, as currently conducted.

        "Business Day" means a day other than Saturday, Sunday or a public holiday on which banks are authorized or required to be closed under the laws of the State of New York.

        "Cash and Cash Equivalents" means, as of any given time, all cash and cash equivalents determined in accordance with GAAP as of such time, which, for avoidance of doubt, shall include cash on hand, cash in banks, short-term highly liquid investments with maturities of three months or less, deposits in transit, and issued but uncleared checks and drafts and shall exclude any restricted cash, any Propco Cash and any book overdraft balances resulting from zero balance type accounts.

        "Cash Consideration" has the meaning set forth in Section 3.7.

        "Cash Consideration Due Date" means the three (3) year anniversary of the Closing Date.

        "Cash Consideration Shortfall Amount" has the meaning set forth in Section 9.7(c)(iii).

        "Cash or Stock Election" has the meaning set forth in Section 9.7(c)(ii).

        "Certificate of Merger" has the meaning set forth in Section 2.2.

        "Change in Recommendation" has the meaning set forth in Section 6.7(c).

        "Change of Control" shall mean (i) any event (including any merger, recapitalization or other sale, in one transaction or a series of related transactions) which results in, immediately after giving effect thereto, any Person (or group of Persons acting in concert), other than the Company Stockholders or their Affiliates, owning a majority of the voting power of the capital stock of Parent entitled to vote generally in the election of members of the Parent Board, or (ii) the sale of all or substantially all of the assets (in one transaction or a series of related transactions) of Parent and its Subsidiaries (taken as a whole) to any Person (or group of Persons acting in concert) other than the Company Stockholders or their Affiliates.

        "Claimed Amount" has the meaning set forth in Section 3.7(d).

        "Closing" has the meaning set forth in Section 8.1.

        "Closing Agreement" has the meaning set forth in the recitals.

        "Closing Date" has the meaning set forth in Section 8.1.

        "Closing Share Value" shall mean the arithmetic average of the VWAP of the Parent Common Stock on each of the twenty (20) consecutive trading days immediately preceding the third trading day prior to the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Combined Net Debt and Working Capital" shall mean (i) the Company Net Debt as of the Effective Time, plus (ii) the absolute value of the Company Net Working Capital as of the Effective Time.

        "Company" has the meaning set forth in the preamble.

        "Company Board" has the meaning set forth in the recitals.

        "Company Board Recommendation" has the meaning set forth in Section 6.6(b).

        "Company Certificate" has the meaning set forth in Section 3.1(b)(iii).

        "Company Closing Schedule" has the meaning set forth in Section 3.8.

        "Company Charter" means that certain Second Amended and Restated Certificate of Incorporation of the Company, as amended.

        "Company Common Stock" has the meaning set forth in the recitals.

        "Company Common Stock Closing Consideration Per Share" means a number of shares of Parent Common Stock equal to (i) the Aggregate Number of Parent Shares Being Issued to Common Holders, divided by (ii) Aggregate Number of Company Common Shares Currently Outstanding.

        "Company Common Stockholders" means the holders of Company Common Stock.

        "Company Indemnified Items Schedule" has the meaning set forth in Section 9.1(c).

        "Company Disclosure Letter" means the Company Disclosure Letter attached hereto, dated as of the date hereof, delivered by the Company to Parent and Merger Sub in connection with this Agreement.

        "Company Indemnified Parties" has the meaning set forth in Section 9.2.

        "Company Intellectual Property" means the Registered Intellectual Property, the Owned Intellectual Property and other material Intellectual Property which is licensed to or which the Target Companies otherwise have the right to use.

        "Company Intermediate Holdings" means KCPC Intermediate Holdings, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company.

        "Company Letters of Credit" shall mean any letters of credit of the Target Companies, whether drawn or not.

        "Company Net Debt" means, at any given time, the (a) aggregate amount of outstanding Indebtedness of the Target Companies at such time (other than (i) Indebtedness referred to on the Company Indemnified Items Schedule and (ii) the aggregate outstanding amount of any Company Letters of Credit), less (b) the Cash and Cash Equivalents of the Target Companies at such time. For avoidance of doubt (y) Indebtedness includes interest payable and deferred financing cost payable and (z) Cash and Cash Equivalents do not include restricted cash or Propco Cash.

        "Company Net Working Capital" means, as of any given time (i) those current assets of the Target Companies of a type reflected in the items listed on Schedule B as of such time, less (ii) those current liabilities of the Company of a type reflected in the items listed on Schedule B as of such time, after taking into account the adjustment or exclusion items indicated on Schedule B as of such time; provided, that (a) in each case the accounts set forth on Schedule B shall be determined in accordance with GAAP, in the manner such accounts were determined and recorded in the Intermediate Financial Statements and (b) in no event shall (i) any item included in determining Company Net Debt be included in determining Company Net Working Capital and (ii) any item accounted for in the Company Indemnified Items Schedule be included in determining Company Net Working Capital (except, in the case of Indemnified Items other than Indemnified Items #7 and #9 on the Company Indemnified Items Schedule, for the applicable deductible (if any) for such item set forth on the Company Indemnified Items Schedule).

        "Company Optionholder" means each holder of Company Options.

        "Company Options" means options, warrants or other rights exercisable or exchangeable for Company Stock as required to be set forth in Section 4.4(b) of the Company Disclosure Letter.

        "Company Plan Affiliate" means the Target Companies, their predecessors, and any other Person, who constitutes, has constituted, is required to be aggregated in, or has been required to be aggregated in, all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any of the Target Companies or any of their predecessors within the immediately preceding five (5) years, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

        "Company Preferred Stock" has the meaning set forth in the recitals.

        "Company Preferred Stock Closing Consideration Per Share" means a number of shares of Parent Common Stock equal to (i) the Aggregate Number of Parent Shares Being Issued to Preferred Holders, divided by (ii) Aggregate Number of Company Preferred Shares Currently Outstanding.

        "Company Stock" means Company Common Stock and Company Preferred Stock.

        "Company Stockholder Approval" has the meaning set forth in Section 4.1(d).

        "Company Stockholder Merger Consideration" has the meaning set forth in Section 9.3(h).

        "Company Stockholder Written Consent" has the meaning set forth in Section 6.6(a).

        "Company Stockholder" means any Person that is a holder of Company Common Stock or Company Preferred Stock as of the date of this Agreement or at any time hereafter and prior to the Effective Time (including any Person that is a holder of Company Options that will exercise his, her or its Company Options prior to the Effective Time and, upon the consummation of the Restructuring, each Holding Vehicle), and such Person's successors and assigns.

        "Company's Knowledge" or any similar phrase, means (i) the actual knowledge of any of the following individuals: James Marcum, Lucinda (Cindy) Baier, James Bond, Eric Ingram, Robert Ostrov, Rick West, Sandi Chamberlain and Bill Bodenhamer or (ii) the existence or absence of such facts or circumstances of which any such individual would be aware after reasonable due inquiry.

        "Confidentiality Agreement" has the meaning set forth in Section 10.7.

        "Contracts" means any contracts, commitments, purchase orders, mortgages, instruments, indentures, sales orders, licenses, leases and other agreements or arrangements, whether written or oral, in each case which are legally binding, and to which any of the Target Companies or Parent, as applicable, is a party or by which any of the Target Companies or Parent, as applicable, or any of their respective assets are bound or subject.

        "Covered Refunds" means the Tax refunds set forth, in each case up to the corresponding amount set forth, on Schedule I hereof, but only to the extent such Tax refunds are not taken into account in the determination of Company Net Working Capital as of the Effective Time, and excluding any Tax refund included in the Income Tax receivable recorded on the Financial Statements in the amount of $5,789,000.

        "Covered Tax Returns" has the meaning set forth in Section 6.10(a)(i).

        "D&O Insurance" has the meaning set forth in Section 6.11(a).

        "De Minimis Acquisitions" has the meaning set forth in Section 6.3(b).

        "Deductible" has the meaning set forth in Section 9.3(b).

        "Deduction Election" has the meaning set forth in Section 9.7(c)(ii).

        "DGCL" means the General Corporation Law of the State of Delaware, as amended.

        "Dispute Notice" has the meaning set forth in Section 6.21(b).

        "Dissenting Shares" has the meaning set forth in Section 3.3.

        "Draft Holding Company Financial Statements" has the meaning set forth in Section 4.5(a)(ii).

        "EDGAR" has the meaning set forth in Section 5.5(a).

        "Effective Time" has the meaning set forth in Section 2.2.

        "Employee Benefit Plan" means any of the following (whether written or unwritten) which any of the Target Companies sponsors, maintains, makes contributions to, or with respect to which such entity has any other Liability (contingent or otherwise): (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, severance plan, or sick leave plan; (B) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan or (C) any other material plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including any severance agreement or plan, paid time off program, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, phantom stock, stock bonus or deferred bonus or compensation plan, or salary reduction, change-of-control or employment agreement.

        "Enforceability Exceptions" means, with respect to enforcement of the terms and provisions of this Agreement or any Transaction Document, (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors' rights or relief of debtors generally and (ii) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

        "Environmental Requirements" means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety as contemplated by the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) ("OSHA"), (iii) any Hazardous Material, including (A) the investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of any Release or threatened Release of any Hazardous Material or (B) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes but is not limited to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the

Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), OSHA, the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Existing Litigation Matters" has the meaning set forth in Section 9.4(c).

        "Expense Cap" means, as of a given date, an amount equal to Three Million Dollars ($3,000,000) plus (if such date is after June 30, 2012) an amount equal to (i) the number of months by which such date follows June 30, 2012, multiplied by (ii) Seven Hundred Fifty Thousand Dollars ($750,000) (prorated for any partial months); provided, however, that in no event shall the Expense Cap exceed Six Million Dollars ($6,000,000).

        "Facility" means a parking garage, parking lot or other structure or facility that is subject to a Facility Contract.

        "Facility Contract" means a management contract or lease which grants a Person the right to operate a parking facility.

        "FIN 48 Tax Positions" has the meaning set forth in Section 4.5(e).

        "Financial Statements" has the meaning set forth in Section 4.5(a).

        "Financing" has the meaning set forth in Section 5.9.

        "Financing Letter" has the meaning set forth in Section 5.9.

        "Financing Sources" has the meaning set forth in Section 6.13(a).

        "Fundamental Representations" has the meaning set forth in Section 9.3(a).

        "GAAP" means U.S. generally accepted accounting principles, consistently applied.

        "Governmental Approvals" has the meaning set forth in Section 6.8(b).

        "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising similar powers or authority.

        "Gross Profit" shall have the meaning ascribed to such term in the Form 10-K of Parent for the year ended December 31, 2010.

        "Hazardous Material" means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.); (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); (iii) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure; (iv) radioactive material, including any source, special nuclear, or by-product material as defined in (42 U.S.C. §2011 et seq.); (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; and (vii) other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, in each case under any applicable Environmental Requirements.

        "Holding Company Financial Statements" has the meaning set forth in Section 6.15.

        "Holding Vehicle" has the meaning set forth in Schedule F.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

        "Income Tax" means any federal, state, local, or non-U.S. income Tax and any other Tax (i) imposed on, measured by or determined with reference to, net income, gross receipts, gains or profits, or (ii) imposed on, or with reference to, multiple bases including net income, gross receipts, gains or profits, including any interest, penalty, or addition thereto, whether disputed or not; excluding, however, in each case any sales and use taxes and any parking taxes.

        "Income Tax Return" means any Tax Return relating to Income Taxes.

        "Indebtedness" means, with respect to any Person, without duplication, (i) the current and long-term portions (whether current or funded, secured or unsecured) of any amount owed by such Person in respect of (a) borrowed money, (b) capitalized lease obligations and (c) bankers' acceptances or letters of credit, whether drawn or not, and any promissory note related thereto, (ii) all obligations of such Person for the deferred purchase price of any property or services, including earnouts, payments under non-compete agreements and seller notes (other than trade accounts payable and accrued employee related expenses, in each case as should be reflected on the most recent balance sheet of such Person as current liabilities arising in the ordinary course of business consistent with past practice), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement, (iv) all obligations of such Person secured by a purchase money mortgage or other Lien, (v) any obligations secured by Liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (vi) all obligations of other Persons of a type referred to in clauses (i) through (v) above which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a credit against loss, (vii) interest, principal, prepayment penalty, premiums, fees or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (vi) above, whether resulting from their payment or discharge or otherwise, and (viii) any refinancings of any of the foregoing obligations.

        "Indemnified Item" means any item set forth on the Company Indemnified Items Schedule under the heading "Indemnified Item."

        "Indemnified Party" has the meaning set forth in Section 9.4(a).

        "Indemnifying Party" has the meaning set forth in Section 9.4(a).

        "Identified Dispute Proceeds" has the meaning set forth in Section 9.11.

        "Insurance Policies" has the meaning set forth in Section 4.14(a).

        "Intellectual Property" means intellectual property, confidential information and proprietary information, in any and all medium, including digital, and in any jurisdiction, including all (i) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and corporate names, in each case, whether or not registered, together with the goodwill of the business associated therewith; (iii) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (iv) all registrations, applications, extensions and renewals for any of the items listed in clauses (ii) and (iii); (v) trade secrets; (vi) websites and the contents thereof; (vii) computer programs, including operating systems, applications, routines, interfaces and algorithms, whether in source code or object code; (viii) databases and the information contained therein; (ix) ideas, formulae, know-how, techniques, research and development information, artwork and graphic design, drawings, specifications, blueprints, manuals and documentation, data, improvements, databases and promotional materials and (x) all proprietary rights relating to any of the foregoing, including all causes of action, damages and remedies related thereto.

        "Intermediate Financial Statements" has the meaning set forth in Section 4.5(a)(i).

        "JAMS" has the meaning set forth in Section 10.12(b).

        "JAMS Rules" has the meaning set forth in Section 10.12(b).

        "Kohlberg" means Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P. and Koco Investors V, L.P.

        "Latest Balance Sheet" has the meaning set forth in Section 4.5(a)(ii).

        "Law" means the common law of any jurisdiction, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant Person or its properties.

        "Leased Real Property" has the meaning set forth in Section 4.9(b).

        "Letter of Transmittal" means a customary letter of transmittal in a form reasonably acceptable to Parent, which shall include an acknowledgement and agreement to be bound by a Closing Agreement, but shall not include any representations or warranties, covenants, or indemnities that are not also in the form of Closing Agreement applicable for the relevant stockholder (other than customary tax deliveries).

        "Liabilities" means any indebtedness (including any Indebtedness), liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, due or to become due).

        "Liens" means any liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever, excluding restrictions on transfer under applicable securities laws.

        "Lower Indemnification Threshold" means Two Hundred Seventy Five Million Dollars ($275,000,000), as adjusted pursuant to Section 9.11.

        "Lubert-Adler" means Lubert-Adler Real Estate Fund V, L.P. and Lubert-Adler Real Estate Parallel Fund V, L.P.

        "Material Adverse Effect" means, with respect to any Person, any event, circumstance, development, change or effect that, individually or in the aggregate with all other such events, circumstances, developments, changes and effects, (i) would reasonably be expected to materially adversely affect the ability of such Person to consummate the Merger, or to perform its obligations hereunder, in a timely manner or (ii) has had, or would reasonably be expected to have, a material adverse affect on the business, operations, assets, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect directly resulting from: (a) changes in general economic, regulatory or political conditions or changes affecting the economy or securities or financial markets in general; (b) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement, or any natural disasters or any national or international calamity affecting the United States occurring after the date of this Agreement; (c) any general downturn in the industry in which such Person or any of its Subsidiaries operates, except, in the case of clauses (a), (b) and (c), to the extent such changes or developments have a disproportionate impact on the business, assets, liabilities, condition or results of operations of such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries conducts their businesses; (d) any change in the market price or trading volume of such Person's securities in and of itself; (e) any changes after the date hereof in GAAP or any change in Laws or the interpretation thereof; (f) the public announcement of this Agreement and the transactions contemplated hereby; or (g) any communication by or on behalf of Parent (i) made publicly in violation of this Agreement or (ii) made to employees of any of the Target Companies generally without the prior express written consent of the Company, in each case regarding plans or intentions of Parent with respect to any of the Target Companies, or their respective businesses or employees (provided that this clause (g) shall be applicable to a determination of whether a Material Adverse Effect exists or has occurred with respect to the Target Companies only).

        "Material Covered Tax Return" has the meaning set forth in Section 6.10(a)(i).

        "Material Target Company" shall mean either (i) a Target Company which is not a direct or indirect wholly-owned Subsidiary of the Company, (ii) a Target Company which generated more than $100,000 of taxable income or loss for the year ended September 30, 2011 or (iii) any other Target Company that is material to the business of the Target Companies taken as a whole.

        "Materials Delivery Date" has the meaning set forth in Section 6.21(a).

        "Measurement Date" has the meaning set forth in Section 5.4.

        "Merger" has the meaning set forth in Section 2.1.

        "Merger Sub" has the meaning set forth in the preamble.

        "Merger Sub Board" has the meaning set forth in the recitals.

        "Merger Sub Common Stock" has the meaning set forth in Section 3.1(c).

        "Merger Sub Board Recommendation" has the meaning set forth in Section 6.6(d).

        "Merger Sub Stockholder" means the sole stockholder of Merger Sub.

        "Merger Sub Stockholder Approval" has the meaning set forth in Section 5.1(e).

        "Merger Sub Stockholder Written Consent" has the meaning set forth in Section 6.6(c).

        "Monthly Financial Statements" has the meaning set forth in Section 6.17.

        "NASDAQ" means the NASDAQ Global Select Market or, if not the NASDAQ Global Select Market, the principal securities exchange or trading market for the Parent Common Stock.

        "NASDAQ Marketplace Rules" means the Marketplace Rules of the NASDAQ Global Select Market, as such rules may be amended or supplemented from time to time or, if the Parent Common Stock is listed on a securities exchange or quotation system other than the NASDAQ Global Select Market, any comparable rule or regulation of the primary securities exchange or quotation system on which the Parent Common Stock is listed or quoted.

        "Net Debt and Working Capital Threshold" means Two Hundred Ninety Five Million Dollars ($295,000,000), as adjusted pursuant to Section 9.10 and/or Section 9.11.

        "Non-Breaching Party" has the meaning set forth in Section 9.6.

        "Non-Routine Repair and Maintenance" means all repairs, alterations and/or replacements of the structural elements of a Facility (including the walls, ramps, support columns, roof and foundations of the Facility) other than routine cleaning (e.g., power washing), repair and maintenance, it being acknowledged that structural elements include: (i) structural repair or replacement of the Facility (including waterproofing and surface treatments for concrete floors or other surfaces); (ii) partial or full replacement of floors or ceilings; (iii) repair or replacement of pedestrian bridges connecting a Facility to another structure; (iv) surface repair or replacement as a result of subsidence; (v) replacement or non-routine repair of any revenue control equipment or access control equipment (excluding any of the foregoing to the extent relating to compliance with PCI requirements); (vi) repair and replacement of any elevators (including cabs, cables or motors), escalators or manlifts; or (vii) changes to structural elements of a Facility necessary to comply with the Americans with Disabilities Act of 1990, or any other applicable Laws, codes or regulations. For the avoidance of doubt, Non-Routine Repair and Maintenance shall exclude: (1) repair or replacement of any computers, wiring, electrical fixtures, plumbing fixtures or pipes, fire protection equipment, alarm systems or sewer pipes (storm, sanitary or lavatory facilities); (2) repair or replacement of a heating or ventilating system; (3) repair or replacement of lighting ballasts or lighting fixtures; (4) routine repair of any revenue control equipment or access control equipment; and (5) painting, striping, and sealing.

        "Non-Routine Repair and Maintenance Expenses" has the meaning set forth in Schedule G.

        "Number of Parent Shares Per Holder" for any Company Stockholder, shall mean:

          (A)  (i) the number of shares of Company Common Stock surrendered by such Company Stockholder to Parent pursuant to Section 3.2(b), multiplied by (ii) the Company Common Stock Closing Consideration Per Share; plus

          (B)  (i) the number of shares of Company Preferred Stock surrendered by such Company Stockholder to Parent pursuant to Section 3.2(b), multiplied by (ii) the Company Preferred Stock Closing Consideration Per Share

        "Organizational Documents" means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation; (ii) in the case of any Person organized as a limited liability company, the certificate or articles of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company; (iii) in the case of any Person organized as a limited partnership, the certificate or articles of limited partnership and partnership agreement of such limited partnership; (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships and (v) any amendment to any of the foregoing.

        "Outside Date" has the meaning set forth in Section 7.4(a)(ii).

        "Owned Intellectual Property" has the meaning set forth in Section 4.12(a).

        "Owned Parent IP" has the meaning set forth in Section 5.18(b).

        "Owned Real Property" has the meaning set forth in Section 4.9(a).

        "Ownership Restructuring" has the meaning set forth in Section 7.2(i).

        "Parent" has the meaning set forth in the preamble.

        "Parent Board" has the meaning set forth in the recitals.

        "Parent Board Recommendation" has the meaning set forth in Section 6.7(b).

        "Parent Certifications" has the meaning set forth in Section 5.5(a)(ii).

        "Parent Common Stock" shall mean common stock, par value $.001 per share, of Parent.

        "Parent Companies" means, collectively, Parent and each of its direct and indirect Subsidiaries.

        "Parent Disclosure Letter" means the Parent Disclosure Letter attached hereto, dated as of the date hereof, delivered by Parent and Merger Sub to the Company in connection with this Agreement.

        "Parent Employee Benefit Plan" means any of the following (whether written or unwritten) which any of the Parent Companies or any predecessor that operated the business of any of the Parent Companies sponsors, maintains, makes contributions to, or with respect to which such entity has any other Liability (contingent or otherwise): (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, severance plan, or sick leave plan; (B) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan or (C) any other material plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including any severance agreement or plan, paid time off program, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, phantom stock, stock bonus or deferred bonus or compensation plan, or salary reduction, change-of-control or employment agreement.

        "Parent Indemnified Parties" has the meaning set forth in Section 9.1.

        "Parent Intellectual Property" has the meaning set forth in Section 5.18(a).

        "Parent Material Contract" shall mean a Contract of a Parent Company which is material to the business of the Parent Companies, taken as a whole.

        "Parent Options" means options, warrants or other rights exercisable or exchangeable for Parent Common Stock.

        "Parent Plan Affiliate" means the Parent Companies, their predecessors, and any other Person, who constitutes, has constituted, is required to be aggregated in, or has been required to be aggregated in, all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any of the Parent Companies or any of their predecessors within the immediately preceding five (5) years, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

        "Parent Preferred Stock" shall mean preferred stock, par value $.01 per share, of Parent.

        "Parent Restricted Stock Units" shall mean restricted stock units issued to certain officers of Parent in accordance with the Standard Parking Corporation Long-Term Incentive Plan, dated March 1, 2004, which entitle such officers to receive a distribution of Parent Common Stock pursuant to the terms of such plan and a Restricted Stock Unit Agreement entered into between such officer and Parent.

        "Parent SEC Report Date" has the meaning set forth in Section 5.5(a).

        "Parent SEC Reports" has the meaning set forth in Section 5.5(a)(i).

        "Parent Stockholder Approval" has the meaning set forth in Section 5.1(d).

        "Parent Stockholder Approval Matter" has the meaning set forth in Section 5.1(d).

        "Parent Stockholders" means the stockholders of Parent.

        "Parent Stockholders' Meeting" has the meaning set forth in Section 6.7(a).

        "Parent's Knowledge" or any similar phrase, means (i) the actual knowledge of any of the following individuals: James A. Wilhelm, G. Marc Baumann, Thomas L. Hagerman, Michael K. Wolf, Gerard M. Klaisle, Daniel Meyer, John Ricchiuto, Edward E. Simmons and Steven A. Warshauer or (ii) the

existence or absence of such facts or circumstances of which any such individual would be aware after reasonable due inquiry.

        "Per Facility Deductible" has the meaning set forth in Schedule G.

        "Permit" or "Permits" means all permits, licenses, certifications, approvals, consents, notices, waivers, qualifications, filings, exemptions and authorizations by or of, or registrations with, any Governmental Authority, including vehicle and business licenses.

        "Permitted Liens" means any (a) inchoate mechanics', carriers', workers', materialmen's; repairmen's, landlords' and other similar Liens arising in the ordinary course of business consistent with past practice and that in the aggregate are not material and do not interfere with the present use of the assets to which they apply; (b) inchoate Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable for which adequate reserves have been established or are being contested in the ordinary course of business with adequate reserves or bonds having been established; (c) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business consistent with past practice, which is not delinquent, and for which appropriate reserves have been established in accordance with GAAP (to the extent GAAP requires the establishment of such reserves); (d) with respect to property other than real property, such other Liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection; and (e) with respect to any parcel of real property, (i) Liens, easements, rights-of-way, encroachments, restrictions, conditions, matters of record, survey exceptions and other similar encumbrances which, individually or in the aggregate, (x) are not material in character, amount or extent in relation to the applicable real property and (y) do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location by any of the Target Companies or Parent Companies, as applicable, and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property.

        "Person" means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, Governmental Authority or other entity or group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

        "Post-Closing Tax Period" has the meaning set forth in Section 3.7(d).

        "Pre-Closing Period" has the meaning set forth in Section 6.1(a).

        "Pre-Closing Period Tax Returns" has the meaning set forth in Section 6.10(a)(i).

        "Pre-Closing Tax Period" has the meaning set forth in Section 9.1(d).

        "Prior Acquisition Date" shall mean May 22, 2007

        "Prior Month End" has the meaning set forth in Section 6.17.

        "Privacy Policies" has the meaning set forth in Section 4.12(e).

        "Pro Rata Share" shall mean, for a Company Stockholder, a percentage that equals such Company Stockholder's relative ownership of the outstanding shares of Company Common Stock as of the time immediately prior to the Effective Time; provided, however, that, if a Holding Vehicle is dissolved for any reason after the Effective Time, the term "Pro Rata Share" shall mean, for the Persons that own equity interests in such Holding Vehicle, a percentage that equals such Person's indirect relative ownership of the outstanding shares of Company Common Stock, as set forth in the Company Closing Schedule, as of the time immediately prior to the consummation of the Ownership Restructuring.

        "Propco" has the meaning set forth in Section 7.2(h)(i).

        "Propco Cash" has the meaning set forth in Section 7.2(l).

        "Propco Information" has the meaning set forth in Section 6.21(a).

        "Propco Sales" has the meaning set forth in Section 7.2(h)(i).

        "Propco Taxes" has the meaning set forth in Section 9.1(d).

        "Propco Taxes Estimate" has the meaning set forth in Section 6.21(a).

        "Property Sale Agreement" has the meaning set forth in Section 6.22.

        "Proxy Statement" shall mean the proxy statement/prospectus to be sent to the Parent Stockholders in connection with the Parent Stockholders' Meeting.

        "Quarterly Financial Statements" has the meaning set forth in Section 6.16.

        "RCRA" has the meaning set forth in Section 4.18(c).

        "Real Property" has the meaning set forth in Section 4.9(b).

        "Real Property Leases" has the meaning set forth in Section 4.8(a)(vi).

        "Registered Intellectual Property" has the meaning set forth in Section 4.12(a).

        "Registration Rights Agreement" has the meaning set forth in Section 8.2(j).

        "Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

        "Replenishment" has the meaning set forth in Section 9.7(c)(iii).

        "Required Company Stockholder Vote" has the meaning set forth in Section 4.1(d).

        "Required Merger Sub Stockholder Vote" has the meaning set forth in Section 5.1(e).

        "Required Parent Stockholder Vote" has the meaning set forth in Section 5.1(d).

        "Review Standard" has the meaning set forth in Section 6.21(b).

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Solvent" has the meaning set forth in Section 5.10.

        "Stockholders' Representative" has the meaning set forth in Section 10.20(a).

        "Straddle Period" has the meaning set forth in Section 6.10(c).

        "Straddle Period Tax Returns" has the meaning set forth in Section 6.10(a)(i).

        "Subject Persons" has the meaning set forth in Section 4.19(a).

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

        "Superfund" has the meaning set forth in Section 4.18(d).

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Systems" has the meaning set forth in Section 4.12(d).

        "Target Companies" means, collectively, the Company and each of its direct and indirect Subsidiaries.

        "Tax" means (a) any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, parking, unclaimed property/escheatment, natural resources, severance, stamp, occupation, occupancy, ad valorem, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, (b) any liability for the payment of amounts of the type described in clause (a) hereof as a result of being at any time a transferee of, or a successor in interest to, any Person, or a member of any Affiliated Group or as a result of any agreement to indemnify any Person against such amounts; and (c) any interest, penalties or additions to tax or additional amounts (whether disputed or not) in respect of the foregoing.

        "Tax Proceeding" has the meaning set forth in Section 6.10(g).

        "Tax Restructuring" means the restructuring of the Company and its Subsidiaries described in Schedule H hereto.

        "Tax Return" means any return, declaration, report, claim for refund, information return, statement or other document relating to Taxes or the determination, assessment or collection of any Taxes (including Treasury Form TD F 90-22.1), and including any schedule, statement or attachment thereto, and any amendment to any of the foregoing.

        "Tax Savings" has the meaning set forth in Section 9.7(a).

        "Tax Statement" has the meaning set forth in Section 6.10(a)(i).

        "Third Party Claim" has the meaning set forth in Section 9.4(b).

        "Transaction Documents" means the agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement, including the Closing Agreements and the Registration Rights Agreement.

        "Transfer Tax" has the meaning set forth in Section 6.10(e).

        "Transfer Tax Returns" has the meaning set forth in Section 6.10(e).

        "Upper Indemnification Threshold" means Two Hundred Eighty Five Million Dollars ($285,000,000), as adjusted pursuant to Section 9.11.

        "U.S. Registered Intellectual Property" means Registered Intellectual Property that is registered with the United States Patent & Trademark Office and the United States Copyright Office.

        "Versa" means Versa Capital Fund I, L.P. and Versa Capital Fund I Parallel, L.P.

        "VWAP" means the volume-weighted average per share price of the Parent Common Stock on NASDAQ during the period beginning at 9:30 a.m. Eastern time (or such other time as NASDAQ announces as its official open of trading) and ending at 4:00 p.m. Eastern time (or such other time as NASDAQ announces as its official close of trading), as reported by Bloomberg LP (or successor thereto) using its "Volume at Price" functions.

        "WARN Act" has the meaning set forth in Section 4.19(c).

        "Websites" has the meaning set forth in Section 4.12(e).

ARTICLE 2
THE MERGER

        2.1    The Merger.     On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into the Company (the "Merger"), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation").

        2.2    Effective Time.     Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such date and time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").

        2.3    Effects of the Merger.     The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

        2.4    Certificate of Incorporation; By-laws; Directors and Officers.     At the Effective Time, (a) the Company Charter shall be amended so as to read in its entirety as set forth in Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE 3
EFFECT OF THE MERGER ON CAPITAL STOCK

        3.1    Effect of the Merger on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

          (a)    Cancellation of Certain Company Common Stock.    Each share of Company Stock that is owned by the Company (as treasury stock or otherwise) or any of its direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

          (b)    Conversion of Company Stock.

              (i)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 3.1(a) and (ii) Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the following: (i) the Company Common Stock Closing Consideration Per Share, and (ii) the right to receive a portion of the Cash Consideration in accordance with the terms of Section 3.7.

             (ii)  Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 3.1(a) and (ii) Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Company Preferred Stock Closing Consideration Per Share.

            (iii)  At the Effective Time, all such shares of Company Stock will no longer be outstanding and all such shares of Company Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such shares (each, a "Company Certificate") will cease to have any rights with respect thereto, except the right to receive shares of Parent Common Stock in accordance with Section 3.2 hereof and, in the case of Company Common Stockholders, the right to receive a portion of the Cash Consideration in accordance with the terms of Section 3.7.

          (c)    Conversion of Merger Sub Capital Stock.    Each share of common stock, par value $0.001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

        3.2    Surrender and Payment.

          (a)   No later than five (5) Business Days prior to the Effective Time, Parent shall send to each record holder of shares of Company Stock at the Effective Time, a Letter of Transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Parent) for use in such exchange.

          (b)   Upon surrender by a Company Stockholder of all of his, her or its Company Certificates to Parent together with a duly completed and validly executed Letter of Transmittal, each such holder shall be entitled, following the Effective Time, to receive a number of shares of Parent Common Stock equal to the Number of Parent Shares Per Holder for such holder plus the right to receive a portion of the Cash Consideration in accordance with the terms of Section 3.7. Until so surrendered and subject to the terms set forth in Section 3.3, each such Company Certificate shall represent after the Effective Time for all purposes only the right to receive the shares of Parent Common Stock payable in respect thereof plus the right to receive a portion of the Cash Consideration in accordance with the terms of Section 3.7.

          (c)   All consideration paid upon the surrender of Company Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Company Certificate, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the shares of Parent Common Stock plus the right to receive a portion of the Cash Consideration in accordance with the terms of Section 3.7 provided for, and in accordance with the procedures set forth, in this Article 3.

          (d)   Parent shall not be liable to any holder of shares of Company Stock for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall automatically become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (e)   The shares of Parent Common Stock to be issued to the Company Stockholders pursuant to this Article 3 will be issued in a transaction exempt from registration under (i) the Securities Act, by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder, and (ii) applicable state securities Laws. Such shares will not, at the Effective Time, have been registered under the Securities Act or any applicable state securities Laws, and no such shares may be sold or otherwise transferred unless (i) the sale or other transfer of such shares is registered under the Securities Act, (ii) the holder of such shares delivers to Parent an opinion of counsel, in form and substance reasonably acceptable to Parent and its counsel, to the effect that such shares have been sold or otherwise transferred pursuant to exemptions from the registration requirements of the Securities Act and applicable state securities Laws, or (iii) the holder of such shares provides Parent and its counsel with reasonable assurance, as set forth in customary written documentation executed by such holder and its broker, that such shares have been sold or otherwise transferred pursuant to Rule 144 under the Securities Act (or a successor rule thereto). The shares of Parent Common Stock to be issued to the Company Stockholders pursuant to this Article 3 shall be represented by stock certificates that are countersigned by the transfer agent for the Parent Common Stock and bear a restrictive legend (and are subject to stop-transfer instructions) consistent with the foregoing.

          (f)    No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying (i) such fraction, by (ii) the Closing Share Value.

        3.3    Dissenting Shares.     Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares of Company Stock being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the shares of Parent Common Stock in accordance with this Article 3, but instead shall be entitled to only such rights as are granted by the DGCL;

provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the DGCL, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the shares of Parent Common Stock in accordance with this Article 3, without interest thereon, upon surrender of such Certificate formerly representing such shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

        3.4    Withholding Rights.     Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or the treasury regulations thereunder, or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so deducted, withheld and remitted to the appropriate Governmental Authority by Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding

        3.5    Lost Certificates.     If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed (such making of an affidavit, if applicable, to be deemed delivery of such Person's Company Certificate for purposes of this Article 3), Parent will issue, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock to be issued in respect of the shares of Company Stock formerly represented by such Company Certificate as contemplated under this Article 3.

        3.6    Treatment of Company Options.     It is the understanding of the parties hereto that James Bond will exercise some or all of his vested Company Options prior to the Effective Time. The Company shall take all requisite action so that, at the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Option or any other Person, cancelled and of no further force or effect. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any consents) that may be necessary to effectuate the provisions of this Section 3.6.

        3.7    Cash Consideration.     Promptly, and, in any case, no later than the third (3rd) Business Day following the Cash Consideration Due Date, Parent shall pay each Company Common Stockholder an amount equal to such Company Common Stockholder's Pro Rata Share of the following amount (the "Cash Consideration"):

          (a)   the Base Cash Amount; plus

          (b)   the amount (if any) by which the actual Combined Net Debt and Working Capital of the Target Companies as of the Effective Time is less than the Lower Indemnification Threshold ("Additional Cash Consideration"); plus

          (c)   the lesser of (i) the amount of Tax refunds the Company has actually received after the Effective Time and before the third (3rd) Business Day following the Cash Consideration Due

  Date on account of the Income Tax receivable recorded on the Financial Statements in the amount of $5,789,000 (net of reasonable costs incurred by Parent and its Affiliates in connection with realizing such Tax refunds), and (ii) the amount paid to Parent by the Company Stockholders pursuant to Section 9.1(c) with respect to Indemnified Item #1 on the Company Indemnified Items Schedule; plus

          (d)   any refund of Tax of any of the Target Companies actually received after the Effective Time and before the third (3rd) Business Day following the Cash Consideration Due Date with respect to a Pre-Closing Tax Period (net of reasonable costs incurred by Parent and its Affiliates in connection with realizing such Tax refund and net of any Tax imposed on Parent or any of its Affiliates for any Tax period in connection with such Tax refund or the circumstances giving rise to such Tax refund), except to the extent that (i) such refund was taken into account in the determination of Company Net Working Capital as of the Effective Time or is included in the Income Tax receivable recorded on the Financial Statements in the amount of $5,789,000, (ii) such refund is attributable to the carryback of a Tax attribute arising in a period other than a Pre-Closing Tax Period (a "Post-Closing Tax Period"), or (iii) the portion of any refund of Taxes with respect to a Straddle Period of a Target Company apportioned to the Post-Closing Tax Period in the manner described in Section 6.10(c); minus

          (e)   any amounts owed or claimed to be owed (the aggregate amount claimed to be owed, the "Claimed Amount") to Parent by the Company Stockholders in accordance with Article 9, net of the aggregate amount of Replenishments made by the Company Stockholders pursuant to Section 9.7(c)(iii) .

Notwithstanding the foregoing, in the event that after the payment of the Cash Consideration it is finally determined that Parent is not entitled to the Claimed Amount or any portion thereof, the Cash Consideration amount shall be recalculated and to the extent that such recalculated amount exceeds the previously paid amount of Cash Consideration, such excess shall be paid by Parent to the Company Common Stockholders, no later than the tenth (10th) Business Day following such determination, in the manner provided in this Section 3.7. Any payments made by Parent to a Company Common Stockholder pursuant to this Section 3.7 shall be made by wire transfer of immediately available funds to an account designated by the applicable Company Common Stockholder.

        3.8    Closing Schedules.     Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a closing schedule, which shall be certified by the Company's chief financial officer, in the form of Exhibit C (the "Company Closing Schedule") setting forth: (i) a list of all Company Stockholders and Company Optionholders as of such time; (ii) the number of shares of Company Stock and Company Options held by each of the Company Stockholders and Company Optionholders as of such time (assuming for purposes of this calculation that James Bond has exercised the Company Options held by him in full on a cashless exercise basis); (iii) the Number of Parent Shares Per Holder for each Company Stockholder; (iv) the cash in lieu of fractional shares of Parent Common Stock to be paid to each Company Stockholder, (v) the Company's good faith estimate of the Company Net Debt as of the Effective Time; (vi) the Company's estimated consolidated balance sheet of the Target Companies as of the Effective Time and the Company's corresponding good faith estimate of the Company Net Working Capital as of the Effective Time; and (vii) the indirect relative ownership of the outstanding shares of Company Stock by the equity owners of the Holding Vehicles. Notwithstanding anything to the contrary contained herein, for purposes of the Company Closing Schedule and the various items set forth therein, it shall be assumed that James Bond has exercised the Company Options held by him in full on a cashless exercise basis.

        3.9    Tax Consequences.     For U.S. federal income tax purposes, the Merger shall be treated as may be reasonably determined by Parent, and the Parties hereto agree to not take any position on any Tax

Return or in the course of any audit or examination inconsistent with such treatment, except upon a final determination of the applicable Taxing authority.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET COMPANIES

        The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

        4.1    Authorization; Execution and Validity.

          (a)   The Company has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by the Company, to consummate the Merger and the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

          (b)   The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party have been duly and properly authorized by all requisite action (including the approval of the Company Board, but excluding the Company Stockholder Approval) in accordance with applicable Law and with the Organizational Documents of the Target Companies.

          (c)   This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Each of the Transaction Documents to be executed and delivered by or on behalf of the Company will be duly executed and delivered by the Company, and, when so executed and delivered, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

          (d)   The affirmative vote (the "Company Stockholder Approval") of the holders of a majority of the outstanding shares of Company Common Stock (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt or approve this Agreement or any of the transactions contemplated hereby, including the Merger.

        4.2    Approvals; No Conflicts.

          (a)   No consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority or other Person is required for the consummation by the Company of the transactions contemplated hereby, except (i) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) as set forth in Section 4.2(a) of the Company Disclosure Letter.

          (b)   Except as set forth in Section 4.2(b) of the Company Disclosure Letter, none of the execution and delivery of this Agreement and the Transaction Documents by the Company, or the performance by the Company prior to the Closing of the transactions contemplated hereby or thereby:

              (i)  violate or conflict with, or result in a breach of, any of the terms, conditions or provisions of the Organizational Documents of any Target Company;

             (ii)  violate or conflict with or result in a breach of any Law in any material respect;

            (iii)  violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any material obligation under any Permit, Contract that is required to be listed in Section 4.8(a)(ii) through Section 4.8(a)(xvii) of the Company Disclosure Letter, Facility Contracts set forth in Section 4.8(b)(i) of the Company Disclosure Letter, Indebtedness, mortgage, note, bond, license or other similar instrument to which any of the Target Companies is a party or by which the properties or assets of any of the foregoing are bound; or

            (iv)  result in the creation or imposition of any Lien upon any property or assets of the Target Companies (excluding any real property that is or will be subject to the Propco Sales), except for Permitted Liens.

        4.3    Organization.

          (a)   Each of the Target Companies is duly organized, validly existing and, except as set forth on Section 4.3(a)(i) of the Company Disclosure Letter, in good standing under the laws of the state of its formation or incorporation, as the case may be. Each of the Target Companies has full power and authority to carry on its business as conducted by it and to own, lease or license, and operate the properties and assets it now owns or holds and operates. Each of the Subsidiaries, if any, of the Company is set forth in Section 4.3(a)(ii) of the Company Disclosure Letter.

          (b)   Except as set forth in Section 4.3(b) of the Company Disclosure Letter: (i) the Target Companies do not own or otherwise hold, directly or indirectly, beneficially or of record, any stock, membership interest, partnership interest, joint venture interest or other equity interest or participation in any Person other than the Subsidiaries set forth in Section 4.3(a)(ii) of the Company Disclosure Letter and (ii) the Company owns beneficially and of record one hundred percent (100%) of the outstanding equity interests of each of its Subsidiaries, if any, free and clear of all Liens.

          (c)   The name of each director and officer of each Material Target Company is set forth, opposite the position held by the same, in Section 4.3(c) of the Company Disclosure Letter.

          (d)   Each of the Target Companies is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where the nature of the property owned, leased or licensed by it or its use, or the nature or conduct of its business, makes such qualification necessary and where the absence of such qualification would reasonably be expected to have a Material Adverse Effect and the jurisdictions of formation or incorporation of each Material Target Company are listed opposite such Material Target Company's name in Section 4.3(d) of the Company Disclosure Letter.

          (e)   Section 4.3(e) of the Company Disclosure Letter lists each of the Material Target Companies.

        4.4    Capitalization.     Section 4.4(a) of the Company Disclosure Letter sets forth (i) the entire authorized capital stock of each of the Material Target Companies, (ii) the total number of issued and outstanding shares of capital stock of each of the Material Target Companies and (iii) a list of all record owners of shares of capital stock of each of the Material Target Companies and the number of shares held by each such record owner. All of the outstanding shares of capital stock of each of the Target Companies have been validly issued and are fully paid and non-assessable. No shares of capital stock of the Target Companies are subject to, nor have been issued in violation of, preemptive or similar rights. Except as set forth in Section 4.4(b) of the Company Disclosure Letter, none of the Target Companies has any outstanding capital stock or other securities convertible into or exercisable or exchangeable for shares of its capital stock which are not owned by the Company or another Target Company, and none of the Target Companies has any outstanding agreements, options, warrants or rights to subscribe for or to purchase, or that require it to issue, transfer or sell, its capital stock or any stock or securities convertible into or exchangeable for capital stock or containing profit participation, phantom equity or similar features with respect to any of the Target Companies. None of the Target Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. Except as set forth in Section 4.4(c) of the Company Disclosure Letter, there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of capital stock or other securities of any of the Target Companies. All issuances, sales and repurchases by the Target Companies of their respective capital stock have been effected in compliance with all applicable Laws, including applicable foreign, federal and state securities Laws.

        4.5    Financial Statements.

          (a)   Attached as Exhibit D are copies of the following financial statements of the Target Companies (collectively, along with the Holding Company Financial Statements once provided pursuant to Section 6.15, the "Financial Statements"):

              (i)  The audited consolidated balance sheets of Company Intermediate Holdings and its Subsidiaries as of September 30, 2010 and September 30, 2011 and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended, together with a true and correct copy of the related notes and schedules thereto, the report of the Target Companies' auditor on such audited financial statements, and all material letters that have been received on or before the date hereof by any of the Target Companies from such accountants with respect to the results of such audits (the "Intermediate Financial Statements"); and

             (ii)  The draft unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2011 (the "Latest Balance Sheet") and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the year then ended, together with a true and correct copy of a draft of the related notes and schedules thereto (the "Draft Holding Company Financial Statements").

          (b)   Except as set forth in Section 4.5(b) of the Company Disclosure Letter, the Financial Statements are (and the Holding Company Financial Statements and the Quarterly Financial Statements, when delivered by the Company to Parent as required hereby, shall be) consistent with the Books and Records in all material respects, were (and the Holding Company Financial Statements and the Quarterly Financial Statements, when delivered by the Company to Parent as required hereby, shall be) prepared in accordance with GAAP, consistently applied, and fairly present (and the Holding Company Financial Statements and the Quarterly Financial Statements, when delivered by the Company to Parent as required hereby, shall fairly present) in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flows of the Target Companies, as of the respective dates of and for the periods referred to in such financial statements, except that the interim financial statements may lack footnote disclosure and will be subject to normal year-end adjustments otherwise required by GAAP, which will not be material, individually or in the aggregate.

          (c)   Except as set forth in Section 4.5(c) of the Company Disclosure Letter, the Target Companies have, in all material respects and in accordance with industry standards, established, maintained, adhered to and enforced, a system of internal control over financial accounting that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Target Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Target Companies are being made only in accordance with appropriate authorizations of management of the Target Companies and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Target Companies that would be reasonably likely to have a material effect on the Financial Statements. Except as set forth in Section 4.5(c) of the Company Disclosure Letter, none of the Target Companies has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial accounting utilized by the Target Companies, (ii) any fraud, whether or not material, that involves any of the Target Companies' management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target Companies or (iii) any claim or allegation regarding any of the foregoing.

          (d)   For the fiscal year ended September 30, 2011 (i) the aggregate fees and expenses paid by the Target Companies to attorneys (excluding fees and expenses incurred for extraordinary transactions, including the Propco Sales and the transactions contemplated hereby) was $4,470,000 and (ii) the aggregate accrual for Adverse Consequences (other than out of pocket fees and expenses of attorneys) for the Existing Litigation Matters was $2,086,575.

          (e)   All Uncertain Tax Positions (UTPs), known tax exposures, and contingent tax liabilities of any of the Target Companies required by Financial Accounting Standards Board Interpretation No. 48 (FIN 48) and/or Financial Accounting Standard No. 5 (FAS 5) to be disclosed on any financial statement (the "Fin 48 Tax Positions"), have been fully disclosed on the Financial Statements in accordance with GAAP and have been fully disclosed in Section 4.5(e) of the Company Disclosure Letter, and reserves for all such positions, exposures or liabilities plus any interest, additions to tax and penalties have been fully made on the Financial Statements and on the books of the Target Companies in accordance with GAAP and fully disclosed in Section 4.5(e) of the Company Disclosure Letter.

        4.6    Absence of Undisclosed Liabilities.     None of the Target Companies has any material Liabilities (regardless of when such Liability is asserted), except (a) as and to the extent clearly and accurately reflected and accrued for or reserved against in the Latest Balance Sheet; (b) for Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations of a Target Company under a Contract (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by any of the Target Companies); and (d) for liabilities specifically delineated in Section 4.6 of the Company Disclosure Letter.

        4.7    Assets.     The assets, property, rights, agreements and interests of the Target Companies constitute all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or held for use by the Target Companies, in all material respects, to conduct the Business as currently conducted. Except as set forth in Section 4.7(a) of the Company Disclosure Letter, the Target Companies own valid title to all of their properties and assets to conduct their respective businesses as currently conducted free and clear of any Liens other than Permitted

Liens. Except as set forth in Section 4.7(b) of the Company Disclosure Letter, each parcel of real property owned by the Target Companies is owned free and clear of any Liens other than Permitted Liens. Except as set forth in Section 4.7(c) of the Company Disclosure Letter, all of the material tangible personal property of the Target Companies is useable in the ordinary course of business consistent with past practice. Notwithstanding the foregoing in this Section 4.7, nothing in this Section shall be deemed to apply to any real property that is or will be subject to the Propco Sales.

        4.8    Contracts.

          (a)   Section 4.8(a) of the Company Disclosure Letter is a correct and complete list (by reference to the applicable subsection hereof), as of the date hereof, of:

              (i)  all Facility Contracts of the Target Companies (including a schedule of the lot number and type of contract (i.e., management contract or lease) for each Facility Contract);

             (ii)  all Contracts, other than Facility Contracts, that require a Target Company to pay, or entitle a Target Company to receive, or would reasonably be expected to result in obligations of a Target Company of, consideration in excess of $300,000 per annum or $2,000,000 in the aggregate, in each case after the date hereof;

            (iii)  all Contracts that restrict a Target Company or any of its Affiliates from competing with or engaging in any business activity anywhere in the United States, Canada or Puerto Rico, or to the Knowledge of the Company, anywhere in the world other than the United States, Canada or Puerto Rico;

            (iv)  all Contracts for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) to which a Target Company has continuing material obligations or material rights;

             (v)  all Contracts of a Target Company concerning joint venture or partnership agreements, or the sharing of profits, excluding Organizational Documents of wholly owned Subsidiaries;

            (vi)  all Contracts of a Target Company with respect to the lease of Leased Real Property, other than real property which is a parking facility (the "Real Property Leases");

           (vii)  all Contracts of a Target Company with respect to the lease of personal property in excess of $50,000 per annum or $250,000 in the aggregate;

          (viii)  all Contracts of a Target Company with respect to Indebtedness;

            (ix)  all Contracts of a Target Company with any Governmental Authority other than Facility Contracts and monthly parking Contracts;

             (x)  all material Contracts pursuant to which a Target Company leases, is licensed or otherwise authorized to use or distribute any Intellectual Property of any other Person (excluding off-the-shelf software products, shrink-wrap, click-wrap and software packaged with hardware devices) or which otherwise affect the ability of a Target Company to use any material Company Intellectual Property;

            (xi)  all material Contracts pursuant to which a Target Company leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any Company Intellectual Property other than non-exclusive licenses entered into in the ordinary course of business;

           (xii)  all Contracts of a Target Company that contain any "most-favored nation" pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;

          (xiii)  all Contracts of a Target Company that, together with any related Contracts, provide for capital expenditures in excess of $250,000 for any single project or related series of projects (including a schedule of the estimated amount of capital expenditures provided for pursuant to each such Contract);

          (xiv)  all Contracts that provide for the employment or retention of any current employee of a Target Company (other than an offer letter or other similar document which provides for employment of a non-management employee on an at-will basis and that can be terminated by the applicable Target Company with no cost, damages or other liability pursuant to its terms), or an ongoing or potential severance obligation of a Target Company to any current or former employee, or that contains any change of control or similar provisions in respect of any employee of a Target Company;

           (xv)  all Contracts of a Target Company that provide for indemnification of a third-party by a Target Company (which indemnification obligation has not expired or terminated) other than non-exclusive licenses entered into in the ordinary course of business;

          (xvi)  all material credit card processing and merchant agreements; and

         (xvii)  all other Contracts of a Target Company material to the business of the Target Companies, taken as a whole, not otherwise required to be scheduled pursuant to Sections 4.8(a)(i) through 4.8(a)(xvi) above.

          (b)   Except as set forth on Section 4.8(b)(i) of the Company Disclosure Letter, correct and complete copies of the Contracts required to be listed in Section 4.8(a) of the Company Disclosure Letter, together with all modifications and amendments thereto and with appropriate redactions where necessary, have been made available to Parent; provided, that with respect to the Contracts required to be listed on Section 4.8(a)(i) of the Company Disclosure Letter, only the Facility Contracts set forth in Section 4.8(b)(ii) of the Company Disclosure Letter have been made available to Parent. Except as set forth in Section 4.8(b)(iii) of the Company Disclosure Letter, no Target Company is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default in any material respect by a Target Company or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any material obligation under, any Contract required to be listed in Section 4.8(a) of the Company Disclosure Letter, and, to the Company's Knowledge, no other party is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default in any material respect by any other party or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by a Target Company under, or in any manner release any party thereto from any material obligation under, any such Contract. Each of the Contracts required to be listed in Section 4.8(a) of the Company Disclosure Letter is in full force and effect, is valid and enforceable in accordance with its terms and, except as set forth in Section 4.8(b) of the Company Disclosure Letter, will be so immediately after the Effective Time.

          (c)   Except as set forth in Section 4.8(c) of the Company Disclosure Letter, as of the date hereof, the Target Companies have not received any written notice of (nor do the Target Companies otherwise know of) the decision or intention of any other party thereto to cancel, terminate or not renew any Contract required to be listed in Section 4.8(a) of the Company Disclosure Letter, whether in accordance with the terms of the respective Contract or otherwise.

          (d)   To the Company's Knowledge: (i) there are no pending or written threats of condemnation or other governmental taking of any Facility or any part thereof that would be material to the Target Companies, taken as a whole, (ii) no fact or condition exists that would reasonably be expected to result in the termination or impairment of presently available access to any portion of any Facility from adjoining public or private streets or ways or in the discontinuation of presently available and otherwise reasonably necessary sewer, water, electric, gas, telephone or other utilities or services and (iii) there are no material special, general or other assessments pending against a Target Company or affecting any Real Property as of the date of the Latest Balance Sheet that would be payable by the lessee thereof and that have not been accrued for on the Latest Balance Sheet in accordance with GAAP.

        4.9    Real Property.

          (a)   Section 4.9(a) of the Company Disclosure Letter lists all real property owned by any of the Target Companies, excluding those that are or will be subject to the Propco Sales (the "Owned Real Property"). With respect to Owned Real Property, the Company has delivered or made available, to the extent in the Company's possession, to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Target Company acquired such Owned Real Property, and copies of all title insurance policies, opinions and surveys relating to such Owned Real Property, in each case, in the possession of the Company.

          (b)   Section 4.9(b) of the Company Disclosure Letter lists all real property used or held for use by a Target Company which is leased by a Target Company from third parties other than real property which is a parking facility (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"), and indicates, to the Company's Knowledge, the owners or persons responsible for collection of the rental payments relating to such Leased Real Property.

          (c)   The Real Property, together with any property subject to a Facility Contract identified in Section 4.8(a)(i) of the Company Disclosure Letter constitutes the only real property used, occupied or held for use by a Target Company in connection with the Business.

          (d)   Except for the Real Property Leases and any real property subject to a Facility Contract identified in Section 4.8(a)(i) of the Company Disclosure Letter and except as set forth in Section 4.9(d) of the Company Disclosure Letter, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of any parcel of the Real Property.

          (e)   Section 4.9(e) of the Company Disclosure Letter lists any material past due obligation of any Target Company as lessee under any Real Property Lease.

          (f)    Section 4.9(f) of the Company Disclosure Letter lists all pending and, to the Company's Knowledge, written threats of condemnation or other governmental taking of any Real Property or any part thereof that would be material to the Target Companies, taken as a whole.

          (g)   To the Company's Knowledge, Section 4.9(g) of the Company Disclosure Letter lists any Real Property that is not in compliance with all zoning requirements.

          (h)   To the Company's Knowledge, no fact or condition exists that would reasonably be expected to result in the termination or impairment of presently available access to any portion of any Real Property from adjoining public or private streets or ways or in the discontinuation of presently available and otherwise reasonably necessary sewer, water, electric, gas, telephone or other utilities or services.

          (i)    Except as set forth on Section 4.9(i) of the Company Disclosure Letter, to the Company's Knowledge, there are no material special, general or other assessments pending against a Target Company or affecting any Real Property that would be payable by the lessee thereof and that have not been accrued for on the Latest Balance Sheet in accordance with GAAP.

          (j)    Section 4.9(j) of the Company Disclosure Letter lists all brokerage arrangements entered into by any Target Company with respect to any Real Property.

        4.10    Litigation.     Except as set forth in Section 4.10(a) of the Company Disclosure Letter, there is no suit, action, claim, proceeding, investigation, arbitration or mediation pending or, to the Company's Knowledge, threatened against a Target Company or any of its current or former officers, directors or employees (with respect to their service as an officer, director or employee of a Target Company) except for any such matters involving solely a claim of monetary damages of less than $20,000, individually. Section 4.10(b) of the Company Disclosure Letter sets forth a complete and correct list and description of all suits, actions, claims, proceedings, investigations, arbitrations and mediations made, filed or otherwise initiated in connection with a Target Company and resolved during the three (3) years immediately preceding the date of this Agreement, except for matters covered by insurance with an amount ultimately paid out by any Target Company less than $100,000 and no other remedy. Except as set forth in Section 4.10(c) of the Company Disclosure Letter, no Target Company is subject to any judgment, award, order or decree. Except as set forth in Section 4.10(d) of the Company Disclosure Letter, no Target Company is engaged in any suit, action, claim, proceeding, arbitration or mediation to recover monies due it or for damages sustained by it in excess of $10,000 individually.

        4.11    Compliance with Laws.     Except as set forth in Section 4.11 of the Company Disclosure Letter, (i) no Target Company is, nor since the Prior Acquisition Date has it been, in violation of any Law that has resulted or would reasonably be expected to result in Liabilities material to the Target Companies, taken as a whole, and (ii) no Target Company has received notice of any such violation during the three (3) years immediately preceding the date of this Agreement.

        4.12    Intellectual Property.

          (a)   Section 4.12(a) of the Company Disclosure Letter contains a complete list (specifying the owner thereof and the patent, registration or application number and issuance, registration or filing date if applicable) of all patented or registered Intellectual Property owned by any Target Company and all applications for patents or Intellectual Property, and all domain names owned by any Target Company (the "Registered Intellectual Property"). Section 4.12(a) of the Company Disclosure Letter also contains a complete list of material unregistered trademarks and material proprietary software owned by any of the Target Companies. The material Intellectual Property owned by any of the Target Companies (the "Owned Intellectual Property") is the property of one or more the Target Companies, and no Person other than the Target Companies has any right, title or interest in or to any of such Owned Intellectual Property. To the Company's Knowledge, none of the U.S. Registered Intellectual Property is invalid or unenforceable, and all registrations therefor are in full force and are not to the Company's Knowledge subject to pending challenge, opposition, nullity or interference proceedings.

          (b)   The Intellectual Property the Target Companies own, license or have the right to use and/or license or sublicense is sufficient in all material respects, to conduct the Business as currently conducted. Except as set forth in Section 4.12(b) of the Company Disclosure Letter, each item of Company Intellectual Property will, immediately subsequent to the Effective Time, continue to be owned and/or available for use, license or sublicense by the Surviving Corporation on terms which are materially the same as those pursuant to which the Target Companies, immediately prior to the Effective Time subject to obtaining any required consents for assignment for software licensed from third parties. No loss or expiration of any of Registered Intellectual Property prior to the natural expiration of such Intellectual Property is pending or threatened to the Company's Knowledge. The Target Companies have taken all action necessary and paid all fees and Taxes (to the extent applicable), required to protect and maintain in full force and effect the material U.S. Registered Intellectual Property other than for such items listed on Section 4.12(b) of the Company Disclosure Letter which counsel has been instructed to abandon in the ordinary course of business.

          (c)   There are no pending claims against a Target Company, and there have not been any such claims since the Prior Acquisition Date, contesting the validity, use, ownership or enforceability of any of the Owned Intellectual Property, and, to the Company's Knowledge, no such action is threatened (including cease and desist letters, demands or offers to license), in each case other than prosecution matters conducted before the U.S. Patent and Trademark Office in the ordinary course. The operation of the Business does not infringe, misappropriate or violate, and the operation of the Business since the Prior Acquisition Date has not infringed, misappropriated or violated, the Intellectual Property of any other Person in any material respect. Except as set forth in Section 4.12(c) of the Company Disclosure Letter, during the three (3) years immediately preceding the date of this Agreement, no written notices have been received by a Target Company regarding any potential infringement, misappropriation or violation of Intellectual Property of any other Person (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), and no Target Company has received, during the three (3) years immediately preceding the date of this Agreement, a non-infringement legal opinion with respect to any Company Intellectual Property. To the Company's Knowledge, no other Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

          (d)   The computer systems and related equipment currently used in the conduct of the Business, including the internal software, hardware and networks, and customer or client-facing or accessible websites and interactive functionality (collectively, the "Systems"), are sufficient in all material respects for the current needs of the Business. Except as set forth in Section 4.12(d) of the Company Disclosure Letter, in the past twelve (12) months, there have been no material failures, breakdowns, or continued substandard performance of, any such Systems that has caused the substantial disruption or interruption in or to the use of such Systems by a Target Company or the conduct of the Business. The Target Companies have a commercially reasonable disaster recovery plan, a complete copy of which has been made available to Parent.

          (e)   All of the Target Companies' privacy policies applicable to the collection, storage and usage of information collected from the Target Companies' web sites (the "Privacy Policies" and such websites being, herein, the "Websites") are posted, to the extent required, on such Websites. To the Knowledge of the Company, the Target Companies have since the Prior Acquisition Date collected, stored and used personally identifiable information in compliance with the Privacy Policies.

          (f)    Except as set forth on Section 4.12(f) of the Company Disclosure Letter, the Target Companies have since the Prior Acquisition Date been and currently are in material compliance with all Laws relating to privacy, security, and security breach notification requirements applicable to the Websites used in the operation of the Business.

          (g)   To the Knowledge of the Company, none of the Target Companies has received during the three (3) years immediately preceding the date of this Agreement inquiries from the Federal Trade Commission or any other federal or state Governmental Authority regarding the possible violation of their Privacy Policies or any Laws relating to privacy, security or security breach notification.

          (h)   None of the Target Companies has received during the three (3) years immediately preceding the date of this Agreement any written complaint from any Website user regarding material non-compliance with their Privacy Policy.

          (i)    The Target Companies have since February 28, 2009 adopted reasonable measures, including administrative, physical and technical measures, to protect the confidentiality, security, availability and integrity of personally identifiable information maintained, processed or transmitted by or through their Websites or Systems; and, without limiting the generality of the foregoing, the Target Companies have complied with the Payment Card Industry Data Security Standards (issued by the Payment Card Industry Security Standards Council) applicable to the Business.

          (j)    The Target Companies have adopted reasonable procedures for identifying and responding to breaches of security of personally identifiable information, including procedures for notifying persons whose personally identifiable information is accessed or acquired by unauthorized persons.

          (k)   To the Company's Knowledge, since February 28, 2009, no Target Company has experienced any material breach of security of personally identifiable information maintained, processed or transmitted by any Target Company whether or not such security breach required notice thereof to any Person under any applicable Law.

        4.13    Conduct of Business.     Except as set forth in Section 4.13(a) of the Company Disclosure Letter, from June 30, 2011 to the date hereof, (i) the Target Companies have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) there has been no event, change or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 4.13(b) of the Company Disclosure Letter, from June 30, 2011 to the date hereof, no Target Company has:

          (a)   except for items solely relating to one or more properties that are or will be subject to the Propco Sales, sold, assigned, transferred, disposed of, or abandoned any material property, rights or assets, except for the sale of inventory in the ordinary course of business consistent with past practice, or mortgaged, pledged or subjected any material property, right or assets to any Lien (other than Permitted Liens), charge or other restriction;

          (b)   except for items solely relating to one or more properties that are or will be subject to the Propco Sales, sold, assigned, transferred, disposed of, or abandoned or permitted to lapse any Permits, any material Intellectual Property or any other material intangible assets, or disclosed any confidential or proprietary information of the Target Companies to any Person (excluding Persons under an agreement or obligation of confidentiality), granted any license or sublicense of any rights under or with respect to any material Intellectual Property other than non-exclusive licenses entered into in the ordinary course of business;

          (c)   made or granted, or made any promise to make or grant, any increase in the compensation of any employee with annual compensation of $150,000 or more, or amended or terminated any existing employee plan, program, policy or arrangement, including any Employee Benefit Plan, or adopted any new Employee Benefit Plan, in each case other than immaterial changes in salary or bonus compensation in the ordinary course of business consistent with past practice or except as required by Law or by the terms of any Employee Benefit Plan or other agreement, or hired or engaged any employee or independent contractor with annual compensation of $150,000 or more;

          (d)   conducted its cash management customs and practices (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) and maintained the Books and Records in the ordinary course of business consistent with past practice;

          (e)   made any loans or advances to, or guarantees for the benefit of, or entered into any transaction or Contract with, any Affiliate other than a wholly owned Subsidiary or in the ordinary course of business consistent with past practice;

          (f)    suffered any extraordinary loss, damage, destruction or casualty loss to the business of a Target Company or the properties or assets of a Target Company, or canceled, compromised, released or waived any rights or claims of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

          (g)   other than any changes required by changes to GAAP or in applicable Law after the date hereof, adopted or changed any financial reporting, Tax or accounting policy, period, method or practice, including any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or its fiscal year that would be material to the Target Companies, taken as a whole;

          (h)   declared, set aside or paid any dividend or distribution of cash, capital stock or other property or securities in respect of its capital stock or purchased, redeemed or otherwise acquired any shares of its capital stock or other securities;

          (i)    amended, canceled, terminated, modified or waived any Contract required to be listed in Section 4.8(a) of the Company Disclosure Letter, except in the ordinary course of business consistent with past practice;

          (j)    issued, delivered, sold, pledged or otherwise encumbered any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Stock or the value of the Company or any part thereof;

          (k)   amended or taken any action to amend its Organizational Documents, or engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

          (l)    acquired by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or entity or division thereof;

          (m)  commenced, waived, paid, discharged or settled any material claim or lawsuit;

          (n)   adopted or entered into any collective bargaining agreement or other labor union Contract applicable to the employees of any of the Target Companies;

          (o)   made any capital expenditures or commitments, or incurred the obligation to make any such expenditures or commitments, in excess of $2,000,000 per quarter;

          (p)   incurred any Indebtedness other than Indebtedness incurred under the existing credit facilities of such Target Company set forth in Section 4.8(a)(viii) of the Company Disclosure Letter;

          (q)   made, changed or rescinded any material election relating to Taxes;

          (r)   entered into any closing agreement or similar arrangement with respect to Taxes or any settlement of any material audit, examination or other claim or liability for Taxes or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than in connection with ordinary course extensions for the filing of any Tax Returns);

          (s)   filed any Tax Return in a manner inconsistent with past practice, amended any Tax Return, filed any claim for a material Tax refund or surrendered any right to claim a refund of Taxes;

          (t)    had Company Letters of Credit with a face amount outstanding in excess of Fifty Five Million Dollars ($55,000,000) in the aggregate; or

          (u)   entered into any Contract to do or engage in any of the foregoing.

        4.14    Insurance.

          (a)   Each of the insurance policies now maintained by the Target Companies and the respective limits for such insurance policy, is set forth in Section 4.14(a) of the Company Disclosure Letter hereto (collectively, the "Insurance Policies"). Except as set forth in Section 4.14(a)(ii) of the Company Disclosure Letter, each Insurance Policy is in full force and effect, the Target Companies are not in default under any Insurance Policy in any material respect, no claim for coverage under any Insurance Policy where the claimed amount would reasonably be expected to exceed the self-insured retention or deductible has been denied or disputed during the three (3) years immediately preceding the date of this Agreement and, during the three (3) years immediately preceding the date of this Agreement, the Target Companies have not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to the Insurance Policies.

          (b)   Set forth in Section 4.14(b) of the Company Disclosure Letter is a list, as of the date hereof, of (i) all outstanding performance or surety bonds issued on behalf of any of the Target Companies, and (ii) the total amount of collateral currently being held by the issuer(s) thereof.

          (c)   Since February 28, 2009, no performance or other surety bond issued on behalf of any Target Company has been forfeited by the applicable Target Company or presented for payment by its obligee.

          (d)   Except as set forth in Section 4.14(d) of the Company Disclosure Letter, none of the Target Companies has received during the three (3) years immediately preceding the date of this Agreement any written complaint from the Occupational Safety and Health Administration with respect to any matter that would reasonably be expected to be material to the Target Companies, taken as a whole.

        4.15    Permits.     Except as set forth in Section 4.15(a), to the Company's Knowledge, each of the Target Companies holds all material Permits necessary for its current conduct of the Business as currently conducted. Except as set forth in Section 4.15(b) of the Company Disclosure Letter and except for matters which have been resolved and any liability discharged prior to the date hereof, to the Company's Knowledge, each Target Company is, and at all times since the Prior Acquisition Date has been, in compliance in all material respects with all such Permits, all of which are validly subsisting, binding and in full force and effect in all material respects. During the three (3) years immediately preceding the date of this Agreement, except as set forth on Section 4.15(c) of the Company Disclosure Letter, no Target Company has received any notice regarding any actual, alleged or potential failure to comply with any such Permit, and, to the Company's Knowledge, no action or proceeding is threatened to revoke, suspend, terminate, cancel, withdraw or limit any such Permits, except for Permits where the failure to comply with such Permit resulted in fines, penalties or other damages of less than $5,000 individually.

        4.16    Employee Benefit Plans.

          (a)   Section 4.16(a) of the Company Disclosure Letter sets forth a correct and complete list of all Employee Benefit Plans.

          (b)   The Target Companies have made available correct and complete copies to Parent of (i) each written Employee Benefit Plan, as amended to the Closing, together with audited financial statements and actuarial reports for the most recent plan year, if applicable; (ii) each funding vehicle and service agreement related to each Employee Benefit Plan, if reduced to writing, including all amendments; (iii) the most recent and any other material determination letter or ruling issued by any Governmental Authority with respect to each Employee Benefit Plan, if applicable; (iv) the Form 5500 Annual Report, including all schedules and attachments, for the most recent plan year for each Employee Benefit Plan, if applicable, and (v) the most recent summary plan description and any summary of modifications for each Employee Benefit Plan, if applicable. A description of any unwritten Employee Benefit Plan, including a description of any material terms of such plan, is set forth in Section 4.16(b) of the Company Disclosure Letter. Each Employee Benefit Plan that is intended to be a "qualified plan" under Section 401(a) of the Code has received a favorable determination letter from the IRS which remains in effect and on which it can rely, and, to the Company's Knowledge, there are no facts or circumstances that would jeopardize such qualification.

          (c)   Each Employee Benefit Plan (i) complies in all material respects in form and in operation with its terms and with all applicable requirements under ERISA, the Code or any other applicable Law and (ii) has been and is operated and funded in all material respects in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax deferral for its participants, tax-exempt status for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. With respect to each Employee Benefit Plan, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending on or prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall have been timely made in all material respects or accrued in accordance with past practice.

          (d)   Except as set forth in Section 4.16(d) of the Company Disclosure Letter, neither the Target Companies nor any predecessors that operated the Business or any Company Plan Affiliate participates in or makes contributions to or has any other Liability (contingent or otherwise) with respect to an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or was (i) a "multiemployer plan" within the meaning of Section 3(37) or 4001 of ERISA, (ii) a "multiple employer plan" within the meaning of Code Section 413(c), (iii) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

          (e)   Except as set forth on Section 4.16(e) of the Company Disclosure Letter, there are no actions, suits, investigations or claims pending or, to the Company's Knowledge, threatened with respect to any Employee Benefit Plan or the assets thereof (other than routine claims for benefits), and, to the Company's Knowledge, there are no facts which would reasonably give rise to any material Liability, action, suit, investigation, or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Employee Benefit Plan or the assets thereof.

          (f)    No Employee Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Target Companies, or the spouses or dependents of any of the foregoing (except for healthcare continuation coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Sections 601 through 608 of ERISA).

          (g)   Except as set forth in Section 4.16(g) of the Company Disclosure Letter, no Employee Benefit Plan, or any other agreement, program, policy or other arrangement by or to which a Target Company is a party, is bound or is otherwise liable, by its terms or in effect requires any payment or transfer of money, property or other consideration (i) on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment would constitute an "excess parachute payment" within the meaning of Section 280G of the Code or (ii) which would not be deductible pursuant to Section 162(m) of the Code with respect to any period prior to the Closing.

          (h)   Each Employee Benefit Plan that is a "non-qualified deferred compensation plan" (as such term is defined in Section 409A(d)(1) of the Code) complies in all material respects with Section 409A of the Code and the Company has not reported any amount of compensation pursuant to any such plan either (i) using Code 2 in Box 12 of an employee's Form W-2 or (ii) in Box 15b of a non-employee service provider's Form 1099-MISC.

          (i)    To the Company's Knowledge, no Person: (i) has entered into any nonexempt "prohibited transaction," as such term is defined in ERISA and the Code, with respect to any Employee Benefit Plan; (ii) has breached a fiduciary obligation with respect to any Employee Benefit Plan; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan, in each case that would reasonably be expected to give rise to a material liability to the Target Companies, taken as a whole. Each Target Company has, for purposes of each relevant Employee Benefit Plan, in all material respects, correctly classified those individuals performing services for such Target Company as common law employees, leased employees, independent contractors or agents of the Target Company.

        4.17    Affiliate Transactions.     Except as set forth in Section 4.17(a) of the Company Disclosure Letter, none of the Target Companies has engaged in any Affiliate Transactions at any time during the three (3) years immediately preceding the date of this Agreement. From and after the Closing Date, expect as expressly contemplated by this Agreement and the other Transaction Documents and except as set forth in Section 4.17(b) of the Company Disclosure Letter, none of the Target Companies shall have any obligation to engage in any Affiliate Transaction and shall not be bound by any contract, agreement, arrangement or commitment with respect to any Affiliate Transaction. For purposes of this Agreement, "Affiliate Transaction" means any contract, agreement, arrangement, commitment or transaction between the Target Companies, on the one hand, and (a) any present or former officer, director, employee or stockholder of any of the Target Companies or any of their respective Affiliates, (b) any of the Company Stockholder's (i) funds managed by the same investment manager as such Company Stockholder and (ii) portfolio companies of such Company Stockholder, or (c) to the Company's Knowledge, any family member thereof or any trust for the benefit of any such person or entity, any family members thereof or any entity in which any officer, director, employee or stockholder of any of the Target Companies or any family member thereof is an owner of more than 10% of the voting equity securities of such entity (other than a public company), on the other.

        4.18    Environment.     Except as set forth on Section 4.18 of the Company Disclosure Letter:

          (a)   The Target Companies have not received any notice of any, and to the Company's Knowledge there are no, pending actions against the Target Companies under any Environmental Requirement.

          (b)   The Target Companies have not received notice of any, and to the Company's Knowledge there are no, environmental conditions, situations, or incidents that would reasonably be expected to give rise to a material action or to any material liability with respect to the Target Companies, taken as a whole, under any Environmental Requirement.

          (c)   The Target Companies have not been requested or required to take any corrective action regarding any hazardous waste treatment, storage or disposal facility or unit pursuant to the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901, et. seq. as amended by the Solid and Hazardous Waste Amendments of 1984, or under any state "RCRA" statute, program or implementing regulations.

          (d)   Except for matters that would not reasonably be expected to result in a Liability material to the Target Companies and except for matters that have been resolved, taken as a whole, the Target Companies have not received any written notice, nor to the Company's Knowledge, have the Target Companies been, included, named or designated as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601, et. seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 ("Superfund") or under any state Superfund statute or other law of similar effect imposing liability regarding Hazardous Materials.

          (e)   There are no underground or aboveground storage tanks or connecting piping systems present on or under any Facilities, except for such tanks and/or piping systems for which all material documents and information in the Target Companies' possession or control have been made available to Parent prior to Closing.

          (f)    The Target Companies have not received any notice of, nor to the Company's Knowledge have there been, any Releases of Hazardous Materials on, about or under any of the soil or groundwater of any of the Real Property for which Releases any Target Company would reasonably be expected to incur any material liability under any Environmental Requirements.

          (g)   During the three (3) years immediately preceding the date of this Agreement, the Target Companies have not received any notice of, nor to the Company's Knowledge have any of them been a party to, any citizen suit or governmental action with regard to or associated with any of the Real Property brought pursuant to any Environmental Requirement.

          (h)   The Target Companies are in compliance with all applicable Environmental Requirements with respect to the Real Property and the requirements of any permits issued under such Environmental Requirements with respect to the Real Property, in each case, in all material respects.

          (i)    The Target Companies have made available to Parent with correct and complete copies of all material documents in their possession pertaining to environmental matters regarding any of the Real Property or the Business of the Target Companies, including reports, assessments, correspondence, data, notices, orders, audits, material safety data sheets, logs and permits.

        4.19    Employees; Labor Relations.

          (a)   Section 4.19(a) of the Company Disclosure Letter hereto is a list of all of the Target Companies' current employees, directors, officers and independent contractors, setting forth the name, title, employment (or such independent contractor, as the case may be) commencement date, current annual rate of compensation of each such person and total compensation (including bonuses) for such employee, director, officer or independent contractor that earned in excess of $150,000 during calendar year 2011 or is expected to earn in excess of $150,000 during calendar year 2012 (the "Subject Persons"). Except as set forth in Section 4.19(a) of the Company Disclosure Letter, none of the Subject Persons of the Target Companies are on short-term or long-term disability, military, medical or other leave as of the date hereof. Except as set forth in Section 4.19(a) of the Company Disclosure Letter, from December 31, 2010 to the date hereof, (i) no Subject Person of the Target Companies has given written notice of his or her intent to terminate such employment, and (ii) no written notice of termination has been given to any Subject Person by the Target Companies. To the Company's Knowledge, no employee or independent contractor has, in connection with his or her performance of services on behalf of the Target Companies, breached any restrictive covenant that he or she owes to any third party.

          (b)   Except as set forth in Section 4.19(b) of the Company Disclosure Letter hereto (i) the Target Companies are not a party to any confidentiality agreements, collective bargaining agreements or other contracts or agreements with any employees of the Target Companies (or any labor union representing such employees) with respect to their employment by the Target Companies, (ii) no strike, union organizational activity or allegation, charge or complaint of employment discrimination, harassment or other similar occurrence (whether or not resolved) is pending or, to the Company's Knowledge, threatened against any of the Target Companies (and to the Company's Knowledge, there is no basis for any such allegation, charge or complaint) and (iii) there are no outstanding union grievances with material financial consequences for the Target Companies.

          (c)   Each Target Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act"), or any similar applicable Law. The Company has made available to Parent a list of each employee of the Target Companies whose employment was terminated during the 90 day period immediately preceding the date of this Agreement.

        4.20    Workers' Compensation.     Section 4.20 of the Company Disclosure Letter sets forth all Liabilities that are material to the Target Companies, taken as a whole, relating to any claims by employees and former employees (including dependents and spouses) of the Target Companies or any Company Plan Affiliate or predecessor of the Target Companies that are currently pending for costs, expenses and other liabilities under any workers' compensation Laws, requirements, insurance (including any captive insurance) or other programs. The specific accruals or reserves with respect to such Liabilities set forth on the Latest Balance Sheet are reflected on the Latest Balance Sheet in accordance with GAAP. To the Company's Knowledge, no claims, injuries, fact, event or condition exists which would reasonably be expected to give rise to a claim by employees, leased employees or former employees (including dependents and spouses) of the Target Companies or any Company Plan Affiliates under any workers' compensation Laws, requirements, insurance (including any captive insurance) or other programs or for any other medical costs and expenses, in each case that would result in material Liabilities to the Target Companies, taken as a whole.

        4.21    Taxes.

          (a)   Except as set forth in Section 4.21(a) of the Company Disclosure Letter, (i) all Tax Returns required to be filed by or with respect to any of the Target Companies have been duly and timely filed; (ii) all Taxes required to be paid by any of the Target Companies have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with applicable Law; and (iv) none of the Target Companies has been notified in writing of any proposed adjustment relating to such Tax Returns or Taxes which adjustment has not been resolved.

          (b)   Except as set forth in Section 4.21(b) of the Company Disclosure Letter, (i) there is no unresolved Tax deficiency made in writing that is outstanding or assessed, and, to the Company's Knowledge, there is no Tax deficiency proposed or threatened to be proposed or assessed against any of the Target Companies, (ii) all deficiencies of Taxes assessed by any applicable Governmental Authority against any of the Target Companies have been paid, fully settled or withdrawn; (iii) since January 1, 2008, none of the Target Companies has received any written notice indicating an intent to open an audit or other review related to Tax matters, any request for information related to Tax matters, or any written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against any of the Target Companies; (iv) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Target Companies for any taxable period (except for ordinary course extensions for the filing of any Tax Returns); (v) there are no Liens for Taxes (other than a Permitted Lien) on any assets of the Target Companies; and (vi) no written notice has been received by any of the Target Companies from a Government Authority in any jurisdiction in which Tax Returns have not been filed by any of the Target Companies to the effect that the payment of Taxes or filing of Tax Returns by any of the Target Companies in such jurisdiction may be required.

          (c)   Except as set forth in Section 4.21(c) of the Company Disclosure Letter hereto, none of the Target Companies is a party to any currently pending Tax audits or other administrative proceedings or any currently pending court proceedings with regard to any Taxes for which the Target Companies would be liable; and, no power of attorney that is currently in force has been granted by any of the Target Companies with respect to any matter relating to Taxes that would affect any of the Target Companies.

          (d)   Except as set forth in Section 4.21(d) of the Company Disclosure Letter, the Target Companies have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, stockholder or any other third party, and the Target Companies have timely filed all information Tax Returns and records relating to such withheld Taxes that are required to be filed with any Governmental Authority.

          (e)   Section 4.21(e) of the Company Disclosure Letter lists (i) all federal, state, local, and non-U.S. Income Tax Returns filed with respect to any of the Target Companies for taxable periods ended on or after December 31, 2007, and (ii) all Income Tax Returns of the Target Companies for taxable periods ended on or after December 31, 2007 that have been audited or that are currently are the subject of audit. Except as set forth in Section 4.21(e) of the Company Disclosure Letter, the Target Companies have delivered or made available to Parent correct and complete copies of all federal, state and local Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target Companies filed or received since 2007 and for all Taxable years for which the applicable statute of limitations has not expired.

          (f)    None of the Target Companies is or has been a party to any "reportable transaction," other than "loss transactions", each as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b). To the Company's Knowledge, none of the Target Companies is or has been a party to any "loss transaction", as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b). All uncertain Tax positions of any of the Target Companies have been properly reported and disclosed to the extent required by applicable law on IRS Form Schedule—UTP.

          (g)   None of the Target Companies (i) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

          (h)   The unpaid Taxes of the Target Companies (A) did not, as of September 30, 2011, exceed the reserve and accruals for Tax Liability (rather than any reserve or accrual for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve and accruals as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Target Companies in filing their Tax Returns. Except as set forth in Section 4.21(h) of the Company Disclosure Letter, since the date of the Latest Balance Sheet, none of the Target Companies has incurred any material Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

          (i)    Except as set forth in Section 4.21(i) of the Company Disclosure Letter, none of the Target Companies (i) is bound by a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) with any Governmental Authority that is currently in effect; (ii) has agreed to, or is required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) is a party to, bound by, or obligated under, any Tax sharing agreement, Tax indemnification agreement or similar agreement (other than this Agreement or any other ordinary course commercial agreement the primary purpose of which is not Tax) pursuant to which it will have any obligation to make any Tax payments to any Person (other than any of the Target Companies) after the Closing; or (iv) is currently a party to a "gain recognition agreement" as defined in Regulations Section 1.367(a)-8.

          (j)    None of the Target Companies (i) is projected to have a material amount includible in its income for the current taxable year or the immediately preceding taxable year under Section 951 of the Code, or (ii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

          (k)   As of the date hereof none of the Company Stockholders is, and as of the Closing none of the Company Stockholders that is then a holder of Company Stock will be, treated as a "foreign person" for any U.S. federal tax purposes (including for purposes of Sections 897, 1441 and 1445 of the Code and the treasury regulations thereunder).

          (l)    Except as set forth in Section 4.21(l) of the Company Disclosure Letter, none of the Target Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Income Tax purposes for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

              (i)  change in method of accounting made prior to the Effective Time for a taxable period ending on or prior to the Effective Time;

             (ii)  "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Effective Time;

            (iii)  intercompany transaction or excess loss amount described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

            (iv)  installment sale or open transaction disposition made on or prior to the Effective Time;

             (v)  prepaid amount received on or prior to the Effective Time; or

            (vi)  election under Code Section 108(i) made prior to the Effective Time.

          (m)  Since February 1, 2009, none of the Target Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed in whole or in part by Code Section 355 or Code Section 361.

          (n)   Except as set forth in Section 4.21(n) of the Company Disclosure Letter, none of the Target Companies and no entity in which any of the Target Companies holds, directly or indirectly, any interest (i) has ever been a "controlled foreign corporation" as defined in Code Section 957, (ii) has ever been a "passive foreign investment company" within the meaning of Code Section 1297, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

          (o)   None of the Target Companies has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

        4.22    Accounts Receivable and Accounts Payable.

          (a)   All accounts receivable of the Target Companies reflected on the Latest Balance Sheet, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually performed in the ordinary course of business consistent with past practice.

          (b)   The accounts payable of the Target Companies reflected on the Latest Balance Sheet, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course of business consistent with past practice. Except as set forth in Section 4.22(b) of the Company Disclosure Letter, as of the date hereof, the accrued liabilities of the Target Companies incurred since the date of the Latest Balance Sheet have been incurred in the ordinary course of business consistent with past practice. No Target Company has failed to pay in the ordinary course of business or in a manner consistent with past practice any material amounts described in this Section 4.22(b).

        4.23    Vendors.

          (a)   Section 4.23(a) of the Company Disclosure Letter sets forth a list of the ten (10) largest vendors to the Target Companies in the aggregate of inventory, materials and services and commodities as measured by the aggregate dollar value of purchases by the Target Companies from such vendors during the most recently completed fiscal year. No such vendor has canceled or otherwise terminated or adversely modified its relationship with the Target Companies in the twelve (12) months preceding January 1, 2012. To the Company's Knowledge, no such vendor intends to cancel or otherwise terminate or adversely modify its relationship with the Target Companies. Other than in the ordinary course of business consistent with past practice, no Target Company has received any discount or other price concession as a result of any financial accommodation provided by a Target Company or any Affiliate of any of the foregoing, to such vendor.

          (b)   None of the vendors to the Target Companies listed in Section 4.23(a) of the Company Disclosure Letter is an Affiliate of any of the Target Companies or the Company Stockholders, nor would any of the Contracts between a Target Company, on the one hand, and a vendor, on the other hand, be deemed an Affiliate Transaction. None of the Target Companies has entered into a Contract with a vendor that includes a "minimum purchase requirement" or other similar obligation to purchase from such vendor. None of the Target Companies holds inventory on consignment.

        4.24    Bank Accounts; Powers of Attorney.     Section 4.24(a) of the Company Disclosure Letter is a complete and correct list of each bank or financial institution in which any Target Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box and the names of all persons authorized to draw thereon or to having signatory power or access thereto. Section 4.24(b) of the Company Disclosure Letter is a complete and correct list of all outstanding powers of attorney executed on behalf of a Target Company.

        4.25    Brokers' or Finders' Fees.     Except as set forth in Section 4.25 of the Company Disclosure Letter, no agent, broker, investment banker or other Person acting on behalf of a Target Company, or under the authority thereof, is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

        4.26    Corporate Names; Business Locations.     Since February 28, 2009, (a) except as set forth in Section 4.26(a) of the Company Disclosure Letter, no Target Company has operated under any other legal name or used any fictitious or trade names, and (b) no Target Company has had an office or place of business (that is not a parking facility) other than as set forth in Section 4.26(b) of the Company Disclosure Letter. Except as set forth in Section 4.26(c) of the Company Disclosure Letter, no Target Company has been the surviving corporation of a merger or consolidation since February 28, 2009.

        4.27    Disclosure Documents.

          (a)   None of the information supplied or to be supplied by or on behalf of the Target Companies specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Parent Stockholders, at the time of the Parent Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Target Companies or other information supplied by or on behalf of the Target Companies specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

          (b)   The representations and warranties contained in this Section 4.27 will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

        4.28    Foreign Corrupt Practices.     Since the Prior Acquisition Date, none of the Target Companies, nor any director, officer, agent, employee or other Person acting on behalf of any of the Target Companies, has, in the course of his, her or its actions for, or on behalf of, any of the Target Companies: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

        4.29    Takeover Statutes; No Rights Agreement.

          (a)   The approval by the Company Board of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby constitutes the approval needed for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that none of the restrictions provided for in Section 203 of the DGCL apply or will apply to the execution, delivery, performance and consummation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

          (b)   Subject to obtaining the Company Stockholder Approval, the Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Organizational Documents of the Target Companies or the laws of Delaware or any other jurisdiction that is, or is reasonably likely to become, applicable to the Target Companies as a result of the transactions contemplated by this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

          (c)   None of the Target Companies has adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Company Stock or a change in control of the Target Companies.

        4.30    No Other Representation.     Except as set forth in this Article 4, the Company makes no other representations or warranties, express or implied, including warranties of merchantability or fitness for a particular purpose, representations or warranties contained in or arising from any confidential selling memorandum or similar documents concerning the Target Companies or their business, assets, financial condition, prospects or otherwise.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND MERGER SUB

        Except as may be disclosed in any of the Parent SEC Reports available on EDGAR at least five (5) Business Days prior to the date of this Agreement, each of Parent and Merger Sub hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

        5.1    Authorization.

          (a)   Parent has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by Parent and, subject to obtaining Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. Merger Sub has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by Merger Sub, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

          (b)   The execution, delivery and performance by Parent of this Agreement and each of the Transaction Documents to which Parent is a party have been duly and properly authorized by all requisite action (including the approval of the Parent Board, but excluding the Parent Stockholder Approval) in accordance with applicable Law and with the Organizational Documents of Parent. The execution, delivery and performance by Merger Sub of this Agreement and each of the Transaction Documents to which Merger Sub is a party have been duly and properly authorized by all requisite action in accordance with applicable Law and with the Organizational Documents of Merger Sub.

          (c)   This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions. Each of the Transaction Documents to be executed and delivered by or on behalf of Parent will be duly executed and delivered by Parent, and, when so executed and delivered, will constitute the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions. This Agreement has been duly executed and delivered by Merger Sub and constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Each of the Transaction Documents to be executed and delivered by or on behalf of Merger Sub will be duly executed and delivered by Merger Sub, and, when so executed and delivered, will constitute the legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

          (d)   The affirmative vote (the "Parent Stockholder Approval") of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter (the "Required Parent

  Stockholder Vote") is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the issuance of Parent Common Stock in the Merger (the "Parent Stockholder Approval Matter").

          (e)   The affirmative vote (the "Merger Sub Stockholder Approval") of the holders of a majority of the outstanding shares of Merger Sub Common Stock (the "Required Merger Sub Stockholder Vote") is the only vote of the holders of any class or series of the Merger Sub's capital stock necessary to adopt or approve this Agreement or any of the transactions contemplated hereby, including the Merger.

        5.2    Approvals; No Conflicts.

          (a)   No consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority or other Person is required for the consummation by Parent or Merger Sub of the transactions contemplated hereby, except (i) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing with, and clearance by, the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, in accordance with the Exchange Act, (iv) the filing of a Form D with the SEC, (v) such filings, consents, approvals, orders and authorizations as may be required by state securities (or "blue sky") laws and the securities laws of any foreign country and (vi) as set forth in Section 5.2(a) of the Parent Disclosure Letter.

          (b)   Except as set forth in Section 5.2(b) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement and the Transaction Documents by Parent and Merger Sub nor the performance by Parent and Merger Sub of the transactions contemplated hereby or thereby will:

              (i)  violate or conflict with, or result in a breach of, any of the terms, conditions or provisions of the Organizational Documents of Parent or Merger Sub;

             (ii)  violate or conflict with or result in a breach of any Law in any material respect;

            (iii)  violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any material obligation under any Parent Material Contract, Permit, Indebtedness, mortgage, note, bond, license or other similar instrument to which Parent or Merger Sub, or any of their respective Subsidiaries, is a party or by which the properties or assets of any of the foregoing are bound; or

            (iv)  result in the creation or imposition of any Lien upon any property or assets of Parent or Merger Sub, or any of their respective Subsidiaries, except for Permitted Liens.

        5.3    Organization.

          (a)   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and each of its Subsidiaries has full power and authority to carry on its respective business as conducted by it and to own, lease or license, and operate the properties and assets it now owns or holds and operates.

          (b)   Each of the Subsidiaries, if any, of Parent is set forth in Section 5.3(b)(i) of the Parent Disclosure Letter. Except as set forth in Section 5.3(b)(ii) of the Parent Disclosure Letter, neither Parent nor Merger Sub own or otherwise hold, directly or indirectly, beneficially or of record, any stock, membership interest, partnership interest, joint venture interest or other equity interest or participation in any Person other than the Subsidiaries set forth in Section 5.3(b)(i) of the Parent Disclosure Letter. Except as set forth in Section 5.3(c) of the Parent Disclosure Letter, Parent owns beneficially and of record one hundred percent (100%) of the outstanding equity interests of each of its Subsidiaries, if any, free and clear of all Liens.

          (c)   Each of Parent and its Subsidiaries is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where the nature of the property owned, leased or licensed by it or its use, or the nature or conduct of its business, makes such qualification necessary and where the absence of such qualification would reasonably be expected to have a Material Adverse Effect.

        5.4    Capitalization.     The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. As of the close of business on February 28, 2012 (the "Measurement Date"), (a) 15,617,378 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (b) no shares of Parent Preferred Stock are outstanding and (c) no shares of Parent Common Stock are held in the treasury of Parent. Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Parent Common Stock pursuant to Parent Restricted Stock Units and the exercise of Parent Options, in each case outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of Parent Common Stock or the number of shares of Parent Common Stock issuable pursuant to the Parent Restricted Stock Units or upon the exercise of outstanding Parent Options. As of the Measurement Date, (x) Parent Options to purchase 39,611 shares of Parent Common Stock were outstanding and (y) Parent Restricted Stock Units representing 565,000 shares of Parent Common Stock were outstanding. Except as set forth in Section 5.4 of the Parent Disclosure Letter, as of the Measurement Date there are no options, stock appreciation rights, warrants or other rights, contracts, arrangements, or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of its Subsidiaries. Each outstanding share of capital stock of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid, and non-assessable. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are outstanding, duly authorized, validly issued, fully paid and non-assessable, and held by Parent.

        5.5    Parent SEC Documents.

          (a)   Parent has filed all forms, reports, and documents required to be filed by it with the SEC since January 1, 2007 (the "Parent SEC Report Date"). Section 5.5 of the Parent Disclosure Letter lists and, except to the extent available in full without redaction through the SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two days prior to the date of this Agreement, Parent has delivered to the Company copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of:

              (i)  all forms, reports, registration statements, and other documents filed by Parent with the SEC since the Parent SEC Report Date (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the "Parent SEC Reports");

             (ii)  all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (collectively, the "Parent Certifications"); and

            (iii)  all comment letters received by Parent from the staff of the SEC since the Parent SEC Report Date and all responses to such comment letters by or on behalf of Parent and all other correspondence since the Parent SEC Report Date between the SEC and Parent and its Subsidiaries.

          (b)   Each of the Parent SEC Reports and the Parent Certifications (i) as of the date of the filing thereof, complied with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, including in each case the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c)   Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures provide reasonable assurance that (i) all information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC's rules and forms, and (ii) all such information is accumulated and communicated to Parent's management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

          (d)   Parent is, and since the Parent SEC Report Date has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of NASDAQ, and (ii) the applicable provisions of the Sarbanes-Oxley Act. Parent has delivered to the Company complete and correct copies of all correspondence between NASDAQ and Parent and its Subsidiaries since the Parent SEC Report Date.

          (e)   Since the Parent SEC Report Date, neither Parent nor any of its Subsidiaries or, to the Parent's Knowledge, any director, officer, employee, auditor, accountant, or representative of Parent or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

          (f)    Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, that:

              (i)  transactions are executed in accordance with management's general or specific authorizations;

             (ii)  transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability;

            (iii)  access to assets is permitted only in accordance with management's general or specific authorization; and

            (iv)  the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        5.6    Financial Statements.     The financial statements (including any notes thereto) contained or incorporated by reference in the Parent SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, were prepared in accordance with GAAP, consistently applied, and fairly presents, in all materials respects, the financial condition and the results of operations, changes in stockholders' equity and cash flows of Parent and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by SEC Regulation S-X and (ii) normal year-end adjustments otherwise required by GAAP, which will not be material, individually or in the aggregate. The financial statements referred to in this Section 5.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Parent and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.

        5.7    Absence of Undisclosed Liabilities.     Parent, taken together with its Subsidiaries on a consolidated basis, does not have any material Liabilities (regardless of when such Liability is asserted), except (a) as and to the extent clearly and accurately reflected and accrued for or reserved against in its financial statements; (b) for Liabilities which have arisen after the date of its last financial statements in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) executory obligations of Parent or one or more of its Subsidiaries under a contract (other than liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by Parent); and (d) for liabilities specifically delineated in Section 5.7 of the Parent Disclosure Letter.

        5.8    Conduct of Business.     Except as set forth in Section 5.8 of the Parent Disclosure Letter, from June 30, 2011 to the date hereof, (a) Parent and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and (b) there has been no event, change or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

        5.9    Financing.     Attached hereto as Exhibit E is a true, correct and complete copy of the fully executed commitment letter (the "Financing Letter"), pursuant to which the Financing Sources named therein have committed, subject to the terms and conditions thereof, to lend to Parent and/or Merger Sub the amounts set forth therein (the "Financing"). The Financing Letter is in full force and effect as of the date of this Agreement and as of the date hereof, the Financing Letter and any related fee letters, are the only agreements that have been entered into by Parent with respect to the Financing. As of the date of this Agreement, (i) the Financing Letter has not been amended or modified, (ii) no such amendments or modifications are contemplated, (iii) neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein, and (iv) the obligations and commitments contained in the Financing Letter have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Letter that are due and payable on or prior to the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent and/or Merger Sub under any term or condition of the Financing Letter. There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Financing Letter. Assuming the accuracy of the representations and warranties of the Company set forth in Article 4 of this Agreement and the Company's compliance with its covenants herein required to be performed prior to the Effective Time, as of the date of this Agreement, Parent and Merger Sub have no reason to believe that any of the conditions precedent to the Financing will not be satisfied in connection with the consummation of the transactions contemplated by this Agreement or that the Financing will not be available to Parent and/or Merger Sub on the Closing Date.

        5.10    Solvency.     As of the Effective Time, assuming satisfaction of the conditions to the obligation of the Company to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated hereby, including the Financing, each of Parent and the Surviving Corporation will be Solvent. For the purposes of this Section 5.10 the term "Solvent" when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed (i) the value of all "liabilities of such Person, including contingent and other liabilities", as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        5.11    Opinion of Financial Advisor.     The Parent Board has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth in such opinion, the consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

        5.12    Litigation.     Except as set forth in Section 5.12(a) of the Parent Disclosure Letter, there is no suit, action, claim, proceeding, investigation, arbitration or mediation pending or, to the Parent's Knowledge, threatened against Parent or any of its current or former officers, directors or employees (with respect to their service as an officer, director or employee of Parent) except for any such matters involving solely a claim of monetary damages of less than $100,000, individually. Section 5.12(b) of the Parent Disclosure Letter sets forth a complete and correct list and description of all suits, actions, claims, proceedings, investigations, arbitrations and mediations made, filed or otherwise initiated in connection with Parent and resolved during the three (3) years immediately preceding the date of this Agreement, except for matters covered by insurance with an amount ultimately paid out by Parent less than $100,000 and no other remedy. Except as set forth in Section 5.12(c) of the Parent Disclosure Letter, Parent is not subject to any judgment, award, order or decree providing for monetary payments in excess of $10,000, individually. Except as set forth in Section 5.12(d) of the Parent Disclosure Letter, Parent is not engaged in any suit, action, claim, proceeding, arbitration or mediation to recover monies due it or for damages sustained by it in excess of $10,000, individually.

        5.13    Disclosure Documents.

          (a)   None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or any other Subsidiary of Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Parent Stockholders, at the time of the Parent Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Subsidiary of Parent or other information supplied by or on behalf of Parent or any Subsidiary of Parent specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

          (b)   The representations and warranties contained in this Section 5.13 will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company specifically for inclusion in the Proxy Statement.

        5.14    Valid Issuance.     The shares of Parent Common Stock to be issued in connection with the Merger will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

        5.15    Takeover Statutes; No Rights Agreement.

          (a)   The approval by the Parent Board of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby constitutes the approval needed for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that none of the restrictions provided for in Section 203 of the DGCL apply or will apply to the execution, delivery, performance and consummation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

          (b)   Parent and the Parent Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Organizational Documents of Parent or the laws of Delaware or any other jurisdiction that is, or is reasonably likely to become, applicable to Parent as a result of the transactions contemplated by this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

          (c)   Parent has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of Parent.

        5.16    Compliance with Laws.     Except as set forth in Section 5.16 of the Parent Disclosure Letter, (i) Parent is not, nor since February 28, 2009 has it been, in violation of any Law that has resulted or would reasonably be expected to result in Liabilities material to Parent and its Subsidiaries, taken as a whole, and (ii) Parent has not received notice of any such violation during the three (3) years immediately preceding the date of this Agreement.

        5.17    Contracts.

          (a)   Except as set forth in Section 5.17(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default in any material respect by Parent and/or any of its Subsidiaries or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any material obligation under, any Parent Material Contract and, to the Parent's Knowledge, no other party is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default in any material respect by any other party or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Parent and/or any of its Subsidiaries under, or in any manner release any party thereto from any material obligation under, any such Parent Material Contract. Each of the Parent Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms, and, except as set forth in Section 5.17(a) of the Parent Disclosure Letter, will be so immediately after the Effective Time.

          (b)   Except as set forth in Section 5.17(b) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries have received any written notice of (nor do any of them otherwise know of)

  the decision or intention of any other party thereto to cancel, terminate or not renew any Parent Material Contract, whether in accordance with the terms of the respective Contract or otherwise.

        5.18    Intellectual Property.

          (a)   Parent and its Subsidiaries own, license or have the right to use all material Intellectual Property used in the operation of their businesses as currently conducted ("Parent Intellectual Property").

          (b)   No legal proceedings or orders are pending or, to the Parent's Knowledge, have been threatened (including cease and desist letters or demands or offers to license) against Parent or its Subsidiaries with regard to any Parent Intellectual Property owned by Parent or one of its Subsidiaries ("Owned Parent IP").

          (c)   The operation of Parent and its Subsidiaries' businesses as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any other person in any material respect and, to the Parent's Knowledge, no person is infringing Owned Parent IP.

          (d)   All registrations and applications for registration of Owned Parent IP that is or are material to Parent and its Subsidiaries, taken as a whole, are subsisting and unexpired, have not been abandoned or canceled and to the Parent's Knowledge, are valid and enforceable.

          (e)   Parent and its Subsidiaries take commercially reasonable actions to protect the Owned Parent IP (including trade secrets and confidential information).

          (f)    Parent and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein).

          (g)   consummation of the transactions contemplated hereby will not violate in any material respect any privacy policy, terms of use, contract or Law relating to the use, dissemination, or transfer of any data or information used by Parent and its Subsidiaries.

        5.19    Employee Benefit Plans.

          (a)   Section 5.19(a) of the Parent Disclosure Letter sets forth a correct and complete list of all Parent Employee Benefit Plans.

          (b)   Each Parent Employee Benefit Plan (i) complies in all material respects in form and in operation with its terms and all applicable requirements under ERISA, the Code or any other applicable Law and (ii) has been and is operated and funded in all material respects in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax deferral for its participants, tax-exempt status for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. With respect to each Parent Employee Benefit Plan, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending on or prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall have been timely made in all material respects or accrued in accordance with past practice.

          (c)   Except as set forth in Section 5.19(c) of the Parent Disclosure Letter, neither the Parent Companies nor any predecessors that operated the business or any Parent Plan Affiliate participates in or makes contributions to or has any other liability (contingent or otherwise) with respect to an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or was (i) a "multiemployer plan" within the meaning of Section 3(37) or 4001 of ERISA, (ii) a "multiple employer plan" within the meaning of Code Section 413(c), (iii) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

          (d)   Except as set forth in Section 5.19(d) of the Parent Disclosure Letter, there are no actions, suits, investigations or claims pending or, to Parent's Knowledge, threatened with respect to any Parent Employee Benefit Plan or the assets thereof (other than routine claims for benefits), and, to Parent's Knowledge, there are no facts which would reasonably be expected to give rise to any material Liability, action, suit, investigation, or claim against any Parent Employee Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Parent Employee Benefit Plan or the assets thereof.

          (e)   No Parent Employee Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Parent Companies or the spouses or dependents of any of the foregoing (except for healthcare continuation coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Sections 601 through 608 of ERISA or similar state law).

          (f)    Except as set forth in Section 5.19(f) of the Parent Disclosure Letter, no Parent Employee Benefit Plan, or any other agreement, program, policy or other arrangement by or to which Parent is a party, is bound or is otherwise liable, by its terms or in effect would reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

        5.20    Taxes.

          (a)   Except as set forth in Section 5.20(a) of the Parent Disclosure Letter, (i) all Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed; (ii) all Taxes required to be paid by Parent or any of its Subsidiaries have been timely paid; (iii) all such Income Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with applicable Law; and (iv) neither Parent nor any of its Subsidiaries has been notified in writing of any proposed material adjustment relating to such Tax Returns or Taxes which adjustment has not been resolved.

          (b)   Except as set forth in Section 5.20(b) of the Parent Disclosure Letter, (i) all deficiencies of Taxes assessed by any applicable Governmental Authority against Parent or any of its Subsidiaries have been paid, fully settled or withdrawn; and (ii) there are no Liens for Taxes (other than Permitted Liens) on any assets of Parent or any of its Subsidiaries; and (iii) there are no pending Tax audits or other administrative or court proceedings with regard to any material Taxes for which Parent or any of its Subsidiaries would be liable.

          (c)   Except as set forth in Section 5.20(c) of the Parent Disclosure Letter, Parent and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, including any Taxes in connection with any amounts paid or owing to any Person and Parent and its Subsidiaries have timely filed all information Tax Returns and records relating to such withheld Taxes that are required to be filed with any Governmental Authority. After the date hereof and prior to the Closing, (A) correct copies of all federal Income Tax Returns of the Parent and its Subsidiaries for all Tax periods ending on or after December 31, 2007, and (B) such other tax-related documents specifically requested by the Stockholders' Representative, will be delivered or made available to the Stockholders' Representative

          (d)   Except as set forth in Section 5.20(d) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is or has been a party to any "listed transaction," within the meaning of Treasury Regulation Section 1.6011-4(b).

          (e)   Neither Parent nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (ii) has any Liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise.

          (f)    Except as set forth in Section 5.20(f) of the Parent Disclosure Letter, the unpaid Taxes of Parent and its Subsidiaries (A) did not, as of December 31, 2011, exceed the reserve and accruals for Tax Liability (rather than any reserve or accruals for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Parent's consolidated balance sheet for the period ending December 31, 2011 (rather than in any notes thereto) and (B) do not exceed that reserve and accruals as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns. Except as set forth in Section 5.20(f) of the Parent Disclosure Letter, since December 31, 2011, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

          (g)   Except as set forth in Section 5.20(g) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries (i) is bound by a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) with any Governmental Authority that is currently in effect; (ii) has agreed to, or is required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) is a party to, bound by, or obligated under, any Tax sharing agreement, Tax indemnification agreement or similar agreement (other than this Agreement or any other ordinary course commercial agreement the primary purpose of which is not Tax) pursuant to which it will have any obligation to make any Tax payments to any Person (other than to Parent or any of its Subsidiaries) after the Closing; or (iv) is currently a party to a "gain recognition agreement" as defined in Regulations Section 1.367(a)-8.

          (h)   Neither Parent nor any of its Subsidiaries (i) is projected to have a material amount includible in its income for the current taxable year or the immediately preceding taxable year under Section 951 of the Code, or (ii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

          (i)    Except as set forth in Section 5.20(i) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Income Tax purposes for any taxable period (or portion thereof) ending after the Effective Time as a result of any:

              (i)  change in method of accounting made prior to the Effective Time for a taxable period ending on or prior to the Effective Time;

             (ii)  "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Effective Time;

            (iii)  intercompany transaction described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

            (iv)  installment sale or open transaction disposition made on or prior to the Effective Time;

             (v)  prepaid amount received on or prior to the Effective Time; or

            (vi)  election under Code Section 108(i) made prior to the Effective Time.

          (j)    Since February 1, 2009, neither Parent or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed in whole or in part by Code Section 355.

        5.21    Environmental.

          (a)   Except for matters that have been substantially resolved, neither Parent nor any of its Subsidiaries is or has been the subject of any actions commenced under any Environmental Requirement.

          (b)   Except for matters that have been substantially resolved or matters that would not reasonably be expected to result in a material liability for Parent, neither Parent nor any of its Subsidiaries has received any notice of any potential liability under the any federal or state Superfund statute.

          (c)   Parent has not received any notice of, nor to Parent's Knowledge have there been, any Release of Hazardous Materials on, about or under any of the soil or groundwater of any real property now or formerly owned or operated by Parent or any of its Subsidiaries and for which Release Parent would reasonably be expected to incur any material liability under any Environmental Requirements.

          (d)   The operations of the Parent Companies are in compliance with all applicable Environmental Requirements with respect to their owned or operated real property, including having obtained and complied with all permits required under such Environmental Requirements with respect to such real property, in each case, in all material respects.

        5.22    Brokers' or Finders' Fees.     Except as set forth in Section 5.22 of the Parent Disclosure Letter, no agent, broker, investment banker or other Person acting on behalf of Parent, or under the authority thereof, is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

        5.23    No Other Representation.     Except as set forth in this Article 5, Parent makes no other representations or warranties, express or implied, including warranties of merchantability or fitness for a particular purpose, representations or warranties contained in or arising from any confidential selling memorandum or similar documents concerning Parent or its Subsidiaries or their respective businesses, assets, financial condition, prospects or otherwise.

ARTICLE 6
OTHER AGREEMENTS AND COVENANTS

        6.1    Conduct of Business.

          (a)   From the date hereof through the earlier of the termination of this Agreement or the Closing Date (the "Pre-Closing Period"), except as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will, and the Company will cause the Target Companies to, conduct their business only in the ordinary course consistent with past practice; provided, that notwithstanding the foregoing, the Company shall be permitted to negotiate and consummate the Propco Sales. Without limiting the generality of the foregoing, prior to the Closing the Company shall not, and the Company shall cause the Target Companies to not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned, other than with respect to the items described in Sections 4.13(a), (h), (j), (k), (l), (p) and (u) (with respect to the foregoing subsections of Section 4.13), in which cases consent may be withheld by Parent at its sole discretion), (i) take or permit any action of the types described in Section 4.13 or (ii) otherwise take or permit any action that would reasonably be expected to result in any of the Company's representations and warranties set forth in this Agreement becoming materially untrue or any of the conditions to Closing contained herein not being satisfied (provided, however, that, in each case, the Target Companies shall be permitted to take any action described in Section 6.1(a) of the Company Disclosure Letter without the prior written consent of Parent).

          (b)   During the Pre-Closing Period, Parent will, and Parent will cause its Subsidiaries to, conduct their business only in the ordinary course consistent with past practice; provided, that notwithstanding the foregoing, Parent shall be permitted to negotiate and consummate any De Minimis Acquisitions. Without limiting the generality of the foregoing, prior to the Closing Parent shall not, and Parent shall cause its Subsidiaries to not, without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned, other than with respect to the item described in Sections 6.1(b)(ii), (b)(iii), (b)(v), and (b)(vi) (with respect to the foregoing subsections of Section 6.1(b)) below, in which case consent may be withheld by the Company at its sole discretion), (i) take or permit any action of the types described in Section 5.8; (ii) incur more than $10,000,000 of Indebtedness other than Indebtedness that is the Financing; (iii) declare, set aside or pay any dividend or distribute cash, capital stock or other property or securities in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or other securities (provided this restriction shall only apply to Parent); (iv) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Parent Common Stock or the value of Parent, except in each case (A) as expressly contemplated by this Agreement or (B) upon the exercise of Parent Options issued prior to the Pre-Closing Period; (v) sell, assign, transfer, dispose of, or abandon any material property, rights or assets, except for the sale of inventory in the ordinary course of business consistent with past practice, or mortgage, pledge or subject any material property, right or assets to any Lien, charge or other restriction (other than Permitted Liens); (vi) enter into any Contract to do or engage in any of the actions described in clauses (i) through (v) hereof; or (vii) otherwise take or permit any action that would reasonably be expected to result in any of Parent's representations and warranties set forth in this Agreement becoming materially untrue or any of the conditions to Closing contained herein not being satisfied.

        6.2    Access.

          (a)   During the Pre-Closing Period, subject to the terms of any Real Property Leases, Parent will have the right to conduct, during normal business hours and upon reasonable prior notice, such due diligence, inspections and investigations as it may reasonably require for purposes of concluding due diligence, integration planning, obtaining the Financing, obtaining requisite Governmental Approvals and otherwise completing the transactions contemplated hereby with respect to the Target Companies and the businesses of the Target Companies, including all operational, environmental (excluding environmental testing), legal, regulatory and financial matters relating to the Target Companies and the businesses of the Target Companies. During such Pre-Closing Period, the Target Companies will permit Parent and its representatives to (i) inspect all of the foregoing, (ii) have reasonable access to the officers and employees of the Target Companies (which discussions shall not be deemed by the Target Companies to be a violation of any confidentiality agreement) and (iii) request additional information concerning all of the foregoing, and the Target Companies will, and will use commercially reasonable efforts to cause such officers, employees and other Persons to, reasonably cooperate with such due diligence, inspections and investigations, promptly respond to any requests for additional information hereunder and reasonably assist in integration planning. All of the requirements of this Section 6.2(a) shall be subject to: (A) any prohibitions or limitations of applicable Law, (B) the terms of any Contract entered into prior to the date hereof to which any of the Target Companies are a party to the extent disclosure thereof to Parent would reasonably be expected to violate the terms of such Contract (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition) and (C) any restrictions which the Company reasonably believes upon the advice of outside counsel are necessary to preserve the attorney-client privilege of the Target Companies.

          (b)   During the Pre-Closing Period, the Company will have the right to conduct, during normal business hours and upon reasonable prior notice, such due diligence, inspections and investigations as it may reasonably require for purposes of concluding due diligence, integration planning, obtaining the Financing, obtaining requisite Governmental Approvals and otherwise completing the transactions contemplated hereby with respect to Parent and the businesses of Parent, including all operational, environmental (excluding environmental testing), legal, regulatory and financial matters relating to Parent and the businesses of Parent. During such Pre-Closing Period, Parent will permit the Company and its representatives to (i) inspect all of the foregoing, (ii) have reasonable access to the officers and employees of Parent (which discussions shall not be deemed by Parent to be a violation of any confidentiality agreement) and (iii) request additional information concerning all of the foregoing, and Parent will, and will use commercially reasonable efforts to cause such officers, employees and other Persons to, reasonably cooperate with such due diligence, inspections and investigations, promptly respond to any requests for additional information hereunder and reasonably assist in integration planning. All of the requirements of this Section 6.2(b) shall be subject to: (i) any prohibitions or limitations of applicable Law, (ii) the terms of any Contract entered into prior to the date hereof to which Parent or any of its Subsidiaries is a party to the extent disclosure thereof to the Company would reasonably be expected to violate the terms of such Contract (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition) and (iii) any restrictions which Parent reasonably believes upon the advice of outside counsel are necessary to preserve the attorney-client privilege of Parent or any of its Subsidiaries.

        6.3    Non-Negotiation.

          (a)   The Company covenants and agrees that during the Pre-Closing Period neither it nor any of its respective Affiliates, nor any representatives, officers, directors, equity holders, employees or other agents of any of the foregoing, will initiate, solicit, negotiate, discuss, enter into any agreement with respect to the potential sale of the Company (or any of its direct or indirect Subsidiaries, other than the Propco Sales), or a substantial interest therein (or any other transaction that would be inconsistent with the transaction contemplated hereby), whether by a sale of assets or stock, merger, recapitalization, reorganization or other transaction, or provide any information to any third party in connection with any such potential transaction. Consistent therewith, the Company and its representatives will immediately terminate any existing activities or discussions with all parties other than Parent with respect to any such transactions. Further, the Company agrees that it will disclose to Parent any offers or inquiries it receives regarding any such proposal or offer during the Pre-Closing Period

          (b)   Parent covenants and agrees that during the Pre-Closing Period neither it nor any of its Affiliates, nor any representatives, officers, directors, employees or other agents of any of the foregoing, will initiate, solicit, negotiate, discuss, enter into any agreement with respect to a material acquisition transaction or combination, whether by acquisition of assets or stock, merger, recapitalization, reorganization or other transaction, or provide any information to any third party in connection with any such potential transaction, of any entity other than the Company. Consistent therewith, Parent and its representatives will immediately terminate any existing activities or discussions with all parties other than the Company with respect to any material acquisition transaction or combination. For purposes of this paragraph, a "material acquisition transaction or combination" shall mean acquisition transactions and/or combinations collectively involving an aggregate purchase price in excess of $10,000,000. For purposes of this Agreement, the term "De Minimis Acquisitions" shall mean acquisition transactions and/or combinations collectively involving an aggregate purchase price of less than $10,000,000.

          (c)   During the Pre-Closing Period, Parent shall not consummate a Change of Control, nor enter into any Contract relating to, or that could reasonably be expected to result in, a Change of Control.

        6.4    Affiliate Transactions.     Except as set forth in Section 6.4 of the Company Disclosure Letter, the Company shall, and shall cause the Target Companies and their respective Affiliates to, terminate, cancel and discharge, without payment or other satisfaction all Affiliate Transactions (other than salary or other compensation or benefits under Employee Benefit Plans paid or payable in the ordinary course of business consistent with past practice to employees of the Target Companies, in each case, in consideration for bona fide services performed by such employees) on or prior to the Closing Date.

        6.5    Preparation of Proxy Statement; Stockholder Meetings.

          (a)   As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and cause to be filed with the SEC a preliminary Proxy Statement, and shall use its commercially reasonable efforts to have the preliminary Proxy Statement cleared by the SEC as promptly as practicable. Each of the Company and Parent shall furnish all information (including financial statements) concerning itself, its respective Affiliates and the respective holders of such party's capital stock to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Proxy Statement. The Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall promptly provide the other with copies of all correspondence between it and its representatives, on one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Parent Company Stock entitled to vote at the Parent Stockholders' Meeting as promptly as reasonably practicable after the later of (i) the tenth (10th) day after the filing of the preliminary Proxy Statement with the SEC or (ii) the day Parent is notified by the SEC that it will not be reviewing the Proxy Statement or that it has no further comments on the preliminary Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide the Company an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall reflect in such document or response all comments reasonably proposed by the Company. Parent shall also comply with and take any other action required to be taken under the Securities Act, the Exchange Act, the DGCL, any applicable foreign or state securities or "blue sky" Laws, and the rules and regulations thereunder, in connection with the filing and distribution of the Proxy Statement, the solicitation of proxies from Parent Stockholders thereunder and the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of its capital stock as may be reasonably requested in connection with any such actions.

          (b)   If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, shall be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 6.5(b) shall limit the obligations of any party under Section 6.5(a). For purposes of Section 4.27, Section 5.13 and this Section 6.5, any information contained in the Proxy Statement concerning or related to the Company or its Affiliates which has been specifically provided by the Company for inclusion therein or otherwise approved by the Company will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholder's Meeting which has been specifically provided by Parent for inclusion therein or otherwise approved by Parent will be deemed to have been provided by Parent.

        6.6    Company Stockholder Written Consent; Merger Sub Stockholder Written Consent.

          (a)   The Company will promptly after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern Time) on the date of this Agreement, submit this Agreement to the Company Stockholders for the purpose of approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by written consent (each a "Company Stockholder Written Consent" and collectively, the "Company Stockholder Written Consents"), and the Company shall use its commercially reasonable efforts to obtain such Company Stockholder Approval as promptly as reasonably practicable after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern) on the date of this Agreement.

          (b)   The Company agrees that: (i) the Company Board shall unanimously recommend that the Company Stockholders vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.6(a) (the recommendation of the Company Board that the Company Stockholders vote to adopt and approve this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to the Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to the Parent shall be adopted or proposed prior to the receipt of the Required Company Stockholder Vote.

          (c)   Merger Sub will promptly after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern Time) on the date of this Agreement, submit this Agreement to the Merger Sub Stockholder for the purpose of approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by written consent (the "Merger Sub Stockholder Written Consent"), and Merger Sub shall use its commercially reasonable efforts to obtain such Merger Sub Stockholder Approval as promptly as reasonably practicable after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern) on the date of this Agreement.

          (d)   Merger Sub agrees that: (i) the Merger Sub Board shall unanimously recommend that the Merger Sub Board Stockholder vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval within the time set forth in

  Section 6.6(c) (the recommendation of the Merger Sub Board that the Merger Sub Stockholder vote to adopt and approve this Agreement being referred to as the "Merger Sub Board Recommendation"); and (ii) the Merger Sub Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Merger Sub Board or any committee thereof to withdraw or modify the Merger Sub Board Recommendation in a manner adverse to the Company shall be adopted or proposed prior to the receipt of the Required Merger Sub Stockholder Vote.

        6.7    Parent Stockholders' Meeting.

          (a)   Parent shall take all action necessary and within its powers under applicable Laws to cause the Proxy Statement promptly to be mailed to the Parent Stockholders and to call, give notice of and hold a meeting of the Parent Stockholders to vote on the Parent Stockholder Approval Matter (such meeting, the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting shall be held as promptly as reasonably practicable, provided that in no event shall Parent be required to hold the Parent Stockholders' Meeting earlier than the forty-fifth (45th) day following the mailing of the Proxy Statement to the Parent Stockholders entitled to vote at the Parent Stockholders' Meeting. The Parent Stockholders' Meeting shall be subject to adjournments for up to twenty (20) additional days solely to the extent necessary to solicit additional proxies if the Required Parent Stockholder Vote is not obtained as of the initial Parent Stockholders' Meeting date. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with applicable Laws. The written consent of the Company shall be required to adjourn or postpone the Parent Stockholders' Meeting; provided, that in any case Parent may adjourn or postpone the Parent Stockholders' Meeting if Parent reasonably determines, following consultation with its legal counsel, that failure to do so is necessary to avoid a breach of applicable Law, in which case, Parent will hold or resume the Parent Stockholders' Meeting on the earliest date thereafter on which the Parent Stockholders' Meeting could be held or resumed without breaching applicable Law.

          (b)   Parent agrees that, subject to Section 6.7(c): (i) the Parent Board shall unanimously recommend that the Parent Stockholders vote to approve the Parent Stockholder Approval Matter and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.7(a) above; (ii) the Proxy Statement shall include a statement to the effect that the Parent Board unanimously recommends that the Parent Stockholders vote to approve the Parent Stockholder Approval Matter (the unanimous recommendation of the Parent Board that the Parent Stockholders vote to approve the Parent Stockholder Approval Matter being referred to as the "Parent Board Recommendation"); and (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

          (c)   Notwithstanding anything to the contrary contained in Section 6.7(b), at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the Parent Stockholders pursuant to the Required Parent Stockholder Vote, the Parent Board may withhold, amend, withdraw or modify the Parent Board Recommendation in a manner adverse to the Company if, but only if, the Parent Board determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Laws (a "Change in Recommendation"); provided, that the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least two (2) Business Days in advance of the Parent Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to the Company.

          (d)   Parent's obligation to call, give notice of and hold the Parent Stockholders' Meeting in accordance with Section 6.7(a) shall not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.

        6.8    Efforts to Close; Regulatory and Other Authorizations; Consents.

          (a)   Subject to the terms and conditions of this Agreement and the Transaction Documents, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things (whether prior or subsequent to the Closing) as may be necessary to consummate and make effective as promptly as practicable the transactions contemplated hereby and thereby.

          (b)   Parent and the Company shall (and shall cause their applicable Affiliates to) (i) promptly make all filings and notifications with, and use their commercially reasonable efforts to, obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents (including an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and obtaining early termination or expiration of the "waiting period" (as defined by the HSR Act and the Rules promulgated thereunder)) (collectively, "Governmental Approvals"), (ii) cooperate with the reasonable requests of each other in promptly seeking to obtain all such Governmental Approvals and (iii) take all commercially reasonable actions as may be reasonably necessary to obtain such Governmental Approvals (but subject to the conditions and limitations stated on Schedule C). Nothing herein will require the parties to litigate or oppose any Governmental Authority in court or administrative proceedings concerning the parties' entitlement to Governmental Approvals or regulatory clearances for the transactions contemplated hereby. No party shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any Governmental Approvals.

          (c)   Parent and the Company shall promptly notify each other of any material communication either of them receives from any Governmental Authority relating to the matters that are the subject of this Agreement and shall permit each other to review in advance any proposed material communication to any Governmental Authority. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless such party consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate at such meeting. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as such parties may reasonably request in connection with the foregoing. In no event shall Parent or the Company be obligated to provide the other any portion of its HSR notification filing not customarily furnished to the other party in connection with HSR filings.

          (d)   The Company and Parent shall work together in good faith to identity material Contracts and/or Permits of the Target Companies and/or the Parent Companies that require that consent be obtained, or notice be provided, to ensure that such Contracts and/or Permits will continue in full force and effect without any change or modification after the consummation of the transactions contemplated by this Agreement and the Transaction Documents. Company or Parent, as applicable, shall use its commercially reasonable efforts to obtain such written consents, authorizations and approvals or to provide such notices.

        6.9    Notices of Certain Events.

          (a)   During the Pre-Closing Period, the Company shall promptly notify Parent of any of the following which occur during the Pre-Closing Period or are received during the Pre-Closing Period by any of the Target Companies:

              (i)  any notice or other communication of which the Company has Knowledge, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

             (ii)  any notice or other communication of which the Company has Knowledge, from any Governmental Authority (A) delivered in connection with the transactions contemplated by this Agreement, or (B) indicating that a Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained;

            (iii)  any actions, suits, claims, investigations or proceedings commenced or, to the Company's Knowledge, threatened against, relating to or involving or otherwise affecting any Target Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or that relate to the consummation of the transactions contemplated by this Agreement;

            (iv)  any written notice of the decision or intention of any other party to cancel, terminate or not renew any Contract required to be listed in Section 4.8(a) of the Company Disclosure Letter, whether in accordance with the terms of the respective Contract or otherwise;

             (v)  any written notice of any violation of any Law that has resulted or would reasonably be expected to result in Liabilities material to the Target Companies, taken as a whole;

            (vi)  any written notice regarding any potential infringement, misappropriation or violation of Intellectual Property of any other Person (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person);

           (vii)  any non-infringement legal opinion with respect to any Company Intellectual Property delivered to any of the Target Companies;

          (viii)  any inquiries from the Federal Trade Commission or any other federal or state Governmental Authority regarding the possible violation of Privacy Policies or any Laws relating to privacy, security or security breach notification by any of the Target Companies;

            (ix)  any written complaint from any Website user regarding material non-compliance by any of the Target Companies with their Privacy Policy;

             (x)  any denial or dispute of any claim for coverage under any Insurance Policy where the claimed amount would reasonably be expected to exceed the self-insured retention or deductible;

            (xi)  any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to the Insurance Policies;

           (xii)  any written complaint from the Occupational Safety and Health Administration with respect to any matter that would reasonably be expected to be material to the Target Companies, taken as a whole;

          (xiii)  any notice regarding any actual, alleged or potential failure by any Target Company to comply with any material Permit;

          (xiv)  any notice of any citizen suit or governmental action with regard to or associated with any of the Real Property brought pursuant to any Environmental Requirement;

           (xv)  any inaccuracy in or breach of any representation, warranty or covenant of the Company, in each case in any material respect, contained in this Agreement;

          (xvi)  any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 7.1 and 7.2 impossible or not reasonably likely to be satisfied; and

         (xvii)  any entry of any Target Company into, or amendment by any Target Company of, any Affiliate Transactions.

  No such notice shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Article 7 (other than the condition set forth in Section 7.2(a) as to compliance with this Section 6.9(a)) has been satisfied.

          (b)   During the Pre-Closing Period, Parent shall promptly notify the Company of any of the following which occur during the Pre-Closing Period or are received during the Pre-Closing Period by Parent:

              (i)  any notice or other communication of which Parent has Knowledge from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

             (ii)  any notice or other communication of which Parent has Knowledge from any Governmental Authority delivered in connection with the transactions contemplated by this Agreement;

            (iii)  any actions, suits, claims, investigations or proceedings commenced or, to the Parent's Knowledge, threatened against, relating to or involving or otherwise affecting Parent, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12 or that relate to the consummation of the transactions contemplated by this Agreement;

            (iv)  any written notice of any violation of any Law that has resulted or would reasonably be expected to result in Liabilities material to Parent;

             (v)  any inaccuracy in or breach of any representation, warranty or covenant of Parent, in each case in any material respect, contained in this Agreement; and

            (vi)  any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 7.1 and 7.3 impossible or not reasonably likely to be satisfied.

  No such notice shall be deemed to supplement or amend the Parent Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or (ii) determining whether any of the conditions set forth in Article 7 (other than the condition set forth in Section 7.3(a) as to compliance with this Section 6.9(b)) has been satisfied.

        6.10    Tax Matters.

          (a)    Tax Returns.

              (i)  Parent shall, at Parent's expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies (i) for all periods ending on or prior to the Closing Date that are filed after the Closing Date ("Pre-Closing Period Tax Returns") and (ii) for all Straddle Periods ("Straddle Period Tax Returns" and together with the Pre-Closing

    Period Tax Returns, the "Covered Tax Returns"). Such Pre-Closing Period Tax Returns shall be prepared, to the extent permitted by applicable law, on a basis consistent with the Tax Returns previously filed by the Target Companies and the Target Companies Tax and accounting policies. Parent shall provide a copy of any Covered Tax Return that relates to Income Taxes or involves a Tax liability in excess of $10,000 (a "Material Covered Tax Return") to the Stockholders' Representative (and, in the case of a Material Covered Tax Return relating to a Straddle Period, a sufficiently detailed statement certifying the amount of any Taxes attributable to the portion of the Straddle Period ending on the Closing Date reflected on such Straddle Period Tax Return (the "Tax Statement")) for review and comment, at least 20 days prior to the due date (including all applicable extensions) for filing the applicable Material Covered Tax Return, except for any such Material Covered Tax Return that is due (including all applicable extensions) within 60 days after the Closing, which shall be provided within a reasonable time after the filing thereof; and except that for any Material Covered Tax Return that does not relate to Income Tax that the Parent is unable to deliver to the Stockholders' Representative at the applicable time described in this Section 6.10(a), after undertaking commercially reasonable efforts to do so, Parent shall not be required to provide the Stockholders' Representative with a copy of such Material Covered Tax Return before filing, and shall provide such a copy (together with the Tax Statement, as applicable) within reasonable time after the filing of such Material Covered Tax Return. Upon request, Parent shall make reasonable efforts to deliver to the Stockholders' Representative, as reasonably practicable, copies of any relevant supporting schedules, work papers and other documentation that, in each case, are reasonably requested by the Stockholders' Representative. Parent shall consider in good faith any comments delivered by the Stockholders' Representative at least ten (10) days prior to the due date for filing the applicable Material Covered Tax Return (but not later than thirty (30) days after receipt by the Stockholders' Representative of a copy of the applicable Material Covered Tax Return or Tax Statement, as applicable). Parent and the Stockholders' Representative agree to consult and to attempt to resolve in good faith any disputes with respect to any comments timely made by the Stockholders' Representative with respect to a Pre-Closing Material Tax Return or Tax Statement prior to the due date (including all applicable extensions) for the filing of the applicable Material Covered Tax Return. If Parent and the Stockholders Representative cannot resolve any dispute relating to a Material Covered Tax Return (including any Material Covered Tax Return delivered to the Stockholders' Representative after the filing of such return), the matter shall be promptly referred to the Accounting Firm for resolution in accordance with Section 6.10(i), provided, however, that to the extent that the Accounting Firm does not resolve the dispute for any reason at least two (2) Business Days prior to the due date for filing the applicable Tax Return, Parent (or its Affiliate, as applicable) shall be entitled to file such Tax Return based on its discretion, and, to the extent necessary and permitted by applicable Tax law, shall file an amended Tax Return following the resolution of dispute by the Accounting Firm in accordance with such resolution. Notwithstanding the foregoing, in the event that the number of days in the period commencing immediately after the close of the applicable reporting period (or, if later, the Closing Date) and ending on the due date (including all applicable extensions) for filing the applicable Material Covered Tax Return is less than sixty (60) days, the numbers twenty (20), ten (10) and thirty (30) in this Section 6.10(a) above shall be reduced in the same proportion that such number of days in the period bears to sixty (60) days (and be rounded downwards).

             (ii)  Notwithstanding anything to the contrary in this Section 6.10(a) and Section 6.10(i), Parent shall not be required to consider or agree to, and no dispute shall be deemed to exist (including for purposes of Section 6.10(i) hereof) with respect to, any comment of the Stockholders' Representative relating to any amount, form, statement or other item included in such Material Covered Tax Return that may not result in an indemnification obligation of the Company Stockholders for Taxes under this Agreement, provided that Parent timely delivers a written statement to the Stockholders' Representative stating (in a form reasonably acceptable to the Stockholders' Representative) that such items may not result in an indemnification obligation of the Company Stockholders for Taxes under this Agreement and affirmatively waiving any right for indemnification with respect to such items. Notwithstanding anything to the contrary contained in this Agreement or otherwise (including Section 6.10), the nonfulfillment or a breach of any covenant or agreement on the part of Parent under this Section 6.10(a) shall not affect the Company Stockholders' indemnification responsibilities under this Agreement except to the extent that the Company Stockholders have been actually prejudiced as a result of such failure.

            (iii)  During the Pre-Closing Period, the Company shall, and shall cause each of the Target Companies to timely prepare, and make commercially reasonable efforts to complete before the Closing the preparation of, in each case in accordance with past practice, all Tax Returns that are due (including all applicable extensions) within ninety (90) days after the Closing, and, upon Parent's request, permit Parent to review and comment on each such Tax Return.

          (b)    Cooperation on Tax Matters.    Parent and the Surviving Corporation, on the one hand, and the Stockholders' Representative, on the other hand, shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request) the provision of records and information which may be reasonably relevant to any such Tax audit, litigation or other proceeding and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Surviving Corporation shall (i) retain all books and records with respect to Tax matters pertinent to the Target Companies relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Tax periods, and abide by all record retention agreements entered into with any Tax authority, (ii) deliver or make available to Parent on the Closing Date, originals or accurate copies of all such books and records, and (iii) give Parent or the Stockholders' Representative, as the case may be, reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Parent, the Surviving Corporation or the Stockholders' Representative so requests, Parent, the Surviving Corporation or the Stockholders' Representative, as the case may be, shall allow the requesting party to take possession of such books and records at such requesting party's expense. Parent and the Stockholders' Representative further agree, upon request and at the requesting party's expense, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). The Parties further agree, upon request, to provide each other Party with all information that such other Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder. Upon request, each Company Stockholder shall promptly deliver to Parent a completed and duly executed IRS Form W-8 or W-9, as applicable (or any successor form).

          (c)    Straddle Period.    In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), (i) the amount of any Taxes based on or measured by income, net income, receipts, payroll, profits or similar items of any of the Target Companies for the period ending on the Closing Date, shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Target Companies holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of any other Taxes of any of the Target Companies for a Straddle Period that relates to the period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that in each case the Taxes allocated to the period of any Straddle Period ending on the Closing Date shall not include any Taxes occurring on the Closing Date but after the Effective Time that are attributable to any actions or activities other than in the ordinary course of business of the Target Companies occurring on the Closing Date but after the Effective Time (other than solely as a result of the Merger).

          (d)    Tax-Sharing Agreements.    All tax-sharing agreements or similar agreements with respect to or involving any of the Target Companies shall be terminated as of the Closing Date, and, after the Closing Date, none of the Target Companies shall be bound thereby or have any liability thereunder.

          (e)    Transfer Tax.    All transfer, documentary, stamp, registration, sales, use and other such Taxes, and all conveyance fees, recording charges and similar fees and charges, including any penalties and interest imposed thereon ("Transfer Tax"), incurred in connection with the Merger shall be paid by the Company Stockholders when due, and the Company Stockholders will, at their own expense, file all necessary Tax Returns and such other documentation with respect to such Transfer Taxes ("Transfer Tax Returns") and, if required by applicable Law, Parent will, and will cause its Affiliates to) join in the execution of any such Transfer Tax Returns.

          (f)    Amendments of Tax Returns.    After the Closing Date, neither Parent nor any of its Affiliates shall amend, modify or otherwise change any Covered Tax Return (or other Tax Return filed on or before the Closing Date) filed by or on behalf of the Target Companies to the extent that such amendment would result in an indemnification obligation of the Company Stockholders for Taxes under Sections 9.1 of this Agreement, unless otherwise required by applicable law or any Tax authority or unless advised by the Parent's accounting firm to correct an error in the applicable Covered Tax Return, without the prior written consent of the Stockholders' Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The provisions set forth in Section 6.10(a) above with respect to Material Covered Tax Returns relating to Income Taxes shall apply (with necessary modifications) with respect to the filing by Parent or any of its Affiliates of any amended Covered Tax Return (or other Tax Return filed on or before the Closing Date).

          (g)    Tax Proceedings.    This Section 6.10(g) (and not Section 9.4) shall apply to any Third Party Claim relating to Tax Proceedings (as defined below). After the Closing, Parent shall promptly notify the Stockholders' Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for payment of indemnification for Taxes by the Company Stockholders under this Agreement ("Tax Proceeding"), provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Company Stockholders have been actually prejudiced as a result of such failure. Such notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability. Parent shall have the right to control the conduct of such Tax Proceeding, provided that (i) Parent shall keep the Stockholders' Representative informed on a timely basis with respect to any applicable developments relating to such Tax Proceedings (including the delivery of copies of any correspondence with the applicable Governmental Authority) and shall timely provide the Stockholders' Representative with any other materials relating to such Tax Proceedings that are reasonably requested by the Stockholders' Representative, (ii) the Stockholders' Representative

  shall have the right to participate in (but not control), at its sole cost and expense, any such Tax Proceeding to the extent relating to a Pre-Closing Period Tax Return of the Target Companies (including, the right to attend meetings and review and comment on submissions relating to any such Tax Proceeding), (iii) Parent shall consider in good faith any comments provided by the Stockholders' Representative with respect to any Tax Proceeding, and (iv) neither Parent nor any of its Affiliates may settle or compromise any Tax Proceeding that may result in an indemnification obligation of the Company Stockholders for Taxes under this Agreement without prior written consent of the Stockholders' Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

          (h)    Limitations on Indemnity.    Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Parent Indemnified Parties shall not be entitled to be indemnified or held harmless under this Agreement (including pursuant to a claim of breach of representation) for, and the Company Stockholders shall not be responsible for (including under Section 9.1(d)(i)) any Taxes to the extent (i) attributable to transactions or actions by Parent or its Subsidiaries outside of the ordinary course of business that occur on the Closing Date but after the Effective Time (other than solely as a result of the Merger) or (ii) resulting from the nonfulfillment or a breach of any covenant or agreement on the part of Parent under this Section 6.10 or any other portion of this Agreement.

          (i)    Tax Disputes.    This Section 6.10(i) and not Section 10.12 shall govern any disputes related to matters that are governed by Section 6.10(a) or Section 6.10(f). The Stockholders' Representative, Parent and their respective Affiliates shall try in good faith to resolve any dispute related to matters that are governed by Section 6.10(a) or Section 6.10(f) in a timely manner. In the event that the Stockholders' Representative and Parent are unable to resolve in good faith any matter that is governed by Section 6.10(a) or Section 6.10(f) in a timely manner, the item in dispute shall be submitted immediately to a tax partner in a mutually acceptable, nationally recognized independent accounting firm (the "Accounting Firm") for resolution within ten (10) Business Days after such dispute has been referred to it, but, in any event, not later than at least two Business Days prior to the due date (including applicable extensions) of the applicable Covered Tax Return. The Stockholders' Representative and Parent shall each be afforded an opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such matters with the Accounting Firm. The determination by the Accounting Firm with respect to the matters submitted to it under this Section 6.10(i) shall be binding and conclusive on the parties. The fees and expenses of such Accounting Firm related to resolution of such disputes shall be split equally between the Company Stockholders, on one hand, and Parent, on the other hand.

          (j)    Section 338.    No election under Code Section 338, or any similar provision of state, local or foreign law, may be made with respect to the Merger, without prior written consent of the Stockholders' Representative, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that any such election, if made by Parent, shall not give rise to any indemnity obligation of the Company Stockholders under this Agreement).

          (k)    Tax Refunds.    After the Closing, Parent shall make reasonable efforts, but shall not be required to initiate any Tax proceedings or, subject to the foregoing, file any Tax Return, to collect the Tax refunds that may be owed to the Target Companies and included in the Income Tax receivable recorded on the Financial Statements in the amount of $5,789,000 or the Covered Refunds. Upon reasonable request by the Stockholders' Representative, and at the Company Stockholders' sole expense, with respect to any Tax period ending on or prior to the Closing Date, Parent shall make reasonable efforts to cause the Target Companies to prepare and file any Tax return or claim for a Tax refund, or prepare and file an amended Tax return claiming a Tax refund, to the extent that such filing is necessary to realize any Tax refund included within the Covered

  Refunds, provided that Parent determines, based on its reasonable discretion, that (i) such action would not result in adverse Tax consequences to Parent or any Affiliate thereof (including the Target Companies) in any Tax period or a portion thereof, (ii) such action would be supported by applicable Law and the positions taken on such Tax return are "more likely than not", based on technical merits, to be sustained upon examination, (iii) such action will not impose an undue burden on Parent or any of its Affiliates (or is likely to give rise to a Tax audit), and (iv) Stockholders' Representatives has either paid in advance to Parent the cost associated with such action or made other arrangements with Parent for the payment of such cost (satisfactory to Parent upon its reasonable discretion). If, subsequent to a Governmental Authority's allowance of a Tax refund, such Governmental Authority reduces or denies any such Tax refund, such Tax refund or the relevant portion thereof previously taken into account pursuant to Section 3.7 in calculating Cash Consideration shall be paid by the Company Stockholders, promptly upon request, to Parent.

        6.11    Indemnification of Officers and Directors.

          (a)   For a period of six (6) years after the Closing Date, the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance and fiduciary liability insurance (the "D&O Insurance") (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers with credit ratings not lower than the Company's existing carrier) in respect of acts or omissions occurring prior to the Closing Date, covering each person currently covered by the D&O Insurance (a correct and complete copy of which D&O Insurance has been heretofore provided to Parent), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend in the aggregate pursuant to this Section 6.11(a) an annual amount in excess of 200% of the annual premiums currently paid by the Company for such insurance. Notwithstanding the foregoing, in lieu of maintaining the current policies of D&O Insurance, Parent may purchase "tail" coverage with a scope, policy limits and retained coverage not less favorable than the scope, policy limits and retained coverage currently provided.

          (b)   Following the Closing Date, the Surviving Corporation shall include and maintain in effect in its Organizational Documents for a period of six years after the Closing Date, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such Organizational Documents as of the date of this Agreement.

        6.12    Parent Board Designees.

          (a)   Prior to the Closing, Parent and the Nominating and Governance Committee of the Parent Board shall take all actions (including making any filings and disclosures, and taking any other actions, necessary to comply with applicable Law and NASDAQ Marketplace Rules) so that, immediately following the Closing, without any further action by Parent or the Parent Board (i) the Parent Board shall be increased from five (5) members to eight (8) members and (ii) three (3) individuals designated by the Stockholders' Representative, as soon as reasonably possible after the date hereof and in any event at least sixty (60) days prior to the anticipated Closing Date, from the list of potential candidates set forth on Schedule D (each such individual, and any successor thereto, substitute therefor or replacement thereof designated by the Stockholders' Representative on behalf of the Company Stockholders as provided herein, being referred to herein as a "Board Designee" and collectively as the "Board Designees") become members of the Parent Board, filling the vacancies created by the increase in the size of the Parent Board.

          (b)   After the Parent Stockholders' Meeting, in connection with any annual meeting of the Parent Stockholders or any special meeting of the Parent Stockholders at which directors of the Parent Board are to be elected following the Closing, the Parent Board, upon recommendation of the Nominating and Governance Committee of the Parent Board, shall (i) nominate for election to the Parent Board of, (ii) unanimously recommend that the Parent Stockholders vote in favor of election to the Parent Board of, and (iii) solicit proxies in favor of the election of, any Board Designee whose term of office expires at such stockholder meeting (or, in the discretion of the Stockholders' Representative, such replacements thereof or successors thereto designated by the Stockholders' Representative) to the Parent Board; provided, that any such replacement or successor designated by the Stockholders' Representative (as well as any individual designated by the Stockholders' Representative pursuant to Section 6.12(a)) must (i) meet Parent's director qualification standards generally applicable to its non-employee directors and (ii) be an independent director of Parent under (A) the bylaws of Parent or any applicable corporate governance policies or guidelines of Parent then in effect and (B) NASDAQ Marketplace Rules, in each case as determined in good faith by the Parent Board.

          (c)   The number of Board Designees that the Stockholders' Representative shall be entitled to designate in connection with the nomination, appointment or election of directors shall equal (i) three (3) so long as the Company Stockholders collectively own of record and beneficially greater than or equal to 5,444,678 shares of Parent Common Stock, (ii) two (2) so long as the Company Stockholders collectively own of record and beneficially greater than or equal to 4,355,742 shares of Parent Common Stock and less than 5,444,678 shares of Parent Common Stock, (iii) one (1) so long as the Company Stockholders collectively own of record and beneficially greater than or equal to 2,177,871 shares of Parent Common Stock and less than 4,355,742 shares of Parent Common Stock, and (iv) none if the Company Stockholders collectively own of record and beneficially less than 2,177,871 shares of Parent Common Stock (in each case adjusted for stock splits, combinations or other similar transactions; provided, however, that the Parent Board shall in no event be obligated pursuant to this Section 6.12 to nominate, appoint or elect a number of Board Designees in excess of the product of the total number of directors on the Parent Board, multiplied by the percentage that the aggregate number of shares of Parent Common Stock then owned of record and beneficially by the Company Stockholders collectively, represents of the total number of shares of Parent Common Stock then outstanding, rounded up to the nearest whole number of directors. If, as a result of the immediately preceding sentence, the Parent Board is entitled, and intends, to nominate, appoint or elect less than all of the Board Designees at a particular time, the Stockholders' Representative shall determine which of such Board Designees shall no longer constitute Board Designees; provided, that for purposes of clarification, if at any point the Company Stockholders are entitled to designate less than the number of Board Designees then serving as directors on the Parent Board, all Board Designees then serving as directors shall be permitted to remain on the Parent Board until the next annual meeting of the Parent Stockholders or special meeting of the Parent Stockholders at which directors of the Parent Board are to be elected.

          (d)   Promptly following the request of the Parent Board or the Nominating and Governance Committee thereof (which request shall, in the case of any individual designated by the Stockholders' Representative pursuant to Section 6.12(a), be deemed to have been made immediately upon such designation), any individual designated by Stockholders' Representative for election (including pursuant to Section 6.12(a)) as a director shall (i) furnish (A) a completed director and officer questionnaire with respect to the background and qualifications of such person, substantially in the form provided to and requested to be completed by the then current members of the Parent Board, and (B) such nominee's consent to Parent's engaging in a background check of such nominee (including through a third party investigation firm), and information reasonably necessary to complete such a background check, in a manner consistent with background checks customarily engaged in by Parent for prospective new members of the Parent Board, and (ii) make himself or herself available for interviews by the Parent Board (and/or the Nominating and Governance Committee thereof). Notwithstanding anything to the contrary in this Section 6.12, in the event that the Parent Board determines in good faith, after consideration by the Nominating and Governance Committee of the Parent Board and consultation with outside legal counsel, that its nomination, appointment or election of a particular Board Designee (including a Board Designee designated by the Stockholders' Representative from the list of potential candidates set forth on Schedule D pursuant to Section 6.12(a)) would constitute a breach of its fiduciary duties to the Parent Stockholders (provided that any such determination with respect to any individual designated by the Stockholders' Representative pursuant to Section 6.12(a) shall be made no later than forty-five (45) days after the individual's compliance with the first sentence of this Section 6.12(d)), then the Parent Board shall inform the Stockholders' Representative of such determination in writing and explain in reasonable detail the basis for such determination and shall nominate another individual designated for nomination, election or appointment to the Parent Board by the Stockholders' Representative (subject in each case to this Section 6.12(d)) and the Parent Board and Parent shall take all of the actions required by this Section 6.12 with respect to the election at such stockholder meeting of such substitute Board Designee. It is hereby acknowledged and agreed that the fact that a particular Board Designee is an affiliate, director, professional or agent of any Company Stockholders, or of any of its Affiliates, shall not in and of itself constitute an acceptable basis for such a determination by Parent Board.

          (e)   In the event that at any time there is a vacancy on the Parent Board resulting from retirement, resignation or other termination of service for any reason of a Board Designee, Parent shall (subject to Section 6.12(d)) promptly fill such vacancy (for the remainder of the then current term) with an individual designated by the Stockholders' Representative; provided, that such individual shall be subject to the requirements of replacement or successor Board Designees set forth in Section 6.12(b).

          (f)    Any Board Designee shall be subject to applicable confidentiality requirements and other policies of Parent generally applicable to members of the Parent Board (including Parent's insider trading and disclosure policies) as in effect from time to time, at any time while he or she is on the Parent Board to the same extent as the other directors on the Parent Board.

          (g)   Notwithstanding anything to the contrary contained herein, the Stockholders' Representative shall not designate a Board Designee that is an affiliate, director, employee, professional or agent of a Company Stockholder or of any Affiliate of a Company Stockholder that is not, following the Effective Time, bound by the non-competition and non-solicitation of clients and customers covenants contained in Sections 6.01(a) and 6.01(c) of a Closing Agreement.

        6.13    Financing.

          (a)   During the Pre-Closing Period, the Company shall provide, and shall cause the Target Companies to provide, and shall use commercially reasonable efforts to cause their respective representatives, including legal and accounting advisors, to provide commercially reasonable cooperation requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Target Companies), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) preparing and providing access to due diligence materials reasonably required in connection with the Financing, (iii) assisting with the preparation of materials for offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing; provided, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Target Companies or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iv) at Closing executing and delivering any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Target Companies with respect to solvency matters as of the Effective Time and consents of accountants for use of their reports in any materials relating to the Financing), (v) reasonably facilitating the pledging of collateral at Closing, (vi) furnishing Parent and its Financing sources (the "Financing Sources") as promptly as practicable with such financial and other pertinent information regarding the Target Companies as may be reasonably requested by Parent, including all financial statements and financial data of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of debt securities contemplated by the Financing Letter at the time during the Company's fiscal year such offerings will be made, (vii) providing assistance to Parent and Merger Sub as they may reasonably request in connection with the satisfaction of the conditions set forth in the Financing Letter, (viii) using commercially reasonable efforts to obtain accountants' comfort letters, as reasonably requested by Parent, (ix) using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within thirty (30) days of the end of each month prior to the Closing Date, (x) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Target Companies' current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) at Closing establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (C) at Closing provide insurance certificates and endorsements as required by prospective lenders involved in the Financing, (xi) reasonably assisting Parent with any presentation to the SEC with regard to the recording of the Merger as a recapitalization for financial reporting purposes in accordance with GAAP and reasonably cooperating in good faith with Parent, if so requested by Parent, in order to develop alternative means of recording the Merger as a recapitalization for financial reporting purposes in accordance with GAAP and (xii) taking all corporate actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately following the Effective Time; provided, that the Target Companies shall not be required to approve or execute any agreements, certificates or other documents relating to the Financing prior to the Effective Time.

          (b)   Parent and Merger Sub shall use commercially reasonable efforts to obtain the Financing as promptly as reasonably practicable on the terms and conditions described in the Financing Letter, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and/or Merger Sub, (ii) to satisfy on a timely basis all conditions applicable to Parent and/or Merger Sub in such definitive agreements that are within their control, (iii) to comply with its obligations under the Financing Letter, and (iv) to enforce its rights under the Financing Letter (provided that the foregoing shall not obligate Parent to bring, or threaten to bring, a claim, action or lawsuit against any of the Financing Sources). Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Letter or any termination of the Financing Letter. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing. Parent and Merger Sub shall not amend, modify or change any of the conditions in the Financing Letter in a manner that would reasonably be expected to materially delay or prevent the Closing without the prior written consent of the Company. Subject to the satisfaction of all the conditions to the Closing set forth in this Agreement, Parent and Merger Sub shall draw down on the financing referred to in the Financing Letter when the conditions set forth in the Financing Letter are satisfied. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Letter (as determined in the reasonable judgment of Parent and Merger Sub), Parent shall, as promptly as reasonably practicable, notify the Company and Parent and Merger Sub shall use commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent and/or Merger Sub (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event of unavailability. Parent shall keep the Company reasonably apprised of material developments relating to the Financing. The Financing Letter and any related fee letter may only be amended, modified, supplemented, restated or superseded after the date hereof but prior to the Effective Time without the prior written consent of the Company if the terms and conditions after giving effect thereto shall not (x) reduce the aggregate amount of the Financing, (y) expand upon the conditions precedent to the Financing as set forth in the Financing Letter and any related fee letter in any respect that would reasonably be expected to make such conditions less likely to be satisfied, or (z) reasonably be expected to delay the Closing.

          (c)   All non-public or otherwise confidential information regarding the Target Companies obtained by Parent or its representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and its representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing upon the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

          (d)   Notwithstanding anything to the contrary contained in this Agreement, (a) the Target Companies, the Company Stockholders, the Stockholders' Representative and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Target Companies, the Company Stockholders, the Stockholders' Representative and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Financing Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, this Section 6.13(d).

        6.14    Insurance Matters.     No less than two (2) and no more than seven (7) days prior to Closing, the Target Companies shall provide Parent with (i) current loss runs under all Insurance Policies, by line of coverage, for all policy years from and after the Prior Acquisition Date, and (ii) an updated list of outstanding performance bonds and associated collateral that has been posted with any surety.

        6.15    Holding Company Financial Statements.     The Company shall use its reasonable best efforts to provide Parent by April 1, 2012 with (i) a certified copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2010 and September 30, 2011 and the related audited consolidated statements of income, stockholders' equity and cash flows for each of the years ended September 30, 2009, September 30, 2010 and September 30, 2011, together with a true and correct copy of the related notes and schedules thereto (the "Annual Holding Company Financial

Statements"), the report of the Target Companies' auditor on such audited financial statements, and all material letters received by the Company from such accountants prior to the time of delivery of such statements and report by the Company to Parent with respect to the results of such audits, (ii) a certified copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for fiscal quarter then ended and for the comparable fiscal quarter of the prior fiscal year, together with a true and correct copy of the related notes and schedules thereto, and, if and only to the extent required by SEC requirements, such statements shall be reviewed by the Target Companies' auditor in accordance with AU Section 722 of the AICPA Professional Standards, ((i) and (ii), collectively, the "Holding Company Financial Statements"), and (iii) the Company's good faith calculation of the consolidated adjusted EBITDA of the Company and its Subsidiaries (calculated in the same manner as the calculations of adjusted EBITDA provided by the Company to Parent prior to the date hereof) and comparison of the Financial Statements against the Company's budgets (as provided by the Company to Parent prior to the date hereof) for the fiscal year ended September 30, 2011 and the fiscal quarter ended December 31, 2011; provided, that in any event the Company shall deliver all of the Holding Company Financial Statements and such calculations and comparisons to Parent by May 1, 2012.

        6.16    Quarterly Financial Statements.     Within forty-five (45) days following the end of each fiscal quarter that ends during the Pre-Closing Period, the Company shall provide Parent with a certified copy of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income, stockholders' equity and cash flows for such fiscal quarter and fiscal year-to-date period then ended and for the comparable periods of the prior fiscal year, together with a true and correct copy of the related notes and schedules thereto, and, if and only to the extent required by SEC requirements for purposes of the Proxy Statement, such statements shall be reviewed by the Target Companies' auditor in accordance with AU Section 722 of the AICPA Professional Standards (the "Quarterly Financial Statements"), and in each case along with the Company's good faith calculation of the consolidated adjusted EBITDA of the Company and its Subsidiaries (calculated in the same manner as the calculations of adjusted EBITDA provided by the Company to Parent prior to the date hereof) and comparison of the Financial Statements against the Company's budgets (as provided by the Company to Parent prior to the date hereof) for the fiscal quarter then ended.

        6.17    Monthly Financial Statements and Statement of Net Debt.     On or prior to the last day of each month during the Pre-Closing Period, the Company shall provide Parent with a certified copy of the following (in each case as of the last day of the prior month (the "Prior Month End")), the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Prior Month End and the related statements of operations and cash flows for the month then ended (the "Monthly Financial Statements"), including the Company's good faith calculation of each of the Company Net Working Capital and the Company Net Debt as of the Prior Month End, and in each case along with the Company's good faith calculation of the consolidated adjusted EBITDA of the Company and its Subsidiaries (calculated in the same manner as the calculations of adjusted EBITDA provided by the Company to Parent prior to the date hereof) and comparison of the Financial Statements against the Company's budget (as provided by the Company to Parent prior to the date hereof) for the month then ended. The Monthly Financial Statements shall be consistent with the Books and Records in all material respects and fairly present in all material respects the financial condition, results of operations and cash flows of the Target Companies, the Company Net Working Capital and the Company Net Debt as of their respective dates and for the months then ended, except that such Monthly Financial Statements may lack footnote disclosure and will be subject to normal year-end adjustments otherwise required by GAAP, which will not be material, individually or in the aggregate.

        6.18    Material Letters Regarding Financial Statements.     The Company shall provide to Parent, promptly upon receipt by the Company up until the Closing Date, all material letters received by the Target Companies from its accountants with respect to the Holding Company Financial Statements or the Intermediate Financial Statements.

        6.19    Listing of Parent Common Stock.     Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued pursuant to this Agreement to be approved for listing on NASDAQ, subject only to official of issuance, prior to the Closing.

        6.20    Owned Real Property.     The Company shall provide to Parent, within thirty (30) days of the date hereof, true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Target Company acquired the Owned Real Property, and copies of all title insurance policies, opinions and surveys relating to such Owned Real Property.

        6.21    Propco Taxes.

          (a)   The Company acknowledges and agrees that, consistent with Section 6.2(a) (Access), the Company shall provide Parent and its external accounting and tax advisors and counsels access to such documents and information regarding its determination and calculation of the estimated amount of the Propco Taxes as set forth on Exhibit H (the "Propco Taxes Estimate") as Parent shall reasonably request, including access to (i) its working papers and its other materials which provide evidence of the basis for the Propco Taxes Estimate (together "Propco Information"), (ii) its employees involved in the preparation of the Propco Taxes Estimate, and (iii) its external accounting or tax advisors and counsels who have reviewed or been involved in the preparation of the Propco Taxes Estimate. Specifically, the Company shall provide Parent and its external accounting and tax advisors and counsels the following:

              (i)  Within thirty (30) days of the date hereof, all Propco Information reasonably requested by Parent regarding the Propco Sales that occurred prior to the date hereof (including in 2011);

             (ii)  As soon as it becomes available, a copy of KPMG LLP's tax memorandum or opinion with respect to the Tax Restructuring;

            (iii)  Within thirty (30) days of the disposition of the remaining Propco assets all Propco Information reasonably requested by Parent regarding such transactions (and any related restructuring of Propco and its Subsidiaries); and

            (iv)  As soon as it becomes available, a copy of any memorandum or opinion provided by KPMG LLP regarding any of the Propco Sales.

    The Propco Information set forth in Sections (i), (ii) and (iii) above shall be provided at least seventy-five (75) days prior to the Closing (the date of delivery of all such Propco Information, the "Materials Delivery Date").

          (b)   Parent shall be permitted to cause its external accounting and tax advisors and counsels to review Exhibit H and the materials provided by Company in accordance with the foregoing, in order to determine whether or not Parent disputes any tax position used to calculate, or the calculation of, the Propco Taxes Estimate. The parties agree that such review shall be conducted pursuant to a "more likely than not" standard (the "Review Standard"). If, consistent with the Review Standard, Parent's external accounting firm, tax advisor or counsel advises Parent that the Propco Taxes Estimate does not comport with the Review Standard in all respects, then Parent shall be permitted to provide written notice to the Company stating that it disputes the Propco Taxes Estimate, which such notice shall state, in reasonable detail, the tax positions in dispute and Parent's calculation of the Propco Taxes Estimate (the "Dispute Notice"). Parent must deliver a Dispute Notice no later than 30 calendar days after the Materials Delivery Date. If Parent timely delivers a Dispute Notice to the Company, then the Company and Parent shall use reasonable efforts to resolve such dispute within 5 days of the delivery of such Dispute Notice. If the parties are unable to resolve such dispute within such time period, the dispute shall be resolved in the manner set forth in Section 6.10(i); provided that the parties shall instruct the Accounting Firm to resolve such dispute using the Review Standard no later than 30 days after submission of the dispute to the Accounting Firm and in any event prior to the Closing. Notwithstanding the foregoing, such dispute shall be considered resolved in favor of the Company's position as to any portion of the dispute if the Company obtains and delivers to Parent, at least 10 Business Days prior to the Closing, a tax opinion from KPMG LLP (or another "big four" accounting firm acceptable to Parent (acting reasonably)) to the effect that the Company's position as to such portion of the dispute meets the Review Standard in all respects as to such portion of the dispute. If the Company is unable to deliver such a tax opinion and if the dispute is not resolved before the Closing by the Accounting Firm, then the Company shall be permitted, (a) no later than 4 Business Days prior to the Closing, to make an estimated tax payment to the applicable Tax authorities in the amount of Propco Taxes determined by Parent to be due (in which case, the Company shall promptly forward to Parent an official receipt (or a certified copy), or other documentation reasonably requested by Parent, evidencing such payment to such Tax authorities), or, at the Company's election, (b) place such amount into the escrow contemplated by Section 7.2(l) pending resolution of such dispute. Upon the resolution of such dispute, the amounts held in escrow shall be distributed to the Company, and, if such resolution occurs after the Closing, the portion of the deposited funds determined by the resolution of the dispute to be in excess of the Propco Taxes, if any, shall be credited to the Company's Cash and Cash Equivalents as of the Effective Time.

        6.22    Propco Guaranty.     At the Closing, Parent shall assume all of Central Parking Corporation's obligations and liabilities under each Guaranty of Lease executed and delivered by Central Parking Corporation pursuant to the Agreement of Purchase and Sale by and among CPC Realty, LLC, Allright Corporation and CBV Parking I, LLC, dated as of November 30, 2011, as amended (the "Property Sale Agreement"); provided, that each Guaranty of Lease is substantially in the form attached to the Third Amendment to the Property Sale Agreement dated December 12, 2011, but with no rent prepayment obligation. Parent's assumption of such obligations and liabilities under each Guaranty of Lease shall be pursuant to a written assumption agreement in form and substance reasonably acceptable to the Buyer under the Property Sale Agreement (or its applicable successor).

        6.23    Closing Agreements.     The Company shall use its commercially reasonable efforts to cause each of the Company Stockholders that has not already executed a Closing Agreement to execute a Closing Agreement as soon as reasonably possible after the date hereof and in any event prior to the Effective Time.

        6.24    Bodenhamer Agreements.     The Company shall provide Parent with a written summary of all verbal Contracts between any of the Target Companies and William H. Bodenhamer Jr. by April 1, 2012.

ARTICLE 7
CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION

        7.1    Mutual Conditions Precedent to Obligations of Parent and the Company.     The mutual obligations of Parent and the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

          (a)    NASDAQ Listing.    The Parent Common Stock issuable to the Company Stockholders pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.

          (b)    No Legal Obstruction.    No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or under any Transaction Document.

          (c)    HSR Act.    Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

          (d)    Stockholder Approval.    This Agreement, the Merger and the other transactions contemplated hereby shall have been duly adopted and approved by the Required Company Stockholder Vote and the vote of Parent, voting in its capacity as Merger Sub Stockholder, and the Parent Stockholder Approval Matter shall have been duly approved by the Required Parent Stockholder Vote.

          (e)    Financing.    The conditions precedent to the lender's obligations to make available the Financing under the Financing Letter shall have been satisfied or waived and the financing thereunder shall be available to Parent. For purposes of this Section 7.1(e), the parties hereto agree that the financing under the Financing Letter shall be deemed not to be "available to Parent" in the event Parent duly requests the funds to be provided under such financing in accordance with the applicable documents and the Financing Sources do not (for any reason) provide such funds to Parent (provided that Parent has complied with its obligations under Section 6.13(b)).

        7.2    Conditions Precedent to Obligations of Parent.     The obligations of Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of Parent:

          (a)    Performance.    The Company shall have complied with and performed all of its obligations, covenants and agreements under this Agreement or any Transaction Document to be complied with or performed thereby in whole or in part prior to the Closing in all material respects.

          (b)    Representations and Warranties.    The representations and warranties of the Company contained in this Agreement and each Transaction Document that are qualified as to their materiality shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time, and any such representations and warranties that are not so qualified shall be true and correct in all respects as of the date hereof and in all material respects as of the Closing as if made at and as of such time (except that (i) the accuracy of representations and warranties that expressly speak only as of a specified date will be determined as of such date and (ii) Fundamental Representations shall be true and correct in all respects as of the Closing as if made at and as of such time).

          (c)    No Material Adverse Effect.    No event, change or circumstance shall have occurred or arisen or exist which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on any of the Target Companies.

          (d)    Net Debt; Net Working Capital.    The Combined Net Debt and Working Capital of the Target Companies as of the Effective Time shall not be in excess of the Net Debt and Working Capital Threshold.

          (e)    Bring Down Certificate.    Parent shall have received a certificate, dated as of the Closing Date, duly executed by an officer of the Company, certifying the fulfillment of the conditions set forth in Sections 7.2(a), (b), (c) and (d).

          (f)    Closing Deliveries.    Parent shall have received correct and complete copies of all documents and other items to be delivered thereto under Section 8.2 of this Agreement.

          (g)    Consents and Approvals.    All approvals, authorizations and actions of, filings with and notices to any Governmental Authority (whether or not scheduled and including any Governmental Approvals) necessary to permit the Company to perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Parent.

          (h)    Sale of Propco.

              (i)  Each sale or disposition of the assets and liabilities of CPC PropCo, LLC ("Propco") or its Subsidiaries to a third party (collectively, the "Propco Sales") shall have occurred as described and on the terms set forth on Schedule E hereto, such that the Target Companies own no real property other than the Owned Real Property set forth on Section 4.9(a) of the Company Disclosure Letter.

             (ii)  The Propco Sales shall qualify for sale and leaseback accounting treatment, and each of the leases thereunder shall qualify as operating leases under GAAP (except for leases (not to exceed $300,000 in capital lease value in the aggregate) which do not qualify as operating leases under GAAP, but which do not result in disqualification of the Propco Sales for sale and leaseback accounting treatment), in each case to Parent's satisfaction.

          (i)    Restructuring of the Target Companies.    A restructuring of the equity arrangements of the Company shall have occurred as described and on the terms set forth on Schedule F hereto (the "Ownership Restructuring").

          (j)    Closing Agreements.    Each of the Company Stockholders shall be party to a Closing Agreement in the applicable form.

          (k)    Holding Company Financial Statements.    (i) The stockholders' equity as of September 30, 2011 set forth in the Annual Holding Company Financial Statements shall be equal to the stockholders' equity set forth in the Draft Holding Company Financial Statements and (ii) the amounts set forth in the Annual Holding Company Financial Statements as of and for the twelve (12) month period ended September 30, 2011 shall not be materially different from the corresponding amounts set forth in the Draft Holding Company Financial Statements, excluding footnotes.

          (l)    Propco Cash.    The Company shall have either (i) paid all Propco Taxes prior to the Effective Time, or (ii) deposited sufficient cash (the "Propco Cash") to cover all unpaid Propco Taxes in an escrow account established with an escrow agent reasonably satisfactory to Parent (provided that, in the case of clause (i) and (ii), the amount of Propco Cash shall be determined in accordance with Section 6.22 hereof.

        7.3    Conditions Precedent to Obligations of the Company.     The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Company:

          (a)    Performance.    Parent and Merger Sub shall have complied with and performed all of their respective obligations, covenants and agreements under this Agreement or any Transaction Document to be complied with or performed thereby in whole or in part prior to the Closing in all material respects.

          (b)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement and each Transaction Document that are qualified as to their materiality shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time, and any such representations and warranties that are not so qualified shall be true and correct in all respects as of the date hereof and true and correct in all material respects as of the Closing as if made at and as of such time (except that (i) the accuracy of representations and warranties that expressly speak only as of a specified date will be determined as of such date and (ii) Fundamental Representations shall be true and correct in all respects as of the Closing as if made at and as of such time).

          (c)    No Material Adverse Effect.    No event, change or circumstance shall have occurred or arisen or exist which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

          (d)    Bring Down Certificate.    The Company shall have received a certificate, dated as of the Closing Date, duly executed by an officer of Parent, certifying the fulfillment of the conditions set forth in Sections 7.3(a), (b) and (c).

          (e)    Closing Deliveries.    The Company shall have received correct and complete copies of all documents and other items to be delivered thereto under Section 8.3 of this Agreement.

          (f)    Consents and Approvals.    All approvals, authorizations and actions of, filings with and notices to any Governmental Authority (whether or not scheduled and including any Governmental Approvals) necessary to permit Parent and/or Merger Sub to perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance reasonably satisfactory to the Company.

        7.4    Termination.

          (a)    Termination of Agreement.    This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following circumstances:

              (i)  upon the written consent of both Parent and the Company;

             (ii)  by Parent, if any of the conditions set forth in Sections 7.1 and 7.2 shall not be fully satisfied, or if the Closing shall not have occurred, on or before October 31, 2012 (the "Outside Date") (unless such failure results primarily from Parent or Merger Sub breaching any representation, warranty, covenant or agreement contained in this Agreement); provided, however, that the Outside Date may be extended by forty-five (45) days by the Company by written notice to Parent if the Closing shall not have occurred as a result of the conditions set forth in Section 7.1(d) failing to have been satisfied, if the Company reasonably believes in good faith that the relevant approvals will be obtained during such extension period;

            (iii)  by Parent, if the Company shall have breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Parent to the Company thereof, and which breach would give rise to the failure of a condition set forth in Sections 7.1 or 7.2;

            (iv)  by the Company, if any of the conditions set forth in Sections 7.1 and 7.3 shall not be fully satisfied, or if the Closing shall not have occurred, on or before the Outside Date (unless such failure results primarily from the Company breaching any representation, warranty, covenant or agreement contained in this Agreement); provided, however, that the Outside Date may be extended by forty-five (45) days by Parent by written notice to the Company if the Closing shall not have occurred as a result of the conditions set forth in Section 7.1(d) failing to have been satisfied, if Parent reasonably believes in good faith that the relevant approvals will be obtained during such extension period;

             (v)  by the Company, if Parent shall have breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Company to Parent thereof, and which breach would give rise to the failure of a condition set forth in Sections 7.1 or 7.3;

            (vi)  by either Company or Parent, whether before or after satisfaction of the condition set forth in Section 7.1(e), if any Law or Governmental Authority prohibits consummation of the Merger or if any order of a Governmental Authority restrains, enjoins or otherwise prohibits consummation of the Merger, and such order has become final and non-appealable;

           (vii)  by either Company or Parent, if this Agreement has been submitted to the Parent Stockholders for Parent Stockholder Approval at a duly convened Parent Stockholders' Meeting and the Parent Stockholder Approval shall not have been obtained at such Parent Stockholders' Meeting (including any adjournment or postponement thereof);

          (viii)  by the Company, if the Parent Board effects a Change in Recommendation; provided, that the Company may not terminate this Agreement pursuant to this Section 7.4(a)(viii) at any time after the vote with respect to the Company Stockholder Approval is called at the Parent Stockholders' Meeting;

            (ix)  by Parent, if the arithmetic average of the VWAP of the Parent Common Stock for any period of ten (10) consecutive trading days is below $11.69, provided that (A) Parent provides a written notice of termination to the Company within five (5) Business Days following such period, in which case the termination shall be effective five (5) Business Days following the delivery of such notice, and (B) such notice is sent by Parent to the Company no later than ten (10) Business Days prior to the Parent Stockholders' Meeting;

             (x)  by the Company, if the arithmetic average of the VWAP of the Parent Common Stock for any period of ten (10) consecutive trading days is below $11.69, provided that (A) the Company provides a written notice of termination to the Parent within five (5) Business Days following such period, in which case the termination shall be effective five (5) Business Days following the delivery of such notice, and (B) such notice is sent by the Company to Parent no later than ten (10) Business Days prior to the Parent Stockholders' Meeting;

            (xi)  By Parent, at or after 11:59 p.m. (Eastern Time) on the date of this Agreement, if Company Stockholder Written Consents from holders holding at least 94% of the outstanding shares of Company Common Stock have not been obtained and delivered to Parent; or

           (xii)  By the Company, at or after 11:59 p.m. (Eastern Time) on the date of this Agreement, if Merger Sub Stockholder Written Consents from holders holding 100% of the outstanding shares of Merger Sub Common Stock have not been obtained and delivered to the Company.

          (b)    Effect of Termination.    In the event of termination of this Agreement pursuant to Section 7.4(a), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto to any other party hereto or its Affiliates or their respective equityholders, partners, directors and officers under this Agreement, other than this Section 7.4(b), Section 7.4(c) , Section 7.4(d) and Article 10, which shall survive any such termination, except that nothing herein shall relieve any party hereto from liability arising from or resulting from any willful breach of this Agreement by such party prior to such termination.

          (c)   Reimbursement of Expenses.

              (i)  If this Agreement is terminated pursuant to Section 7.4(a)(vii), Parent shall reimburse the Company and the Company Stockholders for all out-of-pocket costs and expenses of the Company incurred in connection with this Agreement and the Transaction Documents, including fees and disbursements of counsel (including counsel to the institutional Company Stockholders), accountants and other advisors, up to an aggregate maximum amount equal to the Expense Cap as of the date of the Parent Stockholders' Meeting.

             (ii)  If this Agreement is terminated pursuant to Section 7.4(a)(ix), Parent shall reimburse the Company and the Company Stockholders for all out-of-pocket costs and expenses of the Company incurred in connection with this Agreement and the Transaction Documents, including fees and disbursements of counsel (including counsel to the institutional Company Stockholders), accountants and other advisors, up to an aggregate maximum amount equal to the Expense Cap as of the date of such termination.

            (iii)  If this Agreement is terminated pursuant to Section 7.4(a)(x), the Company shall reimburse Parent for all out-of-pocket costs and expenses of Parent incurred in connection with this Agreement and the Transaction Documents, including fees and disbursements of counsel, accountants and other advisors, up to an aggregate maximum amount equal to the Expense Cap as of the date of such termination.

          (d)    Termination Fee.    If this Agreement is terminated by the Company pursuant to Section 7.4(a)(viii), Parent shall pay to the Company Seven Million Five Hundred Thousand Dollars ($7,500,000), by wire transfer of immediately available funds to a bank account designated in writing by the Company within five (5) Business Days after the date this Agreement is terminated.

ARTICLE 8
CLOSING

        8.1    Time and Place.     The transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. local time on the second Business Day after the conditions set forth in Article 7 have been satisfied in accordance with the provisions hereof (other than conditions with respect to actions that must by their nature take place at the Closing itself) or at such other time or date as the parties hereto may mutually agree in writing (the "Closing Date"), at the offices of Katten Muchin Rosenman LLP at 525 West Monroe Street, Chicago, Illinois 60661, it being acknowledged and agreed that the parties prefer a Closing as of the last day of a calendar month.

        8.2    Deliveries of the Company.     At or prior to the Closing, the Company will deliver or cause to be delivered to Parent:

          (a)    Corporate Documents.    Certificate of Incorporation (or comparable entity charter documents) of each of the Material Target Companies as in effect at the Closing, certified by the

  Secretary of State of the state of its formation as of a date not more than ten (10) calendar days prior to the Closing Date, and the by-laws (or comparable entity charter documents) of each of the Material Target Companies as in effect at the Closing, all of which shall be certified by the secretary (or Person performing a similar function) thereof.

          (b)    Certificates of Good Standing.    Certificates of Good Standing, dated not more than ten (10) calendar days prior to the Closing Date, with respect to each of the Material Target Companies of the Company Disclosure Letter, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which each Target Company is qualified to do business as a foreign entity.

          (c)    Resolutions.    A copy of the resolutions of the Company Board certified by the secretary (or Person performing a similar function) thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which the Company is a party and the performance of the transactions contemplated hereby and thereby.

          (d)    Tax Certificate.    A certificate from each of the Company Stockholders who are Company Stockholders as of the Closing, substantially in the form provided for in Treasury Regulation section 1.1445-2(b)(2), certifying under penalties of perjury that such Company Stockholder is not a "foreign person" within the meaning of Treasury Regulation Section 1.1445-2(b).

          (e)    Payoff Letters and Lien Releases.    Payoff letters for each instrument of Indebtedness of any of the Target Companies from the obligees thereunder setting forth the amounts necessary to pay off all Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto and otherwise in form and substance reasonably satisfactory to Parent, and providing for the release of all Liens held against the property of the Target Companies upon the payoff of such Indebtedness.

          (f)    Resignations.    Except as otherwise specified in writing by Parent no fewer than two Business Days prior to the Closing Date, resignations all of the Target Companies' directors (or equivalent governing members) and officers, effective as of the Closing Date.

          (g)    Corporate Records.    All corporate minute books, stock ledgers and stock records of the Material Target Companies.

          (h)    Company Closing Schedule.    The Company Closing Schedule, certified and signed on behalf of the Company by the chief financial officer of the Company.

          (i)    Auditor Consent.    Consent from the Target Companies' auditor, whereby such auditor permits Parent to include their audit report on the financial statements of the Target Companies in filings made by Parent with the SEC, to the extent required by applicable Law.

          (j)    Registration Rights Agreement.    A Registration Rights Agreement signed by all of the Company Stockholders, substantially in the form set forth in Exhibit F (the "Registration Rights Agreement").

          (k)    Holding Company Financial Statements.    Certified copies of the Holding Company Financial Statements.

          (l)    Other Documents.    Such other documents and instruments as Parent shall reasonably request in order to consummate the transactions contemplated hereby.

        8.3    Deliveries of Parent.     At or prior to the Closing, Parent will deliver to the Company:

          (a)    Corporate Documents.    The Certificate of Incorporation of Parent as in effect at the Closing, certified by the Secretary of State of the State of Delaware as of not more than ten (10) calendar days prior to the Closing Date, and the by-laws of Parent as in effect at the Closing, certified by the Secretary thereof. The Certificate of Incorporation of Merger Sub as in effect at the Closing, certified by the Secretary of State of the State of Delaware as of not more than ten (10) calendar days prior to the Closing Date, and the bylaws of Merger Sub as in effect at the Closing, all of which shall be certified by the secretary thereof.

          (b)    Certificates of Good Standing.    Certificate of Good Standing, dated not more than ten (10) calendar days prior to the Closing Date, with respect to Parent, issued by the Secretary of State of the State of Delaware. Certificate of Good Standing, dated not more than ten (10) calendar days prior to the Closing Date, with respect to Merger Sub, issued by the Secretary of State of the State of Delaware.

          (c)    Resolutions.    A copy of the resolutions of the Parent Board and Merger Sub Board, certified by the secretary (or Person performing similar functions) thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which Parent and Merger Sub are a party and the performance of the transactions contemplated hereby and thereby.

          (d)    Registration Rights Agreement.    The Registration Rights Agreement, duly executed by Parent.

          (e)    Other Documents.    Such other documents and instruments as the Company shall reasonably request in order to consummate the transactions contemplated hereby.

ARTICLE 9
INDEMNIFICATION

        9.1    Indemnification of Parent.     After the Closing, each Company Stockholder (pursuant to such Company Stockholder's agreement to be bound by the terms of this Article 9 in the Closing Agreements), shall severally, in accordance with and limited to such Company Stockholder's Pro Rata Share, and not jointly, indemnify each of Parent, the Surviving Corporation and the Affiliates of each of the foregoing, and their respective directors, members, officers, equity holders, partners, employees, agents, subsidiaries, representatives and successors and assigns (collectively, the "Parent Indemnified Parties"), and save and hold each of the Parent Indemnified Parties harmless from and against and pay or reimburse the Parent Indemnified Parties as and when incurred for such Company Stockholder's Pro Rata Share of:

          (a)   any and all Adverse Consequences which any Parent Indemnified Party may suffer, sustain or become subject to, in connection with, resulting from or arising out of, directly or indirectly, any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement;

          (b)   any and all Adverse Consequences which any Parent Indemnified Party may suffer, sustain or become subject to, in connection with, resulting from or arising out of, directly or indirectly, any nonfulfillment or breach of any covenant or agreement on the part of the Company prior to the Closing;

          (c)   the amount (if any) by which the amount paid by Parent or the Target Companies with respect to an Indemnified Item on Schedule G (the "Company Indemnified Items Schedule") exceeds the amount set forth opposite such Indemnified Item on the Company Indemnified Items Schedule;

          (d)   any and all (i) Income Taxes of any of the Target Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (as allocated, in the case of a Straddle Period, pursuant to Section 6.10(c) hereof) ("Pre-Closing Tax Period"), (ii) any Transfer Taxes for which the Company Stockholders are responsible pursuant to Section 6.10(e), (ii) any Taxes resulting from, arising out of, or otherwise relating to, any of the Propco Sales or any other sale or disposition of real property by the Target Companies prior to the Effective Time (the "Propco Taxes"), (iv) Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (v) any Taxes resulting from, arising out of, or otherwise relating to the Merger, the Ownership Restructuring or the Tax Restructuring;

          (e)   any and all (i) Taxes of any of the Target Companies for all Pre-Closing Tax Periods (as allocated, in the case of a Straddle Period, pursuant to Section 6.10(c) hereof), and (ii) Taxes of any Person (other than the Target Companies) imposed on any of the Target Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation (including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation), which Taxes relate to an event or transaction occurring on or before the Closing, in each case to the extent such Taxes are not governed by Section 9.1(d); provided, however, that the Company Stockholders shall be liable for any Tax that is not an Income Tax pursuant to clauses (i) and (ii) above (or pursuant to Sections 9.1(a)-(d)) only to the extent that such Tax exceeds the amount, if any, taken into account for such Tax, if any, in the determination of the Company Net Working Capital of the Target Companies as of the Effective Time; provided further, that where the Combined Net Debt and Working Capital of the Target Companies as of the Effective Time exceeds the Lower Indemnification Threshold, the aggregate amount of Taxes excepted under the foregoing proviso shall not exceed the sum of (x) the portion of all Taxes included in the determination of the Company Net Working Capital of the Target Companies as of the Effective Time that resulted in a reduction of the additional cash consideration that would be payable to the Company Stockholders pursuant to Section 3.7(b) plus (y) the portion of all Taxes, if any, included in the determination of the Company Net Working Capital that result in a payment obligation of the Company Stockholders pursuant to Section 9.1(f), as determined in the case of clause (x) or (y) on a "with and without" basis in respect of all such Taxes included in the determination of Company Net Working Capital of the Target Companies as of the Effective Time.

          (f)    the amount (if any) by which the actual Combined Net Debt and Working Capital of the Target Companies as of the Effective Time is greater than the Upper Indemnification Threshold;

          (g)   any and all Adverse Consequences resulting from, arising out of, or otherwise relating to or owed by Propco or any of its Subsidiaries, the Propco Sales or any other sale or disposition of real property by the Target Companies prior to the Effective Time (including any and all Taxes of Propco or any of its Subsidiaries for any Pre-Closing Tax Period); and

          (h)   any and all Adverse Consequences resulting from, arising out of, or otherwise relating to the exercise of appraisal rights by any of the Company Stockholders, including any amounts paid to such Company Stockholders in excess of the consideration that would otherwise be payable hereunder.

        9.2    Indemnification of Company Stockholders.     After the Closing, Parent shall indemnify the Company Stockholders and the Affiliates of each of the foregoing, and their respective directors, members, officers, equity holders, partners, employees, agents, subsidiaries, representatives, successors and permitted assigns (the "Company Indemnified Parties") and save and hold each of the Company

Indemnified Parties harmless from and against and pay on behalf of or reimburse the Company Indemnified Parties as and when incurred for any and all Adverse Consequences which any Company Indemnified Party may suffer, sustain or become subject to, in connection with, resulting from or arising out of, directly or indirectly, any (a) inaccuracy in or breach of any representation or warranty of Parent contained in this Agreement or (b) nonfulfillment or breach of any covenant or agreement on the part of Parent under this Agreement.

        9.3    Certain Limitations.

          (a)   The representations and warranties of the parties contained in this Agreement shall survive the Closing and continue in full force and effect (i) in the case of the representations and warranties set forth in Sections 4.1, 4.3(a), 4.3(b), 4.4, 4.25, 5.1, 5.3(a), 5.3(b), 5.4 and 5.22, indefinitely; (ii) in the case of the representations and warranties set forth in Sections 4.16, 4.18, 4.21, 4.28, 5.19, 5.20 and 5.21 until sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof) with respect to the subject matter of such representations and warranties; and (iii) in the case of all other representations and warranties, until the date that is eighteen (18) months following the Closing Date. The representations and warranties identified in clause (i) of the immediately preceding sentence are referred to herein as the "Fundamental Representations." Notwithstanding anything herein to the contrary, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the representation or warranty upon which such claim is based, the relevant representations and warranties shall not expire as to such claim only, and such claim may be pursued, until the final resolution of such claim in accordance with the provisions of this Article 9.

          (b)   The Company Stockholders shall not be liable to Parent Indemnified Parties under (i) Section 9.1(a), (ii) Section 9.1(b) in respect of Section 6.9(a)(xv) or (xvi) or (iii) Section 9.1(c) with respect to Indemnified Items #3, #4, #10 and #11 on the Company Indemnified Items Schedule, unless and until the Adverse Consequences incurred by all Parent Indemnified Parties pursuant thereto exceed, in the aggregate, $1,500,000 (the "Deductible"), in which case the Company Stockholders shall be liable, subject to Section 9.3(d), to the applicable Parent Indemnified Party for the full amount of the Adverse Consequences in excess of the Deductible.

          (c)   Parent shall not be liable to the Company Indemnified Parties under Section 9.2(a) or Section 9.2(b) in respect of Section 6.9(b)(v) or (vi), unless and until the Adverse Consequences incurred by all Company Indemnified Parties exceed, in the aggregate, the Deductible, in which case Parent shall be liable, subject to Section 9.3(e), to the applicable Company Indemnified Party for the full amount of the Adverse Consequences in excess of the Deductible.

          (d)   The aggregate amount required to be paid by the Company Stockholders for claims for indemnification made under Section 9.1(a), 9.1(b) in respect of Section 6.9(a)(xv) or (xvi), 9.1(c) and 9.1(e) shall not exceed an amount equal to (i) Twenty Seven Million Dollars ($27,000,000.00), plus (ii) the Additional Cash Consideration (if any), in the aggregate.

          (e)   The aggregate amount required to be paid by Parent shall not exceed Fifteen Million Dollars ($15,000,000.00), in the aggregate, for claims for indemnification made under Section 9.2(a) or Section 9.2(b) in respect of Section 6.9(b)(v) or (vi).

          (f)    Notwithstanding anything to the contrary contained herein, (i) Sections 9.3(b), 9.3(c), 9.3(d) and 9.3(e) shall not apply to Adverse Consequences in connection with, resulting from or arising out of directly or indirectly, any inaccuracy in or breach of a Fundamental Representation or fraud, (ii) Sections 9.3(b) and 9.3(c) shall not apply to Adverse Consequences in connection with, resulting from or arising out of directly or indirectly, any inaccuracy in or breach of the representations and warranties in Section 4.21 or 5.20, and (iii) no indemnification payment made by the Company Stockholders or Parent, as the case may be, with respect to any Fundamental

  Representation shall be considered in determining whether the caps in Sections 9.3(d) and 9.3(e) have been met.

          (g)   Notwithstanding any provision herein to the contrary, no claim may be made by the Parent Indemnified Parties under Section 9.1(a) in respect of any Adverse Consequences that are the subject of one or more Indemnified Items listed on the Company Indemnified Items Schedule.

          (h)   Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Company Stockholder be required to pay any amount in satisfaction of claims for indemnification under the provisions of this Agreement in excess of the value of consideration received by such Company Stockholder under this Agreement (the "Company Stockholder Merger Consideration"), which shall be an amount equal to the Pro Rata Share of Parent Common Stock received by such Company Stockholder pursuant to Section 3.2 hereof (valued at the Closing Share Value thereof) plus such Company Stockholder's Pro Rata Share of the Cash Consideration to which such Company Stockholder is entitled hereunder.

        9.4    Indemnification Procedure.     No Parent Indemnified Party or Company Indemnified Party may seek indemnification under this Article 9, unless such party (the "Indemnified Party") shall have first delivered written notice to the applicable indemnifying party (the "Indemnifying Party") of the facts and circumstances (set forth in reasonable detail) giving rise to the claim within the applicable survival period for such claim as set forth in Section 9.3(a).

          (b)   If any claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 9 (a "Third Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, may assume and control the defense thereof at the Indemnifying Party's expense (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, the Indemnifying Party must first furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any amount that such Indemnifying Party would be required to pay with respect to the Adverse Consequences relating to such claim; provided, further, that the Indemnifying Party shall not have the right to assume control of such defense if the claim which the Indemnifying Party seeks to assume control of (i) seeks material non-monetary relief, or (ii) involves criminal or quasi-criminal allegations. If the Indemnifying Party is permitted to assume and control the defense of a Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has specifically agreed in writing otherwise, (B) the Indemnified Party has been advised by outside counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party, or (C) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party. If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnifying Party may not enter into a settlement or consent to any judgment without the prior written consent of the Indemnified Party unless (i) such settlement or judgment involves monetary damages only, all of which will be paid, without limitation, by the Indemnifying Party and no admission of fault or culpability on behalf of any Indemnifying Party, and (ii) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim (which consent shall not be unreasonably withhold, delayed or conditioned). A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article 9 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice. If the Indemnifying Party does not assume and/or is not controlling the defense of a Third Party Claim for any reason, the Indemnifying Party shall have the right to employ counsel separate from counsel employed by the Indemnified Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party. The Indemnified Party may not enter into a settlement or consent to any judgment of any Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned).

          (c)   The provisions set forth in Section 9.4(b) shall not apply to any suits, actions, claims, proceedings, investigations, arbitrations and/or mediations in existence as of the Closing Date (the "Existing Litigation Matters"). From and after the Closing, Parent shall have the sole and exclusive right to control the defense of all Existing Litigation Matters and the sole and exclusive right to settle or consent to any judgment with respect to any Existing Litigation Matters. From and after the Closing, Parent shall manage the Existing Litigation Matters in a commercially reasonable manner. For purposes of clarification (i) from and after the Closing, the Company Stockholders shall have no right to participate in the defense of any Existing Litigation Matters and shall have no right to approve the settlement or consent to any judgment with respect to any Existing Litigation Matters and (ii) following the Closing, Parent shall have the sole and exclusive right determine which (if any) structural repair and maintenance expenditures are made by or on behalf of the Target Companies.

          (d)   Any claim by an Indemnified Party for indemnification other than indemnification against a Third Party Claim will be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party will have a period of sixty (60) calendar days within which to respond to such claims. If the Indemnifying Party does not so respond within such sixty (60) calendar day period, the Indemnifying Party will be deemed to have accepted such claim.

        9.5    Materiality Qualifiers.     For purposes of determining the amount of Adverse Consequences arising from a breach for which Parent Indemnified Parties or Company Indemnified Parties are entitled to indemnification under Sections 9.1(a) or 9.2(a) all qualifications contained in the representations and warranties of Parent or the Company contained in this Agreement that are based on materiality (including all usages of "material", "Material Adverse Effect" or similar qualifiers) will be disregarded.

        9.6    Investigation.     An Indemnified Party's right to indemnification, payment of Adverse Consequences or other remedies based on any representation, warranty, covenant or obligation of another party contained in or made pursuant to this Agreement shall not be affected by any investigation conducted by such Indemnified Party or any of its representatives or any knowledge acquired (or capable of being acquired) by any such Indemnified Party or its representatives, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Effective Time. Notwithstanding the foregoing, if (i) Parent or the Company (as applicable, the "Breaching Party") notifies the other (the "Non-Breaching Party") in writing prior to the Closing that the Breaching Party has breached this Agreement, (ii) such notice includes a reasonably detailed description of such breach, (iii) the Breaching Party acknowledges in such notice that it will be unable to satisfy its conditions to Closing and therefore the Non-Breaching Party has the right to terminate this Agreement, and (iv) the Non-Breaching thereafter elects to waive such conditions, then the Non-Breaching Party shall not be entitled to any right to indemnification, payment of Adverse Consequences or other remedies based on such breach.

        9.7    Payment.

          (a)   Any indemnification obligation under this Agreement for any Adverse Consequences shall be net of (i) any Tax Savings attributable to such Adverse Consequences (or as a direct result of an adjustment by a Tax authority directly corresponding to such Adverse Consequences) actually realized by the Indemnified Party after the Closing in the taxable year during which such Adverse Consequences occurs or in the immediately following taxable year, and (ii) any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third party with respect thereto, net of any expenses and increase in applicable premiums/retro-premiums related to the recovery of such proceeds, provided, however, that to the extent that such Tax Savings is subsequently denied by any Taxing authority, the Indemnifying Party shall pay to the Indemnified Party the appropriate portion of the amount of such Tax Savings previously used to reduce the Indemnifying Party's indemnification obligation pursuant to this Section 9.7(a). In the event that any insurance or other recovery is recognized or received by any Indemnified Party with respect to any indemnification obligation for which any such Indemnified Party has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery (up to the aggregate amount previously paid by the Indemnifying Party in respect of such indemnification obligation) shall be made promptly to the Indemnifying Party, net of any expenses and increase in applicable premiums/retro-premiums related to the recovery of such proceeds. The Indemnified Party shall be deemed to realize a tax savings ("Tax Savings") with respect to any Adverse Consequences in any taxable year if, and to the extent that, the Indemnified Party's actual liability for Taxes for such taxable year, calculated by excluding any Tax items attributable to the applicable Adverse Consequences, exceeds the Indemnified Party's actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributable to such Adverse Consequences for such taxable year.

          (b)   Payments of all amounts owing by an Indemnifying Party under this Article 9 shall be made promptly upon a final settlement among the Indemnifying Parties and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owed by an Indemnifying Party to the Indemnified Party under this Article 9. Any payment that is not made within ten (10) Business Days of the determination that such obligation is owing shall bear interest at a rate of ten percent (10%) per annum, or, if less, the maximum rate permitted by applicable Law. In addition, the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees and expenses) incurred in seeking to collect payment under this Article 9, and no limitation in this Article 9 shall apply to such reimbursement or to any interest paid or to be paid pursuant to this Section 9.7.

          (c)    Payment by Company Stockholders.

            (i)    Payment of Capped Items.    Any amount to be paid by the Company Stockholders to satisfy their indemnification obligations for claims made under Sections 9.1(a), Section 9.1(b) in respect of Section 6.9(a)(xv) and (xvi), 9.1(c) and 9.1(e), shall be deemed to be paid to Parent by reducing the amount of Cash Consideration that would otherwise be payable to the Company Stockholders pursuant to Section 3.7 dollar for dollar by an amount equal to such obligations.

            (ii)    Payment of Uncapped Items.    Any amount to be paid by the Company Stockholders to satisfy their indemnification obligations for claims made under Sections 9.1(b) (except in respect of Section 6.9(a)(xv) and (xvi) ), 9.1(d), 9.1(f), 9.1(g) and 9.1(h), shall be payable, upon the election of the Stockholders' Representative, by either (A) satisfying such obligations with cash or with shares of Parent Common Stock (valued for such purposes at the Closing Share Value) (each, a "Cash or Stock Election"), or (B) satisfying such obligations by deeming such amounts to be paid to Parent by reducing the amount of Cash Consideration that would otherwise be payable to the Company Stockholders pursuant to Section 3.7 dollar for dollar by an amount equal to such obligations (each, a "Deduction Election"), but only to the extent the Cash Consideration that remains payable to the Company Stockholders after satisfying such obligations pursuant to Section 3.7 is at least Seventeen Million Dollars ($17,000,000.00), and thereafter the Company Stockholders must satisfy any unpaid obligations with cash or with shares of Parent Common Stock (valued for such purposes at the Closing Share Value). Notwithstanding the foregoing, if the Stockholders' Representative makes a Cash or Stock Election pursuant to this Section 9.7(c)(ii), Parent shall have the right to reject such cash or shares of Parent Common Stock, and instead deem the amounts owed by the Company Stockholders pursuant to their indemnification obligations to be paid to Parent by reducing the amount of Cash Consideration that would otherwise be payable to the Company Stockholders pursuant to Section 3.7 dollar for dollar by an amount equal to such obligations.

            (iii)    Replenishment.    To the extent that a payment pursuant to Section 9.7(c)(i) would cause the Cash Consideration that remains payable to the Company Stockholders pursuant to Section 3.7 to be reduced below Seventeen Million Dollars ($17,000,000.00) (the amount of such shortfall, the "Cash Consideration Shortfall Amount"), the Company Stockholders shall promptly pay Parent (each such payment, a "Replenishment") an aggregate amount in cash equal to the lesser of (A) the Cash Consideration Shortfall Amount and (B) an amount equal to (X) the aggregate amount of Deduction Elections made pursuant to Section 9.7(c)(ii)(B), less (Y) any Replenishments previously made by the Company Stockholders to Parent pursuant to this Section 9.7(c)(iii) . For purposes of clarification, if the Stockholders' Representative makes a Cash or Stock Election to satisfy an indemnification obligation and Parent rejects such cash or shares, the Company Stockholders shall not have a Replenishment obligation pursuant to this Section 9.7(c)(iii) with respect to such indemnification obligation.

          (d)    Payment by Parent.    Parent shall be entitled to satisfy its indemnification obligations under this Article 9 with cash or by issuing additional shares of Parent Common Stock (valued for such purposes at the Closing Share Value).

        9.8    Adjustment to Merger Consideration.     Any indemnification received under this Article 9 shall be treated by Parent, the Company Stockholders and their respective Affiliates, to the extent permitted by applicable Law, as an adjustment to the consideration received by the Company Stockholders.

        9.9    Exclusive Remedy.     Other than the rights of the parties hereto to seek specific performance, injunctive or other equitable relief, or in the case of fraud or any willful and malicious breach, the provisions of this Agreement set forth the exclusive rights and remedies of the parties hereto to seek or obtain damages or any other remedy or relief from any party with respect to matters arising under this Agreement.

        9.10    Adjustments to the Net Debt and Working Capital Threshold and Base Cash Amount.     To the extent that (a) any of the Target Companies makes a payment before the Effective Time with respect to any Indemnified Item set forth on the Company Indemnified Items Schedule, which if such payment had been made after the Effective Time would have resulted in an indemnification obligation on the part of the Company Stockholders pursuant to Section 9.1(c) hereof, (b) such payment is made using Cash and Cash Equivalents of the Target Companies and does not increase the Indebtedness of the Target Companies, (c) such payment would increase the Combined Net Debt and Working Capital of the Target Companies and (d) the Company obtains the consent of Parent to make such payment (such consent not to be unreasonably withheld conditioned or delayed), then (i) the Net Debt and Working Capital Threshold shall be increased dollar-for-dollar by an amount equal to such payment, (ii) the Base Cash Amount shall be decreased dollar-for-dollar by an amount equal to such payment (iii) any applicable deductibles contained herein shall be reduced accordingly, without duplication.

        9.11    Identified Dispute Adjustment.     To the extent the Company settles or otherwise resolves the dispute set forth in item #11 on Section 6.1(a) of the Company Disclosure Letter, the proceeds of such settlement received by the Company (the "Identified Dispute Proceeds") shall (a) reduce the Lower Indemnification Threshold by an amount equal to the Identified Dispute Proceeds, (b) reduce the Upper Indemnification Threshold by an amount equal to the Identified Dispute Proceeds and (c) reduce the Net Debt and Working Capital Threshold by the lesser of (i) the Identified Dispute Proceeds and (ii) $2,300,000.

ARTICLE 10
MISCELLANEOUS

        10.1    Successors and Assigns; Assignment.     This Agreement, the other Transaction Documents and any other agreement, document or instrument executed and delivered in connection herewith shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the Company nor Parent may assign their respective rights under this Agreement except with the prior written consent of the other, which consent may be given or withheld in such party's sole discretion; provided, however, that Parent may (i) assign its rights and remedies hereunder as collateral security to any bank or other financial institution that has loaned funds or otherwise extended credit to it or any of its affiliates or (ii) assign its rights under this Agreement to a related or affiliated entity; provided that, in each case, no such assignment shall relieve the assignor of its liabilities and obligations hereunder.

        10.2    Notices.     Any notice to be given by any party to this Agreement shall be given in writing and may be effected by facsimile, personal delivery, overnight courier, e-mail or sent by certified, United States Mail, postage prepaid, addressed as follows (or by another means approved in writing by a party pursuant to a notice given in accordance with this Section 10.2):

If to Parent:	Standard Parking Corporation 900 N. Michigan Avenue, Suite 1600 Chicago, Illinois 60611 Attention: General Counsel Fax: (312) 640-6162 E-mail: rsacks@standardparking.com with a copy to (which shall not constitute notice):
Katten Muchin Rosenman LLP
525 W. Monroe Street, Suite 1900
Chicago, Illinois 60661-3693
Attention: Mark R. Grossmann, Esq.
Fax: (312) 577-4408
E-mail: mark.grossmann@kattenlaw.com
        and
Attention: Mark D. Wood, Esq.
Fax: (312) 577-8858
E-mail: mark.wood@kattenlaw.com

If to the Company (prior to the Closing):	KCPC Holdings, Inc.
c/o Kohlberg & Company, LLC
Mt. Kisco, NY 10549
Attention: Seth Hollander
Fax: (914) 244-0689
E-mail: hollander@kohlberg.com
        and
Attention: Gordon Woodward
Fax: (914) 244-0689
E-mail: woodward@kohlberg.com
with a copy to (which shall not constitute notice):
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention: Daniel S. Evans, Esq.
Fax: (617) 235-0028
E-mail: daniel.evans@ropesgray.com
        and
Attention: Christopher C. Henry, Esq.
Fax: (646) 728-1581
E-mail: christopher.henry@ropesgray.com
and
Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067-1725 Attention: Alison S. Ressler, Esq. Fax: (310) 712-8800 E-Mail: resslera@sullcrom.com
and
Klehr Harrison Harvey Branzburg LLP 1835 Market Street—Suite 1400 Philadelphia, PA 19103 Attention: Lisa C.S. Burnett Fax: (215) 568-6603 E-Mail: lburnett@klehr.com
If to the Company (after the Closing):	KCPC Holdings, Inc. c/o Standard Parking Corporation 900 N. Michigan Avenue, Suite 1600 Chicago, Illinois 60611 Attention: General Counsel Fax: (312) 640-6162 E-mail: rsacks@standardparking.com

with a copy to (which shall not constitute notice):	Katten Muchin Rosenman LLP
525 W. Monroe Street, Suite 1900
Chicago, Illinois 60661-3693
Attention: Mark R. Grossmann, Esq.
Fax: (312) 577-4408
E-mail: mark.grossmann@kattenlaw.com
        and
Attention: Mark D. Wood, Esq.
Fax: (312) 577-8858
E-mail: mark.wood@kattenlaw.com
If to the Stockholders' Representative:
Kohlberg CPC Rep, L.L.C.
c/o Kohlberg & Company, LLC
Mt. Kisco, NY 10549
Attention: Seth Hollander
Fax: (914) 244-0689
E-mail: hollander@kohlberg.com
        and
Attention: Gordon Woodward
Fax: (914) 244-0689
E-mail: woodward@kohlberg.com
with a copy to (which shall not constitute notice):
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention: Daniel S. Evans, Esq.
Fax: (617) 235-0028
E-mail: daniel.evans@ropesgray.com
        and
Attention: Christopher C. Henry, Esq.
Fax: (646) 728-1581
E-mail: christopher.henry@ropesgray.com
and
Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067-1725 Attention: Alison S. Ressler, Esq. Fax: (310) 712-8800 E-Mail: resslera@sullcrom.com
and
Klehr Harrison Harvey Branzburg LLP 1835 Market Street—Suite 1400 Philadelphia, PA 19103 Attention: Lisa C.S. Burnett Fax: (215) 568-6603 E-Mail: lburnett@klehr.com

The date of service for any notice sent in compliance with the requirements of this Section 10.2 shall be (i) the date such notice is personally delivered, (ii) three days after the date of mailing if sent by certified or registered mail, (iii) the next succeeding Business Day after the date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding Business Day after the date of transmission by electronic mail or facsimile.

        10.3    Modification.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment by each party hereto, or in the case of a waiver by the party against whom the waiver is to be effective (with the Stockholders' Representative being authorized to act on behalf of the Company Stockholders after the Effective Time); provided that, after the adoption and approval of this Agreement by the Company Stockholders and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any Company Stock.

        10.4    Confidentiality.     The Company and Parent agree to communicate with each other and cooperate with each other prior to any public disclosure, press release, media release or other public announcements concerning the transactions contemplated hereby. No party hereto will issue or make any public disclosure, press release, media release or other public announcements (including to employees, customers and suppliers of the respective parties) with respect to this Agreement or the transactions contemplated hereby, except for any SEC filings or other filings required by Law (provided the party required to make any such filing shall have afforded the other parties, for a reasonable period prior to the making of such filing, a reasonable opportunity to review and comment upon the intended form and substance of such filing) without the consent of the Company or Parent, as the case may be, which consent shall not be unreasonably withheld, delayed or conditioned. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the written opinion of legal counsel to such party, required by Law, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof.

        10.5    Time is of the Essence.     The Company and Parent agree that time is of the essence with regard to this Agreement.

        10.6    Exhibits and Schedules.     The Company Disclosure Letter, Parent Disclosure Letter, schedules and exhibits attached shall be deemed to be an integral part hereof.

        10.7    Entire Agreement.     This Agreement, including the Company Disclosure Letter, Parent Disclosure Letter, exhibits and schedules attached hereto and all other Transaction Documents, contains the entire agreement among the parties hereto pertaining to the transactions contemplated hereby, and fully supersedes all prior agreements and understandings, if any, among the parties hereto pertaining to such transactions, provided that the Confidentiality Agreement, dated as of February 22, 2011, by and among the Company and Parent (the "Confidentiality Agreement") shall remain in full force and effect until the Closing.

        10.8    Severability.     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

        10.9    Rules of Construction.     Interpretation of this Agreement and the other Transaction Documents (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms article, section, paragraph, exhibit and schedule are references to the articles, sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified; (c) references to "$" shall mean U.S. dollars; (d) the word "including" and words of similar import shall mean "including without limitation," unless otherwise specified; (e) the word "or" shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the applicable agreement; (h) a reference to any Person includes such Person's successors and permitted assigns; (i) any reference to "days" means calendar days unless Business Days are expressly specified; (j) this Agreement and the other Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (k) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; and (l) references to delivery of documents and information hereunder shall mean (A) the posting of such documents or information in the electronic "data room" maintained on behalf of the parties hereto at least two (2) Business Days prior to the date hereof, provided that such documents and information were labeled and classified in a manner such that a reasonable person, using reasonable diligence, would understand that such document was in such electronic data room, and (B) documents available through EDGAR at least two (2) Business Days prior to the date hereof.

        10.10    Binding Effect.     This Agreement shall not be binding upon any party hereto unless and until the all parties hereto have executed this Agreement.

        10.11    Choice of Law.     As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the parties hereto agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the parties' dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of Delaware without regard to its choice or conflicts of laws principles.

        10.12    Disputes.

          (a)    Pre-Closing Disputes.    Prior to the Effective Time, the parties hereto agree that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties' dealings, rights or obligations in connection herewith, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States located in the State of Delaware, or, if neither the Court of Chancery of the State of Delaware nor any such federal court has jurisdiction, any other state court located in the State of Delaware. With respect to any such claims, controversies or disputes, each of the parties hereto hereby irrevocably:

              (i)  submits itself and its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in any court or tribunal other than the aforesaid courts;

             (ii)  waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10.12, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable Law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and

            (iii)  WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

            (iv)  Notwithstanding the foregoing in this Section 10.12, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

          (b)    Post-Closing Disputes.    Except as set forth in Section 10.17, on or after the Effective Time, the parties hereto agree that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties' dealings, rights or obligations in connection herewith, shall be exclusively resolved by final and binding arbitration before Judicial Arbitration and Mediation Services ("JAMS"). The parties hereto further agree that any disagreement as to whether a particular type of claim, controversy or dispute is subject to arbitration shall, regardless of the nature of the dispute, be decided exclusively by the arbitrators, and not by a court, it being the parties' intention that no dispute or controversy relating in any manner whatsoever to this Agreement or their dealings in connection herewith shall be submitted to litigation in a state or federal court. Each party hereto agrees that the award of the arbitrators shall be final, binding and non-appealable and shall be the sole and exclusive remedy between and among the parties regarding any matter presented to the arbitrator, regardless of the magnitude thereof. All arbitration proceedings shall be conducted pursuant to JAMS' Streamlined Arbitration Rules and Procedures ("JAMS Rules"). Arbitration shall be conducted exclusively in Chicago, Illinois, before three (3) neutral arbitrators domiciled there, who shall be appointed by agreement of the parties or, in the event the parties are unable to agree on three (3) arbitrators within ten (10) calendar days following the commencement of the arbitration (or sooner if a party submits a request for injunctive or interim relief before an agreement on arbitrators has been reached), in accordance with JAMS Rule 12. The arbitrators shall award attorneys' fees to the prevailing party, and shall have the discretion to make a full or partial award of attorneys' fees based upon their determination of the extent to which a party achieved the relief sought in its pleadings or prevailed with respect to the issues in controversy. The arbitration, including the arbitration award, shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.), and judgment upon the award may be confirmed and entered by any court having competent jurisdiction over the parties or their assets.

          (c)    Financing Sources.    Notwithstanding anything to the contrary contained in this Agreement, Parent: (i) agrees that it will not bring or support any Person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources (which defined term for the purposes of this provision shall include the Financing Sources and their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the Financing Letter) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Financing Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Financing Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Financing Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Financing Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, this Section 10.12(c).

          (d)    Net Working Capital; Net Debt.    Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that any dispute regarding the calculation of Company Net Debt and/or Company Net Working Capital (whether prior to or after the Closing), shall be subject to the following procedures:

              (i)  The parties will attempt in good faith to resolve the dispute promptly through negotiations between representatives who have authority to settle the dispute. If the dispute is not resolved through such negotiations within ten (10) days of the commencement of such negotiations (which period may be extended by written agreement of the parties), then the items in dispute shall be submitted to an Accounting Firm.

             (ii)  The Accounting Firm shall be instructed to render a determination of the applicable dispute within thirty (30) days after referral of the matter to the Accounting Firm. The Accounting Firm's determination must be in writing and must set forth, in reasonable detail, the basis therefor. The parties shall use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable. The determination of the Accounting Firm shall be conclusive and binding upon the parties and that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

            (iii)  The scope of the disputes to be resolved by the Accounting Firm shall be limited to only such items that are in dispute and the Accounting Firm shall determine, based solely on presentations by the parties hereto and their respective representatives, and not by independent review, only those issues specifically in dispute. In resolving any disputed item, the Accounting Firm shall be bound by the principles set forth in this Section 10.12(d) and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

            (iv)  Each of Parent, on the one hand, and the Company Stockholders, on the other hand, shall bear that percentage of the fees and expenses of the Accounting Firm equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other party by the Accounting Firm.

        10.13    Survival of Covenants.     The covenants of the parties to be performed subsequent to Closing shall survive Closing for the periods stated therein or, if no period is stated, until they have been fully performed.

        10.14    No Third Party Beneficiaries.     This Agreement is not intended to, and shall not, confer any rights or remedies upon any person other than the Company, Parent and Merger Sub and their respective successors and permitted assigns, except as otherwise expressly provided in Section 6.12(d), Article 9, and Section 10.12(d). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters, regardless of the knowledge of any of the parties. Except as otherwise expressly provided in Article 9, persons other than the Company, Parent and Merger Sub (and after the Closing, the Company Stockholders) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        10.15    Counterparts.     This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving the existence of terms of this Agreement.

        10.16    Electronic Execution and Delivery.     A facsimile, PDF or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party, all parties agree to execute an original of this Agreement as well as any facsimile or reproduction thereof. The parties hereto hereby agree that neither shall raise the execution of facsimile, PDF or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device, as a defense to the formation of this Agreement.

        10.17    Specific Performance.     The parties acknowledge that their obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event any party should default in the performance of its obligations under this Agreement. Accordingly, in the event of any such breach, the non-defaulting parties shall be entitled to seek equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting party to affirmatively carry out its obligations under this Agreement, and such defaulting party hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach or that an award of specific performance is not an appropriate remedy for any reason of law or equity. Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each party hereby waives any requirements for the securing or posting of any bond or other security or showing actual damages in connection with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any party, each of which expressly reserve any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other parties under this Agreement prior to the Closing.

        10.18    Expenses.     The Company Stockholders (pursuant to their agreement to be bound by the terms of this Section 10.18 in their applicable Closing Agreement) hereby agree that all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated by hereby and thereby on behalf of the Company Stockholders and/or the Target Companies prior to the Effective Time shall be paid by the Company Stockholders, whether or not the Closing shall have occurred or this Agreement is terminated. Parent hereby agrees that all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated by hereby and thereby on behalf of Parent and/or Merger Sub shall be paid by Parent, whether or not the Closing shall have occurred or this Agreement is terminated. Notwithstanding the foregoing, Parent, on the one hand, and the Company Stockholders, on the other hand, shall each pay fifty percent (50%) of (i) the filing fees required to be paid under the HSR Act in connection with any filings and (ii) the reasonable fees and expenses of an economic consultant (which shall be Charles River Associates) with respect to issues relating to the HSR Act, provided such amounts are approved in advance by the Company and Parent.

        10.19    Adjustments.     Without limiting the other provisions of this Agreement, references to numbers of shares and prices per share of Parent Common Stock contained in this Agreement shall be appropriately adjusted for stock splits, stock dividends, stock combinations or other similar transactions that occur after the date of this Agreement.

        10.20    Stockholders' Representative.

          (a)   By virtue of the execution of the applicable Closing Agreements, each of the Company Stockholders has irrevocably constituted and appointed, Kohlberg CPC Rep, L.L.C. (and by its execution of this Agreement as Stockholders' Representative, Kohlberg CPC Rep, L.L.C. hereby accepts its appointment) as the true, exclusive and lawful agent and attorney-in-fact (the "Stockholders' Representative") of the Company Stockholders to act in the name, place and stead of the Company Stockholders in connection with the transactions contemplated by this Agreement, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Company Stockholders in any action, suit or proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholders' Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

              (i)  to act for the Company Stockholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise or settle any indemnity claim on behalf of the Company Stockholders and to transact matters of litigation or other actions, suits or proceedings;

             (ii)  to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Stockholders' Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

            (iii)  to do or refrain from doing any further act or deed on behalf of the Company Stockholders that the Stockholders' Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Company Stockholders could do if personally present; and

            (iv)  to receive service of process on behalf of any Company Stockholder in connection with any claims under this Agreement.

          (b)   The Stockholders' Representative may be removed or replaced only upon delivery of written notice to the Surviving Corporation by the Company Stockholders holding at least a majority of outstanding shares of Company Common Stock as of immediately prior to the Effective Time. Parent, the Surviving Corporation and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders' Representative in all matters referred to herein.

          (c)   The Stockholders' Representative will incur no liability to any Company Stockholder with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Stockholders' Representative to be genuine and to have been signed by the proper Person (and the Stockholders' Representative shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own gross negligence, bad faith or willful misconduct.

          (d)   The Company Stockholders shall severally, in accordance with and limited to their applicable Pro Rata Share, and not jointly, indemnify and hold harmless the Stockholders' Representative against any loss, liability or expense incurred by the Stockholders' Representative (without gross negligence, bad faith or willful misconduct on the part of the Stockholders' Representative) arising out of or in connection with the acceptance or administration of the Stockholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel (or other advisor) retained by the Stockholders' Representative.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

STANDARD PARKING CORPORATION
By:	/s/ JAMES A. WILHELM
	Name:	James A. Wilhelm
	Title:	President and Chief Executive Officer
HERMITAGE MERGER SUB, INC.
By:	/s/ JAMES A. WILHELM
	Name:	James A. Wilhelm
	Title:	President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

KCPC HOLDINGS, INC.
By:	/s/ SETH H. HOLLANDER
	Name:	Seth H. Hollander
	Title:	Vice President and Secretary
KOHLBERG CPC REP, L.L.C.
By:	Kohlberg Management V, L.L.C., its sole member
By:	/s/ SETH H. HOLLANDER
	Name:	Seth H. Hollander
	Title:	Vice President

[Signature page to Agreement and Plan of Merger]

Annex B

FORM OF CLOSING AGREEMENT (KOHLBERG)

        This CLOSING AGREEMENT (this "Agreement") dated as of February [      ], 2012, is by and between Standard Parking Corporation, a Delaware corporation ("Parent"), and the Person executing this Agreement as a "Stockholder" on the signature page hereto (together with any Permitted Transferee to whom such Person Transfers any Company Securities and any transferee of any Acquired Shares, in each case that is required to execute and deliver a Joinder as a condition precedent to such Transfer in accordance with Section 6.06, "Stockholder").

RECITALS:

        WHEREAS, pursuant to the Agreement and Plan of Merger (as amended from time to time in accordance with its terms, the "Merger Agreement"), dated as of the date hereof, by and among Parent, KCPC Holdings, Inc., a Delaware corporation (the "Company"), Hermitage Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Kohlberg CPC Rep, L.L.C., in its capacity as Stockholders' Representative thereunder, among other things, at the Effective Time, Merger Sub will be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth in the Merger Agreement (the "Merger");

        WHEREAS, Stockholder owns the number and type of Company Securities (as defined herein) set forth on Schedule A hereto;

        WHEREAS, at the Effective Time, Stockholder will be entitled to receive a number of shares of Parent Common Stock equal to the Number of Parent Shares Per Holder for Stockholder (together with (i) any other shares of Parent Common Stock acquired by Stockholder after the date hereof, (ii) any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock held by Stockholder, or (iii) any shares of Parent Common Stock issuable to Stockholder upon conversion, exercise or exchange of the securities described in clause (ii), the "Acquired Shares");

        WHEREAS, Stockholder hereby acknowledges and agrees that it will derive substantial benefit from the consummation of the Merger, and, accordingly, Parent and Stockholder desire to establish in this Agreement certain terms and conditions concerning the corporate governance of Parent and the Acquired Shares and related provisions concerning the relationship of Stockholder with Parent;

        WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent has entered into closing agreements in form and substance similar to this Agreement with certain other holders of Company Securities (the "Other Stockholders") in connection with the Merger Agreement and the Merger (the "Other Closing Agreements"); and

        WHEREAS, as a condition and inducement to Parent and Merger Sub entering into and incurring their respective obligations under the Merger Agreement, Parent and Merger Sub require that Stockholder enter into this Agreement and the Other Stockholders enter into the Other Closing Agreements.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.
DEFINITIONS

        Section 1.01.    Definitions.     Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement. In addition, the following terms shall have the corresponding meanings for purposes of this Agreement:

        "Acquired Shares" has the meaning set forth in the Recitals.

        "Agreement" has the meaning set forth in the Preamble.

        "beneficial ownership" means, with respect to any securities, having any "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act) or otherwise having any right to exercise voting rights with respect to such securities, and "beneficial owner" means any Person having beneficial ownership of any securities.

        "Board of Directors" means the board of directors of Parent.

        "Causes of Action" has the meaning set forth in Section 6.04.

        "Company" has the meaning set forth in the Recitals.

        "Company Common Stock" means common stock, par value $0.01 per share, of the Company.

        "Company Preferred Stock" means preferred stock, par value $0.01 per share, of the Company.

        "Company Securities" has the meaning set forth in Section 3.01(e).

        "Company Stockholder" means any Person that is a holder of Company Common Stock or Company Preferred Stock as of the date of this Agreement or at any time hereafter and prior to the Effective Time (including any Person that is a holder of Company Options that will exercise this, her or its Company Options prior to the Effective Time and, upon the consummation of the Restructuring, each Holding Vehicle), and such Person's successors and assigns.

        "Confidential Information" means all information regarding Parent and its Subsidiaries (including, as of the Effective Time, the Company and its Subsidiaries), including any business plans, financial information, operational information, personnel records, supplier and vendor lists, supplier and vendor contracts and projections; provided, however, that "Confidential Information" shall not include information (i) which is or becomes generally available to the public other than as a result of the breach of this Agreement by Stockholder or its Affiliates or (ii) is or becomes available to Stockholder or its Affiliates on a non-confidential basis from a source other than Parent, provided that Stockholder and its Affiliates did not know or have any reason to know that the source of such information was bound by a confidentiality agreement or other confidentiality obligation with respect to such information.

        "Contract" means any contract, commitment, purchase order, mortgage, instrument, indenture, sales order, license, lease or other agreement or arrangement, whether written or oral, in any case, which is legally binding.

        "Effective Date" has the meaning set forth in Section 2.01.

        "Fund" has the meaning set forth in Section 7.01.

        "Holding Vehicle" means each holding entity formed or organized by the Company Stockholders after the date hereof to effect the Restructuring.

        "Joinder" has the meaning set forth in Section 6.06.

        "Merger" has the meaning set forth in the Recitals.

        "Merger Agreement" has the meaning set forth in the Recitals.

        "Merger Sub" has the meaning set forth in the Recitals.

        "Other Closing Agreements" has the meaning set forth in the Recitals.

        "Other Stockholders" has the meaning set forth in the Recitals.

        "Parent" has the meaning set forth in the Preamble.

        "Parent Customer" has the meaning set forth in Section 6.01(c).

        "Parking Facility" means any motor vehicle parking lot, parking garage or other parking facility for which parking revenue is collected, including any of the foregoing that is incorporated into any larger plot, building or other site or structure.

        "Parking Related Services" means the provision, for revenue, by a business or business unit of products and/or services to, or with respect to, a Parking Facility that is leased, managed or operated by a third party (e.g., services consisting of cleaning of Parking Facilities, security for Parking Facilities or surface transportation to or from Parking Facilities, in each case where such Parking Facilities are leased, managed or operated by a third party).

        "Parking Services" means owning, leasing, or managing or operating for a third party, Parking Facilities, other than, in the case of Section 6.01(a), solely as an activity ancillary to the ownership or operation of a non-parking business (e.g., a restaurant or retail business) or asset (e.g., an office building).

        "Permitted Transfer" means any Transfer made by Stockholder in accordance with Section 7.2(i) and Schedule F of the Merger Agreement to effect the Restructuring.

        "Permitted Transferee" means, with respect to Stockholder, any other Company Stockholder, any immediate family member of Stockholder, any trust, partnership, corporation, limited liability company or other entity of which the beneficiaries or beneficial owners, as the case may be, are Company Stockholders or Permitted Transferees, a trust or other entity for the benefit of any Person that is qualified as a charitable organization under Section 501(c)(3) of the Code, or a family foundation established by or on behalf of one or more of the Company Stockholders for the purpose of making charitable gifts or donations to Persons that are qualified as charitable organizations under Section 501(c)(3) of the Code, in each case, which transferee executes and delivers to Parent a Joinder in accordance with Section 6.06.

        "Public Sale" means any Transfer of Acquired Shares (i) in accordance with the manner of sale requirements set forth in Rule 144(f), whether pursuant to a transaction effected pursuant to Rule 144, an effective registration statement under the Securities Act or otherwise, (ii) effected pursuant to any merger, consolidation or business combination involving Parent in which Parent is not the surviving entity, or any tender offer or exchange offer for all of the outstanding shares of Parent Common Stock pursuant to which at least 50% or more of the outstanding shares of Parent Common Stock are so tendered or exchanged, or (iii) a public offering of securities pursuant to a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act; provided that, for the avoidance of doubt, a "Public Sale" shall not include any privately negotiated transaction for the transfer or purchase and sale of all or any portion of the Acquired Shares (other than in connection with the events described in clause (ii) above).

        "Qualified Director" means a director who qualifies as an independent director of Parent under (i) the bylaws of Parent and any applicable corporate governance policies or guidelines of Parent then in effect and (ii) (A) the Nasdaq Marketplace Rules, as such rules may be amended or supplemented from time to time or (B) if the Parent Common Stock is listed on a securities exchange or quotation system other than the Nasdaq Global Select Market, any comparable rule or regulation of the primary securities exchange or quotation system on which the Parent Common Stock is listed or quoted, in each case as determined by the Board of Directors. Notwithstanding the foregoing, no Affiliate of Stockholder or any member of a "group" (as defined in Section 13(d)(3) of the Exchange Act) with Stockholder shall be deemed a "Qualified Director".

        "Released Parties" has the meaning set forth in Section 6.04.

        "Releasing Parties" has the meaning set forth in Section 6.04.

        "Relevant Investment" means any equity investment in any business that owns or leases any motor vehicle parking lot, parking garage or other parking facility.

        "Restructuring" means the restructuring of the Target Companies as set forth in Section 7.2(i) and Schedule F of the Merger Agreement.

        "Rule 144" means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

        "Short Sales" means all "short sales" as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

        "Stockholder" has the meaning set forth in the Preamble.

        "Stockholders' Agreement" means the Stockholders Agreement of the Company, as dated as of May 22, 2007 and in effect as of the date hereof (without amendment or modification hereafter), by and among the Company and the Company Stockholders, a true and complete copy of which has been delivered to Parent.

        "Stockholders Meeting" has the meaning set forth in Section 4.01.

        "Term" means the period beginning on the Effective Date and ending on the fourth anniversary of the Effective Date.

        "Territory" means anywhere in the United States.

        "Transfer" means, with respect to any security, directly or indirectly, (i) selling, assigning, transferring, hypothecating, pledging, encumbering, permitting the creation of a Lien upon or otherwise disposing of (including by merger, consolidation or otherwise by operation of law) such security or entering into any Contract with respect thereto or (ii) granting any proxy or entering into any voting agreement, voting trust, power of attorney, consent or other agreement or arrangement with respect to the voting of such security (other than pursuant to this Agreement).

        "Voting Term" means the period beginning on the Effective Date and ending on the third anniversary of the Effective Date.

ARTICLE II.
EFFECTIVENESS OF AGREEMENT

        Section 2.01.    Effective Date.     The parties have executed and delivered this Agreement on the date hereof and the provisions of this Agreement shall be effective upon the execution and delivery of this Agreement by each of the parties hereto; provided that Article IV, Article V and Sections 6.01, 6.02, 6.04 and 6.07 of this Agreement shall not be effective (and no party shall have any rights or obligations thereunder) until the occurrence of the Effective Time (the "Effective Date"). Notwithstanding anything to the contrary contained herein, (a) the covenants and agreements set forth in (i) Sections 4.01 and 4.02 shall terminate and be of no further force or effect at the end of the Voting Term, and (ii) Sections 5.01, 5.02, 6.01(a), 6.01(b) and 6.01(c) and 6.07 shall terminate and be of no further force or effect at the end of the Term, and (b) this Agreement shall terminate upon any termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of the Effective Time.

 ARTICLE III.
REPRESENTATIONS AND WARRANTIES

        Section 3.01.    Representations and Warranties of Stockholder.     Stockholder hereby represents and warrants to Parent as follows:

          (a)    Organization and Good Standing.    To the extent Stockholder is not a natural person, Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority required to conduct its business as presently conducted.

          (b)    Authority.    Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Stockholder of this Agreement and the performance by Stockholder of its obligations hereunder have been duly authorized by all requisite action of Stockholder (to the extent that Stockholder is not a natural person) and no other action on the part of Stockholder or its securityholders is necessary to authorize the execution, delivery or performance by Stockholder of this Agreement.

          (c)    Valid and Binding Agreement.    This Agreement has been duly executed and delivered by Stockholder and, assuming that this Agreement has been duly authorized, executed and delivered by Parent, constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors' rights and (ii) general principles of equity.

          (d)    Non-Contravention.    The execution and delivery of this Agreement by Stockholder and the performance by Stockholder of its obligations hereunder does not and will not (i) violate any provision of the Organizational Documents of Stockholder (to the extent that Stockholder is not a natural person), (ii) conflict with or violate any Law or order of any Governmental Authority applicable to Stockholder or its assets or properties, (iii) require any Permit, authorization, consent, approval, exemption or other action by, notice to or filing with, any Person or Governmental Authority (other than filings by Stockholder with the SEC under Sections 13 and 16 of the Exchange Act), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under any Permit or Contract to which Stockholder is a party or by which any of its properties or assets are bound, or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Stockholder (including the Acquired Shares).

          (e)    Ownership of the Company Securities and Acquired Shares.    As of the date hereof, Stockholder is the record and beneficial owner of, and has good and valid title to, the number of shares of capital stock of the Company, and securities convertible into or exercisable or exchangeable for shares of capital stock of the Company set forth on Schedule A hereto (the "Company Securities"), free and clear of all Liens, and has full and unrestricted power to dispose of and vote all of the Company Securities without the consent or approval of, or any other action on the part of, any other Person. As of the Effective Date, Stockholder will (i) except by reason of a Permitted Transfer or a transfer to a Permitted Transferee in any such case in accordance with Section 6.06, be the record and beneficial owner of the Acquired Shares free and clear of all Liens (other than those arising under this Agreement and as set forth in the Organizational Documents of the applicable Holding Vehicle) set forth on Schedule A (as supplemented in accordance with Section 6.07), (ii) have good and valid title to the Acquired Shares, and (iii) except as set forth on Schedule A (as supplemented in accordance with Section 6.07), and except for restrictions on transfer of securities under applicable securities laws and set forth in the Organizational Documents of the applicable Holding Vehicle, will have full and unrestricted power to dispose of and vote all of the Acquired Shares without the consent or approval of, or any other action on the part of, any other Person. Other than pursuant to this Agreement or any agreement entered into to effect the Restructuring as contemplated by Section 7.2(i) and Schedule F of the Merger Agreement (which agreement shall not be inconsistent herewith), none of the Acquired Shares will be held by Stockholder subject to any proxy, voting agreement, voting trust, power of attorney, consent or other agreement, arrangement or instrument with respect to the voting of such Acquired Shares. The Company Securities and Acquired Shares set forth next to Stockholder's name on Schedule A hereto (as supplemented in accordance with Sections 6.06 and 6.07), constitute (1) all of the Company Securities that are owned beneficially or of record by Stockholder as of the date hereof and neither Stockholder nor any of its Affiliates own, beneficially or of record, or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Company Securities and (2) all of the Acquired Shares that will be owned beneficially or of record by Stockholder as of the Effective Date.

          (f)    Private Placement.    Stockholder has been advised that the shares of Parent Common Stock to be received by Stockholder at the Effective Time: (i) have not been, and will not at the Effective Time have been, registered under the Securities Act or any state securities laws, (ii) constitute "restricted securities" as defined in Rule 144 and (iii) therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available. Stockholder is purchasing Parent Common Stock for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Stockholder acknowledges and understands the provisions of Section 3.2(e) of the Merger Agreement.

          (g)    Accredited Investor Status.    Stockholder is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

        Section 3.02.    Representations and Warranties of Parent.     Parent hereby represents and warrants to Stockholders as follows:

          (a)    Organization and Good Standing.    Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority required to conduct its business as presently conducted.

          (b)    Authority.    Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly authorized by all requisite corporate action of Parent and no other action on the part of Parent or its stockholders is necessary to authorize the execution, delivery or performance by Parent of this Agreement.

          (c)    Valid and Binding Agreement.    This Agreement has been duly executed and delivered by Parent and, assuming that this Agreement has been duly authorized, executed and delivered by Stockholder, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors' rights and (ii) general principles of equity.

          (d)    Non-Contravention.    The execution and delivery of this Agreement by Parent and the performance by Parent of its obligations hereunder does not and will not (i) violate any provision of the Organizational Documents of Parent, (ii) conflict with or violate any Law or order of any Governmental Authority applicable to Parent or its assets or properties, (iii) require any Permit, authorization, consent, approval, exemption or other action by, notice to or filing with any Person or Governmental Authority (other than the filing of a Current Report on Form 8-K with the SEC and as contemplated by the Merger Agreement), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Permit or Contract to which Parent is a party or by which any of its properties or assets are bound or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Parent.

ARTICLE IV.
VOTING AND SUPPORT

        Section 4.01.    Agreement to Vote.     Stockholder irrevocably and unconditionally agrees that, from and after the Effective Date and for so long as Stockholder owns, in the aggregate together with its Affiliates, all Other Stockholders and their respective Affiliates and any other Persons with which any of the foregoing form a "group" (as defined in Section 13(d)(3) of the Exchange Act) beneficially or of record more than 10% of the issued and outstanding shares of Parent Common Stock (provided that the ownership of Parent Common Stock by such other Persons shall be included for purposes of determining the applicability of this Section 4.01 only to the extent, and for so long as, Stockholder, any Other Stockholders or any of their respective Affiliates, on the one hand, and such other Persons, on the other hand, are members of a "group"), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of Parent's stockholders, however called, or in any other circumstances (including any action sought by written consent) upon which a vote or other consent or approval is sought (any such meeting or other circumstance, a "Stockholders Meeting"), Stockholder will, during the Voting Term only, (i) appear at each Stockholders Meeting or, at Stockholder's option, otherwise cause all of its Acquired Shares to be counted as present at each Stockholders Meeting, for purposes of calculating a quorum and respond to any other request by Parent for written consent, if any, and (ii) vote, or cause to be voted (including by written consent, if applicable) in person or by proxy, all of the Acquired Shares to the fullest extent that such Acquired Shares are entitled to be voted at the time of any vote or action by written consent as follows:

          (a)   For the period beginning on the Closing Date and ending on (and including) the day that is the second anniversary of the Closing Date:

              (i)  with respect to the election of directors to the Board of Directors, "for" any and all nominees recommended by the Board of Directors to Parent's stockholders as set forth in Parent's definitive proxy statement with respect to such election;

             (ii)  with respect to all other matters submitted for a vote of Parent's stockholders, in accordance with the recommendation of the Board of Directors with respect to such matters; and

            (iii)  "for" any proposal to adjourn or postpone any Stockholders Meeting at which any of the foregoing matters are submitted for the consideration of Parent's stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the Stockholders Meeting is held to vote "for" the foregoing matters.

          (b)   For the period beginning on (and including) the day after the day that is the second anniversary of the Closing Date and ending at the end of the Voting Term:

              (i)  with respect to the election of directors to the Board of Directors, "for" any and all nominees recommended by the Board of Directors to Parent's stockholders as set forth in Parent's definitive proxy statement with respect to such election;

             (ii)  "for" any proposal to adjourn or postpone any Stockholders Meeting at which any of the matters described in Section 4.01(b)(i) above are submitted for the consideration of Parent's stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the Stockholders Meeting is held to vote "for" the foregoing matters;

            (iii)  with respect to all matters, other than those described in Section 4.01(b)(i) and (ii) above, submitted for a vote of Parent's stockholders, in a manner that is proportionate to the manner in which all other holders of Parent Common Stock eligible to vote cast their votes (i.e., "for" such matters or "against" such matters, as applicable), and Stockholder shall grant a proxy coupled with an interest to the Chairman of the Board of Directors to vote the Acquired Shares in such manner, which proxy shall expire by its terms at the time at which Stockholder's relevant obligation to vote expires as set forth in this Section 4.01; and

            (iv)  with respect to any proposal to adjourn or postpone any Stockholders Meeting at which any of the matters described in Section 4.01(b)(iii) above are submitted for the consideration of Parent's stockholders to a later date, in a manner that is proportionate to the manner in which all others holders of Parent Common Stock eligible to vote cast their votes with respect to such proposal, and Stockholder shall grant a proxy coupled with an interest to the Chairman of the Board of Directors to vote the Acquired Shares in such manner, which proxy shall expire by its terms at the time at which Stockholder's relevant obligation to vote expires as set forth in this Section 4.01.

        Section 4.02.    Other Actions.     Stockholder irrevocably and unconditionally agrees that, from and after the Effective Date and for so long as Stockholder owns, in the aggregate together with its Affiliates, all Other Stockholders and their respective Affiliates and any Persons with which any of the foregoing form a "group" (as defined in Section 13d-3 of the Exchange Act), beneficially or of record more than 10% of the issued and outstanding shares of Parent Common Stock (provided that the ownership of Parent Common Stock by such other Persons shall be included for purposes of determining the applicability of this Section 4.02 only to the extent, and for so long as, Stockholder, any Other Stockholders or any of their respective Affiliates, on the one hand, and such other Persons, on the other hand, are members of a "group"), Stockholder will use its reasonable best efforts to take any actions with respect to the Acquired Shares as follows:

          (a)   For the period beginning on the Closing Date and ending on (and including) the day that is the second anniversary of the Closing Date, as recommended by the Board of Directors to all of Parent's stockholders in any definitive proxy statement, prospectus, offer solicitation or recommendation with respect to any tender offer or exchange offer for one or more classes of securities of Parent, or any other written communication directed to one or more classes of Parent's stockholders; and

          (b)   For the period beginning on (and including) the day after the day that is the second anniversary of the Closing Date and ending at the end of the Voting Term, in a manner that is proportionate to the actions taken by all other holders of Parent Common Stock eligible to take actions with respect to the matters described in this Section 4.02 (e.g.,  tendering or not tendering shares of Parent Common Stock).

 ARTICLE V.
MARKET ACTIVITIES BY THE SHAREHOLDERS

        Section 5.01.    Standstill Arrangement.     Stockholder irrevocably and unconditionally agrees that, from and after the Effective Date and for so long as Stockholder owns, in the aggregate together with its Affiliates, all Other Stockholders and their respective Affiliates and any other Persons with which any of the foregoing form a "group" (as defined in Section 13(d)(3) of the Exchange Act), beneficially or of record more than 5% of the issued and outstanding shares of Parent Common Stock (provided that the ownership of Parent Common Stock by such other Persons shall be included for purposes of determining the applicability of this Section 5.01 only to the extent, and for so long as, Stockholder, any Other Stockholders or any of their respective Affiliates, on the one hand, and such other Persons, on the other hand, are members of a "group"), Stockholder and its Affiliates and their respective directors, officers, members, managers, partners, equityholders shall not, during the Term only, in any manner, directly or indirectly, without the prior written consent of the Qualified Directors:

          (a)   acquire or agree to acquire, or publicly offer or propose (with or without conditions) to acquire, directly or indirectly, by purchase or otherwise, any voting securities or any direct or indirect rights or options to acquire any voting securities of Parent or any Subsidiary thereof, or of any successor to or Person in control of Parent;

          (b)   make any announcement with respect to, or publicly offer to effect, seek or propose (with or without conditions), any merger, acquisition, consolidation, other business combination, restructuring, recapitalization, tender offer, exchange offer or other extraordinary transaction with or involving Parent or any of its Subsidiaries or any of its or their securities or assets; provided, however, that nothing contained herein shall limit the ability of Stockholder to file or amend its Schedule 13D regarding the Parent Common Stock as required by Law or to make other securities or tax filings as required by Law so long as Stockholder does not enter into any contract, agreement or understanding with respect to Parent's voting securities (other than this Agreement), or otherwise take any action, in violation of its obligations under Article IV or clauses (a)-(f) of this Section 5.01;

          (c)   other than in connection with the designation of the Board Designees by Stockholders' Representative pursuant to Section 6.12 of the Merger Agreement (i) initiate, propose, induce or attempt to induce any other Person to initiate any stockholder proposal, nominate any person to be elected as a member of the Board of Directors or make any attempt to call a special meeting of stockholders of Parent, (ii) submit any proposal for consideration at, or bring any other business before, any meeting of stockholders of Parent, or request that Parent include any proposals or nominees for election as members of the Board of Directors in any Parent proxy statement, (iii) engage, or in any way participate, directly or indirectly, in any "solicitation" (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any Person with respect to the voting of any Parent securities (except in support of proposals approved by the Board of Directors), or (iv) otherwise communicate with Parent's stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; provided, however, that nothing herein shall limit the ability of Stockholder to vote its voting securities on any matter submitted to a vote of the stockholders of Parent in accordance with the terms of Article IV;

          (d)   (i) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act with any other Person other than an Affiliate of Stockholder with respect to acquisition or voting of any voting securities of Parent, (ii) enter into any negotiation, Contract, or relationship (legal or otherwise) with any third parties, other than an Affiliate of Stockholder, in connection with any of the foregoing or with respect to the acquisition or voting of any voting securities of Parent or (iii) otherwise deposit any voting securities of Parent in any voting trust or subject any voting securities of Parent to any arrangement or agreement with respect to the voting of any voting securities of Parent, except, in the case of clauses (i), (ii) and (iii) above, as expressly set forth in this Agreement;

          (e)   publicly seek or publicly request permission to take any action that would violate any of the foregoing or to amend or waive any provision of this Section 5.01, or make any public announcement with respect to any of the foregoing (except as expressly permitted herein); or

          (f)    take, or cause others to take, any actions that would otherwise violate any provision of this Section 5.01.

        Section 5.02.    Other Market Activities.     Stockholder irrevocably and unconditionally agrees that, from and after the Effective Date and for so long as Stockholder owns, in the aggregate together with its Affiliates, all Other Stockholders and their respective Affiliates and any Persons with which any of the foregoing form a "group" (as defined in Section 13(d)(3) of the Exchange Act), beneficially or of record more than 10% of the issued and outstanding shares of Parent Common Stock (provided that the ownership of Parent Common Stock by such other Persons shall be included for purposes of determining the applicability of this Section 5.02 only to the extent, and for so long as, Stockholder, any Other Stockholders or any of their respective Affiliates, on the one hand, and such other Persons, on the other hand, are members of a "group"), Stockholder shall not in any manner, directly or indirectly, nor permit its Affiliates or any Person acting on behalf of or pursuant to any understanding with Stockholder or its Affiliates, during the Term only, to engage in any Short Sales, derivatives, participations, swaps or enter into any other arrangements that transfer to another Person, in whole or in part, any of the economic consequences of ownership of the Acquired Shares without transferring record ownership of such Acquired Shares to such Person.

ARTICLE VI.
ADDITIONAL COVENANTS

        Section 6.01.    Restrictive Covenants.     The parties hereto acknowledge and agree that Parent is relying on the covenants and agreements set forth in this section, that without such covenants Parent would not enter into the Merger Agreement or consummate the Merger or the other transactions contemplated thereby, and that the Number of Parent Shares Per Holder Stockholder is entitled to receive at the Effective Time are sufficient consideration to make the covenants and agreements set forth herein enforceable. The terms of this Section 6.01 shall be enforceable against Stockholder. For purposes of this Article VI, the term "Subsidiaries" shall include the Company and its Subsidiaries.

          (a)    Non-Competition.    To more effectively protect the value of the business of Parent and its Subsidiaries, and to induce Parent to consummate the Merger, Stockholder covenants and agrees that, during the Term, it will not, and will cause its Affiliates not to, directly or indirectly, as a director, officer, equityholder, partner, owner, employee or in any other capacity for any other business, consult with, or participate in any business or business unit that (x) is engaged in providing Parking Services within the Territory or (y) is engaged as a principal part of such business or business unit in providing Parking Related Services within the Territory. In addition, during the Term, with respect to any Relevant Investment of Stockholder or any of its Affiliates which is, to the knowledge (assuming reasonable oversight of the business or business unit) of any member of the Parent Board that is an affiliate, director, employee, professional or agent of Stockholder or an affiliate of Stockholder, seeking to enter into a management or lease agreement with respect to a Parking Facility, Stockholder shall follow the procedures set forth in subsection (i) and (ii) below at the time of termination, extension or renewal of any such existing management agreement or lease or the initiation of a management agreement or lease thereafter.

              (i)  In the case of any Relevant Investment controlled by Stockholder or its Affiliates, Stockholder shall notify Parent in writing, and Parent shall have five (5) Business Days following the date of such notice to present a proposal to Stockholder whereby Parent will manage or lease the Parking Facility, which proposal Stockholder will, and will cause its Affiliates to, consider in good faith.

             (ii)  In the case of any Relevant Investment not controlled by Stockholder, Stockholder shall, to the extent Stockholder determines it is appropriate to do so, consistent with existing practices and communications with the Person controlling such Relevant Investment, encourage the controlling Person to discuss with Parent whether Parent is interested in managing or leasing the Parking Facility.

          (b)    Non-Solicitation of Employees.    Stockholder hereby covenants and agrees that, during the Term, Stockholder will not, and will cause its Affiliates not to, directly or indirectly, as a director, officer, equityholder, partner, owner, employee or in any other capacity for any other business, either for itself or for any other Person, hire (as an employee or in any other capacity), solicit or encourage any person employed by Parent or any of its Subsidiaries (as an employee or in any other capacity) in a senior executive or manager capacity to leave the employ of Parent or any of its Subsidiaries, or hire any such person who has left the employ of Parent or any of its Subsidiaries if such hiring occurs at any time within one year after the departure of such person from such employment; provided that nothing in this Section 6.01(b) shall prohibit Stockholder from soliciting or hiring any person who responds to a general solicitation not targeted at the employees of Parent or any of its Subsidiaries.

          (c)    Non-Solicitation of Customers.    Stockholder hereby covenants and agrees that, during the Term, Stockholder will not, and will cause its Affiliates not to, directly or indirectly, as a director, officer, equityholder, partner, owner, employee or in any other capacity for any other business, either for itself or any other Person (i) induce or attempt to induce any client or customer of Parent or any of its Subsidiaries or any owner, lessor, manager or operator of a Parking Facility managed or leased by Parent or any of its Subsidiaries or any Affiliate thereof (each, a "Parent Customer"), to terminate or reduce the Parking Services business it conducts with Parent or any of its Subsidiaries or any Affiliates thereof or change the terms of its relationship as to Parking Services with Parent or any of its Subsidiaries or any Affiliates thereof to terms that are less favorable to Parent or any of its Subsidiaries or any Affiliates thereof, (ii) provide Parking Services to any Parent Customer or (iii) solicit any Parent Customer at any time to provide Parking Services to such Parent Customer.

          (d)    Confidentiality.    Stockholder hereby covenants and agrees that, during the Term, Stockholder will, and will cause its Affiliates and representatives to, maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent disclosure is required by Law or in response to any summons or subpoena or in connection with any litigation. In the event that such party reasonably believes after consultation with counsel that it is required by Law or in response to any summons or subpoena or in connection with any litigation to disclose any Confidential Information, such party will (i) provide Parent with prompt notice before such disclosure so that Parent may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) cooperate with Parent in attempting to obtain such order or assurance.

          (e)    Non-Disparagement.    Stockholder hereby covenants and agrees that, during the Term, Stockholder will not, and will cause its Affiliates not to, directly or indirectly, make any statement or any other expressions (in writing, orally or otherwise) on television, radio, the internet or other media or to any third party, including in communications with any customers, vendors, prospects, employees, sales or leasing representatives or distributors, which are in any way disparaging of Parent or any of its Subsidiaries, or any of their respective Affiliates, or the products and services of the foregoing.

          (f)    Blue-Pencil.    If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 6.01 too lengthy or the geographic area covered too extensive, the other provisions of this Section 6.01 shall nevertheless stand, the Term shall be deemed to be the longest period permissible by Law under the circumstances and the geographic area covered shall be deemed to comprise the largest territory permissible by Law under the circumstances. The court in each case shall reduce the Term and/or geographic area covered to permissible duration or size.

        Section 6.02.    Indemnification of Parent Indemnified Parties.

          (a)   Stockholder hereby agrees to be bound by the provisions of Article 9 of the Merger Agreement as if Stockholder were a direct party thereto. For the avoidance of doubt, the obligation of Stockholder to indemnify the Parent Indemnified Parties against, save and hold the Parent Indemnified Parties harmless from and against, and pay on behalf of or reimburse the Parent Indemnified Parties for, any Adverse Consequences pursuant to Article 9 of the Merger Agreement shall be subject to the limitations and procedures expressly set forth in Article 9 of the Merger Agreement.

          (b)   Notwithstanding the foregoing, (i) in the event that both Stockholder and, if applicable, the Holding Vehicle in which such Stockholder holds voting equity interests (the "Applicable Holding Vehicle"), are parties to Closing Agreements with Parent, the Applicable Holding Vehicle shall be the indemnitor of first resort with respect to the claims that may be brought by any Parent Indemnified Parties against such Stockholder pursuant to Article 9 of the Merger Agreement, with the obligations of the Applicable Holding Vehicle being primary and any obligations of such Stockholder being full and unconditional but secondary with respect to such indemnification obligations described in the foregoing sentence, and (ii) in the event that the Applicable Holding Vehicle distributes the shares of Parent Common Stock held by it to such Stockholder or dissolves, liquidates, terminates its existence or otherwise ceases to exist, such Stockholder shall be obligated to indemnify the Parent Indemnified Parties as to any claim for indemnification under Article 9 of the Merger Agreement in accordance with its Pro Rata Share.

          (c)   The Miscellaneous provisions contained in Article 10 of the Merger Agreement (including Sections 10.9, 10.11, 10.12 and 10.18) shall be binding upon Stockholder with respect to the interpretation, enforceability, performance, termination or validity of Article 9 and any claims for indemnification made thereunder.

        Section 6.03.    Matters Relating to Stockholders' Representative.

          (a)    Appointment.    Stockholder hereby irrevocably constitutes and appoints Stockholders' Representative as the true, exclusive and lawful agent and attorney-in-fact of Stockholder to act in the name, place and stead of Stockholder in connection with the transactions contemplated by the Merger Agreement, the Registration Rights Agreement and this Agreement, in accordance with the terms and provisions of the Merger Agreement and this Agreement, and to act on behalf of Stockholder in any Proceeding involving this Agreement or the Merger Agreement (including any claim for indemnification under Article 9 of the Merger Agreement), to do or refrain from doing all such further acts and things, and to execute all such documents as Stockholders' Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and the Merger Agreement, including the power:

              (i)  to act for Stockholder with regard to matters pertaining to indemnification referred to in the Merger Agreement, including the power to compromise or settle any indemnity claim on behalf of Stockholder and to transact matters of litigation or other Proceedings;

             (ii)  to act for Stockholder with respect to tax matters in accordance with Section 6.10 of the Merger Agreement;

            (iii)  to act for Stockholder with respect to the designation of Board Designees in accordance with Section 6.12 of the Merger Agreement;

            (iv)  to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that Stockholders' Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the Merger Agreement; and

             (v)  to do or refrain from doing any further act or deed on behalf of Stockholders that the Stockholders' Representative deems necessary or appropriate in its sole discretion relating to the subject matter of the Merger Agreement as fully and completely as Stockholder could do if personally present;

  provided, however, that the Stockholders' Representative shall not have the right or power to amend, or execute any amendment to, this Agreement or the Registration Rights Agreement on behalf of Stockholder.

          (b)    Removal.    The Stockholders' Representative may be removed or replaced only upon delivery of written notice to Merger Sub by Stockholders holding at least a majority of outstanding shares of capital stock of the Company as of immediately prior to the Effective Time. Parent, Merger Sub, the Surviving Corporation and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Stockholders' Representative in all matters referred to herein.

          (c)   The Stockholders' Representative will incur no liability to Stockholder with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Stockholders' Representative to be genuine and to have been signed by the proper Person (and the Stockholders' Representative shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own gross negligence, bad faith or willful misconduct.

          (d)   Stockholder shall severally, pro rata (based on and limited by its relative ownership, as of immediately prior to the consummation of the Restructuring or, if the Restructuring does not occur prior to the occurrence of the Effective Time, as of immediately prior to the Effective Time, of shares of Parent Common Stock issued in the Merger (and any securities convertible into or exercisable or exchangeable for such shares of Parent Common Stock)), and not jointly with each other Stockholder, indemnify and hold harmless the Stockholders' Representative against any loss, liability or expense incurred by the Stockholders' Representative (without gross negligence, bad faith or willful misconduct on the part of the Stockholders' Representative) arising out of or in connection with the acceptance or administration of the Stockholders' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel (or other advisor) retained by the Stockholders' Representative.

        Section 6.04.    Release.     Stockholder, on behalf of itself and its Affiliates, heirs, beneficiaries, family members (whether by blood, adoption or marriage), successors and assigns (collectively, the "Releasing Parties"), hereby forever and unconditionally waives and releases Parent and its current and former Affiliates, officers, directors and agents (collectively, the "Released Parties"), to the fullest extent permitted by Law, from all actions, causes of action, suits, debts, costs, penalties, dues, sums of money, accounts, reckonings, bonds, bills, liabilities, covenants, contracts, controversies, variances, trespasses, damages, judgments, demands, grievances or any other claims of any kind or nature, known or unknown, existing or claimed to exist, fixed or contingent, both at law and in equity ("Causes of Action"), that such Releasing Party now has, has ever had or may hereafter have against the Released Parties arising contemporaneously with or prior to the Effective Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date in connection with, or to the extent relating to, the Company and/or any of its Subsidiaries or Affiliates;

provided, however, that nothing contained herein will release any Released Party from any Causes of Action arising under this Agreement, the Merger Agreement or the Transaction Documents or any rights to indemnification or to advancement or reimbursement of expenses to which the current and former directors and officers of the Company or any of its Subsidiaries may be entitled to pursuant to the Merger Agreement, any applicable Contract in effect on the date hereof, applicable Law or arising under the Organizational Documents of the Company or any of its Subsidiaries if, and to the extent, any such rights to indemnification or to advancement or reimbursement of expenses arise out of, or otherwise relate to, actions or claims brought or asserted against such persons after the date of this Agreement.

        Section 6.05.    Waiver of Dissenters' Rights.     Stockholder hereby waives any rights of dissent or other similar rights that Stockholder may have as a result of, or otherwise in connection with, the Merger or any of the other transactions contemplated by the Merger Agreement.

        Section 6.06.    Restrictions on Transfer of Company Securities.     From and after the date of this Agreement until the Effective Date, Stockholder shall not, directly or indirectly, (a) Transfer or offer to Transfer any Company Securities, (b) tender any Company Securities in connection with any tender or exchange offer or otherwise or (c) otherwise restrict the ability of Stockholder to freely exercise all voting rights with respect to the Company Securities. Any action attempted to be taken in violation of the preceding sentence will be null and void. Nothing in this Section 6.06 shall limit or preclude Stockholder's right to Transfer any Company Securities (x) to any Permitted Transferee solely for estate planning or charitable purposes or (y) as contemplated by Section 7.2(i) and Schedule F to the Merger Agreement to effect the Restructuring; provided that, (i) Stockholder provides at least three Business Days advance written notice to Parent of such proposed Transfer (including providing such other information and documentation related to the proposed Permitted Transferee as Parent may reasonably request), (ii) such Permitted Transferee agrees in a written agreement with Parent (in form and substance satisfactory to Parent, in its reasonable discretion) to hold such Company Securities pursuant to, and to be bound by, the terms and conditions of this Agreement as "Stockholder" hereunder, and to make each of the representations and warranties hereunder in respect of the Company Securities transferred as Stockholder has made hereunder (a "Joinder"), (iii) the Joinder shall be valid and binding in all respects on the Permitted Transferee, and (iv) Stockholder will deliver, or cause to be delivered, to Parent a supplement to Schedule A to this Agreement reflecting the Transfer of such Company Securities; provided, further, that, in the event that any proposed Permitted Transferee does not comply with the obligations imposed hereunder with respect to any Company Securities purported to be transferred to such Person, such transfer shall be deemed null and void ab initio. Notwithstanding the foregoing in this Section 6.06, it is expressly acknowledged and agreed that no Holding Vehicle shall be required to be bound by the restrictive covenants in Section 6.01(a), (b) or (c).

        Section 6.07.    Restrictions on Transfer of Acquired Shares.     Except as set forth in Article V of this Agreement and under applicable securities Laws, the Transfer of any of the Acquired Shares by any Stockholder shall not be subject to any restrictions; provided, however, Stockholder agrees that, except in the event of a Transfer of any Acquired Shares by Stockholder pursuant to a Public Sale, it shall be a condition precedent to any Transfer or series of related Transfers of Acquired Shares (a) representing 5% or more of the issued and outstanding Parent Common Stock to any Person, (b) following which, the transferee, together with its Affiliates and any member of a "group" (as defined in Section 13(d)(3) of the Exchange Act) with such transferee, would own beneficially or of record 5% or more of the issued and outstanding shares of Parent Common Stock or (c) to any Affiliate of Stockholder or any of the Other Stockholders or any member of a "group" (as defined in Section 13(d)(3) of the Exchange Act) with Stockholder or any Other Stockholder or their respective Affiliates, in each case, (i) for such transferee to execute and deliver to Parent a Joinder (with respect to Article IV, Article V and this Section 6.07 only) with respect to such Acquired Shares, (ii) for such Joinder to be valid and binding in all respects on such transferee and (iii) for Stockholder to deliver, or cause to be delivered, to Parent a supplement to Schedule A to this Agreement reflecting the Transfer of such Acquired Shares. Any purported sale or transfer by any Stockholder or its Affiliates without compliance with the obligation in the preceding sentence shall be null and void ab initio.

ARTICLE VII.
CERTAIN INDEMNIFICATION OBLIGATIONS

        Section 7.01.    Indemnification Obligations.     With respect to any obligation of Parent or any of its Subsidiaries (each, a "Parent Company" and collectively, the "Parent Companies") to indemnify, defend and/or hold harmless, or advance expenses to, any of the Board Designees for any Adverse Consequences arising out of or with respect to current, future or prior service on the Board of Directors (each, an "Indemnitee"), Parent hereby acknowledges and agrees that (a) such Parent Company is the indemnitor of first resort; (b) the obligations of such Parent Company to each Indemnitee are primary, and any obligations of Stockholder, any Affiliate of Stockholder or any Fund to provide advancement of expenses or indemnification for any Adverse Consequences incurred by an Indemnitee and for which any Parent Company has agreed (or is otherwise obligated) to indemnify Indemnitee (whether under any Organizational Document or any other agreement or document) are secondary, and (c) if Stockholder, or any Affiliate of Stockholder, Fund or other Indemnitee, is obligated to pay, or pays, or causes to be paid for any reason, any expense or Adverse Consequences which any Parent Company is otherwise obligated (whether under any Organizational Document or any other agreement or document) to pay to or on behalf of Indemnitee, then (x) Stockholder, Affiliate of Stockholder, Fund or other Indemnitee, as the case may be, shall be fully subrogated to and otherwise succeed to all rights of Indemnitee with respect to such payment, including with respect to rights to claim such amounts from such Parent Company; and (y) as applicable, Parent shall, or shall cause such other Parent Company to be obligated to, reimburse, indemnify and hold harmless (or cause one or more other Parent Companies to reimburse, indemnify and hold harmless) Stockholder, Affiliate of Stockholder, Fund or other Indemnitee, as the case may be, for all such payments actually made by such entity or person on behalf of or for the benefit of Indemnitee. For purposes of this Agreement, "Fund" shall mean any investment fund formed or managed by Kohlberg & Company, L.L.C. or any of its Affiliates or for which Kohlberg & Company, L.L.C. or any of its Affiliates serves as an investment adviser including Stockholder and its parallel funds and alternative vehicles, and any other partnership, limited liability company or other legal entity that is an Affiliate of any of the foregoing which directly or indirectly owns equity securities of Parent or any other Parent Company.

        Section 7.02.    Specific Waiver of Subrogation, Contribution, etc.     Parent hereby unconditionally and irrevocably waives, relinquishes and releases, on behalf of itself and each other Parent Company, and covenants and agrees not to exercise, and to cause each Affiliate of any Parent Company not to exercise, any claims or rights that any Parent Company may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of any of the Parent Companies' obligations under this Article VII or under any indemnification obligation or obligation to advance expenses to Indemnitee (whether under any Organizational Document or any other agreement or document), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnitee against any other Indemnitee, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right.

ARTICLE VIII.
GENERAL

        Section 8.01.    Notices.     Any notice to be given by any party to this Agreement shall be given in writing and may be effected by facsimile, personal delivery, overnight courier, e-mail or sent by certified, United States Mail, postage prepaid, addressed to (a) Parent at the address, e-mail or facsimile number set forth in the Merger Agreement, including to the persons designated therein to receive copies and (b) any Holder at the address, e-mail or facsimile number set forth on the signature page hereto. The date of service for any notice sent in compliance with the requirements of this Section 8.01 shall be (i) the date such notice is personally delivered, (ii) three days after the date of mailing if sent by certified or registered mail, (iii) one day after date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding Business Day after transmission by e-mail or facsimile.

        Section 8.02.    No Third Party Beneficiaries.     Except (a) as set forth in Section 6.04 of this Agreement and Article 9 of the Merger Agreement (which Stockholder has agreed to be bound by under Section 6.02 of this Agreement), (b) as to Section 6.03 of this Agreement with respect to the Stockholders' Representative (who is intended to be an express third party beneficiary of Section 6.03), and (c) as to Article VII of this Agreement, with respect to any Fund, Affiliate of Stockholder or Indemnitee (who are intended to be express third party beneficiaries of Article VII), nothing in this Agreement, express or implied, is intended to or shall confer upon the Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 8.03.    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.

        Section 8.04.    Severability.     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

        Section 8.05.    Successors and Assigns.     This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Stockholder may not assign this Agreement or any of its rights or obligations hereunder except as expressly provided for herein. Parent may not assign its rights or obligations under this Agreement except with the prior written consent of Stockholder, which consent may be given or withheld in such party's sole discretion; provided, however, that Parent may (i) assign its rights and remedies hereunder as collateral to any bank or other financial institution that has loaned funds or otherwise extended credit to it or any of its affiliates or (ii) assign its rights under this Agreement to a related or Affiliated entity; provided that, in each case, no such assignment shall relieve the assignor of its liabilities and obligations hereunder.

        Section 8.06.    Interpretation.     Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms article, section and schedule are references to the articles, sections and schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import shall mean "including without limitation," (iv) the word "or" shall not be exclusive, (v) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (vi) a reference to any Person includes such Person's successors and permitted assigns, (vii) any reference to "days" means calendar days unless Business Days are expressly specified and (viii) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

        Section 8.07.    Amendments; Waivers.     This Agreement may not be amended without the express written agreement signed by all of the parties to this Agreement. No provision of this Agreement may be waived without the express written agreement signed by the party making such waiver. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

        Section 8.08.    Fees and Expenses.     All matters relating to the responsibility of each of Stockholder and Parent for fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and legal counsel) in connection with the entry into of this Agreement and the consummation of the actions contemplated hereby shall be governed by Section 10.18 of the Merger Agreement, and Stockholder hereby acknowledges and agrees to be bound by Section 10.18 of the Merger Agreement.

        Section 8.09.    Entire Agreement.     This Agreement (together with the Merger Agreement) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

        Section 8.10.    Remedies Cumulative.     Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

        Section 8.11.    Counterparts; Effectiveness.     This Agreement and any amendment hereto may be executed and delivered in two or more identical counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Except as set forth in Section 2.01, this Agreement shall become effective and binding upon any Stockholder when executed by Stockholder and Parent. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

        Section 8.12.    Specific Performance.     The parties to this Agreement agree that irreparable damage would occur and that the parties to this Agreement would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 8.13.    Submission to Jurisdiction.     Each of the parties hereto irrevocably agrees that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties' dealings, rights or obligations in connection herewith, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States located in the State of Delaware, or, if neither the Court of Chancery of the State of Delaware nor any such federal court has jurisdiction, any other state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the actions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.13, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (a) the suit, action or proceeding in such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper or (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.01 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Notwithstanding the foregoing in this Section 8.13, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

        Section 8.14.    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CONTROVERSY OR OTHER LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

        IN WITNESS WHEREOF, each party hereto has caused this Closing Agreement to be duly executed as of the date first written above.

COMPANY:
STANDARD PARKING CORPORATION
By:
Name:
Title:

Signature Page to Closing Agreement

STOCKHOLDER:
By:
Name:
Title:

Address:

Facsimile:
Email:

Signature Page to Closing Agreement

SCHEDULE A

OWNERSHIP

Annex C

FORM OF REGISTRATION RIGHTS AGREEMENT

        This REGISTRATION RIGHTS AGREEMENT (this "Agreement") dated as of [                        ] , 2012, is by and among Standard Parking Corporation, a Delaware corporation (the "Company"), and the undersigned holders (each, a "Holder" and collectively, the "Holders").

RECITALS:

        WHEREAS, pursuant to the Agreement and Plan of Merger (as amended from time to time in accordance with its terms, the "Merger Agreement"), dated as of February [    ], 2012, by and among the Company, KCPC Holdings,  Inc., a Delaware corporation ("Central"), Hermitage Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Kohlberg CPC Rep, L.L.C., a Delaware limited liability company in its capacity as the Stockholders' Representative thereunder, among other things, at the effective time of the Merger (the "Effective Time"), Merger Sub will be merged with and into Central, with Central surviving the Merger, on the terms and subject to the conditions set forth in the Merger Agreement (the "Merger");

        WHEREAS, at the Effective Time, each Holder will be entitled to receive the number of shares of Parent Common Stock equal to the Number of Closing Shares Per Holder for such Holder (collectively, the "Acquired Shares"); and

        WHEREAS, the Company desires to provide the Holders with certain registration rights with respect to the Acquired Shares under the Securities Act on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders, intending to be legally bound, agree as follows:

ARTICLE I.
DEFINITIONS.

        Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement. In addition, the following terms shall have the corresponding meanings for purposes of this Agreement.

        "Acquired Shares" has the meaning set forth in the Recitals.

        "Agreement" has the meaning set forth in the Preamble.

        "Availability Date" has the meaning set forth in Section 4.01(k).

        "Central" has the meaning set forth in the Recitals.

        "Company" has the meaning set forth in the Preamble.

        "Deferral Notice" has the meaning set forth in Section 2.01(e)(ii).

        "Deferral Period" has the meaning set forth in Section 2.01(e)(ii).

        "Demand Underwritten Offering" has the meaning set forth in Section 4.02(a).

        "Effective Time" has the meaning set forth in the Recitals.

        "Free Writing Prospectus" means any "free writing prospectus" (as defined in Rule 405 under the Securities Act) relating to any Registration Statement.

        "Filing Deadline" means the date that is six (6) months after the Effective Time; provided, however, that if the Filing Deadline falls on a Saturday, Sunday or any other day that the SEC is closed for business, the Filing Deadline shall be extended to the next Business Day on which the SEC is open for business.

        "FINRA" means the Financial Industry Regulatory Authority (or successor thereto).

        "Form S-3" means such form of registration statement under the Securities Act as in effect on the date hereof or any successor form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC after the effective date of such registration statement.

        "Holder" has the meaning set forth in the Preamble.

        "Indemnified Party" has the meaning set forth in Section 7.03(a).

        "Indemnifying Party" has the meaning set forth in Section 7.03(a).

        "Information Request" has the meaning set forth in Section 5.01.

        "Issuer Free Writing Prospectus" means any "issuer free writing prospectus" (as defined in Rule 433 under the Securities Act) relating to any Registration Statement.

        "Lock-Up Period" has the meaning set forth in Section 5.04.

        "Losses" has the meaning set forth in Section 7.01.

        "Merger" has the meaning set forth in the Recitals.

        "Merger Agreement" has the meaning set forth in the Recitals.

        "Other Securities" means all shares of Parent Common Stock and all other securities issued by the Company (other than Registrable Securities).

        "Permitted Delay" has the meaning set forth in Section 2.01(e).

        "Piggyback Registration" has the meaning set forth in Section 3.01.

        "Principal Market" means, with respect to the Parent Common Stock, the Nasdaq Global Select Market; provided, however, that, if at any time after the date of this Agreement the principal national stock exchange or trading market for the Parent Common Stock is not the Nasdaq Global Select Market, "Principal Market" shall at such time mean, with respect to the Parent Common Stock, such other national stock exchange or trading market.

        "Prospectus" means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, any Issuer Free Writing Prospectus, and all other amendments and supplements to the Prospectus, including pre- and post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in the Prospectus.

        "Register," "registered," and "registration" refer to a registration effected by preparing and filing one or more Registration Statements in compliance with the Securities Act and the declaration or ordering of effectiveness of such Registration Statements by the SEC.

        "Registrable Securities" means (i) the Acquired Shares and (ii) any shares of capital stock of the Company issued or issuable with respect to the Acquired Shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise; provided, however, that any Registrable Securities shall cease to be Registrable Securities upon the earliest to occur of (1) the date upon which such Registrable Securities are sold or exchanged by a Person pursuant to an effective Registration Statement or in compliance with Rule 144, (2) the date upon which reputable U.S. counsel shall have delivered a written opinion addressed to the Company and the Company's transfer agent, in form and substance reasonably satisfactory to the Company and the Holder of such Registrable Securities, that all remaining Registrable Securities beneficially held by such Holder may be freely sold without registration under the Securities Act under Rule 144 without being subject to the volume limitations and manner of sale restrictions contained therein and that, accordingly, any restrictive legend included on the certificates representing such Registrable Securities may be removed and, if such Holder shall have thereafter surrendered such certificates to the Company's transaction agent, the Company shall have caused the Company's transfer agent to deliver to such Holder stock certificates representing such shares of Parent Common Stock without any restrictive legends thereon, or (3) the date upon which such Registrable Securities shall otherwise have ceased to be outstanding.

        "Registration Period" has the meaning set forth in Section 2.01(b).

        "Registration Statement" means a registration statement or registration statements of the Company filed with the SEC under the Securities Act covering Registrable Securities.

        "Required Holders" means the holders of a majority of the outstanding Registrable Securities at any time.

        "Required Participating Holders" means, with respect to any offering, the holders of a majority of the outstanding Registrable Securities that have elected to participate in such offering.

        "Rule 144" means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

        "Rule 415 Limitation" has the meaning set forth in Section 2.01(a).

        "Rule 415" means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

        "Shelf Registration" has the meaning set forth in Section 2.01(a).

        "Trading Day" means any day on which the Parent Common Stock is traded on the Principal Market; provided that "Trading Day" shall not include any day on which the Parent Common Stock is scheduled to trade, or actually trades, on the Principal Market for less than 4.5 hours.

        "Valid Business Reason" has the meaning set forth in Section 2.01(e).

ARTICLE II.
SHELF REGISTRATION.

        Section 2.01.    Shelf Registration.

          (a)   The Company shall prepare and file with the SEC, no later than the Filing Deadline, a "shelf" Registration Statement on Form S-3 (if the Company is then eligible to use Form S-3 or any comparable or successor form or forms or any similar short form registration covering the resale of such Registrable Securities for which the Company is then eligible) relating to the offer and sale of the Registrable Securities by the Holders thereof from time to time in accordance with the methods of distribution requested by the Holders to be set forth in the Registration Statement and Rule 415 (together with any additional registration statements filed to register any Registrable Securities, including those that were subject to a Rule 415 Limitation, the "Shelf Registration"). In no event shall the Company be obligated to effect any Shelf Registration other than pursuant to a Form S-3 (or any comparable or successor form or forms or any similar short form registration covering the resale of such Registrable Securities) if the Company is then eligible to use Form S-3 (or such comparable or successor form) for the registration of the Holder Shares under the Securities Act. If the Company is not eligible to use Form S-3 (or such comparable or successor form) at the time of filing of a Registration Statement pursuant to this Article II, the Company will use Form S-1 (or such comparable or successor form thereto) to effect such registration and will undertake to register the Registrable Securities on Form S-3 (or such comparable or successor form thereto) promptly after such form is available for use by the Company; provided that the Company shall not be obligated to keep effective any Shelf Registration on Form S-1 for a period in excess of one hundred eighty (180) days in any twelve (12) month period (treating, for purposes of such determination, any days included in any Deferral Period as days during which such Shelf Registration is not effective); provided further, that upon regaining eligibility to use Form S-3 (or any comparable or successor form), the Company shall promptly file a Shelf Registration on Form S-3 (or such comparable or successor form thereto), which may be in the form of a post-effective amendment to a Shelf Registration on Form S-1, covering all of the then Registrable Securities and, subject to the immediately preceding proviso, will maintain the effectiveness of the Shelf Registration on Form S-1 (or such comparable or successor form) then in effect until such time as a Shelf Registration on Form S-3 (or such comparable or successor form thereto) covering the Registrable Securities has been declared effective by the SEC. If the Company continues to not be eligible to use Form S-3 (or such comparable or successor form thereto) to register the Registrable Securities after the one hundred eighty (180) day period referred to above has expired in respect of the most recent Shelf Registration on Form S-1 (or such comparable or successor form thereto), the Company will, upon the written request of one or more Holders file another Shelf Registration on Form S-1 (or such comparable or successor form thereto) covering the Registrable Securities subject to the same limitations regarding maintenance of effectiveness as described above; provided that the Company shall not be obligated to file more than one (1) Shelf Registration on Form S-1 (or such comparable or successor form thereto), together with any amendments thereto, in any calendar year and shall not be obligated to file a Shelf Registration on Form S-1 (or such comparable or successor form thereto), other than the initial Shelf Registration on Form S-1, until the date that is ninety (90) days after the expiration of the one hundred eighty (180) day period referred to above in respect of the immediately preceding Shelf Registration on Form S-1 (or such comparable or successor form thereto). Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to cause each Registration Statement filed pursuant to this Article II to be declared effective under the Securities Act as promptly as reasonably possible after the filing thereof. The Company shall use its commercially reasonable efforts to address any comments from the SEC regarding any such Registration Statement and to advocate with the SEC for the registration of all Registrable Securities. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the Registrable Securities on a Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the Holders (a "Rule 415 Limitation") or otherwise, such Registration Statement shall register the resale of a number of Registrable Securities which is equal to the maximum number of shares as is permitted by the SEC, and, subject to the provisions of this Section 2.01, the Company shall continue to use its commercially reasonable efforts to register all remaining Registrable Securities as promptly as reasonably practicable in accordance with the applicable rules, regulations and guidance of the SEC. In such event, the number of Registrable Securities to be registered for each Holder in such Registration Statement shall be reduced pro rata among all Holders.

          (b)   Subject to Section 2.01(a) with respect to Shelf Registration on Forms S-1, the Company shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act and, subject to Section 2.01(d), useable for resale of all of the Registrable Securities included therein, to re-file such Registration Statement upon its expiration, to file another Registration Statement to register any Registrable Securities subject to a Rule 415 Limitation promptly upon the occurrence of any circumstance or event that would permit the registration of such Registrable Securities (and to cause such additional Registration Statement to become effective) and, subject to Section 4.02(c), to reasonably cooperate in any shelf take down, by amending or supplementing the Prospectus related to such Registration Statement as may be reasonably requested by each Holder, or as otherwise required for it to be available for resales by each Holder of the Registrable Securities, until the earlier of (x) the date upon which the Registrable Securities held by such Holder cease to be Registrable Securities, (y) the date that all Registrable Securities (including for the avoidance of doubt any Registrable Securities that were subject to any Rule 415 Limitation) held by such Holder have been sold and (z) the seventh anniversary of the date on which the Shelf Registration is first declared effective by the SEC shall be referred to herein as the "Registration Period."

          (c)   Upon receipt of a written request from any Holder, the Company shall, within fifteen (15) Business Days of such receipt but subject to any Rule 415 Limitation, file such amendments to a Shelf Registration or supplements to a related Prospectus as are reasonably necessary to permit such Holder to effect sales of such Registrable Securities pursuant to such Shelf Registration.

          (d)   Notwithstanding anything set forth herein to the contrary, prior to the third anniversary of the Effective Time, no Holder shall, or shall be entitled to, make any offers or sales of Registrable Securities pursuant to a Shelf Registration except in a firm commitment underwritten public offering as provided in Section 4.02.

          (e)   If (A) the SEC issues a stop order suspending the effectiveness of the Registration Statement or initiates proceedings with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act or (B) the Board, in its good faith judgment, determines that the filing of a Registration Statement pursuant to this Section 2.1, or any amendment or supplement thereto, should be delayed (with respect to the initial filing or otherwise), or offers and/or sales of Registrable Securities suspended (any such delay or suspension, a "Permitted Delay"), because such delay or suspension (as applicable) is necessary to (a) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company, (b) prevent the registration or public offering contemplated thereby from having a material adverse effect on (i) a proposal or plan by the Company or any of its Subsidiaries to engage in a material acquisition of assets or securities (other than in the ordinary course of business), merger, consolidation, tender offer, recapitalization, reorganization or other transaction, or (ii) the business, operations or management of the Company or any of its Subsidiaries, or (c) amend or supplement the affected Registration Statement or the related prospectus so that such Registration Statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which made, not misleading (a "Valid Business Reason"):

              (i)  in the case of clause (A) above, subject to clause (ii) below, as promptly as reasonably practicable, the Company shall take such action as is necessary to eliminate the stop order and, to the extent applicable, cause the Registration Statement to become effective, including preparing and filing, if necessary pursuant to applicable law, a post-effective amendment to such Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Registration Statement and related prospectus so that (1) such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to the Registration Statement, subject to the remainder of this Section 2.01(e), use commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable;

             (ii)  the Company shall promptly notify the Holders in writing of the Permitted Delay (a "Deferral Notice") and, subject to Section 2.01(e)(iii) below, the expected duration of the Permitted Delay (such period of the Permitted Delay, a "Deferral Period"). Upon receipt of any Deferral Notice, the Holders shall immediately suspend making any offers or sales pursuant to the Registration Statement until such Holders are advised in writing by the Company that the Registration Statement and the related prospectus may be used for such purpose, and, if applicable, have received copies of any supplemented or amended prospectus and any other additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus; and

            (iii)  the Company will use its commercially reasonable efforts to ensure that the use of the Prospectus with respect to such Registration Statement may be resumed (x) in the case of clause (A) above, as promptly as is reasonably practicable and (y) in the case of clause (B) above, as soon as, in the reasonable good faith judgment of the Company there is no Valid Business Reason to continue such suspension and postponement. The Company shall give written notice to the Holders of the termination of the Deferral Period promptly thereafter. Notwithstanding anything to the contrary contained herein, in no event shall (A) a single Deferral Period arising from a Valid Business Reason exceed sixty (60) consecutive days, (B) a Deferral Period arising from a single Valid Business Reason be invoked more than once in any six (6) month period, or (C) the aggregate number of days included in Deferral Periods invoked by the Company exceed ninety (90) days in any one (1) year period.

ARTICLE III.
PIGGYBACK REGISTRATIONS.

        Section 3.01.    Right to Piggyback.     Whenever, during the period beginning on the date hereof and ending on the expiration of the Registration Period, the Company proposes to register any of its shares of Parent Common Stock under the Securities Act in connection with a firm commitment underwritten public offering of such shares of Parent Common Stock for cash and the registration form to be used may be used for the registration of the Registrable Securities (a "Piggyback Registration"), the Company shall give written notice, delivered at least 20 days prior to the initial filing of a Registration Statement with the SEC, to the Holders of Registrable Securities of the Company's intention to effect such a registration and, subject to Section 3.02, will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusions therein within 10 days after the Company gives such notice.

        Section 3.02.    Priority on Piggyback Registrations.     Notwithstanding the foregoing, (i) if a Piggyback Registration is a firm commitment underwritten primary offering on behalf of the Company and the managing underwriters advise the Company in writing that, in their good faith opinion, the number of securities requested to be included in such Piggyback Registration exceeds the number or aggregate dollar amount of such securities that can be sold in such offering without adversely affecting the marketability of such offering of the Company's securities (including an adverse effect on the per share offering price), the Company will include in such registration: (a) first, the Other Securities that the Company proposes to sell, (b) second, the number of Registrable Securities requested to be included in such Piggyback Registration by the Holders that, in the opinion of such underwriters, can be sold, pro rata based on the number of Registrable Securities that each such Holder has requested be included in such Piggyback Registration, and (c) third, any Other Securities of any other holders requested to be included in such registration that, in the opinion of such underwriters, can be sold, or (ii) if a Piggyback Registration is a firm commitment underwritten secondary registration solely on behalf of holders of Other Securities (other than the Holders) and the managing underwriters advise the Company in writing that, in their good faith opinion, the number of securities requested to be included in such Piggyback Registration exceeds the number or aggregate dollar amount of such securities that can be sold in such offering without adversely affecting the marketability of such offering of the Company's securities (including an adverse effect on the per share offering price), the Company will include in such registration: (a) first, the Other Securities requested to be included therein by the holders requesting such registration, (b) second, the Other Securities that the Company proposes to sell, (c) third, the number of Registrable Securities requested to be included in such Piggyback Registration by the Holders that, in the opinion of such underwriters, can be sold, pro rata based on the number of Registrable Securities that each such Holder has requested be included in such Piggyback Registration, and (d) fourth, the number of Other Securities proposed to be sold by all other holders that, in the opinion of such underwriters, can be sold.

        Section 3.03.    Selection of Underwriters.     The underwriters for any Piggyback Registration shall be selected by the Company; provided that the selected underwriters shall be of national reputation in the United States and shall be reasonably acceptable to the Required Participating Holders.

ARTICLE IV.
OTHER REGISTRATION MATTERS.

        Section 4.01.    Company's Obligations.     Whenever the Company is obligated to file a Registration Statement with the SEC pursuant to Article II, the Company shall use its commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

          (a)   make all required filings with FINRA;

          (b)   subject to Section 2.01(a), prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the Registration Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

          (c)   provide copies to and permit counsel designated by the Holders to review the Registration Statement and all amendments and supplements thereto no fewer than three Business Days prior to their filing with the SEC and not file any document to which such counsel reasonably objects;

          (d)   notify the Holders, Holders' counsel and the managing underwriter(s) of any underwritten offering, if any, (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement or any Free Writing Prospectus has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to such Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose; and (iv) of the suspension of the qualification of such securities for offering or sale in any jurisdiction, or the institution of any proceedings for any such purposes;

          (e)   furnish to the Holders and their legal counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company (but not later than two Business Days after the filing date, receipt date or sending date, as the case may be) one copy of the Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to the Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder that are covered by the Registration Statement;

          (f)    use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness with respect to the Registration Statement and (ii) if any such order is issued, obtain the withdrawal of any such order as soon as reasonably possible;

          (g)   prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the Holders and their counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky Laws of such jurisdictions requested by the Holder and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.01(g), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 4.01(g), or (iii) file a general consent to service of process in any such jurisdiction;

          (h)   use commercially reasonable efforts to cause all Registrable Securities covered by the Registration Statement to be listed on the Principal Market;

          (i)    promptly notify the Holders, at any time prior to the end of the Registration Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such Holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; provided, that the Company shall advise the Holders and the managing underwriters in writing to cease all sales under the Registration Statement until such supplement is filed with the SEC or the effective date of such amendment, as applicable, and such Holders and the managing underwriters shall not engage in any such sales until the filing date of such supplement or the effective date of such amendment, as applicable;

          (j)    file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform the Holders in writing if, at any time during the Registration Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities;

          (k)   make available to its security holders not later than the Availability Date (as defined below), an earnings statement covering a period of at least 12 months, beginning after the effective date of each Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder (for the purpose of this Section 4.01(k), "Availability Date" means the 45th day following the end of the fourth fiscal quarter that includes the effective date of such Registration Statement, except that, if such fourth fiscal quarter is the last quarter of the Company's fiscal year, "Availability Date" means the 90th day after the end of such fourth fiscal quarter);

          (l)    at the reasonable request of a Holder in the context of applicable securities Laws, make available, during normal business hours, for inspection and review by the Holder, and advisors to and representatives of such Holder, all financial and other records, all SEC filings, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the Holders or any such representative, advisor or underwriter in connection with such Registration Statement (including in response to questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Holders and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement, subject to each such Person executing and delivering to the Company a confidentiality agreement, in form and substance reasonably acceptable to the Company, prior to the commencement of any such due diligence investigation;

          (m)  at the reasonable request of the Required Participating Holders, make appropriate senior executives of the Company available to present to potential investors customary "road show" material in accordance with the recommendations of the managing underwriters and in all respects consistent with other offerings of securities in an offering of a similar size to such offering of Registrable Securities;

          (n)   use its commercially reasonable efforts to cooperate with the Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends (other than as required by the Depository Trust Corporation) and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the managing underwriter(s), if any, may request in writing or, in accordance with the instructions of the Holders;

          (o)   enter into such agreements (including underwriting agreements with customary provisions) and take all such other actions as the Holders or the managing underwriter(s), if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

          (p)   in connection with an underwritten offering, obtain one or more comfort letters, addressed to each of the managing underwriter(s) and dated the date of the closing under the underwriting agreement for such offering, signed by the independent public accountants who have issued an audit report on the Company's financial statements included in such Registration Statement in customary form and covering such matters of the type customarily covered by comfort letters as such Holders reasonably request;

          (q)   in connection with an underwritten offering, provide legal opinions of the Company's outside counsel (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s)) addressed to each of the managing underwriter(s) and dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto, in customary form and covering such matters of the type customarily covered by legal opinions of such nature and such other matters as may be reasonably requested by the managing underwriter(s); and

          (r)   use its commercially reasonable efforts to take or cause to be taken all other actions, and do and cause to be done all other things, reasonably necessary or reasonably advisable in the opinion of the Holders' counsel to effect the registration of such Registrable Securities contemplated hereby.

        Section 4.02.    Underwritten Offerings.

          (a)   At any time that a Shelf Registration covering Registrable Securities is effective, if the Required Holders deliver notice to the Company stating that they intend to effect an underwritten offering of all or part of its Registrable Securities included on the Shelf Registration (a "Demand Underwritten Offering"), the Company shall amend or supplement the Shelf Registration or related Prospectus as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the underwritten offering. The managing underwriter(s) to administer such underwritten offering shall be chosen by the Required Holders; provided that the chosen underwriters shall be of national reputation in the United States and shall be subject to the prior written approval, not to be unreasonably withheld, of the Company. In connection with any underwritten offering, in the event that the managing underwriter(s) advise the Company and the Holders in writing that, in their good faith opinion, the total number or dollar amount of Registrable Securities requested by the Holders to be included therein exceeds the largest number or dollar amount of Registrable Securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Holders shall include in such offering, pro rata based on the number of Registrable Securities that each Holder has requested be included in such underwritten offering, only such number of Registrable Securities that in the good faith opinion of such underwriter(s) can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price).

          (b)   In the case of any underwritten offering of Registrable Securities registered under a Registration Statement filed pursuant to Article II or Article III, (i) all Registrable Securities shall be subject to the applicable underwriting agreement with customary terms and the Holders may not participate in such offering or registration unless such Holders agrees to sell such Holders' securities on the basis provided therein; and (ii) the Holders may not participate in such offering or registration unless such Holders complete and execute all questionnaires, indemnities, underwriting agreements and other documents reasonably required by the managing underwriter(s) to be executed in connection therewith, and provide such other information to the Company or the underwriter(s) as may be reasonably requested to offer or register such Holders' Registrable Securities; provided, however, that (A) no Holder shall be required to make any representations or warranties other than, on a several and not joint basis, those related to its title and ownership of, and power and authority to transfer, the Registrable Securities owned by such Holder included therein and as to the accuracy and completeness of statements made in the applicable Registration Statement, Prospectus or other document in reliance upon, and in conformity with, written information about such Holder prepared and furnished to the Company or the managing underwriter(s) specifically for inclusion in the Registration Statement by such Holder pertaining exclusively to such Holder, and (B) the aggregate amount of liability of each Holder pursuant to any indemnification obligation thereunder (which, for the avoidance of doubt, shall be on a several and not joint basis) shall not exceed the net proceeds received by such Holder from such offering.

          (c)   Notwithstanding anything set forth herein to the contrary, (i) no Demand Underwritten Offering may be requested prior to the first anniversary of the Effective Time, (ii) the Company may delay the commencement of any Demand Underwritten Offering for up to sixty (60) days for a Valid Business Reason prior to the commencement of any marketing efforts or "road shows" by the Company or the underwriters in connection with such Demand Underwritten Offering, and (iii) the Holders shall have the right to request only a total of up to four (4) Demand Underwritten Offerings; provided that no more than one Demand Underwritten Offering may be requested in any six (6)-month period. Any Holders that request a Demand Underwritten Offering under this Section 4.02 may revoke or withdraw such request upon written notice to the Company; provided that any such Demand Underwritten Offering withdrawn or not consummated for any reason shall be counted toward the total of four (4) Demand Underwritten Offerings provided by this Section 4.02 and shall be counted for determining the number of Demand Underwritten Offerings requested in any six (6)-month period; provided, however, that no revoked or withdrawn Demand Underwritten Offering shall be counted toward the total of four (4) Demand Underwritten Offerings or for determining the number of Demand Underwritten Offerings requested in any six (6)-month period if (1) the Holders reimburse the Company for all of its out-of-pocket costs and expenses incurred in connection with any such revoked or withdrawn Demand Underwritten Offering incurred through the date of such revocation or withdrawal and (2) such revocation or withdrawal shall have been made prior to the commencement of any marketing efforts or "road shows" by the Company or the underwriters in connection with such Demand Underwritten Offering.

ARTICLE V.
OBLIGATIONS OF THE HOLDERS.

        Section 5.01.    Holder Information.     At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement and at lease five (5) Business Days prior to the filing of any amendment or supplement to a Registration Statement or Prospectus, the Company shall notify each Holder in writing of the information, if any, the Company requires from each such Holder if such Holder elects to have any of such Holder's Registrable Securities included in such Registration Statement or, with respect to an amendment or a supplement, if such Holder's Registrable Securities are included in such Registration Statement (each an "Information Request"). It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Holder that such Holder shall furnish to the Company, in response to an Information Request, such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as may reasonably be required to effect the registration.

        Section 5.02.    Filing Cooperation.     Each Holder agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement in which any Registrable Securities held by such Holder are being included.

        Section 5.03.    Affiliate Status.     Promptly following the written request by the Company of any Holder, such Holder shall certify as whether it is, or has at any time during the preceding three (3) months been, an "affiliate" (as defined in Rule 144) of the Company and provide such other information as may reasonably be requested by the Company or its counsel for purposes of determining whether the Registrable Securities held by such Holder may be freely sold without registration under the Securities Act under Rule 144 without being subject to the volume limitations and manner of sale restrictions contained therein.

        Section 5.04.    Lock-Up.     Each Holder agrees, in connection with any underwritten offering made pursuant to a Registration Statement, if requested (pursuant to a written notice) by the managing underwriter(s) not to effect any public sale or distribution of any Parent Common Stock (or securities convertible into or exchangeable or exercisable for Parent Common Stock) (except as part of such underwritten offering) during the period commencing not earlier than seven days prior to and continuing for not more than 180 days (or such shorter period as the managing underwriter(s) may permit) after the effective date of the related Registration Statement (or date of the Prospectus supplement if the offering is made pursuant to a "shelf" registration) (the "Lock-Up Period") pursuant to which such underwritten offering shall be made, provided that all of the Company's executive officers and directors and any other holders of Parent Common Stock who are selling shares of Parent Common Stock in such underwritten offering enter into similar agreements for the same time period and on no less restrictive terms. In the event that either (i) during the period that begins on the date that is fifteen (15) calendar days plus three (3) Business Days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions set forth herein will continue to apply until the expiration of the date that is fifteen (15) calendar days plus three Business Days after the date on which the earnings release is issued or the material news or event related to the Company occurs.

ARTICLE VI.
EXPENSES OF REGISTRATION.

        Except as otherwise provided in this Agreement, all expenses incidental to the Company's performance of or compliance with this Agreement, including (i) all registration and filing fees (including (A) with respect to filings required to be made with the SEC, all applicable securities exchanges and/or FINRA and (B) compliance with securities or blue sky Laws, including any fees and disbursements of counsel for the underwriter(s) in connection with blue sky qualifications of the Registrable Securities pursuant to Section 4.01(g)); (ii) word processing, duplicating and printing expenses (including expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses, if the printing of Prospectuses is requested by the managing underwriter(s), if any); (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company; (v) fees and disbursements of no more than one counsel for the Holders, which counsel shall be chosen by the Required Holders and may be Ropes & Gray LLP, and which fees and disbursements shall not exceed, in the aggregate, $25,000 (or $50,000 in connection with a firm commitment underwritten public offering) in connection with the review of any Registration Statement and related documents and the transactions contemplated thereby; and (vi) fees and disbursements of all independent certified public accountants (including the fees and disbursements in connection with any "cold comfort" letters required by this Agreement) and other special experts retained by the Company shall be borne by the Company. The Company shall, in any event, pay its internal expenses, the expenses of any annual audit or quarterly financial statement review, the expenses of any liability insurance for the Company and/or its officers and/or directors, the expenses and fees for listing the Registrable Securities to be registered on the applicable securities exchange. Each Holder shall pay all underwriting and placement discounts and commissions, agency and placement fees, broker's commissions and transfer taxes, if any, and, except as expressly set forth herein, its own out of pocket expenses, relating to the registration sale or disposition of such Holder's Registrable Securities.

ARTICLE VII.
INDEMNIFICATION.

        Section 7.01.    Indemnification by the Company.     The Company will indemnify and hold harmless each Holder and its officers, directors, agents, partners, members, stockholders and employees, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorney's fees and expenses) and expenses (collectively, "Losses"), incurred, arising out of or relating to (i) any untrue statement of a material fact contained in any Registration Statement or any Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein or supplement thereto, in light of the circumstances under which they were made, not misleading, except to the extent that such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Company specifically for use therein or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated thereunder in connection with or relating to any registration required pursuant to this Agreement.

        Section 7.02.    Indemnification by Holders.     Each Holder shall severally, pro rata based on and limited by its relative ownership of Registrable Securities, and not jointly with each other Holder, indemnify and hold harmless the Company and its officers, directors, agents, partners, members, stockholders and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses incurred, arising out of or relating to any untrue statement of a material fact contained in any Registration Statement or any Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein or in any supplement thereto, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Company specifically for use therein. In no event shall the liability of any selling Holder hereunder exceed the net proceeds received by such Holder upon the sale of Registrable Securities giving rise to such indemnification obligation (except in the case of fraud or willful misconduct).

        Section 7.03.    Indemnification Procedures.

          (a)   If any proceeding shall be brought or asserted against any Person entitled to indemnification under this Article VII (an "Indemnified Party"), such Indemnified Party shall promptly notify the Person from whom indemnification is sought (an "Indemnifying Party") in writing, and the Indemnifying Party shall be permitted to assume the defense thereof, including the employment of counsel; provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except to the extent that such failure actually prejudices the Indemnifying Party.

          (b)   An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees or expenses, (ii) the Indemnifying Party shall have failed to assume the defense of such claim and employ counsel for the defense of such claim or (iii) the Indemnified Party shall have been advised by counsel that a conflict of interest would exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate counsel at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party may not settle any proceeding without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless (1) such settlement (1) involves only monetary damages payable solely by the Indemnifying Party and (2) a term of such settlement is that the Person or Persons asserting such claim unconditionally and irrevocably release the Indemnified Party from all liability with respect to such proceeding.

ARTICLE VIII.
CONTRIBUTION.

        Section 8.01.    Contribution.     (a) If a claim for indemnification under Section 7.01 or Section 7.02 is unavailable to an Indemnified Party, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnifying Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses, as well as any other relevant considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent and knowledge.

          (b)   The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.01 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8.01(a). Notwithstanding the provisions of this Section 8.01, an Indemnifying Party that is a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the amount that such Indemnifying Party is or could be required to pay pursuant to Section 7.02 by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IX.
REPORTS UNDER THE EXCHANGE ACT.

        With a view to making available to the Holders the benefits of Rule 144, the Company agrees to:

          (a)   from and after the date hereof until the expiration of the Registration Period, make and keep public information available, as those terms are understood and defined in Rule 144; and

          (b)   furnish or make available to each Holder so long as such Holder owns Registrable Securities, but in any event no later than the expiration of the Registration Period, promptly upon request, (i) a written statement by the Company that it has complied with the current public information requirements of Rule 144, (ii) a copy of the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q of the Company and such other reports and documents so filed with the Company (or information regarding the locations thereof on the SEC's EDGAR filing system or successor thereto) and (iii) such other information as may be reasonably requested to permit the Holders to sell such securities pursuant to Rule 144 without registration.

ARTICLE X.
ASSIGNMENT OF REGISTRATION RIGHTS.

        The rights under this Agreement shall be automatically assignable by any of the Holders to any transferee or assignee of all or any portion of Registrable Securities if: (i) such Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company promptly after such transfer or assignment, (ii) the Company is, promptly after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee and (b) the securities with respect to which such registration rights are being transferred or assigned, (iii) immediately following such transfer or assignment the further disposition of such Registrable Securities by the transferee or assignee is restricted under the Securities Act and (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein.

ARTICLE XI.
AMENDMENT OF REGISTRATION RIGHTS.

        Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Required Holders, which for this purpose, shall be required to include each of Versa and Lubert-Adler, for so long as they hold Registrable Securities. Any amendment or waiver effected in accordance with this Article XI shall be binding upon each Holder and the Company.

ARTICLE XII.
MISCELLANEOUS.

        Section 12.01.    Notices.     Any notice to be given by any party to this Agreement shall be given in writing and may be effected by facsimile, personal delivery, overnight courier, e-mail or sent by certified, United States Mail, postage prepaid, addressed to (i) the Company at the address, e-mail or facsimile number set forth in the Merger Agreement, including to the persons designated therein to receive copies and (ii) any Holder at the address, e-mail or facsimile number set forth on the signature page hereto. The date of service for any notice sent in compliance with the requirements of this Section 12.01 shall be (1) the date such notice is personally delivered, (2) three days after the date of mailing if sent by certified or registered mail, (3) the next succeeding Business Day after date of delivery to the overnight courier if sent by overnight courier or (4) the next succeeding Business Day after the date of transmission by electronic mail or facsimile.

        Section 12.02.    No Waiver.     Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

        Section 12.03.    No Third Party Beneficiaries.     Except for Article VII and Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon the Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 12.04.    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another state otherwise to govern this Agreement.

        Section 12.05.    Severability.     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

        Section 12.06.    Successors and Assigns.     This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

        Section 12.07.    Interpretation.     Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms article and section are references to the articles and sections to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import shall mean "including without limitation," (iv) the word "or" shall not be exclusive, (v) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (vi) a reference to any Person includes such Person's successors and permitted assigns, (vii) any reference to "days" means calendar days unless Business Days are expressly specified and (viii) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

        Section 12.08.    Fees and Expenses.     Except as expressly provided in this Agreement or the Merger Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and legal counsel) in connection with the entry into of this Agreement and the consummation of the actions contemplated hereby.

        Section 12.09.    Entire Agreement.     This Agreement (together with the Merger Agreement) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

        Section 12.10.    Counterparts; Effectiveness.     This Agreement and any amendment hereto may be executed and delivered in two or more identical counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective and binding upon each Holder when executed by the Holder and the Company. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

        Section 12.11.    Specific Performance.     The parties to this Agreement agree that irreparable damage would occur and that the parties to this Agreement would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 12.12.    Submission to Jurisdiction.     Each of the parties hereto irrevocably agrees that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties' dealings, rights or obligations in connection herewith, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States located in the State of Delaware, or, if neither the Court of Chancery of the State of Delaware nor any such federal court has jurisdiction, any other state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the actions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12.12, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (a) the suit, action or proceeding in such court is brought in an inconvenient forum, (b) the venue of such suit, action or proceeding is improper or (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.01 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Notwithstanding the foregoing in this Section 12.12, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

        Section 12.13.    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CONTROVERSY OR OTHER LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

* * * * * *

        IN WITNESS WHEREOF, each party hereto has caused this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:
STANDARD PARKING CORPORATION
By:
Name:
Title:

Signature Page to Registration Rights Agreement

HOLDER:
By:
Name:
Title:

Address:

Facsimile:
Email:

Signature Page to Registration Rights Agreement

ANNEX D

[LETTERHEAD OF BOFA MERRILL LYNCH]

February 28, 2012

The Board of Directors
Standard Parking Corporation
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

The Board of Directors:

        We understand that Standard Parking Corporation ("Standard Parking") proposes to enter into an Agreement and Plan of Merger, dated as of February 28, 2012 (the "Agreement"), among KCPC Holdings, Inc. ("KCPC"), the ultimate holding company of Central Parking Corporation (collectively with KCPC, "Central Parking"), a company majority-owned by Kohlberg & Company, LLC ("Kohlberg"), Standard Parking, Hermitage Merger Sub, Inc., a wholly-owned subsidiary of Standard Parking ("Merger Sub"), and the KCPC stockholder representative named therein pursuant to which, among other things, Standard Parking will acquire all of the outstanding capital stock of KCPC through the merger of Merger Sub with and into KCPC (the "Transaction") for aggregate consideration of (i) 6,161,334 shares (the "Stock Consideration") of the common stock, par value $0.001 per share, of Standard Parking ("Standard Parking Common Stock") and (ii) $27 million in cash payable promptly after the third anniversary of the closing of the Transaction (the "Cash Consideration" and, together with the Stock Consideration, the "Consideration"), subject to certain adjustments set forth in the Agreement. The Agreement also provides that, if the average of the volume-weighted averages of the trading prices of Standard Parking Common Stock on each of the 20 consecutive trading days immediately preceding the third trading day prior to the closing date of the Transaction (the "Closing Share Value") is greater than $24.27 per share, then the Stock Consideration will be a number of shares of Standard Parking Common Stock equal to $149,535,576 divided by the Closing Share Value. The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to Standard Parking of the Consideration to be paid by Standard Parking in the Transaction.

        In connection with this opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to Standard Parking;

  (ii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Central Parking furnished to or discussed with us by the management of Central Parking, including certain historical financial information and financial forecasts relating to Central Parking prepared by the management of Central Parking (collectively, the "Central Parking Financial Information");

  (iii)
  reviewed certain adjusted historical financial information and financial forecasts relating to Central Parking prepared by the management of Standard Parking (collectively, the "Standard Parking-Central Parking Financial Information") and discussed with the management of Standard Parking its assessments as to the historical and adjusted historical financial information and the relative likelihood of achieving the future financial results reflected in the Central Parking Financial Information and the Standard Parking-Central Parking Financial Information;

The Board of Directors
Standard Parking Corporation

  (iv)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Standard Parking furnished to or discussed with us by the management of Standard Parking, including certain financial forecasts relating to Standard Parking prepared by the management of Standard Parking (such forecasts, the "Standard Parking Forecasts");

  (v)
  reviewed certain estimates as to the amount and timing of cost savings (the "Cost Savings") anticipated by the management of Standard Parking to result from the Transaction;

  (vi)
  discussed the past and current business, operations, financial condition and prospects of Central Parking with members of senior managements of Central Parking and Standard Parking, and discussed the past and current business, operations, financial condition and prospects of Standard Parking with members of senior management of Standard Parking;

  (vii)
  reviewed the trading history of Standard Parking Common Stock;

  (viii)
  compared certain financial information of Central Parking and certain financial and stock market information of Standard Parking with similar information of other companies we deemed relevant;

  (ix)
  compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

  (x)
  reviewed the Agreement; and

  (xi)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Standard Parking and Central Parking that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Standard Parking-Central Parking Financial Information, Standard Parking Forecasts and Cost Savings, we have assumed, at the direction of Standard Parking, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Standard Parking as to the historical and future financial performance of Central Parking, the future financial performance of Standard Parking and the other matters covered thereby and, based on the assessments of the management of Standard Parking as to the historical and adjusted historical financial information and the relative likelihood of achieving the future financial results reflected in the Central Parking Financial Information and the Standard Parking-Central Parking Financial Information, we have relied, at the direction of Standard Parking, on the Standard Parking-Central Parking Financial Information for purposes of our opinion. We also have relied, at the direction of Standard Parking, on the assessments of the management of Standard Parking as to Standard Parking's ability to achieve the Cost Savings and have been advised by Standard Parking that Standard Parking expects, and we have assumed, that the Cost Savings will be realized in the amounts and at the times projected thereby. To the extent reflected in the Standard Parking-Central Parking Financial Information, we also have assumed that the Central Parking Financial Information has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Central Parking as to the historical and future financial performance of Central Parking. We further have assumed, at the direction of Standard Parking, that the consolidated balance sheets and financial statements relating to Central Parking to be delivered to Standard Parking in

The Board of Directors
Standard Parking Corporation

connection with the Transaction will not reflect any financial information that would adversely impact our analyses or opinion in any material respect. In addition, we have assumed, at the direction of Standard Parking, that any adjustments to the Consideration will not have an adverse impact on our analyses or opinion in any material respect.

        We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Central Parking or Standard Parking, nor have we made any physical inspection of the properties or assets of Central Parking or Standard Parking and we have assumed, with the consent of Standard Parking, that there are no material undisclosed liabilities of or relating to Central Parking for which appropriate reserves, indemnification arrangements or other provisions have not been made. We have not evaluated the solvency or fair value of Central Parking or Standard Parking under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Standard Parking, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Central Parking, Standard Parking or the contemplated benefits of the Transaction. At the direction of Standard Parking, we have assumed that, prior to closing, KCPC will complete an internal restructuring and sell or transfer all assets and liabilities of CPC PropCo, LLC or its subsidiaries (collectively, "PropCo") to a third party (collectively, the "Pre-Closing Transactions") and that Standard Parking will not directly or indirectly acquire, assume or incur any assets, liabilities or other obligations related to PropCo or that are contemplated to be excluded from the Transaction as a result of the Pre-Closing Transactions or otherwise.

        We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, the form or structure of, or any adjustments to, the Consideration or any terms, aspects or implications of the Pre-Closing Transactions or any other arrangements, agreements or understandings entered into in connection with the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to Standard Parking of the Consideration to be paid in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Standard Parking or in which Standard Parking might engage or as to the underlying business decision of Standard Parking to proceed with or effect the Transaction. We also are not expressing any view or opinion with respect to, and have relied, with the consent of Standard Parking, upon the assessments of representatives of Standard Parking regarding, legal, regulatory, accounting, tax and similar matters relating to Central Parking, Standard Parking and the Transaction (including the contemplated benefits thereof) as to which we understand that Standard Parking obtained such advice as it deemed necessary from qualified professionals. We further are not expressing any opinion as to what the value of Standard Parking Common Stock actually will be when issued or the prices at which Standard Parking Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

The Board of Directors
Standard Parking Corporation

        We have acted as financial advisor to Standard Parking in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. We and certain of our affiliates are participating in the financing for the Transaction, for which services we and such affiliates will receive significant compensation, including acting as joint lead arranger, joint book manager and administrative agent for, and as a lender under, a senior secured credit facility for the Transaction. In addition, Standard Parking has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Standard Parking, Central Parking and certain of their respective affiliates.

        We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Standard Parking and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, book manager and joint lead arranger for, and/or as a lender under, certain term loans, letters of credit and credit and leasing facilities of Standard Parking and certain of its affiliates and (ii) having provided or providing certain cash, treasury management and credit card services and products to Standard Parking and certain of its affiliates.

        In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Central Parking and certain of its affiliates, including Kohlberg and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, lead arranger or bookrunner for, and/or as a lender under, certain term loans, letters of credit and credit and leasing facilities (certain of which may be repaid in connection with the Transaction) of Central Parking, Kohlberg, certain of their respective affiliates and certain portfolio companies of Kohlberg, (ii) having provided or providing certain cash, treasury management and credit card services and products to Central Parking, Kohlberg, certain of their respective affiliates and certain portfolio companies of Kohlberg, (iii) having provided or providing certain commodity, derivatives and foreign exchange trading services to Central Parking, Kohlberg, certain of their respective affiliates and certain portfolio companies of Kohlberg and (iv) having acted as a bookrunner for a debt offering of a portfolio company of Kohlberg.

        It is understood that this letter is for the benefit and use of the Board of Directors of Standard Parking (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Standard Parking, Central

The Board of Directors
Standard Parking Corporation

Parking or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be paid by Standard Parking in the Transaction is fair, from a financial point of view, to Standard Parking.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX E

February 28, 2012
Standard Parking Corporation
900 North Michigan Avenue
Chicago, Illinois 60611

Re: $450 million Senior Credit Facility

Ladies and Gentlemen:

        Standard Parking Corporation ("you" or the "Borrower") has advised Bank of America, N.A. ("Bank of America"), Wells Fargo Bank, N.A. ("Wells Fargo"), JPMorgan Chase Bank, N.A. ("JPM"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), Wells Fargo Securities, LLC ("WFS") and J.P. Morgan Securities LLC ("JPMS") that it intends to acquire (the "Acquisition") the capital stock of Convertible Corporation (the "Target") from the Target's existing shareholders (the "Sellers") pursuant to the terms of that certain Agreement and Plan of Merger dated as of February 28, 2012 (the "Acquisition Agreement"), by and among you, KCPC Holdings, Inc., Hermitage Merger Sub, Inc. and the "Stockholders' Representative" (as defined therein).

        You have also advised Bank of America, Wells Fargo, JPM and the Additional Lenders (as defined below), if any, (collectively, the "Commitment Parties") and MLPFS, WFS and JPMS that you intend to finance in part the Acquisition, the costs and expenses related to the transactions contemplated hereby and the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries after consummation of the Acquisition with a senior secured credit facility in favor of the Borrower in an aggregate principal amount of $450 million (collectively, the "Senior Credit Facility"). Bank of America is pleased to offer to be the sole administrative agent (in such capacity, the "Administrative Agent") for the Senior Credit Facility and Bank of America is pleased to offer its commitment to lend $150 million of the Senior Credit Facility, upon and subject to the terms and conditions set forth in this letter (this "Commitment Letter") and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the "Summary of Terms"). Wells Fargo is pleased to offer its commitment to lend $150 million of the Senior Credit Facility upon and subject to the terms and conditions of the Commitment Letter and the Summary of Terms. JPM is pleased to offer its commitment to lend $150 million of the Senior Credit Facility upon and subject to the terms and conditions of the Commitment Letter and the Summary of Terms. It is anticipated that other financial institutions committing to lend under the Senior Credit Facility after the date hereof may execute joinder documentation to this Commitment Letter (each such institution, an "Additional Lender"), in the form of Annex 1 hereto, which commitments, together with any other commitments received from Lenders after the date hereof shall reduce the commitments of Bank of America, Wells Fargo and JPM hereunder on a pro rata basis.

        MLPFS, WFS and JPMS are pleased to advise you of their willingness, as joint lead arrangers and joint bookrunners (in such capacities, the "Joint Lead Arrangers") for the Senior Credit Facility, to use their commercially reasonable efforts to form a syndicate of financial institutions (including Bank of America, Wells Fargo and JPM) (collectively, the "Lenders") acceptable to you for the Senior Credit Facility. It is agreed that MLPFS shall have the "left" placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facility and shall hold the leading role and responsibilities conventionally associated with such "left" placement, including sole selling role in respect of the Senior Credit Facility. It is agreed that WFS and JPMS shall share "immediate right" placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed without your and our prior written approval.

        The commitments of the Commitment Parties hereunder and the undertaking of the Joint Lead Arrangers to provide the services described herein are subject solely to satisfaction of each of the following conditions precedent and each of the conditions precedent identified in the Summary of Terms: (a) your compliance with the terms of this Commitment Letter (including the Summary of

Terms) and the Fee Letters (as hereinafter defined); and (b) prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries or the Target or any of its subsidiaries (it being understood that the Target is selling certain real property to other third parties who will themselves be obtaining credit facilities for such purposes); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than those that are expressly stated or referred to in this paragraph to be conditions to the initial funding under the Senior Credit Facility on the Closing Date (as defined in the Summary of Terms) and upon satisfaction of such conditions, the initial funding under the Senior Credit Facility shall occur.

        The Joint Lead Arrangers intend to commence syndication of the Senior Credit Facility promptly upon your acceptance of this Commitment Letter and the Fee Letters. You agree to actively assist the Joint Lead Arrangers in achieving a syndication of the Senior Credit Facility that is satisfactory to the Joint Lead Arrangers and you. Such assistance shall include (a) your providing and causing your advisors to provide the Joint Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by any of us to complete syndication; (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facility; (c) your using commercially reasonable efforts to ensure that the syndication efforts of the Joint Lead Arrangers benefit materially from your and the Target's existing banking relationships; and (d) otherwise assisting the Joint Lead Arrangers in their syndication efforts, including by making your senior management and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries and the Target and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter, neither the commencement nor the completion of the syndication of the Senior Credit Facility shall constitute a condition precedent to the initial funding on the Closing Date.

        It is understood and agreed that the Joint Lead Arrangers will manage all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders (subject to the Borrower's reasonable consent and direction), when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Joint Fee Letter and in the Summary of Terms.

        You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to us or the Lenders by you or any of your representatives (or on your or their behalf) and/or the Target or any of its representatives (or on its or their behalf) in connection with the transactions contemplated hereby, taken as a whole (the "Information") does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein materially misleading in light of the circumstances under which the statements are made (after giving effect to all supplements and updates prior to the Closing Date), and (b) all financial projections concerning the Borrower and its subsidiaries and the Target and its subsidiaries that have been or are hereafter made available to us or the Lenders by you or any of your representatives and/or the Target or any of its representatives (the "Projections") have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made available to us. It is understood that (i) any Projections furnished to us or any Lender are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, (ii) the Projections are not a guarantee of financial performance, (iii) no assurance is given by the Borrower that such Projections will be realized and (iv) the actual results may differ from such Projections and such differences may be material. You agree to furnish us with such Information and Projections as we may reasonably request and that, if at any time until the date of the effectiveness of the Senior Credit Facility (the "Closing Date"), you become aware that the representation and warranties in the preceding sentences of this paragraph are incorrect in any material respect, then you will promptly supplement the Information and Projections so that such representations and warranties are true and correct in all material respects on the Closing Date as if the Information were being furnished, and such representations and warranties were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, the Commitment Parties and the Joint Lead Arrangers are and will be using and relying on the Information and the Projections without independent verification thereof.

        You hereby acknowledge that (a) MLPFS and/or Bank of America will make available Information and Projections (collectively, "Borrower Materials") to the proposed syndicate of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the proposed Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities or the Target or its securities) (each, a "Public Lender"). You hereby agree that (w) you will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and include a reasonably detailed term sheet among such Borrower Materials and that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," you shall be deemed to have authorized MLPFS, Bank of America and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) MLPFS and Bank of America shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor." Notwithstanding the foregoing, you shall be under no obligation to mark any Borrower Materials "PUBLIC." Prior to distribution of the Borrower Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

        By executing this Commitment Letter, you agree to reimburse the Commitment Parties and the Joint Lead Arrangers from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to MLPFS and the Administrative Agent (and no additional counsel other than necessary local counsel), (b) due diligence expenses, and (c) all CUSIP fees for registration with the Standard & Poor's CUSIP Service Bureau) incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

        You agree to indemnify and hold harmless each of the Commitment Parties, each Joint Lead Arranger, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel; provided, however, the Indemnified Parties shall be limited to one primary counsel for all such Indemnified Parties to the extent no actual or potential conflict of interest exists) that may be incurred by or asserted or awarded against any Indemnified

Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or (b) the Senior Credit Facility and any other financings or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence, bad faith or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated; provided that in the case of any such investigation, litigation or proceeding brought by you against an Indemnified Party or by an Indemnified Party against you, you shall have no obligation to pay any amounts pursuant to this paragraph until a final, nonappealable judgment is rendered by a court of competent jurisdiction. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of your direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence, bad faith or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final, nonappealable judgment rendered by a court of competent jurisdiction.

        This Commitment Letter, the fee letter among you, Bank of America, Wells Fargo, JPM and the Joint Lead Arrangers (the "Joint Fee Letter"), the fee letter among you and Bank of America which shall include a customary administrative agency fee and no other fees (the "Bank of America Fee Letter" and together with the Joint Fee Letter, collectively, the "Fee Letters") and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to the Target and your and the Target's accountants, attorneys and other professional advisors retained by you or the Target in connection with the Senior Credit Facility, the Acquisition or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letters after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America, Wells Fargo, JPM and the Joint Lead Arrangers hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), each of them is required to obtain, verify and record information that identifies you and any guarantors under the Senior Credit Facility, which information includes your and/or their name and address and other information that will allow us, as applicable, to identify you and such guarantors in accordance with the Act.

        You acknowledge that the Commitment Parties and the Joint Lead Arrangers or their respective affiliates may be providing services to parties whose interests may conflict with yours. We agree that we will not furnish confidential information obtained from you to any of our other customers and that we will treat confidential information relating to you and your affiliates and the Target with the same degree of care as we treat our own confidential information. Each prospective Lender will agree to similar confidentiality provisions as a condition to its accessing the Platform. We further advise you that we will not make available to you confidential information that we have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that we are permitted to access, use and share information relating to the Senior Credit Facility with any of our bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates or the Target that is or may come into our possession or any of our respective affiliates, but only to the extent such affiliates, agents, advisors or representatives are involved in the consideration or arrangement of the Senior Credit Facility or any related transaction and are directed to treat such confidential information with the same degree of care as they treat their own confidential information.

        In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates' understanding, that: (i) the Senior Credit Facility and any related arranging or other services described in this Commitment Letter is an arm's-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties and the Joint Lead Arrangers, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transaction, the Commitment Parties and the Joint Lead Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) neither any Commitment Party nor any Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates' favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Commitment Party or any Joint Lead Arranger has advised or is currently advising you or your affiliates on other matters) and neither any Commitment Party nor any Joint Lead Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter; (iv) the Commitment Parties and the Joint Lead Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Commitment Parties and the Joint Lead Arrangers have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Commitment Parties and the Joint Lead Arrangers have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against each of the Commitment Parties and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

        The provisions of the immediately preceding five (5) paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder.

        This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letters by telecopier, facsimile or other electronic transmission (e.g., "PDF") shall be effective as delivery of a manually executed counterpart thereof.

        This Commitment Letter (including the Summary of Terms) and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of Illinois, except that the determination of a Material Adverse Effect (as defined in Addendum III to the Summary of Terms) on the Closing Date and of your right to terminate your obligations under the Acquisition Agreement shall be governed by the laws of the State of Delaware. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the

Fee Letters, the transactions contemplated hereby and thereby or the actions of the Commitment Parties and the Joint Lead Arrangers in the negotiation, performance or enforcement hereof. The undertaking and commitments of the Commitment Parties and the Joint Lead Arrangers may be terminated by the Commitment Parties and the Joint Lead Arrangers, if you fail to perform your obligations under this Commitment Letter on a timely basis and such failure is not corrected within ten (10) business days following receipt of notice thereof.

        This Commitment Letter (including the Summary of Terms) and the Fee Letters embody the entire agreement and understanding among the parties hereto and your affiliates with respect to the Senior Credit Facility and supersede all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by any Commitment Party or any Joint Lead Arranger to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by any party hereto without the prior written consent of the other parties hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties; provided, however, it is understood and agreed that Additional Lenders may become parties to this Commitment Letter pursuant to the terms hereof.

        This Commitment Letter and all commitments and undertakings of the Commitment Parties and the Joint Lead Arrangers hereunder will expire at 5:00 p.m. Eastern time on February 29, 2012 unless you execute this Commitment Letter and the Fee Letters and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties and the Joint Lead Arrangers hereunder will expire on the earlier of (a) the date of termination of the Acquisition Agreement and (b) the date that is 180 days after the date hereof unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date. In consideration of the time and resources that we will devote to the Senior Credit Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility for the Borrower and its subsidiaries or the Acquisition.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,
BANK OF AMERICA, N.A.
By:	/s/ JASON E. GUERRA
	Name:	Jason E. Guerra
	Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ MARK N. POST
	Name:	Mark N. Post
	Title:	Director

COMMITMENT LETTER
STANDARD PARKING CORPORATION

WELLS FARGO BANK, N.A.
By:	/s/ PEG LAUGHLIN
	Name:	Peg Laughlin
	Title:	SVP

WELLS FARGO SECURITIES, LLC
By:	/s/ EDWARD L. HOCTER
	Name:	Edward L. Hocter
	Title:	Director/ Debt Capital Markets

COMMITMENT LETTER
STANDARD PARKING CORPORATION

JPMORGAN CHASE BANK, N.A.
By:	/s/ MICHAEL A. BERENT
	Name:	Michael A. Berent
	Title:	V.P.

J.P. MORGAN SECURITIES LLC
By:	/s/ JAMES MCHUGH
	Name:	James McHugh
	Title:	Executive Director

COMMITMENT LETTER
STANDARD PARKING CORPORATION

Accepted and agreed to
as of the date first above written:

STANDARD PARKING CORPORATION
By:	/s/ G. MARK BAUMANN
	Name:	G. Mark Baumann
	Title:	Executive Vice President and Chief Financial Officer

COMMITMENT LETTER
STANDARD PARKING CORPORATION

ANNEX 1

FORM OF JOINDER TO COMMITMENT LETTER

[date]

Standard Parking Corporation
900 North Michigan Avenue
Chicago, Illinois 60611

Merrill Lynch, Pierce, Fenner & Smith Incorporated
214 North Tryon Street
Charlotte, North Carolina 28255

Wells Fargo Securities, LLC
230 W. Monroe Street, 25th Floor
Chicago, Illinois 60606

J.P. Morgan Securities LLC
10 South Dearborn Street
Chicago, Illinois 60603

Ladies and Gentlemen:

        We refer to the Commitment Letter, including the Summary of Terms, among Standard Parking Corporation (the "Borrower"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), Bank of America, N.A. ("Bank of America"), Wells Fargo Bank, N.A. ("Wells Fargo"), Wells Fargo Securities, LLC ("WFS"), JPMorgan Chase Bank, N.A. ("JPM") and J.P. Morgan Securities LLC ("JPMS"), dated February 28, 2012 (the "Commitment Letter"). Capitalized terms used herein but not otherwise defined have the meanings provided in the Commitment Letter.

        [Name of additional Lender] (the "Additional Lender") hereby joins the Commitment Letter and agrees that is shall be deemed a party to the Commitment Letter as a "Commitment Party" thereunder and bound by the provisions of the Commitment Letter as a Commitment Party thereunder. Furthermore, subject to each of the terms and conditions set forth in the Commitment Letter (including, without limitation, the rights of an Indemnified Party thereunder) and the Summary of Terms, the Additional Lender is pleased to commit $[            ] million of the Senior Credit Facility pursuant to the terms and conditions of the Commitment Letter and the Summary of Terms.

        No amendment, waiver or modification of any provision hereof shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this letter agreement by facsimile, e-mail or other electronic transmission shall be effective as delivery of a manually executed counterpart of this letter agreement.

        The Borrower agrees this letter is confidential and is subject to the confidentiality provisions contained in the Commitment Letter.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

JOINDER AGREEMENT TO COMMITMENT LETTER

        We are pleased to have the opportunity to work with you in connection with this important financing.

Yours sincerely,
[NAME OF ADDITIONAL LENDER]
By:
Name:
Title:

ACCEPTED AND AGREED:
STANDARD PARKING CORPORATION
By:
Name:
Title:
MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED
By:
Name:
Title:
BANK OF AMERICA, N.A.
By:
Name:
Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

WELLS FARGO SECURITIES, LLC
By:
Name:
Title:
JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:
J.P. MORGAN SECURITIES LLC
By:
Name:
Title:

JOINDER AGREEMENT TO COMMITMENT LETTER

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS
STANDARD PARKING CORPORATION
$450 MILLION SENIOR CREDIT FACILITY

        Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the "Commitment Letter") to which this Summary of Terms and Conditions is attached.

BORROWER:	Standard Parking Corporation, a Delaware corporation (the "Borrower").
GUARANTORS:

The Senior Credit Facility (defined below) shall be guaranteed by all existing and future direct and indirect domestic, wholly-owned subsidiaries of the Borrower (collectively, the "Guarantors"). All guarantees shall be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:	Bank of America, N.A. ("Bank of America") will act as administrative agent (the "Administrative Agent").
JOINT LEAD ARRANGERS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), Wells Fargo Securities, LLC ("WFS") and J.P. Morgan Securities LLC ("JPMS") will act as joint lead arrangers (the "Joint Lead Arrangers").
JOINT BOOK MANAGERS:	MLPFS, WFS and JPMS will act as joint book managers.
SYNDICATION AGENTS:	Wells Fargo Bank, National Association ("Wells Fargo") and JPMorgan Chase Bank, N.A. ("JPM") will act as co-syndication agents.
LENDERS:

A syndicate of financial institutions (including Bank of America, Wells Fargo and JPM) arranged by the Joint Lead Arrangers, which institutions shall be acceptable to the Borrower and the Joint Lead Arrangers (collectively, the "Lenders").

SENIOR CREDIT FACILITY:	An aggregate principal amount of $450 million will be available upon the terms and conditions hereinafter set forth:

Revolving Credit Facility:    $200 million five (5) year revolving credit facility (the "Revolving Credit Facility"), which will include a $100 million sublimit for the issuance of letters of credit (each a "Letter of Credit") and a $20 million sublimit for swingline loans (each a "Swingline Loan"). Letters of Credit will be issued by Bank of America, Wells Fargo and JPM (in such capacity, each a "Fronting Bank") and Swingline Loans will be made available by Bank of America (in such capacity, the "Swingline Lender"). Each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Term Loan Facility: a $250 million term loan facility, all of which will be drawn on the Closing Date.
The Revolving Credit Facility and the Term Loan Facility are collectively referred to herein as the "Senior Credit Facility".
INCREASE OPTION:

The Senior Credit Facility will include a provision permitting the Borrower from time to time to increase the amount of the Revolving Credit Facility by an aggregate amount of $50 million with additional commitments from Lenders or new commitments from financial institutions reasonably acceptable to the Administrative Agent and the Borrower; provided that (a) no default shall be continuing at the time of any such increase and (b) no Lender shall be obligated to participate in such increase by increasing its own commitment amount, which decision shall be made in the sole discretion of each Lender.

PURPOSE:

The proceeds of the Senior Credit Facility shall be used (i) to partially finance the acquisition of the capital stock of the Target (the "Acquisition") and costs and expenses related thereto and (ii) for working capital, refinancing of existing indebtedness and other lawful corporate purposes, including restricted payments.

CLOSING DATE:	The execution of definitive loan documentation, to occur on or before the date that is 180 days after the signing of the Acquisition Agreement (the "Closing Date").

INTEREST RATES:	As set forth in Addendum I.
MATURITY:	The Senior Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on the date five (5) years after the Closing Date (the "Maturity Date").

The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due on the Maturity Date.

AVAILABILITY/SCHEDULED AMORTIZATION:

Revolving Credit Facility:    Advances under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.

Term Loan Facility: The Term Loan Facility shall be subject to quarterly amortization of principal based on the annual amounts set forth below (the "Scheduled Amortization"):

Principal Amount
Loan year 1	$22,500,000
Loan year 2	$22,500,000
Loan year 3	$30,000,000
Loan year 4	$30,000,000
Loan year 5	$37,500,000 (consisting of quarterly payments of principal in each case equal to $9,375,000 and with the remaining principal balance of the Term Loan Facility being due and payable on the Maturity Date)

MANDATORY PREPAYMENTS	In addition to the amortization set forth above, (a) 100% of all net cash proceeds from sales of property and assets of the Borrower and its subsidiaries (excluding sales of inventory or assets in the ordinary course of business and other exceptions to be mutually agreed upon in the loan documentation) (net of amounts reinvested in replacement property or assets within 360 days of receipt (or, if committed to reinvest within 360 days, within 180 days following such commitment) or required to pay taxes or other costs applicable to the sale), (b) 100% of all net cash proceeds from the issuance of additional equity interests in the Borrower or any of its subsidiaries (excluding exceptions to be mutually determined), (c) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries (excluding exceptions to be mutually determined) and (d) (i) 75% of Excess Cash Flow (to be defined in the loan documentation, but in any event to include a dollar-for-dollar reduction of any voluntary prepayment of the Term Loan Facility) if the Consolidated Leverage Ratio is greater than or equal to 3.0x as of the end of the relevant period, (ii) 50% of Excess Cash Flow if the Consolidated Leverage Ratio is greater than or equal to 2.5x but less than 3.0x as of the end of the relevant period and (iii) 0% if the Consolidated Leverage Ratio is less than 2.5x as of the end of the relevant period shall be applied to the prepayment of the Senior Credit Facility in the following manner: first, to the Term Loan Facility to the principal installments thereof in inverse order of maturity) and, second, to the Revolving Credit Facility (without a permanent commitment reduction).
OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:

The Borrower may prepay the Senior Credit Facility in whole or in part at any time without penalty or premium of any kind, subject to reimbursement of the Lenders' customary breakage costs in the case of prepayment of LIBOR borrowings. Each such prepayment of the Term Loan Facility shall be applied to the principal installments thereof as directed by the Borrower. The unutilized portion of any commitment under the Revolving Credit Facility in excess of, the Swingline Loans and the stated amount of all Letters of Credit may be irrevocably canceled by the Borrower in whole or in part without premium or penalty of any kind.

SECURITY:

Subject to the Limited Conditionality Provisions (as defined below), the Administrative Agent shall receive a first priority perfected security interest in substantially all existing and after-acquired personal property and material owned real property (subject to exceptions and limitations to be mutually agreed; provided in any event that there shall be no requirement for any pledges, security interest in, mortgages, landlord waivers, bailee waivers or other security provisions with regard to (i) leased real property, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights above a threshold to be mutually agreed and commercial tort claims above a threshold to be mutually agreed, (iii) pledges and security interests prohibited by law and agreements to which the Borrower and its subsidiaries are a party (including permitted liens, leases and licenses), and (iv) assets of any joint venture of the Borrower or any of the Guarantors (the "Security"), including all inventory, accounts, equipment, fixtures, chattel paper, patents, trademarks, copyrights, documents, instruments, deposit accounts, cash and cash equivalents, investment property, general intangibles supporting obligations, letter of credit rights, and commercial tort claims, of the Borrower and the Guarantors and all substitutions, accessions, products and proceeds of such property.

The Administrative Agent shall also receive a first priority perfected pledge (subject to permitted liens) of all of the outstanding capital stock or other equity securities of the Borrower's and Guarantors' (i) wholly-owned domestic subsidiaries and (ii) material first-tier foreign subsidiaries (except to the extent prohibited under applicable law or otherwise requiring consent of a third party which has not been obtained and, in the case of each entity constituting a "controlled foreign corporation" under Section 957 of the Internal Revenue Code, limited to a pledge of 66% of the capital stock of each such material first-tier foreign subsidiary to the extent that the pledge of any greater percentage would result in material adverse tax consequences to the Borrower).

The Security shall ratably secure the relevant party's obligations in respect of the Senior Credit Facility and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).

The Administrative Agent's liens and security interests shall be evidenced by documentation mutually and reasonably satisfactory to the Administrative Agent and the Borrower.
CONDITIONS PRECEDENT TO CLOSING:

Subject to the Limited Conditionality Provisions, the Closing (and the initial funding) of the Senior Credit Facility will be subject solely to satisfaction or waiver of the following conditions precedent:

(i)

The negotiation, execution and delivery of definitive documentation in customary form (including, without limitation, customary legal opinions, corporate resolutions and other customary closing documents) for the Senior Credit Facility mutually and reasonably satisfactory to the Joint Lead Arrangers, the Administrative Agent, the Lenders and the Borrower.

(ii)

Subject to the terms of clause (xii) below, (a) all filings, recordations and searches necessary in connection with the liens and security interests referred to above under Security shall have been duly made and (b) the Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Lenders' collateral described under the section entitled "Security" set forth above.

(iii)

The Acquisition shall have been or contemporaneously with the funding of the Senior Credit Facility will be consummated in material compliance with (a) applicable law and (b) the terms and provisions of Acquisition Agreement as amended, modified or supplemented from time to time in accordance with the terms hereof, without material waiver of any term or condition thereof which is materially adverse to the interests of the Lenders, except with the written consent of the Joint Lead Arrangers, which consent may not be unreasonably withheld, conditioned or delayed.

(iv)

Subject to the terms of clause (xii) below and upon completion of all filings, recordings and other actions required to perfect a security interest in the applicable collateral described under the section entitled "Security" set forth above, the Administrative Agent shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the collateral described under the section entitled "Security" set forth above.

(v)	The accuracy in all material respects of the representations and warranties in the loan documentation subject to clause (xii) below.
(vi)

No Material Adverse Effect (as defined in Addendum III attached hereto) with respect to any of the Target Companies has occurred since December 31, 2010. For purposes hereof, "Target Companies" means collectively, the Target and each of its direct and indirect subsidiaries.

(vii)

The Administrative Agent and the Lenders shall have received the following financial statements: (i) audited financial statements for the fiscal year ended December 31, 2011 for the Borrower and its subsidiaries, (ii) company prepared financial statements for the fiscal quarter ended December 31, 2011 for the Target and its subsidiaries and (iii) within forty (40) days of the end of each calendar month ending after execution of the Commitment Letter and at least forty (40) days prior to the Closing Date, company prepared financial statements for each such month for (A) the Borrower and its subsidiaries and (B) the Target and its subsidiaries.

(viii)

(a) The ratio of consolidated total funded debt (excluding items to be mutually agreed, including (x) letters of credit outstanding under the Senior Credit Facility of up to $75 million and (y) that certain existing subordinated note of the Borrower in an amount not to exceed $1.3 million) of the Borrower and its subsidiaries at the Closing Date to the consolidated EBITDA of the Borrower and its subsidiaries for the four (4) fiscal quarter period ended at least thirty (30) days prior to the Closing Date (which ratio shall be calculated giving effect to the Acquisition and the other transactions contemplated hereby on a pro forma basis) was not greater than 4.0:1.0, (b) immediately after giving effect to the Acquisition, the Borrower shall have at least $50 million of unrestricted cash and/or availability under the Revolving Credit Facility and (c) consolidated EBITDA (subject to adjustments for the Target to be mutually agreed) of the Borrower and its subsidiaries for the four (4) fiscal quarter period ended at least thirty (30) days prior to the Closing Date (which shall be calculated giving effect to the Acquisition and the other transactions contemplated hereby on a pro forma basis) shall not be less than $82 million.

(ix)

The Acquisition Agreement (including all schedules and exhibits thereto) and all other material agreements and instruments relating to the Acquisition shall not be altered, amended or otherwise changed or supplemented or any condition therein waived in any manner that would be materially adverse to the Borrower or the Lenders, except with the written consent of the Joint Lead Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed. For the purposes hereof, any increase to the purchase price, any amendment to the "Xerox" provisions and any amendment to or waiver of the Acquisition Agreement representations shall be deemed to be materially adverse to the Lenders.

(x)

Receipt of all material governmental and shareholder consents and approvals (including Hart-Scott-Rodino clearance) necessary in connection with the transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could prevent or impose any materially adverse conditions on the Borrower and its subsidiaries.

(xi)

Receipt by the Administrative Agent of customary evidence that the Borrower's existing credit facility with Bank of America as administrative agent (the "Existing Credit Facility") has been repaid in full (except to the extent that such debt is being repaid with the initial loans under the Senior Credit Facility) and provisions have been made for the termination of all liens securing the Existing Credit Facility.

(xii)

Notwithstanding anything in the Summary of Terms, the Commitment Letter, the Fee Letters or the loan documentation or elsewhere to the contrary, (i) the only representations and warranties in the loan documentation the accuracy of which will be made a condition to funding on the Closing Date will be (A) such representations and warranties regarding the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your affiliates have the right to terminate your or your affiliates' obligations under the Acquisition Agreement or to not close thereunder as a result of a failure of such representations and warranties to be true and correct and (B) the Specified Representations (as defined below) and (ii) the terms of the loan documentation will not impair availability of the Senior Credit Facility on the Closing Date if the conditions expressly set forth in this Summary of Terms and the Commitment Letter are satisfied (it being understood that, to the extent guarantees, lien searches, insurance certificates or perfection of security interest in any collateral securing the Senior Credit Facility (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement or delivery of stock certificates to the extent available) is not able to be provided on the Closing Date after the Borrower's use of commercially reasonable efforts to do so, the provision of such guarantee, lien searches, insurance certificates, or perfection of such security interest in such collateral will not constitute a condition precedent to the availability of the Senior Credit Facility on the Closing Date, but a security interest in such Security will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent provided that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth herein and in the Commitment Letter except to the extent expressly stated to be subject to this paragraph). For purposes hereof, "Specified Representations" mean the representations and warranties of the Borrower and the Guarantors relating to legal existence, corporate power and authority; status under the Investment Company Act; solvency (to be defined in Addendum II attached hereto for purposes of the Specified Representation as to solvency made or to be made on, or as of the Closing Date); the authorization, execution and delivery, and legality, validity and enforceability, of the loan documentation; the creation, perfection and priority of liens (subject to the limitations on perfection set forth above); Federal Reserve margin regulations; Patriot Act, OFAC and other anti-terrorism laws; and no violation of, or conflict with, charter documents or applicable law with respect to the loan documentation. Notwithstanding anything to the contrary contained herein, to the extent any of (i) the Acquisition Agreement representations are qualified or subject to "material adverse effect," the definition thereof shall be "Material Adverse Effect" as defined in the Acquisition Agreement for purposes of any Acquisition Agreement representations made or to be made on, or as of, the Closing Date, and (ii) the Specified Representations are qualified or subject to "material adverse effect", the definition thereof shall be "Material Adverse Effect" as defined in Addendum III attached hereto for purposes of any Specified Representations made or to be made on, or as of the Closing Date. For the avoidance of doubt, the foregoing provisions of this paragraph are sometimes referred to as the "Limited Conditionality Provisions".

	(xiii)	All of the conditions precedent identified in the Commitment Letter shall have been satisfied or waived in accordance with the terms thereof.
CONDITIONS PRECEDENT TO ALL BORROWINGS AFTER CLOSING DATE AFTER THE CLOSING DATE:

Usual and customary for transactions of this type, to include without limitation: (i) all representations and warranties are true and correct in all material respects as of the date of each borrowing (except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) no event of default under the Senior Credit Facility or incipient default has occurred and is continuing, or would result from such borrowing.

LOAN DOCUMENTATION:

The definitive loan documentation for the Senior Credit Facility shall (i) contain the terms and conditions set forth in this Summary of Terms and shall be usual and customary for transactions of this kind and (ii) be negotiated in good faith to finalize the loan documentation, giving effect to clause (xii) under the "Conditions Precedent to Closing" section above, as promptly as reasonably practicable.

REPRESENTATIONS AND WARRANTIES:

The loan documentation shall contain the following representations and warranties: (i) corporate existence and status; (ii) corporate power and authority, enforceability, due execution and delivery of loan documentation; (iii) accuracy and completeness of specified financial statements and no material adverse change; (iv) no material litigation; (v) ownership of property and insurance matters; (vi) identification of subsidiaries and joint ventures; (vii) ERISA matters; (viii) status under Investment Company Act; (ix) not engaging in business of purchasing/carrying margin stock; (x) tax matters; (xi) solvency; (xii) environmental matters; (xiii) accuracy of disclosure; (xiv) no violation of law, contracts or organizational documents; (xv) labor matters; (xvi) no required governmental or third party approvals or consents; (xvii) compliance with laws; (xviii) no default; (xix) intellectual property; (xx) subordinated debt; (xxi) compliance with laws; (xxii) perfection of security interests; (xxiii) OFAC; and (xxiv) further assurances.

COVENANTS:

The loan documentation shall contain the following covenants: (i) delivery of financial statements, SEC filings, compliance certificates and notices of default, material litigation, material governmental proceedings or investigations, material ERISA and material environmental proceedings and any material change in insurance; (ii) delivery of financial and management reports related to annual or interim audits, projections, and material notices from any holder of subordinated debt; (iii) maintenance of books and records and inspection rights; (iv) maintenance of property and insurance; (v)  compliance with laws; (vi) payment of obligations; (vii) maintenance of existence; (viii) use of proceeds; (ix) ERISA and environmental matters; (x) pledged assets; (xi) further assurances; (xii) limitation on incurrence of debt, liens, mergers, consolidations, sales of assets, capital expenditures and burdensome agreements; (xiii) limitation on dividends and stock redemptions (with an exception for dividends and stock redemptions so long as no default or event of default then exists and after giving effect to any such dividend or stock redemption on a pro forma basis, (a) the Consolidated Leverage Ratio (described below) does not exceed a ratio to be determined in the definitive loan documentation and (b) the Borrower is in compliance with all other financial covenants); (xiv) limitation on the prepayment of debt; (xv) limitation on investments and acquisitions (but permitting the Acquisition); (xvi)  limitation on amendments of organizational documents and change in fiscal year; (xvii) limitation on transactions with affiliates and officers; (xviii) limitation on new lines of business; (xix) amendment of subordinated debt documents; (xx) changes in name, state of formation and form of organization; and (xxi) sanctions.

Financial covenants to be:

•

Maintenance on a rolling four (4) quarter basis of a Maximum Leverage Ratio (total funded debt (excluding (x) letters of credit outstanding under the Senior Credit Facility of up to $75 million and (y) that certain existing subordinated note of the Borrower in an amount not to exceed $1.3 million)/EBITDA) of not greater than 4.5:1.0, with step-downs to be determined, and

•

Maintenance on a rolling four (4) quarter basis of a minimum Fixed Charge Coverage Ratio (EBITDA less unfinanced(1) capital expenditures less cash taxes less cash restricted payments)/(cash interest expense plus scheduled principal repayments) of not less than 1.25:1.0, with a step-up to 1.35:1.0 to be determined.

(1)
If capital expenditures are financed with proceeds of the Revolving Credit Facility such capital expenditures will be considered unfinanced capital expenditures for purposes of this calculation.

EVENTS OF DEFAULT:	The loan documentation shall contain the following events of defaults: (i) nonpayment of principal (ii) nonpayment of interest, fees or other amounts within five (5) business days; (iii) cross-default to other indebtedness, (iv) bankruptcy and insolvency defaults; (v) inability to pay debts; (vi) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate; (vii) any representation or warranty proving to have been incorrect when made or confirmed; (viii) ERISA defaults in excess of an amount to be mutually agreed; (ix) judgment defaults in excess of an amount to be mutually agreed (exclusive of insurance); (x) actual invalidity of any collateral document; (xi) actual invalidity of any subordination provision with respect to any subordinated debt; and (xii) change of control (to be defined in a manner to be mutually agreed).
ASSIGNMENTS AND PARTICIPATIONS:

Revolving Credit Facility Assignments:    Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

Term Loan Facility Assignments:    Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term Loan Facility in a minimum amount equal to $5 million.

Consents:    The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility to an entity that is not a Lender with a commitment under the Revolving Credit Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Fronting Banks and the Swingline Lender will be required for any assignment under the Revolving Credit Facility.

Assignments Generally:    An assignment fee in the amount of $3,500 will be charged (to be paid by the assignee) with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank. Each assignee shall represent and warrant to the Borrower that such assignee is not a competitor of the Borrower. The definitive documentation for the Senior Credit Facility shall contain a list of institutions to which no assignments can be made, which list shall serve as the definition of "competitors" under the Senior Credit Facility.

Participations:    Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facility or all or substantially all of the value of the guaranties made by the Guarantors.

Defaulting Lenders: The loan documentation shall contain customary provisions for replacement or termination of a defaulting Lender's commitment as well as replacement of non-consenting Lenders.
WAIVERS AND AMENDMENTS:

Amendments and waivers of the provisions of the credit agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit Facility, except that the consent of all the Lenders affected thereby (other than defaulting Lenders) shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment and (iv) releases of all or substantially all of the Guarantors or the collateral.

INDEMNIFICATION:

The Borrower will indemnify and hold harmless the Administrative Agent, the Joint Lead Arrangers, each Lender and their respective affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Senior Credit Facility, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable and documented out-of-pocket attorneys' fees and settlement costs, except for such losses, liabilities, claims, damages or expenses which are the result of the gross negligence, bad faith or willful misconduct of the Administrative Agent, Joint Lead Arrangers or any Lender. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:

State of Illinois (except that the determination of a Material Adverse Effect (as defined in Addendum III attached hereto) on the Closing Date and the Borrower's right to terminate its obligations under the Acquisition Agreement shall be governed by the laws of the State of Delaware).

PRICING/FEES/EXPENSES:	As set forth in Addendum I.
OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to Illinois jurisdiction.

ADDENDUM I
PRICING, FEES AND EXPENSES

INTEREST RATES:	The interest rates per annum applicable to the Senior Credit Facility (other than in respect of Swingline Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Base Rate (to be defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) a daily rate equal to one-month LIBOR plus 1.0%) plus the Applicable Margin. "Applicable Margin" means a percentage per annum to be determined in accordance with the performance pricing grid set forth below, based on the Consolidated Leverage Ratio. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly. Interest on the Base Rate loans shall be payable quarterly in arrears.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

COMMITMENT FEE:

Commencing on the Closing Date, a commitment fee equal to the percentage per annum determined in accordance with the performance pricing grid set forth below shall be payable on the actual daily unused portions of the Revolving Credit Facility of each Lender (other than any defaulting Lender). Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

LETTER OF CREDIT FEES:

The Borrower will pay a per annum fee (the "Letter of Credit Fee"), determined in accordance with the performance pricing grid set forth below, on the maximum amount available to be drawn under each Letter of Credit. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date and (b) share proportionately by the Lenders (other than any defaulting Lender) under the Revolving Credit Facility. In addition, a fronting fee shall be payable to each Fronting Bank for its own account, in an amount to be mutually agreed.

APPLICABLE MARGIN:

The Commitment Fee and the Applicable Margin for the Loans and Letter of Credit Fees, for any fiscal quarter, shall be the applicable rate per annum determined in accordance with the pricing grid set forth below, based on the Consolidated Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter. Until the delivery of the financial statements and compliance certificate for the first full fiscal period ending after the Closing Date, (a) the Applicable Margin shall be (i) 3.25% per annum, in the case of LIBOR loans, and (ii) 2.25% per annum, in the case of Base Rate loans, (b) the commitment fee shall be 0.40% per annum and (c) the Letter of Credit Fee shall be 3.25% per annum.

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans	Letter of Credit Fee	Applicable Margin for Base Rate Loans	Commitment Fee

I	≥ 4.00 to 1.0	3.50%	3.50%	2.50%	0.45%

II	≥ 3.50 to 1.0 but < 4.00 to 1.0	3.25%	3.25%	2.25%	0.40%

III	≥ 3.00 to 1.0 but < 3.50 to 1.0	3.00%	3.00%	2.00%	0.35%

IV	≥ 2.50 to 1.0 but < 3.00 to 1.0	2.75%	2.75%	1.75%	0.30%

V	< 2.50 to 1.0	2.25%	2.25%	1.25%	0.30%

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.
COST AND YIELD PROTECTION:

Customary for transactions and facilities of this type, including, without limitation, in respect of customary breakage costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:

The Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of one primary counsel to the Administrative Agent and the Joint Lead Arrangers, regardless of whether or not the Senior Credit Facility is closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

ADDENDUM II

CLOSING DATE SOLVENCY

        "Solvency" when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed (i) the value of all "liabilities of such Person, including contingent and other liabilities", as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        For purposes hereof, "Person" means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, governmental authority or other entity or group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

 ADDENDUM III

CLOSING DATE MATERIAL ADVERSE EFFECT

        "Material Adverse Effect" means, with respect to any Person, any event, circumstance, development, change or effect that, individually or in the aggregate with all other such events, circumstances, developments, changes and effects, (i) would reasonably be expected to materially adversely affect the ability of such Person to consummate the Acquisition, or to perform its obligations hereunder, in a timely manner or (ii) has had, or would reasonably be expected to have, a material adverse affect on the business, operations, assets, liabilities, financial condition or results of operations of such Person and its subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect directly resulting from: (a) changes in general economic, regulatory or political conditions or changes affecting the economy or securities or financial markets in general; (b) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date hereof, or any natural disasters or any national or international calamity affecting the United States occurring after the date hereof; (c) any general downturn in the industry in which such Person or any of its subsidiaries operates, except, in the case of clauses (a), (b) and (c), to the extent such changes or developments have a disproportionate impact on the business, assets, liabilities, condition or results of operations of such Person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its subsidiaries conducts their businesses; (d) any change in the market price or trading volume of such Person's securities in and of itself; (e) any changes after the date hereof in U.S generally accepted accounting principles or any change in laws or the interpretation thereof; (f) the public announcement of the Acquisition and the transactions contemplated hereby; or (g) any communication by or on behalf of the Borrower (i) made publicly in violation of the Acquisition Agreement or (ii) made to employees of any of the Target Companies generally without the prior express written consent of the Target, in each case regarding plans or intentions of the Borrower with respect to any of the Target Companies, or their respective businesses or employees (provided that this clause (g) shall be applicable to a determination of whether a Material Adverse Effect exists or has occurred with respect to the Target Companies only).

        For purposes hereof, "Person" means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, governmental authority or other entity or group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

JOINDER TO COMMITMENT LETTER

February 28, 2012

Standard Parking Corporation
900 North Michigan Avenue
Chicago, Illinois 60611

Merrill Lynch, Pierce, Fenner & Smith Incorporated
214 North Tryon Street
Charlotte, North Carolina 28255

Wells Fargo Securities, LLC
230 West Monroe Street, 25th Floor
Chicago, IL 60606

J.P. Morgan Securities LLC
10 South Dearborn Street
Chicago, IL 60603

Ladies and Gentlemen:

        We refer to the Commitment Letter, including the Summary of Terms, among Standard Parking Corporation (the "Borrower"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), Bank of America, N.A. ("Bank of America"), Wells Fargo Bank, N.A. ("Wells Fargo"), Wells Fargo Securities, LLC ("WFS"), JPMorgan Chase Bank, N.A. ("JPM") and J.P. Morgan Securities LLC ("JPMS"), dated February 28, 2012 (the "Commitment Letter"). Capitalized terms used herein but not otherwise defined have the meanings provided in the Commitment Letter.

        US Bank National Association (the "Additional Lender") hereby joins the Commitment Letter and agrees that is shall be deemed a party to the Commitment Letter as a "Commitment Party" thereunder and bound by the provisions of the Commitment Letter as a Commitment Party thereunder. Furthermore, subject to each of the terms and conditions set forth in the Commitment Letter (including, without limitation, the rights of an Indemnified Party thereunder) and the Summary of Terms, the Additional Lender is pleased to commit $50 million of the Senior Credit Facility pursuant to the terms and conditions of the Commitment Letter and the Summary of Terms.

        No amendment, waiver or modification of any provision hereof shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this letter agreement by facsimile, e-mail or other electronic transmission shall be effective as delivery of a manually executed counterpart of this letter agreement.

        The Borrower agrees this letter is confidential and is subject to the confidentiality provisions contained in the Commitment Letter.

        We are pleased to have the opportunity to work with you in connection with this important financing.

Yours sincerely,
US BANK NATIONAL ASSOCIATION
By:	/s/ MARK A. UTLAUT
	Name:	Mark A. Utlaut
	Title:	Vice President

JOINDER AGREEMENT TO COMMITMENT LETTER

ACCEPTED AND AGREED:
STANDARD PARKING CORPORATION
By:	/s/ G. MARK BAUMANN
	Name:	G. Mark Baumann
	Title:	Executive Vice President and Chief Financial Officer

STANDARD PARKING CORPORATION
JOINDER AGREEMENT TO COMMITMENT LETTER

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ MARK N. POST
	Name:	Mark N. Post
	Title:	Director
BANK OF AMERICA, N.A.
By:	/s/ JASON E. GUERRA
	Name:	Jason E. Guerra
	Title:	Vice President

STANDARD PARKING CORPORATION
JOINDER AGREEMENT TO COMMITMENT LETTER

WELLS FARGO BANK, N.A.
By:	/s/ PEG LAUGHLIN
	Name:	Peg Laughlin
	Title:	SVP
WELLS FARGO SECURITIES, LLC
By:	/s/ EDWARD L. HOCTER
	Name:	Edward L. Hocter
	Title:	Director/ Debt Capital Markets

STANDARD PARKING CORPORATION
JOINDER AGREEMENT TO COMMITMENT LETTER

JPMORGAN CHASE BANK, N.A.
By:	/s/ MICHAEL A. BERENT
	Name:	Michael A. Berent
	Title:	V.P.
J.P. MORGAN SECURITIES LLC
By:	/s/ JAMES MCHUGH
	Name:	James McHugh
	Title:	Executive Director

STANDARD PARKING CORPORATION
JOINDER AGREEMENT TO COMMITMENT LETTER

JOINDER TO COMMITMENT LETTER

February 28, 2012

Standard Parking Corporation
900 North Michigan Avenue
Chicago, Illinois 60611

Merrill Lynch, Pierce, Fenner & Smith Incorporated
214 North Tryon Street
Charlotte, North Carolina 28255

Wells Fargo Securities, LLC
230 West Monroe Street, 25th Floor
Chicago, IL 60606

J.P. Morgan Securities LLC
10 South Dearborn Street
Chicago, IL 60603

Ladies and Gentlemen:

        We refer to the Commitment Letter, including the Summary of Terms, among Standard Parking Corporation (the "Borrower"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), Bank of America, N.A. ("Bank of America"), Wells Fargo Bank, N.A. ("Wells Fargo"), Wells Fargo Securities, LLC ("WFS"), JPMorgan Chase Bank, N.A. ("JPM") and J.P. Morgan Securities LLC ("JPMS"), dated February 28, 2012 (the "Commitment Letter"). Capitalized terms used herein but not otherwise defined have the meanings provided in the Commitment Letter.

        First Hawaiian Bank (the "Additional Lender") hereby joins the Commitment Letter and agrees that is shall be deemed a party to the Commitment Letter as a "Commitment Party" thereunder and bound by the provisions of the Commitment Letter as a Commitment Party thereunder. Furthermore, subject to each of the terms and conditions set forth in the Commitment Letter (including, without limitation, the rights of an Indemnified Party thereunder) and the Summary of Terms, the Additional Lender is pleased to commit $35 million of the Senior Credit Facility pursuant to the terms and conditions of the Commitment Letter and the Summary of Terms.

        No amendment, waiver or modification of any provision hereof shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this letter agreement by facsimile, e-mail or other electronic transmission shall be effective as delivery of a manually executed counterpart of this letter agreement.

        The Borrower agrees this letter is confidential and is subject to the confidentiality provisions contained in the Commitment Letter.

        We are pleased to have the opportunity to work with you in connection with this important financing.

Yours sincerely,
FIRST HAWAIIAN BANK
By:	/s/ DAWN HOFMANN
	Name:	Dawn Hofmann
	Title:	Vice President

STANDARD PARKING CORPORATION
JOINDER AGREEMENT TO COMMITMENT LETTER

ACCEPTED AND AGREED:
STANDARD PARKING CORPORATION
By:	/s/ G. MARK BAUMANN
	Name:	G. Mark Baumann
	Title:	Executive Vice President and Chief Financial Officer

JOINDER TO COMMITMENT LETTER
STANDARD PARKING CORPORATION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ MARK N. POST
	Name:	Mark N. Post
	Title:	Director
BANK OF AMERICA, N.A.
By:	/s/ JASON E. GUERRA
	Name:	Jason E. Guerra
	Title:	Vice President

JOINDER TO COMMITMENT LETTER
STANDARD PARKING CORPORATION

WELLS FARGO BANK, N.A.
By:	/s/ PEG LAUGHLIN
	Name:	Peg Laughlin
	Title:	SVP
WELLS FARGO SECURITIES, LLC
By:	/s/ EDWARD L. HOCTER
	Name:	Edward L. Hocter
	Title:	Director/ Debt Capital Markets

JOINDER TO COMMITMENT LETTER
STANDARD PARKING CORPORATION

JPMORGAN CHASE BANK, N.A.
By:	/s/ MICHAEL A. BERENT
	Name:	Michael A. Berent
	Title:	V.P.
J.P. MORGAN SECURITIES LLC
By:	/s/ JAMES MCHUGH
	Name:	James McHugh
	Title:	Executive Director

JOINDER TO COMMITMENT LETTER
STANDARD PARKING CORPORATION

Annex F

Schedule B
Company Net Working Capital

Company Net Working Capital shall be calculated as the sum of the following current assets, including all accounts contained within:

  •
  Cash and cash equivalents

  •
  Restricted cash

  •
  Management Accounts Receivable

  •
  Accounts Receivable

  •
  Notes Receivable

  •
  Prepaid Expenses

  •
  Assets Held For Sale

  •
  Income tax receivable

  •
  Deferred Tax Asset—Current

  •
  Deferred Income Tax Asset

Less the following current liabilities, including all accounts contained within:

  •
  Current Portion of Long Term Debt

  •
  Accounts Payable—Trade

  •
  Book Overdrafts

  •
  Accrued payroll and related costs

  •
  Other Current Liabilities

  •
  Management Accounts Payable

  •
  Convertible Preferred Securities

  •
  Income Taxes Payable

Subject to the following adjustments:

  •
  Exclude all accounts contained within:

  •
  Cash and cash equivalents

  •
  Assets Held For Resale

  •
  Income tax receivable

  •
  Deferred Tax Asset—Current

  •
  Deferred Income Tax Asset

  •
  Current Portion of Long Term Debt

  •
  Stale-dated checks

  •
  Interest payable

  •
  Book overdrafts greater than 6 months old

  •
  Current portion of FIN 48 reserve

  •
  Convertible Preferred Securities

  •
  Income Taxes Payable

  •
  Include all accounts contained within:

  •
  Notes receivable, less current portion

  •
  Vendor Deposit

  •
  Deferred rent

AF-1

Standard Parking Corporation

As a stockholder of Standard Parking Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on September 10, 2012.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

PROXY	Please mark your votes like this	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

	FOR	AGAINST	ABSTAIN
1.

To approve the issuance of up to 6,161,334 shares of common stock of Standard Parking Corporation in connection with the proposed acquisition of KCPC Holdings, Inc., the ultimate parent of Central Parking Corporation, by means of a merger of a new wholly-owned subsidiary of Standard Parking with and into KCPC Holdings, Inc., pursuant to an Agreement and Plan  of  Merger,  dated  as  of  February  28,  2012,  by  and  among  KCPC  Holdings,  Inc., Standard  Parking  Corporation, Hermitage Merger Sub, Inc., and Kohlberg CPC Rep, L.L.C., in its capacity as Stockholders’ Representative.

	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2.

To adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the issuance of shares of the common stock of Standard Parking Corporation.

	☐	☐	☐

To change your address, please mark this box.	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2012.

NOTE: Please sign exactly as name(s) appear(s) hereon.  When signing as attorney, executor, administrator or other fiduciary, please give full title.  If shares are held jointly, both owners should sign.  If a corporation, limited liability company or partnership, please sign in full corporate, company or partnership name by authorized signatory.

Important Notice Regarding the Availability of Proxy Materials for

the Special Meeting of Stockholders of Standard Parking Corporation

to be held on September 11, 2012.

The Proxy Statement is available at

http://www.standardparkingevolution.com.

STANDARD PARKING CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR THE SPECIAL MEETING ON SEPTEMBER 11, 2012

The undersigned hereby constitutes and appoints James Wilhelm, Chief Executive Officer of Standard Parking Corporation, and Robert N. Sacks, Executive Vice President, General Counsel and Secretary of Standard Parking Corporation, or any of them acting in the absence of the other, his, her or its true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Special Meeting of Stockholders of Standard Parking Corporation to be held at The Talbott Hotel, located  at  20  East  Delaware  Place,  Chicago,  Illinois  60611,  on  September 11,  2012,  at  8:30  a.m.,  local  time,  and  at  any adjournments thereof, on all matters coming before said meeting.

The  undersigned  hereby  acknowledges  receipt  of  the  Notice  of  Special  Meeting  and  proxy  statement,  both  dated August 3, 2012, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on September 11, 2012. The proxy statement is available at http://www.standardparkingevolution.com.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR”  each of proposal 1 and 2. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Special Meeting or any adjournment thereof.

Please sign, date and return this proxy in the enclosed postage prepaid envelope.

(Continued, and to be marked, dated and signed, on the reverse side)